- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 2

                                       TO
                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            INFORMATION REQUIRED IN
                                PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant   /X/

     Filed by a party other than the registrant   / /

     Check the appropriate box:

     /X/ Preliminary proxy statement

     / / Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               KMART CORPORATION
                (Name of registrant as specified in its charter)
                               KMART CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/*$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        (4) Proposed maximum aggregate value of transaction:

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

        (2) Form, schedule or registration statement no.:

        (3) Filing party:

        (4) Date filed:
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

* Previously paid.

                               KMART CORPORATION

                         ANNUAL REPORT TO STOCKHOLDERS
                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

[THE SPORTS AUTHORITY, LOGO]                             [BUILDERS SQUARE, LOGO]

                                 [KMART, LOGO]

[BORDERS, LOGO]

[WALDENBOOKS, LOGO]                                            [OFFICEMAX, LOGO]

       ------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 3, 1994

       ------------------------------------------------------------------

                     PRELIMINARY COPY DATED APRIL 22, 1994


                               KMART CORPORATION
                           INTERNATIONAL HEADQUARTERS
                              TROY, MICHIGAN 48084


                                                                  April 28, 1994


Dear Stockholder:


     I cordially invite you to attend your Company's 1994 Annual Meeting of Stockholders on Friday, June 3, 1994. The meeting will be held at Kmart International Headquarters in Troy, Michigan and will begin at 9:00 a.m., local time. The annual report, formal notice of meeting, proxy statement and form of proxy accompany this letter and describe in detail the matters to be acted upon at the meeting.



     In addition to the election of directors, other important proposals are being submitted to a vote of stockholders at this year's meeting, including the Specialty Retail Stock Proposal (Proposal No. 2) which gives the Board of Directors the authority to issue four new series of Common Stock that are intended to reflect the performance of each of the following specialty retail businesses (collectively, the "Specialty Retail Stock"): Borders-Walden, Builders Square, OfficeMax and The Sports Authority. Upon the initial issuance of any series of Specialty Retail Stock, the existing Common Stock would be redesignated as Kmart Group Common Stock ("Kmart Stock"), which is intended to reflect the performance of the Company's core Kmart discount store business and remaining businesses, as well as a retained interest in the specialty retail businesses.


     The Specialty Retail Stock Proposal is intended to enhance stockholder value over the long term by permitting separate market valuations of each series of Specialty Retail Stock, which would result in greater market recognition of the value of each of the specialty retail businesses, and by fostering an ownership culture that would encourage superior performance by management and employees of each specialty retail business. The Specialty Retail Stock Proposal also provides the Company greater flexibility with regard to raising capital and structuring employee incentive plans with an equity security specifically related to each of the Company's businesses. At the same time, the proposal enables the Company to retain operational control over the specialty retail businesses and enables each of the Company's businesses to preserve the benefits of being part of a single consolidated entity.


     Following approval by stockholders of the Specialty Retail Stock Proposal, the Company currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock for cash in separate initial public offerings and to allocate the net proceeds of such offerings to the Kmart Group to be used to repay outstanding indebtedness of the Company and for general corporate purposes. The timing, sequence and size of such public offerings and the price at which such shares would be sold would be determined by the Board of Directors, without further approval of stockholders, prior to each offering based upon then prevailing market and other conditions; however, it is currently contemplated that the first offering of shares of a series of Specialty Retail Stock would be commenced shortly after the Annual Meeting and that offerings for shares of the other series of Specialty Retail Stock would be made sequentially thereafter. In each such offering, shares intended to represent 20% to 30% of the equity value attributed to each specialty retail business would initially be offered to the public. Additional authorized shares of each series of Specialty Retail Stock could be offered in the future at the discretion of the Board of Directors.


     The Board of Directors currently intends that the dividend policy applicable to the Kmart Stock would be the same as the dividend policy applicable to the existing Common Stock, with the initial dividend rate on the Kmart Stock being the rate in effect for the existing Common Stock at the time of the redesignation of the Existing Common Stock as Kmart Stock.

     It is important to note that holders of Kmart Stock and of each series of Specialty Retail Stock would be holders of Common Stock of the Company and would be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.


     In addition to the Specialty Retail Stock Proposal, stockholders will be asked to consider and approve additional proposals to amend the Company's Restated Articles of Incorporation and certain of its employee benefit plans and to adopt certain new employee benefit plans. THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE SPECIALTY RETAIL STOCK PROPOSAL AND SUCH ADDITIONAL PROPOSALS, BELIEVES THEIR ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF ALL OF SUCH PROPOSALS.


     As a stockholder, your vote is important. I encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Thank you for your cooperation and continued support and interest in Kmart Corporation.

                                          Sincerely,

                                          [SIG]

                                          Joseph E. Antonini
                                          Chairman of the Board
                                          President and Chief Executive Officer

                     PRELIMINARY COPY DATED APRIL 22, 1994


                               KMART CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 3, 1994


TO THE STOCKHOLDERS OF
KMART CORPORATION


     The Annual Meeting of Stockholders of Kmart Corporation (the "Company") will be held at Kmart International Headquarters, 3100 West Big Beaver Road, Troy, Michigan 48084, on Friday, the 3rd day of June, 1994, at 9:00 a.m., local time, for the following purposes:


           1. To elect five Class II directors for a term expiring in 1997 as set forth in the accompanying Proxy Statement;

           2. To act upon the Specialty Retail Stock Proposal to amend the Company's Restated Articles of Incorporation, as set forth in Annex III-A, to, among other things, (a) increase the number of authorized shares of Common Stock from 1.5 billion to 3.0 billion, (b) redesignate 1.5 billion shares of the Company's existing Common Stock as Kmart Group Common Stock; and (c) authorize 1.5 billion shares of Common Stock to be available for designation in series by resolution of the Board of Directors as additional shares of Kmart Group Common Stock and/or any of four new series of Specialty Retail Group Common Stock, each with the designations, relative rights, preferences and limitations set forth in the accompanying Proxy Statement;


           3. To act upon a proposal to amend the Company's Restated Articles of Incorporation, as set forth in Annex III-B, relating to the issuance of Preferred Stock in series by resolution of the Board of Directors;


           4. To act upon a proposal to amend the Company's Restated Articles of Incorporation, as set forth in Annex III-C, to conform certain provisions regarding the vote required for removal of directors and related amendments to the voting provisions applicable to the various series of Common Stock pursuant to the Specialty Retail Stock Proposal;

           5. To act upon a proposal to adopt an Employee Stock Purchase Plan for each Specialty Retail Group;

           6. To act upon a proposal to provide for the issuance of Specialty Retail Stock under the Directors Stock Plan;

           7. To act upon a proposal to provide for the substitution of Specialty Retail Stock for certain outstanding awards of existing Common Stock under the Performance Restricted Stock Plan;


           8. To act upon a proposal to provide for the substitution of Specialty Retail Stock for existing Common Stock issuable upon exercise of certain outstanding options granted under the 1973 and 1981 Stock Option Plans;



           9. To act upon a proposal to provide for the substitution of Specialty Retail Stock for existing Common Stock issuable upon exercise of certain outstanding options granted under the 1992 Stock Option Plan, to provide for the issuance of Specialty Retail Stock under the plan and certain other plan amendments;


          10. To act upon a proposal to add certain allocation provisions to the 1992 Stock Option Plan in order to comply with certain recently enacted provisions of the Internal Revenue Code;


          11. To act upon a proposal to adopt the Management Stock Purchase
     Plan;



          12. To act upon a proposal to adopt the Annual Incentive Bonus Plan;


          13. To ratify the appointment of Price Waterhouse as independent accountants of the Company for the 1994 fiscal year;


          14. To act upon a stockholder proposal, if it is presented at the meeting, as set forth in the accompanying Proxy Statement, which proposal is opposed by the Board of Directors; and


          15. To transact such other business as may properly come before the meeting.

     Proposals 4 through 9 concern Specialty Retail Stock and, therefore, are each conditioned upon approval of Proposal 2 and will not be implemented if Proposal 2 is not approved by stockholders and implemented by the Board. Accordingly, a vote against Proposal 2 will have the effect of a vote against each of Proposals 4 through 9.

     Stockholders of record of Common Stock, Series A Conversion Preferred Stock and Series B Convertible Preferred Stock at the close of business on April 8, 1994 will be entitled to vote at the meeting.

     You are cordially invited to attend the meeting in person. However, whether you plan to attend or not, we urge you to complete, date, sign and return the enclosed proxy promptly in the envelope provided, to which no postage need be affixed if mailed in the United States, in order that as many shares as possible may be represented at the meeting.

                                          By order of the Board of Directors,

Troy, Michigan                            Nancie W. LaDuke,
April 28, 1994                            Vice President and Secretary

                               TABLE OF CONTENTS

                                                       PAGE
                                                     --------
ANNUAL REPORT AND PROXY STATEMENT -- GENERAL
  INFORMATION.....................................          1
STRUCTURE OF KMART CORPORATION SPECIALTY RETAIL
  STOCK PROPOSAL..................................          2
SUMMARY COMPARISON OF TERMS OF EXISTING COMMON
  STOCK WITH TERMS OF KMART STOCK AND SPECIALTY
  RETAIL STOCK....................................          3
PROXY STATEMENT SUMMARY...........................          8
PRICE RANGES OF EXISTING COMMON STOCK, SERIES A
  PREFERRED STOCK
  AND SERIES B PREFERRED STOCK;
  DIVIDENDS.......................................         26
  Existing Common Stock...........................         26
  Series A Preferred Stock........................         26
  Series B Preferred Stock........................         27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...         28
PROPOSAL 1 -- ELECTION OF DIRECTORS...............         29
  Information about Nominees and Directors........         29
  Stock Ownership of Officers and Directors.......         31
  Committees of the Board.........................         32
  Compensation of Directors.......................         33
  Compensation of Officers........................         34
  Compensation and Incentives Committee Report on
    Executive Compensation........................         38
  Performance Graphs..............................         42
PROPOSAL 2 -- THE SPECIALTY RETAIL STOCK
  PROPOSAL........................................         44
  General.........................................         44
  Special Considerations..........................         45
  Dividend Policy.................................         53
  Management and Accounting Policies..............         55
  Description of Kmart Stock and Specialty Retail
    Stock.........................................         57
  Retained Interest of Kmart Group in Specialty
    Retail Groups; Outstanding Interest
    Fraction......................................         68
  Available Shares Under Employee Benefit Plans...         71
  Background and Reasons for the Specialty Retail
    Stock Proposal................................         71
  Stock Exchange Listings.........................         73
  Financial Advisors..............................         73
  Stock Transfer Agent and Registrar..............         74
  Restated Rights Agreement.......................         74
  Effects on Preferred Stock......................         76
  Certain Federal Income Tax Considerations.......         76
  Anti-takeover Considerations....................         79
PROPOSAL 3 -- AMENDMENTS TO RESTATED ARTICLES OF
  INCORPORATION RELATING TO ISSUANCE OF PREFERRED
  STOCK IN SERIES BY RESOLUTION OF BOARD OF
  DIRECTORS.......................................         81
PROPOSAL 4 -- AMENDMENTS TO RESTATED ARTICLES OF
  INCORPORATION RELATING TO CERTAIN VOTING
  PROVISIONS......................................         83
PROPOSAL 5 -- ADOPTION OF
  EMPLOYEE STOCK PURCHASE PLAN FOR EACH SPECIALTY
  RETAIL GROUP....................................         85
  General.........................................         85
  Additional Information Regarding Each Section
    423 Plan......................................         85
  Description of Each Section 423 Plan............         85
  Federal Income Tax Consequences.................         87
PROPOSAL 6 -- AMENDMENTS TO DIRECTORS STOCK PLAN
  RELATING TO ISSUANCE OF SPECIALTY RETAIL
  STOCK...........................................         89
  General.........................................         89
  Description of Amendments to Directors Plan.....         89
  Additional Information Regarding Directors
    Plan..........................................         89

                                                       PAGE
                                                     --------
  Description of Directors Plan as Proposed to be
    Amended.......................................         89
PROPOSAL 7 -- AMENDMENTS TO PERFORMANCE RESTRICTED
  STOCK PLAN RELATING TO SUBSTITUTION OF SPECIALTY
  RETAIL STOCK FOR CERTAIN OUTSTANDING AWARDS OF
  EXISTING COMMON STOCK...........................         93
  General.........................................         93
  Description of Amendment to Performance Plan....         93
  Stock Subject to Performance Plan...............         94
  Additional Information Regarding Performance
    Plan..........................................         94
  Description of Performance Plan as Proposed to
    be Amended....................................         95
  Amendments to or Discontinuance of Performance
    Plan..........................................         95
  Federal Income Tax Consequences.................         95
PROPOSAL 8 -- AMENDMENTS TO 1973 AND 1981 STOCK
  OPTION PLANS RELATING TO SUBSTITUTION OF
  SPECIALTY RETAIL STOCK FOR EXISTING COMMON STOCK
  ISSUABLE UPON EXERCISE OF CERTAIN OUTSTANDING
  OPTIONS.........................................         97
  General.........................................         97
  Description of Amendments to 1973 and 1981
    Plans.........................................         97
  Stock Subject to 1973 and 1981 Plans............         98
  Additional Information Regarding 1973 and 1981
    Plans.........................................         98
  Description of 1973 and 1981 Plans as Proposed
    to be Amended.................................         99
  Amendments to or Discontinuance of 1973 and 1981
    Plans.........................................         99
  Federal Income Tax Consequences.................         99
PROPOSAL 9 -- AMENDMENTS TO 1992 STOCK OPTION PLAN
  RELATING TO SUBSTITUTION OF SPECIALTY RETAIL
  STOCK FOR EXISTING COMMON STOCK ISSUABLE UPON
  EXERCISE OF CERTAIN OUTSTANDING OPTIONS, TO
  PROVIDE FOR THE ISSUANCE OF SPECIALTY RETAIL
  STOCK UNDER THE PLAN AND CERTAIN OTHER PLAN
  AMENDMENTS......................................        101
  General.........................................        101
  Description of Amendments to 1992 Plan..........        101
  Additional Information Regarding 1992 Plan......        102
  Description of 1992 Plan as Proposed to be
    Amended.......................................        103
PROPOSAL 10 -- AMENDMENTS TO 1992 STOCK OPTION
  PLAN RELATING TO ADDING CERTAIN ALLOCATION
  PROVISIONS......................................        109
  General.........................................        109
  Description of Amendment to Add Allocation
    Provisions....................................        109
  Additional Information Regarding 1992 Plan......        110
PROPOSAL 11 -- ADOPTION OF MANAGEMENT STOCK
  PURCHASE PLAN...................................        111
  General.........................................        111
  Additional Information Regarding Stock Purchase
    Plan..........................................        111
  Description of Stock Purchase Plan..............        111
  Federal Income Tax Consequences.................        115
PROPOSAL 12 -- ADOPTION OF ANNUAL INCENTIVE BONUS
  PLAN............................................        117
  General.........................................        117
  Additional Information Regarding Annual Bonus
    Plan..........................................        117
  Description of Annual Bonus Plan................        118
PROPOSAL 13 -- RATIFICATION OF APPOINTMENT OF
  INDEPENDENT ACCOUNTANTS.........................        121
PROPOSAL 14 -- STOCKHOLDER PROPOSAL...............        123
  Stockholder's Supporting Statement..............        123

                                                       PAGE
                                                     --------
STOCKHOLDER PROPOSALS.............................        124
ANNEX I: GLOSSARY OF CERTAIN TERMS................        I-1
ANNEX II: ILLUSTRATIONS OF CERTAIN TERMS..........       II-1
ANNEX III-A: PROPOSAL 2 -- AMENDMENTS TO RESTATED
  ARTICLES OF INCORPORATION RELATING TO SPECIALTY
  RETAIL STOCK PROPOSAL...........................    III-A-1
ANNEX III-B: PROPOSAL 3 -- AMENDMENTS TO RESTATED
  ARTICLES OF INCORPORATION RELATING TO ISSUANCE
  OF PREFERRED STOCK IN SERIES BY RESOLUTION OF
  BOARD OF DIRECTORS..............................    III-B-1
ANNEX III-C: PROPOSAL 4 -- AMENDMENTS TO RESTATED
  ARTICLES OF INCORPORATION RELATING TO CERTAIN
  VOTING PROVISIONS...............................    III-C-1
ANNEX IV-A: PROPOSAL 5 -- ADOPTION OF EMPLOYEE
  STOCK PURCHASE PLAN FOR EACH SPECIALTY RETAIL
  GROUP...........................................     IV-A-1
ANNEX IV-B: PROPOSAL 6 -- AMENDMENTS TO DIRECTORS
  STOCK PLAN RELATING TO ISSUANCE OF SPECIALTY
  RETAIL STOCK....................................     IV-B-1
ANNEX IV-C: PROPOSAL 7 -- AMENDMENTS TO
  PERFORMANCE RESTRICTED STOCK PLAN RELATING TO
  SUBSTITUTION OF SPECIALTY RETAIL STOCK FOR
  CERTAIN OUTSTANDING AWARDS OF EXISTING COMMON
  STOCK...........................................     IV-C-1
ANNEX IV-D: PROPOSAL 8 -- AMENDMENTS TO 1973 AND
  1981 STOCK OPTION PLANS RELATING TO SUBSTITUTION
  OF SPECIALTY RETAIL STOCK FOR EXISTING COMMON
  STOCK ISSUABLE UPON EXERCISE OF CERTAIN
  OUTSTANDING OPTIONS.............................     IV-D-1
ANNEX IV-E: PROPOSAL 9 -- AMENDMENTS TO 1992 STOCK
  OPTION PLAN RELATING TO SUBSTITUTION OF
  SPECIALTY RETAIL STOCK FOR EXISTING COMMON STOCK
  ISSUABLE UPON EXERCISE OF CERTAIN OPTIONS AND
  CERTAIN OTHER PLAN AMENDMENTS...................     IV-E-1
ANNEX IV-F: PROPOSAL 10 -- AMENDMENTS TO 1992
  STOCK OPTION PLAN RELATING TO ADDING CERTAIN
  ALLOCATION PROVISIONS...........................     IV-F-1
                                                       PAGE
                                                     --------
ANNEX IV-G: PROPOSAL 11 -- ADOPTION OF MANAGEMENT
  STOCK PURCHASE PLAN.............................     IV-G-1
ANNEX IV-H: PROPOSAL 12 -- ADOPTION OF ANNUAL
  INCENTIVE BONUS PLAN............................     IV-H-1
ANNEX V: KMART CORPORATION........................        V-1
  Selected Financial Data
  Management's Discussion and Analysis of
    Financial Condition and Results of Operations
  Business Description
  Consolidated Financial Statements
ANNEX VI: KMART GROUP.............................       VI-1
  Selected Financial Data
  Management's Discussion and Analysis of
    Financial Condition and Results of Operations
  Business Description
  Combined Financial Statements
ANNEX VII: BORDERS-WALDEN GROUP...................      VII-1
  Selected Financial Data
  Management's Discussion and Analysis of
    Financial Condition and Results of Operations
  Business Description
  Combined Financial Statements
ANNEX VIII: BUILDERS SQUARE GROUP.................     VIII-1
  Selected Financial Data
  Management's Discussion and Analysis of
    Financial Condition and Results of Operations
  Business Description
  Combined Financial Statements
ANNEX IX: OFFICEMAX GROUP.........................       IX-1
  Selected Financial Data
  Management's Discussion and Analysis of
    Financial Condition and Results of Operations
  Business Description
  Combined Financial Statements
  Unaudited Pro Forma Combined Financial
    Information
  OfficeMax, Inc. Financial Statements
  BizMart, Inc. Consolidated Financial Statements
ANNEX X: THE SPORTS AUTHORITY GROUP...............        X-1
  Selected Financial Data
  Management's Discussion and Analysis of
    Financial Condition and Results of Operations
  Business Description
  Combined Financial Statements

                     PRELIMINARY COPY DATED APRIL 22, 1994


                               KMART CORPORATION

                       ANNUAL REPORT AND PROXY STATEMENT

                         ------------------------------

                              GENERAL INFORMATION


                                                                  April 28, 1994



     This Annual Report and Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Kmart Corporation (the "Company") to be used at the Annual Meeting of Stockholders to be held on Friday, June 3, 1994, at 9:00 A.M., local time, at Kmart International Headquarters, 3100 West Big Beaver Road, Troy, Michigan 48084, or any adjournment thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about the date shown above.


     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by notice in writing to the Secretary of the Company prior to the Annual Meeting, by submitting a subsequent proxy or by attending and voting in person at the meeting. Unless the proxy is revoked, the shares represented thereby (including shares held in the Company's Dividend Reinvestment Plan, if any) will be voted as specified in such proxy at the Annual Meeting or any adjournment thereof. Shares for which proxies are marked "abstain" will be treated as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on only some of the Proposals will nevertheless be treated as present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote on any Proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker non-votes"). In tabulating the vote on the election of directors and Proposals 5, 10, 13 and 14, abstentions and broker non-votes will be disregarded, which will have the effect of reducing the total number of shares from which any required majority is calculated. With regard to Proposals 2, 3 and 4, abstentions and broker non-votes will have the same effect as votes against a Proposal. With regard to Proposals 6, 7, 8, 9, 11 and 12, abstentions will have the same effect as votes against a Proposal and broker non-votes will be disregarded, which will have the effect of reducing the total number of shares from which any required majority is calculated.

     The Company has adopted a policy providing for confidential voting. Pursuant to that policy, stockholder proxies will be tabulated by representatives of NBD Bank, N.A. and, subject to certain limited exceptions, how a stockholder voted will not be disclosed to the Company prior to final tabulation of the vote at the Annual Meeting.


     The voting securities of the Company consist of common stock, par value $1.00 per share ("Common Stock"), Series A conversion preferred stock, no par value per share ("Series A Preferred Stock") and Series B convertible preferred stock, no par value per share ("Series B Preferred Stock"). At the close of business on April 8, 1994, the record date for the Annual Meeting, there were 409,389,759 shares of Common Stock outstanding, each of which is entitled to one vote, 5,750,000 shares of Series A Preferred Stock outstanding, each of which is entitled to one vote, and 784,938 shares of Series B Preferred Stock outstanding, each of which is entitled to one vote. The Series A Preferred Stock is held by First Chicago Trust Company of New York as Depositary for holders of the Company's $3.41 Depositary Shares, each of which represents one-quarter of a share of Series A Preferred Stock (the "Depositary Shares"). The presence of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, represented in person or by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Prior to implementation of the Specialty Retail Stock Proposal and redesignation of such stock as Kmart Group Common Stock, the shares of Common Stock are referred to hereinafter as "Existing Common Stock".


     Under applicable Michigan law, none of the holders of Existing Common Stock, Series A Preferred Stock or Series B Preferred Stock has appraisal rights in connection with any Proposal to be acted upon at the Annual Meeting.

     The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph or telex, or by directors, officers and regular employees of the Company in person or by telephone. The Company has retained Georgeson & Company, Inc. to assist in the distribution of proxy solicitation materials at a cost of approximately $15,000 plus handling charges and out-of-pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of the stock of the Company.

                            ------------------------

     Questions concerning the Proposals to be acted upon at the Annual Meeting should be directed to the Company's Information Agent, Georgeson & Company, Inc., toll-free at 1-800-233-2064. Additional copies of this Proxy Statement or the Proxy Card may be obtained from the Information Agent or the Company's Investor Relations Department at its principal office.


     A copy of the Company's 1993 Annual Report on Form 10-K will be furnished without charge to any stockholder upon written request. All written requests should be directed to: Kmart Corporation, Corporate Reporting Department, 3100 West Big Beaver Road, Troy, Michigan 48084.

                            ------------------------


     This Proxy Statement constitutes the Company's 1993 Annual Report to Stockholders pursuant to Rule 14a-3(b)(11) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         STRUCTURE OF KMART CORPORATION SPECIALTY RETAIL STOCK PROPOSAL



                                  [DIAGRAM]

                    SUMMARY COMPARISON OF TERMS OF EXISTING
                           COMMON STOCK WITH TERMS OF
                     KMART STOCK AND SPECIALTY RETAIL STOCK

     The following is a summary of the terms of the Company's Existing Common Stock under the Restated Articles of Incorporation as currently in effect and the terms of the Kmart Stock and the four series of Specialty Retail Stock under the Restated Articles of Incorporation as proposed to be amended pursuant to the Specialty Retail Stock Proposal. This summary is qualified in its entirety by the more detailed information contained in this Proxy Statement and the Annexes hereto. See "Proxy Statement Summary" and "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock". Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. See Annex I -- Glossary of Certain Terms. Stockholders are urged to read carefully this Proxy Statement and the Annexes hereto in their entirety.


                                                        SPECIALTY RETAIL STOCK PROPOSAL
                        EXISTING        ----------------------------------------------------------------
                      COMMON STOCK                KMART STOCK                SPECIALTY RETAIL STOCK
                  --------------------  -------------------------------  -------------------------------
BUSINESSES:       All businesses of     Primarily the Kmart discount     Borders-Walden Group -- retail
                  the Company.          store business. The Kmart Group  bookstore business.
                                        would also include all of the
                                        businesses of each Specialty     Builders Square Group -- retail
                                        Retail Group until the initial   home improvement and home decor
                                        issuance of the relevant series  superstore business.
                                        of Specialty Retail Stock,
                                        following which the Kmart Group  OfficeMax Group -- retail
                                        would include a Retained         office products superstore
                                        Interest in the relevant         business.
                                        Specialty Retail Group.          The Sports Authority Group --
                                                                         retail sporting goods megastore
                                                                         business.

                                        The Kmart Stock is intended to   Each series of Specialty Retail
                                        reflect the separate             Stock is intended to reflect
                                        performance of the foregoing     the separate performance of the
                                        businesses; however, holders of  related specialty retail
                                        Kmart Stock would be holders of  business; however, holders of
                                        Common Stock of the Company and  each series of Specialty Retail would continue to be subject to  Stock would be holders of
                                        risks associated with an         Common Stock of the Company and
                                        investment in the Company and    would be subject to risks
                                        all of its businesses, assets    associated with an investment
                                        and liabilities.                 in the Company and all of its
                                                                         businesses, assets and
                                                                         liabilities.

ISSUANCE:         The diagram           Upon the initial issuance of     Following approval by
                  preceding this        any series of Specialty Retail   stockholders of the Specialty
                  summary illustrates   Stock, the Existing Common       Retail Stock Proposal, the
                  the current Common    Stock would be redesignated as   Company currently intends,
                  Stock structure of    Kmart Stock. The diagram         subject to prevailing market
                  the Company. See      preceding this summary           and other conditions, to offer
                  "Structure of Kmart   illustrates the capital          shares of each series of
                  Corporation           structure of the Company under   Specialty Retail Stock for cash
                  Specialty Retail      the Specialty Retail Stock       in public offerings and to
                  Stock Proposal --     Proposal. See "Structure of      allocate the net proceeds of
                  Current Common Stock  Kmart Corporation Specialty      the offerings to the Kmart
                  Structure".           Retail Stock Proposal --         Group to be used to repay
                                        Specialty Retail Stock           outstanding indebtedness of the
                                        Structure".                      Company and for general
                                                                         corporate purposes. In addition
                                                                         to or in lieu of any such
                                                                         offering, the Board reserves
                                                                         the right to issue shares of
                                                                         any series of Specialty Retail
                                                                         Stock as a distribution on the
                                                                         Kmart Stock, although the Board
                                                                         has no current intention to do
                                                                         so. The diagram preceding this
                                                                         summary illustrates the capital
                                                                         structure of the Company under
                                                                         the Specialty Retail Stock
                                                                         Proposal. See "Structure of
                                                                         Kmart Corporation Specialty
                                                                         Retail Stock Proposal --
                                                                         Specialty Retail Stock
                                                                         Structure".

                                                        SPECIALTY RETAIL STOCK PROPOSAL
                        EXISTING        ----------------------------------------------------------------
                      COMMON STOCK                KMART STOCK                SPECIALTY RETAIL STOCK
                  --------------------  -------------------------------  -------------------------------
DIVIDENDS:        The Company's annual  The Board currently intends      The dividend policy applicable
                  dividend rate is      that the dividend policy         to each series of Specialty
                  presently $.96 per    applicable to the Kmart Stock    Retail Stock would be
                  share of Existing     would be the same as the         determined by the Board at the
                  Common Stock.         dividend policy applicable to    time of issuance of such
                  Dividends are         the Existing Common Stock, with  series. Dividends on each
                  payable out of all    the initial dividend rate on     series of Specialty Retail
                  assets of the         the Kmart Stock being the rate   Stock would be paid in the sole
                  Company legally       in effect for the Existing       discretion of the Board based
                  available for         Common Stock at the time of the  primarily upon the financial
                  dividends.            redesignation of the Existing    condition, results of
                                        Common Stock as Kmart Stock.     operations and business
                                        The Board believes that          requirements of the relevant
                                        implementation of the Specialty  Specialty Retail Group and the
                                        Retail Stock Proposal would not  Company as a whole and would be
                                        adversely affect the Company's   payable out of the lesser of
                                        ability to pay dividends on the  (i) all assets of the Company
                                        Kmart Stock. Determinations as   legally available for dividends
                                        to future dividends on the       and (ii) the Available Dividend
                                        Kmart Stock would be based       Amount with respect to the
                                        primarily upon the financial     relevant Specialty Retail
                                        condition, results of            Group.
                                        operations and business
                                        requirements of the Kmart Group
                                        and the Company as a whole and
                                        would be payable out of the
                                        lesser of (i) all assets of the
                                        Company legally available for
                                        dividends and (ii) the
                                        Available Dividend Amount with
                                        respect to the Kmart Group.

                                        The assets legally available     For a further discussion of the
                                        for dividends on all classes of  Available Dividend Amount with capital stock of the Company as  respect to each Specialty
                                        of January 26, 1994 were at      Retail Group and amounts
                                        least $6,093 million, subject    available for dividends after
                                        to the Company's ability to      giving effect to the Specialty
                                        continue to pay its debts as     Retail Stock Proposal, see
                                        they become due in the usual     "Proposal 2 -- The Specialty
                                        course of business after having  Retail Stock Proposal --
                                        distributed any such amount.     Description of Kmart Stock and
                                        Following the issuance by the    Specialty Retail Stock --
                                        Company of the various series    Dividends".
                                        of Specialty Retail Stock, the
                                        Available Dividend Amount with
                                        respect to the Kmart Group
                                        could be less than the amount
                                        legally available for dividends
                                        on all classes of capital stock
                                        of the Company as of January
                                        26, 1994. The actual Available
                                        Dividend Amount with respect to
                                        the Kmart Group would be
                                        dependent upon the issuance of
                                        the various series of Specialty
                                        Retail Stock, the amount of
                                        proceeds received therefor, the
                                        allocation of such proceeds to
                                        the Kmart Group and the use of
                                        such proceeds by the Kmart
                                        Group. See "Proposal 2 -- The
                                        Specialty Retail Stock Proposal
                                        -- Description of Kmart Stock
                                        and Specialty Retail Stock --
                                        Dividends".

                                        The Board could, in its sole     The Board could, in its sole
                                        discretion, declare and pay      discretion, declare and pay
                                        dividends on all or less than    dividends on all or less than
                                        all series of Common Stock in    all series of Common Stock in
                                        equal or unequal amounts,        equal or unequal amounts,
                                        notwithstanding the amount of    notwithstanding the amount of
                                        assets available for dividends   assets available for dividends
                                        on any series, the amount of     on any series, the amount of
                                        prior dividends declared on any  prior dividends declared on any
                                        series or any other factor.      series or any other factor.

                                                        SPECIALTY RETAIL STOCK PROPOSAL
                        EXISTING        ----------------------------------------------------------------
                      COMMON STOCK                KMART STOCK                SPECIALTY RETAIL STOCK
                      ------------                -----------                -----------------------
                                                                         To the extent that the Company
                                                                         pays a dividend on outstanding
                                                                         shares of any series of
                                                                         Specialty Retail Stock, the
                                                                         relevant Specialty Retail Group
                                                                         would be charged with, and the
                                                                         Kmart Group would be credited
                                                                         with, a proportionate amount.
DIVIDEND,
REDEMPTION AND
EXCHANGE RIGHTS
ON DISPOSITION:   None.                 None.                            If the Company were to dispose
                                                                         of all or substantially all of
                                                                         the properties and assets of
                                                                         any Specialty Retail Group, the
                                                                         Company would be required to
                                                                         either (i) distribute to
                                                                         holders of the relevant series
                                                                         of Specialty Retail Stock an
                                                                         amount equal to their
                                                                         proportionate interest in the
                                                                         Net Proceeds of such
                                                                         disposition, either by special
                                                                         dividend or by redemption of
                                                                         all or part of the outstanding
                                                                         shares of such series; or (ii)
                                                                         exchange each outstanding share
                                                                         of such series of Specialty
                                                                         Retail Stock for shares of
                                                                         Kmart Stock equal to 110% of
                                                                         the ratio of the Market Value
                                                                         over a period of time of one
                                                                         share of such series to one
                                                                         share of Kmart Stock.

                                                                         The Company could, in the sole
                                                                         discretion of the Board, at any
                                                                         time prior to the first
                                                                         anniversary of a dividend on or
                                                                         a partial redemption of the
                                                                         outstanding shares of any
                                                                         series of Specialty Retail
                                                                         Stock following a sale of all
                                                                         or substantially all of the
                                                                         properties and assets of the
                                                                         relevant Specialty Retail
                                                                         Group, exchange each remaining
                                                                         outstanding share of such
                                                                         series of Specialty Retail
                                                                         Stock for shares of Kmart Stock
                                                                         equal to 110% of the ratio of
                                                                         the Market Value over a period
                                                                         of time of one share of such
                                                                         series to one share of Kmart
                                                                         Stock.
OTHER EXCHANGE
RIGHTS:           None.                 None.                            The Company could, in the sole
                                                                         discretion of the Board, at any
                                                                         time, exchange each outstanding
                                                                         share of any series of
                                                                         Specialty Retail Stock for
                                                                         shares of Kmart Stock equal to
                                                                         115% of the ratio of the Market
                                                                         Value over a period of time of
                                                                         one share of such series to one
                                                                         share of Kmart Stock.

                                                                         The Company could, in the sole
                                                                         discretion of the Board, at any
                                                                         time, exchange shares of any
                                                                         series of Specialty Retail
                                                                         Stock for shares of any wholly
                                                                         owned subsidiary that holds all
                                                                         of the assets and liabilities

                                                        SPECIALTY RETAIL STOCK PROPOSAL
                        EXISTING        ----------------------------------------------------------------
                      COMMON STOCK                KMART STOCK                SPECIALTY RETAIL STOCK
                      ------------                -----------                ----------------------
                                                                         of the relevant Specialty
                                                                         Retail Group.

VOTING RIGHTS:    The Existing Common   The Kmart Stock would be         Each series of Specialty Retail
                  Stock is entitled to  entitled to one vote per share,  Stock would be entitled to a
                  one vote per share,   voting as one class together     variable number of votes per
                  voting as one class   with the outstanding series of   share equal to the ratio of the
                  together with the     Specialty Retail Stock, the      Market Value over a period of
                  Series A Preferred    Series A Preferred Stock, the    time of one share of such
                  Stock, the Series B   Series B Preferred Stock and     series to one share of Kmart
                  Preferred Stock and   any other series of Preferred    Stock, and could have more
                  any other series of   Stock outstanding at the time    than, less than or exactly one
                  Preferred Stock       of such vote and so entitled to  vote per share. This formula is
                  outstanding at the    vote on all matters submitted    intended to equate the
                  time of such vote     to stockholders, other than      proportionate voting rights of
                  and so entitled to    matters which would be required  each series of Common Stock to
                  vote on all matters   by law or the Articles to be     their respective Market Values
                  submitted to          submitted to a separate class    at the time of any vote.
                  stockholders, other   vote.                            However, no share of any series
                  than matters which                                     of Specialty Retail Stock would
                  are required by law                                    be entitled to more than one
                  or the Articles to                                     vote prior to the Series A
                  be submitted to a                                      Conversion Date, which will
                  separate class vote.                                   occur on or before September
                                                                         15, 1994. Each outstanding
                                                                         series of Specialty Retail
                                                                         Stock would vote as one class
                                                                         together with the Kmart Stock,
                                                                         the Series A Preferred Stock,
                                                                         the Series B Preferred Stock
                                                                         and any other series of
                                                                         Preferred Stock outstanding at
                                                                         the time of such vote and so
                                                                         entitled to vote on all matters
                                                                         submitted to stockholders,
                                                                         other than matters which would
                                                                         be required by law or the
                                                                         Articles to be submitted to a
                                                                         separate class vote.

                                        The approval of the holders of   The approval of the holders of
                                        at least two-thirds of the       at least two-thirds of any
                                        outstanding Kmart Stock, voting  outstanding series of Specialty
                                        as a separate class, would be    Retail Stock, voting as a
                                        required to approve, subject to  separate class, would be
                                        certain exceptions, (i) any      required to approve, subject to
                                        direct or indirect dividend or   certain exceptions, (i) any
                                        distribution to holders of any   direct or indirect dividend or
                                        other series of Common Stock of  distribution to holders of any any of the properties or assets  other series of Common Stock of
                                        of the Kmart Group, or of        any of the properties or assets
                                        shares of Kmart Stock, (ii) the  of the relevant Specialty use of any properties or assets  Retail Group, or of shares of
                                        of the Kmart Group in any        such series of Specialty Retail
                                        business of the Company other    Stock, other than a
                                        than a business of the Kmart     proportionate payment to the
                                        Group, or (iii) any direct or    Kmart Group in respect of such
                                        indirect issuance or sale of     dividend, (ii) the use of any
                                        Kmart Stock for the account of   properties or assets of the
                                        any Group other than the Kmart   relevant Specialty Retail Group
                                        Group.                           in any business of the Company
                                                                         other than a business of such
                                                                         Specialty Retail Group, or
                                                                         (iii) any direct or indirect
                                                                         issuance or sale of shares of
                                                                         such series of Specialty Retail
                                                                         Stock for the account of any
                                                                         Group other than the relevant
                                                                         Specialty Retail Group or the
                                                                         Kmart Group, to the extent of
                                                                         the Kmart Group's Retained
                                                                         Interest in such Group.

LIQUIDATION:      Holders of Existing   Holders of Kmart Stock would be  Holders of each outstanding
                  Common Stock are      entitled to receive the net      series of Specialty Retail
                  entitled to receive   assets of the Company, if any,   Stock would be entitled to
                  the net assets of     remaining for distribution to    receive the net assets of the
                  the Company, if any,  holders of Common Stock with     Company, if any, remaining for
                                        holders of each                  distribution to holders of
                                                                         Common

                                                        SPECIALTY RETAIL STOCK PROPOSAL
                        EXISTING        ----------------------------------------------------------------
                      COMMON STOCK                KMART STOCK                SPECIALTY RETAIL STOCK
                      ------------                -----------                ----------------------
                  remaining for         outstanding series of Specialty  Stock with holders of the Kmart
                  distribution to       Retail Stock based upon the      Stock and each other
                  holders of Common     relative Market Capitalizations  outstanding series of Specialty
                  Stock.                of the Kmart Stock and each      Retail Stock based upon the
                                        outstanding series of Specialty  relative Market Capitalizations
                                        Retail Stock.                    of the Kmart Stock and each
                                                                         outstanding series of Specialty
                                                                         Retail Stock.
STOCK EXCHANGE
LISTINGS:         NYSE, CSE and PSE     Application will be made to the  The Company intends to apply
                  under the symbol      NYSE, CSE and PSE for approval   for the listing of each series
                  "KM".                 of the proposed redesignation    of Specialty Retail Stock on
                                        of the Existing Common Stock as  such stock exchanges as the
                                        Kmart Stock, which would         Board deems appropriate at the
                                        continue to trade under the      time of the initial issuance of
                                        symbol "KM".                     shares of such series.

                            PROXY STATEMENT SUMMARY


     The following is a summary of certain information contained elsewhere in this Proxy Statement and the Annexes hereto. Reference is made to, and this Proxy Statement Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement and the Annexes hereto. In particular, see "Summary Comparison of Terms of Existing Common Stock with Terms of Kmart Stock and Specialty Retail Stock" and "Proposal 2 -- The Specialty Retail Stock Proposal". Unless otherwise defined herein, capitalized terms used in this Proxy Statement Summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. See Annex I -- Glossary of Certain Terms. Stockholders are urged to read carefully this Proxy Statement and the Annexes hereto in their entirety.


                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     In accordance with the recommendation of its Nominating Committee, the Company's Board of Directors (the "Board") has nominated each of the existing Class II directors, Messrs. Joseph A. Califano, Jr., Enrique C. Falla, David B. Harper, J. Richard Munro and Joseph R. Thomas, for three-year terms expiring at the 1997 Annual Meeting of Stockholders.

     Directors are elected by a plurality of the votes cast by the holders of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, voting together as one class.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. CALIFANO, FALLA, HARPER, MUNRO AND THOMAS TO THE BOARD. SEE "PROPOSAL 1 -- ELECTION OF DIRECTORS".

               PROPOSAL 2 -- THE SPECIALTY RETAIL STOCK PROPOSAL

GENERAL


     The stockholders are being asked to consider and approve a proposal (the "Specialty Retail Stock Proposal") to amend the Company's Restated Articles of Incorporation (the "Articles") as described herein and in Annex III-A hereto, to authorize the Board to issue any of four new series of Common Stock (collectively, the "Specialty Retail Stock") designated KM-Borders-Walden Group Common Stock ("Borders-Walden Stock"), KM-Builders Square Group Common Stock ("Builders Square Stock"), KM-OfficeMax Group Common Stock ("OfficeMax Stock") and KM-The Sports Authority Group Common Stock ("The Sports Authority Stock") by the filing of a certificate of designation ("Certificate of Designation") setting forth certain information, including the number of shares constituting such series. Such amendments would, among other things:


     - increase the number of authorized shares of Common Stock from 1.5 billion to 3.0 billion;

     - redesignate 1.5 billion shares of Existing Common Stock as Kmart Group Common Stock ("Kmart Stock"); and

     - authorize 1.5 billion shares of Common Stock to be available for designation in series by resolution of the Board as additional shares of Kmart Stock and/or any of four new series of Specialty Retail Stock, each with the designations, relative rights, preferences and limitations described herein.


     While each series of Specialty Retail Stock would constitute Common Stock of the Company, each is intended to reflect the separate performance of the relevant specialty retail business. The Borders-Walden Stock is intended to reflect the performance of the Company's retail bookstore group (the "Borders-Walden Group"), which is comprised principally of the Company's Borders, Inc. and Walden Book Company, Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of the Company's retail home improvement and home decor superstore group (the "Builders Square Group"), which is comprised principally of the Company's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of the Company's retail office products superstore group (the "OfficeMax Group"), which is comprised principally of the Company's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports

Authority Stock is intended to reflect the performance of the Company's retail sporting goods megastore group ("The Sports Authority Group"), which is comprised principally of the Company's The Sports Authority, Inc. subsidiary. Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the "Specialty Retail Groups" and individually as a "Specialty Retail Group".



     Upon the initial issuance of any series of Specialty Retail Stock, the Existing Common Stock would be redesignated as Kmart Stock. The Kmart Stock, while constituting Common Stock of the Company, is intended to reflect the separate performance of the "Kmart Group", which is comprised of (i) the Company's core Kmart discount store group, (ii) the Company's interest in each Specialty Retail Group (a "Retained Interest"), which excludes the interest represented by any outstanding shares of the relevant series of Specialty Retail Stock, and (iii) all other businesses in which the Company and its other subsidiaries are engaged. The Kmart Group and the Specialty Retail Groups are sometimes referred to collectively herein as the "Groups" and individually as a "Group".



     Following approval by stockholders of the Specialty Retail Stock Proposal, the Company currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock for cash in separate initial public offerings (collectively, the "Offerings") and to allocate the net proceeds of the Offerings to the Kmart Group to be used to repay outstanding indebtedness of the Company and for general corporate purposes. The timing, sequence and size of such Offerings and the price at which such shares would be sold would be determined by the Board, without further approval of stockholders, prior to each Offering based upon then prevailing market and other conditions; however, it is currently contemplated that the first Offering of shares of a series of Specialty Retail Stock would be commenced shortly after the Annual Meeting and that Offerings for shares of the other series of Specialty Retail Stock would be made sequentially thereafter. In each such Offering, the Company would initially offer to the public shares of each series of Specialty Retail Stock that would be intended to represent approximately 20% to 30% of the equity value of the Company attributed to the relevant Specialty Retail Group as determined by the Board ("Equity Value") at the time of such Offering. Therefore, it is expected that the Company would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in each Specialty Retail Group. The terms of each Offering would be determined by the Board and the underwriters of such Offering based upon prevailing market and other conditions; the financial condition and results of operations of the relevant Specialty Retail Group; the history of and prospects for the relevant Specialty Retail Group; the specialty retail industry and the segment of that industry in which the relevant Specialty Retail Group competes; the management and operations of the relevant Specialty Retail Group; the progress of the relevant Specialty Retail Group in implementing its business strategy; the foregoing factors in relation to market values of other companies engaged in similar businesses; and the financial condition of the Company as a whole. In addition to or in lieu of any Offering, the Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on the Kmart Stock, although the Board has no current intention to do so. The determination of whether to proceed with an Offering of any series of Specialty Retail Stock would be made by the Board based on, among other things, the proposed terms of such Offering and then prevailing market and other conditions. The Board reserves the right not to proceed with any or all of the Offerings, without further approval of stockholders, if it determines that consummation of such Offering or Offerings is not in the best interests of the Company.



     Notwithstanding approval by stockholders of the Specialty Retail Stock Proposal, the Company would not file a certificate containing the amendments to the Articles contemplated by Proposals 2 and 4 (the "Certificate of Amendment") with the Michigan Department of Commerce until immediately prior to consummation of the initial Offering or other initial issuance of any series of Specialty Retail Stock.


     IF THE SPECIALTY RETAIL STOCK PROPOSAL IS NOT APPROVED BY STOCKHOLDERS OR NONE OF THE OFFERINGS IS CONSUMMATED AND NO OTHER DISTRIBUTION OF SPECIALTY RETAIL STOCK IS MADE, THE CERTIFICATE OF AMENDMENT WILL NOT BE FILED, THE SPECIALTY RETAIL STOCK WILL NOT BE ISSUED, THE EXISTING COMMON STOCK WILL NOT BE REDESIGNATED AS KMART STOCK AND THE AMENDMENTS TO AND ADOPTION OF THE RELATED BENEFIT PLANS WILL NOT BE IMPLEMENTED.

SPECIAL CONSIDERATIONS

     Stockholders of One Company; Financial Effects on One Group Could Affect Other Groups. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), stockholders' equity and items of income and expense among the Groups for purposes of preparing their respective financial statements, the change in the capital structure of the Company contemplated by the Specialty Retail Stock Proposal would not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. The Specialty Retail Stock Proposal would not affect the rights of creditors of the Company or any Specialty Retail Subsidiary. The Company and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Kmart Stock and of each series of Specialty Retail Stock would be holders of Common Stock of the Company and would be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.

     Financial effects arising from any Group that affect the Company's consolidated results of operations or financial condition could affect the results of operations or financial condition of the other Groups or the market price of shares of any or all series of Common Stock. In addition, net losses of any Group, dividends and distributions on any series of Common Stock or Preferred Stock, repurchases of any series of Common Stock and certain repurchases of Preferred Stock would reduce the assets of the Company legally available for dividends on all series of Common Stock.

     Limited Additional Stockholder Rights. Under the Specialty Retail Stock Proposal, holders of Kmart Stock and holders of each series of Specialty Retail Stock would have only the rights of holders of Common Stock and would not be provided any rights specifically related to their separate series, other than
(i) the two-thirds separate class vote requirements under certain limited circumstances, as described under "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Voting Rights", (ii) the dividend/redemption/exchange provisions described under "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Exchange and Redemption" and (iii) certain limited class voting rights provided under Michigan law. Similarly, separate meetings for the holders of Common Stock or any series thereof would not be held. See "Limited Separate Stockholder Voting Rights; Effects on Voting Power" below.


     Potential Conflicts of Interest. The existence of separate series of Common Stock could give rise to occasions when the interests of the holders of one series and of the holders of any other series might diverge or appear to diverge. Examples include determinations by the Board to (i) pay or omit the payment of dividends on any series of Common Stock, (ii) allocate the proceeds of issuances of any series of Specialty Retail Stock either to the Kmart Group in respect of its Retained Interest or to the equity of the relevant Specialty Retail Group, (iii) allocate consideration to be received by holders of Common Stock in connection with a merger or consolidation involving the Company among holders of different series of Common Stock, (iv) exchange Kmart Stock for any series of Specialty Retail Stock at a premium, (v) approve dispositions of assets of any of the Groups and (vi) make operational and financial decisions with respect to one Group that could be considered to be detrimental to another Group, including whether to make transfers of funds between Groups as described below. When making decisions with regard to matters that create potential conflicts of interest, the Board would act in accordance with the terms of the Articles, the management and accounting policies described in "Proposal 2 -- The Specialty Retail Stock Proposal -- Management and Accounting Policies", to the extent applicable, and its fiduciary duties. The Board could also from time to time refer to an existing committee or one or more new committees of the Board to review matters raising conflict issues and to have such committee report to the Board on such matters.


     Fiduciary Duties of the Board of Directors. Although the Company is aware of no precedent concerning the manner in which Michigan law would be applied to a board of directors' duties in the context of multiple classes of common stock with divergent interests, the Company believes that a Michigan court would hold that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in the honest belief that its actions are in the Company's best interests. The Company believes that, under Michigan law, a good faith determination by a disinterested and adequately informed board, or a committee thereof, which the directors honestly believe is in the best interests of the corporation, would be a defense to any challenge by or on behalf of the holders of any class or series of stock to a board determination that could have a disparate effect on different classes or series of stock.

     Disproportionate ownership interests of members of the Board in some or all series of Common Stock or disparate values of some or all series of Common Stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for different series. See "Potential Conflicts of Interest" above. Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of various series of Common Stock were disproportionate and/or had disparate values. Under the terms of the Company's Directors Stock Plan, as proposed to be amended pursuant to Proposal 6, if the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, non-employee directors would receive shares of each outstanding series of Common Stock in order to give them an ownership interest in all series of Common Stock.

     Transfers of Funds between Kmart Group and Specialty Retail Groups; Additional Equity Contributions from Kmart Group. Following implementation of the Specialty Retail Stock Proposal by the Board, all debt incurred or Preferred Stock issued by the Company and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or Preferred Stock and the proceeds thereof should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group to the extent that the debt is incurred or the Preferred Stock is issued for the benefit of such Specialty Retail Group. If cash used by a Specialty Retail Group exceeded cash provided by such Specialty Retail Group, the Kmart Group would transfer to such Specialty Retail Group the cash necessary to fund such excess uses. Conversely, if cash provided by a Specialty Retail Group exceeded cash used by such Specialty Retail Group, such Specialty Retail Group would transfer such excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board made a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to a Specialty Retail Group as an equity contribution, the amount of stockholders' equity of such Specialty Retail Group and Retained Interest of the Kmart Group. Determinations as to whether to provide funds to any Specialty Retail Group would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to any Specialty Retail Group if the Board determines it is in the best interest of the Company not to do so.


     In view of the anticipated cash needs of the Specialty Retail Groups over the next several years, it is currently expected that the Kmart Group would in the aggregate provide net cash to the Specialty Retail Groups. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. If a Specialty Retail Group to which net cash had been provided as loans were unable to repay such amounts, the effects would be reflected on the Kmart Group financial statements. Moreover, in the event that the rate of interest charged by the Kmart Group on a transfer accounted for as a short-term loan or a long-term loan to a Specialty Retail Group would be more or less than the Company's actual cost of funds, the Kmart Group's financial statements would reflect the effect of the differential. For example, if the Kmart Group transferred such funds as a short-term loan to a Specialty Retail Group at the Company's short-term borrowing rate, but, at the time of such loan, the Company had predominantly long-term debt financing at an interest rate higher than the Company's short-term borrowing rate, the Kmart Group financial statements would reflect higher average interest expense on funds borrowed by it compared to the interest income received on such funds from such Specialty Retail Group.

     Under the management policies adopted by the Board, the Board could, in its sole discretion, determine from time to time that a transfer of funds from the Kmart Group to a Specialty Retail Group be accounted for as an equity contribution, rather than a loan, thereby increasing the Kmart Group's Retained Interest in such Specialty Retail Group. Although any increase in the Kmart Group's Retained Interest would be determined by reference to the then current Market Value of a share of the relevant series of Specialty Retail Stock, such a contribution could occur at a time when such shares could be considered undervalued and the holders of outstanding shares of such series would not have an opportunity to similarly increase their equity investment in such Specialty Retail Group. Moreover, any such increase in the Retained Interest of the Kmart Group would reduce the Outstanding Interest Fraction applicable to the relevant series of Specialty Retail Stock.

     Limited Separate Stockholder Voting Rights; Effects on Voting Power. Under the Specialty Retail Stock Proposal, subject to certain limited exceptions, holders of Kmart Stock, each series of Specialty Retail Stock, Series A Preferred Stock, Series B Preferred Stock and any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote would vote as one class on all matters coming before any meeting of stockholders. Holders of Common Stock or of any series thereof would not have any right to vote on matters as a separate class or series (except pursuant to (i) the two-thirds separate class vote requirements under certain limited circumstances, as described under "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Voting Rights" and (ii) certain limited class voting rights provided under Michigan law). Similarly, separate meetings for the holders of Common Stock or of any series thereof would not be held.

     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, holders of Kmart Stock would continue to be entitled to a substantial majority of the total votes to which the then outstanding voting stock of the Company is entitled. In the event that there would be a significant increase in the Market Value of some or all of the outstanding series of Specialty Retail Stock relative to the Market Value of the Kmart Stock or if additional shares of such series of Specialty Retail Stock were issued, the number of votes to which such outstanding series of Specialty Retail Stock would be entitled would increase, although it is unlikely that during the foreseeable future the holders of Kmart Stock as a group would possess less than a majority of the total number of votes to which the outstanding voting stock of the Company would be entitled. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Voting Rights".

     Limited Stockholder Approval Rights for Future Authorizations and Issuances of Stock. The Specialty Retail Stock Proposal provides that (i) the number of authorized shares of Common Stock would be increased from 1.5 billion to 3.0 billion, (ii) 1.5 billion shares of Existing Common Stock would be redesignated as Kmart Stock and (iii) 1.5 billion shares would be available for designation as Kmart Stock and/or any of four new series of Specialty Retail Stock. The authorized but unissued shares of Common Stock would be available for issuance from time to time by the Company at the sole discretion of the Board for any proper corporate purpose, which could include raising capital, providing compensation or benefits to employees, paying stock dividends or acquiring companies or businesses. Such issuances could include shares of Kmart Stock or any series of Specialty Retail Stock. Under applicable Michigan law, such future issuances would not require the further approval of stockholders, and the Company would not seek approval of stockholders unless such approval would be required by stock exchange regulations, would be in conjunction with a further amendment to the Articles or would otherwise be deemed advisable by the Board. Furthermore, the Board could elect, in its sole discretion and without further approval of stockholders, to increase or decrease the number of designated shares of any series of Common Stock, but not below the number of outstanding shares of such series, and not in excess of the number which, when added to the aggregate number of designated shares of all other series of Common Stock, would exceed the total authorized number of shares of Common Stock; except that, under Michigan law, the Board could, in its sole discretion, amend the Articles to increase the authorized shares of Kmart Stock and Common Stock to the number that would be sufficient, when added to the previously authorized but unissued shares of Kmart Stock and Common Stock, to enable the Company to deliver shares of Kmart Stock to holders of any series of Specialty Retail Stock upon the exchange thereof. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Exchange and Redemption".

     Allocation of Goodwill for Purposes of Determining Available Dividend Amount. The Certificate of Amendment provides that each Group's Available Dividend Amount would be the source for the payment of dividends on the relevant series of Common Stock, although the liquidation rights with respect to such series or legally available assets of the Company could be more or less than such amount. The "Available Dividend Amount" for each Group is (a) the Group's net equity, adjusted, in the case of each Specialty Retail Group, to exclude the cumulative effects of amortization of goodwill arising from acquisitions on behalf of such Specialty Retail Group prior to the initial issuance of the relevant series of Specialty Retail Stock and, in the case of the Kmart Group, to include the cumulative effects of such amortization to the extent not already reflected in net equity of the Kmart Group as a result of its Retained Interest in such Specialty Retail Group, times (b) the Outstanding Interest Fraction with respect to such Group. The goodwill adjustment referred to above would result in a decrease in the Available Dividend Amount with respect to the Kmart Group and an increase in the Available Dividend Amount with respect to such Specialty Retail Group.

     Dilution. The issuance of the various series of Specialty Retail Stock would result in some dilution of the voting rights of the holders of Existing Common Stock; however, it is unlikely that during the foreseeable future the holders of Kmart Stock as a group would possess less than a majority of the total number of votes to which the outstanding voting stock of the Company would be entitled. See "Limited Stockholder Approval Rights for Future Authorizations and Issuances of Stock" and "Limited Stockholder Rights; Effects on Voting Power" above.


     The Company believes that implementation of the Specialty Retail Stock Proposal would not result in meaningful dilution to the holders of Existing Common Stock on an earnings per share basis. The Company currently intends that the Kmart Group would initially have a 70-80% retained interest in each Specialty Retail Group, resulting in 70-80% of the earnings of each Specialty Retail Group being attributed to the Kmart Group. In addition, the Company currently intends to allocate the net proceeds of the sale of each series of Specialty Retail Stock in the Offerings to the Kmart Group to be used, among other things, to repay outstanding indebtedness of the Company, resulting in reduced debt service obligations attributable to the Kmart Group.



     The Company believes that, upon issuance of the various series of Specialty Retail Stock, there would not be meaningful dilution to the book value per share of the Kmart Stock, as the Company expects that the per share proceeds of each Offering of series of Specialty Retail Stock would be in excess of the book value per share of such series of Specialty Retail Stock.



     Following implementation of the Specialty Retail Stock Proposal, if the Company exchanged any outstanding series of Specialty Retail Stock for Kmart Stock under the terms of the Specialty Retail Stock, such exchange would be effected at a premium to the then current market price of such series of Specialty Retail Stock, which would dilute the interests of the holders of Kmart Stock in the Company. See "Potential Effects of Exchange of Series of Specialty Retail Stock" below. In addition, the issuance of shares of series of Specialty Retail Stock pursuant to the various employee benefit plans would reduce the Kmart Group's percentage interests in the relevant Specialty Retail Groups and, in cases where outstanding awards for Existing Common Stock are converted into awards for series of Specialty Retail Stock, would reduce the Number of Shares Issuable with Respect to Retained Interest in such Groups. See "Proposal 2 -- the Specialty Retail Stock Proposal -- Shares Issuable Under Employee Benefit Plans".



     Management and Accounting Policies Subject to Change. The Board has adopted certain management and accounting policies described herein with respect to cash management, corporate expenses, allocation of assets and liabilities (including contingent liabilities) and inter-Group transactions, any and all of which could be modified or rescinded in the sole discretion of the Board without the approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of the Company. In addition, generally accepted accounting principles would require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Management and Accounting Policies".



     Reduced Interest of Kmart Group in Specialty Retail Groups. Prior to any Offering or any other issuance of any series of Specialty Retail Stock, the Kmart Group's Retained Interest in each Specialty Retail Group would represent 100% of the Equity Value of such Specialty Retail Group. It is currently contemplated that the number of shares of each series of Specialty Retail Stock to be issued and sold to the public in each Offering would be intended to represent approximately 20% to 30% of the Equity Value of the relevant Specialty Retail Group. It is further contemplated that the shares to be sold in any such Offering of a series of Specialty Retail Stock would be allocated to the Kmart Group's Retained Interest in the relevant Specialty Retail Group. As a result, the Kmart Group's Retained Interest and its percentage interest in the relevant Specialty Retail Group would be reduced accordingly. Any other issuance of any series of Specialty Retail Stock (i) whether or not for the account of the Kmart Group, would reduce the Kmart Group's percentage interest in the relevant Specialty Retail Group and (ii) if for the account of the Kmart Group, would also reduce the Kmart Group's Retained Interest in the relevant Specialty Retail Group. See "Illustrations of Certain Terms" in Annex II hereto.


     Potential Effects of Exchange of Series of Specialty Retail Stock. The terms of the various series of Specialty Retail Stock permit the exchange of all outstanding shares of any series of Specialty Retail Stock for Kmart Stock upon the terms described under "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Exchange and Redemption". Since any such exchange would be at a premium to the then current market price of the series of Specialty Retail Stock being exchanged, the issuance of additional shares of Kmart Stock in connection with such an exchange would dilute the interest of holders of Kmart Stock in the Company. See "Dilution" above. The Company cannot predict the impact of the potential for such exchanges or of any issuance of additional shares of Kmart Stock in connection with such an exchange on the market price of any series of Common Stock.

     No Assurance as to Market Price. Since there has been no prior market for any series of Specialty Retail Stock, there can be no assurance as to the price to be received by the Company upon the sale thereof. It is also not possible to predict the impact of the sale of any series of Specialty Retail Stock on the market price of the Kmart Stock and, accordingly, there can be no assurance that the market price of the Kmart Stock would equal or exceed the market price of the Existing Common Stock prior to the Company's announcement or implementation of the Specialty Retail Stock Proposal. Furthermore, there can be no assurance that investors would assign values to the Kmart Stock and any series of Specialty Retail Stock based on the reported financial results and prospects of the relevant Group or the dividend policies established by the Board with respect to such Group. Accordingly, financial effects of any Group that affect the Company's consolidated results of operations or financial condition could affect the market price of shares of all series of Common Stock. In addition, the Company cannot predict the impact on the market price of any series of Common Stock of certain terms of such securities, such as the ability of the Company to exchange shares of a series of Specialty Retail Stock for Kmart Stock, the discretion of the Board to make various determinations and the minority voting power of the various series of Specialty Retail Stock.

     Limitations on Potential Unsolicited Acquisitions. If each of the Groups were separate independent companies, any person interested in acquiring one Group without negotiation with management could seek control of that Group by obtaining control of its outstanding voting stock. Although full implementation of the Specialty Retail Stock Proposal would create five series of Common Stock that are intended to reflect the separate performance of each of the Groups, a person interested in acquiring only one Group without negotiation with the Company's management could obtain control of that Group only by obtaining control of the outstanding voting stock of the entire Company, including series of Common Stock related to other Groups. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Special Considerations -- Limited Separate Stockholder Voting Rights; Effects on Voting Power" and "-- Description of Kmart Stock and Specialty Retail Stock -- Voting Rights".

     For further discussion of the foregoing and certain other considerations, see "Proposal 2 -- The Specialty Retail Stock Proposal -- Special
Considerations".

DIVIDEND POLICY


     The Company's annual dividend rate is presently $.96 per share of Common Stock. The Board currently intends that the dividend policy applicable to the Kmart Stock would be the same as the dividend policy applicable to the Existing Common Stock, with the initial dividend rate on the Kmart Stock being the rate in effect for the Existing Common Stock at the time of the redesignation of the Existing Common Stock as Kmart Stock. The Board believes that implementation of the Specialty Retail Stock Proposal would not adversely affect the Company's ability to pay dividends on the Kmart Stock. In reaching this conclusion, the Board considered the following: (i) the Company currently intends that the Kmart Group would initially have a 70-80% Retained Interest in each Specialty Retail Group, resulting in the Kmart Group being credited with an amount proportionate to any dividends paid on each series of Specialty Retail Stock; (ii) the Company currently intends to allocate the net proceeds of the Offerings to the Kmart Group to, among other things, repay outstanding indebtedness of the Company, resulting in reduced debt service obligations attributable to the Kmart Group; and (iii) the Company does not expect initially to pay significant dividends on the various series of Specialty Retail Stock.


     Determinations as to future dividends on the Kmart Stock would be based primarily upon the financial condition, results of operations and business requirements of the Kmart Group and the Company as a whole. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Dividend Policy", "-- Description of Kmart Stock and Specialty Retail Stock -- Dividends" and "-- Special Considerations -- Allocation of Goodwill for Purposes of Determining Available Dividend Amount".

DESCRIPTION OF KMART STOCK AND SPECIALTY RETAIL STOCK

     Dividends. Dividends on the Kmart Stock and each series of Specialty Retail Stock would be subject to the same limitations as dividends on the Existing Common Stock, which are limited to legally available assets of the Company, and, as provided under the Michigan Business Corporation Act ("MBCA"), are subject to the prior payment of dividends on outstanding shares of Series A Preferred Stock and Series B Preferred Stock (and any new series of Preferred Stock with similar preferential dividend rights). In addition, net losses of any Group, dividends and distributions on any series of Common Stock or Preferred Stock, repurchases of any series of Common Stock and certain repurchases of Preferred Stock would reduce the assets of the Company legally available for dividends on all series of Common Stock.


     Dividends on the Kmart Stock and each series of Specialty Retail Stock would be further limited to an amount not in excess of the Available Dividend Amount with respect to the relevant Group, which is equal to (a) the Group's net equity, adjusted, in the case of each Specialty Retail Group, to exclude the cumulative effects of amortization of goodwill arising from acquisitions on behalf of such Specialty Retail Group prior to the issuance of the relevant series of Specialty Retail Stock and, in the case of the Kmart Group, to include the cumulative effects of such amortization to the extent not already reflected in the net equity of the Kmart Group as a result of its Retained Interest in such Specialty Retail Group, times (b) the Outstanding Interest Fraction with respect to such Group. The goodwill adjustment referred to above would result in a decrease in the Available Dividend Amount with respect to the Kmart Group and an increase in the Available Dividend Amount with respect to such Specialty Retail Group. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Special Considerations -- Allocation of Goodwill for Purposes of Determining Available Dividend Amount".



     Assuming that (i) the Company had outstanding shares of each series of Specialty Retail Stock representing an Outstanding Interest Fraction of 25% with respect to each respective Specialty Retail Group as of January 26, 1994 (but without giving effect to any use of the proceeds from the issuance of such shares), (ii) such shares were the only shares of each series of Specialty Retail Stock outstanding during the fiscal year then ended, (iii) the amortization adjustments in the definitions of Kmart Corporation Earnings Attributable to the Kmart Group and Kmart Corporation Earnings Attributable to a Specialty Retail Group were made with respect to amortization of goodwill during such fiscal year relating to acquisitions made prior to January 26, 1994, and assuming that each Group would have been able to continue to pay its debts as they became due in the usual course of business following the payment of any such amounts, the Available Dividend Amount with respect to each Group at such date would have been calculated as follows:



                                                                            KMART
                                                         CUMULATIVE      CORPORATION
                                        TOTAL             GOODWILL          EQUITY        OUTSTANDING     AVAILABLE
                                     ASSETS LESS        AMORTIZATION     ATTRIBUTABLE      INTEREST       DIVIDEND
                  GROUP           TOTAL LIABILITIES      ADJUSTMENT        TO GROUP        FRACTION        AMOUNT
                  -----           -----------------     ------------     ------------     -----------     ---------
                                                                (DOLLARS IN MILLIONS)
                                                                ---------------------
Kmart Group....................       $ 5,656.6(1)         $(14.7)(2)      $5,641.9            --         $ 5,641.9
Borders-Walden Group...........           457.5              29.3             486.8            25%            121.7
Builders Square Group..........           531.9               8.0             539.9            25%            135.0
OfficeMax Group................           608.5              13.6             622.1            25%            155.5
The Sports Authority Group.....           147.9               7.8             155.7            25%             38.9


- -------------------------

(1) Equals Kmart Group's net equity at January 26, 1994 minus 25% Retained Interest in each Specialty Retail Group (reflecting the assumption that Specialty Retail Stock is outstanding representing an Outstanding Interest Fraction of 25% with respect to each Specialty Retail Group).



(2) Equals 25% of the cumulative amortization arising from all applicable Specialty Retail Group acquisitions (which is the portion of such amortization not already reflected in Kmart Group's total assets less total liabilities by virtue of its assumed 75% Retained Interests).



     The assets legally available for dividends on all classes of capital stock of the Company as of January 26, 1994 were at least $6,093 million, subject to the Company's ability to continue to pay its debts as they become due in the usual course of business after having distributed any such amount. Following the issuance by the Company of the various series of Specialty Retail Stock, the Available Dividend Amount with respect to the Kmart Group could be less than the amount legally available for dividends on all classes of capital stock of the Company as of January 26, 1994. The actual Available Dividend Amount with respect to the Kmart Group would be dependent upon the issuance of the various series of Specialty Retail Stock, the amount of proceeds received therefor, the allocation of such proceeds to the Kmart Group and the use of such proceeds by the Kmart Group.



     Exchange and Redemption. The Articles do not provide for either mandatory or optional exchange or redemption of the Existing Common Stock. The Specialty Retail Stock Proposal would permit the exchange of shares of each series of Specialty Retail Stock upon the terms described below, subject to certain conditions.



     The Company could, in the sole discretion of the Board at any time, exchange each outstanding share of any series of Specialty Retail Stock for shares of Kmart Stock equal to 115% of the ratio of a time-weighted average of the Market Value of one share of such Specialty Retail Stock to one share of Kmart Stock. This option provides the Company with flexibility to alter its capital structure if warranted by future facts and circumstances.


     If the Company were to dispose of all or substantially all of the properties and assets of any Specialty Retail Group, the Company would be required, subject to certain exceptions and conditions, to:

          (i) distribute to the holders of the relevant series of Specialty Retail Stock an amount equal to their proportionate interest in the Net Proceeds of such disposition, either by special dividend or by redemption of all or part of the outstanding shares of such series; or

          (ii) exchange each outstanding share of such series of Specialty Retail Stock for shares of Kmart Stock equal to 110% of an average daily ratio of the Market Value of one share of such series of Specialty Retail Stock to one share of Kmart Stock calculated during a specified ten-Trading Day period following the consummation of such disposition.

     For these purposes, "substantially all of the properties and assets" of any Specialty Retail Group means a portion of such properties and assets (1) that represents at least 80% of the then-current market value of the properties and assets of such Specialty Retail Group or (2) from which were derived at least 80% of the aggregate revenues of such Specialty Retail Group for the immediately preceding twelve fiscal quarterly periods of the Company derived from the properties and assets of such Specialty Retail Group as of such date.



     The Company could, in the sole discretion of the Board, within one year after a dividend or partial redemption pursuant to clause (i) above, exchange each remaining outstanding share of such series of Specialty Retail Stock for shares of Kmart Stock equal to 110% of the ratio of a time-weighted average of the Market Value of one share of such Specialty Retail Stock to one share of Kmart Stock. For information concerning the ratios used to calculate the number of shares of Kmart Stock to be received in the exchanges described above, see the definition of "Market Value Ratio" in paragraph A.3.(a)(iv) of Annex III-A hereto.


     At any time on or after the date on which all of the assets and liabilities of any Specialty Retail Group (and no other assets or liabilities) are held directly or indirectly by a wholly owned subsidiary of the Company, the outstanding shares of the relevant series of Specialty Retail Stock could be exchanged, in the sole discretion of the Board, for shares of common stock of such subsidiary.


     Voting Rights. The Articles currently provide that holders of Common Stock and each series of Preferred Stock, voting together as one class, have one vote per share on all matters coming before any meeting of stockholders, other than a matter with respect to which the Common Stock or any series of Preferred Stock would be entitled to vote as a separate class under express provisions of the Articles or Michigan law. The Specialty Retail Stock Proposal provides that the holders of all series of Common Stock, Series A Preferred Stock, Series B Preferred Stock and any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote would vote together as one class on all matters coming before any meeting of stockholders other than a matter with respect to which the Common Stock, the Preferred Stock or any series of either would be entitled to vote as a separate class under express provisions of the Articles or under Michigan law. For all matters on which all series of Common Stock and the eligible Preferred Stock vote together as one class, each outstanding share of Kmart Stock, Series A Preferred Stock and Series B Preferred Stock would be entitled to one vote, and each outstanding share of any series of Specialty Retail Stock would be entitled to a variable number of votes equal to the ratio of a time-weighted average of the Market Value of one share of such series of Specialty Retail Stock to one share of Kmart Stock (calculated during a specified period prior to the record date). This formula is intended to equate the proportionate voting rights of each series of Common Stock to their respective Market Values at the time of any vote. However, no share of any series of Specialty Retail Stock would be entitled to more than one vote per share prior to the date on which the Series A Preferred Stock is converted into shares of Kmart Stock (the "Series A Conversion Date"), which will occur on or before September 15, 1994. Any action required by the MBCA, the Articles or the By-laws to be taken by the vote of a specified percentage of the outstanding shares entitled to vote would also require the same specified percentage of the aggregate number of votes to which such shares are entitled.


     The approval of the holders of at least two-thirds of the Kmart Stock or any outstanding series of Specialty Retail Stock, as the case may be ("Affected Stock"), voting as a separate class, would be required to approve, subject to certain exceptions as described under "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Voting Rights", (i) any dividend or distribution to the holders of any other series of Common Stock of any of the properties or assets of the relevant Group (the "Affected Group"), or of shares of the Affected Stock (or Convertible Securities convertible into or exercisable for the Affected Stock) or of any security that represents an equity interest in an entity (other than the Company) that owns any of the properties or assets of the Affected Group, other than a dividend or distribution on Kmart Stock of shares of the Affected Stock (or Convertible Securities convertible into or exercisable for Affected Stock) to the extent of the Kmart Group's Retained Interest in the Affected Group, (ii) the use of any properties or assets of the Affected Group in any business of the Company other than a business of the Affected Group or (iii) any issuance or sale of Affected Stock (or Convertible Securities convertible into or exercisable for Affected Stock) for the account of any Group other than the Affected Group, or the Kmart Group to the extent of its Retained Interest in the Affected Group.

     Liquidation. The Articles currently provide that, in the event of a liquidation, dissolution or winding-up of the Company, after payment, or provision for payment, of the debts and other liabilities of the Company and the amounts to which the holders of the Preferred Stock (including Series A Preferred Stock and Series B Preferred Stock) are entitled, holders of the Existing Common Stock would be entitled to share ratably in the remaining net assets of the Company. Under the Specialty Retail Stock Proposal, the holders of shares of each outstanding series of Common Stock would be entitled to share such remaining net assets with the holders of shares of all other outstanding series of Common Stock in proportion to the relative time-weighted average Market Capitalization of each series.

RETAINED INTEREST OF KMART GROUP IN SPECIALTY RETAIL GROUPS; OUTSTANDING INTEREST FRACTION


     Since it is currently contemplated that the number of shares of each series of Specialty Retail Stock to be issued and sold in an Offering would be intended to represent approximately 20% to 30% of the Equity Value of the relevant Specialty Retail Group, the Company would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in each such Specialty Retail Group. The "Outstanding Interest Fraction" with respect to any such Specialty Retail Group means the percentage interest in such Group intended to be represented at any time by the outstanding shares of the relevant series of Specialty Retail Stock, and the "Retained Interest Fraction" with respect to such Group means the remaining percentage interest in such Group that is attributed to the Kmart Group. The sum of the Outstanding Interest Fraction and the Retained Interest Fraction with respect to any Specialty Retail Group would always equal 100%. The Kmart Group's Retained Interest in any Specialty Retail Group would not be represented by actual shares of the relevant series of Specialty Retail Stock and could not be voted by the Kmart Group. The "Number of Shares Issuable with Respect to Retained Interest" means the number of shares of the relevant series of Specialty Retail Stock that could be sold or otherwise issued by the Company for the account of the Kmart Group in respect of its Retained Interest.



     At the time of any sale of a series of Specialty Retail Stock, the Board would, in its sole discretion, determine the allocation of the net proceeds of such sale between the Kmart Group and the relevant Specialty Retail Group. The Board could allocate 100% of the net proceeds of a sale of any series of Specialty Retail Stock to the Kmart Group or to the relevant Specialty Retail Group, in which event the net proceeds would be reflected entirely in the financial statements of the Group to which such proceeds would be allocated. The Company currently intends to allocate the net proceeds of the Offerings to the Kmart Group to be used to repay outstanding indebtedness of the Company and for general corporate purposes. Because the percentage of the Equity Value of a Specialty Retail Group to be sold to the public in an Offering of the relevant series of Specialty Retail Stock would not be determined until the time of such Offering, the Retained Interest Fraction with respect to such Specialty Retail Group following such Offering cannot yet be determined; however, the Company currently anticipates that the Retained Interest Fraction with respect to each Specialty Retail Group following the relevant Offering would be 70-80%. If the net proceeds of any sale of a series of Specialty Retail Stock were allocated to the Kmart Group in respect of its Retained Interest in the relevant Specialty Retail Group, the relevant Number of Shares Issuable with Respect to Retained Interest would be reduced, the Retained Interest Fraction would accordingly also be reduced and the Outstanding Interest Fraction would be proportionately increased. If the net proceeds of any sale of a series of Specialty Retail Stock were allocated to the relevant Specialty Retail Group, the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group would not be reduced, but the Retained Interest Fraction with respect to the relevant Specialty Retail Group would nonetheless be reduced, and the Outstanding Interest Fraction with respect to such Specialty Retail Group would increase accordingly.



     The Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on the Kmart Stock, although it has no current intention to do so. Such a distribution would be treated as a distribution of shares issuable with respect to the Kmart Group's Retained Interest in the relevant Specialty Retail Group and, as a result, the relevant Number of Shares Issuable with Respect to Retained Interest would decrease by the number of shares distributed to the holders of Kmart Stock, resulting in a further reduction in the Retained Interest Fraction and a proportionate increase in the Outstanding Interest Fraction.

     In the event of any dividend or other distribution on the outstanding shares of any series of Specialty Retail Stock (including any dividend of or redemption with Net Proceeds from a Disposition), the relevant Specialty Retail Group would be charged with, and the Kmart Group would be credited with, an amount that bears the same relation to the aggregate amount of such dividend or other distribution as the relevant Number of Shares Issuable with Respect to Retained Interest bears to the number of shares of such series then outstanding.


     Cash or other property of the Kmart Group could be contributed as additional equity to a Specialty Retail Group, which would increase the Number of Shares Issuable with Respect to Retained Interest in such Specialty Retail Group (based on the then current Market Value of shares of the relevant series of Specialty Retail Stock), and, accordingly, would increase the Retained Interest Fraction and decrease the Outstanding Interest Fraction with respect to such Specialty Retail Group. The Board could determine, in its sole discretion, to make such contribution after consideration of a number of factors, including, among others, the financing needs and objectives of the recipient Specialty Retail Group, the investment objectives of the Kmart Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.



     The Company would not be permitted to transfer cash or other property of a Specialty Retail Group to the Kmart Group in consideration of a decrease in the Kmart Group's Retained Interest with respect to such Specialty Retail Group, except that, in connection with (i) any offer by the Company to purchase outstanding shares of any series of Specialty Retail Stock in a tender or exchange offer made by the Company to all holders of shares of such series, or
(ii) any repurchase by the Company of outstanding shares of such series in a publicly announced open market repurchase program, in each case the payment for which is attributed to the relevant Specialty Retail Group, the Board could, in its sole discretion, determine to transfer to the Kmart Group from such Specialty Retail Group funds in an amount proportionate to the amount offered to be paid in such tender or exchange offer or the amount paid in such repurchase program, in consideration of a reduction of the Kmart Group's Retained Interest with respect to such Specialty Retail Group. In the event of such a tender or exchange offer or open market repurchase program, the Retained Interest Fraction with respect to such Specialty Retail Group would increase, decrease or remain the same depending upon the number of outstanding shares tendered, exchanged or repurchased and the extent to which the Board determined to cause the Kmart Group to reduce its Retained Interest in such Specialty Retail Group. If the Board determined not to reduce proportionately the Kmart Group's Retained Interest, the Retained Interest Fraction with respect to such Specialty Retail Group would increase to the extent that shares of holders of such series of Specialty Retail Stock were tendered, exchanged or repurchased.


     For a further discussion and illustrations of the calculation of the Retained Interest Fraction, the Outstanding Interest Fraction and the Number of Shares Issuable with Respect to Retained Interest and the effects thereon of dividends on, and issuances and repurchases of, shares of a series of Specialty Retail Stock, and transfers of cash or other property attributed to the Kmart Group as equity contributions to any Specialty Retail Group, see "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Retained Interest of Kmart Group in Specialty Retail Groups; Outstanding Interest Fraction" and "Illustrations of Certain Terms" in Annex II hereto.


AVAILABLE SHARES UNDER EMPLOYEE BENEFIT PLANS



     One of the principal purposes of the Specialty Retail Stock Proposal is to enable the Company to structure employee benefit plans with an equity security specifically related to each of the Company's businesses. In this regard, the Company is submitting for stockholder approval the employee benefit plan amendments and new employee benefit plans described in Proposals 5 through 9 and in Proposal 11, each of which provides for employee ownership of Specialty Retail Stock (the "SRS Plans"). The aggregate percentage interest in the Equity Value of each Specialty Retail Group as of the end of fiscal 1993 represented by all shares available for grant or purchase pursuant to the SRS Plans would be as follows: Borders-Walden Group, 17.90%; Builders Square Group, 16.25%; OfficeMax Group, 13.18%; and The Sports Authority Group, 14.45%. In addition, Borders-Walden Group and OfficeMax Group each currently have their own stock-based plans for their employees. It is currently contemplated that, effective as of the dates of the Offerings of

Borders-Walden Stock and OfficeMax Stock, the interest of employee participants in such plans would be converted into options to acquire 4.17% and 2.24% of the Borders-Walden Stock and OfficeMax Stock, respectively, which percentages are in addition to the above percentages. The percentage interests represented by the number of shares actually issued pursuant to the SRS Plans could be considerably less than the above percentages depending on the degree to which awards are made, vested, exercised or purchased pursuant to such SRS Plans. In addition to the issuance of shares of Specialty Retail Stock and Kmart Stock pursuant to the SRS Plans, the Company may from time to time issue additional shares of any outstanding series of Common Stock as matching contributions under the Company's 401(k) savings plan.



     The aggregate percentage interest in the Equity Value of the Specialty Retail Groups represented by shares issuable pursuant to the SRS Plans that would reduce the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group is expected to be less than 2% with respect to each Specialty Retail Group. The extent to which the issuance of shares of Specialty Retail Stock pursuant to the SRS Plans would actually reduce the Number of Shares Issuable with Respect to Retained Interest would be dependent upon the extent to which participants elect to convert their interests in Existing Common Stock (or, following redesignation, Kmart Stock) under the SRS Plans into interests in Specialty Retail Stock. Such conversions by participants would result in cancellation of the participants' rights to receive Existing Common Stock (or, following redesignation, Kmart Stock) and any proceeds received upon such issuance of shares of Specialty Retail Stock would be allocated to the Kmart Group. Nevertheless, the issuance of shares of any series of Specialty Retail Stock pursuant to the SRS Plans, regardless of whether such issuance reduces the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group, would result in a reduction in the Retained Interest Fraction with respect to the relevant Specialty Retail Group and an increase in the related Outstanding Interest Fraction.


EFFECTS ON CONVERTIBLE PREFERRED STOCK

     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, upon redesignation of the Existing Common Stock as Kmart Stock, each outstanding security of the Company that is convertible into shares of Existing Common Stock, including the Series A Preferred Stock and the Series B Preferred Stock, automatically would become convertible into a number of shares of Kmart Stock equal to the number of shares of Existing Common Stock that the holder thereof would have received if conversion had occurred immediately prior to such redesignation.

STOCK EXCHANGE LISTINGS

     Application will be made to the New York Stock Exchange ("NYSE"), Chicago Stock Exchange ("CSE") and Pacific Stock Exchange ("PSE") for approval of the proposed redesignation of the Existing Common Stock as Kmart Stock. The Company intends to apply for the listing of each series of Specialty Retail Stock on such stock exchanges as the Board deems appropriate at the time of initial issuance of shares of such series.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Company has been advised by tax counsel that no gain or loss would be recognized by the Company or its stockholders on either the redesignation of the Existing Common Stock as Kmart Stock or the issuance and sale of any series of Specialty Retail Stock in the Offerings. However, there are no current court decisions bearing directly on transactions similar to the Specialty Retail Stock Proposal, and the Internal Revenue Service has had under study since 1987 the federal income tax consequences of transactions similar to the Specialty Retail Stock Proposal. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Certain Federal Income Tax Considerations".

REASONS FOR THE SPECIALTY RETAIL STOCK PROPOSAL

     The Specialty Retail Stock Proposal gives the Board the authority to issue Common Stock in series that are intended to reflect the separate performance of the Company's core Kmart discount store business and certain specialty retail businesses. The Board believes the ability to issue separate series of Specialty Retail Stock in addition to Kmart Stock would enhance stockholder value over the long term by permitting separate market valuations of each series of Specialty Retail Stock, which would result in greater market recognition of the value of each of the specialty retail businesses, and by fostering an ownership culture that would encourage superior performance by management and employees of each specialty retail business. The Specialty Retail Stock Proposal also provides the Company greater flexibility with regard to raising capital and structuring employee incentive plans with an equity security specifically related to each of the Company's businesses. At the same time, the Specialty Retail Stock Proposal enables the Company to retain operational control over the Specialty Retail Groups and enables each of the Company's businesses to preserve the benefits of being part of a single consolidated entity.


     Approval of the Specialty Retail Stock Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock entitled to vote, voting together as one class, as well as the holders of a majority of the outstanding shares of Existing Common Stock and Series B Preferred Stock, each voting separately as a class.


     THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE SPECIALTY RETAIL STOCK PROPOSAL, BELIEVES ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS A VOTE FOR SUCH PROPOSAL.
                            ------------------------

         PROPOSAL 3 -- AMENDMENTS TO RESTATED ARTICLES OF INCORPORATION RELATING TO ISSUANCE OF PREFERRED STOCK IN SERIES BY RESOLUTION OF BOARD OF
                                   DIRECTORS

     The stockholders are being asked to consider and approve a proposal to amend Article III, Section B of the Articles, as set forth in Annex III-B hereto, relating to the Board's authority to designate the relative rights, preferences, limitations and restrictions of Preferred Stock issued in series by resolution of the Board.


     Approval of Proposal 3 will require the affirmative vote of the holders of a majority of the outstanding shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as one class, as well as the holders of a majority of the outstanding shares of Existing Common Stock and Series B Preferred Stock, each voting separately as a class.


         PROPOSAL 4 -- AMENDMENTS TO RESTATED ARTICLES OF INCORPORATION
                     RELATING TO CERTAIN VOTING PROVISIONS

     The stockholders are being asked to consider and approve a proposal to amend Article VII of the Articles, as set forth in Annex III-C hereto, to conform certain provisions regarding the vote required for the removal of directors to the voting rights of the various series of Common Stock under the Specialty Retail Stock Proposal.

     Approval of Proposal 4 will require the affirmative vote of the holders of at least 58% of the outstanding shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as one class.

             PROPOSAL 5 -- ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN
                        FOR EACH SPECIALTY RETAIL GROUP

     The stockholders are being asked to consider and approve a proposal to adopt an Employee Stock Purchase Plan for each Specialty Retail Group that is designed to encourage the purchase of shares of the series of Specialty Retail Stock by a broad base of employees of the relevant Specialty Retail Group.

     Approval of Proposal 5 will require the affirmative vote of the holders of a majority of the votes cast by the holders of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as one class.

          PROPOSAL 6 -- AMENDMENTS TO DIRECTORS STOCK PLAN RELATING TO
                       ISSUANCE OF SPECIALTY RETAIL STOCK

     The stockholders are being asked to consider and approve a proposal to amend the terms of the Company's Directors Stock Plan to provide for, among other things, a pro rata portion of a non-employee director's compensation in shares of all outstanding series of Specialty Retail Stock.


     Approval of Proposal 6 will require the affirmative vote of the holders of a majority of shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock present, or represented, and entitled to vote at the Annual Meeting, voting together as one class.


         PROPOSAL 7 -- AMENDMENTS TO PERFORMANCE RESTRICTED STOCK PLAN
               RELATING TO SUBSTITUTION OF SPECIALTY RETAIL STOCK
            FOR CERTAIN OUTSTANDING AWARDS OF EXISTING COMMON STOCK

     The stockholders are being asked to consider and approve a proposal to amend the terms of the Company's Performance Restricted Stock Plan to provide for the substitution of outstanding series of Specialty Retail Stock for certain outstanding awards of Existing Common Stock.


     Approval of Proposal 7 will require the affirmative vote of the holders of a majority of shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock present, or represented, and entitled to vote at the Annual Meeting, voting together as one class.


    PROPOSAL 8 -- AMENDMENTS TO 1973 AND 1981 STOCK OPTION PLANS RELATING TO
                     SUBSTITUTION OF SPECIALTY RETAIL STOCK
FOR EXISTING COMMON STOCK ISSUABLE UPON EXERCISE OF CERTAIN OUTSTANDING OPTIONS

     The stockholders are being asked to consider and approve a proposal to amend the Company's 1973 and 1981 Stock Option Plans to provide for the substitution of outstanding series of Specialty Retail Stock for Existing Common Stock issuable upon exercise of certain outstanding options granted under such Plans.


     Approval of Proposal 8 will require the affirmative vote of the holders of a majority of shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock present, or represented, and entitled to vote at the Annual Meeting, voting together as one class.


      PROPOSAL 9 -- AMENDMENTS TO 1992 STOCK OPTION PLAN RELATING TO GRANT
                       OF CERTAIN OPTIONS EXERCISABLE FOR
            SPECIALTY RETAIL STOCK AND CERTAIN OTHER PLAN AMENDMENTS

     The stockholders are being asked to consider and approve a proposal to amend the Company's 1992 Stock Option Plan to provide for, among other things, the grant of certain options exercisable for outstanding series of Specialty Retail Stock.


     Approval of Proposal 9 will require the affirmative vote of the holders of a majority of shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock present, or represented, and entitled to vote at the Annual Meeting, voting together as one class.

              PROPOSAL 10 -- AMENDMENTS TO 1992 STOCK OPTION PLAN
                    RELATING TO ADDING ALLOCATION PROVISIONS

     The stockholders are being asked to consider and approve a proposal to amend the Company's 1992 Stock Option Plan to establish maximum annual allocations of option grants to certain executives in order for the Company to comply with certain recently enacted provisions of the Internal Revenue Code.

     Approval of Proposal 10 will require the affirmative vote of the holders of a majority of the votes cast by the holders of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as one class.

           PROPOSAL 11 -- ADOPTION OF MANAGEMENT STOCK PURCHASE PLAN

     The stockholders are being asked to consider and approve a proposal to adopt the Management Stock Purchase Plan that would permit a portion of a participant's annual bonus otherwise payable in cash pursuant to the Company's Annual Incentive Bonus Plan to be paid in the form of restricted stock and would permit certain one-time purchases of restricted stock in connection with the initial issuance of each series of Specialty Retail Stock.


     Approval of Proposal 11 will require the affirmative vote of the holders of a majority of shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock present, or represented, and entitled to vote at the Annual Meeting, voting together as one class.


             PROPOSAL 12 -- ADOPTION OF ANNUAL INCENTIVE BONUS PLAN

     The stockholders are being asked to consider and approve a proposal to adopt the Annual Incentive Bonus Plan that would provide for the payment of annual incentive bonus awards to participants if, and only to the extent that, specified performance goals are met.


     Approval of Proposal 12 will require the affirmative vote of the holders of a majority of shares of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock present, or represented, and entitled to vote at the Annual Meeting, voting together as one class.


     PROPOSAL 13 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to stockholder ratification, the firm of Price Waterhouse has been, upon recommendation of the Audit Committee, appointed by the Board as independent accountants to audit the Company's books for fiscal year 1994. Representatives of Price Waterhouse will be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Approval of Proposal 13 will require the affirmative vote of the holders of a majority of the votes cast by the holders of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as one class.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 3 THROUGH 13.
                            ------------------------

     Proposals 4 through 9 concern Specialty Retail Stock and, therefore, are each conditioned upon approval of Proposal 2 and will not be implemented if Proposal 2 is not approved by stockholders and implemented by the Board. Accordingly, a vote against Proposal 2 will have the effect of a vote against each of Proposals 4 through 9.


     Under applicable Michigan law, none of the holders of Existing Common Stock, Series A Preferred Stock or Series B Preferred Stock has appraisal rights in connection with any proposal to be acted upon at the Annual Meeting.

                               KMART CORPORATION

                            SELECTED FINANCIAL DATA


     The following selected financial data for the periods indicated has been derived from the consolidated financial statements of Kmart Corporation. Operating results and affected ratios have been restated to exclude discontinued operations. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and notes thereto set forth in Annex V hereto.


                                                    1993(1)     1992       1991       1990      1989(2)     1988
                                                    -------    -------    -------    -------    -------    -------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA
                                                                        AND NUMBER OF SHARES)
SUMMARY OF OPERATIONS
  Sales...........................................  $34,156    $31,031    $29,042    $28,133    $27,670    $25,947
  Cost of merchandise sold, includes buying and
    occupancy costs...............................   25,646     22,800     21,243     20,614     20,310     18,920
  Selling, general and administrative expenses....    7,636      6,875      6,603      6,435      6,277      5,877
  Interest expense -- net.........................      477        414        384        384        353        312
  Income (loss) from continuing retail operations
    before income taxes...........................     (550)     1,327      1,189      1,070        444      1,185
  Net income (loss) from continuing retail
    operations....................................     (328)       882        789        712        282        768
  Net income (loss)...............................     (974)       941        859        756        323        803
PER-SHARE DATA
  Earnings per common and common equivalent share
    from continuing retail operations.............  $ (0.73)   $  1.93    $  1.85    $  1.78    $  0.70    $  1.91
  Cash dividends declared per common share........     0.96       0.92       0.88       0.86       0.82       0.66
  Book value......................................    13.39      16.64      15.33      13.47      12.45      12.56
FINANCIAL DATA
  Working capital.................................  $ 4,123    $ 5,014    $ 4,682    $ 3,519    $ 3,685    $ 3,654
  Total assets....................................   17,504     18,931     15,999     13,899     13,145     12,126
  Long-term obligations -- Debt...................    2,227      3,237      2,287      1,701      1,480      1,358
                      -- Capital leases...........    1,720      1,698      1,638      1,598      1,549      1,588
  Shareholders' equity............................    6,093      7,536      6,891      5,384      4,972      5,009
  Capital expenditures -- owned property..........    1,022      1,435      1,329        814        631        570
  Depreciation and amortization...................      703        600        509        470        444        424
  Ending market capitalization....................    9,333     10,837     10,901      6,095      6,640      7,105
  Weighted average shares outstanding.............      457        456        426        400        401        401
FINANCIAL RATIOS
  Return on sales --
    Income (loss) from continuing retail
      operations before income taxes..............    (1.6)%       4.3%       4.1%       3.8%       1.6%       4.6%
    Net income (loss) from continuing retail
      operations..................................    (1.0)%       2.8%       2.7%       2.5%       1.0%       3.0%
  Return on beginning assets from continuing
    retail operations.............................    (2.0)%       6.4%       6.6%       5.9%       2.5%       7.5%
  Inventory turnover..............................      2.9        2.7        2.7        2.7        2.9        3.0
  Return on beginning shareholders' equity from
    continuing retail operations..................    (4.4)%      13.2%      15.0%      14.7%       5.7%      17.7%
  Return on beginning investment from continuing
    retail operations.............................    (0.1)%      10.8%      11.2%      11.2%       6.4%      13.2%
  Working capital ratio...........................      1.7        1.9        2.1        1.8        1.9        2.0
  Debt and equivalent as a percentage of total
    capitalization................................     48.9%      43.1%      37.3%      43.5%      43.4%      38.0%
  Ratio of income from continuing retail
    operations to fixed charges(3)................       --        3.0        3.0        2.9        1.8        3.5
  Employee compensation and benefits, per sales
    dollar........................................     14.6%      14.7%      15.1%      15.2%      15.2%      14.7%

- -------------------------
(1) Results of operations for 1993 include a pre-tax provision of $1,348 million ($862 million net of tax) for store restructuring and other charges.
(2) Results of operations for 1989 include a pre-tax provision of $640 million ($422 million net of tax) for store restructuring and other charges.

(3) Fixed charges represent total interest charges, a portion of operating rentals representative of the interest factor and amortization of debt discount and expense. The deficiency of income from continuing retail operations compared to fixed charges was $581 million for the fiscal year ended January 26, 1994.

                    KMART GROUP AND SPECIALTY RETAIL GROUPS
                      SELECTED FISCAL 1993 FINANCIAL DATA

     The following selected data for fiscal 1993 reflects the historical results of operations, financial condition and operating data of the businesses which comprise the Kmart Group and each of the Specialty Retail Groups and should be read in conjunction with the Selected Financial Data, Combined Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations of each of the Groups contained in Annexes VI through X hereto.

                                                             BORDERS-    BUILDERS                 THE SPORTS
                                                KMART         WALDEN      SQUARE     OFFICEMAX    AUTHORITY
                                                GROUP         GROUP       GROUP        GROUP        GROUP
                                             ------------    --------    --------    ---------    ----------
                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
  Sales...................................     $ 28,039      $1,370.6    $2,718.8    $1,421.8       $606.9
  Gross margin............................        7,064         350.6       618.3       312.8        167.7
  Selling, general and administrative
     expenses(1)..........................        6,338         293.8       556.6       284.2        144.6
  Goodwill amortization...................           --           6.9         0.9         8.6          2.1
  Store restructuring and other charges...          904         142.8       226.5          --           --
  Operating income (loss).................          110         (92.9)     (165.7)       20.0         21.0
  Interest expense -- net.................          467           0.9         8.7         0.1           --
  Loss from continuing retail operations
     before Retained Interests in the
     Specialty Retail Groups and income
     taxes................................         (247)           --          --          --           --
  Income (loss) of Specialty Retail
     Groups...............................           --         (93.8)     (174.4)       19.9         21.0
  Income taxes............................         (110)        (38.2)      (65.8)        9.1          8.2
  Net loss related to Retained Interests
     in Specialty Retail Groups(2)........         (145)           --          --          --           --
  Net income (loss).......................         (925)        (61.2)     (107.0)       10.8         12.8
  Add back of goodwill amortization.......           --           6.9         0.9         8.6          2.1
  Kmart Corporation earnings (losses)
     attributable to Group................         (925)        (54.3)     (106.1)       19.4         14.9
BALANCE SHEET DATA -- END OF PERIOD
  Working capital.........................        3,467          60.2       481.5       113.6         37.4
  Total assets............................       15,865       1,001.6     1,130.1     1,009.7        297.8
  Total debt..............................        2,591           9.5        16.7          --           --
  Group equity............................        6,093         457.5       531.9       608.5        147.9
OTHER DATA:
  End of year stores......................        2,323         1,203         177         328           80
  Capital expenditures -- owned
     property.............................     $    793      $   71.0    $   77.7    $   57.3       $ 23.5
  Depreciation and amortization...........          591          41.0        35.3        26.3         10.2

- -------------------------
(1) Includes pre-opening expense.


(2) Net income or loss of the Specialty Retail Groups Attributable to the Kmart Group's Retained Interests is reflected as "Net income (loss) related to Retained Interests in the Specialty Retail Groups" in the combined statements of income.

                     PRICE RANGES OF EXISTING COMMON STOCK,
                          SERIES A PREFERRED STOCK AND
                      SERIES B PREFERRED STOCK; DIVIDENDS

EXISTING COMMON STOCK


     The following table sets forth the high and low closing sales prices of the Existing Common Stock on the New York Stock Exchange Composite Tape (the "Composite Tape") and the dividends paid per share of the Existing Common Stock during the periods indicated. On January 4, 1994, the day prior to the Company's announcement of the Specialty Retail Stock Proposal, and on April 22, 1994, the closing sale price of the Existing Common Stock, as reported on the Composite
Tape, was $21 1/2 and $     , respectively. As of April 8, 1994, there were
409,389,759 shares of Existing Common Stock outstanding and 87,643 holders of record of Existing Common Stock.




                                                              CLOSING SALE PRICES
                                                              --------------------    DIVIDENDS
                                                                HIGH         LOW        PAID
                                                                ----         ---      ---------
1992
  First Quarter..............................................   $27          $225/8     $ .22
  Second Quarter.............................................    26 1/2      21 3/8       .23
  Third Quarter..............................................    25 1/2      21 1/2       .23
  Fourth Quarter.............................................    27 3/4      23 7/8       .23

1993
  First Quarter..............................................    25          22 3/8       .23
  Second Quarter.............................................    23 5/8      19 7/8       .24
  Third Quarter..............................................    24 1/4      20           .24
  Fourth Quarter.............................................    24 7/8      21           .24

1994
  First Quarter
     (through April 22, 1994)................................                             .24



     Subject to the prior rights of the holders of Preferred Stock, including Series A Preferred Stock and Series B Preferred Stock, such dividends as may be determined by the Board may be declared and paid on the Existing Common Stock from time to time out of any assets legally available therefor. The Board currently intends that the dividend policy applicable to the Kmart Stock would be substantially the same as the dividend policy applicable to the Existing Common Stock, with the initial dividend rate on the Kmart Stock being the rate in effect for the Existing Common Stock at the time of the redesignation. The Company's annual dividend rate is presently $.96 per share of Existing Common Stock. The Board believes that implementation of the Specialty Retail Stock Proposal would not adversely affect the Company's ability to pay dividends on the Kmart Stock. Determinations as to future dividends on the Kmart Stock would be based primarily upon the financial condition, results of operations and business requirements of the Kmart Group and the Company as a whole. Under the terms of the Specialty Retail Stock Proposal, dividends on the Kmart Stock would be payable out of the lesser of (i) all assets of the Company legally available for such dividends and (ii) the Available Dividend Amount with respect to the Kmart Group. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Dividend Policy" and "-- Description of Kmart Stock and Specialty Retail Stock -- Dividends".


SERIES A PREFERRED STOCK


     The following table sets forth the high and low closing sale prices of the Depositary Shares (each of which represents 1/4 share of Series A Preferred Stock) on the Composite Tape and the dividends paid per Depositary Share during the periods indicated. On January 4, 1994, the day prior to the Company's announcement of the Specialty Retail Stock Proposal, and on April 22, 1994, the closing sale price of the Depositary Shares, as reported on the Composite Tape,
was $44 1/2 and $     , respectively. As of April 8, 1994, there were 23,000,000
Depositary Shares outstanding (representing 5,750,000 shares of Series A Preferred Stock) and 3,609 record holders of Depositary Shares. On September 15, 1994, each Depositary Share automatically converts into two shares of Existing Common Stock, subject to adjustment in certain events, unless sooner redeemed by the Company for shares of Existing Common Stock.


                                                                        CLOSING SALE
                                                                           PRICES
                                                                        ------------    DIVIDENDS
                                                                        HIGH    LOW       PAID
                                                                        ----    ----    ---------
1992
  First Quarter......................................................  $49     $45 3/4     $.85
  Second Quarter.....................................................   48 1/2  43 7/8      .85
  Third Quarter......................................................   50 3/8  44 5/8      .85
  Fourth Quarter.....................................................   51 5/8  48 1/8      .85
1993
  First Quarter......................................................   50 5/8  47 1/8      .85
  Second Quarter.....................................................   49      41 7/8      .85
  Third Quarter......................................................   49      42 7/8      .85
  Fourth Quarter.....................................................   50 1/4  43 3/4      .85
1994
  First Quarter (through April 22, 1994).............................                       .85


SERIES B PREFERRED STOCK


     The Series B Preferred Stock, which was issued during the fourth quarter of fiscal 1992, is not publicly traded. As of April 8, 1994, there were 784,938 shares of Series B Preferred Stock outstanding and five record holders of Series B Preferred Stock. Each share of Series B Preferred Stock is convertible by the holder thereof at any time into 6.49 shares of Existing Common Stock, subject to adjustment in certain events, and is redeemable by the Company for Existing Common Stock after November 1, 1999 at a rate based on the then current market price of the Existing Common Stock. In addition, holders of Series B Preferred Stock have the right (i) from time to time after November 1, 1997, to require the Company to redeem up to 50% of the outstanding shares of Series B Preferred Stock and (ii) after November 1, 2002, to require the Company to redeem all of the outstanding shares of Series B Preferred Stock. The Company has entered into an agreement with holders of approximately 97% the outstanding shares of Series B Preferred Stock pursuant to which such holders of Series B Preferred Stock have granted the Company an irrevocable proxy to vote the Series B Preferred Stock in favor of Proposals 2 and 3 at the Annual Meeting. Pursuant to such irrevocable proxy, the Company will vote such shares in favor of Proposals 2 and
3. Such agreement also provides that, following the Annual Meeting, the Series B Preferred Stock will be exchanged for a new class of Series C Convertible Preferred Stock (the "Series C Preferred Stock"). The Series C Preferred Stock would have substantially the same terms as the Series B Preferred Stock, except that the holders thereof would have the right to require the Company to (i) convert, at the time of the initial Offering of each series of Specialty Retail Stock, Series C Preferred Stock for up to 20% of the Borders-Walden Stock being offered in the relevant Offering and up to 10% of each other series of Specialty Retail Stock being offered in the relevant Offering and (ii) redeem such Series C Preferred Stock at times earlier than the times provided under the terms of the Series B Preferred Stock.



     The following table sets forth the dividend paid per share of the Series B Preferred Stock during the periods indicated:



                                                                                  DIVIDENDS PAID
                                                                                  --------------
1992
  Fourth Quarter...............................................................       $1.44
1993
  First Quarter................................................................        2.875
  Second Quarter...............................................................        2.875
  Third Quarter................................................................        2.875
  Fourth Quarter...............................................................        2.875
1994
  First Quarter (through April 22, 1994).......................................        2.875

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the knowledge of the Company, no person beneficially owns 5% or more of the outstanding shares of Existing Common Stock.

     The following table sets forth certain information concerning persons who, to the knowledge of the Company, beneficially own 5% or more of the outstanding Preferred Stock of the Company as of December 31, 1993:

                 NAME AND ADDRESS                                       NUMBER OF SHARES        PERCENT
               OF BENEFICIAL OWNER                TITLE OF CLASS       BENEFICIALLY OWNED       OF CLASS
   --------------------------------------------   --------------       ------------------       --------
   Thomas P. Borders
     411 East Washington,
     Ann Arbor, MI 48104.......................      Preferred               351,780(a)(b)        5.38%
   Louis H. Borders
     325 Lytton Avenue,
     Palo Alto, CA 94301.......................      Preferred               411,158(c)           6.29%

- -------------------------
(a) Represents shares of Series B Preferred Stock held by Thomas P. Borders, as Trustee under the Thomas P. Borders Trust Agreement. Thomas P. Borders and Louis H. Borders, who are brothers, together beneficially own 97.2% of the outstanding Series B Preferred Stock.

(b) Excludes 15,000 shares of Series B Preferred Stock that were transferred to a trust of which the wife of Thomas P. Borders is Trustee.

(c) Represents shares of Series B Preferred Stock held by Louis H. Borders, as Trustee under the Louis H. Borders Trust Agreement. Thomas P. Borders and Louis H. Borders, who are brothers, together beneficially own 97.2% of the outstanding Series B Preferred Stock.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Articles and By-laws provide that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than twenty-one. The Board has fixed the number of directors at thirteen. The Articles and By-laws further provide that directors shall be divided into three classes (Class I, Class II and Class III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     In accordance with the recommendation of its Nominating Committee, the Board has nominated Messrs. Joseph A. Califano, Jr., Enrique C. Falla, David B. Harper, J. Richard Munro and Joseph R. Thomas. All nominees are presently directors of the Company whose terms expire at the annual meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 1995 or 1996 annual meeting, as the case may be.


     It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the nominees listed herein. The proposed nominees are willing to be elected and serve, but in the event any nominee at the time of election is unable to serve or is otherwise unavailable for election, it is intended that votes will be cast pursuant to the accompanying proxy for substitute nominees designated by the Board, unless the Board reduces the number of directors to be elected. Directors are elected by a plurality of votes cast by holders of the Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as one class, who are present in person or represented by proxy and entitled to vote at the meeting.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. CALIFANO, FALLA, HARPER, MUNRO AND THOMAS AS DIRECTORS OF THE COMPANY.

INFORMATION ABOUT NOMINEES AND DIRECTORS


     The following information is furnished for each person who is nominated for election as a director or who is continuing as an incumbent director: name; age; whether such person is a nominee for election ("Nominee") or an incumbent director whose term does not expire at this meeting ("Incumbent"); the year in which his or her term is to expire; principal occupation and employment during the past five years; boards of directors of other publicly owned companies on which he or she serves; how long he or she has served as a director of the Company; and committees of the Board of the Company of which he or she is a member.


LILYAN H. AFFINITO, 62 (Incumbent -- Term to expire in 1995)

Former Vice Chairman of the Board of Maxxam Group Inc. (forest products operations, real estate management and development and aluminum production). Previously served as President and Chief Operations Officer of Maxxam Group, Inc.; Director of Caterpillar, Inc., Chrysler Corporation, Jostens Inc., Lillian Vernon Corporation, New York Telephone Company and Tambrands, Inc. Has served as a director of Kmart Corporation since 1990. Member of Audit, Executive/Finance and Health Care Committees.


JOSEPH E. ANTONINI, 52 (Incumbent -- Term to expire in 1996)


Chairman of the Board, President and Chief Executive Officer of Kmart Corporation. Previously served as President and Chief Operating Officer, Executive Vice President and Senior Vice President of the Company. Director of Chrysler Corporation and Shell Oil Company. Has served as a director of Kmart Corporation since 1986. Member of Executive/Finance and Health Care Committees.


JOSEPH A. CALIFANO, JR., 62 (Nominee -- Term to expire in 1997)


Chairman and President, Center on Addiction and Substance Abuse at Columbia University; author and health care consultant. Formerly Senior Partner, Law Firm of Dewey Ballantine. Director of Authentic Fitness Corp., Automatic Data Processing, Inc., Chrysler Corporation, New York Telephone Company, The Travelers Inc. and Warnaco, Inc. Has served as a director of Kmart Corporation since 1990. Member of Compensation and Incentives, Health Care and Public Issues Committees.

WILLIE D. DAVIS, 59 (Incumbent -- Term to expire in 1995)



President of All Pro Broadcasting, Inc. (radio stations). Director of Alliance Bank, The Dow Chemical Company, Johnson Controls, Inc., L.A. Gear, Inc., MGM Grand, Inc., Sara Lee Corporation and WICOR, Inc. Has served as a director of Kmart Corporation since 1986. Member of Audit, Nominating and Public Issues Committees.



ENRIQUE C. FALLA, 54 (Nominee -- Term to expire in 1997)


Executive Vice President and Chief Financial Officer of The Dow Chemical Company. Director of The Dow Chemical Company and Marion Merrill Dow, Inc. Has served as a director of Kmart Corporation since 1992. Member of Audit, Executive/Finance and Nominating Committees.


JOSEPH P. FLANNERY, 62 (Incumbent -- Term to expire in 1995)


Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (investment management company). Previously served as Partner, Clayton and Dubilier, Inc. (investment firm). Director of APS Holding Corp., Arvin Industries, Inc., Ingersoll Rand Company, Newmont Gold Company, Newmont Mining Corporation and The Scotts Company. Has served as a director of Kmart Corporation since 1985. Member of Compensation and Incentives, Executive/Finance and Health Care Committees.


DAVID B. HARPER, 60 (Nominee -- Term to expire in 1997)


President, David B. Harper Management Co., Inc. (management services); also President, New Age Bancorporation. Director of New Age Bancorporation and Student Loan Marketing Association. Has served as a director of Kmart Corporation since 1975. Member of Audit, Executive/Finance and Public Issues Committees.


F. JAMES MCDONALD, 71 (Incumbent -- Term to expire in 1996)


Retired President and Chief Operating Officer of General Motors Corporation. Has served as a director of Kmart Corporation since 1987. Member of Compensation and Incentives, Executive/Finance and Nominating Committees.


RICHARD S. MILLER, 54 (Incumbent -- Term to expire in 1995)


Executive Vice President, Super Kmart Centers. Previously served as Senior Vice President and Vice President of the Company. Has served as a director of Kmart Corporation since 1988. Member of Health Care and Public Issues Committee.


J. RICHARD MUNRO, 63 (Nominee -- Term to expire in 1997)


Chairman of the Executive Committee of Time Warner Inc. (entertainment and communications). Previously served as Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc. and as Chairman of the Board and Chief Executive Officer of Time Inc. (communications). Director of Genentech, Inc., Kellogg Company, Mobil Corporation, Time Warner Inc. and Trustee of Rand Corporation. Has served as a director of Kmart Corporation since 1990. Member of Compensation and Incentives, Nominating and Public Issues Committees.


DONALD S. PERKINS, 66 (Incumbent -- Term to expire in 1996)


Retired Chairman of the Board of Jewel Companies, Inc. (diversified retailer). Director of American Telephone and Telegraph Company, Aon Corporation, Cummins Engine Company, Inc., Illinois Power Company, Inland Steel Industries, Inc., LaSalle Street Fund, Inc., Springs Industries, Inc., Time Warner Inc. and Trustee of the Putnam Funds. Has served as a director of Kmart Corporation since 1986. Member of Compensation and Incentives, Executive/Finance and Nominating Committees.

GLORIA M. SHATTO, 62 (Incumbent -- Term to expire in 1996)


President, Berry College. Director of Becton Dickinson and Company, Georgia Power Company, Texas Instruments, Inc. and The Southern Company. Has served as a director of Kmart Corporation since 1983. Member of Audit, Nominating and Public Issues Committees.


JOSEPH R. THOMAS, 58 (Nominee -- Term to expire in 1997)


Executive Vice President, U.S. Kmart Stores. Previously served as Vice President of the Company. Has served as a director of Kmart Corporation since 1987. Member of Public Issues Committee.


STOCK OWNERSHIP OF OFFICERS AND DIRECTORS



     The following table sets forth the amount of Existing Common Stock owned by the Company's directors, each of the executive officers named under "Compensation of Officers" herein and all of the directors and executive officers as a group, as of March 1, 1994.



                                                                                   PERCENTAGE OF
                                                                                  EXISTING COMMON
                              NAME                                  SHARES             STOCK
- ----------------------------------------------------------------   ---------      ---------------
Lilyan A. Affinito..............................................       4,709          *
Joseph E. Antonini..............................................   1,140,032(1)       *
Joseph A. Califano, Jr. ........................................       2,968          *
Willie D. Davis.................................................       2,052          *
Enrique C. Falla................................................       2,101          *
Joseph P. Flannery..............................................       3,098          *
David B. Harper.................................................       1,968          *
F. James McDonald...............................................       8,430          *
Richard S. Miller...............................................     498,627(1)       *
George R. Mrkonic...............................................      45,998(1)       *
J. Richard Munro................................................       2,923          *
Donald S. Perkins...............................................       8,423(2)       *
Gloria M. Shatto................................................       2,052          *
Glenn B. Smith..................................................     341,486(1)(3)     *
Joseph R. Thomas................................................     642,523(1)       *
Directors and executive officers as a group (42 persons)........   4,373,850(1)(2)       1.07%


- -------------------------

 *  Less than 1%.



(1) Includes shares of Existing Common Stock that can be acquired by exercise of stock options within 60 days of March 1, 1994 as follows: Mr. Antonini -- 974,200 shares; Mr. Mrkonic -- 12,000 shares; Mr. Thomas -- 558,000 shares; Mr. Miller -- 424,600 shares; Mr. Smith -- 197,000 shares; and all directors and executive officers as a group -- 3,611,782 shares. Includes shares of restricted stock as follows: Mr. Antonini -- 63,250 shares; Mr. Mrkonic -- 33,998 shares; Mr. Thomas -- 23,144 shares; and Mr. Miller -- 23,862 shares.



(2) Mr. Perkins also shares voting and investment power as to 5,283,700 shares of Existing Common Stock and 927,500 $3.41 Depository Shares representing 231,845 shares of Series A Preferred Stock, owned by one or more of the Putnam Funds of which he is a Trustee. If such additional shares were included, officers and directors as a group would be considered to beneficially own 9,657,550 shares, or 2.36%, of Existing Common Stock, including 1.29% for Mr. Perkins, and Mr. Perkins would be considered to beneficially own 231,845 shares, or 4.0%, of Series A Preferred Stock. Mr. Perkins disclaims beneficial ownership of these shares.



(3) Mr. Smith retired from the Company as of January 31, 1994.

COMMITTEES OF THE BOARD

     Following are the committees of the Board, the members of each committee as of the date hereof, the number of meetings held by each committee during the Company's fiscal year ended January 26, 1994, and a brief description of the functions performed by each committee.

AUDIT COMMITTEE


     Members: Lilyan H. Affinito (Chair), Willie D. Davis, Enrique C. Falla, David B. Harper and Gloria M. Shatto. (This Committee is comprised solely of non-employee directors.)


     Number of Meetings: 4

     Functions: Recommending to the Board the selection of independent accountants: approving the nature and scope of services performed by the independent accountants and reviewing the range of fees for such services; conferring with the independent accountants and reviewing the results of their audit; reviewing the Company's internal auditing, accounting and financial controls; and providing assistance to the Board with respect to the corporate and reporting practices of the Company.

COMPENSATION AND INCENTIVES COMMITTEE

     Members: F. James McDonald (Chair), Joseph A. Califano, Jr., Joseph P. Flannery, J. Richard Munro and Donald S. Perkins. (This Committee is comprised solely of non-employee directors.)

     Number of Meetings: 8

     Functions: Determining the nature and amount of compensation of all senior officers of the Company and its specialty retail subsidiaries; and administering the Company's stock option, performance restricted stock and directors stock plans. This Committee has retained an independent consultant which reports directly to the Committee.

EXECUTIVE/FINANCE COMMITTEE

     Members: Joseph E. Antonini (Chair), Lilyan H. Affinito, Enrique C. Falla, Joseph P. Flannery, David B. Harper, F. James McDonald, Donald S. Perkins and Thomas F. Murasky, Executive Vice President and Chief Financial Officer.

     Number of Meetings: 0

     Functions: Exercising the power and authority of the Board as may be necessary during the intervals between meetings of the Board, subject to such limitations as provided by law or by resolution of the Board; reviewing financial policies and procedures of the Company, making recommendations to the Board on dividend policy, corporate financing, the issuance and sale of Company securities and the investment of assets; and reviewing the management of the Employee Pension Plan and Pension Fund and the Employee Savings Plan.

HEALTH CARE COMMITTEE

     Members: Joseph A. Califano, Jr. (Chair), Lilyan H. Affinito, Joseph E. Antonini, Joseph P. Flannery, Richard S. Miller, Kevin Browett, Vice President, Hardlines Merchandising, Frederic M. Comins, Jr., Senior Vice President, Executive and Organization Resources, and Donald L. Morford, Director, Employee Benefits.

     Number of Meetings: 1

     Functions: Reviewing and monitoring the Company's health care programs, their adequacy and cost effectiveness; and making recommendations regarding the Company's health care programs to management and the Board.

NOMINATING COMMITTEE

     Members: Donald S. Perkins (Chair), Willie D. Davis, Enrique C. Falla, F. James McDonald, J. Richard Munro and Gloria M. Shatto. (This Committee is comprised solely of non-employee directors.)

     Number of Meetings: 2

     Functions: Recommending to the Board nominees for election as directors. In performing this function, the committee will consider nominees recommended by stockholders. Such recommendation should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data and the written consent of the proposed nominee. In addition, the By-laws of the Company establish certain procedures concerning stockholder nominations for election of directors. The By-laws require that notice of such nominations be delivered to the Secretary of the Company within the following specified time limits prior to the stockholders' meeting at which the directors are to be elected: 90 days in advance of an annual meeting, and the tenth day following the date on which notice of a special meeting is first given to stockholders. Each notice of nomination is required to contain the name and address of the stockholder who intends to make the nomination; the name, age, business address and written consent of each nominee; and such other information as would be required to be disclosed with respect to the nominee in a proxy solicitation.

PUBLIC ISSUES COMMITTEE

     Members: Willie D. Davis (Chair), Joseph A. Califano, Jr., David B. Harper, Richard S. Miller, J. Richard Munro, Gloria M. Shatto and Joseph R. Thomas.

     Number of Meetings: 2

     Functions: Considering the extent to which Company policies relate to and are in proper accord with the public interest; and making appropriate recommendations in that regard to management and the Board.

     There were 17 meetings of the Board during the fiscal year ended January 26, 1994. Each director attended at least 75% of the total number of Board and committee meetings held while he or she served as a director or member of the committee, except for Mr. Califano due to illness in 1993.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive an annual retainer of $50,000, with no additional amount payable for attending meetings. Twenty percent (and at the election of the director, up to 50%) of the annual retainer is paid in Existing Common Stock in lieu of cash pursuant to the Directors Stock Plan.

     Under the Company's Deferred Compensation Plan for Non-Employee Directors and Directors Stock Plan, a director may elect to defer all or any portion of his or her annual retainer which is payable in cash or Existing Common Stock. Under these Plans, deferred cash amounts earn interest at a rate equivalent to the ten-year U.S. Treasury Note rate plus 5% and deferred shares of Existing Common Stock are credited with an amount equal to the dividends payable on such shares, which are converted on a quarterly basis to additional shares. Under the Company's Director Retirement Plan, non-employee directors who have served on the Board (i) until they have reached the mandatory retirement age established by the Company for such directors (currently the date of expiration of his or her then current term of office following age 72), or (ii) at least 10 years, will upon retirement from the Board or age 65, whichever is later, receive an annual benefit equal to the annual retainer at the time of retirement. The benefit is payable to the director (or surviving spouse) for the lesser of 10 years or a period equal to the director's period of service on the Board.

     Directors who are employees of the Company or its subsidiaries do not receive the aforesaid fee or retirement benefit.

COMPENSATION OF OFFICERS

     SUMMARY COMPENSATION TABLE. The following table sets forth information regarding the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers of the Company for services in all capacities to the Company in fiscal years 1991, 1992 and 1993.


                                                                                          LONG-TERM COMPENSATION
                                                                                      -------------------------------
                                                           ANNUAL COMPENSATION          PERFORMANCE       ALL OTHER
                      NAME AND                        -----------------------------   RESTRICTED SHARE   COMPENSATION
                 PRINCIPAL POSITION                   YEAR   SALARY ($)   BONUS ($)    AWARDS ($)(1)        ($)(2)
                -------------------                   -----  ----------   ---------   ----------------   ------------
J. E. Antonini,.....................................   1993   $893,000    $    -0-        $    -0-         $ 23,293
Chairman of the Board,                                 1992    850,000     604,901         663,875           57,622
President and CEO                                      1991    750,000     795,784         684,094           31,863
G. R. Mrkonic,......................................   1993    490,000     251,553         204,531           22,995
Executive Vice President,                              1992    465,000     403,125         122,153           18,752
Specialty Retailing                                    1991    425,000     340,945         341,144            2,125
J. R. Thomas,.......................................   1993    447,498     155,218             -0-           17,946
Executive Vice President,                              1992    410,000     236,810         279,650           27,965
U.S. Kmart Stores                                      1991    375,000     264,963         285,589           14,083
R. S. Miller,.......................................   1993    500,000         -0-             -0-           13,039
Executive Vice President,                              1992    475,000     202,618         198,669           24,960
Super Kmart Centers                                    1991    440,000     255,708         241,695           13,752
G. B. Smith,........................................   1993    425,000         -0-             -0-           15,551
Executive Vice President,                              1992    400,000     172,225         124,127           22,943
Merchandising(3)                                       1991    304,167     135,469          92,600           12,335


- -------------------------

(1) The amounts in this column represent the value of performance restricted shares of the Company's Existing Common Stock issued under the Company's Performance Restricted Stock Plan (based on the market price of the stock as of the date of issue) which were earned through the achievement of specified income goals for the fiscal year indicated. When earned, the shares are issued in the name of the executive and held in the custody of the Company for a specified period of up to three years. They are subsequently issued free of any restrictions to the executive if he or she continues in the employ of the Company or a subsidiary until the end of the period. If employment does not continue for such period, the shares are forfeited. Dividends are payable on the restricted shares from their respective dates of issue. Additional information on the Company's Performance Restricted Stock Plan is contained in the "Long Term Incentive Plan Awards" table below and the Compensation and Incentives Committee's Report on Executive Compensation below. As of January 26, 1994, the number and value of all performance restricted stock issued to the named executive officers were as follows: Mr. Antonini 63,250/$1,249,188; Mr. Mrkonic 33,998/$671,461; Mr. Thomas 23,144/$457,094; Mr. Miller 23,862/$471,275;
     and Mr. Smith 11,690/$230,878.


(2) "All Other Compensation" consists of employer contributions credited under the Company's Employee Savings Plan and Supplemental Savings Plan. The Employee Savings Plan is qualified under the Internal Revenue Code. The Supplemental Savings Plan provides benefits to the extent that the Employee Retirement Income Security Act limits the amount of employer contributions to which a participant would otherwise be entitled under the Employee Savings Plan absent such limitation. In fiscal 1993, all such employer contributions were credited under the Supplemental Savings Plan.

(3)  Mr. Smith retired from the Company as of January 31, 1994.

     OPTION GRANTS IN FISCAL YEAR 1993. The following table shows all grants to each of the named executive officers of the Company in fiscal 1993. (Stock Appreciation Rights are not permitted under the Company's Stock Option Plans. Additional information on the Company's Stock Option Plans is contained in the Compensation and Incentives Committee's Report on Executive Compensation set forth below.)


                                                      % OF TOTAL
                                                       OPTIONS
                                                      GRANTED TO                                       GRANT DATE
                                      OPTIONS        EMPLOYEES IN       EXERCISE        EXPIRATION      PRESENT
              NAME                 GRANTED (#)(1)    FISCAL 1993     PRICE ($/SH)(2)       DATE       VALUE ($)(3)
- --------------------------------   --------------    ------------    ---------------    ----------    ------------
J. E. Antonini..................       125,000            3.4%           $ 24.06          3/02/03       $902,250
G. R. Mrkonic...................           -0-             --                 --               --             --
J. R. Thomas....................        50,000           1.36              24.06          3/02/03        360,900
R. S. Miller....................        62,500            1.7              24.06          3/02/03        451,125
G. B. Smith(4)..................        50,000           1.36              24.06          3/02/03        360,900

- -------------------------
(1) All options will become exercisable on March 2, 1996.

(2) All options were granted at a price equal to 100% of the market value of the Company's Existing Common Stock on the date of grant (March 2, 1993). The exercise price may be paid in cash, already owned shares or a combination of both.

(3) This column represents the present value of the options on the date of grant using the Black-Scholes option pricing model for the Company's Existing Common Stock, utilizing the following assumptions: five-year stock price volatility of .277; 1 year average dividend yield of 3.8%; 10 year option term; 7% interest rate and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield, interest rate, etc.

(4) Mr. Smith retired from the Company as of January 31, 1994.


     OPTION EXERCISES IN FISCAL YEAR 1993 AND OPTION VALUES AT FISCAL YEAR
END. The following table provides information as to options exercised by each of the named executive officers in fiscal 1993 and the value of options held by such executives at fiscal year end measured in terms of the closing price of the Company's Existing Common Stock on January 26, 1994.


                                                                             NUMBER OF           VALUE OF
                                                                            UNEXERCISED        UNEXERCISED
                                                                             OPTIONS AT         OPTIONS AT
                                  SHARES       AGGREGATE    ANNUALIZED      1/26/94 (#)       1/26/94 ($)(3)
                                ACQUIRED ON      VALUE        VALUE
                                 EXERCISE      REALIZED      REALIZED       EXERCISABLE/       EXERCISABLE/
            NAME                    (#)         ($)(1)        ($)(2)       UNEXERCISABLE      UNEXERCISABLE
- -----------------------------   -----------    ---------    ----------    ----------------    --------------
J. E. Antonini...............         -0-       $    --      $     --      974,200/145,000    $1,417,760/-0-
G. R. Mrkonic................         -0-            --            --           12,000/-0-           -0-/-0-
J. R. Thomas.................         -0-            --            --       558,000/58,000     1,441,640/-0-
R. S. Miller.................         -0-            --            --       424,000/72,500       621,288/-0-
G. B. Smith(4)...............      11,400        92,400        11,974          197,600/-0-       344,452/-0-

- -------------------------
(1) This column shows the aggregate gain realized as a result of the exercise of stock options during the Company's 1993 fiscal year based on the market value on the date of exercise less the exercise price of the option.

(2) This column represents the amount of the aggregate gain annualized over the period of time which the executive held the option since the date of grant.

(3) Value is based on the excess of the market price of the Company's Existing Common Stock as of the end of the Company's 1993 fiscal year ($19.75) over the option price of the unexercised options.

(4) Mr. Smith retired from the Company as of January 31, 1994.

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1993.

                                                             PERFORMANCE       ESTIMATED FUTURE PAYOUTS
                                               NUMBER OF       PERIOD             (POTENTIAL SHARES)
                                              PERFORMANCE       UNTIL       ------------------------------
                                                SHARES       MATURATION     THRESHOLD    TARGET    MAXIMUM
                   NAME                         AWARDED       OR PAYOUT        (#)        (#)        (#)
- -------------------------------------------   -----------    -----------    ---------    ------    -------
J. E. Antonini.............................         -0-             --            --         --        --
G. R. Mrkonic..............................      20,832        3 years        10,416     20,832    31,248
J. R. Thomas...............................         -0-             --            --         --        --
R. S. Miller...............................         -0-             --            --         --        --
G. B. Smith(1).............................         -0-             --            --         --        --

- -------------------------
(1) Mr. Smith retired from the Company as of January 31, 1994.


     The foregoing table describes the performance shares awarded under the Company's Performance Restricted Stock Plan in fiscal 1993. As discussed in the Compensation and Incentives Committee Report on Executive Compensation set forth below, 1993 awards under the Plan were made only to executives with responsibility for the Company's specialty retail subsidiaries. The awards cover a period of three years and specify a targeted number of shares of the Company's Existing Common Stock for each year of the period that will be issued if specified corporate income performance goals are met. The number of shares shown in the "Performance Shares Awarded" column is the total number of targeted shares for the entire three-year period. If the performance goals are achieved, the "Target" number of shares is issued in the name of the executive as restricted stock. If the goals are not achieved, a lesser number of shares is issued, with no shares issued if achievement is below 90% of goal -- "Threshold". And if the goals are exceeded, a greater number of shares is issued up to 150% of the targeted amount -- "Maximum". The "earned" shares of restricted stock that are issued are held in the custody of the Company for a specified period up to three years, and subsequently issued free of any restrictions to the executive if he or she continues in the employ of the Company or a subsidiary until the end of the period; if employment does not continue for such period, the shares are forfeited. The employment requirement will be deemed satisfied if the executive dies or becomes disabled. In addition, the Compensation and Incentives Committee may in its discretion eliminate or reduce a restriction, such as in the event of the executive's retirement.


                             PENSION PLAN TABLE(1)


     The following table illustrates the estimated annual benefits payable under the Plans described below under the fixed compensation formula (prior to the applicable Social Security reduction) for employees at various levels of compensation and assumes that the Plans will continue in their present form until the employee's retirement and that the employee will continue in the employ of the Company or a participating subsidiary until age 65.



                                                       YEARS OF SERVICE(3)
                               --------------------------------------------------------------------
      REMUNERATION(2)          15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
- ----------------------------   --------       --------       --------       --------       --------
$ 125,000...................   $ 28,125       $ 37,500       $ 46,975       $ 56,250       $ 65,625
   150,000..................     33,750         45,000         56,250         67,500         78,750
   175,000..................     39,375         52,500         65,625         78,750         91,875
   200,000..................     45,000         60,000         75,000         90,000        105,000
   225,000..................     50,625         67,500         84,375        101,250        118,125
   250,000..................     56,250         75,000         93,750        112,500        131,250
   300,000..................     67,500         90,000        112,500        135,000        157,500
   350,000..................     78,750        105,000        131,250        157,500        183,750
   400,000..................     90,000        120,000        150,000        180,000        210,000
   450,000..................    101,250        135,000        168,750        202,500        236,250
   500,000..................    112,500        150,000        187,500        225,000        262,500
   600,000..................    135,000        180,000        225,000        270,000        315,000
   700,000..................    157,500        210,000        262,500        315,000        367,500
   800,000..................    180,000        240,000        300,000        360,000        420,000
   900,000..................    202,500        270,000        337,500        405,000        472,500
 1,000,000..................    225,000        300,000        375,000        450,000        525,000
 1,500,000..................    337,500        450,000        562,500        571,300        591,320


- -------------------------
(1) The Company's tax-qualified Employee Pension Plan provides benefits computed under (i) a career average formula at 1.25% of the employee's compensation for each year of credited service, or (ii) a final average compensation formula at 1.50% of the average of the employee's best five compensation years multiplied by years of service after age 21 up to 35 years minus 2% of the employee's Social Security benefit for each year of service up to 30 years, whichever formula provides the greater benefit.

     The Company has also adopted a Supplemental Pension Benefit Plan which provides benefits to the extent that ERISA limits the pension to which an employee would otherwise be entitled under the Employee Pension Plan absent such limitation; provided, however, that the maximum annual benefit payable under the Plans on a combined basis is $591,320, as adjusted by any increase in the urban consumer price index after January 1, 1994 to the date of retirement.

     Since the "final average compensation formula" provides the greater benefit to the individuals named under Compensation of Officers herein, the Pension Plan Table illustrates the estimated annual benefits payable under the combined Plans upon retirement at age 65 under the final average compensation formula (prior to the applicable Social Security reduction) for employees at various levels of compensation and years of service after age 21 and assumes that the Plans will continue in their present form until the employee's retirement and that the employee will continue in the employ of the Company or a participating subsidiary until age 65. The amounts shown are based on the pension being paid only during the lifetime of the retired employee and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or other optional form of payment. The years of service after age 21 for those individuals named under Compensation of Officers herein are: J. E. Antonini -- 30 years; G. R. Mrkonic -- 3 years; J. R. Thomas -- 37 years; R. S. Miller -- 33 years; and
     G. B. Smith -- 40 years (who retired from the Company as of January 31,
     1994).

(2) "Remuneration" is the final average compensation of an employee. Compensation covered by the Plans for the individuals named under Compensation of Officers herein is the sum of their annual salary and bonus, as shown in the Summary Compensation Table.

(3) The pension amounts shown in the table are subject to reduction by 2% of the employee's Social Security benefit for each year of service up to a maximum of 30 years of service. The maximum reduction at age 65 is currently $8,262.

     The Company also has adopted a Supplemental Executive Retirement Plan for the purpose of providing supplemental retirement income to executive officers of the Company who retire prior to age 65 or who are hired by the Company later in their careers, whom the Board of Directors approves as eligible to receive benefits under the Plan. Benefits are determined by the Board of Directors based on the position, responsibilities and rate of compensation of the employee, benefits payable or which would have been payable under other plans, and such other factors as the Board may deem relevant. No individual named in Compensation of Officers herein is currently a participant.

     EMPLOYMENT AND SEVERANCE ARRANGEMENTS. The Company has adopted a Special Severance Plan which provides for the payment of certain benefits in the event a covered employee is involuntarily terminated other than for cause within a two-year period following a "change in control" of the Company (as defined in the Plan). The Plan covers only certain salaried and headquarters employees (none of whom are currently executive officers or directors of the Company) since the Company believes it is unlikely that other employees would be affected by a change in control of the Company. In the event of such involuntary termination of employment, covered salaried employees will be entitled to receive an amount equal to the sum of (i) two weeks of compensation for each full year of employment with the Company, and (ii) one week of compensation for each full $10,000 of annual compensation. Non-salaried headquarters employees will be entitled to receive an amount equal to the sum of (i) one week of compensation for each full year of employment with the Company, and (ii) one week of compensation for each full $5,000 of annual compensation. In no event will an employee receive a benefit greater than one year of compensation with respect to salaried employees, or six months of compensation with respect to headquarters employees. There are approximately 7,680 employees covered by the Plan.


     The Special Severance Plan does not cover the Company's executive officers, and the Company has entered into change in control agreements with the executive officers named under "Compensation of Officers" herein, as well as with 28 other executive officers of the Company. After considering the change in the business and corporate governance environment since the agreements were first entered into, and that the Company now has employment agreements with its executive officers, the Board of Directors took action on

March 15, 1994 to allow the change in control agreements to expire effective January 25, 1995. These agreements, which are substantially similar, provide that in the event of the officer's termination of employment under certain circumstances following a "change in control" of the Company (as defined in the agreements), the officer would be entitled to severance benefits. These severance benefits include: (i) a cash payment of two times (three times, in the case of Mr. Antonini) the sum of (A) the officer's salary in effect either on the date of his or her termination or on the date of the change in control, whichever is greater, plus (B) the officer's most recent annual bonus paid either to the date of termination or prior to the date of the change in control, whichever is greater; (ii) life and health insurance benefits for a 24-month period (36-month period, in the case of Mr. Antonini) after termination; (iii) a cash payment equal to the value inherent in the officer's stock options; and
(iv) for an officer who is within five points of the "rule of 90" under the Employee Pension Plan, payment of an amount equal to the difference between the "rule of 90" pension and the one the officer is actually entitled to on the date of termination. The agreements also provide for a tax gross-up payment to the officer to insure that the severance benefits will not be subject to a net reduction due to the imposition of excise taxes which may be payable under the Internal Revenue Code. Each of the agreements is subject to an automatic annual extension unless prior notice is given by the Company that it does not wish to extend the agreement, provided that the agreement continues for two years following a change in control. The circumstances under which severance benefits would be payable are a termination by the officer for "good reason" or by the Company other than for "cause" at any time within two years following a change in control. The Company estimates that if the employment of Messrs. Antonini, Mrkonic, Thomas and Miller were terminated in 1994 following a change in control of the Company, the total severance payments to those persons under the agreements, as described above, would be approximately $12,900,000, net of income tax.



     In addition, the Company has entered into employment agreements with the executive officers named under "Compensation of Officers" herein, as well as 28 other executive officers of the Company. These agreements, which are substantially similar, provide that, if employment is terminated by the Company other than for "cause" or "disability" or if an officer terminates employment for "good reason," he or she will be entitled to receive severance payments equal to his or her monthly base salary at the time of termination, plus 1/12 the annual on-plan bonus targeted for the year in which termination occurred. These payments will be made in equal monthly installments during a 12-month period (24-month period, in the case of Messrs. Antonini and Mrkonic) following termination, and will be reduced by the amount of compensation received from other employment (he or she has an obligation to seek such other employment). In the event of termination for "cause" or "disability", the executive officer would not receive any payments under these agreements. The Company estimates that if the employment of Messrs. Antonini, Mrkonic, Thomas and Miller were terminated in 1994, and severance payments were due to them under the agreements, the total payments due for the entire payment period (assuming no reduction for other employment) would be approximately $6,150,000. In no event would any officer receive payments or benefits under both the change of control and employment agreements described herein.


COMPENSATION AND INCENTIVES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Strategy and Objectives

     The Company's executive compensation program is administered by the Compensation and Incentives Committee of the Board of Directors. The Committee is composed of five independent non-employee directors.

     The Company has a long-standing philosophy that compensation of executive officers (and others) should be directly and materially linked to the Company's operating performance. The Committee believes that the achievement of performance objectives over time is the primary determinant of share price. To this end, executive compensation is weighted towards compensation paid on the basis of performance. Therefore, in years when corporate performance has been superior, executives have been well compensated, and in years when performance has been below targeted goals, compensation has been negatively affected.

     The underlying objectives of the Committee's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to achieve optimum operating performance for the Company, to link executive and shareholder interests through equity based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Committee conducts a full review of the Company's executive compensation program, assisted by an independent compensation consultant retained by the Committee on an on-going basis, in order that the Committee may assure that the Company's compensation program is properly integrated with both the Company's annual and long-term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent.

     The key components of the Company's executive compensation consist of base salary, annual incentive bonus and stock options. The Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Antonini for fiscal 1993, are discussed below. Through these programs, a very significant portion of the Company's executive compensation is linked to performance. For example, the Committee decided in 1993 that the long-term compensation of Mr. Antonini, as well as the vast majority of Company executive officers, would consist solely of stock options, which by their terms are performance-based. In addition, approximately 39% of Mr. Antonini's targeted 1993 short-term compensation consisted of performance-based elements and therefore was "at risk." Consequently, because of the difficult year experienced by the Company and the failure to achieve the financial performance goals approved by the Committee at the beginning of fiscal 1993, Mr. Antonini received no annual incentive bonus for 1993 and therefore received only 61% of his targeted short-term compensation.


     The Committee also adopted a policy that, while maintaining an appropriately competitive compensation program, it would endeavor to take, or to recommend, the necessary steps so that all compensation paid to executive officers will be tax deductible to the Company under Section 162(m) of the Internal Revenue Code. Two such necessary steps required under current proposed regulations are matters proposed for stockholder approval under Proposal 10 and Proposal 12.


Base Salary


     The base salary of executive officers is initially determined by analyzing and evaluating the responsibilities of the position. Each position is then matched to a comparable position in the competitive marketplace or, for positions unique to the Company, to a position with a comparable level of responsibility within the Company, and it is slotted into a structure of graduated salary grades that has been established by reference to an annual executive compensation survey in which the Company and other multi-billion dollar U.S. retailers participate. (There are currently ten multi-billion dollar U.S. retailers participating in the survey; this number may vary slightly from year to year as the participating companies change from time to time.) The range for each position consists of minimum, mid-point and maximum salary levels. Generally, the salary goal for executive officers is targeted at the 50th percentile of salaries for comparable positions. An annual salary adjustment, within each applicable position/salary grade, is determined by evaluating the performance of the individual (including the achievement of his or her annual objectives). The retail companies included in the survey represent a narrower group than the companies included in the Standard & Poor's Retail Stores Composite Index, contained in the Company's stock performance graphs below. The Committee believes that the means by which comparative salary levels are determined are appropriate since they enable the Company's executive salary structure to reflect the practices of retailers that are comparable to the Company in size and complexity. The Committee intends periodically to assess the continued suitability of this approach and to modify it if appropriate.


     In setting Mr. Antonini's 1993 base salary, the Committee took into account a comparison of base salaries of chief executive officers of retailers participating in the above-described annual executive compensation survey, the Company's success in meeting the prior year's specified financial performance objectives and its assessment of Mr. Antonini's personal performance and accomplishments. Under Mr. Antonini's leadership, the Company had achieved record sales and earnings in fiscal 1992, as well as accomplished the initiation of the Super Kmart Center program, the expansion of Kmart stores into new markets outside the United

States and the continuing enhancement of the U.S. Kmart store refurbishment program. As of February 1, 1993, Mr. Antonini was granted a base salary of $893,000, which represented an increase of approximately 5% over his 1992 base salary of $850,000. This placed Mr. Antonini's salary just above the 50th percentile of salaries for chief executive officers of retailers participating in the above-described annual executive compensation survey.


Annual Incentive Bonus


     Executive officers and other executives must achieve specified annual financial performance objectives to be eligible for an annual incentive bonus. Generally, these specific corporate and business unit financial performance objectives are recommended by the Company and reviewed and approved by the Committee at the commencement of the fiscal year. Eligible executives are assigned threshold, target and maximum bonus levels (expressed as specific dollar amounts). The target incentive bonus may be earned for the fiscal year if the annual financial objectives are achieved, declining incrementally to zero if achievement is below the threshold level of 90% of the financial objective, and increasing incrementally from 50% of the targeted bonus at 90% achievement to a maximum of 225% of the targeted bonus to the extent that the annual financial objectives are exceeded.



     Generally, the annual incentive bonus opportunity for each executive officer is based on a percentage of the salary midpoint for a comparable position within the companies participating in the above-described annual executive compensation survey -- with the largest bonus opportunity being granted to the Chairman (67% of such salary midpoint) and the bonus opportunity granted to other executive officers decreasing incrementally based on their position/salary grade down to 27% of the applicable salary midpoint.


     In 1993, 100% of the annual incentive bonus of executive officers was based on achievement of corporate or business unit income. For eligible executives below the executive officer level, individual performance measures were also considered in determining bonus but did not constitute a basis for more than 40% of any incentive bonus award.


     Mr. Antonini was awarded no 1993 incentive bonus because the applicable 1993 corporate income objective approved by the Committee was not met. This was in comparison to 1992 when Mr. Antonini was awarded an annual incentive bonus of $604,901 based on the Company's achievement in 1992 of all-time record sales and earnings. Likewise, only 5 of the 32 executive officers of the Company were awarded 1993 incentive bonuses (ranging in value from 14% to 56% of 1993 base salary), based on the achievement of the 1993 income objectives for their specific areas of responsibility.


Stock Options and Performance Shares

     The Company's long-term incentive plans for executive officers and other key executives consist of the Stock Option Plan and, to a lesser extent, the Performance Restricted Stock Plan. The objectives of the plans are to align executive and shareholder long-term interests by creating a direct link between executive compensation and shareholder return and to enable executives to develop and maintain a substantial stock ownership position in the Company's Existing Common Stock.


     Under the 1992 Stock Option Plan, which was approved by stockholders, options for the Existing Common Stock are granted annually to eligible executives. Generally, the number of option shares granted to each executive officer equals the number of shares whose present value (under the Black-Scholes model) is equal to a percentage of the salary midpoint for a comparable position within the companies participating in the above-described annual executive compensation survey--with the largest number of option shares being granted to the Chairman (106% of such salary midpoint) and the number of option shares granted to other executive officers decreasing incrementally based on their position/salary grade down to 49% of the applicable salary midpoint. The number of option shares granted may also be impacted by the executive's performance review. Stock options are granted with an exercise price equal to the market price of the Existing Common Stock on the date of grant, have a three year cliff vesting period and expire after ten years.

     In 1993, Mr. Antonini, whose performance for fiscal 1992 had been rated outstanding, was granted options to purchase 125,000 shares of Existing Common Stock at an exercise price of $24.06 per share, compared with 1992 options for 20,000 shares of Existing Common Stock at an exercise price of $26.03 per share. The increase in the number of option shares granted to Mr. Antonini reflected the Committee's decision, in 1993, to utilize stock options as the sole form of long-term incentive compensation for executive officers of the Company, as compared to 1992 when Mr. Antonini had been granted an award of 30,000 performance shares of Existing Common Stock under the Performance Restricted Stock Plan in addition to the award of option shares. The Committee had concluded that, generally, stock options more effectively align the interests of executive officers and other key executives of the Company with those of shareholders since the benefit of a stock option cannot be realized unless the stock price appreciates. The value of the 1993 award of option shares for Mr. Antonini was below the 50th percentile of long-term compensation awards for chief executive officers of retailers participating in the above-described annual executive compensation survey.


     Under the Performance Restricted Stock Plan, which was approved by shareholders, the Committee may grant performance awards of Existing Common Stock to key executives. Generally, the awards cover a period of three years and specify for each executive a targeted number of shares for each year of the award period. The targeted number of shares is issued annually based solely upon the achievement of the applicable annual income goal and only if the applicable annual income goal is achieved, declining incrementally to zero shares if the achievement of such goal is below a threshold level of 90% of the income goal, and increasing incrementally from 50% of the targeted number of shares at 90% achievement to a maximum of 150% of the targeted number of shares to the extent that the income goal is exceeded. The shares are issued in the name of the executive as restricted stock and are held in the custody of the Company for a specified period of up to three years. The shares do not vest until the end of such period, and are forfeited if the executive leaves the Company during that time. In this way, the number of performance shares is tied both to income performance during a three-year period and to executive retention.


     No performance shares were awarded to Mr. Antonini or other executives of the Company in 1993 except for executives with responsibility for the Company's specialty retail subsidiaries. If stockholders approve the Specialty Retail Stock Proposal and related benefit plan proposals, which provide for incentive plans that are specifically tied to the performance of each specialty retail business, awards to specialty retail executives under the proposed plans will replace the program of awards under the Performance Restricted Stock Plan.


     As of March, 1994, Mr. Antonini owned 165,832 shares of Existing Common Stock, and held options to purchase an additional 974,200 shares. The Committee believes that significant equity interests in the Company held by the Company's management align the interests of stockholders and management.

                                          Compensation and Incentives Committee

                                          F. J. McDonald, Chair
                                          J. A. Califano, Jr.
                                          J. P. Flannery
                                          J. R. Munro
                                          D. S. Perkins

PERFORMANCE GRAPHS

     Set forth below is a graph comparing the total returns (assuming dividend reinvestment) of the Company's Existing Common Stock, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Retail Stores Composite Index for the five-year period commencing January 31, 1989.

      COMPARISON OF CUMULATIVE TOTAL RETURN/JANUARY 1989 TO JANUARY 1994*

                                                                  S&P RETAIL
                                   COMPANY'S        S&P 500        STORES CO
      MEASUREMENT PERIOD           EXISTING        COMPOSITE      MPOSITE IN-
    (FISCAL YEAR COVERED)        COMMON STOCK        INDEX            DEX
JAN-89                                  100.00          100.00          100.00
APR-89                                  107.60          108.00          110.03
JUL-89                                  120.22          121.79          125.84
OCT-89                                   99.68          120.75          121.95
JAN-90                                   97.17          117.69          118.37
APR-90                                   96.87          119.27          125.85
JUL-90                                  100.67          129.56          139.05
OCT-90                                   72.20          111.68          108.22
JAN-91                                   94.22          126.42          137.61
APR-91                                  124.69          140.23          165.46
JUL-91                                  147.91          146.14          179.83
OCT-91                                  135.40          149.09          173.40
JAN-92                                  156.68          157.02          194.18
APR-92                                  161.68          159.93          190.20
JUL-92                                  161.59          164.79          198.21
OCT-92                                  174.76          163.89          216.68
JAN-93                                  157.00          172.69          231.28
APR-93                                  153.49          174.66          211.14
JUL-93                                  139.78          179.11          215.11
OCT-93                                  168.80          188.29          228.28
JAN-94                                  137.46          191.71          218.05

                                                                  S&P RETAIL
                                   COMPANY'S        S&P 500        STORES CO
      MEASUREMENT PERIOD           EXISTING        COMPOSITE      MPOSITE IN-
    (FISCAL YEAR COVERED)        COMMON STOCK        INDEX            DEX
JAN-89                                  APR-89          JUL-89          OCT-89

     Set forth below is a graph comparing the total returns (assuming dividend reinvestment) of the Company's Existing Common Stock, the S&P 500 Composite Index and the S&P Retail Stores Composite Index for the four-year period commencing January 31, 1990. In February 1990, Kmart Corporation announced a Kmart Store Renewal Program that, over a six-year period ending January 1996, would result in the modernization of its entire U.S. Kmart store base. This represented a major strategic initiative to improve the performance of the U.S. Kmart division. From the time of the announcement of the Renewal Program through the third quarter of 1993, the Company's Existing Common Stock outperformed the S&P 500 Composite Index and, except in the fourth quarter of 1992, tracked the S&P Retail Stores Composite Index very closely. Subsequently, the Existing Common Stock has generally underperformed the S&P Retail Stores Composite Index, in part reflecting lower earnings during 1993.


      COMPARISON OF CUMULATIVE TOTAL RETURN/JANUARY 1990 TO JANUARY 1994*

                                                                  S&P RETAIL
                                   COMPANY'S        S&P 500        STORES CO
      MEASUREMENT PERIOD           EXISTING        COMPOSITE      MPOSITE IN-
    (FISCAL YEAR COVERED)        COMMON STOCK        INDEX            DEX
JAN-90                                  100.00          100.00          100.00
APR-90                                   99.68          101.34          106.32
JUL-90                                  103.59          110.09          117.47
OCT-90                                   74.30           94.89           91.43
JAN-91                                   96.96          107.41          116.26
APR-91                                  126.32          119.14          139.78
JUL-91                                  152.21          124.17          151.92
OCT-91                                  139.34          126.88          146.50
JAN-92                                  161.24          133.41          164.05
APR-92                                  166.38          135.88          160.69
JUL-92                                  166.28          140.02          167.45
OCT-92                                  179.84          139.25          183.06
JAN-93                                  161.57          146.73          195.39
APR-93                                  157.95          148.41          178.38
JUL-93                                  143.85          152.18          181.73
OCT-93                                  173.71          159.98          192.86
JAN-94                                  141.45          162.89          184.21

                                                                  S&P RETAIL
                                   COMPANY'S        S&P 500        STORES CO
      MEASUREMENT PERIOD           EXISTING        COMPOSITE      MPOSITE IN-
    (FISCAL YEAR COVERED)        COMMON STOCK        INDEX            DEX
JAN-89                                  APR-89          JUL-89          OCT-89

Assumes $100 invested on January 31, 1990 in the Company's Existing Common Stock, S&P 500 Composite Index and S&P Retail Stores Composite Index.

* Total Return Assumes Reinvestment of Dividends


     The graphs and related disclosure contained in this section of the Proxy Statement are not incorporated by reference into any prior filings by the Company under the Securities Act of 1933 or the Exchange Act which incorporate future filings or portions thereof.

               PROPOSAL 2 -- THE SPECIALTY RETAIL STOCK PROPOSAL

GENERAL


     The stockholders are being asked to consider and approve the Specialty Retail Stock Proposal to amend the Articles, as described herein and in Annex III-A hereto, to authorize the Board to issue any of four new series of Specialty Retail Stock by the filing of a Certificate of Designation setting forth certain information, including the number of shares constituting such series. Such amendments would, among other things:


     - increase the number of authorized shares of Common Stock from 1.5 billion to 3.0 billion;

     - redesignate 1.5 billion shares of Existing Common Stock as Kmart Stock;
      and

     - authorize 1.5 billion shares of Common Stock to be available for designation in series by resolution of the Board as additional shares of Kmart Stock and/or any of four new series of Specialty Retail Stock, each with the designations, relative rights, preferences and limitations described herein.


     While each series of Specialty Retail Stock would constitute Common Stock of the Company, each is intended to reflect separately the performance of the relevant Specialty Retail Group. The Borders-Walden Stock is intended to reflect the performance of the Borders-Walden Group, which is comprised principally of the Company's Borders, Inc. and Walden Book Company, Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of the Builders Square Group, which is comprised principally of the Company's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of the OfficeMax Group, which is comprised principally of the Company's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports Authority Stock is intended to reflect the performance of The Sports Authority Group, which is comprised principally of the Company's The Sports Authority, Inc. subsidiary. The foregoing subsidiaries of the Company are sometimes collectively referred to herein as the "Specialty Retail Subsidiaries". The Company is currently negotiating with the minority stockholders of OfficeMax, Inc. to purchase their interest, thereby bringing the Company's interest in OfficeMax, Inc. to 100%. Although the terms of such acquisition have not yet been agreed upon, such transaction is not expected to have a material effect on the financial position or operating results of the Company, the Kmart Group or the OfficeMax Group. In addition to the businesses, assets and liabilities of the relevant Specialty Retail Subsidiary, each Specialty Retail Group would also include (i) any assets and liabilities of the Company attributed to such Specialty Retail Group, (ii) any assets and properties contributed from the Kmart Group to such Specialty Retail Group resulting in an increase in the Number of Shares Issuable with Respect to Retained Interest in such Specialty Retail Group, and (iii) the interest of the Company in any businesses, assets and liabilities acquired by the Company for such Specialty Retail Group. See the definition of each Group in Annex III-A. The financial statements of each Specialty Retail Group included in the Annexes to this Proxy Statement reflect the assets, liabilities and earnings of the relevant Specialty Retail Subsidiary (including charges based on utilization with respect to certain corporate, general and administrative expenses) and an allocable portion of corporate, general and administrative expenses related specifically to management of the Specialty Retail Groups. See "Management and Accounting Policies" below for a discussion of the manner in which corporate, general and administrative expenses are allocated among the Groups.


     Upon the initial issuance of any series of Specialty Retail Stock, the Existing Common Stock would be redesignated as Kmart Stock. The Kmart Stock, while constituting Common Stock of the Company, is intended to reflect the separate performance of the Kmart Group, which is generally comprised of (i) the Company's core Kmart discount store group, (ii) a Retained Interest in each Specialty Retail Group and (iii) all other businesses in which the Company and its other subsidiaries are engaged.


     Following approval by stockholders of the Specialty Retail Stock Proposal, the Company currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock to the public for cash in separate Offerings and to allocate the net proceeds of the Offerings to the Kmart Group to be used to repay outstanding indebtedness of the Company and for general corporate purposes. The timing, sequence and size of such Offerings and the price at which such shares would be sold would be determined by the Board, without further approval of stockholders, prior to each Offering based upon then prevailing market and other conditions; however, it is currently contemplated that the first Offering of shares of a series of Specialty Retail Stock would be commenced shortly after the Annual Meeting and that Offerings for shares of the other series of Specialty Retail Stock would be made sequentially thereafter. In each such Offering the Company would initially offer to the public shares of a series of Specialty Retail Stock that would be intended to represent approximately 20% to 30% of the Equity Value of the relevant Specialty Retail Group at the time of such Offering. Therefore, it is expected that the Company would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in each Specialty Retail Group. The terms of each Offering would be determined by the Board and the underwriters of such Offering based upon prevailing market and other conditions; the financial condition and results of operations of the relevant Specialty Retail Group; the history of and prospects for the relevant Specialty Retail Group, the specialty retail industry and the segment of that industry in which the relevant Specialty Retail Group competes; the management and operations of the relevant Specialty Retail Group; the progress of the relevant Specialty Retail Group in implementing its business strategy; the foregoing factors in relation to market values of other companies engaged in similar businesses; and the financial condition of the Company as a whole. In addition to or in lieu of any Offering, the Board reserves the right to issue shares of any series Specialty Retail Stock as a distribution on the Kmart Stock, although the Board has no current intention to do so.



     Notwithstanding approval by stockholders of the Specialty Retail Stock Proposal, the Company would not file the Certificate of Amendment with the Michigan Department of Commerce until immediately prior to consummation of the initial Offering or other initial issuance of any series of Specialty Retail Stock. At such time, the Company would also file with the Michigan Department of Commerce a Certificate of Designation relating to such series. At any time prior to such filing, notwithstanding approval of the Specialty Retail Stock Proposal by stockholders, the Board could, in its sole discretion, abandon the entire Specialty Retail Stock Proposal or one or all of the Offerings without further approval of stockholders. Even after filing the Certificate of Amendment, the Board could abandon one or more of the Offerings without further approval of stockholders. The determination of whether to proceed with an Offering of any series of Specialty Retail Stock would be made by the Board based on, among other things, the proposed terms of such Offering and then prevailing market and other conditions. The Board reserves the right not to proceed with any or all of the Offerings if it determines that consummation of such Offering or Offerings is not in the best interests of the Company.


     IF THE SPECIALTY RETAIL STOCK PROPOSAL IS NOT APPROVED BY STOCKHOLDERS OR NONE OF THE OFFERINGS IS CONSUMMATED AND NO OTHER DISTRIBUTION OF SPECIALTY RETAIL STOCK IS MADE, THE CERTIFICATE OF AMENDMENT WILL NOT BE FILED, THE SPECIALTY RETAIL STOCK WILL NOT BE ISSUED, THE EXISTING COMMON STOCK WILL NOT BE REDESIGNATED AS KMART STOCK AND THE AMENDMENTS TO AND ADOPTION OF THE RELATED BENEFIT PLANS WILL NOT BE IMPLEMENTED.

SPECIAL CONSIDERATIONS

     Stockholders of One Company; Financial Effects on One Group Could Affect Other Groups. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), stockholders' equity and items of income and expense among the Groups for purposes of preparing their respective financial statements, the change in the capital structure of the Company contemplated by the Specialty Retail Stock Proposal would not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. The Specialty Retail Stock Proposal would not affect the rights of creditors of the Company or any Specialty Retail Subsidiary. The Company and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Kmart Stock and of each series of Specialty Retail Stock would be holders of Common Stock of the Company and would be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.

     Financial effects arising from any Group that affect the Company's consolidated results of operations or financial condition could affect the results of operations or financial condition of the other Groups or the market price of shares of any or all series of Common Stock. In addition, net losses of any Group, dividends and distributions on any series of Common Stock or Preferred Stock, repurchases of any series of Common Stock and certain repurchases of Preferred Stock would reduce the assets of the Company legally available for dividends on all series of Common Stock.

     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, following issuance of any series of Specialty Retail Stock, the Company would provide to holders of Kmart Stock and each outstanding series of Specialty Retail Stock separate financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for the relevant Group and for the consolidated Company. The financial statements of each Group would principally reflect the financial position, results of operations and cash flows of the businesses included therein. However, such Group financial statements could also include allocated portions of the Company's corporate assets and liabilities (including contingent liabilities) that are not separately identified with the operations of a specific Group. Upon request, the Company would provide to any holder of Kmart Stock or any series of Specialty Retail Stock a copy of the separate financial statements of any other Group.

     Limited Additional Stockholder Rights. Under the Specialty Retail Stock Proposal, holders of Kmart Stock and holders of each series of Specialty Retail Stock would have only the rights of holders of Common Stock and would not be provided any rights specifically related to their separate series, other than
(i) the two-thirds separate class vote requirements under certain limited circumstances, as described under "Description of Kmart Stock and Specialty Retail Stock -- Voting Rights" below, (ii) the dividend/redemption/exchange provisions described under "Description of Kmart Stock and Specialty Retail Stock -- Exchange and Redemption" below and (iii) certain limited class voting rights provided under Michigan law. Similarly, separate meetings for the holders of Common Stock or any series thereof would not be held. See "Limited Separate Stockholder Voting Rights; Effects on Voting Power" below.


     Potential Conflicts of Interest. The existence of separate series of Common Stock could give rise to occasions when the interests of the holders of one series and of the holders of any other series might diverge or appear to diverge. Examples include determinations by the Board to (i) pay or omit the payment of dividends on any series of Common Stock, (ii) allocate the proceeds of issuances of any series of Specialty Retail Stock either to the Kmart Group in respect of its Retained Interest or to the equity of the relevant Specialty Retail Group, (iii) allocate consideration to be received by holders of Common Stock in connection with a merger or consolidation involving the Company among holders of different series of Common Stock, (iv) exchange Kmart Stock for any series of Specialty Retail Stock at a premium, (v) approve dispositions of assets of any of the Groups and (vi) make operational and financial decisions with respect to one Group that could be considered to be detrimental to another Group, including whether to make transfers of funds between Groups as described below. When making decisions with regard to matters that create potential conflicts of interest, the Board would act in accordance with the terms of the Articles, the management and accounting policies described in "Management and Accounting Policies" below, to the extent applicable, and its fiduciary duties. The Board could also from time to time refer to an existing committee or one or more new committees of the Board matters raising conflict issues and to have such committee report to the Board on such matters. Each of the foregoing potential conflicts of interest is discussed below:



          No Assurance of Payment of Dividends. The Company's annual dividend rate is presently $.96 per share. The Board currently intends that the dividend policy applicable to the Kmart Stock would be the same as the dividend policy applicable to the Existing Common Stock, with the initial dividend rate on the Kmart Stock being the rate in effect for the Existing Common Stock at the time of the redesignation of the Existing Common Stock as Kmart Stock. The Board believes that implementation of the Specialty Retail Stock Proposal would not adversely affect the Company's ability to pay dividends on the Kmart Stock. In reaching this conclusion, the Board considered the following: (i) the Company currently intends that the Kmart Group would initially have a 70-80% Retained Interest in each Specialty Retail Group, resulting in the Kmart Group being credited with an amount proportionate to any dividends paid on each series of Specialty Retail Stock; (ii) the Company currently intends to allocate the proceeds of the Offerings to the Kmart Group to, among other things, repay outstanding indebtedness of the Company, resulting in reduced debt service obligations attributable to the Kmart Group; and (iii) the Company does not expect initially to pay significant dividends on the various series of Specialty Retail Stock. Determinations as to the future dividends on the Kmart Stock would be based primarily upon the financial condition, results of operations and business requirements of the Kmart Group and the Company as a whole. Under the terms of the Kmart Stock, dividends on the Kmart Stock would be payable out of the lesser of (i) all assets of the Company legally available for dividends and (ii) the Available Dividend Amount with respect to the Kmart Group. Nevertheless, the Board reserves the right to declare and pay dividends on the Kmart Stock and any series of Specialty Retail Stock in any amount, and could, in its sole discretion, declare and pay dividends on all or less than all series of Common Stock in equal or unequal amounts, notwithstanding the amount of assets available for dividends on each series, the amount of prior dividends declared on each series or any other factor. In addition, net losses of any Group, dividends and distributions on any series of Common Stock or Preferred Stock, repurchases of any series of Common Stock and certain repurchases of Preferred Stock would reduce the assets of the Company legally available for dividends on shares of all series of Common Stock. See "Dividend Policy" and "Description of Kmart Stock and Specialty Retail Stocks -- Dividends" below. Moreover, the Available Dividend Amount with respect to the Kmart Group would be reduced by the allocation among the Groups of certain goodwill amortization. See "Allocation of Goodwill Amortization for Purposes of Determining Available Dividend Amount" below.

          Allocation of Proceeds upon Issuance of Specialty Retail Group Common Stock. At the time of any sale of shares of any series of Specialty Retail Stock the Board would, in its sole discretion, determine the allocation of the proceeds of such sale between the Kmart Group and the relevant Specialty Retail Group. The Board could allocate 100% of the net proceeds of a sale of any series of Specialty Retail Stock to the Kmart Group or to the relevant Specialty Retail Group, in which event the net proceeds would be reflected entirely in the financial statements of the Group to which such proceeds were allocated. The Company currently intends to allocate the net proceeds of the Offerings to the Kmart Group to repay outstanding indebtedness of the Company and for general corporate purposes. See "Retained Interest of Kmart Group in Specialty Retail Groups; Outstanding Interest Fraction" below.

          Allocation of Proceeds of Mergers or Consolidations. The Certificate of Amendment does not contain any provisions governing how consideration to be received by holders of Common Stock in connection with a merger or consolidation involving the Company is to be allocated among holders of different series of Common Stock. In any such merger or consolidation, the percentage of the consideration to be allocated to holders of any series of Common Stock under the method of allocation chosen by the Board may be materially more or less than that which might have been allocated to such holders had the Board chosen a different method of allocation. See "Limited Separate Stockholder Voting Rights; Effects on Voting Power" below.

          Optional Exchange of Series of Specialty Retail Stock. The Board could, in its sole discretion, determine to exchange shares of any series of Specialty Retail Stock for shares of Kmart Stock at a 15% premium at any time or a 10% premium following any dividend or partial redemption undertaken in connection with a Disposition of all or substantially all of the properties or assets of the relevant Specialty Retail Group. This determination could be made at a time when either or both the Kmart Stock and the relevant series of Specialty Retail Stock may be considered to be overvalued or undervalued. In addition, any such exchange at either the 10% or the 15% premium would dilute the interests of the holders of Kmart Stock and would preclude holders of such exchanged Specialty Retail Stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant Specialty Retail Group. See "Description of Kmart Stock and Specialty Retail Stock -- Exchange and Redemption" below.

          Dispositions of Specialty Retail Group Assets. Assuming the assets of a Specialty Retail Group continue to represent less than substantially all of the properties and assets of the Company, the Board could, in its sole discretion and without stockholder approval, approve sales and other dispositions of any amount of the properties and assets of any Specialty Retail Group since Michigan law requires stockholder approval only for a sale or other disposition of all or substantially all of the properties and assets of the entire Company. However, the Specialty Retail Stock Proposal contains provisions which, in the event of a Disposition of all or substantially all of the properties and assets of the relevant Specialty Retail Group, require the Company to either (i) distribute by dividend or redemption to the holders of the relevant series of Specialty Retail Stock an amount equal to their proportionate interest in the Net Proceeds of such Disposition or (ii) exchange the outstanding shares of such series of Specialty Retail

     Stock for a number of shares of Kmart Stock equal to 110% of an average daily ratio of the Market Value of one share of such Specialty Retail Stock to one share of Kmart Stock. See "Description of Kmart Stock and Specialty Retail Stock -- Exchange and Redemption" below.

          Operational and Financial Decisions. The Board could, in its sole discretion, from time to time, make operational and financial decisions that affect disproportionately the businesses of the Kmart Group and the various Specialty Retail Groups, such as transfers of funds between Groups, the allocation of funds for capital expenditures, the determination to engage in store expansion or refurbishment programs and the allocation of prime retail space that may be suitable for stores of more than one Group. The decision to provide funds to one Group may adversely affect the ability of another Group to obtain funds sufficient to implement its business strategies. Moreover, the core Kmart discount store business offers some merchandise that is similar to merchandise offered by certain of the Specialty Retail Groups, creating the potential for conflicts of interest regarding, for example, corporate opportunities and purchasing and pricing policies. Currently, marketing, purchasing and pricing decisions are made independently by employees of each Group, and the Company expects to maintain such practice. The Board could, in its sole discretion, from time to time, establish one or more committees of the Board to review matters raising conflict issues and to report to the Board on such matters. For further discussion of potential conflicts of interest arising from financial decisions, see "Transfers of Funds between Kmart Group and Specialty Retail Groups; Additional Equity Contributions from Kmart Group" below.

     Fiduciary Duties of the Board of Directors. Although the Company is aware of no precedent concerning the manner in which Michigan law would be applied to a board of directors' duties in the context of multiple classes of common stock with divergent interests, the Company believes that a Michigan court would hold that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in the honest belief that its actions are in the Company's best interests. The Company believes that, under Michigan law, a good faith determination by a disinterested and adequately informed board, or a committee thereof, which the directors honestly believe is in the best interests of the corporation, would be a defense to any challenge by or on behalf of the holders of any class or series of stock to a board determination that could have a disparate effect on different classes or series of stock.

     Disproportionate ownership interests of members of the Board in some or all series of Common Stock or disparate values of some or all series of Common Stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for different series. See "Potential Conflicts of Interest" above. Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of various series of Common Stock were disproportionate and/or had disparate values. Under the terms of the Company's Directors Stock Plan, as proposed to be amended pursuant to Proposal 6, if the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, non-employee directors would receive shares of each outstanding series of Common Stock in order to give them an ownership interest in all series of Common Stock.

     Transfers of Funds between Kmart Group and Specialty Retail Groups; Additional Equity Contributions from Kmart Group. Following implementation of the Specialty Retail Stock Proposal by the Board, all debt incurred or Preferred Stock issued by the Company and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or Preferred Stock and the proceeds thereof should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group to the extent that the debt is incurred or the Preferred Stock is issued for the benefit of such Specialty Retail Group. If cash used by a Specialty Retail Group exceeded cash provided by such Specialty Retail Group, the Kmart Group would transfer to such Specialty Retail Group the cash necessary to fund such excess uses. Conversely, if cash provided by a Specialty Retail Group exceeded cash used by such Specialty Retail Group, such Specialty Retail Group would transfer such excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board made a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to a Specialty Retail Group, as an equity contribution, the amount of stockholders' equity of such Specialty Retail Group and Retained Interest of the Kmart Group. Any such short-term loans between the Kmart Group and the Specialty Retail Groups would bear interest at the Company's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and a Specialty Retail Group should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which the Company could borrow funds on a similar basis. Determinations as to whether to provide funds to any Specialty Retail Group would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to any Specialty Retail Group if the Board determines it is in the best interest of the Company not to do so.



     In view of the anticipated cash needs of the Specialty Retail Groups over the next several years, it is currently expected that the Kmart Group would in the aggregate provide net cash to the Specialty Retail Groups. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. If a Specialty Retail Group to which net cash had been provided as loans would be unable to repay such amounts, the effects would be reflected on the Kmart Group financial statements. Moreover, in the event that the rate of interest charged by the Kmart Group on a transfer accounted for as a short-term loan or a long-term loan to a Specialty Retail Group would be more or less than the Company's actual cost of funds, the Kmart Group's financial statements would reflect the effect of the differential. For example, if the Kmart Group transferred funds as a short-term loan to a Specialty Retail Group at the Company's short-term borrowing rate, but, at the time of such loan, the Company had predominantly long-term debt financing at an interest rate higher than the Company's short-term borrowing rate, the Kmart Group financial statements would reflect higher average interest expense on funds borrowed by it compared to the interest income received on such funds from such Specialty Retail Group.


     Under management policies adopted by the Board, the Board could, in its sole discretion, determine from time to time that a transfer of funds from the Kmart Group to a Specialty Retail Group be accounted for as an equity contribution, rather than a loan, thereby increasing the Kmart Group's Retained Interest in such Specialty Retail Group. Although any increase in the Kmart Group's Retained Interest would be determined by reference to the then current Market Value of a share of the relevant series of Specialty Retail Stock, such a contribution could occur at a time when such shares could be considered undervalued and the holders of outstanding shares of such series would not have an opportunity to similarly increase their equity investment in such Specialty Retail Group. Moreover, any such increase in the Retained Interest of the Kmart Group would reduce the Outstanding Interest Fraction applicable to the relevant series of Specialty Retail Stock.

     Limited Separate Stockholder Voting Rights; Effects on Voting Power. Under the Specialty Retail Stock Proposal, subject to certain limited exceptions, holders of Kmart Stock, each series of Specialty Retail Stock, Series A Preferred Stock, Series B Preferred Stock and any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote would vote as one class on all matters coming before any meeting of stockholders. Holders of Common Stock or of any series thereof would not have any right to vote on matters as a separate class or series (except pursuant to (i) the two-thirds separate class vote requirements under certain limited circumstances, as described under "Description of Kmart Stock and Specialty Retail Stock -- Voting Rights" below and (ii) certain limited class voting rights provided under Michigan law). Similarly, separate meetings for the holders of Common Stock or of any series thereof would not be held. Certain matters on which the Common Stock could be so entitled to vote as part of one class could involve a divergence or the appearance of a divergence of the interests of the various series of Common Stock. When a vote is taken on any matter as to which all stock is voting together as one class, any series of Common Stock that is entitled to more than the number of votes required to approve such matter would be in a position to control the outcome of the vote on such matter.

     For example, the Company's Restated Articles do not require that a merger or consolidation of the Company be approved by a separate vote of holders of any series of Common Stock, and Michigan law requires such approval only in certain circumstances. As a result, if the holders of Common Stock having a majority of the voting power of all shares of Common Stock outstanding approved a merger or consolidation of the Company, then (a) the merger or consolidation could be consummated even if the holders of a majority of any series of Common Stock had voted against the merger or consolidation and (b) the amount to be received by the holders of such series of Common Stock in the merger or consolidation might be materially less than the amount such holders would have received had the approval of the holders of a majority of such series of Common Stock been required. See "Potential Conflicts of Interest -- Allocation of Proceeds of Mergers or Consolidations" above.


     The relative voting power of shares of Kmart Stock and each series of Specialty Retail Stock would fluctuate from time to time, with each share of Kmart Stock having one vote and each share of a series of Specialty Retail Stock having a variable number of votes, based upon the relative Market Value of one share of Kmart Stock to one share of such series of Specialty Retail Stock. This formula is intended to equate the proportionate voting rights of each series of Common Stock to their respective Market Values at the time of any vote. However, no share of any series of Specialty Retail Stock would have more than one vote per share prior to the Series A Conversion Date, which is expected to occur on or prior to September 15, 1994. If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, holders of Kmart Stock would continue to be entitled to a substantial majority of the total votes to which the then outstanding voting stock of the Company is entitled. In the event that there would be a significant increase in the Market Value of some or all of the outstanding series of Specialty Retail Stock relative to the Market Value of the Kmart Stock or if additional shares of such series of Specialty Retail Stock were issued, the number of votes to which such outstanding series of Specialty Retail Stock would be entitled would increase, although it is unlikely that during the foreseeable future the holders of Kmart Stock as a group would possess less than a majority of the total number of votes to which the outstanding voting stock of the Company would be entitled. See "Description of Kmart Stock and Specialty Retail Stock -- Voting Rights" below.


     Limited Stockholder Approval Rights for Future Authorizations and Issuances of Stock. The Specialty Retail Stock Proposal provides that (i) the number of authorized shares of Common Stock would be increased from 1.5 billion to 3.0 billion, (ii) 1.5 billion shares of Existing Common Stock would be redesignated as Kmart Stock and (iii) 1.5 billion shares would be available for designation as Kmart Stock and/or any of four new series of Specialty Retail Stock. The authorized but unissued shares of Common Stock would be available for issuance from time to time by the Company at the sole discretion of the Board for any proper corporate purpose, which could include raising capital, providing compensation or benefits to employees, paying stock dividends or acquiring companies or businesses. Such issuances could include shares of Kmart Stock or any series of Specialty Retail Stock. Under applicable Michigan law, such future issuances would not require the further approval of stockholders, and the Company would not seek approval of stockholders unless such approval would be required by stock exchange regulations, would be in conjunction with a further amendment to the Articles or would otherwise be deemed advisable by the Board. Furthermore, the Board could elect, in its sole discretion without further approval of stockholders, to increase or decrease the number of designated shares of any series of Common Stock, but not below the number of outstanding shares of such series, and not in excess of the number which, when added to the aggregate number of designated shares of all other series of Common Stock, would exceed the total authorized number of shares of Common Stock; except that, under Michigan law, the Board could, in its sole discretion, amend the Articles to increase the authorized shares of Kmart Stock and Common Stock to the number that would be sufficient, when added to the previously authorized but unissued shares of Kmart Stock and Common Stock, to enable the Company to deliver shares of Kmart Stock to holders of any series of Specialty Retail Stock upon the exchange thereof. See "Description of Kmart Stock and Specialty Retail Stock -- Exchange and Redemption" below.

     Allocation of Goodwill for Purposes of Determining Available Dividend Amount. The Certificate of Amendment provides that each Group's Available Dividend Amount would be the source for the payment of dividends on the relevant series of Common Stock, although the liquidation rights with respect to such series or legally available assets of the Company could be more or less than such amount. The Available Dividend Amount for each Group is (a) the Group's net equity, adjusted, in the case of each Specialty Retail Group, to exclude the cumulative effects of amortization of goodwill arising from acquisitions on behalf of such Specialty Retail Group prior to the initial issuance of the relevant series of Specialty Retail Stock and, in the case of the Kmart Group, to include the cumulative effects of such amortization to the extent not already reflected in the net equity of the Kmart Group as a result of its Retained Interest in the Specialty Retail Group, times (b) the Outstanding Interest Fraction with respect to such Group. The goodwill adjustment referred to above would result in a decrease in the Available Dividend Amount with respect to the Kmart Group and an increase in the Available Dividend Amount with respect to such Specialty Retail Group. See "Description of Kmart Stock and Specialty Retail Stock -- Dividends" below.

     Dilution. The issuance of the various series of Specialty Retail Stock would result in some dilution of the voting rights of the holders of Existing Common Stock; however, it is unlikely that during the foreseeable future the holders of Kmart Stock as a group would possess less than a majority of the total number of votes to which the outstanding voting stock of the Company would be entitled. See "Limited Stockholder Approval Rights for Future Authorizations and Issuances of Stock" and "Limited Stockholder Rights; Effects on Voting Power" above.

     The Company believes that implementation of the Specialty Retail Stock Proposal would not result in meaningful dilution to the holders of Existing Common Stock on an earnings per share basis. The Company currently intends that the Kmart Group would initially have a 70-80% Retained Interest in each Specialty Retail Group, resulting in 70-80% of the earnings of each Specialty Retail Group being attributed to the Kmart Group. In addition, the Company currently intends to allocate the net proceeds of the sale of each series of Specialty Retail Stock in the Offerings to the Kmart Group to, among other things, repay outstanding indebtedness of the Company, resulting in reduced debt service obligations attributable to the Kmart Group.


     The Company believes that, upon issuance of the various series of Specialty Retail Stock, there would not be meaningful dilution to the book value per share of the Kmart Stock, as the Company expects that the per share proceeds of each Offering of a series of Specialty Retail Stock would be in excess of the book value per share of such series of Specialty Retail Stock.



     Following implementation of the Specialty Retail Stock Proposal, if the Company exchanged any outstanding series of Specialty Retail Stock for Kmart Stock under the terms of the Specialty Retail Stock, such exchange would be effected at a premium to the then current market price of such series of Specialty Retail Stock, which would dilute the interests of the holders of Kmart Stock in the Company. See "Potential Effects of Exchange of Series of Specialty Retail Stock" below. In addition, the issuance of shares of the various series of Specialty Retail Stock pursuant to the various employee benefit plans would reduce the Kmart Group's percentage interest in the relevant Specialty Retail Groups and, in cases where outstanding awards for Existing Common Stock are converted into awards for series of Specialty Retail Stock, would reduce the Number of Shares Issuable with Respect to Retained Interest in such Groups. See "Shares Issuable Under Employee Benefit Plans" below.


     Management and Accounting Policies Subject to Change. The Board has adopted certain management and accounting policies described herein with respect to cash management, corporate expenses, allocation of assets and liabilities (including contingent liabilities) and inter-Group transactions, any and all of which could be modified or rescinded in the sole discretion of the Board without the approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of the Company. In addition, generally accepted accounting principles would require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place. See "Management and Accounting Policies" below.

     Reduced Interest of Kmart Group in Specialty Retail Groups. Prior to any Offering or any other issuance of any series of Specialty Retail Stock, the Kmart Group's Retained Interest in each Specialty Retail Group would represent 100% of the Equity Value of such Specialty Retail Group. It is currently contemplated that the number of shares of each series of Specialty Retail Stock to be issued and sold to the public in each Offering would be intended to represent approximately 20% to 30% of the Equity Value of the relevant Specialty Retail Group. It is further contemplated that the shares to be sold in any such Offering of a series of Specialty Retail Stock would be allocated to the Kmart Group's Retained Interest in the relevant Specialty Retail Group. As a result, the Kmart Group's Retained Interest and its percentage interest in the relevant Specialty Retail Group would be reduced accordingly. Any other issuance of any series of Specialty Retail Stock (i) whether or not for the account of the Kmart Group; would reduce the Kmart Group's percentage interest in the relevant Specialty Retail Group and (ii) if for the account of the Kmart Group, would also reduce the Kmart Group's Retained Interest in the relevant Specialty Retail Group.

     Potential Effects of Exchange of Series of Specialty Retail Stock. The terms of the various series of Specialty Retail Stock permit the exchange of all outstanding shares of any series of Specialty Retail Stock for Kmart Stock upon the terms described under "Description of Kmart Stock and Specialty Retail Stock
- -- Exchange and Redemption" below. Since any such exchange would be at a premium to the then current market price of the series of Specialty Retail Stock being exchanged, the issuance of additional shares of Kmart Stock in connection with such an exchange would dilute the interest of holders of Kmart Stock in the Company. See "Dilution" above. The Company cannot predict the impact of the potential for such exchanges or of any issuance of additional shares of Kmart Stock in connection with such an exchange on the market price of any series of Common Stock.

     No Assurance as to Market Price. Since there has been no prior market for any series of Specialty Retail Stock, there can be no assurance as to the price to be received by the Company upon the sale thereof. It is also not possible to predict the impact of the sale of any series of Specialty Retail Stock on the market price of the Kmart Stock and, accordingly, there can be no assurance that the market price of the Kmart Stock would equal or exceed the market price of the Existing Common Stock prior to the Company's announcement or implementation of the Specialty Retail Stock Proposal. See "Price Ranges of Existing Common Stock, Series A Preferred Stock and Series B Preferred Stock; Dividends".


     The market prices of the Kmart Stock and any or all series of Specialty Retail Stock would be determined in the trading markets and could be influenced by many factors, including the consolidated results of the Company, as well as the respective performances of the Kmart Group and the Specialty Retail Groups, investors' expectations for the Company as a whole, the Kmart Group and each Specialty Retail Group, trading volume and general economic and market conditions. There can be no assurance that investors would assign values to the Kmart Stock and any series of Specialty Retail Stock based on the reported financial results and prospects of the relevant Group or the dividend policies established by the Board with respect to such Group. Accordingly, financial effects of any Group that affect the Company's consolidated results of operations or financial condition could affect the market price of shares of all series of Common Stock. In addition, the Company cannot predict the impact on the market price of any series of Common Stock of certain terms of such securities, such as the ability of the Company to exchange shares of a series of Specialty Retail Stock for Kmart Stock, the discretion of the Board to make various determinations and the minority voting power of the various series of Specialty Retail Stock.


     Limitations on Potential Unsolicited Acquisitions. If each of the Groups were separate independent companies, any person interested in acquiring one Group without negotiation with management could seek control of that Group by obtaining control of its outstanding voting stock. Although full implementation of the Specialty Retail Stock Proposal would create five series of Common Stock that are intended to reflect the separate performance of each of the Groups, a person interested in acquiring only one Group without negotiation with the Company's management could obtain control of that Group only by obtaining control of the outstanding voting stock of the entire Company, including series of Common Stock related to other

Groups. See "Limited Separate Voting Rights; Effects on Voting Power" above and "Description of Kmart Stock and Specialty Retail Stock -- Voting Rights" below.

DIVIDEND POLICY


     General. The Company's annual dividend rate is presently $.96 per share of Common Stock. The Board currently intends that the dividend policy applicable to the Kmart Stock would be the same as the dividend policy applicable to the Existing Common Stock, with the initial dividend rate on the Kmart Stock being the rate in effect for the Existing Common Stock at the time of the redesignation of the Existing Common Stock as Kmart Stock. The Board believes that implementation of the Specialty Retail Stock Proposal would not adversely affect the Company's ability to pay dividends on the Kmart Stock. In reaching this conclusion, the Board considered the following: (i) the Company currently intends that the Kmart Group would initially have a 70-80% Retained Interest in each Specialty Retail Group, resulting in the Kmart Group being credited with an amount proportionate to any dividends paid on each series of Specialty Retail Stock; (ii) the Company currently intends to allocate the net proceeds of the Offerings to the Kmart Group to, among other things, repay outstanding indebtedness of the Company, resulting in reduced debt service obligations attributable to the Kmart Group; and (iii) the Company does not expect initially to pay significant dividends on the various series of Specialty Retail Stock.


     Determinations as to future dividends on the Kmart Stock would be based primarily upon the financial condition, results of operations and business requirements of the Kmart Group and the Company as a whole. Under the terms of the Kmart Stock, dividends would be payable in the sole discretion of the Board out of the lesser of (i) all assets of the Company legally available for dividends and (ii) the Available Dividend Amount with respect to the Kmart Group. See "Special Considerations -- Allocation of Goodwill for Purposes of Determining Available Dividend Amount" above. For an illustration of the calculation of the Available Dividend Amount for the Kmart Group, see "Description of Kmart Stock and Specialty Retail Stock -- Dividends" below.

     The dividend policy applicable to any series of Specialty Retail Stock would be determined by the Board at the time of issuance of such series. Determinations to pay dividends on any series of Specialty Retail Stock would be based primarily upon the respective financial condition, results of operations and business requirements of the relevant Specialty Retail Group and the Company as a whole. Under the terms of the various series of Specialty Retail Stock, dividends would be payable in the sole discretion of the Board out of the lesser of (i) all assets of the Company legally available for dividends and (ii) the Available Dividend Amount with respect to the relevant Specialty Retail Group. For an illustration of the calculation of the Available Dividend Amount for the Specialty Retail Groups, see "Description of Kmart Stock and Specialty Retail Stock -- Dividends" below.

     Calculation of Earnings Per Share. In making its dividend decisions with respect to both the Kmart Stock and the various series of Specialty Retail Stock, the Board would rely on the financial statements of the Kmart Group and each Specialty Retail Group, respectively. See Annexes VI through X for the historical Financial Statements of the Kmart Group and each of the Specialty Retail Groups. The method of calculating earnings per share for the Kmart Stock and each series of Specialty Retail Stock would reflect the terms of the Certificate of Amendment, which provide that each Group's Available Dividend Amount, which, in turn, would reflect the separately reported Kmart Corporation Earnings Attributable to the Kmart Group, in the case of the Kmart Group, and Kmart Corporation Earnings Attributable to a Specialty Retail Group, in the case of a Specialty Retail Group, would be the source for payment of dividends for each series of Common Stock, although liquidation rights of these series of stock and legally available assets of the Company may be more or less than these amounts. The Company would compute earnings per share of Kmart Stock by dividing Kmart Corporation Earnings Attributable to the Kmart Group by the weighted average number of shares of Kmart Stock and dilutive Kmart Stock equivalents outstanding during the applicable period. In determining the weighted average number of fully diluted shares of Kmart Stock outstanding, the Series A Preferred Stock and Series B Preferred Stock would be treated as Kmart Stock equivalents, if dilutive. The Company would compute earnings per share of a series of Specialty Retail Stock by dividing the product of the Outstanding

Interest Fraction for the relevant Specialty Retail Group and Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the such Specialty Retail Group by the weighted average number of shares of such series of Specialty Retail Stock and dilutive Specialty Retail Stock equivalents outstanding during the applicable period. For the definitions of Kmart Corporation Earnings Attributable to the Kmart Group and Kmart Corporation Earnings Attributable to a Specialty Retail Group, see "Description of Kmart Stock and Specialty Retail Stock -- Dividends" below.


     For example, assuming that (i) the Company had outstanding shares of each series of Specialty Retail Stock representing an Outstanding Interest Fraction of 25% with respect to the respective Specialty Retail Groups as of January 26, 1994 (but without giving effect to any use of the proceeds from the issuance of such shares), (ii) such shares were the only shares of each series of Specialty Retail Stock outstanding during the fiscal year then ended and (iii) the amortization adjustments in the definitions of Kmart Corporation Earnings Attributable to the Kmart Group and Kmart Corporation Earnings Attributable to a Specialty Retail Group were made with respect to amortization of goodwill during such fiscal year relating to acquisitions made prior to January 26, 1994, then Kmart Corporation Earnings Attributable to the Kmart Group and Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to each Specialty Retail Group for such fiscal year, and Kmart Corporation earnings attributable to the shares of Kmart Stock and the relevant series of Specialty Retail Stock assumed to be outstanding, would have been calculated as follows (for an illustration of the calculation of the Available Dividend Amount, see "Description of Kmart Stock and Specialty Retail Stock -- Dividends" below):


                                                                                                      THE SPORTS
                                                    BORDERS-WALDEN    BUILDERS SQUARE    OFFICEMAX    AUTHORITY
                                     KMART GROUP        GROUP              GROUP           GROUP        GROUP
                                     -----------    --------------    ---------------    ---------    ----------
                                                                (DOLLARS IN MILLIONS)
Net (loss) before Retained
  Interests.......................     $(780.0)         $   --            $    --          $  --        $   --
Net (loss) related to Retained
  Interests in Specialty Retail
  Groups..........................      (108.5)(a)          --                 --             --            --
Net income (loss).................      (888.5)          (61.2)            (107.0)          10.8          12.8
Add back of goodwill
  amortization(b).................          --             6.9                0.9            8.6           2.1
Less goodwill amortization(c).....        (4.6)             --                 --             --            --
Kmart Corporation earnings
  (losses) attributable to
  Group...........................      (893.1)          (54.3)            (106.1)          19.4          14.9
Outstanding Interest Fraction.....          --              25%                25%            25%           25%
Kmart Corporation earnings
  (losses) attributable to
  outstanding stock of Group......     $(893.1)         $(13.6)           $ (26.5)         $ 4.9        $  3.7

- -------------------------
(a) The adjustment to Kmart Group earnings related to the Retained Interest in each Specialty Retail Group assumes the issuance of shares of each series of Specialty Retail Stock representing an Outstanding Interest Fraction of 25%, resulting in a Retained Interest Fraction of 75%. Included in earnings related to Kmart Group's assumed 75% Retained Interest is 75% of the aggregate of the amounts of amortization of goodwill arising from acquisitions made by the Company on or before January 26, 1994 included in the net income (loss) of the Specialty Retail Groups prior to the adjustment described in note (c) below.

(b) Adjusts net income (loss) of each Specialty Retail Group for the fiscal year ended January 26, 1994 to exclude amortization of goodwill for such period arising from acquisitions made by the Company on or before January 26, 1994.

(c) Adjusts net income (loss) of the Kmart Group for the remaining 25% of the amount of amortization of goodwill for the fiscal year ended January 26, 1994 arising from acquisitions made by the Company on or before January 26, 1994 included in the net income of the Specialty Retail Groups. See note
     (a) above.

MANAGEMENT AND ACCOUNTING POLICIES

     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, the Company would continue to prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for each of the Groups, and these financial statements, taken together, would comprise all of the accounts included in the corresponding consolidated financial statements of the Company. The financial statements of each of the Groups principally reflect the financial position, results of operations and cash flows of the businesses included therein. Consistent with the Articles and relevant policies, such Group financial statements could also include allocated portions of the Company's corporate assets and liabilities (including contingent liabilities) that are not separately identified with the operations of a specific Group. Notwithstanding such allocations for the purpose of preparing Group financial statements, holders of Kmart Stock or any series of Specialty Retail Stock would continue to be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Special Considerations -- Stockholders of One Company; Financial Effects on One Group Could Affect Other Groups" above.

     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, upon initial issuance of each series of Specialty Retail Stock, cash management and allocation of principal corporate activities between the relevant Specialty Retail Group and the Kmart Group would be based upon methods management believes to be reasonable and would be reflected in their respective Group financial statements as follows:

          (i) All debt incurred or Preferred Stock issued by the Company and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or Preferred Stock and the proceeds thereof should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group to the extent that the debt is incurred or the Preferred Stock is issued for the benefit of such Specialty Retail Group.

          (ii) If cash used by a Specialty Retail Group exceeds cash provided by such Specialty Retail Group, the Kmart Group would transfer to such Specialty Retail Group the cash necessary to fund such excess uses. Conversely, if cash provided by a Specialty Retail Group exceeds cash used by such Specialty Retail Group, such Specialty Retail Group would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

          (iii) Such short-term loans between the Kmart Group and the Specialty Retail Groups would bear interest at the Company's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and a Specialty Retail Group should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which the Company could borrow funds on a similar basis.

          (iv) From time to time following the initial issuance of a series of Specialty Retail Stock, the Board could determine that funds to be transferred from the Kmart Group to a Specialty Retail Group represent an equity contribution to such Specialty Retail Group rather than a loan. In such event, the Kmart Group's Retained Interest in such Specialty Retail Group would be increased by the amount of such contribution, as a result of which (a) the Number of Shares Issuable with Respect to Retained Interest with regard to the relevant Specialty Retail Group would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of the relevant series of Specialty Retail Stock and (b) the Kmart Group's Retained Interest Fraction with regard to the relevant Specialty Retail Group would be increased and the Outstanding Interest Fraction with regard to such Specialty Retail Group would be decreased accordingly.

          (v) As a result of the foregoing, the balance sheet of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from the Specialty Retail Groups, and the balance sheet of each Specialty Retail Group would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and the Specialty Retail Groups would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and the Specialty Retail Groups would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of the Specialty Retail Groups over the next several years, it is currently expected that the Kmart Group would be making substantial net transfers to the Specialty Retail Groups. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances.


          (vi) Certain corporate, general and administrative costs (including certain corporate borrowing, legal, tax, transportation, import, data processing, employee benefit and self-insurance costs) would be charged to the Specialty Retail Groups based upon utilization and at negotiated rates, which management believes approximate the rates which each of the Specialty Retail Groups would incur as a stand alone. A portion of certain other corporate, general and administrative costs related specifically to management of the Specialty Retail Groups would be allocated equally among the Specialty Retail Groups. The balance of such costs would be reflected on the financial statements of the Kmart Group.


          (vii) Federal income taxes for the Company are paid on a consolidated basis; however, each Group would calculate income taxes on a separate basis with the following modifications to reflect consolidated results. Credits, losses or benefits of a Group not used separately would be recognized by such Group if they could be used in filing a consolidated tax return. Deferred federal income taxes would be recorded on each Group's books, and current federal taxes payable would be deemed to be remitted to the Company as agent for each Group. Any adjustments to federal income tax liabilities for years after fiscal 1992 would be paid by the Company and charged or credited to the appropriate Group. For financial statement provision and tax settlement purposes, tax benefits resulting from attributes (principally net operating losses), which could not be utilized by one of the Groups on a separate return basis but which could be utilized on a consolidated basis in any given year, would be allocated to the Group which generated the attributes. However, if such tax benefits could not be utilized on a consolidated basis in that year or a carry back year, such consolidated tax effect would be adjusted in a subsequent year to the extent necessary to allocate tax benefits to the Group that would have realized the tax benefits on a separate basis.

     The foregoing reflect the management and accounting policies that would be applicable to the Kmart Group and each Specialty Retail Group upon initial issuance of the relevant series of Specialty Retail Stock. In the historical financial information included in this Proxy Statement and the Annexes hereto
(i) debt incurred by the Company and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and
(ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's equity investment (reflected as Retained Interest) in such Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of the Specialty Retail Groups. Until the issuance of a series of Specialty Retail Stock, the net cash used or provided by the relevant Specialty Retail Group will continue to be characterized as an adjustment to the Kmart Group's equity investment in such Specialty Retail Group. The historical financial information included in this Proxy Statement and the Annexes hereto account for certain corporate, general and administrative costs as reflected in clause (vi) above and account for federal income taxes as reflected in clause (vii) above. See Annexes VI through X for the historical financial statements of the Kmart Group and each Specialty Retail Group.

     Notwithstanding the policies described above, determinations to provide funds to the Specialty Retail Groups would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to any Specialty Retail Group if the Board determines it is in the best interest of the Company not to do so.

     The above management and accounting policies could be modified or rescinded by the Board, in its sole discretion, without approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of the Company. In addition, generally accepted accounting principles would require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

DESCRIPTION OF KMART STOCK AND SPECIALTY RETAIL STOCK

     THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO ANNEX III-A TO THIS PROXY STATEMENT, WHICH CONTAINS THE FULL TEXT OF THE PROPOSED AMENDMENTS TO ARTICLE THREE OF THE ARTICLES PURSUANT TO THE SPECIALTY RETAIL STOCK PROPOSAL.


     General. The Articles currently provide that the Company is authorized to issue 1,510,000,000 shares of capital stock, consisting of 1,500,000,000 shares of Common Stock, par value $1 per share, and 10,000,000 shares of Preferred Stock, no par value per share, issuable in series by the Board ("Preferred Stock"). The Preferred Stock consists of 500,000 shares designated as Series A Junior Participating Preferred Stock ("Series A Junior Preferred Stock"), 5,750,000 shares designated as Series A Preferred Stock and 796,827 shares designated as Series B Preferred Stock. As of April 8, 1994, the Company had issued and outstanding 409,389,759 shares of Existing Common Stock, 5,750,000 shares of Series A Preferred Stock and 784,938 shares of Series B Preferred Stock.


     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, upon initial issuance of any series of Specialty Retail Stock, the Articles would be amended to authorize a total of 3,010,000,000 shares of capital stock, consisting of 3,000,000,000 shares of Common Stock, par value $1 per share, issuable in series by resolution of the Board, and 10,000,000 shares of Preferred Stock, no par value per share, issuable in series by resolution of the Board, with 500,000 shares designated as Series A Junior Preferred Stock, 5,750,000 shares designated as Series A Preferred Stock and 796,827 shares designated as Series B Preferred Stock. Upon the initial issuance of shares of any series of Specialty Retail Stock, 1,500,000,000 shares of Existing Common Stock automatically would be redesignated as Kmart Stock, and 1,500,000,000 shares of newly authorized Common Stock would be available for designation from time to time, in the sole discretion of the Board, as Kmart Stock and/or any of four series of Specialty Retail Stock. With respect to each series of Specialty Retail Stock, the Board would have the authority to designate, at the time of the initial issuance of such series, the total number of authorized shares comprising such series, the number of shares which, immediately prior to the initial issuance of shares of such series, would be deemed to represent 100% of the Equity Value of the relevant Specialty Retail Group and any other terms which would be consistent with applicable law and the Articles. The Board would have the authority to increase or decrease from time to time the total number of authorized shares comprising each series of Common Stock but, except in certain limited circumstances, not above a number which, when added to the aggregate number of authorized shares of all other series of Common Stock, would exceed the total authorized number of shares of Common Stock, and not below the number of shares of such series then outstanding.

     The authorized but unissued shares of Common Stock would be available for issuance from time to time by the Company, in the sole discretion of the Board, for any proper corporate purpose, which could include raising capital, providing compensation or benefits to employees, paying stock dividends or acquiring companies or businesses. The issuance of such shares would not be subject to approval by the stockholders except as might be required by the MBCA or applicable stock exchange listing requirements. Any net proceeds from the issuance of Kmart Stock or any series of Specialty Retail Stock (other than shares issuable with respect to the Retained Interest of the Kmart Group in the relevant Specialty Retail Group) would be attributed to the Kmart Group or the relevant Specialty Retail Group, respectively.


     Dividends. Dividends on the Kmart Stock and each series of Specialty Retail Stock would be subject to the same limitations as dividends on the Existing Common Stock, which are limited to legally available assets of the Company (as provided under the MBCA), and are subject to the prior payment of dividends on outstanding shares of Series A Preferred Stock and Series B Preferred Stock (and any new series of Preferred Stock with similar preferential dividend rights). Under the MBCA, no distribution may be made to stockholders if, after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the Company's total assets would be less than its total liabilities plus, subject to certain exceptions, any amounts necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those of the stockholders receiving the distribution. Based on the balance sheet of the Company as of January 26, 1994, the Company had legally available assets of at least $6,093 million, subject to the Company's ability to continue to pay its debts as they become due in the usual course of business after having distributed any such amount.


     Dividends on the Kmart Stock and each series of Specialty Retail Stock would be further limited to an amount not in excess of the Available Dividend Amount with respect to the relevant Group. There can be no assurance that there would be an Available Dividend Amount with respect to any Group.

     The "Available Dividend Amount", on any date (the "calculation date") with respect to any series of Common Stock (the "subject group stock") issued with reference to any Group (the "subject group"), means the excess of:


          (i) the product of (x) the Outstanding Interest Fraction with respect to the subject group as of such calculation date and (y) an amount equal to the total assets of the subject group less its total liabilities as of such calculation date determined either (1) in accordance with generally accepted accounting principles as in effect at such time applied on a basis consistent with that applied in determining, as applicable, Kmart Corporation Earnings Attributable to the Kmart Group and Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to each Specialty Retail Group, or (2) at the option of the Board, in accordance with Michigan law applied as if the subject group were treated as a corporation for these purposes under Michigan law, in either case reduced, in the case of Kmart Stock, by the aggregate of the amounts, with respect to all Specialty Retail Groups as of the calculation date, of amortization of goodwill during the periods from the respective dates of acquisition through the calculation date arising from acquisitions made by the Company or any of its subsidiaries before the date of filing of the applicable Certificate of Designation with respect to each such Specialty Retail Group (excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Kmart Group for such period by virtue of its Retained Interest in such Specialty Retail Groups), and increased, in the case of any series of Specialty Retail Stock, by the amount with respect to such Specialty Retail Group of amortization of goodwill during such period arising from acquisitions made by the Company or any of its subsidiaries before the date of filing of the applicable Certificate of Designation with respect to such subject group, over



          (ii) except to the extent that the Articles permit otherwise, the amount that would be needed to satisfy the preferential rights to which holders of Preferred Stock attributed to the subject group are entitled upon dissolution of the Company;


provided, that such excess must be reduced by an amount, if any, sufficient to ensure that the subject group will be able to pay its debts as they become due in the usual course of business.

     "Kmart Corporation Earnings Attributable to a Specialty Retail Group" means the net income or loss of the relevant Specialty Retail Group for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Company allocated to such Specialty Retail Group, increased by the amount of amortization of goodwill of such Specialty Retail Group during such period arising from acquisitions made by the Company or any of its subsidiaries with respect to such Specialty Retail Group before the date of filing of the applicable Certificate of Designation, determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Kmart Corporation Earnings Attributable to a Specialty Retail Group with regard to the other Specialty Retail Groups.

     "Kmart Corporation Earnings Attributable to the Kmart Group" means the net income or loss of the Kmart Group for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Company allocated to the Kmart Group, reduced by the aggregate of the amounts, with respect to all Specialty Retail Groups as of the date of calculation, of amortization during such period of goodwill arising from acquisitions made by the Company or any of its subsidiaries with respect to all Specialty Retail Groups with stock issued and outstanding before the date of filing of the applicable Certificate of Designation determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the Specialty Retail Groups (excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Kmart Group for such period by virtue of its Retained Interest in such Specialty Retail Groups). When determining Kmart Corporation Earnings Attributable to a Specialty Retail Group and Kmart Corporation Earnings Attributable to the Kmart Group for fiscal periods of the Company commencing prior to the date of filing of the applicable Certificate of Designation, all amounts shall be calculated on a pro forma basis as if the date of filing of such Certificate of Designation were the first day of the relevant period.

     Assuming that (i) the Company had outstanding shares of each series of Specialty Retail Stock representing an Outstanding Interest Fraction of 25% with respect to each respective Specialty Retail Group as of January 26, 1994, (but without giving effect to any use of the proceeds from the issuance of such shares), (ii) such shares were the only shares of each series of Specialty Retail Stock outstanding during the fiscal year then ended, (iii) the amortization adjustments in the definitions of Kmart Corporation Earnings Attributable to the Kmart Group and Kmart Corporation Earnings Attributable to a Specialty Retail Group were made with respect to amortization of goodwill during such fiscal year relating to acquisitions made prior to January 26, 1994, and assuming that each Group would have been able to continue to pay its debts as they became due in the usual course of business following the payment of any such amounts, the Available Dividend Amount with respect to each Group at such date would have been calculated as follows:

                                                                            KMART
                                                         CUMULATIVE      CORPORATION
                                        TOTAL             GOODWILL          EQUITY        OUTSTANDING     AVAILABLE
                                     ASSETS LESS        AMORTIZATION     ATTRIBUTABLE      INTEREST       DIVIDEND
                  GROUP           TOTAL LIABILITIES      ADJUSTMENT        TO GROUP        FRACTION        AMOUNT
                  -----           -----------------     ------------     ------------     -----------     ---------
                                                                (DOLLARS IN MILLIONS)
Kmart Group....................       $ 5,656.6(1)         $(14.7)(2)      $5,641.9            --         $ 5,641.9
Borders-Walden Group...........           457.5              29.3             486.8            25%            121.7
Builders Square Group..........           531.9               8.0             539.9            25%            135.0
OfficeMax Group................           608.5              13.6             622.1            25%            155.5
The Sports Authority Group.....           147.9               7.8             155.7            25%             38.9

- -------------------------

(1) Equals Kmart Group's net equity at January 26, 1994 minus 25% Retained Interest in each Specialty Retail Group (reflecting the assumption that Specialty Retail Stock is outstanding representing an Outstanding Interest Fraction of 25% with respect to each Specialty Retail Group).



(2) Equals 25% of the cumulative amortization arising from all applicable Specialty Retail Group acquisitions (which is the portion of such amortization not already reflected in Kmart Group's total assets less total liabilities by virtue of its assumed 75% Retained Interests).


     The MBCA limits the amount of distributions on Common Stock to the legally available assets of the Company, which are determined on the basis of the entire Company, and not just the respective Groups. Consequently, the amount of legally available assets would reflect the amount of any net losses of any Group and any distributions on, and repurchases of, Kmart Stock or any series of Specialty Retail Stock, and any distributions on, and certain repurchases of, Preferred Stock. Dividend payments on the Kmart Stock or on any series of Specialty Retail Stock could be precluded because of the unavailability of legally available assets under the MBCA, even though the Available Dividend Amount test with respect to the relevant Group was met.

     Subject to the prior payment of dividends on outstanding shares of Preferred Stock and the foregoing limitations, the Board could, in its sole discretion, declare and pay dividends on all or less than all series of Common Stock in equal or unequal amounts, notwithstanding the respective amount of assets available for dividends on each series, the amount of prior dividends declared on each series or any other factor.

     At the time of any dividend, redemption or other distribution on the outstanding shares of any series of Specialty Retail Stock (including any dividend of or redemption with Net Proceeds from the Disposition of all or substantially all of the properties and assets of the relevant Specialty Retail Group), the Kmart Group's financial statements would be credited with, and such Specialty Retail Group's financial statements would be charged with, an amount equal to the product of (i) the aggregate amount of such dividend, redemption payment or distribution paid or distributed in respect of the outstanding shares of such Specialty Retail Stock times (ii) a fraction, the numerator of which is the Number of Shares Issuable with Respect to Retained Interest in such Specialty Retail Group and the denominator of which is the number of shares of such Specialty Retail Stock then outstanding.

     See Annex II for illustrations of the calculation of the Retained Interest in a Specialty Retail Group and the related effects of dividends on shares of a series of Specialty Retail Stock.

     Exchange and Redemption. The Articles do not provide for either mandatory or optional exchange or redemption of the Existing Common Stock.

          Kmart Stock. The Specialty Retail Stock Proposal does not provide for either mandatory or optional exchange or redemption of the Kmart Stock.

          Specialty Retail Stock. The Specialty Retail Stock Proposal would permit the exchange and redemption of shares of each series of Specialty Retail Stock upon the terms described below.


     Upon the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise), in one transaction or a series of related transactions (a "Disposition"), by the Company and/or its subsidiaries of all or substantially all of the properties and assets of a Specialty Retail Group to one or more persons or entities (subject to certain exceptions), the Company would be required, on or prior to the 75th Trading Day following the consummation of such Disposition, to:


          (A) declare and pay a dividend in cash and/or in securities or other property received as proceeds of such Disposition to the holders of outstanding shares of such series of Specialty Retail Stock, subject to the limitations on dividends on such series of Specialty Retail Stock set forth under "Dividends" above, in an aggregate amount equal to the product of the Outstanding Interest Fraction with respect to such Specialty Retail Group and the Net Proceeds of such Disposition; or

          (B) to the extent that there are assets of the Company legally available therefor, redeem the number of outstanding whole shares of such series of outstanding Specialty Retail Stock that has an aggregate average Market Value, during the ten-Trading Day period beginning on the sixth Trading Day following such consummation, closest to the value of the product of the Outstanding Interest Fraction with respect to such Specialty Retail Group and the Net Proceeds of such Disposition, for cash and/or for securities or other property received as proceeds of such Disposition in an amount equal to such product; or

          (C) exchange each outstanding whole share of such series of Specialty Retail Stock for a number of shares of Kmart Stock equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of such series of Specialty Retail Stock to the Market Value of one share of Kmart Stock during the ten-Trading Day period beginning on the sixth Trading Day following such consummation.

     For these purposes, "substantially all of the properties and assets" of any Specialty Retail Group means a portion of such properties and assets (1) that represents at least 80% of the then-current market value of the properties and assets of such Specialty Retail Group or (2) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Company derived from the properties and assets of such Specialty Retail Group as of such date. That term would have a different meaning in the context of determining whether there had been a sale of all or substantially all of the assets of the Company necessitating a stockholder vote under the MBCA and the Company's By-laws and, under current circumstances, such stockholder vote requirements would not apply with respect to a sale of all or substantially all of the property and assets of any Specialty Retail Group because such sale would not involve the sale of all or substantially all of the property and assets of the Company. Under the MBCA, a sale or other disposition of substantially all the property and assets of the Company, with or without goodwill, if not in the usual and regular course of the Company's business, would require approval of the holders of a majority of the outstanding shares of the Kmart Stock, each series of Specialty Retail Stock and each series of Preferred Stock then outstanding and entitled to vote with the Common Stock, voting together as one class. Under the By-laws of the Company as currently in effect, the sale of the entire assets, business and goodwill of the Company requires approval of the holders of not less than three-fourths of the outstanding capital stock of the Company.



     The "Net Proceeds" of a Disposition of any of the properties and assets of any Group means an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (i) any taxes payable by the Company in respect of such Disposition, (ii) any taxes payable by the Company in respect of any resulting dividend or redemption, (iii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iv) any liabilities (contingent or otherwise) of, attributed to, or related to, such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to such Group. In connection with any dividend or redemption referred to in clause (A) or (B) above following a Disposition, the Board could, in its sole discretion, pay the dividend or redemption price referred to in clause (A) or (B) above in cash even if securities or other non-cash properties were received as proceeds of such Disposition.


     The option described in clause (C) above provides the Company with additional flexibility by allowing the Company to deliver consideration in the form of shares of Kmart Stock rather than cash or securities or other properties received as proceeds of a Disposition. This alternative could be used, for example, in circumstances when the Company did not have sufficient legally available assets under the MBCA to pay the full amount of the dividend or redemption described in clause (A) or (B) above or when the Company desired to retain such proceeds.


     If less than substantially all of the properties and assets of any Specialty Retail Group were disposed of by the Company in one transaction (even if an additional transaction were consummated at a later time in which additional properties and assets of such Specialty Retail Group were disposed of by the Company, which, together with the properties and assets disposed of in the first transaction, would have constituted substantially all of the properties and assets of such Specialty Retail Group at the time of the first transaction) the Company would not be required to pay a dividend on, redeem or exchange the outstanding shares of the relevant series of Specialty Retail Stock, unless such transactions constituted a series of related transactions. The second transaction, however, could trigger such requirement if, at the time of the second transaction, the properties and assets disposed of in such transaction constituted at least substantially all of the properties and assets of such Specialty Retail Group at such time. If less than substantially all of the properties and assets of such Specialty Retail Group were disposed of by the Company, the holders of the relevant series of Specialty Retail Stock would not be entitled to receive any dividend or have their shares redeemed or exchanged for Kmart Stock, although the Board could determine, in its sole discretion, to pay a dividend on such series of Specialty Retail Stock in an amount related to the proceeds of such disposition. However, subject to certain permitted inter-Group transfers, such proceeds could not be used in the business of the Kmart Group or any other Specialty Retail Group without the approval of holders of at least two-thirds of the votes to which the outstanding shares of such series of Specialty Retail Stock were entitled, as set forth under "Voting Rights" below.

     The Board could, in its sole discretion, within one year after a dividend or partial redemption, described in clause (A) or (B) above, exchange each outstanding share of such series of Specialty Retail Stock for a number of shares of Kmart Stock equal to 110% of the highest of certain average or time-weighted average ratios of the Market Value of one share of such series of Specialty Retail Stock to the Market Value of one share of Kmart Stock measured during certain periods prior to the date notice of such exchange is mailed to such holders. Any such exchange would dilute the interest of holders of Kmart Stock and would preclude holders of such series of Specialty Retail Stock from retaining their investment in a security reflecting separately the business of the relevant Specialty Retail Group. In determining whether to effect any such exchange following such a dividend or partial redemption, the Board, in its sole discretion, could, in addition to other matters, consider whether the remaining properties and assets of the relevant Specialty Retail Group continue to constitute a viable business. Other considerations could include the number of shares of such series of Specialty Retail Stock remaining issued and outstanding, the per share market price of such series of Specialty Retail Stock and the cost of maintaining stockholder accounts.


     The Board also could, in its sole discretion, at any time, declare that each of the outstanding shares of any series of Specialty Retail Stock be exchanged for a number of shares of Kmart Stock equal to 115% of the highest of certain average or time-weighted average ratios of the Market Value of one share of such Specialty Retail Stock to the Market Value of one share of Kmart Stock measured during certain periods prior to the date notice of such exchange is mailed to such holders. Any such exchange would dilute the interests of holders of Kmart Stock and would preclude holders of such series of Specialty Retail Stock from retaining their investment in a security reflecting separately the business of the relevant Specialty Retail Group.


     For information concerning the ratios used to calculate the number of shares of Kmart Stock to be received in either of the exchanges described in the two preceding paragraphs, see the definition of "Market Value Ratio" in Section 3(a)(iv) of Annex III-A.

     Under Section 303 of the MBCA, upon the prior approval of stockholders, a board of directors may amend a corporation's articles of incorporation to increase the number of authorized shares of any class or series of stock to the number that will be sufficient, when added to the previously authorized but unissued shares of such class or series, to satisfy the conversion privileges of any convertible securities of the corporation. This includes conversions at the option of the corporation such as the exchanges of the various series of Specialty Retail Stock for Kmart Stock described above. Accordingly, in order to give effect to any such exchange of any series of Specialty Retail Stock for Kmart Stock, the Board would have the authority to amend the Articles to increase the authorized shares of Common Stock and of Kmart Stock to the number that would be sufficient, when added to the previously authorized but unissued shares of Common Stock and Kmart Stock, to give effect to such exchange.

     At any time on or after the date on which all of the assets and liabilities of any Specialty Retail Group (and no other assets or liabilities) are held directly or indirectly by a wholly owned subsidiary of the Company (with respect to each such Specialty Retail Group, the "Group Subsidiary"), the Board could, in its sole discretion, provided there were assets of the Company legally available therefor, exchange all of the outstanding shares of the relevant series of Specialty Retail Stock for a number of shares of common stock of the Group Subsidiary equal to the product of the Outstanding Interest Fraction with respect to such Specialty Retail Group and the number of all of the outstanding shares of common stock of the Group Subsidiary, on a pro rata basis. The Company would retain and attribute to the Kmart Group any balance of the outstanding shares of the Group Subsidiary in lieu of the Retained Interest of the Kmart Group in such Specialty Retail Group, if any.

     General Exchange and Redemption Provisions. Not earlier than the 16th Trading Day and not later than the 20th Trading Day following the consummation of a sale of all or substantially all of the properties and assets of a Specialty Retail Group, the Company would be required to publish an announcement in all editions of a daily newspaper with a national circulation as to which of the actions specified in clause (A), (B) or (C) above it had irrevocably determined to take. If the Company determined to pay a dividend pursuant to

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
clause (A) above, the Company would promptly cause to be given to each holder of the relevant series of Specialty Retail Stock and of Convertible Securities convertible into or exercisable for such series of Specialty Retail Stock a notice setting forth (A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 30th Trading Day and not later than the 40th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend, (C) the kind and aggregate amount of shares of capital stock, cash and/or other securities or other property to be distributed in respect of outstanding shares of such series of Specialty Retail Stock, (D) the number of outstanding shares of such series of Specialty Retail Stock and the number of shares of such series of Specialty Retail Stock into or for which outstanding Convertible Securities are then convertible or exercisable and (E) a statement to the effect that holders of such Convertible Securities would only be entitled to receive such dividend if such Convertible Securities are converted into or exercised for such Specialty Retail Stock prior to the record date. If the Company determined to undertake a redemption pursuant to clause (B) above, the Company would promptly cause to be given to each holder of record of outstanding shares of the relevant series of Specialty Retail Stock and of Convertible Securities convertible into or exercisable for such series of Specialty Retail Stock a notice setting forth (A) a date not earlier than the 30th Trading Day and not later than the 40th Trading Day following the consummation of such Disposition which shall be the date as of which such series of Specialty Retail Stock then outstanding would be subject to redemption, (B) the anticipated Redemption Date, (C) the kind and per share amount of shares of capital stock, cash and/or securities or property to be paid as a redemption price in respect of outstanding shares of such series of Specialty Retail Stock, (D) the number of shares of such series of Specialty Retail Stock to be redeemed, (E) the number of outstanding shares of such series of Specialty Retail Stock and the number of shares of such series of Specialty Retail Stock into or for which outstanding Convertible Securities are then convertible or exercisable and (F) a statement to the effect that holders of such Convertible Securities would only be eligible to participate in such redemption if such Convertible Securities were converted into or exercised for such series of Specialty Retail Stock prior to the date referred to in clause
(A) of this sentence, and a statement as to what, if anything, such holder would be eligible to receive pursuant to the terms of such Convertible Securities and the Articles if such holder converted or exercised such Convertible Securities.

     In the event of any exchange or redemption described above, the Company would promptly cause to be given to each holder of record of the series of Specialty Retail Stock to be so exchanged or redeemed and, in the case of an exchange, of Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock, a further notice setting forth (A) a statement that such series of Specialty Retail Stock would be exchanged or redeemed, as the case may be, (B) the Exchange Date or the Redemption Date, as the case may be, (C) in the event of a partial redemption of such series of Specialty Retail Stock, the number of shares of such series of Specialty Retail Stock to be redeemed, (D) the kind and per share amount of capital stock, cash and/or other securities or other properties to be distributed to such holder with respect to each share of such series of Specialty Retail Stock, including details as to the calculation thereof, (E) the place or places where certificates for shares of such series of Specialty Retail Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement) would be surrendered for delivery of certificates for shares of such capital stock, cash and/or securities or other property, (F) a statement to the effect that, except for dividends or distributions declared prior to the record date for the exchange or redemption, dividends on shares of such series of Specialty Retail Stock would cease to be paid as of such Exchange Date or Redemption Date, as the case may be, and (G) in the case of an exchange, a statement to the effect that a holder of Convertible Securities would only be entitled to receive shares of Kmart Stock upon such exchange if such holder converted or exercised such Convertible Securities on or prior to such Exchange Date, and a statement as to what, if anything, such holder would be entitled to receive pursuant to the terms of such Convertible Securities and the Articles if such holder converted or exercised such Convertible Securities. Such notice would be sent by first-class mail, postage prepaid, not less than 25 nor more than 35 Trading Days prior to the Exchange Date or Redemption Date, as the case may be, and, in any case, to each holder of record of outstanding shares of the series of Specialty Retail Stock to be exchanged or redeemed and, in the case of an exchange, to each holder of record of outstanding Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock at such holder's address as the same appears on the stock transfer books of the Company. Neither the failure to mail such notice to any particular holder of shares of such series of Specialty Retail Stock or of such Convertible Securities nor any defect therein would affect the sufficiency thereof with respect to any other holder of outstanding shares of such series of Specialty Retail Stock or of outstanding Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock.

     If less than all of the outstanding shares of any series of Specialty Retail Stock were to be redeemed as described above, such shares would be redeemed by the Company pro rata or by lot or by such other method as determined by the Board to be equitable, from among the holders of outstanding shares of such series of Specialty Retail Stock at the close of business on the date referred to in clause (A) of the last sentence in the second preceding paragraph.

     No adjustments in respect of dividends would be made upon the exchange or redemption of any shares of any series of Specialty Retail Stock; provided, however, that if such shares were exchanged or redeemed by the Company after the record date for determining holders of such series of Specialty Retail Stock entitled to any dividend or distribution thereon, such dividend or distribution would be payable to the holders of such shares at the close of business on such record date notwithstanding such exchange or redemption, in each case without interest.

     Before any holder of any series of Specialty Retail Stock would be entitled to receive certificates representing shares of any kind of capital stock, cash and/or other securities or property to be distributed to such holder with respect to any exchange or redemption of shares of such series of Specialty Retail Stock, such holder would be required to surrender at such place as the Company specified certificates for shares of such series of Specialty Retail Stock, properly endorsed or assigned for transfer (unless the Company waived such requirement). As soon as practicable after the Company's receipt of certificates for such shares of such series of Specialty Retail Stock, the Company would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock, cash and/or other securities or property to which such person was entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of any series of Specialty Retail Stock represented by any one certificate were to be redeemed, the Company would issue and deliver a new certificate for the shares of such series of Specialty Retail Stock not redeemed.

     The Company would not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of any series of Specialty Retail Stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of any series of Specialty Retail Stock were held at the same time by the same holder, the Company could aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to any holder of any series of Specialty Retail Stock, the Company would, if such fractional shares were not issued or distributed to such holder, pay cash in respect of such fractional shares in an amount equal to the fair market value of such fractional shares on the fifth Trading Day prior to the date such payment was to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fractional share means (i) in the case of any fractional share of capital stock of the Company, the product of such fractional share and the Market Value of one share of such capital stock and (ii) in the case of any fractional share of any other security, such value as is determined by the Board.

     From and after any exchange or redemption of shares of a series of Specialty Retail Stock, all rights of a holder of shares of such series of Specialty Retail Stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares of such series of Specialty Retail Stock, to receive certificates representing shares of the kind and amount of capital stock and/or other securities or any cash or other property for which such shares were exchanged or redeemed, together with any fractional payment or rights to dividends as provided above, in each case without interest. No holder of a certificate that immediately prior to the exchange of any series of Specialty Retail Stock represented shares of such series would be entitled to receive any dividend or other distribution with respect to shares of Kmart

Stock for which shares of such series of Specialty Retail Stock were exchanged until surrender of such holder's certificate in exchange for a certificate or certificates representing shares of Kmart Stock. Upon such surrender, there would be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Kmart Stock represented by the certificate or certificates issued upon such surrender. From and after an exchange for any series of Specialty Retail Stock, the Company would, however, be entitled to treat the certificates for such series of Specialty Retail Stock that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of Kmart Stock for which the shares of such series of Specialty Retail Stock represented by such certificates should have been exchanged, notwithstanding the failure to surrender such certificates.

     The Company would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on exchange or redemption of shares of any series of Specialty Retail Stock pursuant hereto. The Company would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such series of Specialty Retail Stock so exchanged or redeemed were registered, and no such issue or delivery would be made unless and until the person requesting such issue paid to the Company the amount of any such tax, or established to the satisfaction of the Company that such tax had been paid.


     Voting Rights. The Articles currently provide that holders of Common Stock and each series of Preferred Stock, voting together as one class, have one vote per share on all matters coming before any meeting of stockholders, other than a matter with respect to which the Common Stock or any series of Preferred Stock would be entitled to vote as a separate class under express provisions of the Articles or Michigan law. The Specialty Retail Stock Proposal provides that the holders of all series of Common Stock, Series A Preferred Stock, Series B Preferred Stock and any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote would vote together as one class on all matters coming before any meeting of stockholders other than a matter with respect to which the Common Stock or any series thereof or the Preferred Stock or any series thereof would be entitled to vote as a separate class under express provisions of the Articles or Michigan law. On all such matters, (i) each outstanding share of Kmart Stock, Series A Preferred Stock and Series B Preferred Stock would be entitled to one vote; and (ii) each outstanding share of any series of Specialty Retail Stock would have a number of votes (including a fractional vote) equal to the quotient (calculated to the nearest three decimal places), as of the fifth Trading Day prior to the applicable record date or as of any other applicable date, of (A) the sum of (1) four times the average ratio of the Market Value of one share of such series of Specialty Retail Stock ("SR") to the Market Value of one share of Kmart Stock ("KM") for the five-Trading Day period ending on such fifth Trading Day, (2) three times the average ratio of SR to KM for the next preceding five-Trading Day period, (3) two times the average ratio of SR to KM for the next preceding five-Trading Day period and (4) the average ratio of SR to KM for the next preceding five-Trading Day period, divided by (B) ten; provided that until any such series of Common Stock has been traded after issuance on a national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System for at least 25 Trading Days, each outstanding share of such series of Common Stock would have a number of votes equal to the average ratio (calculated to the nearest three decimal places) of the Market Value of one share of such series of Common Stock to the Market Value of one share of Kmart Stock for each Trading Day during the period commencing on the date such series is initially so traded and ending on the last Trading Day on or before the applicable record date or other applicable date. This formula is intended to equate the proportionate voting rights of each series of Common Stock to their respective Market Values at the time of any vote. However, no share of any such series of Common Stock would be entitled to more than one vote prior to the Series A Conversion Date, which will occur on or before September 15, 1994. If shares of only one series of Common Stock were outstanding, each share of that series would have one vote. On matters where any series of Common Stock was entitled to vote as a separate class, each share of that series would be entitled to one vote in the separate vote on such matter.

     To illustrate the foregoing, if the weighted average Market Values for Kmart Stock, one series of Specialty Retail Stock ("SR1 Stock") and a second series of Specialty Retail Stock ("SR2 Stock"), (assuming shares of only two series of Specialty Retail Stock and no series of Preferred Stock were then outstanding), as determined using the above formula, were $4.00, $2.00 and $1.00, respectively, each share of Kmart Stock would have one vote, each share of SR1 Stock would have .5 of a vote ($2.00 / $4.00), and each share of SR2 Stock would have .25 of a vote ($1.00 / $4.00). In voting on any proposal where all series of Common Stock are entitled to vote, voting together as one class, and assuming there were issued and outstanding 500 shares of Kmart Stock, 100 shares of SR1 Stock and 100 shares of SR2 Stock, the shares of Kmart Stock, SR1 Stock and SR2 Stock would represent 87%, 9% and 4%, respectively, of the total votes to which all series of Common Stock were entitled. If, in the foregoing example, the weighted average Market Value for the Kmart Stock remained at $4.00 and such Market Values for SR1 Stock and SR2 Stock increased to $6.00 and $3.00, respectively, each share of Kmart Stock would have one vote, each share of SR1 Stock would have 1.5 votes ($6.00 / $4.00), and each share of SR2 Stock would have .75 of a vote ($3.00 / $4.00). Assuming the same number of issued and outstanding shares set forth above, the shares of Kmart Stock, SR1 Stock and SR2 Stock would represent 69%, 21% and 10%, respectively, of the total votes to which all series of Common Stock would be entitled.

     Based on the net assets of each Group as of January 26, 1994, the Company believes that, had shares of each series of Specialty Retail Stock intended to represent all of the Equity Value of each Specialty Retail Group been outstanding on such date, the Kmart Stock would have continued to represent a majority of the votes to which all series of Common Stock were entitled.


     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, upon issuance of any series of Specialty Retail Stock, the Company would set forth the number of outstanding shares of Kmart Stock and each outstanding series of Specialty Retail Stock in its Annual and Quarterly Reports filed pursuant to the Exchange Act, and would disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of the Kmart Stock and each outstanding series of Specialty Retail Stock.


     The relative voting rights of the Kmart Stock and each series of Specialty Retail Stock could fluctuate as described above so that a holder's voting rights could more closely reflect the Market Value of such holder's equity investment in the Company. Fluctuations in the relative voting rights of the Kmart Stock and each series of Specialty Retail Stock could influence an investor interested in acquiring a fixed percentage of the votes to which all of the capital stock of the Company is entitled to acquire such percentage of all series of Common Stock, and would limit the ability of investors in one series to acquire for the same consideration relatively more or less votes per share than investors in the other series.

     The MBCA, the Articles and the By-laws currently require the affirmative vote of certain percentages either of the votes cast of shares entitled to vote or of the outstanding shares entitled to vote at a stockholders meeting for approval of matters that are submitted to a vote of the Company's stockholders. The Specialty Retail Stock Proposal provides that, in addition to the vote required by the MBCA, the Articles or the By-laws, the affirmative vote of the same relevant percentages of the aggregate votes to which such shares are entitled will be required for approval of such matters.

     Following implementation of the Specialty Retail Stock Proposal, neither the holders of Common Stock as a class nor the holders of Kmart Stock or any series of Specialty Retail Stock would have any rights to vote separately as a class on any matter coming before stockholders of the Company, except (i) the two-thirds separate class vote requirements under certain limited circumstances provided under the terms of the Certificate of Amendment and (ii) certain limited class voting rights provided under Michigan law, each of which is described in greater detail below.


     Under the Specialty Retail Stock Proposal, in addition to such other vote or consent as shall then be required by the MBCA, the Articles or the By-laws, the affirmative vote of at least 66 2/3% of all of the shares of any series of Affected Stock issued with reference to any Affected Group then outstanding, voting as a separate class, would be necessary for any of the following transactions, except as provided below or as otherwise permitted by the terms of the Articles:

          (i) the declaration or payment of any dividend on, or the making of any other payment or distribution with respect to, any shares of any other series of Common Stock, if such dividend, payment or distribution were to be made with (A) any of the properties and assets of the Affected Group or
     (B) shares of Affected Stock (or Convertible Securities convertible into or exercisable for Affected Stock) or (C) any security that represents an equity interest in an entity (other than the Company) that owns any of the properties or assets of the Affected Group, other than any shares of Affected Stock (or Convertible Securities convertible into or exercisable for Affected Stock) issued by the Company as a dividend or distribution on Kmart Stock, provided that any such payment, dividend or distribution may in any case only be made to the extent that the sum of the number of shares of Affected Stock so issued (or the number of such shares which would be issuable upon conversion or exercise of the Convertible Securities to be so issued), and the number of shares which are issuable upon conversion or exercise of any Convertible Securities then outstanding which are attributed to the Kmart Group is less than or equal to the Number of Shares Issuable With Respect to Retained Interest of the Kmart Group in the Affected Group;

          (ii) the use of any of the properties and assets of the Affected Group in any business of the Company other than a business of the Affected Group, unless such use arises from a transfer for value of such properties or assets from one Group to another; or

          (iii) any issuance or sale of shares of Affected Stock, or Convertible Securities convertible into or exercisable for Affected Stock, for the account of any Group other than (x) the Affected Group or (y) if the Affected Group is any Specialty Retail Group, the Kmart Group but only if the sum of the number of shares of Affected Stock to be so issued or sold, or the number of shares of Affected Stock into or for which such Convertible Securities to be issued or sold would be convertible or exercisable at such time, and the number of shares which are issuable upon conversion or exercise of any other Convertible Securities then outstanding which are attributed to the Kmart Group would not exceed the Number of Shares Issuable With Respect to Retained Interest of the Kmart Group in such Affected Group.

     Notwithstanding the foregoing, no such separate class vote would be required for a transfer accounted for as a loan by an Affected Group to any other Group at a rate determined in a manner consistent with the Company's policy with respect to loans between Groups at such time. See "Management and Accounting Policies" above.

     The approval of a majority of the outstanding shares of any class of capital stock of the Company voting as a separate class would currently be required under the MBCA for any amendment to the Articles to increase or decrease the aggregate number of authorized shares of the class, or alter or change the powers, preferences or special rights of the class or of other classes so as to affect such class adversely, and, for such amendment to alter or change the powers, preferences or special rights of a class so as to affect adversely one or more series of a class, but not the entire class, then approval would be required only of the shares of the one or more series, each voting as a separate class. In addition, the MBCA requires that any amendment to the Articles which would alter or change the powers, preferences or special rights of any series so as to affect adversely one or more other series, would necessitate the approval of the shares of the adversely affected series, each voting as a separate class.


     Liquidation. The Articles currently provide that, in the event of a liquidation, dissolution or winding-up of the Company, after payment, or provision for payment, of the debts and other liabilities of the Company and the amounts to which the holders of the Preferred Stock (including Series A Preferred Stock and Series B Preferred Stock) are entitled, holders of Existing Common Stock would be entitled to share ratably in the remaining net assets of the Company. Under the Specialty Retail Stock Proposal, the holders of shares of each outstanding series of Common Stock would be entitled to share such remaining net assets, and each would be entitled to receive a fraction of such assets equal to the quotient of (A) the sum of (1) four times the average ratio of the Market Capitalization of such series of Common Stock ("x") to the aggregate Market Capitalization of all outstanding series of Common Stock ("y") for the five-Trading Day period ending on the

Trading Day prior to the date of the first public announcement of (i) a voluntary liquidation, dissolution or winding-up by the Company or (ii) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Company, (2) three times the average ratio of x to y for the next preceding five-Trading Day period, (3) two times the average ratio of x to y for the next preceding five-Trading Day period and (4) the average ratio of x to y for the next preceding five-Trading Day period, divided by (B) ten.

     Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, would be deemed a liquidation, dissolution or winding-up for these purposes.

     Determinations by the Board. If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, the Articles would provide that any determinations made in good faith by the Board under Article III of the Articles or in any Certificate of Designation filed pursuant thereto, and any determinations with respect to any Group or the rights of holders of shares of any series of Common Stock made pursuant to or in furtherance of
Article III of the Articles, would be final and binding on all stockholders of the Company, subject to the rights of stockholders under applicable Michigan law and under the federal securities laws.

     Preemptive Rights. Neither the holders of the Kmart Stock nor the holders of any series of Specialty Retail Stock would have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by the Company.

RETAINED INTEREST OF KMART GROUP IN SPECIALTY RETAIL GROUPS; OUTSTANDING INTEREST FRACTION

     Since it is currently contemplated that the number of shares of each series of Specialty Retail Stock to be issued and sold in an Offering would be intended to represent approximately 20% to 30% of the Equity Value of the relevant Specialty Retail Group, the Company would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in such Specialty Retail Group. The "Outstanding Interest Fraction" with respect to any such Specialty Retail Group means the percentage interest in such Group intended to be represented at any time by the outstanding shares of the relevant series of Specialty Retail Stock, and the "Retained Interest Fraction" with respect to such Group means the remaining percentage interest in such Group that is attributed to the Kmart Group. The sum of the Outstanding Interest Fraction and the Retained Interest Fraction with respect to any Specialty Retail Group would always equal 100%. The Kmart Group's Retained Interest in any Specialty Retail Group would not be represented by actual shares of the relevant series of Specialty Retail Stock and could not be voted by the Kmart Group. The "Number of Shares Issuable with Respect to Retained Interest" means the number of shares of the relevant series of Specialty Retail Stock that could be sold or otherwise issued by the Company for the account of the Kmart Group in respect of its Retained Interest. The authorized shares of the relevant series of Specialty Retail Stock in excess of the total number of shares of such series outstanding immediately after the date of initial issuance of such shares would be available for issuance without further approval by stockholders (including under various benefit plans, as amended or adopted pursuant to Proposals 5 through 12 set forth below) and could be issued at any time at prices that could dilute the value of the then outstanding shares of such series of Specialty Retail Stock. See "Special Considerations -- Dilution" above.

     At the time of any sale of a series of Specialty Retail Stock, the Board would, in its sole discretion, determine the allocation of the net proceeds of such sale between the Kmart Group and the relevant Specialty Retail Group. The Board could allocate 100% of the net proceeds of a sale of any series of Specialty Retail Stock to the Kmart Group or to the relevant Specialty Retail Group, in which event the net proceeds would be reflected entirely in the financial statements of the Group to which such proceeds would be allocated. The Company currently intends to allocate the net proceeds of the Offerings to the Kmart Group, to be used to repay outstanding indebtedness of the Company and for general corporate purposes. Because the percentage of the Equity Value of a Specialty Retail Group to be sold to the public in an Offering of the relevant Specialty Retail Stock would not be determined until the time of such Offering, the amount of the Retained Interest in such Specialty Retail Group that would be attributed to the Kmart Group following an Offering cannot yet be determined; however, the Company currently anticipates that the Retained Interest Fraction with respect to each Specialty Retail Group following the relevant Offering would be 70-80%.


     If the net proceeds of any sale of a series of Specialty Retail Stock were allocated to the Kmart Group in respect of its Retained Interest in the relevant Specialty Retail Group, the relevant Number of Shares Issuable with Respect to Retained Interest would be reduced, the Retained Interest Fraction would accordingly also be reduced and the Outstanding Interest Fraction would be proportionately increased. If the net proceeds of any sale of a series of Specialty Retail Stock were allocated to the relevant Specialty Retail Group, the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group would not be reduced, but the Retained Interest Fraction with respect to the relevant Specialty Retail Group would nonetheless be reduced, and the Outstanding Interest Fraction with respect to such Specialty Retail Group would be increased accordingly.



     The Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on the Kmart Stock, although it has no current intention to do so. Such a distribution would be treated as a distribution of shares issuable with respect to the Kmart Group's Retained Interest in the relevant Specialty Retail Group and, as a result, the relevant Number of Shares Issuable with Respect to Retained Interest would decrease by the number of shares distributed to the holders of Kmart Stock, further resulting in a reduction in the Retained Interest Fraction and a proportionate increase in the Outstanding Interest Fraction.



     If any shares of such series of Specialty Retail Stock were subsequently issued from time to time by the Company, the Company would identify (i) the number of shares of such series of Specialty Retail Stock issued for the account of the Kmart Group with respect to its Retained Interest, the net proceeds of which would be reflected entirely in the financial statements of the Kmart Group, and (ii) the number of such shares issued for the account of the relevant Specialty Retail Group as additional equity in such Specialty Retail Group, the net proceeds of which would be reflected entirely in the financial statements of such Specialty Retail Group. Such determination would be made by the Board, in its sole discretion, after consideration of a number of factors, including, among others, the financing needs and objectives of the recipient Specialty Retail Group, the investment objectives of the transferring Kmart Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.



     If the Company issued shares of such series of Specialty Retail Stock for the account of the Kmart Group, the relative voting power of holders of shares of such series of Specialty Retail Stock immediately prior to such issuance would be diluted even though any consideration received for such shares would not be attributed to such Specialty Retail Group. At any time that all shares of any series of Specialty Retail Stock that were issuable with respect to the Retained Interest in such Specialty Retail Group were issued, the Retained Interest would be zero and shares of such series of Specialty Retail Stock could no longer be issued for the account of the Kmart Group.


     In the event of any dividend or other distribution on outstanding shares of any series of Specialty Retail Stock (including any dividend of, or redemption with, Net Proceeds from a Disposition), while the Kmart Group has a Retained Interest in such Specialty Retail Group, the Kmart Group's financial statements would be credited with, and such Specialty Retail Group's financial statements would be charged with, an amount equal to the product of (i) the aggregate amount paid in respect of such dividend or other distribution, times (ii) a fraction, the numerator of which is the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group and the denominator of which is the number of shares of such series of Specialty Retail Stock then outstanding.

     In the event that the Company repurchases shares of any series of Specialty Retail Stock for consideration that is attributed to the Kmart Group, the Number of Shares Issuable with Respect to Retained Interest and the Retained Interest Fraction with respect to the relevant Specialty Retail Group would increase, and the Outstanding Interest Fraction with respect to such Specialty Retail Group would decrease accordingly.

     The Company would not be permitted to transfer cash or other property of a Specialty Retail Group to the Kmart Group in consideration of a decrease in the Kmart Group's Retained Interest in such Specialty Retail Group, except in connection with (i) any offer by the Company to purchase outstanding shares of any series of Specialty Retail Stock in a tender or exchange offer made by the Company to all holders of shares of such series, or (ii) any repurchase by the Company of outstanding shares of such series in a publicly announced open market repurchase program, in each case the payment for which is attributed to the relevant Specialty Retail Group. In the event of a tender or exchange offer, the Board could, in its sole discretion, determine to transfer to the Kmart Group from such Specialty Retail Group funds in an amount determined as of a day within five Trading Days after consummation of such tender or exchange offer and which does not exceed the product of (x) the aggregate amount offered to holders of outstanding shares of such series of Specialty Retail Stock and (y) a fraction (determined as of such day) the numerator of which is equal to the Number of Shares Issuable with Respect to Retained Interest in such Specialty Retail Group and the denominator of which is the number of shares of the relevant series of Specialty Retail Stock then outstanding. In the event of an open market repurchase program, the Board could, in its sole discretion, determine to transfer to the Kmart Group from such Specialty Retail Group funds in an amount which does not exceed the product of (x) the amount paid to holders of outstanding shares of such series of Specialty Retail Stock in connection with such open market repurchase program and (y) a fraction the numerator of which is the Number of Shares Issuable with Respect to Retained Interest in such Specialty Retail Group and the denominator of which is the number of shares of the relevant series of Specialty Retail Stock then outstanding. Determinations to so transfer funds to the Kmart Group in connection with an open market repurchase program would be made by the Board from time to time with respect to prospective repurchases of outstanding shares of such series of Specialty Retail Stock pursuant to such program. Each of the transfers described above is referred to herein as a "Permitted Transfer". In the event of a Permitted Transfer, the Number of Shares Issuable with Respect to Retained Interest in such Specialty Retail Group would be reduced by the number equal to the value (as determined by the Board) of assets or properties so transferred by such Specialty Retail Group to the Kmart Group divided by the average per share value (as determined by the Board) of the consideration paid to holders of outstanding shares of such series of Specialty Retail Stock in connection with the repurchases with respect to which such Permitted Transfer was made.


     The Board would, in its sole discretion, determine whether repurchases of any series of Specialty Retail Stock should be made with consideration attributable to the Kmart Group or the relevant Specialty Retail Group, by considering a number of factors, including, among others, the relative levels of internally generated cash flow of each Group, the capital expenditure plans of each Group, the investment opportunities available to each Group, the long-term business prospects for each Group, and the availability, costs and time associated with alternative financing sources.



     The Board could, in its sole discretion, determine from time to time to contribute cash or other property of the Kmart Group as additional equity to a Specialty Retail Group, which would increase the Kmart Group's Retained Interest in such Specialty Retail Group and, accordingly, would increase the Retained Interest Fraction and decrease the Outstanding Interest Fraction with respect to such Specialty Retail Group. The Board could determine, in its sole discretion, to make such contribution after consideration of a number of factors, including, among others, the financing needs and objectives of the recipient Specialty Retail Group, the investment objectives of the Kmart Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.



     For further discussion of, and illustrations of the calculation of the Retained Interest Fraction, the Outstanding Interest Fraction and the Number of Shares Issuable with Respect to Retained Interest and the effects thereon of dividends on, and issuances and repurchases of, shares of a series of Specialty Retail Stock, and transfers of cash or other property attributed to the Kmart Group to any Specialty Retail Group, see Annex II hereto.



AVAILABLE SHARES UNDER EMPLOYEE BENEFIT PLANS


     One of the principal purposes of the Specialty Retail Stock Proposal is to enable the Company to structure employee benefit plans with an equity security specifically related to each of the Company's businesses. In this regard, the Company is submitting for stockholder approval the SRS Plans, each of which provides for employee ownership of Specialty Retail Stock. The aggregate percentage interest in the Equity Value of the Specialty Retail Group as of the end of fiscal 1993 represented by all shares available for grant or purchased pursuant to the SRS Plans over a five-year period would be as follows: Borders-Walden Group, 17.90%; Builders Square Group, 16.25%; OfficeMax Group 13.18%; and The Sports Authority Group, 14.45%. In addition, Borders-Walden Group and OfficeMax Group each currently have their own stock-based plans for their employees. It is currently contemplated that, effective as of the dates of the Offerings of Borders-Walden Stock and OfficeMax Stock, the interest of employee participants in such plans would convert into options to acquire 4.17% and 2.24% of the Borders-Walden Stock and OfficeMax Stock, respectively, which percentages are in addition to the above percentages. The number of shares actually issued pursuant to the SRS Plans could be considerably less than the above percentages depending on the degree to which awards are made, vested, exercised or purchased are made pursuant to such SRS Plans. In addition to shares of Specialty Retail Stock and Kmart Stock issued pursuant to the SRS Plans, the Company may from time to time issue additional shares of any outstanding series of Common Stock as matching contributions under the Company's 401(k) savings plan.



     The shares of Common Stock to be issued pursuant to the SRS Plans could be issued out of authorized but unissued shares or out of shares reacquired by the Company. To the extent that shares of Specialty Retail Stock issuable pursuant to the SRS Plans relate to conversions of outstanding restricted shares or stock options that relate to Existing Common Stock, the issuance of such shares of Specialty Retail Stock would be attributed to the Kmart Group in respect of its Retained Interest in the relevant Specialty Retail Group and would reduce the Number of Shares Issuable with Respect to Retained Interest in such Specialty Retail Group. Accordingly, the Retained Interest Fraction with respect to the relevant Specialty Retail Group would be reduced and the Outstanding Interest Fraction with respect to such Specialty Retail Group would be increased proportionately.


     To the extent that shares of Specialty Retail Stock issuable pursuant to the SRS Plans relate to restricted shares or stock options not currently outstanding, the issuance of such shares would be attributed to the relevant Specialty Retail Group, and would not reduce the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group. However, the Retained Interest Fraction with respect to the relevant Specialty Retail Group would nonetheless be reduced and the Outstanding Interest Fraction with respect to such Specialty Retail Group would be increased proportionately.


     The aggregate percentage interest in the Equity Value of the Specialty Retail Groups represented by shares issuable pursuant to the SRS Plans that would reduce the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group is expected to be less than 2% with respect to each Specialty Retail Group. The extent to which the issuance of shares of Specialty Retail Stock pursuant to the SRS Plans would actually reduce the Number of Shares Issuable with Respect to Retained Interest would be dependent upon the extent to which participants elect to convert their interests in Existing Common Stock (or, following redesignation, Kmart Stock) under the SRS Plans into interests in Specialty Retail Stock. Such conversions by participants would result in cancellation of the participants' rights to receive Existing Common Stock (or, following redesignation, Kmart Stock) and any proceeds received upon such issuance of shares of Specialty Retail Stock would be allocated to the Kmart Group. Nevertheless, the issuance of shares of any series of Specialty Retail Stock pursuant to the SRS Plans, regardless of whether such issuance reduces the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group, would result in a reduction in the Retained Interest Fraction with respect to the relevant Specialty Retail Group and an increase in the related Outstanding Interest Fraction.



BACKGROUND AND REASONS FOR THE SPECIALTY RETAIL STOCK PROPOSAL


     The Board continually reviews each of the Company's businesses to determine the best way to realize their inherent values. As a result of this review process, the Company determined to sell both its PACE Membership Warehouse and PayLess Drug Store businesses and, beginning in June 1993, began to evaluate various restructuring alternatives involving the specialty retail businesses, including possible sales or spin-offs of the Specialty Retail Subsidiaries, equity offerings of stock of the Specialty Retail Subsidiaries and equity

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
offerings of "targeted stock" of the Company that would be intended to reflect the performance of the specialty retail businesses. Because of their potential for substantial future growth and because of the Company's commitment to specialty retailing, the Board determined not to sell or spin-off the Specialty Retail Subsidiaries and to explore ways to maintain control of the specialty retail businesses while realizing the benefits of their continued growth.

     The Board considered the sale of stock of the Specialty Retail Subsidiaries rather than targeted stock of the Company. However, upon the recommendation of management and after extensive consultation with its investment bankers and legal advisors, the Board determined that the sale of targeted stock would be preferable to selling stock of the Specialty Retail Subsidiaries because, among other things, sales of targeted stock would preserve certain favorable operating and tax attributes, which sales of stock in the Specialty Retail Subsidiaries would not. These attributes include lower borrowing and other administrative costs and more favorable tax treatment for the Company (including the specialty retail businesses), more flexibility to implement a different capital structure in the future and maintenance of control by the Company of the specialty retail businesses. At meetings held between June and December 1993, the Board met with management, the Company's investment bankers and its outside legal counsel regarding their analyses of the targeted stock proposal and considered the sale of targeted stock. The Board authorized management to continue to explore the possible sale of targeted stock and to finalize the details of a definitive proposal. On January 18, 1994, the Board reviewed the Specialty Retail Stock Proposal and determined that the Specialty Retail Stock Proposal was in the best interests of the Company and unanimously resolved to recommend that the Company's stockholders vote to adopt the Specialty Retail Stock Proposal.

     The Specialty Retail Stock Proposal is intended to enhance stockholder value over the long term by permitting separate market valuations of each series of the Specialty Retail Stock, which would result in greater market recognition of the value of each of the specialty retail businesses, and by fostering an ownership culture that would encourage superior performance by management and employees at each specialty retail business.

     In arriving at its recommendation and its determination that the Specialty Retail Stock Proposal is in the best interests of the Company, the Board, with the assistance of its financial and legal advisers, considered various aspects of the proposal at its meetings. In addition to the considerations described above, the Board considered, among other things, the following:

     - The Specialty Retail Stock Proposal would allow employee benefit and incentive plans to be structured so that they are tied more directly to the performance of each Group. The Board believes that this would serve to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return.

     - The sale of series of Specialty Retail Stock in the Offerings would enable the Company to raise significant additional capital that would reduce the Company's debt-to-equity ratio.

     - Stocks of specialty retailers comparable to the Specialty Retail Groups typically trade at higher price/earnings multiples than stocks of discount retailers. The Board, after consultation with its investment bankers, believes that the Specialty Retail Stock would be perceived by the securities markets to be similar to stocks of comparable specialty retailers and, as a result, could trade at a higher price/earnings multiple than the Existing Common Stock, thereby providing increased financial flexibility and a lower cost of equity capital.


     - The separate reporting of the financial results for each Group and separate trading of each series of Specialty Retail Stock could result in more focused equity research coverage by financial analysts, which should enable the investment community to gain a better understanding of each Group and could serve as an additional discipline on the performance of each Group.


     - From a credit perspective, the Kmart Group and each of the Specialty Retail Groups would benefit from the credit rating of the Company as a whole and, therefore, each Group would continue to benefit from being part of the Kmart organization.

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

     The Board also evaluated the potential negative aspects of the Specialty Retail Stock Proposal, including the uncertainty with respect to the proceeds to be realized in the Offerings and their impact on the market price of the Existing Common Stock, as well as the facts that implementation of the Specialty Retail Stock Proposal would make the capital structure of the Company more complex, would require additional disclosure with respect to each of its Specialty Retail Groups and would expand the Board's responsibility to oversee the interests of stockholders by creating five series of Common Stock. The Board determined, however, that the positive aspects of the Specialty Retail Stock Proposal outweighed any negative aspects and concluded that the Specialty Retail Stock Proposal is in the best interests of the Company.

     Following approval by stockholders of the Specialty Retail Stock Proposal, the Company currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock for cash in separate Offerings and to allocate the net proceeds of the Offerings to the Kmart Group to repay outstanding indebtedness of the Company and for general corporate purposes. The timing, sequence and size of such Offerings and the price at which such shares would be sold would be determined by the Board, without further approval of stockholders, at the time of each Offering; however, it is currently contemplated that the Company would initially offer to the public shares of each series of Specialty Retail Stock that would be intended to represent approximately 20% to 30% of the Equity Value of the relevant Specialty Retail Group at the time of such Offering. The terms of each Offering would be determined by the Board and the underwriters of such Offering based upon prevailing market conditions; the financial condition and results of operations of the relevant Specialty Retail Group; the history of and prospects for the relevant Specialty Retail Group, the specialty retail industry and the segment of that industry in which the relevant Specialty Retail Group competes; the management and operations of the relevant Specialty Retail Group; the progress of the relevant Specialty Retail Group in implementing its business strategy; the foregoing factors in relation to market values of other companies engaged in similar businesses; and the financial condition of the Company as a whole. In addition to or in lieu of any Offering, the Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on the Kmart Stock, although the Board has no current intention to do so.

STOCK EXCHANGE LISTINGS


     Application will be made to the NYSE, CSE and PSE for the approval of the proposed redesignation of the Existing Common Stock as Kmart Stock. The Company intends to apply for the listing of each series of Specialty Retail Stock on such stock exchanges as the Board deems appropriate at the time of initial issuance of shares of such series.


FINANCIAL ADVISORS

     The Company has engaged Goldman, Sachs & Co. as its primary strategic financial advisor in connection with the Specialty Retail Stock Proposal. Goldman, Sachs & Co. assisted the Company in its analysis and consideration of various financial alternatives relating to all or part of the specialty retail businesses, including possible spin-offs or sales of stock of the Specialty Retail Subsidiaries and the adoption of a targeted stock program. Goldman, Sachs & Co. is further assisting the Company with regard to the implementation of the Specialty Retail Stock Proposal. The Company has paid Goldman, Sachs & Co. $2.0 million for its services. The Company has also agreed to reimburse Goldman, Sachs & Co. for certain reasonable out-of-pocket expenses (including fees and expenses of its legal counsel) and has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the federal securities laws. In addition, the Company has agreed that, in the event of certain of the Offerings, Goldman, Sachs & Co. may, at its option, act as lead manager or agent.

     The Company has engaged Lehman Brothers as its primary targeted stock advisor in connection with the Specialty Retail Stock Proposal. In connection with the Specialty Retail Stock Proposal, Lehman Brothers provided the Company with assistance regarding, among other things, securities structure, valuation analysis and preparation of documentation, and is continuing to assist the Company with regard to implementation of the Specialty Retail Stock Proposal. The Company has paid Lehman Brothers $1.0 million for its services. Because Lehman Brothers has been engaged to provide advice specifically relating to the Specialty Retail Stock Proposal, the Company will pay Lehman Brothers an additional $1.0 million if the Specialty Retail

Stock Proposal is approved by stockholders. The Company has also agreed to reimburse Lehman Brothers for certain reasonable out-of-pocket expenses (including fees and expenses of its legal counsel) and has agreed to indemnify Lehman Brothers against certain liabilities, including liabilities under the federal securities laws. In addition, the Company has agreed that, in the event of certain of the Offerings, Lehman Brothers may, at its option, act as co-manager or agent.

     Neither Goldman, Sachs & Co. nor Lehman Brothers will participate in the solicitation of proxies.

STOCK TRANSFER AGENT AND REGISTRAR

     NBD Bank, N.A. is the registrar and transfer agent for the Existing Common Stock. If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, the registrar and transfer agent for each series of Specialty Retail Stock would be selected at the time of any Offering or other distribution of each series of Specialty Retail Stock as the Board deems appropriate.

     The First Chicago Trust Company of New York is the registrar and transfer agent for the Series A Preferred Stock. The Company is the registrar and transfer agent for the Series B Preferred Stock.

RESTATED RIGHTS AGREEMENT

     On May 17, 1988, the Company declared a dividend distribution to holders of Existing Common Stock of one right for each share of Existing Common Stock. Each right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Junior Preferred Stock, no par value per share, at a purchase price of $110 per Unit, subject to adjustment from time to time to prevent dilution. The description and terms of the Rights are set forth in the Rights Agreement, as previously amended (the "Rights Agreement"), between the Company and National Bank of Detroit, (the "Rights Agent"). If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, upon issuance of any series of Specialty Retail Stock, the Rights Agreement would be amended and restated to reflect the change in the capital structure of the Company, and the Board would authorize and declare a distribution on any series of Specialty Retail Stock that might be issued from time to time of one additional right (an "Additional Right") for each outstanding share of any series of Specialty Retail Stock. Each existing right, without any action by the holder thereof, would, upon issuance of any series of Specialty Retail Stock and redesignation of the Existing Common Stock as Kmart Group Stock, become a Kmart Group right (a "Kmart Group Right"). The Rights Agreement, as amended and restated (the "Restated Rights Agreement"), would provide that each Kmart Group Right and each Additional Right (each, a "Right") would entitle the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Preferred Stock, no par value, at a purchase price of $110.00 in cash per Unit, subject to adjustment from time to time to prevent dilution.

     The Rights would not be exercisable until the Distribution Date (defined below) and, unless earlier redeemed by the Company as described below, the Rights Agreement would expire no later than 30 days after the Company's May 1995 Annual Meeting, unless stockholders should approve continuation of the Rights Agreement at that meeting.

     The Restated Rights Agreement would provide that, prior to a Distribution Date, the Kmart Group Rights and the Additional Rights would attach to all certificates representing shares of Kmart Stock or Specialty Retail Stock, respectively, then outstanding and no separate Rights certificates would be distributed. Each share of Kmart Stock would represent one Kmart Group Right and each share of Specialty Retail Stock would represent one Additional Right. The Kmart Stock and each outstanding series of Specialty Retail Stock are sometimes hereinafter referred to together as the "Voting Common Stock." The Rights would separate from the Voting Common Stock and a "Distribution Date" would occur upon the earlier of (i) 10 Business Days (as defined in the Restated Rights Agreement) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") had acquired (except pursuant to a Qualifying Offer (defined in the Restated Rights Agreement as an all-cash tender offer for all outstanding shares of Voting Stock (as defined below) meeting certain prescribed requirements)), or had obtained the right to acquire, beneficial ownership of Voting Stock representing 20% or more of the total votes to which all outstanding shares of Voting Stock were entitled (the "Stock Acquisition Date"),
(ii) 10 Business Days (or upon such later date as may be determined by the Board) following the commencement of a tender offer or exchange offer (other than a Qualifying Offer) that would result in a person or group beneficially owning Voting Stock representing 20% or more of the total voting power of all outstanding shares of Voting Stock or (iii) 10 Business Days following a determination by the Board that a Person (as defined in the Restated Rights Agreement) had become an Adverse Person (as defined in the Restated Rights Agreement). For purposes of the Restated Rights Agreement, Voting Stock shall include all shares of capital stock of the Company entitled to vote on matters submitted to the stockholders of the Company generally and total votes to which the Voting Stock is entitled would be determined based upon the most recent calculation announced by the Company. See "Description of Kmart Stock and Specialty Retail Stock -- Voting Rights." If a person inadvertently becomes the beneficial owner of Voting Stock representing 20% or more of the total votes to which all outstanding shares of Voting Stock were entitled due to the recalculation by the Company of the votes to which the Kmart Stock was entitled and to which any series of Specialty Retail Stock was entitled, such person would not be an Acquiring Person unless and until such person acquired additional shares of Voting Stock.

     Until the Distribution Date, (i) the Rights would be evidenced by the Voting Common Stock certificates and would be transferred with and only with such Voting Common Stock certificates, (ii) new Voting Common Stock certificates (including Common Stock certificates representing the Kmart Stock and any series of Specialty Retail Stock) would contain a notation incorporating the Rights Agreement by reference and (iii) the surrender and transfer of any certificates for Voting Common Stock outstanding would also constitute the transfer of the Rights associated therewith.

     In the event that (i) a person or group becomes the beneficial owner of Voting Stock representing 20% or more of the total votes to which all outstanding shares of Voting Stock are entitled (except pursuant to a Qualifying Offer) or (ii) the Board determines that a person is an Adverse Person, the Rights would "flip-in" and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, Kmart Stock or the relevant series of Specialty Retail Stock, as the case may be (or, in certain circumstances, cash, property or other securities of the Company), having a value equal to two times the exercise price of the Kmart Group Right or such Additional Right, respectively. Notwithstanding the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that were, or (under certain circumstances specified in the Rights Agreement) had been, beneficially owned by an Acquiring Person or Adverse Person would be null and void. However, Rights would not be exercisable until such time as the Rights were no longer redeemable by the Company as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger that follows a Qualifying Offer), (ii) any person consolidates with, or merges with or into, the Company, and the Company is the surviving corporation and, in connection therewith, all or part of the outstanding shares of Voting Common Stock are changed into or exchanged for stock or other securities of any person or cash or any other property, or (iii) more than 50% of the Company's assets, earning power or cash flow is sold or transferred, the Rights would "flip-over" and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until 10 Business Days following the Stock Acquisition Date (subject to extension), the Company could redeem the Rights in whole, but not in part, at a price of $0.01 per whole Right payable in stock or cash or any other form of consideration deemed appropriate by the Board in its sole discretion (the "Redemption Price"). Immediately upon the action of the Board ordering redemption of the Rights, the Rights would terminate and the only right of the holders of Rights would be to receive the Redemption Price.

     Prior to the Distribution Date, the Company would issue Kmart Group Rights on each share of Kmart Stock and Additional Rights on each share of each series of Specialty Retail Stock so that all such shares would have attached Rights. Until a Right is exercised, the holder thereof, as such, would have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement would be subject to amendment by the Board prior to the Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement would only be subject to amendment by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption would be made at such time as the Rights are not redeemable.

     In addition, under the terms of the Certificate of Amendment, from and after the redesignation of the Existing Common Stock as Kmart Stock, all references to "Common Stock" in the provisions relating to dividends and distributions on and redemption of the Series A Junior Preferred Stock and certain rights of such Series A Junior Preferred Stock upon consolidation, merger or other combination of the Company would be deemed to be references to the Kmart Stock. See Annex III-A hereto.

     A copy of the form of the Restated Rights Agreement (which includes as Exhibit B-1 thereto the Form of Rights Certificate for Kmart Group Rights and as Exhibit B-2 thereto the Form of Rights Certificate for Additional Rights) will be filed with the Securities and Exchange Commission (the "Commission") upon implementation of the Specialty Retail Stock Proposal. A copy of the Rights Agreement has previously been filed with the Commission as an Exhibit to a Registration Statement on Form 8-A, and is incorporated herein by reference. A copy of the Rights Agreement is available free of charge from the Rights Agent. The foregoing description of the Rights is a summary only and is qualified in its entirety by reference to the Rights Agreement.

EFFECTS ON PREFERRED STOCK

     Under the terms of the Certificate of Amendment, from and after the redesignation of the Existing Common Stock as Kmart Stock, the conversion rates applicable to the Series A Preferred Stock and the Series B Preferred Stock would be adjusted, pursuant to the anti-dilution provisions of such securities, so that the holder of a share of Series A Preferred Stock or Series B Preferred Stock would be entitled to receive on conversion of such share the number of shares of Kmart Stock equal to the number of shares of Existing Common Stock that such holder would have been entitled to receive had such share of Series A Preferred Stock or Series B Preferred Stock, as the case may be, been surrendered for conversion at the conversion rate in effect immediately prior to such redesignation. Subject to certain limited exceptions set forth in the Certificate of Amendment, from and after the effectiveness of such adjustment, all references to "Common Stock" in the provisions of the Articles relating to the conversion or redemption of the Series A Preferred Stock or the Series B Preferred Stock would be deemed to be references to the Kmart Stock. See Annex III-A.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following summary of the Federal income tax consequences of the Specialty Retail Stock Proposal and the redesignation of the Existing Common Stock as Kmart Stock (the "Existing Common Stock Redesignation") is based on the opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel to the Company. The discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service (the "Service") and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Specialty Retail Stock and the Kmart Stock or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under Section 337(d) of the Code. Any future legislation or regulations could be enacted or promulgated so as to apply retroactively to the Specialty Retail Stock Proposal. However, upon advice of counsel, the Company believes that, as a practical matter, it is unlikely that such legislation or regulations would apply retroactively to the Specialty Retail Stock. In addition, the discussion and counsel's opinion are based on the assumption that the Specialty Retail Stock Proposal and the Existing Common Stock Redesignation will be implemented as described herein, and on certain assumptions as to the manner in which any Offering or distribution of Specialty Retail Stock would be accomplished.

     The Company has not applied for an advance tax ruling from the Service because the Service announced in 1987 that it will not issue advance rulings on the classification of stock with characteristics similar to the Specialty Retail Stock and the Kmart Stock.


     IT IS IMPORTANT TO NOTE THAT THE OPINION OF COUNSEL CONTAINED HEREIN IS BASED UPON THE LAW IN EFFECT AS OF THE DATE HEREOF. THE SPECIALTY RETAIL STOCK PROPOSAL CONTEMPLATES THE POSSIBILITY OF THE PASSAGE OF TIME BETWEEN THE DATE HEREOF, THE COMPANY'S 1994 ANNUAL MEETING AND EACH, IF ANY, OFFERING. THEREFORE, THE COMPANY WILL REQUEST ITS TAX COUNSEL TO UPDATE THIS OPINION WITH AN APPROPRIATE REASSESSMENT OF THE LAW PRIOR TO THE ANNUAL MEETING. IN ADDITION, THE COMPANY WILL SEEK APPROPRIATE ADVICE FROM ITS TAX COUNSEL PRIOR TO EACH OFFERING. IN THE EVENT THAT THERE IS A MATERIAL CHANGE IN THE TAX CONSEQUENCES TO STOCKHOLDERS PRIOR TO THE ANNUAL MEETING, THE COMPANY WILL PROVIDE SUCH INFORMATION TO STOCKHOLDERS AND RESOLICIT PROXIES PURSUANT TO REVISED PROXY MATERIALS.



     Tax Implications to Stockholders. This discussion addresses only those stockholders who hold the Existing Common Stock and would hold the Kmart Stock as a capital asset within the meaning of Section 1221 of the Code and is included for general information only. It does not discuss all aspects of Federal income taxation that could be relevant to a stockholder in light of such stockholder's particular tax circumstances and does not apply to certain types of stockholders who could be subject to special treatment under the Federal income tax laws. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS TO WHICH THEY COULD BE SUBJECT.


          Existing Common Stock Redesignation. In the opinion of counsel, the Kmart Stock would be common stock of the Company for Federal income tax purposes, and the stockholders would not recognize income, gain or loss on the Existing Common Stock Redesignation. The basis of the Existing Common Stock would be carried over to the Kmart Stock and the holding period of the Kmart Stock would include the holding period of the Existing Common Stock, assuming that the Existing Common Stock is a capital asset in the hands of the stockholder on the date on which the Existing Common Stock Redesignation becomes effective.


          Distribution and Receipt of Specialty Retail Stock. The Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on the Kmart Stock, although the Board has no current intention to do so. In the event that, in lieu of any Offering of any series of Specialty Retail Stock, the Company were to distribute a series of Specialty Retail Stock to the holders of Kmart Stock on a pro rata basis, then, depending upon the circumstances of such distribution, tax counsel is of the view that such distribution could constitute a tax-free stock dividend. In such case, the basis of the Kmart Stock held by a stockholder immediately before the distribution would be allocated between the Specialty Retail Stock received and such Kmart Stock in proportion to the fair market value of the Specialty Retail Stock received and such Kmart Stock, and the holding period of the Specialty Retail Stock and the Kmart Stock would include the holding period of the Kmart Stock, assuming that the Kmart Stock were a capital asset in the hands of the stockholder on the date of distribution. If such distribution did not constitute a tax-free stock dividend (but assuming the Specialty Retail Stock were common stock of the Company for Federal income tax purposes), then stockholders of Kmart Stock would be in receipt of a taxable distribution in an amount equal to the value of the shares of Specialty Retail Stock distributed as of the time of the distribution.



          Although it is counsel's opinion that the Existing Common Stock Redesignation or a distribution would not result in the recognition of any income, gain or loss or the receipt of a taxable dividend by stockholders, there are no Federal income tax regulations, court decisions or published Service rulings bearing directly on the effect of the dividend and liquidation features of the Kmart Stock and the Specialty Retail Stock. In addition, the Service announced in 1987 that it is studying the Federal income tax consequences of stock which has certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and would not issue any advance rulings regarding such stock. It is possible, therefore, that the Service could claim that the Kmart Stock or the various series of Specialty Retail Stock represent property other than stock of the Company.


          If the Kmart Stock or any series of Specialty Retail Stock were treated as property other than stock of the Company, either the redesignation of the Existing Common Stock as Kmart Stock or a distribution of any series of Specialty Retail Stock could be taxed as a dividend to stockholders in an amount equal to the fair market value of the Kmart Stock or the relevant series of Specialty Retail Stock, as the case may be. In addition, if either the Kmart Stock or any series of Specialty Retail Stock were treated as property other than stock of the Company, the Company could recognize gain on the redesignation of the Existing Common Stock as Kmart Stock, or the offering for sale or the distribution of any series of Specialty Retail Stock, in an amount equal to the difference between the fair market value of the Kmart Stock or the relevant series of Specialty Retail Stock, as the case may be, and the Company's tax basis in such property. However, as indicated above, tax counsel is of the opinion that the Kmart Stock and the Specialty Retail Stock would be treated as stock of the Company. The Company will request its tax counsel to update this opinion with an appropriate reassessment of the law prior to the Annual Meeting. In addition, the Company will seek appropriate advice from its tax counsel prior to each Offering.


          Sale or Exchange of Kmart Stock. Upon the taxable sale or exchange of the Kmart Stock, a stockholder would recognize gain or loss equal to the difference between (i) any cash received plus the fair market value of any other consideration received, and (ii) the tax basis of the stock sold or exchanged. Such tax basis would be determined as described in "Existing Common Stock Redesignation" above.

          The excess of net long-term capital gains over net short-term capital loss could be taxed at a lower rate than ordinary income for certain noncorporate taxpayers. A capital gain is long-term if the asset is held for more than one year and is short-term if held for one year or less. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, the limitation on the deductibility of capital losses.

          Adjustments to Convertible Securities. If the Specialty Retail Stock Proposal is approved by stockholders and the Existing Common Stock is redesignated as Kmart Stock, any outstanding Convertible Securities convertible into or exercisable for Existing Common Stock automatically would become convertible into shares of Kmart Stock equal to the number of shares of Existing Common Stock that the holder thereof would have received if conversion had occurred immediately prior to such redesignation. In counsel's opinion, this adjustment and, therefore, the Existing Common Stock Redesignation, would not result in a deemed taxable stock distribution to the holders of Convertible Securities.

          United States Alien Holders. Dividend payments received by a United States Alien (as defined below) holder of Kmart Stock would be subject to United States Federal withholding tax in the same manner as such holder is subject to Federal withholding tax on Existing Common Stock. A United States Alien holder would not be subject to United States Federal income or withholding tax on any gain realized on the taxable sale or exchange of any such stock, unless (A) such gain was effectively connected with a United States trade or business of the United States Alien, (B) the United States Alien was an individual who had been present in the United States for a period or periods of 183 days or more during the taxable year and certain other conditions were met or (C) the stock sold or exchanged was a "United States Real Property Interest" as defined in section 897(c)(1) of the Code at any time during the five years prior to the sale or exchange of the stock or at any time during the time that the United States Alien held such stock, whichever time was shorter. The Kmart Stock would be a United States Real Property Interest only if, at any time during the five years prior to the sale or exchange of such stock or at any time during the period that the United States Alien held such stock, whichever time was shorter, the Company had been a "United States real property holding corporation" as defined in section 897(c)(2) of the Code and the United States Alien directly or constructively had owned more than 5% of the Kmart Stock. The Company has determined that it is not and has not been and does not believe that it will become a "United States real property holding corporation" for Federal income tax purposes.

          A "United States Alien" is any person who, for United States Federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary or a foreign estate or trust, or a foreign partnership that includes as a member any of the foregoing persons.

          Backup Withholding. Certain noncorporate holders of Kmart Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on such stock. Backup withholding would apply only if the holder
     (i) failed to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnished an incorrect TIN, (iii) was notified by the Service that it had failed to properly report payments of interest or dividends, or (iv) under certain circumstances, failed to certify under penalties of perjury that it had furnished a correct TIN and had been notified by the Service that it was subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable.

          The amount of any backup withholding from a payment to a holder of Kmart Stock would be allowed as a credit against such stockholder's Federal income tax liability and could entitle such stockholder to a refund, provided that the required information was furnished to the Service.


     Tax Implications to the Company. In the opinion of counsel, Kmart Stock and each series of Specialty Retail Stock would be Common Stock of the Company and no gain or loss would be recognized by the Company on either the Existing Common Stock Redesignation any distribution or the issuance and sale of any series of Specialty Retail Stock in the Offerings. If, however, either the Kmart Stock or any series of Specialty Retail Stock were treated as property other than stock of the Company, the Company could recognize gain on the issuance of such stock in an amount equal to the difference between the fair market value of such stock and its tax basis in the hands of the Company. If any series of Specialty Retail Stock (or Kmart Stock) were issued and treated as stock of a subsidiary of the Company, and not as Common Stock of the Company, depending upon the amount of stock issued, the relevant Group would not be includable in the Company's consolidated Federal income tax return, and any dividends paid or deemed to be paid to the Company by that Group would be taxed to the Company. Although it is possible that the Service could claim that the Specialty Retail Stock (or Kmart Stock) is not stock of the Company, it is the opinion of Skadden, Arps, Slate, Meagher & Flom that such a position, if asserted, would not prevail.


ANTI-TAKEOVER CONSIDERATIONS

     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, the Articles would provide for the issuance of Common Stock in series, in each case at the discretion of the Board without further action by the stockholders of the Company (except as provided by Michigan law or the rules or regulations of any securities exchange on which any series of outstanding Common Stock may then be listed).

     If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, there would be an additional 1.5 billion shares of Common Stock available for future issuance without further stockholder approval. One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock could be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

     Pursuant to the Articles, the Board is authorized without any further action by the stockholders to determine the rights, preferences, privileges and restrictions of the unissued Preferred Stock subject to certain restrictions contained in the current Articles. If Proposal 3 is approved by stockholders, the Articles would be amended to provide the Board with greater flexibility to designate the terms of series of Preferred Stock without being subject to certain limitations under the current Articles. See "Proposal 3 -- Amendments to Restated Articles of Incorporation Relating to the Issuance of Preferred Stock in Series by Resolution of Board of Directors". The purpose of authorizing the Board to determine such rights, preferences, privileges

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
and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The Board could, in its sole discretion, issue series of Common Stock or Preferred Stock with voting and/or conversion rights which could dilute the relative voting power of any or all series of Common Stock, and which could, among other things, have the effect of delaying, deterring or preventing a change in control of the Company.

     The Company is subject to Chapter 7A of the MBCA, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Such requirements do not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

     Chapter 7B of the MBCA provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. "Control shares" are shares which, when added to shares previously owned by a stockholder, increase such stockholder's ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority, of the votes to which all of the capital stock of the corporation is entitled. A control share acquisition must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting shares owned by the acquiror and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or certain other transactions described in Chapter 7B. The By-laws of the Company currently contain a provision pursuant to which the Company has opted not to be subject to Chapter 7B, but the Board may, in its sole discretion, elect to become subject to Chapter 7B, although the Company has no present intention to do so.

     The Company's By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of stockholders of the Company. The By-laws provide that only persons who are nominated by, or at the direction of, the Board or any committee designated by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The By-laws also provide that in order to properly submit any business to an annual meeting of stockholders, a stockholder must give timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Generally, for notice of stockholder nominations or other business to be made at an annual meeting to be timely under the By-laws, such notice must be received by the Company (i) with respect to an annual meeting of stockholders, 90 days in advance of such meeting; provided, however, that if the annual meeting is not held on or within eight days of the date set forth in Article 1, Section 1 of the By-laws and if less than 100 days' notice or public disclosure of the date of the meeting is given to stockholders, such notice by a stockholder must be not later than the tenth day following the date on which notice or public disclosure of the date of the meeting was first given to stockholders; and (ii) with respect to a special meeting of stockholders, such notice by a stockholder must be not later than the tenth day following the date on which notice or public disclosure of the date of the meeting was first given to stockholders. A stockholder's notice must also contain certain information specified in the By-laws.

     The Rights Agreement permits disinterested stockholders to acquire additional shares of the Company or of an acquiring company at a substantial discount in the event of certain described changes in control. If the Specialty Retail Stock Proposal is approved by stockholders and implemented by the Board, the Rights Agreement is proposed to be amended as described herein. See "Proposal 2 -- Specialty Retail Stock Proposal -- Restated Rights Agreement".

     Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Board. As such, the provisions could have the effect of discouraging open market purchases of Kmart Stock or any series of Specialty Retail Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director.


                                 *     *     *



     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS, AS WELL AS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF EXISTING COMMON STOCK AND SERIES B PREFERRED STOCK, EACH VOTING AS A SEPARATE CLASS. PURSUANT TO AN IRREVOCABLE PROXY GRANTED BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SERIES B PREFERRED STOCK, THE COMPANY WILL VOTE SUCH SHARES IN FAVOR OF PROPOSAL 2. SEE "PRICE RANGES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK; DIVIDENDS -- SERIES B PREFERRED STOCK."



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SPECIALTY RETAIL STOCK PROPOSAL.


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

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                                       82

                          PROPOSAL 3 -- AMENDMENTS TO
                       RESTATED ARTICLES OF INCORPORATION
                   RELATING TO ISSUANCE OF PREFERRED STOCK IN
                   SERIES BY RESOLUTION OF BOARD OF DIRECTORS

     The stockholders are being asked to consider and approve a proposal to amend the provisions of Article III, Section B of the Articles, as described herein and in Annex III-B hereto, to modify the Board's authority to designate the relative rights, preferences, limitations and restrictions of Preferred Stock issued in series by resolution of the Board.

     Article III, Section B of the Articles currently provides that the Board may by resolution issue Preferred Stock in one or more series, subject to certain limitations with regard to the terms of any Preferred Stock so issued. Such limitations include (i) restrictions on the ability to create a sinking fund for the redemption or purchase of shares of a series of Preferred Stock unless provision for a sinking fund is provided for all other shares of Preferred Stock, (ii) a requirement that the Preferred Stock of each series rank equally with respect to the payment of dividends, (iii) a requirement that the holders of Preferred Stock be entitled to one vote per share, voting together with the holders of Common Stock as one class and (iv) a requirement that the default provisions with respect to preferred dividends be as set forth in the current Articles. If Proposal 3 is adopted by stockholders, the Articles would be amended to provide that the Board shall be authorized to fix for each series of Preferred Stock such voting powers, full or limited, or no voting powers, and such designations, relative rights, preferences, limitations and restrictions as shall be determined by the Board, in its sole discretion, and set forth in resolutions adopted by the Board. The amended provisions would not apply to any outstanding series of Preferred Stock, which would continue to be governed by the current terms of Article III, Section B of the Articles. However, any shares of any series of Preferred Stock issued in the future would be governed by the foregoing provisions.


     The amendment reflected in Proposal 3 is designed to provide the Board with greater flexibility by eliminating limitations on the Board's authority that were originally included in the Articles pursuant to requirements of the MBCA that have since been repealed. Adoption by the Company of the foregoing amendments to the Articles would have no immediate impact on the holders of Existing Common Stock and Preferred Stock. It would, however, enable the Board, among other things, to issue from time to time Preferred Stock having voting rights greater than the voting rights of Existing Common Stock and outstanding Preferred Stock, although there is no current intention to do so. The Company will not have authority to issue any series of Preferred Stock entitling the holder thereof to more than one vote per share at any time during which the Series A Conversion Preferred Stock remain outstanding. The ability of the Board to make future issuances of Preferred Stock could render more difficult or discourage attempts to effect a change of control of the Company. See "Proposal 2 -- Specialty Retail Stock Proposal -- Anti-takeover Considerations".



                                 *     *     *



     APPROVAL OF PROPOSAL 3 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS, AS WELL AS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF EXISTING COMMON STOCK AND SERIES B PREFERRED STOCK, EACH VOTING SEPARATELY AS A CLASS. PURSUANT TO AN IRREVOCABLE PROXY GRANTED BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SERIES B PREFERRED STOCK, THE COMPANY WILL VOTE SUCH SHARES IN FAVOR OF PROPOSAL 3. SEE "PRICE RANGES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK; DIVIDENDS -- SERIES B PREFERRED STOCK".



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.


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

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                                       84

         PROPOSAL 4 -- AMENDMENTS TO RESTATED ARTICLES OF INCORPORATION
                     RELATING TO CERTAIN VOTING PROVISIONS

     The stockholders are being asked to consider and approve a proposal to amend Article VII of the Articles, as described herein and in Annex III-C hereto, to conform certain provisions regarding the removal of directors to the voting rights of the various series of Common Stock under the Specialty Retail Stock Proposal. See "Proposal 2 -- Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Voting Rights". Article VII of the Articles currently provides that any director may be removed from office at any time either by a vote of the holders of a majority of the shares entitled to vote in the election of directors, but only for cause, or by a vote of a majority of the other directors, with or without cause. Article VII also provides that the affirmative vote of at least 58% of the outstanding shares entitled to vote, voting as one class, shall be required to amend, repeal or adopt any provision inconsistent with Article VII.


     Under the terms of the Specialty Retail Stock Proposal, each share of any outstanding series of Specialty Retail Stock would not necessarily be entitled to one vote but could, depending on the relative Market Values of a share of Kmart Stock and a share of any outstanding series of Specialty Retail Stock, be entitled to one vote, or more or less than one vote (but no share of any series of Specialty Retail Stock would be entitled to more than one vote at any time during which shares of Series A Conversion Preferred Stock or Series B Convertible Preferred Stock remain outstanding). Thus, the Board believes that, upon implementation of the Specialty Retail Stock Proposal, it would be desirable to amend Article VII to provide that the stockholder vote required for removal of directors or amendment of Article VII should be based upon the votes to which the shares are entitled rather than the number of shares. Since the MBCA currently requires that amendments to the Articles must be approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote, that statutory standard, unless amended, would remain the minimum vote required for adoption of such amendments. Under Proposal 4, however, the Articles would be amended to require that any amendment to Article VII or any removal of a director by stockholders receive the affirmative vote of the requisite percentage of the aggregate votes to which the outstanding shares of the Company's capital stock would be entitled. The Board believes that such an approach is consistent with the present intent of Article VII. Failure to so amend Article VII could result in a series of Specialty Retail Stock being entitled to a number of votes with respect to the removal of directors and/or the amendment of Article VII which is disproportionate to the relative Market Value of the number of shares of such series.



                                 *     *     *



     APPROVAL OF PROPOSAL 4 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST 58% OF THE OUTSTANDING SHARES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS. PROPOSAL 4 CONCERNS SPECIALTY RETAIL STOCK AND, THEREFORE, IS CONDITIONED UPON APPROVAL OF PROPOSAL 2 AND WILL NOT BE IMPLEMENTED IF PROPOSAL 2 IS NOT APPROVED BY STOCKHOLDERS AND IMPLEMENTED BY THE BOARD. ACCORDINGLY, A VOTE AGAINST PROPOSAL 2 WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 4.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

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                                       86

                  PROPOSAL 5 -- ADOPTION OF AN EMPLOYEE STOCK
                 PURCHASE PLAN FOR EACH SPECIALTY RETAIL GROUP

GENERAL


     The stockholders are being asked to consider and approve an Employee Stock Purchase Plan (a "Section 423 Plan") for each of the four Specialty Retail Groups, as described herein and in Annex IV-A. The four Section 423 Plans were adopted by the Board on April 25, 1994, subject to approval of this Proposal by stockholders, as well as approval by stockholders and subsequent implementation by the Board of the Specialty Retail Stock Proposal. Each Section 423 Plan would become effective upon the initial issuance of the relevant series of Specialty Retail Stock and is designed to encourage the purchase of such series of Specialty Retail Stock by a broad base of employees of the relevant Specialty Retail Group. Each Section 423 Plan is intended to comply with the requirements of Section 423 of the Code, and to assure the participants the tax advantages provided thereby (as described under "Certain Federal Income Tax Consequences" below). In order for the transfer of stock under each Section 423 Plan to qualify for this treatment, each Section 423 Plan must be approved by stockholders within 12 months of such plan's adoption.



     For ease of reference in this Proposal, employees of Borders, Inc., Walden Book Company, Inc., Builders Square, Inc., OfficeMax, Inc. and The Sports Authority, Inc. (the "Specialty Retail Subsidiaries") are referred to herein as "employees" of the applicable Specialty Retail Group:



     The Company estimates that there are approximately 40,000 employees who are potential participants in the four Section 423 Plans, none of whom are currently officers or directors of the Company or the Specialty Retail Subsidiaries. The description of each Section 423 Plan set forth below is qualified in its entirety by reference to the text of such Section 423 Plan as set forth in Annex IV-A.


ADDITIONAL INFORMATION REGARDING EACH SECTION 423 PLAN


     As more fully described below, the amount of benefits to be received by each participant would be determined by his or her purchase election; accordingly, the amount of future benefits to be allocated to any individual or group of individuals under each Section 423 Plan is not determinable. Similarly, the amount of benefits that would have been received by or allocated to any individual or group of individuals for fiscal 1993 had each Section 423 Plan been in effect is not determinable.


DESCRIPTION OF EACH SECTION 423 PLAN


     Purpose. The purpose of each Section 423 Plan is to align employee and stockholder long-term interests by facilitating the purchase of the relevant series of Specialty Retail Stock by a broad base of employees of each Specialty Retail Group. An additional purpose of each Section 423 Plan is to comply with the requirements of Section 423 of the Code, and thus to obtain for the participating employees the tax advantages provided thereby See "Certain Federal Income Tax Consequences" below.


     Administration. Each Section 423 Plan would be administered by the Compensation and Incentives Committee of the Board (the "Committee") which is comprised solely of non-employee directors who are not eligible to participate in any Section 423 Plan. The Committee could make such rules and regulations and establish such procedures for the administration of each Section 423 Plan as it deems appropriate.


     Participation. Subject to certain procedural requirements, all employees of each Specialty Retail Group who have worked at least 1,000 hours during a period of twelve consecutive months from date of employment would be eligible to participate in such Specialty Retail Group's Section 423 Plan, except that employees who are both "highly compensated" within the meaning of Section 414(q) of the Code and designated by the Committee as participants in the Management Stock Purchase Plan, and employees who are five percent or more stockholders of the Company or any subsidiary of the Company, would not be eligible to participate. The Committee could from time to time designate other subsidiaries of the Company to be participating corporations in a particular Section 423 Plan, including corporations which become subsidiaries after the adoption and approval of such Section 423 Plan; provided that any such participating corporation must be part of the relevant Specialty Retail Group.

     Purchase of Shares. Pursuant to each Section 423 Plan, each eligible employee would have the right to purchase shares of the relevant series of Specialty Retail Stock through regular payroll deductions equal to 1% to 10% of the employee's compensation (as defined in the relevant Section 423 Plan), as elected by the employee, for each payroll period and, in addition, through reinvestment of cash dividends on the Specialty Retail Stock held in the employee's account (and, at the employee's election, additional cash payments). Under each Section 423 Plan, the fair market value of Specialty Retail Stock which could be purchased by any employee during any calendar year will not exceed $25,000.



     Stock Purchase Price. Participating employees would be able to purchase shares of the relevant series of Specialty Retail Stock at the end of each quarter at a purchase price equal to 85 percent of the fair market value per share of the relevant series of Specialty Retail Stock on the date the quarter ends; provided, however, for purposes of the first such quarter, the purchase price shall be equal to 85% of the initial public offering price per share of such series.



     Stock Subject to Each Section 423 Plan. The number of shares of each series of Specialty Retail Stock that would be available for purchase under the related
Section 423 Plan during its term, upon the initial issuance of shares of such series, would be the number of shares equal to the product of:



          (i) the sum of (x) the number of shares of such series outstanding immediately following such initial issuance and (y) the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group immediately following such initial issuance, multiplied by


          (ii) the applicable percentage set forth below:


            SECTION 423 PLAN                                             PERCENTAGES
            ----------------                                             -----------
            Borders-Walden Group.....................................          5%
            Builders Square Group....................................          5%
            OfficeMax Group..........................................          4%
            The Sports Authority Group...............................          4%



     The foregoing percentages were determined based upon the number of employees of each Specialty Retail Group and assumptions regarding the level of participation to be expected from such employees. The number of such shares of each series that would be available for purchase under the Section 423 Plans would be subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.



     Shares issued under each Section 423 Plan could be either authorized and unissued shares or shares that have been reacquired by the Company. The proceeds of the sale of shares pursuant to each Section 423 Plan would be allocated to the relevant Specialty Retail Group. Upon the sale and issuance of such shares, the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group would not be reduced; however, the Retained Interest Fraction would be reduced, and the Outstanding Interest Fraction would be increased accordingly. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Retained Interest of Kmart Group in Specialty Retail Groups; Outstanding Interest Fraction," and "Shares Issuable Pursuant to Employee Benefit Plans."



     Nontransferable Right to Purchase. Except as otherwise provided by law, the right to purchase shares which is granted to a participant under any Section 423 Plan would not be transferable otherwise than by will or the applicable laws of descent and distribution, and would be exercisable, during the participant's lifetime, only by the participant.


     Term. Unless terminated earlier in the sole discretion of the Board, each
Section 423 Plan will terminate December 31, 2004.


     Amendments to or Discontinuance of each Section 423 Plan. The Board could from time to time amend, suspend or discontinue any Section 423 Plan, in whole or in part; provided, however, that (i) no such amendment or discontinuance could adversely affect the rights of any participant which accrued prior to such amendment or discontinuance without the consent of such participant and (ii) to the extent required by

Section 423 of the Code or any other law, regulation or stock exchange rule, no such amendment could be effected without the approval of stockholders entitled to vote thereon. In addition, the Committee could make such amendments as it deems necessary to comply with applicable laws, rules and regulations.


     Certain Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under each Section 423 Plan. This summary is not intended to be exhaustive or to constitute tax advice, and, among other things, does not describe state, local or foreign income and other tax consequences.

     Each Section 423 Plan would be intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code. Assuming such qualification, a participant would not recognize any taxable income as a result of participating in any Section 423 Plan, exercising the right to make purchases pursuant to such Section 423 Plan or receiving shares purchased pursuant to such plan. A participant could, however, be required to recognize taxable income as described below.


     If a participant disposed of any share purchased pursuant to any Section 423 Plan after the later to occur of (i) two years from the grant date for the related purchase right, which would be the first day of the relevant calendar quarter, or (ii) one year after the date of purchase, which would be the last day of the relevant calendar quarter (such disposition, a "Qualifying Transfer"), or if he or she died (whenever occurring) while owning any share purchased under such Section 423 Plan, the participant generally would recognize compensation income, for the taxable year in which such Qualifying Transfer or death occurs, in an amount equal to the lesser of (i) the excess of the market value of the disposed share at the time of such disposition or death over its purchase price, or (ii) the excess of the market value of the disposed share on the grant date for the related purchase right over the purchase price. In the case of a Qualifying Transfer, (a) the participant's tax basis in the disposed share would be increased by an amount equal to the amount of compensation income so recognized, and (b) the participant would recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the share and his or her tax basis (as so increased) in such share. If the participant disposed of any share other than by a Qualifying Transfer, the participant generally would recognize compensation income in an amount equal to the excess of the market value of the disposed share on the date of disposition over its purchase price and the employer would be entitled to a tax deduction equal to the amount of such compensation income. Otherwise, the employer would not be entitled to any tax deduction with respect to the grant or exercise of purchase rights under any Section 423 Plan or the subsequent sale by participants of shares purchased pursuant to any such Section 423 Plan. A transfer by the estate of the participant of shares purchased by the participant under a Section 423 Plan has the same federal income tax effects on the employer as a Qualifying Transfer.



                                 *     *     *



     APPROVAL OF PROPOSAL 5 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST BY THE HOLDERS OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS. PROPOSAL 5 CONCERNS SPECIALTY RETAIL STOCK AND, THEREFORE, IS CONDITIONED UPON APPROVAL OF PROPOSAL 2 AND WILL NOT BE IMPLEMENTED IF PROPOSAL 2 IS NOT APPROVED BY STOCKHOLDERS AND IMPLEMENTED BY THE BOARD. ACCORDINGLY A VOTE AGAINST PROPOSAL 2 WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 5.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.

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                                       90

                PROPOSAL 6 -- AMENDMENTS TO DIRECTORS STOCK PLAN
                 RELATING TO ISSUANCE OF SPECIALTY RETAIL STOCK

GENERAL


     The stockholders are being asked to consider and approve certain amendments to the Directors Stock Plan (the "Directors Plan"), as described herein and in Annex IV-B. The Directors Plan was previously adopted by the Board on December 16, 1991 and was approved by stockholders and became effective on May 27, 1992. The Directors Plan is administered by the Compensation and Incentives Committee of the Board (the "Committee"), which is comprised solely of non-employee directors. In this Proposal 6, a non-employee director is referred to as a "Director". As of March 1, 1994, the shares of Existing Common Stock issued under the Directors Plan were held by ten Directors.



DESCRIPTION OF AMENDMENTS TO DIRECTORS PLAN



     On April 25, 1994, the Board approved certain amendments to the Directors Plan (the "Directors Plan Amendments") subject to approval of this Proposal by stockholders, as well as approval by stockholders and subsequent implementation by the Board of the Specialty Retail Stock Proposal. The amendments would become effective upon the initial issuance of shares of any series of Specialty Retail Stock. The description of the Directors Plan Amendments set forth herein is qualified in its entirety by reference to the text of such Amendments as set forth in Annex IV-B.



     Amendment Relating to Stock Portion of Annual Retainer. In calendar years beginning with 1995, if any series of Specialty Retail Stock has been issued on or before the last business day preceding the Normal Stock Payment Date (as hereinafter defined), the portion of a Director's annual retainer that is paid to the Director in Common Stock (whether mandatorily or by the Director's election and whether delivered on the Normal Stock Payment Date or deferred) would be comprised of shares of each series of Common Stock that is outstanding on the last business day preceding the Normal Stock Payment Date. The aggregate fair market value of all such shares would be equal to the cash amount for which such stock payment is substituted. The number of shares of any series of Common Stock to be included in any such stock payment would be determined by dividing
(i) an amount equal to a certain percentage of the cash amount for which such series of Common Stock is to be substituted by (ii) the fair market value per share of such series of Common Stock on the last business day preceding the Normal Stock Payment Date. Such percentage would be determined by dividing the Market Capitalization of the relevant series of Common Stock as of such date by the aggregate Market Capitalization of all then outstanding series of Common Stock as of such date.


     Amendment Relating to One-Time Award. In order to balance the Directors ownership among all series of Common Stock (at present consisting only of Existing Common Stock), upon the initial issuance of each series of Specialty Retail Stock, each Director would be awarded shares of such series equal in value to $5,000.

ADDITIONAL INFORMATION REGARDING DIRECTORS PLAN

     As of March 1, 1994, the market value of Existing Common Stock which would be available for awards under the Directors Plan was approximately $7,323,479 (based upon the closing price of the Existing Common Stock on the Composite Tape on such date).

DESCRIPTION OF DIRECTORS PLAN AS PROPOSED TO BE AMENDED


     Purpose. The purpose of the Directors Plan is to increase the proprietary interest in the various businesses of the Company of non-employee members of the Board by providing that a portion of their compensation will be in the form of each issued series of Common Stock, thus increasing their incentive to contribute to the success of each business unit of the Company. The Directors Plan is intended to comply with Rule 16b-3 under the Exchange Act.


     Administration. The Directors Plan is administered by the Committee which is comprised solely of non-employee Directors. The Committee can make such rules and regulations and establish such procedures for the administration of the Directors Plan as it deems appropriate.

     Stock Subject to Directors Plan. The number of shares of Existing Common Stock originally reserved for issuance under the Directors Plan was 400,000, of which, as of March 1, 1994, 382,927 shares of Existing Common Stock (or, following redesignation, Kmart Stock), remain available for issuance. The number of shares of each issued series of Specialty Retail Stock that would be made available for issuance under the Directors Plan during its remaining term would be the number of shares equal to the product of:



          (i) the sum of (x) the number of shares of such series outstanding immediately following such initial issuance and (y) the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group immediately following such initial issuance, multiplied by


          (ii) the applicable percentage set forth below:

                                                                         PERCENTAGES
                                                                         ----------
            Borders-Walden Stock......................................      0.05%
            Builders Square Stock.....................................      0.05%
            OfficeMax Stock...........................................      0.05%
            The Sports Authority Stock................................      0.05%


     The foregoing percentages were determined based upon the number of outside directors and assumptions regarding the degree to which (i) such directors' annual retainers would be paid in stock and (ii) such stock payment would consist of the various series of Specialty Retail Stock. The number of shares of each series of Common Stock that would be available for issuance pursuant to the Directors Plan would be subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.



     Shares issued under the Directors Plan could be either authorized and unissued shares or shares that have been reacquired by the Company. The issuance of such shares would be allocated to the relevant Specialty Retail Group. Upon such issuance, the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group would not be reduced; however, the Retained Interest Fraction with respect to the relevant Specialty Retail Group would nonetheless be reduced, and the Outstanding Interest Fraction with respect to such Specialty Retail Group would be increased accordingly. See "Proposal 2
- -- The Specialty Retail Stock Proposal -- Retained Interest of Kmart Group in Specialty Retail Groups; Outstanding Interest Fraction" and "Shares Issuable Pursuant to Employee Benefit Plans."



     Delivery or Deferral of Stock. For each calendar year prior to implementation of the Specialty Retail Stock Proposal, each Director receives 20 percent (and, at the election of the Director, up to 50 percent) of his or her annual retainer fee in shares of Existing Common Stock in lieu of cash. Such shares are (unless deferred) delivered to the Director on July 10 of such calendar year (the "Normal Stock Payment Date"), with the number of shares to be based on the closing price of the Existing Common Stock on the last business day preceding the Normal Stock Payment Date. After the initial issuance of any series of Specialty Retail Stock, the stock portion of the Director's annual retainer fee would include shares of all series of Common Stock outstanding on the last business day preceding the Normal Stock Payment Date. The aggregate fair market value of all such shares would be equal to the cash amount for which such stock payment was substituted. The number of the shares of any series of Common Stock to be included in any such stock payment would be determined by dividing (i) an amount equal to a certain percentage of the cash amount for which stock is to be substituted by (ii) the fair market value per share of such series of Common Stock as of such date. Such percentage would be determined by dividing the Market Capitalization of each relevant series of Common Stock as of such date by the aggregate Market Capitalization of all then outstanding series of Common Stock as of such date.


     Directors may elect to defer the actual receipt of all or a portion of the shares of stock otherwise deliverable on the Normal Stock Payment Date. Deferred shares of each series would be credited with an amount equal to the dividends payable on such shares, which would be converted on a quarterly basis into additional shares of the same series of Common Stock.

     In addition, upon initial issuance of each series of Specialty Retail Stock, each Director would be awarded shares of such series equal in value to $5,000.


     If it is determined by the Board that a Director is engaged in any activity or association in competition with or adverse to the interest of the Company or if there is a change in control of the Company, any deferred shares would be immediately distributed.



     Amendments to or Discontinuance of Directors Plan. The Board can from time to time amend, suspend or discontinue the Directors Plan in whole or in part, including such amendments as it deems necessary to comply with applicable laws, rules and regulations.



     Term. The Directors Plan will remain in effect until the earlier to occur of December 15, 2006 or a change in control of the Company, unless sooner terminated by the Board.



                                 *     *     *



     APPROVAL OF PROPOSAL 6 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING, VOTING TOGETHER AS ONE CLASS. PROPOSAL 6 CONCERNS SPECIALTY RETAIL STOCK AND, THEREFORE, IS CONDITIONED UPON APPROVAL OF PROPOSAL 2 AND WILL NOT BE IMPLEMENTED IF PROPOSAL 2 IS NOT APPROVED BY STOCKHOLDERS AND IMPLEMENTED BY THE BOARD. ACCORDINGLY, A VOTE AGAINST PROPOSAL 2 WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 6.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 6.

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                                       94

   PROPOSAL 7 -- AMENDMENTS TO PERFORMANCE RESTRICTED STOCK PLAN RELATING TO
    SUBSTITUTION OF SPECIALTY RETAIL STOCK FOR CERTAIN OUTSTANDING AWARDS OF
                             EXISTING COMMON STOCK

GENERAL


     The stockholders are being asked to consider and approve an amendment to the Performance Restricted Stock Plan (the "Performance Plan"), as described herein and in Annex IV-C. The Performance Plan was previously adopted by the Board and was approved by stockholders and became effective on May 24, 1988. The Company's ability to issue awards of restricted shares of Existing Common Stock under the plan will expire on March 21, 1998. The Performance Plan is administered by the Compensation and Incentives Committee of the Board (the "Committee"), which is comprised solely of non-employee directors who are not eligible to receive awards under the Performance Plan. The Committee has sole discretion, in accordance with the provisions of the Performance Plan, to determine the size, terms, conditions and recipients of Performance Plan awards. As of March 1, 1994, the restricted shares of Existing Common Stock issued under the Performance Plan were held by 122 participants, 28 of whom are currently officers or directors. If the Specialty Retail Stock Proposal is approved by stockholders and fully implemented by the Board, the Company does not currently intend to continue its program of regular awards under the Performance Plan. However, the Company believes it is desirable to amend the Performance Plan as herein provided in order to allow for the conversion of any outstanding awards of restricted shares of Existing Common Stock of employees of, or with responsibility for, the Specialty Retail Groups into awards of restricted shares of the various series of Specialty Retail Stock.


     For ease of reference in this Proposal, employees of the Company and the Company's subsidiaries who have work responsibilities with respect to Kmart Group or a Specialty Retail Group are sometimes referred to herein as "employees" of the relevant Group.

DESCRIPTION OF AMENDMENT TO PERFORMANCE PLAN


     On April 25, 1994, the Board approved an amendment to the Performance Plan (the "Performance Plan Amendment") to permit certain Participants to convert all or part of their outstanding awards of restricted shares of Existing Common Stock (or, following redesignation, Kmart Stock), which are restricted from share transfer for up to three years (the "performance shares"), into awards of performance shares of various series of Specialty Retail Stock, subject to approval of this Proposal by stockholders, as well as approval by stockholders and subsequent implementation by the Board of the Specialty Retail Stock Proposal. The Performance Plan Amendment would become effective upon the initial issuance of shares of any series of Specialty Retail Stock. The description of the Performance Plan Amendment set forth herein is qualified in its entirety by reference to the text of such Amendment as set forth in Annex IV-C.



     Under the terms of the Performance Plan as proposed to be amended, (i) a Participant who is a Specialty Retail Group employee would be given an opportunity to convert all of his or her outstanding awards of performance shares of Existing Common Stock (or, following redesignation, Kmart Stock) under the Performance Plan into performance shares of the relevant series of Specialty Retail Stock, such conversion to take effect upon the initial issuance of shares of such series, and (ii) a Participant who is a Kmart Group employee whose responsibilities include the Specialty Retail Groups and who is designated by the Committee would be given an opportunity to convert a percentage of his or her outstanding awards of performance shares of Existing Common Stock (or, following redesignation, Kmart Stock) under the Performance Plan into performance shares of the various series of Specialty Retail Stock, such conversion to take effect upon their respective initial issuances. The percentages of such awards to be converted by an employee into each series of Specialty Retail Stock would be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the Market Capitalization of the various series of Common Stock. The converted performance shares would generally have the same terms (including the date on which the restrictions lapse) as the outstanding performance shares except that the series of Common Stock subject to the restrictions would be changed and the number of shares would be equitably adjusted to preserve the aggregate value on the date of conversion of the performance shares being converted.

STOCK SUBJECT TO PERFORMANCE PLAN


     The number of shares of Existing Common Stock originally reserved for grant under the Performance Plan was 4,000,000 shares, of which, as of March 1, 1994, 3,210,533 shares of Existing Common Stock (or, following redesignation, Kmart Stock) remain available for grant. The Performance Plan Amendment provides that the number of shares of each issued series of Specialty Retail Stock that would be made available for grant under the Performance Plan during its remaining term would be the number of shares equal to the product of:



          (i) the sum of (x) the number of shares of each such series outstanding immediately following such initial issuance and (y) the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group immediately following such initial issuance, multiplied by


          (ii) the applicable percentage set forth below:


                                                                        PERCENTAGES
                                                                        -----------
            Borders-Walden Stock.......................................     0.2%
            Builders Square Stock......................................     0.3%
            OfficeMax Stock............................................     0.1%
            The Sports Authority Stock.................................     0.3%



     The foregoing percentages were determined based upon the relative number of employees of each Specialty Retail Group and assumptions regarding the number of shares of each series of Specialty Retail Stock to be issued in connection with conversions elected by such employees. The number of shares of each series of Common Stock that would be available for issuance pursuant to the Performance Plan would be subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.



     Shares issued under the Performance Plan could be either authorized and unissued shares or shares that have been reacquired by the Company. In the event that any performance shares are forfeited, such shares would again be available for issuance under the Performance Plan, to the extent permitted by Rule 16b-3 under the Exchange Act. The issuance of shares of the various series of Specialty Retail Stock would be allocated to the Kmart Group's Retained Interest in the relevant Specialty Retail Groups. Upon such issuance, the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group would be reduced. Accordingly, the Retained Interest Fraction would be reduced and the Outstanding Interest Fraction would be proportionately increased. The extent to which the issuance of shares of each series of Specialty Retail Stock pursuant to the Performance Plan would result in a reduction in the Number of Shares Issuable with Respect to Retained Interest in each relevant Group would be dependent upon the extent to which participants elect to convert their performance shares of Existing Common Stock (or, following redesignation, Kmart Stock) into performance shares of each series of Specialty Retail Stock. Moreover, such conversions by participants would result in cancellation of the participant's outstanding performance shares of Existing Common Stock (or, following redesignation, Kmart Stock) which would proportionately reduce the number of outstanding shares of Kmart Stock on a fully diluted basis. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Retained Interest of Kmart Group in Specialty Retail Groups; Outstanding Interest Fraction" and "-- Shares Issuable Under Employee Benefit Plans".


ADDITIONAL INFORMATION REGARDING PERFORMANCE PLAN


     The number of performance shares of the various series of Specialty Retail Stock that can be issued upon conversion of currently outstanding performance shares cannot be determined, since any such conversions would be made at the election of the individual Participants. No awards were made under the Performance Plan in fiscal 1993 except to executives of or with responsibility for the Specialty Retail Subsidiaries. As of March 1, 1994, there were 277,510 performance shares of Existing Common Stock outstanding under the Performance Plan with an aggregate market value of approximately $5,239,389 (based upon the closing price of the Existing Common Stock on the Composite Tape on such date).

DESCRIPTION OF PERFORMANCE PLAN AS PROPOSED TO BE AMENDED


     As discussed above, if the Specialty Retail Proposal is approved by stockholders and fully implemented by the Board, it is anticipated that no new awards would thereafter be granted under the Performance Plan. It is proposed only to provide an opportunity to certain Participants to convert all or a portion of their outstanding awards of performance shares of Existing Common Stock (or, following redesignation, Kmart Stock) under the Performance Plan into performance shares of the series of Specialty Retail Stock related to the Specialty Retail Group of which such Participant is an employee or for which such Participant has responsibilities. The converted performance shares would otherwise have the same terms and restrictions (including the date on which the restrictions lapse) as the outstanding awards, except that the series of Common Stock would be changed and the number of shares would be equitably adjusted to preserve the aggregate value on the date of the conversion of the performance shares being converted.


AMENDMENTS TO OR DISCONTINUANCE OF PERFORMANCE PLAN


     The Board can from time to time amend, suspend or discontinue the Performance Plan, in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the exemptions available under Rule 16b-3 to be applicable to the amended Plan will be effective unless it receives the requisite stockholder approval. In addition, the Board can make such amendments as it deems necessary to comply with applicable laws, rules and regulations.


FEDERAL INCOME TAX CONSEQUENCES

     For information with respect to the Federal income tax consequences of certain restricted stock transactions see "Proposal 11 -- Adoption of Management Stock Purchase Plan -- Federal Income Tax Consequences".


                                 *     *     *



     APPROVAL OF PROPOSAL 7 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING, VOTING TOGETHER AS ONE CLASS. PROPOSAL 7 CONCERNS SPECIALTY RETAIL STOCK AND, THEREFORE, IS CONDITIONED UPON APPROVAL OF PROPOSAL 2 AND WILL NOT BE IMPLEMENTED IF PROPOSAL 2 IS NOT APPROVED BY STOCKHOLDERS AND IMPLEMENTED BY THE BOARD. ACCORDINGLY A VOTE AGAINST PROPOSAL 2 WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 7.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 7.

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                                       98

          PROPOSAL 8 -- AMENDMENTS TO 1973 AND 1981 STOCK OPTION PLANS
                     RELATING TO SUBSTITUTION OF SPECIALTY
                RETAIL STOCK FOR EXISTING COMMON STOCK ISSUABLE
                  UPON EXERCISE OF CERTAIN OUTSTANDING OPTIONS

GENERAL


     The stockholders are being asked to consider and approve certain amendments to the 1973 Stock Option Plan (the "1973 Plan") and the 1981 Stock Option Plan (the "1981 Plan") as described herein and in Annex IV-D. The 1973 Plan and the 1981 Plan were adopted by the Board and approved by stockholders and became effective on June 22, 1973 and May 25, 1982, respectively. The Company's ability to grant options under the 1973 Plan and the 1981 Plan expired on August 17, 1991. However, the Company believes it is desirable to amend the plans as herein provided in order to allow for the conversion of any outstanding options for Existing Common Stock of employees of, or with responsibility for, the Specialty Retail Groups into options for the various series of Specialty Retail Stock. These Plans are administered by the Compensation and Incentives Committee of the Board (the "Committee"), which is comprised solely of non-employee directors who were not eligible to receive options under the 1973 and 1981 Plans. Outstanding options under these Plans include options qualifying as incentive stock options under the Code ("ISOs") and nonqualified stock options ("NQSOs"). The maximum term of a NQSO may not exceed ten years and two days and the maximum term of an ISO may not exceed ten years. As of March 1, 1994, the expiration dates of the options outstanding under these Plans range from June 20, 1994 to March 27, 2001. As of March 1, 1994, the outstanding options were held by 8,350 employees, 31 of whom are currently officers or directors. For ease of reference in this Proposal, employees of the Company and the Company's subsidiaries who have work responsibilities with respect to the Kmart Group or a Specialty Retail Group are sometimes referred to herein as "employees" or "optionees" of the relevant Group.


DESCRIPTION OF AMENDMENTS TO 1973 AND 1981 PLANS


     On April 25, 1994, the Board approved an amendment to each of the 1973 and 1981 Plans (the "1973 Plan Amendment" and the "1981 Plan Amendment," respectively), to permit certain optionees to convert all or part of their outstanding options for Existing Common Stock (or, following redesignation, Kmart Stock) into options for various series of Specialty Retail Stock, subject to approval of this Proposal by stockholders, as well as the approval by stockholders and subsequent implementation by the Board of the Specialty Retail Stock Proposal. The Amendments would become effective upon the initial issuance of shares of any series of Specialty Retail Stock. The description of such Amendments set forth herein is qualified in its entirety by reference to the text of such Amendment as set forth in Annex IV-D.



     Under the terms of each of the 1973 Plan and the 1981 Plan, as proposed to be amended, (i) a Specialty Retail Group optionee would be given an opportunity to convert all of his or her outstanding options for Existing Common Stock (or, following redesignation, Kmart Stock) under the 1973 and 1981 Plans (other than
ISOs) into options for the relevant series of Specialty Retail Stock with any such conversion to take effect upon the initial issuance of shares of such series, and (ii) a Kmart Group optionee whose responsibilities include the Specialty Retail Groups and who is designated by the Committee would be given an opportunity to convert a percentage of his or her outstanding options for Existing Common Stock (or, following redesignation, Kmart Stock) under the 1973 and 1981 Plans (other than ISOs) into options for the various series of Specialty Retail Stock, with any such conversion to take effect upon the initial issuance of the respective series of Specialty Retail Stock. The aggregate percentage to be converted, and the particular percentages attributable to each issued series of Specialty Retail Stock, would be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the proportionate Market Capitalization of the various series of Common Stock. The converted options would generally have the same terms (including the expiration date) as the outstanding options except that the underlying series of Common Stock would be changed and the number of shares and the exercise price would be equitably adjusted to preserve the aggregate "spread" between the then-current aggregate value of the shares underlying the outstanding options (or the percentage thereof being converted) and the aggregate exercise price of such outstanding options on the date of the conversion. Accordingly, converted options could be issued with exercise prices that are below fair market value at the time of the conversion.


STOCK SUBJECT TO 1973 AND 1981 PLANS


     The Company's ability to grant options for Existing Common Stock under the 1973 and 1981 Plans has expired. The 1973 and 1981 Plan Amendments provide that the number of shares of each issued series of Specialty Retail Stock that would be made available for conversion of certain outstanding options for Existing Common Stock, (or, following redesignation, Kmart Stock) under the respective Plans would be the number of shares equal to the product of:



          (i) the sum of (x) the number of shares of each such series outstanding immediately following such initial issuance and (y) the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group immediately following such initial issuance, multiplied by


          (ii) the applicable percentage set forth below:


                                                              1973 PLAN      1981 PLAN
                                                              ---------      ---------
            Borders-Walden Stock...........................     1.4%           0.3%
            Builders Square Stock..........................     1.0%           0.2%
            OfficeMax Stock................................     0.3%           0.1%
            The Sports Authority Stock.....................     0.5%           0.1%



     The foregoing percentages were determined based upon the relative number of employees of each Specialty Retail Group and assumptions regarding the number of shares of each series of Specialty Retail Stock to be issued in connection with conversions elected by such employees. The number of shares of each series of Common Stock that would be available for issuance pursuant to the 1973 and 1981 Plans would be subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.



     Shares issued under both the 1973 Plan and the 1981 Plan could be either authorized and unissued shares or shares that have been reacquired by the Company. The proceeds from the issuance of shares of the various series of Specialty Retail Stock upon exercise of converted options issued under the 1973 and 1981 Plans would be allocated to the Kmart Group's Retained Interest in the relevant Specialty Retail Group. Upon such issuance, the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group would be reduced. Accordingly, the Retained Interest Fraction would be reduced and the Outstanding Interest Fraction would be proportionately increased. The extent to which the issuance of shares of each series of Specialty Retail Stock pursuant to the 1973 and 1981 Plans would result in a reduction of the Number of Shares Issuable with Respect to Retained Interest would be dependent upon the extent to which participants elect to convert their options for Existing Common Stock (or, following redesignation, Kmart Stock) into options for one or more series of Specialty Retail Stock. Such conversions by participants would result in cancellation of the participant's current options for Existing Common Stock (or, following redesignation, Kmart Stock) which would proportionately reduce the number of outstanding shares of Existing Common Stock on a fully diluted basis. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Retained Interest of Kmart Group in Specialty Retail Groups; Outstanding Interest Fraction," and "-- Shares Issuable Pursuant to Employee Benefit Plans."


ADDITIONAL INFORMATION REGARDING 1973 AND 1981 PLANS


     Original grants of options under the 1973 and 1981 Plans can no longer be made. The number of options for various series of Specialty Retail Stock that can be issued upon conversion of currently outstanding options cannot be determined, since any such conversions would be made at the election of the individual optionees and any future market values of the various series of Specialty Retail Stock are unknown. No options have been issued under either Plan since August 17, 1991. As of March 1, 1994, there were options for 10,111,700 shares of Existing Common Stock outstanding under the 1973 Plan and options for 6,127,167 shares of Existing Common Stock outstanding under the 1981 Plan, which shares had an aggregate market value of approximately $320,717,623 (based upon the closing price of the Existing Common Stock on the Composite Tape on such date).

DESCRIPTION OF 1973 AND 1981 PLANS AS PROPOSED TO BE AMENDED


     As discussed above, no new options to purchase Existing Common Stock can be granted under these Plans. It is proposed only, upon approval of this Proposal by stockholders, as well as the approval by stockholders and the subsequent implementation by the Board of the Specialty Retail Stock Proposal, to provide an opportunity to certain optionees to convert all or a portion of their outstanding options under these Plans into options for the series of Specialty Retail Stock related to the Group to which the optionee is assigned or the Specialty Retail Groups for which the optionee has responsibilities. The converted options would generally have the same terms (including the expiration date) as the outstanding options, except that the underlying series of Common Stock would be changed and the number of shares and the exercise price would be equitably adjusted to preserve the aggregate "spread" between the then-current aggregate value of the shares underlying the outstanding options (or the percentage thereof being converted) and the aggregate exercise price of such outstanding options on the date of the conversion.


AMENDMENTS TO OR DISCONTINUANCE OF 1973 AND 1981 PLANS


     The Board can from time to time amend, suspend or discontinue the 1973 Plan or 1981 Plan, in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the exemptions available under Rule 16b-3 to be applicable to the amended Plan will be effective unless it receives the requisite stockholder approval. In addition, the Board can make such amendments as it deems necessary to comply with applicable laws, rules and regulations.


FEDERAL INCOME TAX CONSEQUENCES

     For information with respect to the Federal income tax consequences of certain option transactions, see "Proposal 9 -- Amendments to 1992 Stock Option Plan Relating to Substitution of Specialty Retail Stock for Existing Common Stock Issuable Upon Exercise of Certain Options and Certain Other Plan Amendments -- Federal Income Tax Consequences."


                                 *     *     *



     APPROVAL OF PROPOSAL 8 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT THE ANNUAL MEETING, VOTING TOGETHER AS ONE CLASS. PROPOSAL 8 CONCERNS SPECIALTY RETAIL STOCK AND, THEREFORE, IS CONDITIONED UPON APPROVAL OF PROPOSAL 2 AND WILL NOT BE IMPLEMENTED IF PROPOSAL 2 IS NOT APPROVED BY STOCKHOLDERS AND IMPLEMENTED BY THE BOARD. ACCORDINGLY, A VOTE AGAINST PROPOSAL 2 WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 8.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 8.

                      (This page intentionally left blank)

               PROPOSAL 9 -- AMENDMENTS TO 1992 STOCK OPTION PLAN
        RELATING TO SUBSTITUTION OF SPECIALTY RETAIL STOCK FOR EXISTING
           COMMON STOCK ISSUABLE UPON EXERCISE OF CERTAIN OPTIONS AND
                         CERTAIN OTHER PLAN AMENDMENTS

GENERAL


     The stockholders are being asked to consider and approve certain amendments to the 1992 Stock Option Plan (the "1992 Plan") as described herein and in Annex IV-E. The 1992 Plan was adopted by the Board on January 21, 1992 and was approved by stockholders and became effective on May 27, 1992. The 1992 Plan provides for the grant of options for Existing Common Stock to officers and other key employees of the Company and the Company's subsidiaries, including directors who are full-time employees, at a price not less than the fair market value of the Existing Common Stock on the date of grant. The 1992 Plan is administered by the Compensation and Incentives Committee of the Board (the "Committee"), which is comprised solely of non-employee directors who are not eligible to receive options under the Plan. Options granted under the 1992 Plan may be options qualifying as incentive stock options under the Code ("ISOs") or nonqualified stock options ("NQSOs"). The maximum term of an NQSO may not exceed ten years and two days and the maximum term of an ISO may not exceed ten years. As of the date hereof, there are no ISOs outstanding under the 1992 Plan. As of March 1, 1994, options for Existing Common Stock granted under the 1992 Plan were held by 5,484 employees, 32 of whom are currently officers or directors. For ease of reference in this Proposal, employees of the Company and the Company's subsidiaries who have work responsibilities with respect to the Kmart Group or a Specialty Retail Group are sometimes referred to herein as "employees" or "optionees" of the relevant Group.



DESCRIPTION OF AMENDMENTS TO 1992 PLAN



     On April 25, 1994, the Board approved the amendments to the 1992 Plan described herein and in Annex IV-E hereto (the "1992 Plan Amendments"), subject to approval of this Proposal by stockholders and subsequent implementation by the Board of the Specialty Retail Stock Proposal. This amendment would become effective upon initial issuance of shares of any series of Specialty Retail Stock. The description of the 1992 Plan Amendments set forth herein is qualified in its entirety by reference to the text of such Amendments as set forth in Annex IV-E.



     Amendment Providing for Issuance of Options for Specialty Retail Stock. The Company believes it is desirable to maintain its flexibility to use option grants to attract, retain and reward exceptional personnel. In light of the Specialty Retail Stock Proposal, the Company believes that the usefulness of the 1992 Plan as a continuing source of employee incentives will be impaired if the 1992 Plan Amendments are not approved. In this regard, the Company believes that, if a series of Specialty Retail Stock is issued by the Company, options for that series of Specialty Retail Stock will provide a more effective and direct incentive for the employees of the related Specialty Retail Group than options for Existing Common Stock.



     Following the initial issuance of the various series of Specialty Retail Stock, (i) an employee of a Specialty Retail Group who is eligible to be granted options under the 1992 Plan would be granted options only for the relevant series of Specialty Retail Stock, and (ii) an employee of the Kmart Group whose responsibilities include the Specialty Retail Groups, who is eligible to be granted options under the 1992 Plan and who is designated by the Committee, would be granted options for both shares of Kmart Stock and shares of any issued series of Specialty Retail Stock, the respective series and the portion of such options to be represented by each series to be determined by the Committee in its discretion.



     Amendment Regarding Conversion of Outstanding Options. In connection with the initial issuance of various series of Specialty Retail Stock, (i) a Specialty Retail Group optionee would be given an opportunity to convert all of his or her outstanding pre-January 18, 1994 options for Existing Common Stock (or, following redesignation, Kmart Stock) under the 1992 Plan into options for the relevant series of Specialty Retail Stock upon the initial issuance of such series, and (ii) a Kmart Group optionee whose responsibilities include the Specialty Retail Groups and who is designated by the Committee would be given an opportunity to convert a percentage of his or her pre-January 18, 1994 options for Existing Common Stock (or, following redesignation, Kmart Stock) under the 1992 Plan into options for the various series of Specialty Retail Stock, with any such conversion to take effect upon their respective initial issuances. The percentage of such options to be available for conversion into the various series of Specialty Retail Stock, and the particular percentages attributable to each issued series of Specialty Retail Stock, would be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the proportionate Market Capitalization of the various series of Common Stock. The converted options would generally have the same terms (including the expiration date) as the outstanding options except that the underlying series of Common Stock would be changed and the number of shares and the exercise price would be equitably adjusted to preserve the aggregate "spread" between the then-current aggregate value of the shares underlying the outstanding options (or the percentage thereof being converted) and the aggregate exercise price of such outstanding options on the date of the conversion.



     Additionally, with respect to any options granted to Specialty Retail Group employees and designated Kmart Group employees whose responsibilities include the Specialty Retail Group(s), during the period between January 18, 1994 and the date of initial issuance of the relevant series of Specialty Retail Stock(s), (i) any such options of a Specialty Retail Group employee would automatically convert wholly into options for the relevant series of Specialty Retail Stock upon initial issuance of such series, and (ii) a percentage of any such options of such Kmart Group employee would automatically convert into options for the various series of Specialty Retail Stock, with any such conversion to take effect upon their respective initial issuances. The percentage of such options to so convert into each series of Specialty Retail Stock, and the particular percentages attributable to each issued series of Specialty Retail Stock, would be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the proportionate Market Capitalization of the various series of Common Stock. The number of shares of each series of Specialty Retail Stock underlying the converted option would be determined by dividing an amount equal to the aggregate exercise price of the shares of Existing Common Stock (or, following redesignation, Kmart Stock) underlying the original option (or the percentage thereof being converted) by the exercise price per share of such series of Specialty Retail Stock underlying the converted option, which exercise price will be the initial public offering price per share less underwriting fees and commissions. The converted options would generally have the same terms (including the expiration date) as the outstanding options except that the underlying series of Common Stock would be changed and the number of shares of Common Stock and the exercise price would be adjusted as described above.


ADDITIONAL INFORMATION REGARDING 1992 PLAN


     Stock options are granted by the Committee in its sole discretion, and, therefore, the amount of future benefits to be allocated to any individual or group of individuals under the 1992 Plan is not determinable. During fiscal 1993, four of the five persons named under "Compensation of Officers" herein received certain options under the 1992 Plan. For the details of such grants, see the section entitled "Proposal 1 -- Election of Directors -- Compensation of Officers-Option Grants in Fiscal 1993".



     In fiscal 1993, all then current executive officers as a group (consisting of 32 persons) received option grants covering 778,400 shares of Existing Common Stock (with an exercise price of $24.06 per share) and all eligible employees as a group (consisting of 5,484 persons) received option grants covering 3,674,100 shares of Existing Common Stock (with an exercise price of $24.06 per share). Directors who are not full-time employees of the Company are not eligible to receive grants under the 1992 Plan. The exercise price of options granted under the 1992 Plan is equal in each case to the fair market value of Existing Common Stock on the date of grant except in connection with certain conversions of options and certain grants (which will not be made to any executive officer of the Company) in connection with purchases of restricted stock pursuant to the Kmart Corporation Management Stock Purchase Plan. As of February 28, 1994, the market value of Existing Common Stock underlying all outstanding and unexercised options granted under the 1992 Plan was approximately $107,751,935 (based upon the closing price of the Existing Common Stock on the Composite Tape on such date).

DESCRIPTION OF 1992 PLAN AS PROPOSED TO BE AMENDED

     The following is a description of the 1992 Plan as proposed to be amended by this Proposal and Proposal 10 (entitled "Amendments to 1992 Stock Option Plan Relating to Adding Certain Allocation Provisions").

     Purpose. The purpose of the 1992 Plan is to attract and retain highly-qualified officers and other key employees, to increase their proprietary interest in the Company, to provide incentives to such persons to contribute to the success of the Company's business and to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return.

     Administration. The 1992 Plan is administered by the Committee, which is comprised solely of non-employee directors who are not eligible to receive options under the 1992 Plan. The Committee has discretion, in accordance with the provisions of the 1992 Plan, to determine to whom an option is granted, the number of shares optioned (subject to the allocation provisions set forth in Proposal 10 and to the overall share limit of the 1992 Plan) and the terms and conditions of the option, including but not limited to, the option price (which cannot be less than fair market value, except in connection with certain conversions of options), method of exercise and the term during which the option may be exercised. The Committee can make such rules and regulations and establish such procedures for the administration of the 1992 Plan as it deems appropriate.


     Stock Subject to 1992 Plan. The number of shares of Existing Common Stock originally reserved for grant under the 1992 Plan was 20,000,000 shares of which, as of March 1, 1994, 10,992,800 shares of Existing Common Stock (or, following redesignation, Kmart Stock) remain available for grant. The 1992 Plan Amendments provide that the number of shares of each issued series of Specialty Retail Stock that would be available for grant under the 1992 Plan during its remaining term would be the number equal to the product of:



          (i) the sum of (x) the number of shares of each such series outstanding immediately following such initial issuance and (y) the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group immediately following such initial issuance multiplied by


          (ii) the applicable percentage set forth below:

                                                                PERCENTAGE
                                                                ----------
                      Borders-Walden Stock...................      9.85%
                      Builders Square Stock..................      8.60%
                      OfficeMax Stock........................      7.13%
                      The Sports Authority Stock.............      8.40%



     The foregoing percentages were determined based upon the relative number of employees of each Specialty Retail Group and assumptions regarding the number of shares of each series of Specialty Retail Stock to be issued in connection with conversions elected by such employees and the number of shares underlying options to be granted to such employees over a five-year period. In addition, Borders-Walden Group and OfficeMax Group each currently have their own stock based plans for their employees. It is currently contemplated that, effective as of the dates of the initial public offerings of Borders-Walden Stock and OfficeMax Stock, the interests of employee participants in such plans will be converted into options under the 1992 Plan to acquire 4.17% and 2.24% of the Borders-Walden Stock and OfficeMax Stock, respectively, which percentages are in addition to the above percentages. The number of shares of each series of Common Stock that would be available for issuance pursuant to the 1992 Plan would be subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.



     Shares issued under the 1992 Plan could be either authorized and unissued shares or shares that have been reacquired by the Company. In the event that an outstanding option expires or is cancelled or forfeited, the shares covered thereby would again be available for the grant of options under the Plan. The proceeds from the issuance of shares of the various series of Specialty Retail Stock upon the exercise of options (other than in connection with the Borders-Walden Group and OfficeMax Group stock-based plans referred to above) granted under the 1992 Plan would be allocated to (i) the Kmart Group's Retained Interest in the relevant

Specialty Retail Group in the case of options for Existing Common Stock (or following redesignation, Kmart Stock) that are converted as described above into options for one or more series of Specialty Retail Stock, and (ii) the Specialty Retail Group in the case of new options for the relevant series of Specialty Retail Stock. Upon issuance of shares as described in clause (i), the relevant Number of Shares Issuable with Respect to Retained Interest would be reduced. Upon the issuance of shares as described in either clause (i) or clause (ii), the relevant Retained Interest Fraction would be reduced and the relevant Outstanding Interest Fraction would be increased. The extent to which the issuance of shares of a series of Specialty Retail Stock pursuant to the exercise of options granted under the 1992 Plan would result in a reduction of the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group would be dependent upon the extent to which optionees elect to convert their options for Existing Common Stock (or, following redesignation, Kmart Stock) under the 1992 Plan into options for one or more series of Specialty Retail Stock. The issuance of shares in connection with the conversion of interests in the Borders-Walden Group and OfficeMax Group stock-based plans would be allocated to the relevant Specialty Retail Group. Upon such issuance, the relevant Retained Interest Fraction would be reduced and the relevant Outstanding Interest Fraction would be increased. Moreover, such conversions by optionees would result in cancellation of the optionee's current options for Existing Common Stock (or, following redesignation, Kmart Stock) which would proportionately reduce the number of outstanding shares of Existing Common Stock on a fully diluted basis. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Retained Interest of the Kmart Group in the Specialty Retail Groups; Outstanding Interest Fraction" and "-- Shares Issuable Under Employee Benefit Plans."



     Grant of Options. The Committee can grant options under the Plan to officers and other key employees of the Company or the Company's subsidiaries, including directors who are full-time employees. The Company estimates that there are approximately 7,300 such employees, 33 of whom are currently officers or directors. The Committee has discretion, in accordance with the provisions of the 1992 Plan, to determine to whom an option is granted, the number of shares optioned (subject to the allocation provisions set forth in Proposal 10 and to the overall share limit of the 1992 Plan), and the terms and conditions of the option, including, but not limited to, the option price (which cannot be less than fair market value, except in connection with certain conversions of options and certain grants (which will not be made to any executive officer of the Company) in connection with purchases of restricted stock pursuant to the Kmart Corporation Management Stock Purchase Plan), method of exercise and the term during which the option may be exercised. In making such determinations, the Committee considers the position and responsibilities of the employee, the nature and value to the Company of his or her service and accomplishments, his or her present and potential contribution to the success of the Company and such other factors as the Committee may deem relevant. No option may be granted to an employee who owns more than 5% of the outstanding Existing Common Stock.


     An option granted under the 1992 Plan may be either an incentive stock option ("ISO") or a non-qualified stock option ("NQSO"). An ISO is intended to meet the requirements of Section 422 of the Internal Revenue Code.

     Stock Appreciation Rights are not provided under the 1992 Plan.


     Option Price. Except as described in the section hereof entitled "Conversion of Options", the option price would be not be less than the fair market value per share of, as applicable, Existing Common Stock (or, following redesignation, Kmart Stock) or each issued series of Specialty Retail Stock, on the date of the grant of the option, provided, however, with respect to options granted in connection with the initial issuance of a series of Specialty Retail Stock, the fair market value per share of such series would be deemed to be the initial public offering price per share, less underwriting fees and commissions.



     Conversion of Options. In connection with the initial issuance of any series of Specialty Retail Stock, a Kmart Group optionee whose responsibilities include the Specialty Retail Groups and who is designated by the Committee would be given an opportunity to convert a percentage of his or her outstanding pre-January 18, 1994 options under the 1992 Plan for Existing Common Stock (or, following redesignation, Kmart Stock) into options for the various issued series of Specialty Retail Stock, with any such conversion to take effect upon their respective initial issuances. The aggregate percentage to be converted, and the particular percentages attributable to each issued series of Specialty Retail Stock, would be determined by the Committee in its discretion based on such factors as the Committee may find relevant, which may include, without limitation, the proportionate Market Capitalization of the various series of Common Stock. Similarly, a Specialty Retail Group optionee would be given an opportunity to convert all of his or her outstanding pre-January 18, 1994 options for Existing Common Stock (or, following redesignation, Kmart Stock) under the 1992 Plan into options for the relevant series of Specialty Retail Stock, with any such conversion to take effect upon the initial issuance of such series. The converted options would generally have the same terms (including the expiration date) as the outstanding options, except that the underlying series of Common Stock would be changed and the number of shares and the exercise price would be equitably adjusted to preserve the aggregate "spread" between the then-current aggregate value of the shares underlying the outstanding options (or the percentage thereof being converted) and the aggregate exercise price of such outstanding options on the date of the conversion.



     Additionally, in connection with the initial issuance of any series of Specialty Retail Stock, any options for Existing Common Stock (or, following redesignation, Kmart Stock) granted to Specialty Retail Group optionees, during the period between January 18, 1994 and the date of initial issuance of the relevant series of Specialty Retail Stock, would automatically convert into options for the relevant series of Specialty Retail Stock with such conversion to take effect upon the initial issuance of such series. A percentage of any such options of Kmart Group optionees whose responsibilities include the Specialty Retail Groups and who are designated by the Committee would automatically convert into options for the various series of Specialty Retail Stock, with such conversions to take effect upon their respective initial issuances. The aggregate percentage to be converted and the particular percentages attributable to each issued series of Specialty Retail Stock would be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the proportionate Market Capitalization of the various series of Common Stock. The number of shares of each series of Specialty Retail Stock underlying the converted option would be determined by dividing an amount equal to the aggregate exercise price of the shares of Existing Common Stock (or, following redesignation, Kmart Stock) underlying the original option (or the percentage thereof being converted) by the exercise price per share of such series of Specialty Retail Stock underlying the converted option, which exercise price will be the initial public offering price per share less underwriting fees and commissions. The converted options would generally have the same terms (including the expiration date) as the outstanding options except that the underlying series and number of shares of Common Stock and the exercise price of the converted options would be changed, as described above.



     Duration and Exercise of Options. An option granted under the 1992 Plan cannot be exercised later than the date specified by the Committee, which can be a maximum of ten years from the date of grant as to an ISO and a maximum of ten years and two days from the date of grant as to an NQSO. An option generally may not be exercised prior to three years from the date of grant (or such other period as may be determined by the Committee) except that this limitation will be removed in the event of death or total and permanent disability of the optionee, retirement by the optionee at or after age 65 with at least ten years of full time service with the Company or a Company subsidiary, a change in control of the Company, or if and to the extent the Committee so determines in its discretion. An option may be exercised only during the optionee's employment or within three months after termination of employment and only if it is vested; provided, however, if employment terminates as a result of death or total and permanent disability or if the optionee has ten or more years of full time service with the Company or a Company subsidiary, such three-month period is extended to three years. All rights with respect to an option will be terminated if it is determined that the optionee engaged in fraud, dishonesty, conduct in violation of Company policy or similar acts.


     Exercise and Payment. Payment by an optionee for the underlying shares of any series of Common Stock purchased upon the exercise of an option would be made in full at the option price by delivering to the Company cash or other shares of Common Stock of the same series which have a current market value equivalent to the option price and which have been held by the optionee for at least six months, or a combination of both cash and such stock. The Committee may in its discretion permit an optionee to pay all or a portion of any taxes arising in connection with the exercise of an option by having the applicable employer withhold shares of the stock underlying the exercised option or by the optionee delivering other shares of Common Stock of the same series having a market value equal to the amount of taxes to be withheld.

     Term. No option may be granted under the Plan after January 20, 2002. Options granted prior thereto, however, may extend beyond such date and the provisions of the 1992 Plan will continue to apply thereto.


     Amendments to or Discontinuance of 1992 Plan. The Board can from time to time amend, suspend or discontinue the 1992 Plan; provided, however, that no amendment which requires stockholder approval in order for the exemptions available under Rule 16b-3 to be applicable to the 1992 Plan will be effective unless it receives the requisite stockholder approval. In addition, the Board can make such amendments as it deems necessary to comply with applicable laws, rules and regulations.



     Federal Income Tax Consequences. The following is a brief summary of the principal Federal income tax consequences of transactions under the 1992 Plan based on current Federal income tax laws. The summary is not intended to constitute tax advice and, among other things, does not address possible state, local or foreign tax consequences.



     Nonqualified Options. No income would be realized by an optionee upon grant of a nonqualified option. Upon exercise of a nonqualified option, the optionee would recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread would be deductible by the Company for Federal income tax purposes (i) provided that applicable Federal income tax withholding requirements are satisfied and (ii) subject to the possible limitations on deductibility under Section 162(m) of the Code of compensation paid to the executives designated in that Section. The optionee's tax basis in shares of the underlying stock acquired by exercise of a nonqualified option would equal the exercise price plus the amount taxable as compensation to the optionee. Upon a sale of the shares received by the optionee upon exercise of the nonqualified option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The required holding period for long-term capital gain is presently more than one year. The optionee's holding period for shares acquired pursuant to the exercise of a nonqualified option would begin on the date of exercise of such option. The excess of the net long-term capital gain over net short-term capital loss is taxable at a maximum stated tax rate of 28%.


     Pursuant to applicable rules under Section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily would be the date of exercise. If an option is exercised within six months after the date of the grant, however, taxation ordinarily would be deferred until the date which is six months after the date of grant, unless the person has filed an election pursuant to Section 83(b) of the Code to be taxed on the date of exercise.


     The payment by an optionee of the exercise price, in full or in part, with shares of previously acquired Common Stock of the same series would not affect the tax treatment of the exercise as described above. With respect to such exchange, no gain or loss generally would be recognized to the optionee upon the surrender of the previously acquired shares to the Company, and shares received by the optionee, equal in number to the previously surrendered shares, would have the same tax basis as the shares surrendered to the Company and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionee in excess of the number of shares surrendered to the Company would be taxable to the optionee. Such additional shares would have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized. The conversion of nonqualified options should have no tax effect on either the optionee or the Company.


     Incentive Stock Options. The Code requires that, for incentive stock option ("ISO") treatment, shares acquired through exercise of an ISO cannot be disposed of before two years from the date of grant and one year from the date of exercise. ISO holders generally incur no Federal income tax liability at the time of grant or upon exercise of such options. However, the Spread will be an "item of tax preference" which may give rise to "alternative minimum tax" liability at the time of exercise. If the optionee does not dispose of the shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares would constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction would be allowable to the Company for Federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through exercise of an ISO disposes of such shares, the optionee would generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and the amount realized upon such disposition would be deductible by the Company (or the Company subsidiary employing the optionee, if applicable) for Federal income tax purposes, subject to the possible limitations on deductibility under Section 162(m) of the Code of compensation paid to executives designated in that Section.



     If the optionee pays the exercise price, in full or in part, with shares of previously acquired Common Stock of the same series, proposed Internal Revenue Service regulations would impose the following rules. If the shares surrendered in payment of the exercise price of an ISO are "statutory option stock" (including stock acquired pursuant to the exercise of an ISO) and if, at the time of surrender, the applicable holding period for such shares had not been met, any gain realized on such transfer would be taxable to the optionee, as discussed above. Otherwise, when shares of Common Stock of the same series are surrendered upon exercise of an ISO, in general (i) no gain or loss would be recognized as a result of the exchange, (ii) the number of shares received that is equal in number to the shares surrendered would have a tax basis equal to the shares surrendered and would have a holding period that includes the holding period of the shares exchanged, and (iii) any additional shares received would have a zero tax basis and would have a holding period that begins on the date of the exchange. If any of the shares received are disposed of within two years from the date of grant of the ISO or within one year from the date of exercise, the shares with the lowest tax basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above.


     In the case of a disqualifying disposition, the Company would generally be entitled to a deduction in the amount of an optionee's income at the time such income is recognized by the optionee, subject to the possible limitations on deductibility under Section 162(m) of the Code of compensation paid to executives designated in that Section.


                                 *     *     *



     APPROVAL OF PROPOSAL 9 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT THE ANNUAL MEETING, VOTING TOGETHER AS ONE CLASS. PROPOSAL 9 CONCERNS SPECIALTY RETAIL STOCK AND, THEREFORE, ITS APPROVAL IS CONDITIONED UPON APPROVAL OF PROPOSAL 2 AND WILL NOT BE IMPLEMENTED IF PROPOSAL 2 IS NOT APPROVED BY STOCKHOLDERS AND IMPLEMENTED BY THE BOARD. ACCORDINGLY, A VOTE AGAINST PROPOSAL 2 WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 9.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 9.

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

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                                       110

 PROPOSAL 10 -- AMENDMENTS TO 1992 STOCK OPTION PLAN RELATING TO ADDING CERTAIN
                             ALLOCATION PROVISIONS


GENERAL



     The stockholders are being asked to consider and approve amendments to the 1992 Stock Option Plan (the "1992 Plan"), as described herein and in Annex IV-F, that add certain allocation provisions in order to comply with the recently adopted requirements of Section 162(m) of the Code. The 1992 Plan was adopted by the Board, and was approved by stockholders and became effective on May 27, 1992. The 1992 Plan is administered by the Compensation and Incentives Committee of the Board (the "Committee"), which is comprised solely of non-employee directors who are not eligible to receive options under the 1992 Plan. Options granted under the 1992 Plan may be options qualifying as incentive stock options under the Code ("ISOs") or nonqualified stock options ("NQSOs"). The maximum term of an NQSO may not exceed ten years and two days and the maximum term of an ISO may not exceed ten years. For ease of reference in this Proposal, employees of the Company and the Company's subsidiaries who have work responsibilities with respect to Kmart Group or a Specialty Retail Group are sometimes referred to herein as "employees" of the relevant Group.



DESCRIPTION OF AMENDMENT TO ADD ALLOCATION PROVISIONS



     On April 25, 1994, the Board approved the amendment to the 1992 Plan described herein and in Annex IV-F hereto, to establish maximum allocations of option grants under the 1992 Plan (the "Allocation Amendment"), subject to approval of this Proposal by stockholders. The description of the Allocation Amendment set forth herein is qualified in its entirety by reference to the text of such Amendment as set forth in Annex IV-F.



     The Allocation Amendment sets forth certain allocations of the maximum number of shares that may be the subject of option grants under the 1992 Plan. The Committee (or, if necessary for tax purposes, a subcommittee thereof) will continue to have the discretion to determine officers and key employees eligible to receive option grants under the 1992 Plan. The Committee will, however, be limited in the number of shares of the Existing Common Stock subject to options and, if Proposals 2 and 9 are approved by stockholders and Proposal 2 is subsequently implemented by the Board, in the number of shares of the various series of Common Stock subject to options to be granted to any optionee under the 1992 Plan.


     The proposed allocation provisions do not otherwise modify the availability of the 1992 Plan to designated individuals. Such provisions are intended to address certain possible limitations on the deductibility of executive compensation under Section 162(m) of the Code, as amended by the Omnibus Budget Reconciliation Act of 1993, which was signed into law on August 10, 1993 (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation's tax year: the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement. However, compensation which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. In order for compensation provided upon the exercise of options granted pursuant to the 1992 Plan to qualify for this exemption, the material terms under which the compensation is to be paid (including the maximum number of options that can be awarded to any employee during a specified period) must be disclosed to and approved by stockholders in a separate vote prior to payment. The 1992 Plan as previously approved by stockholders did not include a provision setting forth a maximum number of options that could be granted to an employee. In an effort to comply with the provisions of the Revenue Act and to qualify the compensation payable to certain executives upon the exercise of options granted under the 1992 Plan as compensation eligible for exclusion from the deduction limit, the Allocation Amendment to the 1992 Plan is being submitted as a separate proposal to stockholders for approval at the Annual Meeting.

     The Allocation Amendment provides that, effective as of January 1, 1994, no employee of the Company may be granted options under the 1992 Plan in any calendar year which are in excess of 10 percent of the total number of options granted in such calendar year with respect to all series of Common Stock (including, for this purpose, shares of the various series of Specialty Retail Stock if Proposals 2 and 9 are approved by stockholders and Proposal 2 is subsequently implemented by the Board) and, if such approvals and implementation occur, no employee of the Kmart Group or a Specialty Retail Group may be granted options under the 1992 Plan in any calendar year with respect to any series of Specialty Retail Stock which are in excess of 25 percent of the total number of options granted in such calendar year with respect to such series of Specialty Retail Stock.



     The Committee has discretion, in accordance with the provisions of the 1992 Plan, to determine to whom an option is granted, the number of shares optioned (subject to the allocation provisions set forth herein and to the overall share limit of the 1992 Plan) and the terms and conditions of the option, including but not limited to the option price (which cannot be less than fair market value, except in connection with certain conversions of options and certain grants (which will not be made to any executive officer of the Company) in connection with purchases of restricted stock pursuant to the Kmart Corporation Management Stock Purchase Plan), method of exercise and the term during which the option may be exercised. The Committee retains its discretion as to the terms of grants as set forth above and is not obligated to grant options to any employee equal to the maximum number of options which can be granted.


ADDITIONAL INFORMATION REGARDING 1992 PLAN

     For certain additional information regarding the 1992 Plan, see "Proposal 9
- -- Amendments to 1992 Stock Option Plan Relating to Substitution of Specialty Retail Stock for Existing Common Stock Issuable Upon Exercise of Certain Options and Certain Other Plan Amendments." and "Additional Information Regarding 1992 Plan".


                                 *     *     *



     APPROVAL OF PROPOSAL 10 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST BY THE HOLDERS OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 10.

           PROPOSAL 11 -- ADOPTION OF MANAGEMENT STOCK PURCHASE PLAN

GENERAL


     The stockholders are being asked to consider and approve the Management Stock Purchase Plan (the "Stock Purchase Plan"), as described herein and in Annex IV-G. The Stock Purchase Plan was adopted by the Board on April 25, 1994, subject to approval by stockholders. The Stock Purchase Plan will be administered by the Compensation and Incentives Committee of the Board (the "Committee"), which is comprised solely of non-employee directors who will not be eligible to receive or purchase stock under the Stock Purchase Plan. For ease of reference in this Proposal, employees of the Company and the Company's subsidiaries who have work responsibilities with respect to the Kmart Group or a Specialty Retail Group are sometimes referred to herein as "employees" of the relevant Group.



     The participants in the Stock Purchase Plan will consist of all Company senior officers, all Company group and divisional vice presidents and such key employees of the Company and the Company's subsidiaries as are designated as participants in the Company's Annual Incentive Bonus Plan (the "Annual Bonus Plan"), a separate plan described in Proposal 12. Although the Stock Purchase Plan and the Annual Bonus Plan are separate plans, the same individuals participate in each plan. Each participant will be required to use a minimum of 20 percent, and at his or her election will be permitted to use up to 100 percent, of the annual incentive bonus, if any, earned by the participant under the Annual Bonus Plan (less applicable payroll deductions) to purchase restricted Common Stock under the Stock Purchase Plan at a price equal to its fair market value on the date of purchase. The shares of Common Stock so purchased will be restricted from sale or transfer for a period of at least three years from the date of purchase (the "Restricted Stock" or "Restricted Shares").



     In addition, if the Specialty Retail Stock Proposal is approved by stockholders and subsequently implemented by the Board, then, upon any initial issuance of a series of Specialty Retail Stock, participants who are employees of the relevant Specialty Retail Group and who are designated by the Committee and Kmart Group employees whose responsibilities include the Specialty Retail Group and who are designated by the Committee will be given one-time opportunities to purchase additional Restricted Shares of such series of Specialty Retail Stock at a 20 percent discount from the Stock's initial public offering price less underwriting fees and commissions (except as to Restricted Shares purchased with a Participant's annual incentive bonus, as to which no discount will be available) and, in the case of employees of such Specialty Retail Group, to receive related grants of stock options in connection with such purchases.



     The description of the Stock Purchase Plan set forth herein is qualified in its entirety by reference to the text of the Stock Purchase Plan as set forth in Annex IV-G.


ADDITIONAL INFORMATION REGARDING STOCK PURCHASE PLAN


     Since the amount of benefits to be received by each participant is determined by his or her annual incentive bonus (which cannot be determined until fiscal year-end), by his or her election (if any) to increase participation beyond the mandatory 20 percent and by certain participants' elections (if any) to take advantage of the opportunity to acquire shares of any or all of the various series of Specialty Retail Stock in connection with the initial issuances of such series, the amount of future benefits to be allocated to any individual or group of individuals under the Stock Purchase Plan is not determinable. Similarly, the benefits which would have been received by or allocated to any individual or group of individuals for fiscal 1993 if the Stock Purchase Plan had been in effect is not determinable. As of March 1, 1994, the market value of Existing Common Stock that would be available for purchase under the Stock Purchase Plan was approximately $79,520,000 (based upon the closing price of the Existing Common Stock on the Composite Tape on such date).


DESCRIPTION OF STOCK PURCHASE PLAN


     Purpose. The purposes of the Stock Purchase Plan are to attract and retain highly-qualified executives, to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return, to enable executives to develop and maintain a substantial stock ownership position in the Company and to provide incentives to such executives to contribute to the success of the Company's businesses.

     Administration. The Stock Purchase Plan will be administered by the Committee which is comprised solely of non-employee directors who are not eligible to participate in the Stock Purchase Plan. The Committee can make such rules and regulations and establish such procedures for the administration of the Stock Purchase Plan as it deems appropriate.


     Stock Subject to Stock Purchase Plan. The number of shares of Existing Common Stock (or, following redesignation, Kmart Stock) that will be made available for purchase under the Stock Purchase Plan is 4,000,000. The number of shares of each issued series of Specialty Retail Stock which would be made available for purchase under the Stock Purchase Plan would be the number of shares equal to the product of:



          (i) the sum of (x) the number of shares of each such series outstanding immediately following its initial issuance and (y) the Number of Shares Issuable with Respect to Retained Interest in the relevant Specialty Retail Group immediately following such initial issuance, multiplied by


          (ii) the applicable percentage set forth below:

                                                                         PERCENTAGE
                                                                         ----------
            Borders-Walden Stock......................................       1.1%
            Builders Square Stock.....................................       1.1%
            OfficeMax Stock...........................................       1.5%
            The Sports Authority Stock................................       1.1%



     The foregoing percentages were determined based upon the relative number of employees of each Specialty Retail Group and assumptions regarding the level of mandatory and optional participation by employees over a five-year period. The number of such shares of each series of Common Stock that would be available for purchase under the Stock Purchase Plan would be subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.



     Shares issued under the Stock Purchase Plan could be either authorized and unissued shares or shares which have been reacquired by the Company. In the event that any Restricted Shares are forfeited, such shares would again be available for purchase and issuance under the Stock Purchase Plan to the extent permitted by Rule 16b-3 under the Exchange Act.



     Annual Purchase of Restricted Stock with Annual Incentive Bonus. All Company senior officers, all Company group and divisional vice presidents and such key employees of the Company and the Company's subsidiaries as are designated by the Committee would be required to use 20 percent, and at the participant's option could elect to use up to 100 percent, of any annual incentive bonus (less applicable payroll deductions) to purchase, at the stock's fair market value, Restricted Shares of Existing Common Stock; provided, however, that following approval by stockholders and subsequent implementation by the Board of the Specialty Retail Stock Proposal, such Stock purchases shall be (i) of Kmart Stock (generally) with respect to a Kmart Group participant,
(ii) of the relevant series of Specialty Retail Stock with respect to a Specialty Retail Group participant and (iii) of both Kmart Stock and the various issued series of Specialty Retail Stock with respect to Kmart Group employees whose responsibilities include the Specialty Retail Groups and who are designated by the Committee, the respective series and percentages of such purchases to be determined by the Committee in its discretion. Any election to purchase additional Restricted Shares by a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a "Section 16 Person") must be made at least six months prior to the day the amount of the annual incentive bonus is finally determined by the Committee.



     Opportunity for One-time Purchase of Restricted Stock by Specialty Retail Group Employees. Except as otherwise determined by the Committee, in connection with the initial issuance of a series of Specialty Retail Stock, any key executive of the relevant Specialty Retail Group who is designated by the Committee would be given a one-time opportunity to invest up to $1 million to purchase Restricted Shares of such series of

Specialty Retail Stock at a 20 percent discount from the initial public offering price less underwriting fees and commissions (except as to Restricted Shares purchased with a Participant's annual incentive bonus, as to which no discount will be available).



     For this purpose, subject to limitations imposed by the Committee with respect to a particular series of Specialty Retail Stock, such a participant can apply up to 100 percent of his or her targeted annual incentive bonus for the year in which the initial issuance occurs (less applicable payroll deductions) and/or up to 100 percent of his or her base salary for the subsequent 12-month period (less applicable payroll deductions) and/or may also utilize his or her own personal funds, toward the purchase of such Restricted Stock. The participant must pay at the time of purchase, in cash, from his or her personal funds, the difference between the aggregate purchase cost and the sum of the targeted annual incentive bonus and salary so applied. At the time the actual incentive bonus for the year is determined, the participant must pay, in cash, any balance of the purchase cost remaining after application of such incentive bonus, salary and/or personal funds to the purchase cost.



     For each Restricted Share of Specialty Retail Stock so purchased, the participant would be granted an option under the 1992 Stock Option Plan to acquire a share of the applicable series of Specialty Retail Stock at the initial public offering price less underwriting fees and commissions, provided that, except as provided by the Committee in its discretion in unusual circumstances, the number of options so granted could not exceed (i) the number of options granted to such participant in 1994 for shares of Existing Common Stock, as such options are converted to options for the applicable series of Specialty Retail Stock (as discussed more fully in Proposal 9), or (ii) if no options for shares of Existing Common Stock were granted to such participant in 1994, the number of options for shares of the relevant series of Specialty Retail Stock otherwise granted to such participant in connection with the initial issuance of such series.



     Opportunity for One-time Purchase of Restricted Stock by Kmart Group Employees with Specialty Retail Group Responsibilities. Except as otherwise determined by the Committee, in connection with the initial issuances of the various series of Specialty Retail Stock, each participant in the Stock Purchase Plan who is a Kmart Group employee whose responsibilities include the Specialty Retail Groups and who is designated by the Committee would be given a one-time opportunity to invest up to $1 million to purchase Restricted Shares of all issued series of Specialty Retail Stock at a 20 percent discount from their respective initial public offering prices less underwriting fees and commissions (except as to Restricted Shares purchased with a Participant's annual incentive bonus, as to which no discount will be available). The portion of the investment to be applied to each series of Specialty Retail Stock would be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the proportionate Market Capitalization of the various series of Common Stock.



     For this purpose, subject to limitations imposed by the Committee with respect to a particular series of Specialty Retail Stock, such a participant could apply up to 100 percent of his or her targeted annual incentive bonus for the year in which the initial issuance of one or more series of Specialty Retail Stock occurs (less applicable payroll deductions) and/or up to 100 percent of his or her base salary for the subsequent 12-month period (less applicable payroll deductions), and/or may also utilize his or her own personal funds, toward the purchase of Restricted Shares of the various issued series of Specialty Retail Stock. The participant must pay at the time of each purchase, in cash from his or her personal funds, the difference between the aggregate purchase cost and the sum of the targeted annual incentive bonus and the salary so applied. At the time the actual incentive bonus for the year is determined, the participant must pay, in cash, any balance of the purchase cost remaining after application of such bonus, salary and/or personal funds to the purchase cost.



     Price of Restricted Stock. Other than for purposes of the one-time purchase opportunities described above, the per share price of the Restricted Shares purchased under the Stock Purchase Plan, for purposes of determining the number of shares to be issued, would be their fair market value. In connection with such one-time purchase opportunities, the per share price of the Restricted Stock would be discounted 20 percent from its fair market value (other than the shares of the Restricted Stock purchased with a Participant's annual incentive bonus). For purposes of the Stock Purchase Plan, the "fair market value" of the Existing Common Stock (or, following redesignation, Kmart Stock), and, subsequently, each issued series of Common Stock, will be the average of the closing prices per share for the five trading days immediately preceding the date of purchase of such stock, as reported by the Composite Tape reporting system, or if not so reported, as reported by the New York Stock Exchange, or if not so reported, as reported by any national securities exchange on which such series is listed, except that when a purchase is made in connection with the initial issuance of a series of Specialty Retail Stock, the fair market value per share of such series will be the initial public offering price per share less underwriting fees and commissions.



     Conversion of Restricted Stock. If a participant who is a Specialty Retail Group employee purchased Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) under the Stock Purchase Plan prior to the initial issuance of the relevant series of Specialty Retail Stock, such shares of Existing Common Stock (or, following redesignation, Kmart Stock) would automatically convert into Restricted Shares of such series of Specialty Retail Stock upon the initial issuance of such series. If a participant who is a Kmart Group employee whose responsibilities include the Specialty Retail Groups and who is designated by the Committee purchased such Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) prior to the initial issuance of the various series of Specialty Retail Stock, such shares would be automatically partially converted into Restricted Shares of each issued series of Specialty Retail Stock upon their initial issuance. In the case of total conversion into one series of Specialty Retail Stock, the number of shares of the series of Specialty Retail Stock to be issued upon such conversion would be based on the aggregate fair market value of the Existing Common Stock (or, following redesignation, Kmart Stock) on the date of the initial public offering divided by the initial public offering price per share of such series of Specialty Retail Stock. In the case of a partial conversion into a series of Specialty Retail Stock, the conversion mechanism would be similar, but the percentage of the shares of Existing Common Stock (or, following redesignation, Kmart Stock) to be converted would be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the proportionate Market Capitalization of the various series of Common Stock. In each case, the converted Restricted Shares would generally have the same terms (including the date on which the restrictions lapse) as the outstanding Restricted Shares except that the underlying series of Common Stock subject to restrictions would be changed and the number of shares would be adjusted as described above.



     Restricted Period; Disposition of Stock Upon Termination of Employment During Restricted Period. The restricted period for Restricted Stock purchased under the Stock Purchase Plan would generally be three years from the date of purchase. Except as provided below in this section, if employment terminated during the restricted period, the participant would receive unrestricted shares of Common Stock (or cash in the discretion of the Committee) equal to the lesser in value of (i) the Restricted Shares at their then-current fair market value or
(ii) 80% of the fair market value of such Restricted Shares on the date of their purchase.



     If, during the restricted period, termination of employment of a participant resulted from death or total and permanent disability or a participant terminated his or her employment at or after age 65 with ten or more years of full time service or in the event of a change in control of the Company, the restrictions would immediately lapse. In addition, the Committee may in its discretion accelerate the lapse of such restrictions under such other circumstances as it may deem appropriate.



     If, during the restricted period, a participant's employment was terminated by the Company or a subsidiary without cause (defined generally as fraud, dishonesty, conduct in violation of company policy or similar acts), the participant would receive unrestricted shares of Common Stock (or cash in the discretion of the Committee) equal in value to (i) the then-current fair market value of a percentage of the Restricted Shares, such percentage to be based on the number of months of employment completed during the restricted period, plus
(ii) as to the balance of the Restricted Shares, the lesser in value of the Restricted Shares at their then-current fair market value or 80% of the fair market value of such Restricted Shares on the date of their purchase.



     Payment of Withholding Taxes. The Committee could, in its discretion and on such terms and conditions as it determined, permit a participant to pay all or a portion of any taxes arising in connection with the purchase or the lapse of restrictions with respect to shares of Common Stock by having the applicable employer withhold shares of such Common Stock or by the participant delivering other shares of Common Stock of the same series having a fair market value equal to the amount of taxes to be withheld.



     Period During Which Purchases May Be Made. No purchase can be made under the Stock Purchase Plan after March 15, 2004. Holdings of Restricted Stock acquired prior thereto, however, could extend beyond such date and the provisions of the Stock Purchase Plan would continue to apply thereto.



     Amendments to or Discontinuance of Stock Purchase Plan. The Board could from time to time, amend, suspend or discontinue the Stock Purchase Plan; provided, however, that no amendment which requires stockholder approval in order for the exemptions available under Rule 16b-3 to be applicable to the Stock Purchase Plan would be effective unless it receives the requisite stockholder approval. In addition, the Committee could make such amendments as it deems necessary to comply with applicable laws, rules and regulations.



FEDERAL INCOME TAX CONSEQUENCES



     The following is a brief summary of the principal Federal income tax consequences of transactions under the Stock Purchase Plan based on current Federal income tax laws. The summary is not intended to constitute tax advice and, among other things, does not address possible state, local or foreign tax consequences.



     A participant generally must include as ordinary income the fair market value of the Restricted Stock (less any amounts paid for such stock, except pre-tax amounts) at the earlier of the time such Restricted Stock is either transferable or no longer subject to a substantial risk of forfeiture ("Forfeiture Period") within the meaning of Section 83 of the Code (including, in the case of a Section 16 Person, any period during which such Section 16 Person would be subject to potential liability). Any participant (including a
Section 16 Person) can elect pursuant to Section 83(b) of the Code to include as ordinary income, in the year of transfer of the Restricted Stock by the applicable employer to such person, an amount equal to the fair market value of the Restricted Stock (less any amounts paid for such stock, except pre-tax amounts) on the date of such transfer (as if the Restricted Stock were unrestricted and could be sold immediately); such an election must be made within 30 days of the date of such transfer. A participant's tax basis in Restricted Stock is equal to the amount paid for such stock plus the amount includible in income with respect to such Restricted Stock. With respect to the sale of Restricted Stock after the expiration of the Forfeiture Period, any gain or loss would generally be treated as long-term or short-term, depending on the holding period. The holding period for capital gains treatment would begin when the Forfeiture Period expires, unless the participant has made a Section 83(b) election, in which event the holding period would commence just after the date of transfer of the Restricted Stock by the applicable employer to such person. The Company generally would be entitled to a deduction in the amount of a participant's income at the time such income is recognized as described above, provided that applicable Federal income tax withholding requirements are satisfied, and subject to possible limitations on deductibility under Section 162(m) of the Code of compensation paid to executives designated in that Section. The automatic conversion of certain Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) to Restricted Shares of one or more series of Specialty Retail Stock should not have any Federal income tax consequences.



                                 *     *     *



     APPROVAL OF PROPOSAL 11 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE, VOTING TOGETHER AS ONE CLASS.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 11.

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                                       118

             PROPOSAL 12 -- ADOPTION OF ANNUAL INCENTIVE BONUS PLAN

GENERAL


     The stockholders are being asked to consider and approve the Annual Incentive Bonus Plan (the "Annual Bonus Plan"), as described herein and in Annex IV-H. The Annual Bonus Plan was adopted by the Board on April 25, 1994, subject to approval of this Proposal by stockholders. The Annual Bonus Plan is designed to address certain possible limitations on the deductibility of executive compensation under Section 162(m) of the Code, as amended by the Omnibus Budget Reconciliation Act of 1993, which was signed into law on August 10, 1993 (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation's tax year: the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement. However, compensation which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. In order for compensation granted pursuant to the Annual Bonus Plan to qualify for this exemption, the material terms under which the compensation is to be paid must be disclosed to and approved by stockholders in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of preestablished, objective performance goals and must be computed by a preestablished, objective formula or standard. For ease of reference in this Proposal, employees of the Company and the Company's subsidiaries who are assigned to the Kmart Group or a Specialty Retail Group are sometimes referred to as "employees" of the relevant Group.



     All Company senior officers, all Company group and divisional vice presidents and such key employees of the Company and the Company's subsidiaries as are designated by the Compensation and Incentives Committee of the Board (the "Committee") will participate in the Annual Bonus Plan. All participants are required to use 20 percent of their annual incentive bonus (less applicable payroll deductions) to purchase restricted Common Stock of the Company (whether Existing Common Stock, Kmart Stock and/or a series of Specialty Retail Stock) issued in accordance with the terms and conditions of the Management Stock Purchase Plan described in Proposal 11, if such Proposal is approved by stockholders. At the election of each participant (made in accordance with the terms and conditions of the Management Stock Purchase Plan), he or she may use up to 100 percent of the annual incentive bonus (less applicable payroll deductions) to purchase such restricted stock. The Annual Bonus Plan provides for the payment of annual incentive bonus awards to participants if, and only to the extent that, performance goals established by the Committee are met.



     The Company estimates that there are approximately 150 employees who are potential participants in the Annual Bonus Plan, 33 of whom are currently executive officers of the Company.



     The description of the Annual Bonus Plan set forth herein is qualified in its entirety by reference to the text of the Annual Bonus Plan as set forth in Annex IV-H.


ADDITIONAL INFORMATION REGARDING ANNUAL BONUS PLAN


     Since the amount of benefits to be received by each participant would be determined by his or her annual bonus (which cannot be determined until fiscal year-end), the amount of future benefits to be allocated to any individual or group of individuals under the Annual Bonus Plan is not determinable. Similarly, the amount of benefits which would have been received by or allocated to any individual or group of individuals for fiscal 1993 if the Annual Bonus Plan had been in effect is not determinable. However, during fiscal 1993, the five persons named under "Compensation of Officers" herein received the annual incentive bonuses set forth in such table. See the section of this Proxy Statement entitled "Proposal 1 -- Election of Directors -- Compensation of Officers -- Summary Compensation Table." For fiscal 1993, all then current executive officers as a group (consisting of 32 persons) received annual incentive bonuses aggregating $556,123, and all eligible employees as a group (consisting of 129 persons) received annual incentive bonuses aggregating $4,072,545.

DESCRIPTION OF ANNUAL BONUS PLAN


     Purpose. The purposes of the Annual Bonus Plan are to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards, to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return and to enable executives, through the mandatory and optional stock purchase features of the Management Stock Purchase Plan, to develop and maintain a substantial stock ownership position in Existing Common Stock (or, following redesignation, Kmart Stock) and/or the various series of Specialty Retail Stock. An additional purpose of the Annual Bonus Plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company's tax deduction for compensation paid under the Annual Bonus Plan to "covered employees" (within the meaning of said Section 162(m)). "Covered employees" consist of the following individuals who are employed by the Company or its subsidiaries at the end of the end of their taxable year: the chief executive officer and the other four highest compensated executive officers.


     Administration. The Annual Bonus Plan will be administered by the Committee which is comprised solely of outside directors who are not eligible to participate in the Annual Bonus Plan. The Committee can make such rules and regulations and establish such procedures for the administration of the Annual Bonus Plan as it deems appropriate.

     Participation. All Company officers, all Company group and divisional vice presidents and such key employees of the Company and the Company's subsidiaries as are designated by the Committee will be eligible to participate in the Annual Bonus Plan.


     Performance Goal Attainment Required for Award Payment. Except as otherwise provided in the Annual Bonus Plan, the Annual Bonus Plan provides for the payment of annual incentive bonus awards to participants if, and only to the extent that, performance goals established by the Committee are met and only if the Participant is employed on the last day of the Company's fiscal year.



     Performance Goals. The goals established by the Committee can be expressed in terms of the Company's return on equity, assets, capital or investment; either pre-tax or after-tax profit levels of the Company, any of the various Groups or subdivisions thereof, including, without limitation, United States Kmart Stores, Kmart International Retail operations, Super Kmart Centers, any other division, or any combination of the foregoing; expense reduction levels; implementation of critical projects or processes; and/or changes in the market price of the Company's stock. The goals can include standards for minimum attainment, target attainment and maximum attainment. The goals established by the Committee can be (but need not be) different each year and different goals may be applicable to different participants. The goals with respect to a particular fiscal year must be established before that year begins (except as otherwise permitted by Code Section 162(m)). The performance goals for 1994 include pre-tax and after-tax profit levels of the Company, the Specialty Retail Group(s) and the Kmart Group or subdivisions thereof, including the United States Kmart Stores, Kmart International Retail Operations, Super Kmart Centers, Kmart Fashions and Kmart Hardlines, or any combination of the foregoing. All determinations with respect to performance goals under the Annual Bonus Plan will be made in accordance with generally accepted accounting principles.



     Incentive Bonuses. A participant's target incentive bonus for each year is generally expressed as either a dollar amount or as a percentage of the salary midpoint for the participant's salary grade at the beginning of the year. The actual amount of bonus payable under the Annual Bonus Plan is generally expressed as a percentage of the participant's target bonus, which percentage will vary depending upon the extent to which the performance goals have been attained. However, the annual bonus of the Company's Chief Executive Officer under the Annual Bonus Plan may not exceed three times the salary midpoint for that salary grade at the beginning of such year, as determined by the Committee prior to the beginning of each year based on competitive data, including a survey of comparable companies, and the annual bonus for each other "covered employee" under the Annual Bonus Plan may not exceed two times the salary midpoint for such "covered employee's" salary grade at the beginning of such year.

     Limitation on Committee's Discretion. The amount of the award payable to "covered employees" upon attainment of a performance goal cannot be increased discretionarily by the Committee, but the Committee may discretionarily reduce or eliminate the amount payable to such individuals and other participants.



     Committee Certification of Performance Goal Attainment. Except as otherwise set forth in the Annual Bonus Plan, before any awards for a particular year can be paid to "covered employees", the Committee must certify the extent to which performance goals and any other material terms were satisfied.



     Use of Part or All of Annual Incentive Bonus to Purchase Restricted
Stock. All participants are required to use 20 percent of their annual incentive bonus (less applicable payroll deductions) to purchase Restricted Shares of Common Stock of the Company (whether Existing Common Stock, Kmart Stock and/or a series of Specialty Retail Stock) in accordance with the terms and conditions of the Management Stock Purchase Plan. At the election of each participant (made in accordance with the terms and conditions of the Management Stock Purchase Plan), he or she may use up to 100 percent of his or her annual incentive bonus (less applicable payroll deductions) to purchase such Restricted Stock in accordance with such terms and conditions.



     No Stock Subject to Annual Bonus Plan. No shares of any Common Stock of the Company will be issued under the Annual Bonus Plan. To the extent that annual incentive bonuses are paid in Restricted Shares of the Common Stock of the Company, such Restricted Shares will be issued under, and subject to the terms and conditions of, the Management Stock Purchase Plan.



     Period During Which Bonus Awards May Be Granted. No award may be granted under the Annual Bonus Plan with respect to any fiscal year after fiscal 1998. Awards made with respect to fiscal 1998 or prior years, however, may extend beyond fiscal 1998 and the provisions of the Annual Bonus Plan will continue to apply thereto.



     Amendments to or Discontinuance of Annual Bonus Plan. The Board could from time to time amend, suspend or discontinue the Annual Bonus Plan; provided, however, that no amendment which requires stockholder approval in order for the Annual Bonus Plan to continue to comply with Code Section 162(m) will be effective unless it receives the requisite stockholder approval. In addition, the Committee could make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.



                                 *     *     *



     APPROVAL OF PROPOSAL 12 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF VOTES CAST BY THE HOLDERS OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 12.

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                                       122

                   PROPOSAL 13 -- RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     Subject to stockholder ratification, the firm of Price Waterhouse has been appointed by the Board as independent accountants to audit the Company's books for fiscal 1994, upon recommendation of the Audit Committee. Representatives of Price Waterhouse will be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.


                                 *     *     *



     APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF VOTES CAST BY THE HOLDERS OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 13.

                      (This page intentionally left blank)

                      PROPOSAL 14 -- STOCKHOLDER PROPOSAL

     The Company has been advised that Gerald J. Switzer, 17866 Beverly Road, Birmingham, Michigan 48025, who is the beneficial owner of 12,892 shares of common stock of the Company, intends to present the following proposal at the Annual Meeting of Stockholders, which proposal is opposed by the Board of
Directors:


     "RESOLVED: That the Board is hereby requested to adopt the following performance requirements relating to the Bonus and Restrictive Performance Stock Plans for Executive Vice Presidents and above:


          1. One half of the targeted bonus will be based on Company performance requiring a 10% increase in Earnings Per Share to qualify for the full amount of this portion. Percentages above or below 10% will increase or decrease this part of the bonus proportionately.

          2. One half of the targeted bonus will be based on Common Stock performance as measured from year to year at the close of business on the last day of the Company's fiscal year. An increase of 10% will be required to qualify for the full amount of this portion. Percentages above or below 10% will increase or decrease this part proportionately.

          3. The percentage change in Return on Beginning Assets as measured from year to year at the close of business on the last day of the Company's fiscal year shall increase or decrease the bonus as calculated under 1 and 2 above by that percentage change.

          4. Restrictive Performance Stock will not be issued unless Earnings Per Share and/or Stock performance surpass previous Company highs by 5%."

STOCKHOLDER'S SUPPORTING STATEMENT

     "Over the last two years (1991-1992) the compensation of top management, including salary, bonus and performance restricted share payouts, has increased over 60%. During the same period Kmart stock and Company earnings have both remained relatively flat and dividends have increased only 7%. Management should be well compensated when they are creating significant increases in shareholder value. Conversely, management compensation should be kept in line when increases in shareholder value fail to materialize.

     The following proposal emphasizes both earnings and stock performance. Emphasis is placed on stock performance to discourage dilution of existing shareholder equity and to assure management shares in the rise and fall of the stock price. Additionally, this proposal encourages better management of shareholder assets such as inventories by increasing bonus payouts when the Return on Beginning Assets ratio rises and decreasing bonus payouts when it falls."
                           -------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. The Company strongly believes that the compensation of its executive officers should be closely tied to the performance of the Company. For that reason, the Compensation and Incentives Committee of the Board of Directors, which is composed of five independent non-employee directors, has carefully structured the Company's executive compensation program so that a significant portion is based on "pay for performance," that is, compensation is earned only if specified performance objectives are achieved. However, the Company does not believe that the application of rigid performance criteria, as suggested by the proposal, is an appropriate manner to structure an effective executive compensation program. For example, the proposal bases a significant portion of the bonus for a full year's performance on the stock price on one day of the year.

     The resolution is, in large measure moot, as it relates to grants of performance restricted stock since, as the Compensation and Incentives Committee stated in its report contained in last year's proxy statement, with very limited exceptions, the Committee has discontinued awards under the Performance Restricted Stock Plan.

     With respect to annual incentive bonuses, the Company's current plan is strictly performance-based and, in the opinion of the Board of Directors, is more effective than the proposed approach. Currently, at the onset of each fiscal year, the Compensation and Incentives Committee reviews and approves annual financial performance objectives which the Committee feels most accurately reflect the current needs of the Company and best measure the performance of its executive officers. In 1993, for example, annual incentive bonuses of executive officers were based on the achievement of specified levels of corporate or business unit income. The "pay for performance" structure and the effectiveness of the plan were clearly demonstrated when only 5 of the Company's 32 executive officers received 1993 incentive bonuses because the specified financial performance objectives were not achieved.

     The proposed resolution fails to take into account the need for the Company to remain competitive in the market for executive talent, it lacks flexibility and it links incentive bonus to factors which may be beyond the control of the executive officer. For instance, stock price is affected by the performance of the stock market overall as well as a multitude of other internal and external circumstances. While the Board of Directors agrees that the factors enumerated in this proposal are extremely important, the Board believes that the approach espoused in the proposal does not allow the Compensation and Incentives Committee the flexibility to tailor the annual performance goals to the specific responsibilities of each executive officer and to the current needs of the Company and therefore it is not in the best interests of the Company and its shareholders.


                                 *     *     *



     APPROVAL OF PROPOSAL 14 WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF VOTES CAST BY THE HOLDERS OF EXISTING COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS.



        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


                             STOCKHOLDER PROPOSALS


     Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented to the 1995 Annual Meeting of Stockholders must be received by the Secretary of the Company on or before December 29, 1994 to be considered for inclusion in the proxy materials for that meeting. In addition, the By-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter to be properly presented at a stockholders meeting. See "Anti-takeover Considerations".


     No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

                                                                         ANNEX I

                           GLOSSARY OF CERTAIN TERMS


                                                                           PAGE ON WHICH TERM
                                                                           IS DEFINED IN THE
                                  TERM                                      PROXY STATEMENT
- ------------------------------------------------------------------------   ------------------
Affected Group..........................................................           17
Affected Stock..........................................................           17
Articles................................................................           8
Available Dividend Amount...............................................           58
Board...................................................................           8
Borders-Walden Group....................................................           8
Borders-Walden Stock....................................................           8
Builders Square Group...................................................           8
Builders Square Stock...................................................           8
Certificate of Amendment................................................           9
Certificate of Designation..............................................           8
Code....................................................................           76
Commission..............................................................           76
Common Stock............................................................           1
Company.................................................................           1
Convertible Securities..................................................     Annex III-A-11
Depositary Shares.......................................................           1
Disposition.............................................................           60
Equity Value............................................................           9
Exchange Act............................................................           1
Existing Common Stock...................................................           1
Existing Common Stock Redesignation.....................................           76
Fair Market Value.......................................................           64
Group Subsidiary........................................................           62
Groups..................................................................           9
Incumbent...............................................................           29



Kmart Corporation Earnings Attributable to a Specialty Retail Group.....           58
Kmart Corporation Earnings Attributable to the Kmart Group..............           59
Kmart Group.............................................................           9
Kmart Stock.............................................................           8
Market Capitalization...................................................     Annex III-A-12
Market Value Ratio......................................................     Annex III-A-3
Market Value............................................................     Annex III-A-12
MBCA....................................................................           15
Net Proceeds............................................................           61
Number of Shares Issuable with Respect to Retained Interest.............           18
Nominee.................................................................           29
Offerings...............................................................           9
OfficeMax Group.........................................................           8
OfficeMax Stock.........................................................           8
Outstanding Interest Fraction...........................................           18
Preferred Stock.........................................................           57
Restated Rights Agreement...............................................           74
Retained Interest.......................................................           9
Retained Interest Fraction..............................................           18
Rights Agreement........................................................           74

                                                                           PAGE ON WHICH TERM
                                                                           IS DEFINED IN THE
                                  TERM                                      PROXY STATEMENT
- ------------------------------------------------------------------------   ------------------
Series A Conversion Date................................................           17
Series A Preferred Stock................................................           1
Series A Junior Preferred Stock.........................................           57
Series B Preferred Stock................................................           1
Service.................................................................           76
Specialty Retail Groups.................................................           9
Specialty Retail Stock Proposal.........................................           8
Specialty Retail Stock..................................................           8
The Sports Authority Group..............................................           9
The Sports Authority Stock..............................................           8
Trading Day.............................................................     Annex III-A-16

                                                                        ANNEX II
                         ILLUSTRATIONS OF CERTAIN TERMS

     The following illustrations demonstrate the calculations of the Kmart Group's Retained Interest in a single Specialty Retail Group (such Group referred to in this Annex II as the "Specialty Retail Group") based on the assumptions set forth herein. In the illustrations below, (i) 500 shares of the relevant series of Specialty Retail Stock (such series referred to in this Annex II as "Specialty Retail Stock") are assumed to be designated and authorized for issuance and (ii) 100 shares are assumed to be the number of shares of Specialty Retail Stock initially issuable with respect to the Kmart Group's Retained Interest in the Specialty Retail Group (the "Number of Shares Issuable with Respect to Retained Interest"). Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding.

     At any given time, the fractional interest in the equity value of the Company determined by the Board of Directors to be attributable to the Specialty Retail Group ("Equity Value") that is intended to be represented by the outstanding shares of Specialty Retail Stock (the "Outstanding Interest Fraction") would be equal to:

                             Outstanding Shares of
                             Specialty Retail Stock
    ------------------------------------------------------------------------
        Outstanding Shares of Specialty Retail Stock + Number of Shares
                   Issuable with Respect to Retained Interest

     The balance of the Equity Value of the Specialty Retail Group is intended to be represented by the Kmart Group's Retained Interest and, at any given time, the fractional interest in the Equity Value of the Specialty Retail Group that is intended to be represented by the Retained Interest (the "Retained Interest Fraction") would be equal to:

                         Number of Shares Issuable with
                          Respect to Retained Interest
    ------------------------------------------------------------------------
        Outstanding Shares of Specialty Retail Stock + Number of Shares
                   Issuable with Respect to Retained Interest

     The sum of the Outstanding Interest Fraction and the Retained Interest Fraction would always equal 100%.

INITIAL PUBLIC OFFERING OF SPECIALTY RETAIL STOCK

     The following illustrations reflect an assumed sale by the Company of 25 shares of Specialty Retail Stock in the initial public offering of Specialty Retail Stock.

     Offering for Account of Kmart Group

          Assume all of such shares are identified as sold for the account of the Kmart Group in respect of its Retained Interest, with the net proceeds reflected entirely in the financial statements of the Kmart Group.

            Shares previously issued and outstanding......................     0
            Newly issued shares for account of Kmart Group................    25
                                                                             ----
              Total issued and outstanding after initial public
                 offering.................................................    25
                                                                             ----
                                                                             ----

     - The Number of Shares Issuable with Respect to Retained Interest would decrease by the number of shares of Specialty Retail Stock issued in the initial public offering for the account of the Kmart Group.

            Number of Shares Issuable with Respect to Retained Interest
              prior to initial public offering............................   100
            Shares issued in initial public offering......................    25
                                                                             ----
            Number of Shares Issuable with Respect to Retained Interest
              after initial public offering...............................    75
                                                                             ----
                                                                             ----

     - As a result, the issued and outstanding shares (25) would represent an Outstanding Interest Fraction of 25%, calculated as follows:

                                       25
                               ------------------
                                   25  +  75

      The Retained Interest Fraction would accordingly be 75%.

     - In this case, in the event of any dividend or other distribution paid on the outstanding shares of Specialty Retail Stock (other than a dividend or other distribution payable in shares of Specialty Retail Stock), the financial statements of the Kmart Group would be credited, and the financial statements of the Specialty Retail Group would be charged, with an amount equal to 300% (representing the ratio of the Number of Shares Issuable with Respect to Retained Interest (75) to the total number of shares of Specialty Retail Stock issued and outstanding following the initial public offering (25)) of the aggregate amount of such dividend or distribution. If, for example, a dividend of $1.00 per share were declared and paid on the 25 shares of Specialty Retail Stock outstanding (an aggregate of $25), the Kmart Group financial statements would be credited with $75, and the Specialty Retail Group financial statements would be charged with that amount in addition to the $25 dividend paid to the holders of Specialty Retail Stock (a total of $100).

     - The Company would have 475 authorized and unissued shares of such Specialty Retail Stock remaining (500 minus 25 issued and outstanding).

     Offering for Account of Specialty Retail Group

          Assume all of such shares are identified as sold for the account of the Specialty Retail Group as an increase in its equity, with the net proceeds reflected entirely in the financial statements of the Specialty Retail Group.

            Shares previously issued and outstanding.......................     0
            Newly issued shares for account of Specialty Retail Group......    25
                                                                              ---
              Total issued and outstanding after initial public offering...    25
                                                                              ---
                                                                              ---

     - The Number of Shares Issuable with Respect to Retained Interest (100) would remain unchanged.

     - As a result, the issued and outstanding shares (25) would represent an Outstanding Interest Fraction of 20%, calculated as follows:

                                       25
                               ------------------
                                   25  +  100

      The Retained Interest Fraction would accordingly be 80%.

     - In this case, in the event of any dividend or other distribution paid on the outstanding shares of Specialty Retail Stock (other than a dividend or other distribution payable in shares of Specialty Retail Stock), the financial statements of the Kmart Group would be credited, and the financial statements of the Specialty Retail Group would be charged, with an amount equal to 400% (representing the ratio of the Number of Shares Issuable with Respect to Retained Interest (100) to the total number of shares of Specialty Retail Stock issued and outstanding following the initial public offering (25)) of the aggregate amount of such dividend or distribution.

     - The Company would have 475 authorized and unissued shares of such Specialty Retail Stock remaining (500 minus 25 issued and outstanding).

ADDITIONAL OFFERINGS OF SPECIALTY RETAIL STOCK

     The following illustrations reflect an assumed sale by the Company of an additional 25 shares of Specialty Retail Stock after the assumed initial issuance of 25 shares of Specialty Retail Stock for the account of the Kmart Group.

     Additional Offering for Account of Kmart Group

          Assume all of such shares are identified as sold for the account of the Kmart Group in respect of its Retained Interest, with the net proceeds reflected entirely in the financial statements of the Kmart Group.

            Shares previously issued and outstanding.......................    25
            Newly issued shares for account of Kmart Group.................    25
                                                                              ---
              Total issued and outstanding after additional public
                 offering..................................................    50
                                                                              ---
                                                                              ---

     - The Number of Shares Issuable with Respect to Retained Interest would decrease by the number of any shares of Specialty Retail Stock issued for the account of the Kmart Group.

            Number of Shares Issuable with Respect to Retained Interest
              prior to additional public offering..........................    75
            Shares issued in additional public offering....................    25
                                                                              ---
            Number of Shares Issuable with Respect to Retained Interest
              after additional public offering.............................    50
                                                                              ---
                                                                              ---

     - As a result, the total issued and outstanding shares (50) would in the aggregate represent an Outstanding Interest Fraction of 50%, calculated as follows:

                                       50
                               ------------------
                                   50  +  50

      The Retained Interest Fraction would accordingly be reduced to 50%.

     - In this case, in the event of any dividend or other distribution paid on Specialty Retail Stock (other than a dividend or other distribution payable in shares of Specialty Retail Stock), the financial statements of the Kmart Group would be credited, and the financial statements of the Specialty Retail Group would be charged, with an amount equal to 100% (representing the ratio of the Number of Shares Issuable with Respect to Retained Interest (50) to the total number of shares of Specialty Retail Stock issued and outstanding following the public offering (50)) of the aggregate amount of such dividend or distribution.

     - The Company would have 450 authorized and unissued shares of such Specialty Retail Stock remaining (500 minus 50 issued and outstanding).

     Additional Offering for Account of Specialty Retail Group

          Assume all of such shares are identified as sold for the account of the Specialty Retail Group as an increase in its equity, with the net proceeds reflected entirely in the financial statements of the Specialty Retail Group.

            Shares previously issued and outstanding.......................    25
            Newly issued shares for account of Specialty Retail Group......    25
                                                                              ---
              Total issued and outstanding after additional public
                 offering..................................................    50
                                                                              ---
                                                                              ---

     - The Number of Shares Issuable with Respect to Retained Interest (75) would remain unchanged.

     - As a result, the total issued and outstanding shares (50) would in the aggregate represent an Outstanding Interest Fraction of 40%, calculated as follows:

                                       50
                               ------------------
                                   50  +  75

      The Retained Interest Fraction would accordingly be reduced to 60%.

     - In this case, in the event of any dividend or other distribution paid on Specialty Retail Stock (other than a dividend or other distribution payable in shares of Specialty Retail Stock), the financial statements of the Kmart Group would be credited, and the financial statements of the Specialty Retail Group would be charged, with an amount equal to 150% (representing the ratio of the Number of Shares Issuable with Respect to Retained Interest (75) to the total number of shares of Specialty Retail Stock issued and outstanding following the public offering (50)) of the aggregate amount of such dividend or distribution.

     - The Company would have 450 authorized and unissued shares of such Specialty Retail Stock remaining (500 minus 50 issued and outstanding).

     Offerings of Convertible Securities

          If the Company were to issue any Convertible Securities convertible into or exercisable for shares of Specialty Retail Stock, the Outstanding Interest Fraction and the Retained Interest Fraction would be unchanged at the time of such issuance. If any shares of Specialty Retail Stock were issued upon conversion or exercise of such Convertible Securities, however, then the Outstanding Interest Fraction and the Retained Interest Fraction would be affected as shown above under "Additional Offering for Account of Kmart Group", if such Convertible Securities were attributed to the Kmart Group, or under "Additional Offering for Account of Specialty Retail Group", if such Convertible Securities were attributed to the Specialty Retail Group.

REPURCHASES OF SPECIALTY RETAIL STOCK


     The following illustrations reflect an assumed repurchase by the Company of 5 shares of Specialty Retail Stock for the account of the Kmart Group, after the assumed initial issuance of 25 shares of Specialty Retail Stock for the account of the Kmart Group.


     Repurchase for the Account of Kmart Group

          Assume all of such shares are identified as repurchased for the account of the Kmart Group as an increase in its Retained Interest in the Specialty Retail Group, with the financial statements of the Kmart Group being charged entirely with the consideration paid for such shares.

            Shares previously issued and outstanding.......................    25
            Shares repurchased for account of Kmart Group..................     5
                                                                              ---
              Total issued and outstanding after repurchase................    20
                                                                              ---
                                                                              ---

     - The Number of Shares Issuable with Respect to Retained Interest would be increased by the number of any shares of Specialty Retail Stock repurchased for the account of the Kmart Group.

            Number of Shares Issuable with Respect to Retained Interest
              prior to repurchase..........................................    75
            Number of shares repurchased for the account of Kmart Group....     5
                                                                              ---
            Number of Shares Issuable with Respect to Retained Interest
              after repurchase.............................................    80
                                                                              ---
                                                                              ---

     - As a result, the total issued and outstanding shares (20) would in the aggregate represent an Outstanding Interest Fraction of 20%, calculated as follows:

                                       20
                               ------------------
                                   20  +  80

      The Retained Interest Fraction would accordingly be increased to 80%.

     - The Company would have 480 authorized and unissued shares of such Specialty Retail Stock (500 minus 20 issued and outstanding).

     Repurchase for Account of Specialty Retail Group without Participation by Kmart Group

          Assume all of such shares are identified as repurchased for the account of the Specialty Retail Group, with the financial statements of the Specialty Retail Group being charged entirely with the consideration paid for such shares. Further assume that either (i) the repurchase is not made in connection with a tender or exchange offer open to all holders of outstanding shares of Specialty Retail Stock or a publicly announced open market repurchase program undertaken by the Company so that the Board would not be permitted to transfer cash or property to the Kmart Group in respect of a reduction in its Retained Interest in the Specialty Retail Group, or
     (ii) if it is made in connection with such a tender or exchange offer or repurchase program, that the Board elects not to so transfer any cash to the Kmart Group in respect of a reduction in such Retained Interest.

            Shares previously issued and outstanding.......................    25
            Shares repurchased for account of Specialty Retail Group.......     5
                                                                              ---
              Total issued and outstanding after repurchase................    20
                                                                              ---
                                                                              ---

     - The Number of Shares Issuable with Respect to Retained Interest (75) would remain unchanged.

     - As a result, the total issued and outstanding shares (20) would in the aggregate represent an Outstanding Interest Fraction of 21%, calculated as follows:

                                       20
                               ------------------
                                   20  +  75

      The Retained Interest Fraction would accordingly be increased to 79%.

     - The Company would have 480 authorized and unissued shares of such Specialty Retail Stock (500 minus 20 issued and outstanding).

     Repurchase for Account of Specialty Retail Group with Participation by Kmart Group

          Assume all of such shares are identified as repurchased for the account of the Specialty Retail Group, with the financial statements of the Specialty Retail Group being charged with the consideration paid for such shares. Further assume that the repurchase is made in connection with a tender or exchange offer or open market repurchase program described above, for 5, or 20%, of the then outstanding shares, at a price of $20 per share.

            Shares previously issued and outstanding.......................    25
            Shares repurchased for account of Specialty Retail Group.......     5
                                                                              ---
              Total issued and outstanding after repurchase................    20
                                                                              ---
                                                                              ---

     - In connection with such tender or exchange offer or open market repurchase program, the Board would be permitted to transfer from the Specialty Retail Group to the Kmart Group an amount of cash or other property of up to 300% (representing the ratio of the Number of Shares Issuable with Respect to Retained Interest (75) to the total number of shares of Specialty Retail Stock issued and outstanding (25), in each case immediately prior to the repurchase) of the aggregate amount of the cash offered, in the case of such a tender or exchange offer, or paid, in the case of such an open market repurchase program to holders of outstanding shares of Specialty Retail Stock ($100), or a total permitted amount of $300.

     - Assuming that the Board transferred the full $300 permitted amount from the Specialty Retail Group to the Kmart Group, the Number of Shares Issuable with Respect to Retained Interest (75) would decrease by the amount of cash so transferred ($300) divided by the price per share paid to holders of outstanding shares of the Specialty Retail Stock in connection with the tender or exchange offer or repurchase program ($20), or 15 shares.

            Number of Shares Issuable with Respect to Retained Interest
              prior to transfer............................................    75
            Adjustment to reflect transfer to Kmart Group of funds
              theretofore allocated to Specialty Retail Group..............    15
                                                                              ---
            Number of Shares Issuable with Respect to Retained Interest
              after transfer...............................................    60
                                                                              ---
                                                                              ---

     - As a result, the total issued and outstanding shares (20) would in the aggregate continue to represent an Outstanding Interest Fraction of 25%, calculated as follows:

                                       20
                               ------------------
                                   20  +  60

      The Retained Interest Fraction would accordingly continue to be 75%.

     - Assuming that the Board transferred only half of the $300 permitted amount, or $150, from the Specialty Retail Group to the Kmart Group, the Number of Shares Issuable with Respect to Retained Interest (75) would decrease by the amount of cash so transferred ($150) divided by the price per share paid to holders of outstanding shares of the Specialty Retail Stock in connection with the tender or exchange offer or repurchase program ($20), or 7.5 shares.

            Number of Shares Issuable with Respect to Retained Interest
              prior to transfer...........................................   75.0
            Adjustment to reflect transfer to Kmart Group of cash
              theretofore allocated to Specialty Retail Group.............    7.5
                                                                             ----
            Number of Shares Issuable with Respect to Retained Interest
              after transfer..............................................   67.5
                                                                             ----
                                                                             ----

     - In that case, as a result, the total issued and outstanding shares (20) would in the aggregate represent an Outstanding Interest Fraction of 22.9%, calculated as follows:

                                       20
                               ------------------
                                  20  +  67.5

      The Retained Interest Fraction would accordingly be increased to 77.1%.

     - In either case, the Company would have 480 authorized and unissued shares of such Specialty Retail Stock remaining (500 minus 20 issued and outstanding).

SPECIALTY RETAIL STOCK DIVIDENDS

     The following illustrations reflect assumed dividends of Specialty Retail Stock on outstanding shares of Kmart Stock and outstanding shares of Specialty Retail Stock, respectively, after the assumed initial issuance of 25 shares of Specialty Retail Stock for the account of the Kmart Group.

     Specialty Retail Stock Dividend on Kmart Stock

          Assume 1,000 shares of Kmart Stock are outstanding and the Company declares a dividend of 1/20 of a share of Specialty Retail Stock on each outstanding share of Kmart Stock.

            Shares previously issued and outstanding.......................    25
            Newly issued shares for account of Kmart Group.................    50
                                                                              ---
              Total issued and outstanding after dividend..................    75
                                                                              ---
                                                                              ---

     - Any dividend of shares of Specialty Retail Stock to the holders of shares of Kmart Stock would be treated as a dividend of shares issuable with respect to the Kmart Group's Retained Interest. As a result, the Number of Shares Issuable with Respect to Retained Interest would decrease by the number of shares of Specialty Retail Stock distributed to the holders of Kmart Stock.

            Number of Shares Issuable with Respect to Retained Interest
              prior to dividend............................................    75
            Number of shares dividend on outstanding shares of Kmart
              Stock........................................................    50
                                                                              ---
            Number of Shares Issuable with Respect to Retained Interest
              after dividend...............................................    25
                                                                              ---
                                                                              ---

     - As a result, the total issued and outstanding shares (75) would in the aggregate represent an Outstanding Interest Fraction of 75%, calculated as follows:

                                       75
                               ------------------
                                   75  +  25

      The Retained Interest Fraction would accordingly be reduced to 25%. Note, however, that after the dividend, the holders of Kmart Stock would also hold 50 shares of Specialty Retail Stock, which would be intended to represent a 50% interest in the Equity Value attributable to the Specialty Retail Group (together with the 25% Retained Interest of the Kmart Group).

     - The Company would have 425 authorized and unissued shares of such Specialty Retail Stock (500 minus 75 issued and outstanding).

     Specialty Retail Stock Dividend on Specialty Retail Stock

          Assume the Company declares a dividend of 1/5 of a share of Specialty Retail Stock on each outstanding share of Specialty Retail Stock.

            Shares previously issued and outstanding.......................    25
            Newly issued shares for account of Specialty Retail Group......     5
                                                                              ---
              Total issued and outstanding after dividend..................    30
                                                                              ---
                                                                              ---

     - The Number of Shares Issuable with Respect to Retained Interest would be increased proportionately to reflect the stock dividend payable in shares of Specialty Retail Stock to holders of shares of Specialty Retail Stock. That is, the Number of Shares Issuable with Respect to Retained Interest would be increased by a number equal to 300% (representing the ratio of the Number of Shares Issuable with Respect to Retained Interest (75) to the number of shares of Specialty Retail Stock issued and outstanding
      (25), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend or outstanding shares of Specialty Retail Stock (5), or 15.

            Number of Shares Issuable with Respect to Retained Interest
              prior to dividend............................................    75
            Proportionate increase to reflect dividend of shares on
              outstanding shares of Specialty Retail Stock.................    15
                                                                              ---
            Number of Shares Issuable with Respect to Retained Interest
              after dividend...............................................    90
                                                                              ---
                                                                              ---

     - As a result, the total issued and outstanding shares (30) would in the aggregate continue to represent an Outstanding Interest Fraction of 25%, calculated as follows:

                                       30
                                ---------------
                                   30  +  90

      The Retained Interest Fraction would accordingly continue to be 75%.

     - The Company would have 470 designated and unissued shares of Specialty Retail Stock (500 minus 30 issued and outstanding).

TRANSFERS OF ASSETS BETWEEN KMART GROUP AND SPECIALTY RETAIL GROUPS

          Contribution of Assets from Kmart Group to Specialty Retail Group

          The following illustration reflects the assumed contribution by the Kmart Group to the Specialty Retail Group, after the assumed initial issuance of 25 shares of Specialty Retail Stock for the account of the Kmart Group, of $40 of assets allocated to the Kmart Group on a date on which the Market Value of the Specialty Retail Stock is $20 per share.

            Shares previously issued and outstanding......................    25
            Newly issued shares...........................................     0
                                                                             ----
              Total issued and outstanding after contribution.............    25
                                                                             ----
                                                                             ----

     - The Number of Shares Issuable with Respect to Retained Interest would be increased to reflect the contribution to the Specialty Retail Group of assets theretofore allocated to Kmart Group by the number equal to the value of the assets contributed ($40) divided by the Market Value of the Specialty Retail Stock at that time ($20), or 2 shares.

            Number of Shares Issuable with Respect to Retained Interest
              prior to contribution.......................................    75
            Increase to reflect contribution to Specialty Retail Group of
              assets allocated to Kmart Group.............................     2
                                                                             ----
            Number of Shares Issuable with Respect to Retained Interest
              after contribution..........................................    77
                                                                             ----
                                                                             ----

     - As a result, the total issued and outstanding shares (25) would in the aggregate represent an Outstanding Interest Fraction of 24.5%, calculated as follows:

                                       25
                               ------------------
                                   25  +  77

      The Retained Interest Fraction would accordingly be increased to 75.5%.

     - The Company would have 475 authorized and unissued shares of Specialty Retail Stock (500 minus 25 issued and outstanding).

          Permitted Transfer from Specialty Retail Group to Kmart Group

          The Company would only be permitted to transfer assets from the Specialty Retail Group to the Kmart Group with a resulting reduction in its Retained Interest in the Specialty Retail Group in connection with a tender or exchange offer or open market repurchase program undertaken by the Company, the consideration for which is attributed to the Specialty Retail Group. For examples concerning such "Permitted Transfers" of assets from a Specialty Retail Group to the Kmart Group, see "Repurchases of Specialty Retail Stock -- Repurchase for Account of Specialty Retail Group without Participation by Kmart Group" and "-- Repurchase for Account of Specialty Retail Group with Participation by Kmart Group" above.

                                                                     ANNEX III-A

                        PROPOSAL 2 -- AMENDMENTS TO THE
                       RESTATED ARTICLES OF INCORPORATION
                           PURSUANT TO THE SPECIALTY
                             RETAIL STOCK PROPOSAL

     Article III of the Restated Articles of Incorporation of the Company is proposed to be amended by deleting the first and second paragraphs and Section A of Article III in their entirety and substituting in lieu thereof the following:

     "The total authorized capital stock of the Company is 3,000,000,000 shares of Common Stock, par value $1.00 per share, issuable in series (hereinafter called the "Common Stock"), and 10,000,000 shares of Preferred Stock, of no par value per share, issuable in series (hereinafter called the "Preferred Stock").

A statement of all or any of the designations, relative rights, preferences and limitations of the Common Stock and the Preferred Stock of the Company, or the method of designating the same, is as follows:

                                A. COMMON STOCK

1. Issuance of Common Stock in Series; Designation. The Board of Directors shall have the authority to divide and issue shares of Common Stock from time to time in series. One series shall be designated as Kmart Group Common Stock ("Kmart Stock"), consisting of 1,500,000,000 shares. Other series of Common Stock shall be designated as: KM-Borders-Walden Group Common Stock ("Borders-Walden Stock"), KM-Builders Square Group Common Stock ("Builders Square Stock"), KM-OfficeMax Group Common Stock ("OfficeMax Stock") and KM-The Sports Authority Group Common Stock ("The Sports Authority Stock", and collectively with the Borders-Walden Stock, Builders Square Stock and OfficeMax Stock, the "Specialty Retail Stock"). With respect to each series of Specialty Retail Stock, the Board of Directors shall have the authority to designate, prior to the time of the first issuance of shares of such series, the total number of authorized shares comprising such series, the number which, immediately prior to such first issuance, will constitute the Number of Shares Issuable with Respect to the Retained Interest in the Specialty Retail Group with reference to which such series is being issued and any other terms which are consistent with applicable law and the provisions of this Article III. The Board of Directors shall have the authority to increase or decrease from time to time the total number of authorized shares comprising any series of Common Stock but, except as provided in subparagraph 3(c) of this Section A, not above a number which, when added to the aggregate number of authorized shares of all other series of Common Stock, would exceed the total number of authorized shares of Common Stock and not below the number of shares of such series then outstanding.

2. Dividends. Subject to the express terms of any outstanding series of Preferred Stock, the holders of any series of Common Stock shall be entitled to receive upon the terms provided below, when and as declared by the Board of Directors, dividends payable either in cash, property or Common Stock, as may be fixed by the Board of Directors. No dividends (other than dividends payable in Common Stock) shall be paid on Common Stock if cash dividends in full on all outstanding shares of Preferred Stock to which the holders thereof are entitled shall not have been paid or declared and set apart for payment or any sinking fund for the Preferred Stock is in arrears.

          (a) Dividends on Common Stock. Dividends on any series of Common Stock may be declared and paid only out of the lesser of (i) assets of the Company legally available therefor and (ii) the Available Dividend Amount with respect to such series.

          (b) Discrimination Between or Among Series of Common Stock. The Board of Directors, subject to the provisions of subparagraph 2(a) of this Section A, shall have the authority to declare and pay dividends on all or less than all series of Common Stock in equal or unequal amounts, notwithstanding the amount of assets available for dividends on any series, the respective voting and liquidation rights of any series, the amount of prior dividends declared on any series or any other factor.

                                     III-A-1

          (c) Share Dividends. The Board of Directors shall have the authority to issue shares of any series of Specialty Retail Stock (or Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock) as a dividend on shares of Kmart Stock, but only if the sum of (i) the number of shares of such series of Specialty Retail Stock to be so issued (or the number of such shares which would be issuable upon conversion or exercise of any Convertible Securities to be so issued) and (ii) the number of such shares that would be issuable at such time upon conversion or exercise of any Convertible Securities then outstanding that are attributed to the Kmart Group is less than or equal to the Number of Shares Issuable with Respect to the Retained Interest in the Specialty Retail Group with reference to which such shares of such series of Specialty Retail Stock (or such Convertible Securities) are being issued.

3. Exchange and Redemption of Specialty Retail Stock. Shares of each series of Specialty Retail Stock are subject to exchange or redemption, as the case may be, upon the terms provided below with respect to each such series.

          (a) Exchange and Redemption Provisions.

             (i) In the event of the Disposition, in one transaction or a series of related transactions, by the Company and/or its subsidiaries of all or substantially all of the properties and assets of any Specialty Retail Group to one or more persons or entities (other than (x) in connection with the Disposition by the Company of all of the Company's properties and assets in one transaction or a series of related transactions which results in a liquidation, dissolution or winding-up of the Company referred to in paragraph 5 of this Section A, (y) on a pro rata basis to (1) the holders of all outstanding shares of the series of Specialty Retail Stock issued with reference to such Specialty Retail Group and (2) the Company for the benefit of the Kmart Group with respect to the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group, or (z) to any person or entity controlled by the Company), the Company shall, on or prior to the 75th Trading Day following the consummation of such Disposition:

                (A) subject to subparagraph 2(a) of this Section A, declare and pay a dividend in cash and/or in securities or other property received as proceeds of such Disposition to the holders of outstanding shares of such series of Specialty Retail Stock in an amount equal to the product of the Outstanding Interest Fraction with respect to such Specialty Retail Group and the Net Proceeds of such Disposition; or

                (B) to the extent that there are assets of the Company legally available therefor, redeem the number of whole outstanding shares of such series of Specialty Retail Stock that has an aggregate average Market Value, during the ten-Trading Day period beginning on the sixth Trading Day following such consummation, closest to the value of the product of the Outstanding Interest Fraction with respect to such Specialty Retail Group and the Net Proceeds of such Disposition, for cash and/or for securities or other property received as proceeds of such Disposition in an amount equal to such product; or

                (C) exchange each outstanding share of such series of Specialty Retail Stock for a number of fully paid and nonassessable shares of Kmart Stock equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of such series of Specialty Retail Stock to the Market Value of one share of Kmart Stock during the ten-Trading Day period beginning on the sixth Trading Day following such consummation.

           For purposes of this subparagraph 3(a)(i):


                    (x) as of any date, "substantially all of the properties and assets" of any Specialty Retail Group shall mean a portion of such properties and assets (1) that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of such Specialty Retail Group as of such date, or (2) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Company (calculated on a pro forma basis to include


                                     III-A-2
               revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets of such Specialty Retail Group as of such date;

                    (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

                    (z) the Board of Directors shall have the authority to pay the dividend or redemption price referred to in clause (A) or (B) of this subparagraph 3(a)(i) in cash even if securities or other non-cash properties are received as proceeds of any Disposition referred to in this subparagraph 3(a)(i).

             (ii) After the payment of any dividend or redemption price with respect to any series of Specialty Retail Stock pursuant to clause (A) or (B), respectively, of subparagraph 3(a)(i) of this Section A, the Board of Directors shall have the authority to declare that each remaining outstanding share of such series of Specialty Retail Stock shall be exchanged, on an Exchange Date prior to the first anniversary of the payment of such dividend or redemption price (as set forth in a notice delivered in accordance with subparagraph 3(b)(ii) of this Section A to holders of such series of Specialty Retail Stock and Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock), for a number of fully paid and nonassessable shares of Kmart Stock equal to 110% of the Market Value Ratio as of the fifth Trading Day prior to the date such notice is mailed to such holders.

             (iii) At any time, the Board of Directors shall have the authority to declare that each outstanding share of any series of Specialty Retail Stock shall be exchanged, on an Exchange Date set forth in a notice delivered in accordance with subparagraph 3(b)(ii) of this Section A to holders of such series of Specialty Retail Stock and Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock, for a number of fully paid and nonassessable shares of Kmart Stock equal to 115% of the Market Value Ratio as of the fifth Trading Day prior to the date such notice is mailed to such holders.

             (iv) For purposes of subparagraph 3(a)(ii) and (iii) of this Section A, the "Market Value Ratio", as of any date, shall mean the highest of the following (calculated to the nearest five decimal places): (A) the average ratio of the Market Value of one share of such series of Specialty Retail Stock (hereinafter "SR") to the Market Value of one share of Kmart Stock (hereinafter "KM") for the five-Trading Day period ending on such date, (B) the quotient of (1) the sum of (w) four times the average ratio of SR to KM for the five-Trading Day period ending on such date, (x) three times the average ratio of SR to KM for the next preceding five-Trading Day period, (y) two times the average ratio of SR to KM for the next preceding five-Trading Day period and (z) the average ratio of SR to KM for the next preceding five-Trading Day period, divided by (2) ten and (C) if the dividend pursuant to clause
        (A) of subparagraph 3(a)(i) of this Section A was declared and paid or the redemption pursuant to clause (B) of subparagraph 3(a)(i) of this Section A was made prior to the commencement of the most recently completed fiscal quarter of the Company, the average ratio of SR to KM for such fiscal quarter.

             (v) At any time on or after the date on which all of the assets and liabilities of any Specialty Retail Group (and no other assets or liabilities) are held directly or indirectly by a wholly-owned subsidiary of the Company (with respect to any such Specialty Retail Group, the "Specialty Retail Group Subsidiary"), the Board of Directors shall have the authority, provided that there are assets of the Company legally available therefor, to declare that all of the outstanding shares of the relevant series of Specialty Retail Stock shall be exchanged, on an Exchange Date set forth in a notice delivered in accordance with subparagraph 3(b)(ii) of this Section A to holders of such series of Specialty Retail Stock and Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock, for the number of outstanding shares of common stock of such Specialty Retail Group Subsidiary equal to the product of the Outstanding Interest Fraction with

                                     III-A-3
        respect to such Specialty Retail Group and the number of all outstanding shares of common stock of such Specialty Retail Group Subsidiary, on a pro rata basis, each of which shall, upon such issuance, be fully paid and nonassessable.

             (vi) After any Exchange Date or Redemption Date on which all outstanding shares of any series of Specialty Retail Stock were exchanged or redeemed, any share of such series of Specialty Retail Stock that is issued on conversion or exercise of any Convertible Securities shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Company or its Board of Directors or the holder of such share of Specialty Retail Stock:

                (A) in the event then-outstanding shares of such series of Specialty Retail Stock were exchanged for Kmart Stock on such Exchange Date pursuant to subparagraph 3(a)(i)(C), 3(a)(ii) or 3(a)(iii) of this Section A, be exchanged for the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion or exercise privilege in effect immediately prior to any exchange by the Company of any of its capital stock for shares of any other capital stock of the Company would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion or exercise would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received immediately following such action had such Convertible Security been converted or exercised immediately prior thereto; or

                (B) in the event then-outstanding shares of such series of Specialty Retail Stock were redeemed in whole pursuant to clause (B) of subparagraph 3(a)(i) of this Section A or exchanged for common stock of the relevant Specialty Retail Group Subsidiary pursuant to subparagraph 3(a)(v) of this Section A, be redeemed, to the extent of assets of the Company legally available therefor, for $.01 per share in cash.

             The provisions of clauses (A) and (B) of this subparagraph 3(a)(vi) shall not apply to the extent that adjustments in respect of such exchange or redemption are otherwise made pursuant to the provisions of such Convertible Securities.

          (b) Notice and Other Provisions.

             (i) Not earlier than the 16th Trading Day and not later than the 20th Trading Day following the consummation of a Disposition referred to in subparagraph 3(a)(i) of this Section A, the Company shall publish an announcement in all editions of a daily newspaper with a national circulation that publishes financial news as to which of the actions specified in clauses (A), (B) or (C) of subparagraph 3(a)(i) of this Section A it has irrevocably determined to take. If the Company determines to pay a dividend pursuant to clause (A) of subparagraph 3(a)(i) of this Section A, the Company shall promptly cause to be given to each holder of outstanding shares of the relevant series of Specialty Retail Stock and of outstanding Convertible Securities convertible into or exercisable for such series of Specialty Retail Stock a notice setting forth (A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 30th Trading Day and not later than the 40th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend,
        (C) the kind and aggregate amount of shares of capital stock, cash and/or other securities or property to be distributed in respect of outstanding shares of such series of Specialty Retail Stock, (D) the number of outstanding shares of such series of Specialty Retail Stock and the number of shares of such series of Specialty Retail Stock into or for which outstanding Convertible Securities are then convertible or exercisable, and (E) a statement to the effect that holders of such Convertible Securities shall only be entitled to receive such dividend if they convert such Convertible Securities into or exercise them for such series of Specialty Retail Stock prior to the record date referred to in clause (A) of this sentence. If the Company determines to undertake a redemption pursuant to clause (B) of subparagraph 3(a)(i)

                                     III-A-4
        of this Section A, the Company shall promptly cause to be given to each holder of record of outstanding shares of the relevant series of Specialty Retail Stock and of Convertible Securities convertible into or exercisable for such series of Specialty Retail Stock a notice setting forth (A) a date not earlier than the 30th Trading Day and not later than the 40th Trading Day following the consummation of such Disposition which shall be the date as of which such series of Specialty Retail Stock then outstanding would be subject to redemption, (B) the anticipated Redemption Date, (C) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of outstanding shares of such series of Specialty Retail Stock, (D) the number of shares of such series of Specialty Retail Stock to be redeemed, (E) the number of outstanding shares of such series of Specialty Retail Stock and the number of shares of such series of Specialty Retail Stock into or for which outstanding Convertible Securities are then convertible or exercisable and (F) a statement to the effect that holders of such Convertible Securities shall only be eligible to participate in such redemption if they convert such Convertible Securities into or exercise them for such series of Specialty Retail Stock prior to the record date referred to in clause
        (A) of this sentence, and a statement as to what, if anything, such holders shall be eligible to receive pursuant to the terms of such Convertible Securities and this Section A if such holder thereafter converted or exercised such Convertible Securities.

             (ii) In the event of any exchange or redemption pursuant to this paragraph 3 (other than subparagraph 3(a)(vi) of this Section A), the Company shall promptly cause to be given to each holder of record of the series of Specialty Retail Stock to be so exchanged or redeemed and, in the case of an exchange, of Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock a notice setting forth (A) a statement that shares of such series of Specialty Retail Stock shall be exchanged or redeemed, as the case may be, (B) the Exchange Date or the Redemption Date, as the case may be, (C) in the event of a partial redemption of any series of Specialty Retail Stock pursuant to clause (B) of subparagraph 3(a)(i) of this Section A, the number of shares of such series of Specialty Retail Stock to be redeemed, (D) the kind and per share amount of capital stock, cash and/or other securities or property to be distributed to such holder with respect to each share of such series of Specialty Retail Stock, including details as to the calculation thereof, (E) the place or places where certificates for shares of such series of Specialty Retail Stock, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (F) a statement to the effect that, subject to subparagraph 3(b)(v) of this Section A, dividends on such shares of such series of Specialty Retail Stock shall cease to be paid as of such Exchange Date or Redemption Date, as the case may be, and (G) in the case of an exchange, a statement to the effect that a holder of Convertible Securities shall only be entitled to receive shares of Kmart Stock upon such exchange if such holder converts or exercises such Convertible Securities on or prior to such Exchange Date, and a statement as to what, if anything, such holder shall be entitled to receive pursuant to the terms of such Convertible Securities and this Section A if such holder thereafter converts or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 25 Trading Days nor more than 35 Trading Days prior to the Exchange Date or Redemption Date, as the case may be, and, in any case, to each holder of record of outstanding shares of the series of Specialty Retail Stock to be exchanged or redeemed and, in the case of an exchange, to each holder of record of outstanding Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock, at such holder's address as the same appears on the transfer books of the Company. Neither the failure to mail such notice to any particular holder of such series of Specialty Retail Stock or of such Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of such series of Specialty Retail Stock or of outstanding Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock.

             (iii) If less than all of the outstanding shares of any series of Specialty Retail Stock are to be redeemed pursuant to clause (B) of subparagraph 3(a)(i) of this Section A, such shares shall be

                                     III-A-5
        redeemed by the Company pro rata or by lot or by such other method as may be determined by the Board of Directors to be equitable, from among the holders of outstanding shares of such series of Specialty Retail Stock at the close of business on the record date referred to in clause
        (A) of the last sentence of subparagraph 3(b)(i) of this Section A.

             (iv) The Company shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of any series of Specialty Retail Stock upon any exchange, redemption, dividend or other distribution pursuant to this paragraph 3. If more than one share of any series of Specialty Retail Stock shall be held at the same time by the same holder, the Company may aggregate the number of shares of any capital stock that shall be issuable or any other securities that shall be distributable to such holder upon any exchange, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to any holder of any series of Specialty Retail Stock, the Company shall, if such fractional shares are not issued or distributed to such holder, pay cash in respect of such fractional shares in an amount equal to the fair market value thereof on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" shall be (A) in the case of any fractional share of capital stock of the Company, the product of such fractional share and the Market Value of one share of such capital stock and (B) in the case of any fractional share of any other security, such value as is determined by the Board of Directors.

             (v) No adjustments in respect of dividends shall be made upon the exchange or redemption of any shares of any series of Specialty Retail Stock; provided, however, that if the Exchange Date or Redemption Date, as the case may be, with respect to any shares of any series of Specialty Retail Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such shares of such series of Specialty Retail Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent exchange or redemption of such shares or the Company's default in payment of the dividend or distribution due on such date.

             (vi) Before any holder of any series of Specialty Retail Stock shall be entitled to receive certificates representing shares of any capital stock, cash and/or other securities or property to be distributed to such holder with respect to such shares of such series of Specialty Retail Stock pursuant to this paragraph 3, such holder shall surrender at such place as the Company shall specify certificates for such shares of such series of Specialty Retail Stock, properly endorsed or assigned for transfer (unless the Company shall waive such requirement). The Company shall as soon as practicable after receipt of certificates representing such shares of such series of Specialty Retail Stock deliver to the person for whose account such shares of such series of Specialty Retail Stock were so surrendered, or to such person's nominee or nominees, certificates representing the number of whole shares of the kind of capital stock, cash and/or other securities or property to which such person shall be entitled as aforesaid, together with any fractional payment contemplated by subparagraph 3(b)(iv) of this Section A, in each case without interest. If less than all of the shares of any series of Specialty Retail Stock represented by any one certificate are to be redeemed, the Company shall issue and deliver a new certificate for the shares of such series of Specialty Retail Stock not redeemed.

             (vii) From and after any applicable Exchange Date or Redemption Date, as the case may be, all rights of a holder of shares of any series of Specialty Retail Stock that were exchanged or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of such series of Specialty Retail Stock, to receive certificates representing shares of the kind and amount of capital stock, cash and/or other securities or property for which such shares were exchanged or redeemed, together with any fractional payment contemplated by subparagraph 3(b)(iv) and rights to dividends as provided in subparagraph 3(b)(v) of this Section A, in each case without interest. No holder of a certificate that immediately prior to the applicable

                                     III-A-6

        Exchange Date for any series of Specialty Retail Stock represented shares of such series of Specialty Retail Stock, shall be entitled to receive any dividend or other distribution with respect to shares of Kmart Stock for which shares of such series of Specialty Retail Stock was exchanged until surrender of such certificate in exchange for a certificate or certificates representing shares of Kmart Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of Kmart Stock represented by the certificate or certificates issued upon such surrender. From and after an Exchange Date for any series of Specialty Retail Stock, the Company shall, however, be entitled to treat the certificates for such series of Specialty Retail Stock that have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of Kmart Stock for which the shares of such series of Specialty Retail Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

             (viii) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on exchange or redemption of shares of any series of Specialty Retail Stock pursuant hereto. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such series of Specialty Retail Stock so exchanged or redeemed were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

          (c) Increase in Authorized Shares in Connection with Exchange. In order to give effect to any exchange of any series of Specialty Retail Stock for Kmart Stock as contemplated by subparagraphs 3(a)(i)(C), 3(a)(ii), 3(a)(iii) and 3(a)(vi) of this Section A, the Board of Directors shall have the authority pursuant to Section 303(3) of the MBCA, or any successor provision, to amend these Restated Articles of Incorporation to increase the authorized shares of Common Stock and of Kmart Stock to the number that will be sufficient, when added to the previously authorized but unissued shares of Common Stock and of Kmart Stock, to give effect to the exchange of such series of Specialty Retail Stock. For purposes of this Section A of this Article III, the foregoing exchange provisions shall be deemed to be a "conversion privilege" of the shares of each series of Specialty Retail Stock within the meaning of Section 303(3) of the MBCA, or any successor provision.

     4. Voting Rights.

          (a) At every meeting of stockholders, the holders of each series of Common Stock and the holders of each series of Preferred Stock entitled to vote together with the holders of Common Stock shall have the right to vote in the election of directors and upon each other matter coming before any meeting of the stockholders. Subject to the provisions of subparagraph (c) of this paragraph 4 and of paragraphs 3 and 5 of Section B below and except as otherwise provided by law or by the terms of any outstanding series of Preferred Stock, the holders of each series of Common Stock and of any such series of Preferred Stock shall vote together as one class. At every meeting of stockholders, the holders of any series of Common Stock shall be entitled to (i) for each outstanding share of Kmart Stock, one vote, (ii) for each outstanding share of any other series of Common Stock, a number of votes (including any fractional vote) equal to the quotient (calculated to the nearest three decimal places), as of the fifth Trading Day prior to the applicable record date or as of any other applicable date, of (A) the sum of (1) four times the average ratio of the Market Value of one share of such series of Common Stock ("SR") to the Market Value of one share of Kmart Stock ("KM") for the five-Trading Day period ending on such fifth Trading Day, (2) three times the average ratio of SR to KM for the next preceding five-Trading Day period, (3) two times the average ratio of SR to KM for the next preceding five-Trading Day period and (4) the average ratio of SR to KM for the next preceding five-Trading Day period, divided by (B) ten; provided that until any such series of Common Stock has been traded after issuance on a national securities exchange or the National Association of Securities Dealers Automated Quotations National Market

                                     III-A-7

     System for at least 25 Trading Days, each outstanding share of such series of Common Stock shall be entitled to a number of votes equal to the average ratio (calculated to the nearest three decimal places) of the Market Value of a share of such series of Common Stock to the Market Value of a share of Kmart Stock for each Trading Day during the period commencing on the date such series is initially so traded and ending on the last Trading Day on or before the applicable record date or other applicable date; and provided further that, notwithstanding anything herein to the contrary, no share of any such series of Common Stock shall be entitled to more than one vote at any time during which any shares of Series A Conversion Preferred Stock remain outstanding. If shares of only one series of Common Stock are outstanding, each share of that series shall be entitled to one vote. If any series of Common Stock is entitled to vote separately as a series with respect to any matter, each share of that series shall be entitled to one vote in the separate vote on such matter.


          (b) Any action to be taken by the holders of each series of Common Stock and the holders of each series of Preferred Stock entitled to vote with the holders of each series of Common Stock, voting together as one class, shall require, in addition to the vote or consent of a majority or other proportion of shares required by law, these Restated Articles of Incorporation or the By-laws, the vote or consent of such majority or other proportion of the votes to which such shares of Common Stock and of Preferred Stock are entitled.

          (c) In addition to such other vote or consent as shall then be required by law, these Restated Articles of Incorporation or the By-laws, the vote or consent of the holders of at least 66 2/3% of all of the shares of any series of Common Stock (the "Affected Stock") issued with reference to any Group (the "Affected Group") then outstanding, voting as a separate class, shall be necessary for any of the following transactions, except as provided below or as otherwise permitted by the terms of this Section A:

             (i) the declaration or payment of any dividend on, or the making of any other payment or distribution with respect to, any shares of any other series of Common Stock, if such dividend, payment or distribution is to be made with (A) any of the properties and assets of the Affected Group or (B) shares of Affected Stock (or Convertible Securities convertible into or exercisable for Affected Stock) or (C) any security that represents an equity interest in an entity (other than the Company) that owns any of the properties or assets of the Affected Group, other than any shares of any series of Specialty Retail Stock (or Convertible Securities convertible into or exercisable for such series of Specialty Retail Stock) issued by the Company as a dividend or distribution on the Kmart Stock to the extent permitted by subparagraph 2(c) of this Section A;


             (ii) the use of any of the properties and assets of the Affected Group in any business of the Company other than a business of the Affected Group, unless such use arises from a transfer for value of such properties or assets from one Group to another; or



             (iii) any issuance or sale of shares of Affected Stock, or Convertible Securities convertible into or exercisable for Affected Stock, for the account of any Group other than (x) the Affected Group or
        (y) if the Affected Group is a Specialty Retail Group, the Kmart Group but only if the sum of the number of shares of Affected Stock to be so issued or sold, or the number of shares of Affected Stock into which or for which such Convertible Securities to be so issued or sold would be convertible or exercisable at such time, and the number of shares which are issuable upon conversion or exercise of any other Convertible Securities then outstanding which are attributed to the Kmart Group would not exceed the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group;


provided that, notwithstanding the foregoing, no such vote shall be required for a transfer accounted for as a loan by an Affected Group to any other Group at a rate determined in a manner consistent with the Company's policy with respect to such loans between Groups at such time.

     5. Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of

                                     III-A-8

Preferred Stock are entitled, the holders of the outstanding shares of each series of Common Stock shall be entitled to receive a fraction of the assets of the Company remaining for distribution to its stockholders, where such fraction is equal to the quotient of (A) the sum of (1) four times the average ratio of the Market Capitalization of such series of Common Stock ("x") to the aggregate Market Capitalization of all outstanding series of Common Stock ("y") for the five-Trading Day period ending on the Trading Day prior to the date of the first public announcement of (I) a voluntary liquidation, dissolution or winding-up by the Company or (II) the institution of a proceeding for the involuntary liquidation, dissolution or winding-up of the Company, (2) three times the average ratio of x to y for the next preceding five-Trading Day period, (3) two times the average ratio of x to y for the next preceding five-Trading Day period and (4) the average ratio of x to y for the next preceding five-Trading Day period, divided by (B) ten. Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed a liquidation, dissolution or winding-up for purposes of this paragraph 5.

     6. Preemptive Rights. The holders of shares of any series of Common Stock shall have no preemptive right to subscribe for any additional shares of capital stock or other obligations convertible into shares of capital stock which may hereafter be issued by the Company.


     7. Determinations by the Board of Directors. Subject to applicable law, any determinations made in good faith by the Board of Directors under any provision in this Section A or in any certificate of designation filed pursuant hereto, and any determinations with respect to any Group or the rights of holders of any series of Common Stock made pursuant to or in furtherance of this Section A, shall be final and binding on all stockholders.


     8. Definitions. As used in this Section A of this Article III, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires. As used in paragraph 8 of this Section A, a "contribution" or "transfer" of assets or properties from one Group to another shall be deemed to refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group (and correlative phrases shall have correlative meanings).

     "Available Dividend Amount", on any date (the "calculation date") with respect to any series of Common Stock (the "subject group stock") issued with reference to any Group (the "subject group"), shall mean the excess of:


          (i) the product of (x) the Outstanding Interest Fraction with respect to the subject group as of such calculation date and (y) an amount equal to the total assets of the subject group less its total liabilities as of such calculation date determined either (1) in accordance with generally accepted accounting principles as in effect at such time applied on a basis consistent with that applied in determining Kmart Corporation Earnings Attributable to the Kmart Group and Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to each Specialty Retail Group, or
     (2) at the option of the Board of Directors, in accordance with Michigan law applied as if the subject group were treated as a corporation for purposes of determining assets legally available for the payment of dividends under Michigan law, in either case reduced, in the case of Kmart Stock, by the aggregate of the amounts, with respect to all Specialty Retail Groups as of the calculation date, of amortization of goodwill during the periods from the respective dates of acquisition through the calculation date arising from acquisitions made by the Company or any of its subsidiaries before the Effective Date with respect to each such Specialty Retail Group (determined as set forth in clause (ii) of the definition of Kmart Corporation Earnings Attributable to the Kmart Group and, as in such clause (ii), excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Kmart Group for such period by virtue of its proportionate interest during such period in the businesses, assets and liabilities of each Specialty Retail Group equal to the Retained Interest Fraction with respect to such Specialty Retail Group), and increased, in the case of any Specialty Retail Stock, by the amount with respect to such Specialty Retail Group of amortization of goodwill during such period arising from acquisitions made by the Company or any of its subsidiaries before the Effective Date with respect to the subject group (determined as set forth in clause (ii) of the definition of Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the subject group); over


                                     III-A-9

          (ii) except to the extent that these Restated Articles of Incorporation permit otherwise, the amount that would be needed to satisfy any preferential rights to which holders of Preferred Stock attributed to the subject group are entitled upon dissolution of the Company;

provided that such excess shall be reduced by an amount, if any, sufficient to ensure that the subject group shall be able to pay its debts as they become due in the usual course of business.

     "Borders-Walden Group" shall mean, from and as of the date Borders-Walden Stock is first issued:

          (i) the interest of the Company or of any of its subsidiaries in (x) all of the businesses in which any of Borders, Inc. and Walden Book Company, Inc. (or any of their predecessors or successors) (the "Borders-Walden companies") is or has been engaged, directly or indirectly, and (y) all of the assets and liabilities of the Borders-Walden companies;

          (ii) all assets and liabilities of the Company or any of its subsidiaries to the extent attributed to any of the businesses or assets of the Borders-Walden companies, whether or not such assets or liabilities are or were assets and liabilities of the Borders-Walden companies;

          (iii) all assets and properties contributed to the Borders-Walden Group from the Kmart Group resulting in an increase in the Number of Shares Issuable with Respect to the Retained Interest in the Borders-Walden Group; and

          (iv) the interest of the Company or any of its subsidiaries in the businesses, assets and liabilities acquired by the Company or any of its subsidiaries for the Borders-Walden Group, as determined by the Board of Directors;

provided that, (a) from and after any dividend, distribution or redemption with respect to any shares of Borders-Walden Stock (other than a dividend or distribution payable in shares of Borders-Walden Stock, or Convertible Securities convertible into or exercisable for shares of Borders-Walden Stock), the Borders-Walden Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend, distribution or redemption with respect to shares of Borders-Walden Stock multiplied by a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Retained Interest in the Borders-Walden Group and the denominator of which is equal to the number of outstanding shares of Borders-Walden Stock at such time, and (b) from and after any Permitted Transfer with respect to the Borders-Walden Group, the Borders-Walden Group shall no longer include the amount of assets or properties transferred to the Kmart Group in connection therewith.

     "Builders Square Group" shall mean, from and as of the date Builders Square Stock is first issued:

          (i) the interest of the Company and its subsidiaries in (x) all of the businesses in which Builders Square, Inc. (or any of its predecessors or successors) (the "Builders Square companies") is or has been engaged, directly or indirectly, and (y) all of the assets and liabilities of the Builders Square companies;

          (ii) all assets and liabilities of the Company or any of its subsidiaries to the extent attributed to any of the businesses or assets of the Builders Square companies, whether or not such assets or liabilities are or were assets and liabilities of the Builders Square companies;


          (iii) all assets and properties contributed to the Builders Square Group from the Kmart Group resulting in an increase in the Number of Shares Issuable with Respect to the Retained Interest in the Builders Square Group; and


          (iv) the interest of the Company or any of its subsidiaries in the businesses, assets and liabilities acquired by the Company or any of its subsidiaries for the Builders Square Group, as determined by the Board of Directors;

provided that, (a) from and after any dividend, distribution or redemption with respect to any shares of Builders Square Stock (other than a dividend or distribution payable in shares of Builders Square Stock or in Convertible Securities convertible into or exercisable for shares of Builders Square Stock), the Builders Square Group shall no longer include an amount of assets or properties equal to the aggregate amount of such

                                    III-A-10
kind of assets or properties so paid in respect of such dividend, distribution or redemption with respect to shares of Builders Square Stock multiplied by a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Retained Interest in the Builders Square Group and the denominator of which is equal to the number of outstanding shares of Builders Square Stock at such time and (b) from and after any Permitted Transfer with respect to the Builders Square Group, the Builders Square Group shall no longer include the amount of assets or properties transferred to the Kmart Group in connection therewith.


     "Convertible Securities" shall mean any securities of the Company that are convertible into or exercisable for or evidence the right to acquire any shares of any series of Common Stock, whether at such time or upon the occurrence of certain events, pursuant to antidilution provisions of such securities or otherwise.

     "Disposition" shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise).

     "Effective Date" shall mean, with respect to the Kmart Group, the date on which this Certificate of Amendment designating the Kmart Stock shall become effective, and, with respect to any Specialty Retail Group, the date on which the certificate of designation with respect to the series of Specialty Retail Stock issued with reference to such Specialty Retail Group shall become effective.

     "Exchange Date" shall mean any date fixed for an exchange of shares of any series of Specialty Retail Stock, as set forth in a notice to holders of such series of Specialty Retail Stock or of Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock pursuant to subparagraph 3(b)(ii) of this Section A.

     "Group" shall mean, as of any date, the Kmart Group or any of the Specialty Retail Groups with reference to which shares of the relevant series of Specialty Retail Stock have been issued and are outstanding as of such date.

     "Kmart Corporation Earnings Attributable to the Kmart Group", for any period through any date (the "calculation date"), shall mean (i) the net income or loss of the Kmart Group for such period (or for fiscal periods of the Company commencing prior to the Effective Date with respect to the Kmart Group, the pro forma net income or loss of the Kmart Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Company attributed to the Kmart Group on a basis substantially consistent with attributions made with respect to the other Groups, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced by (ii) the aggregate of the amounts, with respect to all Specialty Retail Groups as of the calculation date, of amortization of goodwill during such period (such amount calculated for fiscal periods of the Company commencing prior to the Effective Date with respect to any such Specialty Retail Group on a pro forma basis as if the Effective Date with respect to such Specialty Retail Group had been the first day of such period) arising from acquisitions made by the Company or any of its subsidiaries before the Effective Date with respect to each such Specialty Retail Group, determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to each of the other Specialty Retail Groups (excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Kmart Group for such period by virtue of its proportionate interest in the businesses, assets and liabilities of each Specialty Retail Group equal to the Retained Interest Fraction with respect to such Specialty Retail Group).

     "Kmart Corporation Earnings Attributable to a Specialty Retail Group", for any period through any date with respect to any Specialty Retail Group, shall mean (i) the net income or loss of such Specialty Retail Group for such period (or for the fiscal periods of the Company commencing prior to the Effective Date with respect to such Specialty Retail Group the pro forma net income or loss of such Specialty Retail Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Company attributed to such Specialty Retail Group on a basis substantially consistent with attributions made with

                                    III-A-11
respect to the other Groups, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased by (ii) the amount of amortization of goodwill of such Specialty Retail Group during such period (such amount calculated for fiscal periods of the Company commencing prior to the Effective Date with respect to such Specialty Retail Group on a pro forma basis as if the Effective Date with respect to such Specialty Retail Group had been the first day of such period) arising from acquisitions made by the Company or any of its subsidiaries before the Effective Date with respect to such Specialty Retail Group, determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the other Specialty Retail Groups.

     "Kmart Group" shall mean, as of any date:

          (i) the interest of the Company or any of its subsidiaries in all of the businesses in which the Company or any of its subsidiaries (or any of their predecessors or successors) (the "Kmart companies") is or have been engaged, directly or indirectly, and the respective assets and liabilities of the Kmart companies, other than any businesses, assets or liabilities of any Specialty Retail Group with reference to which shares of Specialty Retail Stock have been issued and continue to be outstanding as of such date;

          (ii) a proportionate interest in the businesses, assets and liabilities of each Specialty Retail Group as of such date equal to the Retained Interest Fraction with respect to such Specialty Retail Group;

          (iii) from and after any dividend, distribution or redemption with respect to any shares of any series of Specialty Retail Stock (other than a dividend or distribution payable in shares of such series of Specialty Retail Stock or in Convertible Securities convertible into or exercisable for shares of such series of Specialty Retail Stock), an amount of assets or properties of such Specialty Retail Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend, distribution or redemption with respect to shares of such series of Specialty Retail Stock multiplied by a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group and the denominator of which is equal to the number of shares of such series of Specialty Retail Stock outstanding at such time; and

          (iv) from and after any Permitted Transfer with respect to any Specialty Retail Group, the amount of assets or properties transferred from such Specialty Retail Group to the Kmart Group in connection therewith;

provided that, from and after any contribution of any assets or properties from the Kmart Group to any Specialty Retail Group resulting in an increase in the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group, the Kmart Group shall no longer include such assets or properties so contributed (other than pursuant to its interest in such Specialty Retail Group pursuant to clause (ii) above).

     "Market Capitalization" of any series of Common Stock on any date shall mean the product of (i) the Market Value of one share of such series of Common Stock on such date and (ii) the number of shares of such series of Common Stock outstanding on such date.

     "Market Value" of a share of any class or series of capital stock of the Company on any Trading Day shall mean the average of the high and low reported sales prices regular way of such share of such class or series on such Trading Day or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the New York Stock Exchange Composite Tape, or if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Association of Securities Dealers Automated Quotations National Market System, or if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock

                                    III-A-12

Exchange member firm selected from time to time by the Company, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such class or series as determined by the Board of Directors; provided that, for purposes of determining the ratios set forth in subparagraphs 3(a)(i), 3(a)(ii), 3(a)(iii), 4(a) and 5 of this Section A, as calculated over any period, (i) the "Market Value" of any share of any series of Common Stock on any day prior to the "ex" date or any similar date occurring during such period for any dividend or distribution paid or to be paid with respect to such series of Common Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of any series of Common Stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock occurring during such period or (B) the "ex" date or any similar date occurring during such period for any dividend or distribution with respect to such series of Common Stock in shares of such series of Common Stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution. For the purposes of the foregoing clause (i) the Board of Directors shall determine the fair market value of any dividend or distribution.

     "Net Proceeds" shall mean, as of any date with respect to any Disposition of any of the properties and assets of any Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (i) any taxes payable by the Company in respect of such Disposition, (ii) any taxes payable by the Company in respect of any dividend or redemption pursuant to clause (A) or (B), respectively, of subparagraph 3(a)(i) of this Section A, (iii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iv) any liabilities (contingent or otherwise) of, attributed to, or related to, such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Company with respect to such Group, incurred in connection with the Disposition or otherwise; or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to such Group. For purposes of this definition, any properties and assets of such Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the cash equivalent thereof if the Board of Directors determines to pay a dividend or redemption price in cash as provided in subparagraph 3(a)(i)(z) of this Section A.

     "Number of Shares Issuable with Respect to the Retained Interest" in any Specialty Retail Group shall initially be the number set forth in the certificate of designation with respect to the relevant series of Specialty Retail Stock in accordance with paragraph 1 of this Section A; provided, however, that such number from time to time shall be:

          (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of such series of Specialty Retail Stock and dividends or distributions of shares of such series of Specialty Retail Stock to holders thereof and other reclassifications of such series of Specialty Retail Stock;

          (ii) decreased by (A) the number of shares of such series of Specialty Retail Stock issued or sold by the Company, the proceeds of which are attributed to the Kmart Group, (B) the number of shares of such series of Specialty Retail Stock issued upon conversion or exercise of Convertible Securities which are attributed to the Kmart Group, (C) the number of shares of such series of Specialty Retail Stock issued by the Company as a dividend or distribution or by reclassification or exchange to holders of Kmart Stock and (D) the number (rounded, if necessary, to the nearest whole number) equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties transferred from such Specialty Retail Group to the Kmart Group in connection with a Permitted Transfer divided by the average per share value (as determined by the Board of Directors) of the consideration paid to holders of outstanding shares of such series of Specialty Retail Stock in connection with the repurchases with respect to which such Permitted Transfer is being made; and

                                    III-A-13

          (iii) increased by (A) the number of outstanding shares of such series of Specialty Retail Stock repurchased by the Company, the consideration for which is attributed to the Kmart Group and (B) the number (rounded, if necessary, to the nearest whole number) equal to the fair value (as determined by the Board of Directors) of assets or properties theretofore attributed to the Kmart Group that are contributed as additional equity to such Specialty Retail Group divided by the Market Value of one share of such series of Specialty Retail Stock as of the date of such contribution.

          "OfficeMax Group" shall mean, from and as of the date the OfficeMax Stock is first issued:

          (i) the interest of the Company or any of its subsidiaries in (x) all of the businesses in which OfficeMax, Inc. (or any of its predecessors or successors) (the "OfficeMax companies") is or has been engaged, directly or indirectly, and (y) all of the assets and liabilities of the OfficeMax companies;

          (ii) all assets and liabilities of the Company or any of its subsidiaries to the extent attributed to any of the businesses or assets of the OfficeMax companies, whether or not such assets or liabilities are or were assets and liabilities of the OfficeMax companies;

          (iii) all assets and properties contributed to the OfficeMax Group from the Kmart Group resulting in an increase in the Number of Shares Issuable with Respect to the Retained Interest in the OfficeMax Group; and

          (iv) the interest of the Company or any of its subsidiaries in the businesses, assets and liabilities acquired by the Company or any of its subsidiaries for the OfficeMax Group, as determined by the Board of Directors;

provided that, (a) from and after any dividend, distribution or redemption with respect to any shares of OfficeMax Stock (other than a dividend or distribution payable in shares of OfficeMax Stock or in Convertible Securities convertible into or exercisable for shares of OfficeMax Stock), the OfficeMax Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend, distribution or redemption with respect to shares of OfficeMax Stock multiplied by a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Retained Interest in the OfficeMax Group and the denominator of which is equal to the number of outstanding shares of OfficeMax Stock at such date, and (b) from and after any Permitted Transfer with respect to the OfficeMax Group, the OfficeMax Group shall no longer include the amount of assets or properties transferred to the Kmart Group in connection therewith.

     "Outstanding Interest Fraction", with respect to the Kmart Group, as of any date, is 1, and with respect to any Specialty Retail Group, as of any date, is a fraction the numerator of which shall be the number of shares of the series of Specialty Retail Stock issued with reference to such Specialty Retail Group outstanding on such date and the denominator of which shall be the sum of the number of outstanding shares of such series of Specialty Retail Stock outstanding on such date and the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group on such date. A statement setting forth the Outstanding Interest Fraction with respect to each Specialty Retail Group shall be filed with the Secretary of the Company within 30 days after the end of each fiscal quarter of the Company.

     "Permitted Transfer" shall mean, with respect to any Specialty Retail Group, a transfer from such Specialty Retail Group to the Kmart Group of assets or properties:

          (i) of the kind being offered at such time in either (x) a tender or exchange offer made by the Company to all holders of outstanding shares of the series of Specialty Retail Stock issued with reference to such Specialty Retail Group or (y) a publicly announced open market repurchase program for shares of such series of Specialty Retail Stock, the consideration for which in either case is attributed to such Specialty Retail Group;

          (ii) in the case of a tender or exchange offer, the amount of which is determined as of a date within five Trading Days after consummation of such tender or exchange offer and which equals the product of (x) the amount of assets or properties offered to holders of outstanding shares of such series of Specialty Retail Stock in connection with such tender or exchange offer and (y) a fraction determined as of such

                                    III-A-14
     date which does not exceed the fraction the numerator of which is equal to the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group and the denominator of which is equal to the number of outstanding shares of such series of Specialty Retail Stock, in each case immediately prior to the repurchase effected in connection with such tender or exchange offer; and

          (iii) in the case of an open market repurchase program, the amount of which is determined as of a date within five Trading Days after the end of the fiscal quarter during which any such open market repurchases are made and which equals the product of (x) the amount of assets or properties paid to holders of outstanding shares of such series of Specialty Retail Stock in connection with such open market repurchase program during such fiscal quarter and (y) a fraction determined prior to any such repurchase which does not exceed the fraction the numerator of which is equal to the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group and the denominator of which is equal to the number of outstanding shares of such series of Specialty Retail Stock, in each case either on the date of commencement of such open market repurchase program (if such open market program commences during such fiscal quarter) or on the first Trading Day of such fiscal quarter (if such open market repurchase program has commenced prior thereto).

     "Redemption Date" shall mean any date fixed for a redemption of shares of any series of Specialty Retail Stock, as set forth in a notice to holders thereof pursuant to subparagraph 3(b)(ii) of this Section A.

     "Retained Interest Fraction", as of any date with respect to any Specialty Retail Group, shall mean a fraction the numerator of which shall be the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group as of such date and the denominator of which shall be the sum of the number of shares of the series of Specialty Retail Stock issued with reference to such Specialty Retail Group and outstanding as of such date and the Number of Shares Issuable with Respect to the Retained Interest in such Specialty Retail Group as of such date.

     "Specialty Retail Group" shall mean, as of any date, any of the Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group with reference to which shares of the relevant Specialty Retail Stock have been issued and are outstanding as of such date.

     "Specialty Retail Group Subsidiary" shall have the meaning set forth in subparagraph 3(a)(v) of this Section A.

     "The Sports Authority Group" shall mean, from and as of the date The Sports Authority Stock is first issued:

          (i) the interest of the Company or any of its subsidiaries in (x) all of the businesses in which The Sports Authority, Inc. (or any of its predecessors or successors) ("The Sports Authority companies") is or has been engaged, directly or indirectly, and (y) all of the assets and liabilities of The Sports Authority companies;

          (ii) all assets and liabilities of the Company or any of its subsidiaries to the extent attributed to any of the businesses or assets of The Sports Authority companies, whether or not such assets or liabilities are or were assets and liabilities of The Sports Authority companies;

          (iii) all assets and properties contributed to The Sports Authority Group from the Kmart Group resulting in an increase in the Number of Shares Issuable with Respect to the Retained Interest in The Sports Authority Group; and

          (iv) the interest of the Company or any of its subsidiaries in the businesses, assets and liabilities acquired by the Company or any of its subsidiaries for The Sports Authority Group, as determined by the Board of Directors;

provided that, (a) from and after any dividend, distribution or redemption with respect to any shares of The Sports Authority Stock (other than a dividend or distribution payable in shares of The Sports Authority Stock or in Convertible Securities convertible into or exercisable for shares of The Sports Authority Stock), The Sports Authority Group shall no longer include an amount of assets or properties equal to the aggregate

                                    III-A-15
amount of such kind of assets or properties so paid in respect of such dividend, distribution or redemption with respect to shares of The Sports Authority Stock multiplied by a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Retained Interest in The Sports Authority Group, and the denominator of which is equal to the number of outstanding shares of The Sports Authority Stock at such date and (b) from and after any Permitted Transfer with respect to The Sports Authority Group, The Sports Authority Group shall no longer include the amount of assets or properties transferred to the Kmart Group in connection therewith.

     "Trading Day" shall mean each weekday other than any day on which any relevant series of Common Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market."

                                 *     *     *

     Redesignation. (a) Upon the effectiveness of this Amendment, and without any further action on the part of the Company, its stockholders or the Board of Directors, each share of Common Stock, par value $1.00 per share, then issued and undesignated as to series (including shares held in the treasury of the Company) shall automatically be redesignated, changed and converted into one fully paid and nonassessable share of Kmart Stock (the "Redesignation"). Except as expressly provided herein, references to Common Stock in the Restated Articles of Incorporation shall be deemed to be references to the class of Common Stock, undesignated as to series.


     (b) From and after the Redesignation pursuant to subparagraph (a) above, all references to "Common Stock" in paragraphs 2, 7 and 8 of Section C of
Article III of the Restated Articles of Incorporation shall be deemed to be references to "Kmart Stock".


     (c) From and after the Redesignation pursuant to subparagraph (a) above, in accordance with the terms of paragraph 3(d)(i)(4) of Section D of Article III of the Restated Articles of Incorporation, the Common Equivalent Rate in effect immediately prior to such Redesignation shall automatically be adjusted so that the holder of a share of Series A Conversion Preferred Stock shall be entitled to receive on the conversion of such share the number of shares of Kmart Stock which such holder would have been entitled to receive as a result of the Redesignation had such share of Series A Conversion Preferred Stock been surrendered for conversion at the Common Equivalent Rate in effect immediately prior to such Redesignation. To implement such adjustment in accordance with such terms, from and after the effectiveness of such adjustment, all references to "Common Stock" in paragraph 3 of Section D of Article III of the Restated Articles of Incorporation shall be deemed to be references to "Kmart Stock," except as to the following:

          (i) subparagraph (d)(i)(4) of said paragraph 3 shall be amended in its entirety to read as follows: "issue by reclassification of its shares of Kmart Stock shares of Kmart Stock or any such other series of Common Stock"; and

          (ii) the fourth line following subparagraph (d)(i)(4) of said paragraph 3 shall be amended to delete therefrom the words "shares of Common Stock" and to insert in lieu thereof the words "shares of Kmart Stock or, in the event of a reclassification, such other series of Common Stock".


     (d) From and after the Redesignation pursuant to subparagraph (a) above, in accordance with the terms of paragraph 3(c)(i)(4) and paragraph 5 of Section E of Article III of the Restated Articles of Incorporation, the Conversion Rate in effect immediately prior to such Redesignation shall automatically be adjusted so that the holder of a share of Series B Convertible Preferred Stock shall be entitled to receive on the conversion of such share the number of shares of Kmart Stock which such holder would have been entitled to receive as a result of the Redesignation had such share of Series B Convertible Preferred Stock been surrendered for conversion at the Conversion Rate in effect immediately prior to such Redesignation. To implement such adjustment in accordance with such terms, from and after the effectiveness of such adjustment, all references


                                    III-A-16
to "Common Stock" in paragraphs 2, 3, 4, 5, 6 and 9 of Section E of Article III of the Restated Articles of Incorporation shall be deemed to be references to "Kmart Stock," except as to the following:


          (i) subparagraph (c)(i)(4) of said paragraph 3 shall be amended in its entirety to read as follows: "issue by reclassification of its shares of Kmart Stock shares of Kmart Stock or any other series of Common Stock;" and


          (ii) the fourth line following subparagraph (c)(i)(4) of said paragraph 3 shall be amended to delete therefrom the words "shares of Common Stock" and to insert in lieu thereof the words "shares of Kmart Stock or, in the event of a reclassification, such other series of Common Stock."

                                    III-A-17

                                                                     ANNEX III-B

                          PROPOSAL 3 -- AMENDMENTS TO
                       RESTATED ARTICLES OF INCORPORATION
                   RELATING TO ISSUANCE OF PREFERRED STOCK IN
                   SERIES BY RESOLUTION OF BOARD OF DIRECTORS

Section B of Article III of the Articles is proposed to be amended by adding the following:


     "6. Notwithstanding anything to the contrary contained in paragraphs III(B)(1), (2) and (3) above (which provisions shall continue to apply to any heretofore issued and outstanding shares of any series of Preferred Stock), the Board of Directors shall have authority to divide and issue shares of Preferred Stock into series, and to fix and determine the relative designations, rights, preferences and limitations of the shares of any series so established, including, without limitation, voting rights, full or limited, or no voting rights, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be designated by the Board of Directors and as may be permitted by the MBCA; provided, however, that notwithstanding anything herein to the contrary, no share of any series of Preferred Stock shall be entitled to more than one vote at any time during which the Series A Conversion Preferred Stock remain outstanding. There may be variations between different series as fixed and determined by the Board of Directors, including, without limitation: (a) the rate of dividend (which may be cumulative or non-cumulative) and upon such conditions, and at such times, and whether payable in preference to, or in such relation to, dividends payable on any other class or classes or any other series; (b) the price and terms upon which shares are redeemable; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares and (e) the terms and conditions on which shares may be converted or exchanged."


                                 *     *     *

                                     III-B-1

                                                                     ANNEX III-C

                          PROPOSAL 4 -- AMENDMENTS TO
                       RESTATED ARTICLES OF INCORPORATION
                     RELATING TO CERTAIN VOTING PROVISIONS

     The fourth and sixth paragraphs of Article VII of the Articles are proposed to be amended and restated in their entirety as follows, respectively:

          "Any director may be removed from office at any time either (a) by a vote of the holders of a majority of the number of votes to which the shares entitled to vote on the election of directors are entitled, voting together as one class, but only for cause, or (b) by a vote of a majority of the other directors, with or without cause."

          "Notwithstanding anything contained in these Restated Articles of Incorporation or the By-laws of the Company to the contrary, the affirmative vote of at least 58% of the number of votes to which the shares entitled to vote on the issue are entitled, voting together as one class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VII."

                                 *     *     *

                                     III-C-1

                                                                      ANNEX IV-A

                       PROPOSAL 5 -- ADOPTION OF EMPLOYEE
                          STOCK PURCHASE PLAN FOR EACH
                             SPECIALTY RETAIL GROUP

                                    FORM OF
                          EMPLOYEE STOCK PURCHASE PLAN


     1. Purpose. The [Specialty Retail Group] Employee Stock Purchase Plan (the "Plan") is being established for the benefit of employees of [Specialty Retail
Subsidiary], a           corporation, and any other subsequently Designated
Subsidiaries of Kmart Corporation, a Michigan corporation (the "Company"), collectively hereinafter sometimes called the "Group". The Plan is intended to provide the employees of each corporate member of the Group an opportunity to purchase, through accumulated payroll deductions, cash dividends on stock held in the employee's account under the Plan and/or the employee's cash payments under the Plan, shares of the series of common stock of the Company related to the Group. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.


     2. Definitions.

          a. "Board" shall mean the Board of Directors of the Company.

          b. "Change in Capitalization" shall mean any (i) increase, reduction, or change or exchange of shares of Group Stock for a different number, series or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise or (ii) exchange of Group Stock for common stock of a subsidiary of the Company that, at the time of such exchange, owns all assets and liabilities of the Group.

          c. "Change in Control" of the Company shall be deemed to occur upon the first to occur of the following:

             (i) "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 33% of the combined voting power of the Company is acquired by any "person," as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the Company's stockholders in substantially the same proportions as their ownership of stock of the Company), or

             (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

             (iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

          d. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          e. "Committee" shall mean the Compensation and Incentives Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

                                     IV-A-1

          f. "Company" shall mean Kmart Corporation, a corporation organized under the laws of the State of Michigan, or any successor corporation.


          g. "Compensation" shall mean the fixed salary, wages, commissions, overtime pay and bonuses paid by the employer to an Employee as reported by the employer to the United States government for Federal income tax purposes, including an Employee's portion of compensation deferral contributions pursuant to Section 401(k) of the Code, any amount excludable pursuant to Section 125 of the Code and/or any non-qualified compensation deferral, but excluding any foreign service allowance, severance pay, expenses or other special emolument or any credit or benefit under any employee plan maintained by the Company, the Group or the employer (if other than the Company).



          h. "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee's employer, if such leave is for a continuous period of not more than one year or reemployment upon the expiration of such leave is guaranteed by contract or statute.


          i. "Designated Subsidiaries" shall mean the subsidiaries of the Company that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations which become subsidiaries of the Company after the adoption of the Plan, but may include only corporations the businesses of which are part of the Group.


          j. "Employee" shall mean any person, including an officer, who as of an Offering Date, is regularly employed by any member of the Group and who has completed a Year of Service, except any person who is both "highly compensated" within the meaning of Section 414(q) of the Code and designated by the Committee as a participant in the Company's Management Stock Purchase Plan. Any Employee who (i) satisfies the aforesaid eligibility requirement, (ii) never participates in the Plan and (iii) has an interruption or termination of service (not agreed to in writing by the Employee's employer) which equals or exceeds the Employee's Years of Service, shall not be eligible to participate in the Plan until such Employee again satisfies the aforesaid eligibility requirements.


          k. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


          l. "Exercise Date" shall mean the last business day of each Offering Period.



          m. "Fair Market Value" per share as of a particular date shall mean
     (i) the closing price per share of Group Stock on such date, as reported by the Composite Transactions reporting system or if not so reported, as reported by the New York Stock Exchange, or if not so reported, as reported by any national securities exchange on which the Group Stock is listed; provided, however, that in connection with the initial issuance of the Group Stock, the "Fair Market Value" of a share of Group Stock shall be the initial public offering price per share.



          n. "Group" shall mean [Specialty Retail Subsidiary] and any Designated Subsidiary of the Company.


          o. "Group Stock" shall mean shares of common stock of the Company designated KM -- [Specialty Retail Group] Common Stock and any other securities issued in respect of such shares pursuant to a Change in Capitalization.


          p. "Number of Shares Issuable with Respect to Retained Interest" shall have the meaning defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock.



          q. "Offering Date" shall mean any one of the following: January 1, April 1, July 1 or October 1 of each Plan Year.



          r. "Offering Period" shall mean any calendar quarter beginning with an Offering Date prior to the end of the Term of the Plan; provided, however, that the Committee shall have the power to change the duration of Offering Periods.


                                     IV-A-2

          s. "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.



          t. "Participant" shall mean an Employee who participates in the Plan.



          u. "Plan" shall mean the [Specialty Retail Group] Employee Stock Purchase Plan, as amended from time to time.



          v. "Plan Year" shall mean calendar year.



          w. "Specialty Retail Stock" shall mean a series of the common stock of the Company relating to a particular Retail Specialty Group.



          x. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.



          y. "Year of Service" shall mean each successive period of twelve consecutive months (from an Employee's employment date) during which the Employee's hours of employment are 1,000 hours or more.


     3. Eligibility.

          a. Subject to the requirements of Section 4.b. hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.


          b. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee's right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such option would be granted) for any calendar year in which such option would be outstanding at any time.


     4. Grant of Option; Participation; Price.


          a. On each Offering Date, the Group shall commence an offer by granting each eligible Employee an option to purchase shares of Group Stock, subject to the limitations set forth in Sections 3.b. and 10 hereof.



          b. Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, by filing an agreement with the Group authorizing payroll deductions in accordance with Section 5 hereof. Such authorization shall remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to the Group prior to the next occurring Exercise Date. Additionally, a Participant may participate to a greater extent by authorizing reinvestment of dividends on the Group Stock held in his or her account (by giving written notice to the Group) or by making cash payments to be credited to his or her account under the Plan in accordance with Section 5 hereof.


          c. The option price per share of the Group Stock subject to an offering shall be 85% of the Fair Market Value of a share of Group Stock on the Exercise Date provided, however, for purposes of the first Exercise Date following the effectiveness of the Plan, the option price per share of Group Stock shall be

                                     IV-A-3

     85% of the initial public offering price per share. Notwithstanding the foregoing, in no event shall the price per share be less than the par value per share.

     5. Payroll Deductions and Cash Payments.


          a. Subject to Section 4.b. hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from 1 percent to 10 percent of such Participant's Compensation for each pay period (the permissible range within such percentages to be determined by the Committee from time to time). A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time, but not more frequently than once each Offering Period, by filing a new authorization form with the Group. All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan.



          b. Additionally, in accordance with Section 4.b. hereof, and in accordance with rules and procedures adopted by the Committee, a Participant may authorize reinvestment of dividends on any shares of Group Stock held in the Participant's account or make cash payments to be credited to his or her account.


     6. Exercise of Option.

          a. Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant's election to purchase shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to such option shall be purchased for such Participant at the applicable option price with (i) the accumulated payroll deductions, (ii) cash dividends paid on Group Stock which have been credited to the Participant's account under the Plan pursuant to Section 9 hereof, and
     (iii) any additional cash payments made by the Participant and credited to the Participant's account under the Plan in accordance with Section 5 hereof.

          b. Any cash balance remaining in a Participant's account after the termination of an Offering Period shall be carried forward to the Participant's account for the purchase of Group Stock during the next Offering Period if the Participant has elected to continue to participate in the Plan. Otherwise the Participant shall receive a cash payment equal to the balance of his or her account.

          c. The shares of Group Stock purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares.

     7. Delivery of Group Stock.


          a. As promptly as practicable after receipt by the Group of a written request for withdrawal of Group Stock from any Participant, the Group shall arrange the delivery to such Participant of a stock certificate representing the shares of Group Stock which the Participant requests to withdraw. Subject to Section 7.b. hereof, withdrawals may be made no more frequently than once each Offering Period. Shares of Group Stock received upon stock dividends or stock splits shall be treated as having been purchased on the Exercise Date of the shares to which they relate.


          b. Notwithstanding anything in Section 7.a. hereof to the contrary, Group Stock may be withdrawn by a Participant more than once during an Offering Period under the following circumstances: (i) within sixty (60) days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.

     8. Withdrawal; Termination of Employment.


          a. A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase shares of Group Stock (including, without limitation, the payroll deductions, cash dividends and cash payments credited to such Participant's account) by giving written notice to the Group prior to the next occurring Exercise Date. All such payroll deductions, cash dividends and cash payments credited to such Participant's account shall be paid to such


                                     IV-A-4

     Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of shares of Group Stock shall be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period shall be distributed to the Participant.

          b. Upon termination of a Participant's Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions, cash dividends and cash payments credited to such Participant's account (that have not been used to purchase shares of Group Stock) shall be returned (and any future cash dividends shall be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 12 hereof, and such Participant's option shall be automatically terminated.

          c. A Participant's withdrawal from an offering shall not have any effect upon such Participant's eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

     9. Dividends and Interest.


          a. Cash dividends paid on Group Stock held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions and any cash payments from the Participant to purchase shares of Group Stock on the Exercise Date. Dividends paid in Group Stock or stock splits of the Group Stock shall be credited to the accounts of Participants. Dividends paid in property other than cash or Group Stock shall be distributed to Participants as soon as practicable.


          b. No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends or cash payments of a Participant in the Plan.

     10. Stock.


          a. The maximum number of shares of Group Stock which shall be reserved for sale under the Plan shall be the number of shares equal to the product of: (A) the sum of (i) the number of shares of Group Stock outstanding immediately after the initial issuance of the Group Stock and (ii) the Number of Shares Issuable with Respect to Retained Interest in the Group, by (B) [the percentage specified for the particular Group in Proposal 5 of the Proxy Statement]. Such shares shall be either authorized and unissued shares or shares which have been reacquired by the Company for the account of the Group. The maximum number of reserved shares shall be subject to adjustment upon any Change in Capitalization of the Company as provided in
     Section 16 hereof. If the total number of shares which would otherwise be subject to options granted pursuant to Section 4.a. hereof on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been previously exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.


          b. Shares of Group Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.


     11. Administration. The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided


                                     IV-A-5
by the Committee, the Group shall be charged with all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Group Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.


     12. Designation of Beneficiary.


          a. A Participant may file with the Group, on forms supplied by the Group, a written designation of a beneficiary who is to receive any shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.



          b. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Group, on forms supplied by the Group. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Group shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Group), the Group, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Group may designate.



     13. Transferability. Neither payroll deductions, dividends, dividend reinvestments or cash payments credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the applicable laws of descent and distribution or as provided in Section 12 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Group may treat such act as an election to withdraw funds in accordance with Section 8 hereof.



     14. Use of Funds. All payroll deductions, dividends, reinvested dividends and additional cash payments received or held by the Group under the Plan may be used by the Group for any corporate purpose, and the Group shall not be obligated to segregate such funds.



     15. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends, dividend reinvestments and additional cash payments, the per share purchase price, the number of shares of Group Stock purchased, the aggregate shares in the Participant's account and the remaining cash balance, if any.


     16. Effect of Certain Changes. In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Group Stock which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per share of Group Stock covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period shall terminate unless otherwise provided by the Committee.


     17. Term of Plan. Subject to the Board's right to discontinue the Plan (and thereby end its Term) pursuant to Section 18 hereof, the Term of the Plan (and its last Offering Period) shall end on December 31, 2004. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants' accounts under the Plan shall be delivered to the respective Participant (or the Participant's legal representative) as soon as practicable.



     18. Amendment to and Discontinuance of Plan. The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Section 16 hereof, no such suspension or discontinuance may


                                     IV-A-6
adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the stockholders of the Company if such stockholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or Section 423 of the Code or to comply with any other law, regulation or stock exchange rule.



     19. Notices. All notices or other communications by a Participant to the Group or the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Group at the location, or by the person, designated by the Group for the receipt thereof.


     20. Regulations and Other Approvals; Governing Law.

          a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Michigan without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.


          b. The obligation of the Group to sell or deliver shares of Group Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.



          c. The Plan is intended to comply with Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.



     21. Withholding of Taxes. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Group thereof and thereafter immediately deliver to the Group any amount of Federal, state or local income taxes and other amounts which the Group informs the Participant the Group is required to withhold.


     22. Effective Date. The Plan shall take effect as of the date of the initial issuance of the Group Stock, subject to the approval of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders held in accordance with applicable law, which approval must occur within twelve months of the date that the Plan is adopted by the Board.

                                     IV-A-7

                                                                      ANNEX IV-B

                     PROPOSAL 6 -- AMENDMENTS TO DIRECTORS
                        STOCK PLAN RELATING TO ISSUANCE
                           OF SPECIALTY RETAIL STOCK


     Subject to paragraph 6 hereof, the Kmart Corporation Directors Stock Plan (the "Plan") is amended by action of the Board of Directors of Kmart Corporation (the "Company") on April 25, 1994, as follows:


     1. Section 1.1 of the Plan is hereby amended to read, in its entirety, as follows:


             1.1 The Kmart Corporation Directors Stock Plan (the "Plan") is intended to increase the proprietary interest of non-employee members of the Board of Directors (the "Board") of Kmart Corporation (the "Company") by providing further opportunity for ownership of the common stock, par value $1.00 per share, of the Company (the "Stock") which shall include the existing common stock (the "Existing Common Stock") and, following the initial issuance of any series of Specialty Retail Stock (as hereafter defined) and the redesignation of the Existing Common Stock as Kmart Group Stock (the "Kmart Stock"), shares of each issued and outstanding series of Specialty Retail Stock. By means of such increased proprietary interest, the Plan is intended to increase the incentive of such members to contribute to the success of the Company's businesses.


     2. Section 3 is hereby amended to read, in its entirety, as follows:

     3. SHARES OF STOCK


             3.1 Shares Reserved. The Existing Common Stock shall automatically be redesignated as Kmart Stock upon the initial issuance of any series of Stock relating to a particular Specialty Retail Group (the "Specialty Retail Stock"). The term "Group" means any one of the following: the Kmart Group; and Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group (each, a "Specialty Retail Group") (all as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock).



             The number of shares of Existing Common Stock (or, following redesignation, Kmart Stock) which shall be reserved for grant under the Plan shall not exceed 400,000 shares. The number of shares of each issued and outstanding series of Specialty Retail Stock which shall be reserved for grant under the Plan shall be the number of shares equal to the product of: (i) the sum of (x) the number of shares of such series outstanding immediately following its initial issuance and (y) the Number of Shares Issuable with Respect to Retained Interest (as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock) in the relevant Specialty Retail Group multiplied by (ii) the applicable percentage set forth below:



                                                                            PERCENTAGE
                                                                            ----------
          Borders-Walden Stock...........................................      0.05%
          Builders Square Stock..........................................      0.05%
          OfficeMax Stock................................................      0.05%
          The Sports Authority Stock.....................................      0.05%



             The number of shares of Existing Common Stock (or, following redesignation, Kmart Stock) and the various series of Specialty Retail Stock determined in accordance with this Section 3.1 shall be subject to adjustment as provided in Section 3.2 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Company.


             3.2 Capital Adjustments. In the event of any extraordinary dividend, stock dividend, recapitalization, merger, consolidation, stock split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions, the maximum number of shares of each series of Stock

                                     IV-B-1
        available under the Plan and the number (and, if necessary, the series and class) of such shares to be delivered hereunder shall be equitably adjusted by the Committee to reflect such event; provided, however, that any fractional shares resulting from such adjustment shall be disregarded.



          3. Section 4.1 is hereby amended to read in its entirety, as follows:



           Commencing with the Normal Stock Payment Date in 1995, if any series of Specialty Retail Stock has been issued on or before the date which is the last business day preceding the Normal Stock Payment Date, the shares so delivered or deferred shall be comprised of shares of each series of Stock that is outstanding on such date. The number of shares of any series of Stock to be included in any such Stock payment shall be determined by dividing (i) an amount equal to a certain percentage of the cash amount for which Stock is to be substituted by (ii) the Share Value Price (as defined below) of the relevant series of Stock on such date. Such percentage shall be determined by dividing the Market Capitalization (as defined below) of the relevant series of Stock as of such date by the aggregate Market Capitalization of all outstanding series of Stock as of such date. The "Market Capitalization" of a series of Stock as of such date shall mean the product of (i) the Share Value Price of such series of Stock on such date and (ii) the number of shares of such series of Stock outstanding on such date. The "Share Value Price" of a share of a series of Stock on such date shall mean the closing price per share of such series of Stock on such date as reported on the Composite Transactions reporting system, or if not so reported, as reported by the New York Stock Exchange, or if not so reported, as reported on any national exchange on which such series of Stock is listed. The value of fractional shares shall be paid to the Eligible Director in cash.



          4. Section 4.2 is hereby amended by the insertion of the following before the last sentence thereof:



           Commencing with the Normal Stock Payment Date in 1995, if any series of Specialty Retail Stock has been issued on or before the date which is the last business day preceding the Normal Stock Payment Date, the shares so delivered or deferred shall be comprised of shares of each series of Stock that is outstanding on such date. The number of shares of any series of Stock to be included in any such Stock payment shall be determined by dividing (i) an amount equal to a certain percentage of the cash amount for which Stock is to be substituted by (ii) the Share Value Price of the relevant series of Stock on such date. Such percentage shall be determined by dividing the Market Capitalization of the relevant series of Stock as of such date by the aggregate Market Capitalization of all outstanding series of Stock as of such date.


          5. The Plan is hereby amended by the insertion of the following new
     Section 5 and appropriate re-numbering of the existing Sections 5, 6 and 7, their subsections and any cross-references thereto:

          5. AWARD UPON INITIAL ISSUANCE OF EACH SERIES


             Upon the initial issuance of each series of Specialty Retail Stock, each Director shall be awarded a whole number of shares of such series determined by dividing (a) $5,000 by (b) the initial public offering price per share of such series less underwriting fees and commissions, with any fractional shares being disregarded.



          6. The foregoing amendments shall take effect as of the initial issuance of any series of Specialty Retail Stock, subject to the requisite stockholder approval. In the event such stockholder approval is not obtained, the foregoing amendments shall be of no force or effect, and the Plan (as in effect without regard to such amendments) shall continue in effect.


                                     IV-B-2

                                                                      ANNEX IV-C

                    PROPOSAL 7 -- AMENDMENTS TO PERFORMANCE
                       RESTRICTED STOCK PLAN RELATING TO
               SUBSTITUTION OF SPECIALTY RETAIL STOCK FOR CERTAIN
                  OUTSTANDING AWARDS OF EXISTING COMMON STOCK


     Subject to Paragraph 6 hereof, the Kmart Corporation Performance Restricted Stock Plan (the "Plan") is amended by action of the Board of Directors of Kmart Corporation (the "Company") on April 25, 1994 as follows:


          1. Section 1 is hereby amended to read, in its entirety, as follows:

        1. Purpose


             The Kmart Corporation Performance Restricted Stock Plan (the "Plan") is intended (i) to attract and retain officers and other key senior executive employees of Kmart Corporation (the "Company") and its Subsidiaries (corporations of which a majority of the stock is owned directly or indirectly by the Company and other business entities, a majority of which is owned directly or indirectly by the Company); (ii) to increase the proprietary interest in the Company of such persons by providing further opportunity for ownership of the Company's common stock, par value $1.00 per share (the "Stock") which shall include the existing common stock (the "Existing Common Stock") and, following the initial issuance of any additional series of Specialty Retail Stock (as hereinafter defined) and the redesignation of the Existing Common Stock as Kmart Group Stock (the "Kmart Stock"), shares of each issued and outstanding series of Stock; and (iii) to increase the incentives to such persons to contribute to the success of the Company's businesses.


          2. Section 3.1 is hereby amended by the addition of the following sentence at the end thereof:


           For ease of reference, the employees of the Company or its Subsidiaries who may have been granted Awards hereunder and who have work responsibilities with respect to a particular "Group" are sometimes referred to herein as employees of the relevant Group. The term "Group" means any one of the following: Kmart Group; and Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group (each a "Specialty Retail Group") (all, as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock).


          3. Section 3.2 is amended by the addition of the following after the first sentence thereof:


           The Committee shall also have discretion to permit conversions (described in Section 4.2 hereof) of restricted shares of Existing Common Stock (or, following redesignation, Kmart Stock) (as defined in Section 4.1 hereof) which are subject to outstanding Awards under the Plan to restricted shares of any outstanding series of Specialty Retail Stock (as defined in Section 4.1 hereof).


          4. Section 4 is hereby amended to read, in its entirety, as follows:

          4. Shares of Stock


             4.1 Shares Reserved. The Existing Common Stock shall automatically be redesignated as "Kmart Stock" upon the initial issuance of any series of Stock relating to a particular Specialty Retail Group (the "Specialty Retail Stock").



             The number of shares of Existing Common Stock which shall be reserved for grant under the Plan shall not exceed 4,000,000 shares. Upon issuance of any series of Specialty Retail Stock, any of such shares available for grant as of such date shall be redesignated as Kmart Stock. The number of


                                     IV-C-1
        shares of each issued and outstanding series of Specialty Retail Stock which shall be reserved for conversion or grant of Awards under the Plan shall be the number of shares equal to the product of: (i) the sum of
        (x) the number of shares of such series outstanding immediately following its initial issuance and (y) the Number of Shares Issuable with Respect to Retained Interest (as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock) in the relevant Specialty Retail Group, multiplied by (ii) the applicable percentage set forth below:



                                                                       PERCENTAGE
                                                                       ----------
               Borders-Walden Stock.................................       0.2%
               Builders Square Stock................................       0.3%
               OfficeMax Stock......................................       0.1%
               The Sports Authority Stock...........................       0.3%



             The number of shares of Existing Common Stock (or, following redesignation, Kmart Stock) and the various series of Specialty Retail Stock determined in accordance with this Section 4.1 shall be subject to adjustment as provided in Section 7 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Company. In the event that any Award or portion thereof is forfeited, or any shares of restricted stock are forfeited and reacquired by the Company, the shares forfeited or allocable to such forfeiture shall again become available for use under the Plan to the extent permitted by Rule 16b-3 under the Exchange Act.


             4.2 Conversions of Restricted Stock


                The Committee shall have discretion to permit a Specialty Retail Group participant, upon such terms and conditions as the Committee may establish, to convert all of his or her restricted shares of Existing Common Stock (or, following redesignation, Kmart Stock) subject to outstanding Awards hereunder into restricted shares of the series of Specialty Retail Stock that relates to such Participant's Specialty Retail Group. Any such conversion shall take effect upon the initial issuance of shares of such series of Specialty Retail Stock.



                The Committee shall have discretion, upon such terms and conditions as the Committee may establish, to permit a Kmart Group participant whose responsibilities include the Specialty Retail Group to convert a percentage of his or her restricted shares of Existing Common Stock (or, following redesignation, Kmart Stock) subject to outstanding Awards hereunder into restricted shares of the various series of Specialty Retail Stock. Any such conversion shall take effect upon the initial issuance of the respective series of Specialty Retail Stock. The aggregate percentage to be converted, and the particular percentages attributable to each issued series of Specialty Retail Stock, shall be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the proportionate Market Capitalization of the various series of Stock. The "Market Capitalization" of a series of Stock on any date shall mean the product of (i) the Fair Market Value per share of such series of Stock on such date and (ii) the number of shares of such series of Stock outstanding on such date. "Fair Market Value" per share of any series of Stock on any date shall mean the closing price per share of such series on such date as reported on the Composite Transactions reporting system, or if not so reported, as reported by the New York Stock Exchange, or if not so reported, as reported by any national exchange on which such series is listed; provided, however, that in connection with any initial issuance of a series of Specialty Retail Stock, the Fair Market Value per share of such series of Specialty Retail Stock shall be deemed to be the initial public offering price per share.



                All such converted restricted shares shall be subject to the same terms (including the date on which the restrictions lapse) as the original restricted shares, except that the series of Stock of the restricted stock shall be changed and the number of restricted shares shall be equitably adjusted by the Committee so that the aggregate Fair Market Value of the converted restricted


                                     IV-C-2
           shares on the date of any such conversion is equal to the aggregate Fair Market Value on such date of the restricted shares being converted.


          5. Section 7 is hereby amended, to read, in its entirety, as follows:

             7. Capital Adjustments


                In the event of any extraordinary dividend, stock dividend, recapitalization, merger, consolidation, stock split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions, the maximum number (and, if necessary, the series and class) of shares of each series of Stock which may be issued under the Plan or which are subject to outstanding Awards shall be equitably adjusted by the Committee to reflect such event; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.



          6. The foregoing amendment shall take effect as of the date of the initial issuance of any series of Specialty Retail Stock, subject to the requisite stockholder approval. In the event such stockholder approval is not obtained, the foregoing amendments shall be of no force or effect, and the Plan (as in effect without regard to such amendments) shall continue in effect.


                                     IV-C-3

                                                                      ANNEX IV-D

                   PROPOSAL 8 -- AMENDMENTS TO 1973 AND 1981
                  STOCK OPTION PLANS RELATING TO SUBSTITUTION
                              OF SPECIALTY RETAIL
                    STOCK FOR EXISTING COMMON STOCK ISSUABLE
                  UPON EXERCISE OF CERTAIN OUTSTANDING OPTIONS

                                 AMENDMENTS TO
                    KMART CORPORATION 1973 STOCK OPTION PLAN


     Subject to Paragraph 5 hereof, the Kmart Corporation 1973 Stock Option Plan (the "Plan") is amended by action of the Board of Directors of Kmart Corporation (the "Company") on April 25, 1994, as follows:


          1. Section 1 is hereby amended by the following addition at the end thereof:


             The term "Stock" (as used in the Plan) includes the existing Common Stock, par value $1.00 per share (the "Existing Common Stock") and, following the initial issuance of any series of Specialty Retail Stock (as defined in Section 3 hereof), shares of each issued and outstanding series of Stock. For ease of reference, the employees of the Company or its Subsidiaries who have been granted awards hereunder and who are assigned to a particular Group are sometimes referred to herein as optionees or employees of the relevant Group (or individuals employed by the relevant Group). The term "Group" means any one of the following:
        Kmart Group; and Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group (each, a "Specialty Retail Group") (all as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock).



          2. Section 3 is hereby amended by the following addition at the end thereof:



             The Existing Common Stock shall automatically be redesignated as Kmart Group Common Stock (the "Kmart Stock") upon the initial issuance of any series of Stock relating to a particular Specialty Retail Group (the "Specialty Retail Stock").



             The number of shares of each issued and outstanding series of Specialty Retail Stock which shall be reserved for conversion of Awards under the Plan shall be the number of shares equal to the product of (i) the sum of (x) the number of shares of such series of Specialty Retail Stock outstanding immediately following its initial issuance and (y) the Number of Shares Issuable with Respect to the Retained Interest (as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock) in the relevant Specialty Retail Group multiplied by (ii) the applicable percentage set forth below:



                                                                            PERCENTAGE
                                                                            ----------
               Borders-Walden Stock......................................      1.4%
               Builders Square Stock.....................................      1.0%
               OfficeMax Stock...........................................      0.3%
               The Sports Authority Stock................................      0.5%



             The number of shares of the various series of Specialty Retail Stock determined in accordance with this Section 3 shall be subject to adjustment as provided in Section 6 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Company.


          3. Section 4 is hereby amended by the following addition at the end thereof:


             The Committee shall have discretion to permit a Specialty Retail Group optionee to convert all of his or her options (other than Incentive options) for shares of Existing Common Stock (or,


                                     IV-D-1
        following redesignation, Kmart Stock) into options for shares of the relevant series of Specialty Retail Stock. Any such conversion shall take effect upon the initial issuance of such series.



             The Committee shall have discretion to permit a Kmart Group optionee whose responsibilities include the Specialty Retail Groups to convert a percentage of his or her options (other than Incentive options) for shares of Existing Common Stock (or, following redesignation, Kmart Stock) into options for shares of the various series of Specialty Retail Stock. Any such conversion shall take effect upon the initial issuance of the respective series of Specialty Retail Stock. The aggregate percentage to be converted, and the particular percentages attributable to each issued series of Specialty Retail Stock, shall be determined by the Committee in its discretion, based on such factors as the Committee may find relevant, which may include, without limitation, the proportionate Market Capitalization of the various series of Stock. The "Market Capitalization" of a series of Stock on any date shall mean the product of (i) the Fair Market Value per share of such series of Stock on such date and (ii) the number of shares of such series of Stock outstanding on such date. "Fair Market Value" per share of any series of Stock on any date shall mean the closing price per share of such series on such date as reported on the Composite Transactions reporting system, or if not so reported, as reported by the New York Stock Exchange, or if not so reported, as reported by any national exchange on which such series is listed; provided, however, that in connection with any initial issuance of a series of Specialty Retail Stock, the Fair Market Value per share of such series of Specialty Retail Stock shall be deemed to be the initial public offering price per share.



             All such converted options shall be subject to the same terms (including the date on which the option becomes exercisable and the expiration date) as the originally outstanding options, except that the underlying series of Stock shall be changed and the number of shares and the exercise price shall be equitably adjusted to preserve the aggregate "spread" between the then-current aggregate value of the shares underlying the outstanding options (or the percentage thereof being converted) and the aggregate exercise price of such outstanding options on the date of the conversion.



          5. The foregoing amendments shall take effect as of the date of the initial issuances of any series of Specialty Retail Stock, subject to the requisite stockholder approval. In the event such stockholder approval is not obtained, the foregoing amendments shall be of no force or effect, and the Plan (as in effect without regard to such amendments) shall continue in effect.


                                 AMENDMENTS TO
                    KMART CORPORATION 1981 STOCK OPTION PLAN


     Subject to Paragraph 5 hereof, the Kmart Corporation 1981 Stock Option Plan (the "Plan") is amended by action of the Board of Directors of Kmart Corporation (the "Company") on April 25, 1994, as follows:


          1. Section 1 is hereby amended by the following addition at the end thereof:


             The term "Stock" (as used in the Plan) includes the existing Common Stock, par value $1.00 per share (the "Existing Common Stock") and, following the initial issuance of any series of Specialty Retail Stock (as defined in Section 3 hereof), shares of each issued and outstanding series of Stock. For ease of reference, the employees of the Company or its Subsidiaries who have been granted awards hereunder and who are assigned to a particular Group are sometimes referred to herein as optionees or employees of the relevant Group (or individuals employed by the relevant Group). The term "Group" means any one of the following:
        Kmart Group; and Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group (each, a "Specialty Retail Group") (all as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock).


                                     IV-D-2

          2. Section 3 is hereby amended by the following addition at the end thereof:


             The Existing Common Stock shall automatically be redesignated as Kmart Group Common Stock (the "Kmart Stock") upon the initial issuance of any series of Stock relating to a particular Specialty Retail Group (the "Specialty Retail Stock").



             The number of shares of each issued and outstanding series of Specialty Retail Stock which shall be reserved for conversion of Awards under the Plan shall be the number of shares equal to the product of (i) the sum of (x) the number of shares of such series of Specialty Retail Stock outstanding immediately following its initial issuance and (y) the Number of Shares Issuable with Respect to the Retained Interest (as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock) multiplied by (ii) the applicable percentage set forth below:



                                                                                PERCENTAGE
                                                                                ----------
               Borders-Walden Stock..........................................      0.3%
               Builders Square Stock.........................................      0.2%
               OfficeMax Stock...............................................      0.1%
               The Sports Authority Stock....................................      0.1%



             The number of shares of the various series of Specialty Retail Stock determined in accordance with this Section 3 shall be subject to adjustment as provided in Section 6 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Company.


          3. Section 4 is hereby amended by the following addition at the end thereof:


             The Committee shall have discretion to permit a Specialty Retail Group optionee to convert all of his or her options (other than Incentive options) for shares of Existing Common Stock (or, following redesignation, Kmart Stock) into options for shares of the relevant series of Specialty Retail Stock. Any such conversion shall take effect upon the initial issuance of such series.



             The Committee shall have discretion to permit a Kmart Group optionee whose responsibilities include the Specialty Retail Groups to convert a percentage of his or her options (other than Incentive options) for shares of Existing Common Stock (or, following redesignation, Kmart Stock) into options for shares of the relevant various series of Specialty Retail Stock. Any such conversion shall take effect upon the initial issuance of the respective series. The aggregate percentage to be converted, and the particular percentages attributable to each issued series of Specialty Retail Stock, shall be determined by the Committee in its discretion, based on such factors as the Committee may find relevant, which may include, without limitation, the proportionate Market Capitalization of the various series of Stock. The "Market Capitalization" of a series of Stock on any date shall mean the product of (i) the Fair Market Value per share of such series of Stock on such date and (ii) the number of shares of such series of Stock outstanding on such date. "Fair Market Value" per share of any series of Stock on any date shall mean the closing price per share of such series on such date as reported on the Composite Transactions reporting system, or if not so reported, as reported by the New York Stock Exchange, or if not so reported, as reported by any national exchange on which such series is listed; provided, however, that in connection with any initial issuance of a series of Specialty Retail Stock, the Fair Market Value per share of such series of Specialty Retail Stock shall be deemed to be the initial public offering price per share.



             All such converted options shall be subject to the same terms (including the date on which the option becomes exercisable and the expiration date) as the originally outstanding options, except that the underlying series of Stock shall be changed and the number of shares and the exercise price shall be equitably adjusted to preserve the aggregate "spread" between the then-current aggregate value of the shares underlying the outstanding options (or the percentage thereof being converted) and the aggregate exercise price of such outstanding options on the date of the conversion.


                                     IV-D-3

          5. The foregoing amendments shall take effect as of the date of the initial issuances of any series of Specialty Retail Stock, subject to the requisite stockholder approval. In the event such stockholder approval is not obtained, the foregoing amendments shall be of no force and effect and the Plan (as in effect without regard to such amendments) shall continue in effect.


                                     IV-D-4

                                                                      ANNEX IV-E

                 PROPOSAL 9 -- AMENDMENTS TO 1992 STOCK OPTION
            PLAN RELATING TO SUBSTITUTION OF SPECIALTY RETAIL STOCK
                    FOR EXISTING COMMON STOCK ISSUABLE UPON
         EXERCISE OF CERTAIN OPTIONS AND CERTAIN OTHER PLAN AMENDMENTS


     Subject to Paragraph 5 hereof, the Kmart Corporation 1992 Stock Option Plan (the "Plan") is amended by action of the Board of Directors of Kmart Corporation (the "Company") on April 25, 1994, as follows:


          1. Section 1 is hereby amended to read, in its entirety, as follows:


             1. Purpose. The Kmart Corporation 1992 Stock Option Plan (the "Plan") is intended (i) to attract and retain officers and other key senior executive employees of Kmart Corporation (the "Company") and its Subsidiaries (corporations of which a majority of the stock is owned directly or indirectly by the Company and other business entities, a majority of which is owned directly or indirectly by the Company); (ii) to increase the proprietary interest in the Company of such persons by providing further opportunity for ownership of the Company's common stock (the "Stock") which includes the existing common stock, par value $1.00 per share (the "Existing Common Stock") and, following the initial issuance of any series of Specialty Retail Stock (as defined in Section 3 hereof), shares of each issued and outstanding series of Stock; and
        (iii) to increase the incentives to such persons to contribute to the success of the Company's businesses. For ease of reference, the employees of the Company or its Subsidiaries who may be granted, or may have been granted, awards hereunder and who have work responsibilities with respect to a particular Group are sometimes referred to herein as employees of the relevant Group (or individuals employed by the relevant Group). The term "Group" means any one of the following: Kmart Group; and Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group (each a "Specialty Retail Group") (all as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock).



          2. Section 3 is hereby amended to read, in its entirety, as follows:



             3. Stock. The Existing Common Stock shall automatically be redesignated as "Kmart Group Common Stock" ("Kmart Stock") upon the initial issuance of any series of Stock relating to a particular Specialty Retail Group (the "Specialty Retail Stock").



             The number of shares of Existing Common Stock (or, following redemption, Kmart Stock) which shall be reserved for grant under the Plan shall not exceed 20,000,000 shares. The number of shares of each issued and outstanding series of Specialty Retail Stock which shall be reserved for grant and conversion of Awards under the Plan shall be the number of shares equal to the product of (i) the sum of (x) the number of shares of such Series outstanding immediately following its initial issuance and (y) the Number of Shares Issuable with Respect to the Retained Interest (as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock) in the relevant Specialty Retail Group by (ii) the applicable percentage set forth below:



                                                                                PERCENTAGE
                                                                                ----------
               Borders-Walden Stock..........................................      12.10%
               Builders Square Stock.........................................       8.70%
               OfficeMax Stock...............................................       3.30%
               The Sports Authority Stock....................................       4.60%



             The number of shares of the Existing Common Stock (or, following redesignation, Kmart Stock) and the various series of Specialty Retail Stock determined in accordance with this Section 3


                                     IV-E-1
        shall be subject to adjustment as provided in Section 6 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Company. No option may be granted under the Plan to an employee who owns more than five percent of the outstanding Stock. In the event that any outstanding option or portion thereof expires or is cancelled, surrendered or terminated for any reason, including by reason of conversion hereunder, the shares of Stock allocable to the unexercised portion of such option may again be subjected to an option or be issued under the Plan.

          3. Section 4 is hereby amended to read, in its entirety, as follows:

             4. Award and Conversion of Options.


                (a) General Powers of Committee. The Committee may grant options to purchase Stock to officers and other key employees of the Company or its Subsidiaries, including directors who are full-time employees. The Committee shall have the discretion, in accordance with the provisions of the Plan, to determine to whom an option is granted, the number and series of shares of Stock optioned, the terms and conditions of the option and, in the case of conversions, the series and number of shares of Specialty Retail Stock into which an option may convert. In making such determinations, the Committee shall consider the position and responsibilities of the employee, the nature and value to the Company of his or her services and accomplishments, his or her present and potential contribution to the success of the Company, the Group which employs the employee (or the Specialty Retail Groups for which such employee has responsibilities), and such other factors as the Committee may deem relevant.


                (b) Types of Options. Each option granted under the Plan shall be designated by the Committee at the time of grant as either an incentive stock option (an "Incentive" option) or a non-qualified stock option (a "Non-Qualified" option). An Incentive option is intended to meet the requirements of Section 422 of the Internal Revenue Code. The aggregate Fair Market Value (determined at the time the option is granted) of the Stock as to which Incentive options are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000 (as determined in accordance with the rules set forth in Section 422 of the Internal Revenue Code).

                (c) General Provisions. Options granted under the Plan shall be subject to and governed by the provisions of the Plan and by the terms and conditions set forth in Section 5 hereof and by such other terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee. The date on which an option shall be granted shall be the date that the optionee, the series and number of shares of Stock optioned and the terms and conditions of the option are determined by the Committee, provided, however, that if an option or any term or condition of an option is rejected or not accepted by an optionee or if an option is not granted in accordance with the provisions of the Plan, such option shall be deemed to have not been granted and shall be in no effect. Each option shall be evidenced by a Stock Option Agreement in such form as the Committee may from time to time approve.


                (d) Options for Various Series of Stock. Following the initial issuance of a series of Specialty Retail Stock, the Committee shall have discretion to determine that an employee of the relevant Specialty Retail Group who is eligible to be granted options under the Plan shall be granted only options for that series of Specialty Retail Stock and that such an employee of the Kmart Group shall receive only options for Kmart Stock; provided, however, that the Committee shall also have discretion to determine that an eligible employee of the Kmart Group whose responsibilities include the Specialty Retail Groups shall be granted options for shares of the various series of Stock, the respective series and percentage of such options to be represented by each series to be determined by the Committee, in its sole discretion.


                (e) Conversion of Outstanding Options. The Committee shall have discretion to permit an employee of a Specialty Retail Group to convert all of his or her options (other than

                                     IV-E-2

           Incentive options) which were granted before January 18, 1994 for shares of Existing Common Stock (or, following redesignation, Kmart Stock) into options for shares of the series of Specialty Retail Stock which relates to such employee's Specialty Retail Group. All options granted to such an employee on or after January 18, 1994 (and before the initial issuance of the relevant series of Specialty Retail Stock) for shares of Existing Common Stock (or, following redesignation, Kmart Stock) shall automatically be converted into options for shares of the relevant series of Specialty Retail Stock upon the initial issuance of such series.



                The Committee shall have discretion to permit an employee of the Kmart Group whose responsibilities include the Specialty Retail Groups to convert a percentage of his or her options (other than Incentive options) which were granted before January 18, 1994 for shares of Existing Common Stock (or, following redesignation, Kmart Stock) into options for shares of the various issued series of Specialty Retail Stock. A percentage of the options granted to such an employee on or after January 18, 1994 (and before the initial issuance of the various series of Specialty Retail Stock) for shares of Existing Common Stock (or, following redesignation, Kmart Stock) shall automatically be converted into options for shares of the various series of Specialty Retail Stock upon the initial issuance of the respective series. The aggregate percentage to be converted, and the particular percentages attributable to each issued series of Specialty Retail Stock, shall be determined by the Committee in its discretion based on such factors as the Committee may find relevant, which may include, without limitation, the proportionate Market Capitalization of the various series of Stock. The "Market Capitalization" of a series of Stock on any date shall mean the product of (i) the Fair Market Value per share of such series of Stock on such date and (ii) the number of shares of such series of Stock outstanding on such date. For purposes of the preceding sentence, "Fair Market Value" per share of any series of Stock on any date shall mean the closing price per share of such series on such date as reported on the Composite Transactions reporting system, or if not so reported, as reported by the New York Stock Exchange, or if not so reported, as reported by any national exchange on which such series is listed; provided, however, that solely for purposes of determining Market Capitalization hereunder in connection with initial issuance of a series of Specialty Retail Stock, the Fair Market Value per share of such series of Specialty Retail Stock shall be deemed to be the initial public offering price per share.



                All such converted pre-January 18, 1994 options would be subject to the same terms (including the date on which the option becomes exercisable and the expiration date) as the originally outstanding options, except that underlying series of Stock would be changed and the number of shares and the exercise price would be equitably adjusted to preserve the aggregate "spread" between the then-current aggregate value of the shares underlying the outstanding options (or the percentage thereof being converted) and the aggregate exercise price of such outstanding options on the date of the conversion. All converted post January 17, 1994 options would generally have the terms (including the dates on which the options becomes exercisable and the expiration date) as the outstanding options, except that the number of shares of each series of Specialty Retail Stock underlying the converted option would be determined by dividing an amount equal to the aggregate exercise price of the shares of Existing Common Stock (or, following redesignation Kmart Stock) underlying the original option (or the percentage thereof being converted) by the exercise price per share of such series of Specialty Retail Stock underlying the converted option, which exercise price shall be the initial public offering price per share less underwriting fees and commissions.



          4. Section 5.A. of the Plan is hereby amended to read, in its entirety, as follows:



             A. Option Price. In the case of each option granted under the Plan (except converted options), the option price shall not be less than the Fair Market Value of the relevant series of Stock on the date of grant of such option. (Fair Market Value for purposes of the preceding sentence shall be deemed to be the mean of the highest price and lowest price at which the relevant series of Stock shall have been sold, regular way, on the date in question or on the next preceding day on which


                                     IV-E-3
        there were such sales of the relevant series of Stock if no such sales shall have been made on the date in question, as reported on the Composite Transactions reporting system, or if not so reported, as reported by the New York Stock Exchange on such date, or if not so reported, as reported by any national exchange on which such series of Stock is listed on such date.) Notwithstanding the foregoing provisions of this Section 5.A., with respect to any option granted in connection with both (i) the initial issuance of a series of Specialty Retail Stock, and (ii) certain purchases of restricted stock pursuant to the Kmart Corporation Management Stock Purchase Plan, the Fair Market Value of a share of such series of Specialty Retail Stock shall be deemed to be the initial offering price less underwriting fees and commissions.



          5. The foregoing amendments shall take effect as of the date of initial issuances of any series of Specialty Retail Stock, subject to the requisite stockholder approval. In the event such stockholder approval is not obtained, the foregoing amendments shall be of no force and effect and the Plan (as in effect without regard to such amendments) shall continue in effect.


                                     IV-E-4

                                                                      ANNEX IV-F

                 PROPOSAL 10 -- AMENDMENTS TO 1992 STOCK OPTION
                        PLAN RELATING TO ADDING CERTAIN
                             ALLOCATION PROVISIONS

        ALLOCATION AMENDMENT TO KMART CORPORATION 1992 STOCK OPTION PLAN


     Subject to paragraph 2 hereof, the Kmart Corporation 1992 Stock Option Plan (the "Plan") is amended by action of the Board of Directors of Kmart Corporation (the "Company") on April 25, 1994, as follows:


          1. The following new Section 14 is hereby added to the Plan:


             14. Limitation on Size of Grants. Effective as of January 1, 1994, no employee of the Company shall be granted options in any calendar year which are in excess of 10 percent of the total number of options granted in such calendar year with respect to all series of Stock. Additionally, no employee of the Company or its Subsidiaries shall be granted options in any calendar year with respect to any series of Specialty Retail Stock which are in excess of 25 percent of the total number of options granted in such calendar year with respect to such series of Specialty Retail Stock.



          2. The foregoing amendment is subject to the requisite stockholder approval. In the event such stockholder approval is not obtained, the foregoing amendment shall be of no force and effect and the Plan (as in effect without regard to such amendment) shall continue in effect.


                                     IV-F-1

                                                                      ANNEX IV-G

                  PROPOSAL 11 -- ADOPTION OF MANAGEMENT STOCK
                                 PURCHASE PLAN


                               KMART CORPORATION


                         MANAGEMENT STOCK PURCHASE PLAN



1. PURPOSES; CONSTRUCTION.



     The purposes of the Kmart Corporation Management Stock Purchase Plan are to attract and retain highly-qualified executives, to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return and to enable executives to develop and maintain a substantial stock ownership position in the Company, to provide incentives to such executives to contribute to the success of the Company's businesses. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934, and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted and applied by regulations, rulings and cases.


2. DEFINITIONS.

     As used in this Plan, the following words and phrases shall have the meanings indicated:

          (a) "Agreement" shall mean an agreement entered into between the Company and a Participant in connection with a grant under the Plan.

          (b) "Board" shall mean the Board of Directors of the Company.

          (c) "Annual Bonus" shall mean the bonus earned by a Participant under the Annual Plan.


          (d) "Annual Bonus Plan" shall mean the Kmart Corporation Annual Incentive Bonus Plan, as amended from time to time.



          (e) "Cause" shall mean the Participant's fraud, dishonesty, conduct in violation of Company or a Subsidiary policy, willful and continued failure to substantially perform his or her duties with the Company or a Subsidiary or willful engaging in conduct which is demonstrably and materially injurious to the Company or a Subsidiary monetarily or otherwise.


          (f) "Change in Control" shall mean the occurrence of an event described in Article 10 hereof.

          (g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (h) "Committee" shall mean the Compensation and Incentives Committee of the Board.

          (i) "Company" shall mean Kmart Corporation, a corporation organized under the laws of the State of Michigan, or any successor corporation.


          (j) "Disability" shall mean a Participant's total and permanent disability as defined in the Company's Employee Pension Plan.



          (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.



          (l) "Existing Common Stock" shall mean shares of common stock of the Company issued and outstanding at the time of the Board's adoption of the Plan, par value $1.00 per share. Upon the initial issuance of any series of Specialty Retail Stock, the Existing Common Stock shall automatically be redesignated as Kmart Group Common Stock (the "Kmart Stock").



          (m) "Fair Market Value" per share of a series of Stock as of any date shall mean the average of the closing prices per share of such series of Stock for the five trading days immediately preceding such date,


                                     IV-G-1
     as reported by the Corporate Transactions reporting system, or if not so reported, as reported by the New York Stock Exchange, or if not so reported, as reported by any national securities exchange on which the Stock is listed; provided, however, that except as provided in paragraph
     (r) below, in connection with the initial issuance of any series of Specialty Retail Stock, the "Fair Market Value"per share of such series shall be the initial public offering price per share less underwriting discounts and commissions.



          (o) "Group" shall mean any of the following: Kmart Group; and Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group (each, a "Specialty Retail Group") (all as defined in the Restated Articles of Incorporation as amended upon the initial issuance of any series of Specialty Retail Stock).



          (p) "Group Employees" (and variants thereof) shall mean employees of the Company and the Subsidiaries who have work responsibilities with respect to the relevant Group.



          (q) "Kmart Stock," upon and after the initial issuance of any series of Specialty Retail Stock, shall mean shares of the series of common stock of the Company relating to the Kmart Group.



          (r) "Market Capitalization" of a series of Stock on any date shall mean the product of (i) the Fair Market Value of one share of such series of Stock on such date and (ii) the number of shares of such series of Stock outstanding on such date; provided, however, that, solely for purposes of determining Market Capitalization hereunder in connection with the initial issuance of any series of Specialty Retail Stock, the Fair Market Value of such Specialty Retail Stock shall be deemed to be the initial offering price.



          (s) "Participant" shall mean a person who receives a grant of Restricted Stock under the Plan; all such grants are sometimes referred to herein as purchases.



          (t) "Plan" shall mean this Kmart Corporation Management Stock Purchase Plan, as amended from time to time.



          (u) "Restricted Period" shall have the meaning given in Section 9(d) hereof.



          (v) "Restricted Stock" or "Restricted Shares" shall mean the shares of Stock purchased hereunder subject to restrictions.



          (w) "Rule 16b-3" shall mean Rule 16b-3, as in effect from time to time, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.



          (x) "Section 16 Person" shall mean a Participant who is subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act.



          (y) "Stock" shall mean shares of Existing Common Stock and, upon and after the initial issuance of any series of Specialty Retail Stock, shares of one or more of the issued and outstanding series of common stock of the Company, as the context requires.



          (z) "1992 Stock Option Plan" shall mean the Kmart Corporation 1992 Stock Option Plan, as amended from time to time.



          (aa) "Specialty Retail Stock" shall mean shares of each issued and outstanding series of common stock of the Company relating to a particular Specialty Retail Group.



          (bb) "Subsidiary" shall mean any subsidiary of the Company (whether or not a subsidiary at the date the Plan is adopted) which is designated by the Committee or Board to participate in the Plan.



3. STOCK RESERVED FOR PLAN.



     The number of shares of Existing Common Stock which shall be reserved for the purchase of Restricted Stock under the Plan shall be 4,000,000. The Existing Common Stock shall automatically be redesignated as Kmart Stock upon the initial issuance of any series of Specialty Retail Stock.


                                     IV-G-2

     The number of shares of each issued and outstanding series of Specialty Retail Stock which shall be reserved for purchase under the Plan shall be the number of shares equal to the product of (i) the sum of (x) the number of shares of such series outstanding immediately after its initial issuance and (y) the Number of Shares Issuable with Respect to the Retained Interest (as defined in the Company's Restated Articles of Incorporation, as amended at the time of the initial issuance of any series of Specialty Retail Stock) in the relevant Specialty Retail Group multiplied by (ii) the applicable percentage set forth below:



                                                                              PERCENTAGE
                                                                              ----------
        Borders-Walden Stock...............................................       1.1%
        Builders Square Stock..............................................       1.1%
        OfficeMax Stock....................................................       1.5%
        The Sports Authority Stock.........................................       1.1%


     The number of shares of Existing Common Stock and the various series of Specialty Retail Stock determined in accordance with the foregoing provisions of this Article 3 shall be subject to adjustment as provided in Article 11 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Company.


     If any outstanding shares of Restricted Stock under the Plan should be forfeited and reacquired by the Company, the shares of Stock so forfeited shall (unless the Plan shall have been terminated) again become available for use under the Plan, to the extent permitted by Rule 16b-3.


4. ELIGIBILITY.


     Each Company senior officer, each Company group and divisional vice president and each such other key employee of the Company or its Subsidiaries as is designated by the Committee is required to use 20 percent of his or her Annual Bonus (less applicable payroll deductions) to purchase Restricted Stock granted pursuant to, and subject to the terms and conditions of, this Plan. At the election of any Annual Bonus Plan Participant, the Participant may use up to 100 percent of his or her Annual Bonus (less applicable payroll deductions) to purchase Restricted Stock granted pursuant to, and subject to the terms and conditions of, this Plan. Any such election shall be made in accordance with rules established by the Committee; provided, however, that any such election by a Section 16 Person must be made at least six months prior to the day the amount of the Section 16 Person's Annual Bonus is finally determined under the Annual Bonus Plan. Since the Restricted Stock is "purchased" with part or all of the Annual Bonus, all Restricted Stock grants under this Plan are sometimes referred to herein as "purchases."



     Further, in connection with the initial issuance of each of the various series of Specialty Retail Stock, the Committee in its discretion may grant a Kmart Group Participant whose responsibilities include the Specialty Retail Groups the one-time purchase opportunity described in Article 8 hereof. Additionally, in connection with the initial issuance of a series of Specialty Retail Stock, the Committee may grant a Specialty Retail Group Participant the one-time purchase opportunity described in Article 7 hereof. In determining the Participants who shall be so designated, the Committee shall take into account the duties of the respective individuals, their present and potential contributions to the success of the Company and/or the relevant Specialty Retail Group(s), and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.



5. MANDATORY AND OPTIONAL PURCHASES OF RESTRICTED STOCK BY VARIOUS PARTICIPANTS.


     Until the initial issuance of a series of Specialty Retail Stock of the Company, Stock purchases by all Participants under the Plan shall be made in Existing Common Stock.


     A Specialty Retail Group Participant shall purchase only Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) under the Plan until the initial issuance of the relevant series of Specialty Retail Stock. Following such issuance, the Participant shall purchase only Restricted Shares of the relevant series of Specialty Retail Stock under the Plan. Purchases of Existing Common Stock (or, following redesignation, Kmart Stock) made under the Plan by such Participant prior to the initial issuance of the


                                     IV-G-3
relevant series of Specialty Retail Stock shall be subject to the automatic conversion described in Article 6 hereof, to Restricted Shares of the relevant series of Specialty Retail Stock.



     A Kmart Group Participant shall purchase only Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) under the Plan. However, following issuance of one or more series of Specialty Retail Stock, certain percentages of the Restricted Stock purchases under the Plan of certain Participants who are Kmart Group employees, whose responsibilities include the Specialty Retail Groups and who are designated by the Committee, shall be for Restricted Shares of the various outstanding series of Specialty Retail Stock. Such percentages shall be determined by the Committee in its discretion based on such factors as the Committee may find relevant which may include, without limitation, the proportionate Market Capitalization of the various series of Stock. Purchases of Existing Common Stock (or, following redesignation, Kmart Stock) made under the Plan, prior to the initial issuance of the various series of Specialty Retail Stock, by Participants described in the preceding sentence shall be subject to the partial automatic conversion described in Article 6 hereof to Restricted Shares of the various series of Specialty Retail Stock.


6. CONVERSION OF RESTRICTED STOCK.


     If a Specialty Retail Group Participant purchases Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) under the Plan prior to the issuance of the relevant series of Specialty Retail Stock, such Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) shall be automatically converted into Restricted Shares of such series of Specialty Retail Stock upon the initial issuance of such series. The number of Restricted Shares of the series of Specialty Retail Stock to be issued upon such conversion shall equal the quotient obtained by dividing the aggregate Fair Market Value of such Existing Common Stock (or, following redesignation, Kmart Stock) on the date of the initial public offering of the relevant series of Specialty Retail Stock by the initial public offering price of such series, with any fractional shares being disregarded. The converted Restricted Shares shall otherwise have the same terms (including the date the restrictions lapse) as the original Restricted Shares except that the underlying series of Stock and the number of shares shall be adjusted as aforesaid.



     If a Kmart Group Participant whose responsibilities include the Specialty Retail Groups purchases Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) prior to the issuance of the various series of Specialty Retail Stock, a percentage of such Restricted Shares shall be automatically converted into Restricted Shares of each series of Specialty Retail Stock upon the initial issuance of each such series. The percentage of such Restricted Shares of Existing Common Stock (or, following redesignation, Kmart Stock) to be converted shall be determined by the Committee in its discretion based on such factors as the Committee may find relevant, which may include, without limitation, the proportionate Market Capitalization of the various series of Stock. The number of Restricted Shares of each series of Specialty Retail Stock to be issued upon such conversion shall equal the quotient obtained by dividing the aggregate Fair Market Value of such percentage of Existing Common Stock (or, following redesignation, Kmart Stock) on the date of the initial public offering of the relevant series of Specialty Retail Stock by the initial public offering price per share of such series, with any fractional shares being disregarded. The converted Restricted Shares shall otherwise have the same terms (including the date the restrictions lapse) as the original Restricted Shares except that the underlying series of Stock and the number of shares shall be adjusted as aforesaid.



7. OPPORTUNITY FOR ONE-TIME PURCHASE OF RESTRICTED SPECIALTY RETAIL STOCK BY SPECIALTY RETAIL GROUP PARTICIPANTS.



     (a) UP TO $1 MILLION PURCHASE. Except as otherwise determined by the Committee, in connection with the initial public offering of a series of Specialty Retail Stock, each Specialty Retail Group Participant who is designated by the Committee shall be granted a one-time opportunity to use up to $1 million to purchase Restricted Shares of such series of Specialty Retail Stock.



     (b) SOURCE OF FUNDS. Subject to any limitations imposed by the Committee in its discretion with respect to any series of Specialty Retail Stock, a Participant who is designated pursuant to Section 7(a) hereof


                                     IV-G-4
may use one or more of the following sources of funds to purchase Restricted
Shares: (1) up to 100 percent of his or her targeted Annual Bonus (less applicable payroll deductions) for the year in which the initial public offering of the relevant series of Specialty Retail Stock occurs; (2) up to 100 percent of his or her base salary (less applicable payroll deductions) for the 12-month period immediately following such initial public offering; and (3) his or her own personal funds.



     (c) TIME OF PAYMENT. A Participant shall pay at the time of purchase, in cash (from the Participant's personal funds), the difference between the aggregate purchase cost of the Restricted Stock and the sum of the targeted Annual Bonus and salary which the Participant has elected to apply to such purchase. At the time the actual Annual Bonus for the year is determined, the Participant shall pay, in cash, any balance of the Restricted Stock purchase cost remaining after application of the actual Annual Bonus or, as applicable, any percentage of the targeted Annual Bonus elected by the Participant at the time of purchase; the portion of a base salary elected by the Participant at the time of purchase; and/or personal funds paid at the time of purchase.



     (d) FAILURE TO PAY. Except as otherwise determined by the Committee, if a Participant fails to make full payment in accordance with Section 7(c) hereof for a purchase of Restricted Shares hereunder, the Participant shall forfeit a percentage of such Restricted Shares determined by dividing the amount payable but not so paid by the Participant on account of such purchase by the total purchase cost. Fractional shares shall be disregarded.



     (e) ASSOCIATED OPTION GRANT UNDER 1992 STOCK OPTION PLAN. For each share of Stock purchased pursuant to Section 7(a) hereof, the Participant shall be granted an option under the 1992 Stock Option Plan to acquire a share of the relevant series of Specialty Retail Stock at the initial public offering price less underwriting fees and commissions; provided, however, that except as determined by the Committee in its discretion in unusual circumstances, the number of options so granted may not exceed (i) the number of options granted to such Participant in 1994 for shares of Existing Common Stock (or, following redesignation, Kmart Stock), as such options are converted to options for the relevant series of Specialty Retail Stock under the 1992 Stock Option Plan, or
(ii) if no options for shares of Existing Common Stock (or, following redesignation, Kmart Stock) were granted to such Participant in 1994, the number of options for shares of the relevant series of Specialty Retail Stock otherwise granted to such Participant under the 1992 Stock Option Plan in connection with the initial public offering of such series. An option granted under the 1992 Stock Option Plan pursuant to this Section 7(e) shall become exercisable no earlier than the date on which full and timely payment for the related Restricted Stock purchase hereunder has been made pursuant to Section 7(c) hereof and to the extent the Participant shall fail to make such full and timely payment, a proportionate number of shares underlying such option shall be immediately forfeited.



8. OPPORTUNITY FOR ONE-TIME PURCHASE OF RESTRICTED SPECIALTY RETAIL STOCK BY CERTAIN KMART GROUP PARTICIPANTS.



     (a) UP TO $1 MILLION PURCHASE. Except as otherwise determined by the Committee, in connection with the initial public offering of each series of Specialty Retail Stock, each Kmart Group Participant whose responsibilities include the Specialty Retail Groups and who is designated by the Committee shall be granted a one-time opportunity to use up to $1 million to purchase Restricted Shares of all issued series of Specialty Retail Stock. The portion of the aggregate amount to be applied to the purchase of a particular series of Specialty Retail Stock as to which such purchase opportunity is granted shall be determined by the Committee in its discretion based upon such factors as the Committee may find relevant, which may include, without limitation, and the proportionate Market Capitalizations of the various series of Stock.



     (b) SOURCE OF FUNDS. Subject to limitations imposed by the Committee with respect to any series of Specialty Retail Stock, a Participant who is designated pursuant to Section 8(a) hereof may utilize one or more of the following sources of funds to purchase Restricted Shares of the various series of Specialty Retail
Stock: (1) up to 100 percent of his or her targeted Annual Bonus (less applicable payroll deductions) for the year in which the relevant initial public offerings of series of Specialty Retail Stock occur; (2) up to 100


                                     IV-G-5
percent of his or her base salary for the 12-month period immediately following such initial public offerings (less applicable payroll deductions); and (3) his or her own personal funds.



     (c) TIME OF PAYMENT. The Participant shall pay at the time of purchase, in cash (from the Participant's personal funds), the difference between the aggregate purchase cost of Restricted Shares of each series of Specialty Retail Stock and the sum of the targeted Annual Bonus and salary which the Participant has elected to apply to such purchase. At the time the actual Annual Bonus for the year is determined, the Participant shall pay, in cash, any balance of the Restricted Stock purchase cost remaining after application of the actual Annual Bonus or as applicable, any percentage of the targeted Annual Bonus elected by the Participant at the time of purchase; the portion of base salary elected by the Participant at the time of purchase; and/or personal funds paid at the time of purchase.



     (d) FAILURE TO PAY. Except as otherwise determined by the Committee, if a Participant fails to make full payment in accordance with Section 8(c) hereof for a purchase of Restricted Shares hereunder, the Participant shall forfeit a percentage of such Restricted Shares determined by dividing the amount payable but not so paid by the Participant on account of such purchase by the total purchase cost. Fractional shares shall be disregarded.


9. RESTRICTED STOCK.


     Each purchase of Restricted Stock under the Plan shall be evidenced by a written Agreement between the Company and the Participant, in such form as the Committee shall from time to time approve, and shall comply with the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish):



          (a) NUMBER OF SHARES. Each Agreement shall state the number of shares of Restricted Stock to be purchased. Each Agreement shall also state whether the shares subject thereto are an optional purchase under Article 7 or Article 8 hereof, a mandatory purchase under Article 4 hereof, an optional purchase under Article 4 hereof or a conversion under Article 6 hereof.



          (b) PRICE. The price of each share of Restricted Stock purchased under
     Article 7 of 8 of the Plan, the Plan with a Participant's Annual Bonus, and the price of each share of Restricted Stock purchased under Article 4 of the Plan, shall be its Fair Market Value. In the case of purchases described in Article 7 or 8 hereof (other than with a Participant's Annual Bonus), the price of each share of Restricted Stock shall be discounted 20 percent from its Fair Market Value. Notwithstanding any other provision of the Plan, in no event shall the price per share of Restricted Stock be less than the par value per share of the applicable series of Stock.



          (c) RESTRICTIONS. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (except by will or the applicable laws of descent and distribution) during the Restricted Period. The Committee may also impose such other restrictions and conditions on the Restricted Shares as it deems appropriate. Upon the issuance of shares of Restricted Stock, either (i) a stock certificate or certificates representing such shares shall be registered in the Participant's name, shall bear an appropriate legend referring to the restrictions applicable thereto, and shall be held in custody by an escrow agent appointed by the Committee for the account of the Participant, or (ii) the Company's stock transfer agent or other designee shall credit such shares to the Participant's Restricted Stock account, which shares shall be subject to the restrictions applicable thereto under the Plan. Any attempt to dispose of any such shares of Stock in contravention of such restrictions shall be null and void and without effect.



          (d) RESTRICTED PERIOD. Subject to such exceptions as may be determined by the Committee in its discretion, the Restricted Period for Restricted Stock purchased under the Plan shall be three years from the date of purchase.



          (e) TERMINATION OF EMPLOYMENT DURING RESTRICTED PERIOD. Except as provided in this paragraph or in Section 9(g) hereof, if during the Restricted Period a Participant's employment terminates, the Participant shall receive unrestricted shares of Stock (or cash, in the discretion of the Committee) equal to the lesser in value of (i) the Restricted Shares at their then-current Fair Market Value or (ii) 80 percent of the Fair Market Value of such Restricted Shares on the date of purchase. Any additional value shall be forfeited.


                                     IV-G-6

          If, during the Restricted Period, a Participant's employment is terminated by the Company or a Subsidiary without Cause, the Participant shall receive unrestricted shares of Stock (or cash, in the discretion of the Committee) equal in value to (i) the then-current Fair Market Value of a percentage of the Restricted Shares, such percentage to be based on the number of months of employment completed during the Restricted Period, plus
     (ii) as to the balance of the Restricted Shares, the lesser in value of (x) such Restricted Shares at their then-current Fair Market Value or (y) 80 percent of the Fair Market Value of such Restricted Shares on the date of purchase. Any additional value shall be forfeited.


          (f) OWNERSHIP. During the Restricted Period the Participant shall possess all incidents of ownership of such shares, including the right to vote and to receive dividends with respect to such shares, subject to the restrictions and limitations described in this Article.


          (g) ACCELERATED LAPSE OF RESTRICTIONS. Upon the termination of a Participant's employment which either (i) occurs after the Participant has attained the age of 65 years with at least ten years of full-time service or (ii) results from the Participant's death or Disability, or upon the occurrence of a Change in Control, all restrictions then outstanding with respect to shares of Restricted Stock purchased hereunder shall automatically expire and be of no further force or effect. Additionally, the Committee shall have the authority (and the Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock on such terms and conditions as the Committee shall deem appropriate.


10. CHANGE IN CONTROL OF THE COMPANY.

     The first to occur of any of the following events shall be deemed a Change in Control of the Company:

          (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 33% of the combined voting power of the Company is acquired by any "person," as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or

          (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

          (iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

11. EFFECT OF CERTAIN CHANGES.


     In the event of any extraordinary dividend, stock dividend, recapitalization, merger, consolidation, stock split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions, the number of shares of each series of Stock available for purchase and the number of such outstanding Restricted Shares shall be equitably adjusted by the Committee to reflect such event and preserve the value of such purchases and the Committee may make such other adjustments to the terms of outstanding Restricted Shares as it may deem equitable under the circumstances; provided, however, that any fractional shares resulting from such adjustment shall be disregarded.


12. PAYMENT OF WITHHOLDING TAXES.

     The Committee shall have discretion to permit or require a Participant, on such terms and conditions as it determines, to pay all or a portion of any taxes arising in connection with a purchase of Restricted Shares hereunder or the lapse of restrictions with respect thereto by having the applicable employer withhold shares of the Stock or by the Participant's delivering other shares of Existing Common Stock (or, after the initial

                                     IV-G-7
issuance of any series of Specialty Retail Stock, of the same series of Stock with respect to which the tax is arising) having a then-current Fair Market Value equal to the amount of taxes to be withheld.


13. RIGHTS AS A STOCKHOLDER.


     Except as provided in Section 9(f) hereof, a Participant shall have no rights as a stockholder with respect to any Restricted Shares until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Article 11 hereof.


14. NO RIGHTS TO EMPLOYMENT.


     Nothing in the Plan or in any grant or purchase made or Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with, or limit in any way, the right of the Company or any Subsidiary to terminate such Participant's employment. Purchases made under the Plan shall not be affected by any change in duties or position of a Participant as long as such Participant continues to be employed by the Company or any Subsidiary.


15. ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall consist of two or more persons each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Agreements (which need not be identical); and to make all other determinations deemed necessary or advisable for the administration of the Plan.


     The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. The Committee may appoint a chairperson and a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, a Subsidiary, a Group, a Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.


     No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any grant hereunder.


16. AMENDMENT TO AND DISCONTINUANCE OF PLAN.



     The Board at any time and from time to time may amend, suspend or discontinue the Plan; provided, however, an amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Except as provided in
Article 11 hereof, no amendment, suspension or discontinuance of the Plan may adversely affect any purchase previously made without the consent of the Participant.


                                     IV-G-8

17. GOVERNING LAW.

     The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Michigan without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

18. APPROVAL OF STOCKHOLDERS.

     The Plan shall take effect upon its adoption by the Board but the Plan (and any grants made prior to the stockholder approval described in this Article 18) shall be subject to the approval of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders held in accordance with applicable law, which approval must occur within twelve months of the date that the Plan is adopted by the Board.


19. PERIOD DURING WHICH PURCHASES MAY BE MADE.


     Purchases may be made pursuant to the Plan from time to time until March 15, 2004. No purchases shall be made thereafter. However, the Restricted Period of Restricted Stock purchased hereunder prior to such date may extend beyond such date, and the provisions of the Plan shall continue to apply to such Restricted Stock.

                                     IV-G-9

                                                                      ANNEX IV-H

                           PROPOSAL 12 -- ADOPTION OF
                          ANNUAL INCENTIVE BONUS PLAN

                               KMART CORPORATION
                          ANNUAL INCENTIVE BONUS PLAN

1. PURPOSES.


     The purposes of the Kmart Corporation Annual Incentive Bonus Plan (the "Plan") are to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards, to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return and to enable executives, through the mandatory and optional stock purchase features of the Management Stock Purchase Plan, to develop and maintain a substantial stock ownership position in one or more series of Stock. An additional purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company's tax deduction for compensation paid under the Plan to Covered Employees.


2. DEFINITIONS.

     The following terms, as used herein, shall have the following meanings:

          (a) "Board" shall mean the Board of Directors of the Company.


          (b) "Bonus" shall mean any annual incentive bonus award granted pursuant to the Plan; the payment of any such award shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.



          (c) "Change in Control" shall mean the occurrence of an event described in Section 6(e) hereof.


          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "Committee" shall mean the Compensation and Incentives Committee of the Board.

          (f) "Company" shall mean Kmart Corporation, a corporation organized under the laws of the State of Michigan, or any successor corporation.

          (g) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

          (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (i) "Group" shall mean any of the following: Borders-Walden Group, Builders Square Group, OfficeMax Group, The Sports Authority Group (each, a "Specialty Retail Group") or Kmart Group.

          (j) "Management Stock Purchase Plan" shall mean the Kmart Corporation Management Stock Purchase Plan, as amended from time to time.

          (k) "Participant" shall mean an officer or other employee of the Company or one of its Subsidiaries who is eligible to participate herein pursuant to Section 3 of the Plan and for whom a target Bonus is established with respect to the relevant Plan Year.

          (l) "Performance Goal(s)" shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 5 hereof.

          (m) "Plan" shall mean the Kmart Corporation Annual Incentive Bonus
     Plan.

                                     IV-H-1

          (n) "Plan Year" shall mean the Company's fiscal year.

          (o) "Restricted Stock" or "Restricted Shares" shall mean the shares of Stock in which a Bonus is partially or wholly payable pursuant to Section 6(d) hereof; such Restricted Shares are issuable pursuant to the Management Stock Purchase Plan.

          (p) "Stock" shall mean shares of common stock of the Company already issued at the time of the Board's adoption of the Plan, par value $1.00 per share, and, upon and after the initial issuance of any additional series of common stock of the Company, shares of the various issued series of common stock of the Company.

          (q) "Subsidiary" shall mean any subsidiary of the Company which is designated by the Board or the Committee to have any one or more of its employees participate in the Plan.

3. ELIGIBILITY.

     All senior officers of the Company and all Company group and divisional vice presidents shall participate in the Plan. Additionally, Bonuses may be granted to such key employees of the Company and Subsidiaries as are designated by the Committee. In determining the persons to whom Bonuses shall be granted, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

4. NO STOCK SUBJECT TO THE PLAN.

     No shares of any Stock of the Company shall be reserved for, or issued under, the Plan. To the extent that annual bonuses are paid in Restricted Shares of Stock, such Restricted Shares shall be issued under, and subject to the terms and conditions of, the Management Stock Purchase Plan.

5. PERFORMANCE GOALS.


     Performance Goals may be expressed in terms of (i) the Company's return on equity, assets, capital or investment (ii) pre-tax or after-tax profit levels of the Company, the Subsidiaries the Specialty Retail Groups or the Kmart Group or subdivisions thereof, or any combination of the foregoing, (iii) expense reduction levels; (iv) implementation of critical projects or processes and/or
(v) changes in market price of the Company's stock. To the extent applicable, any such Performance Goal shall be determined in accordance with generally accepted accounting principles and reported upon by the Company's independent accountants. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid, and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different each Plan Year and different goals may be applicable to different Participants.


6. BONUSES.


     (a) In General. For each Plan Year, the Committee shall specify the Performance Goals applicable to each Participant for such Plan Year and the amount of, or the formula for determining, the target Bonus for each Participant with respect to such Plan Year. A Participant's target Bonus for each Plan Year shall be expressed as either a dollar amount or as a percentage of the salary midpoint for the Participant's salary grade. Unless otherwise provided by the Committee in its discretion in connection with terminations of employment, or except as set forth in Section 6(e) hereof, payment of a Bonus for a particular Plan Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company or a Subsidiary on the last day of the Plan Year. The actual amount of Bonus payable under the Plan shall be determined as a percentage of the Participant's target Bonus, which percentage shall vary depending upon the extent to which the Performance Goals have been attained. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a


                                     IV-H-2

Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not increase the amount payable to any Covered Employee.

     (b) Special Limitation on Certain Bonuses. Notwithstanding anything to the contrary contained in this Section 6, the actual Bonus paid to the Company's Chief Executive Officer under the Plan for any Plan Year may not exceed three times the salary midpoint for the salary grade of the Chief Executive Officer, as determined by the Committee prior to the beginning of such Plan Year based on competitive data, including a survey of comparable companies; and the Bonus for each other Covered Employee under the Plan may not exceed two times the salary midpoint (as of the beginning of such Plan Year) for such Covered Employee's salary grade, as so determined by the Committee prior to the beginning of such Plan Year.

     (c) Time of Payment. Unless otherwise determined by the Committee, or except as provided in Section 6(e) hereof, all payments in respect of Bonuses granted under this Section 6 shall be made within a reasonable period after the end of the Plan Year. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee in connection with terminations of employment and except as provided in Section 6(e) hereof, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.


     (d) Form of Payment. Except as provided in Section 6(e) hereof, payment of at least 20 percent of each Participant's Bonus for any Plan Year (less applicable payroll deductions) shall be made in Restricted Stock pursuant to, and subject to the terms and conditions of, the Management Stock Purchase Plan. At the election of each Participant (made in accordance with the terms and conditions of the Management Stock Purchase Plan), up to 100 percent of the Participant's Bonus for any Plan Year (less applicable payroll deductions) shall be paid in Restricted Stock pursuant to, and subject to the terms and conditions of, the Management Stock Purchase Plan. The number of shares of Restricted Stock to be paid shall be calculated in accordance with the Management Stock Purchase Plan. Payment of the balance of the Participant's Bonus for any Plan Year shall be made in cash. Payments of portions of any Bonuses made in Restricted Stock pursuant to the Management Stock Purchase Plan may be referred to therein as "purchases" of such Stock.


     (e) Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a "Change in Control" of the Company (as defined in this Section 6(e)) shall occur following a Plan Year as to which the Committee has determined the actual Bonuses to be paid (but such Bonuses have not yet been paid), such Bonuses shall be paid immediately in cash, (ii) if a Change in Control shall occur following a Plan Year as to which the Committee has not yet determined the actual Bonuses to be paid, such Bonuses shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which target Bonuses have been established (but the actual Bonuses to be paid have not yet been determined), such Plan Year shall be deemed to have been completed, the target levels of performance set forth under the respective Performance Goals shall be deemed to have been attained and a pro rata portion of the Bonus so determined for each Participant for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to each Participant for whom a target Bonus for such Plan Year was established.

     For purposes of this Section 6, a Change in Control of the Company shall occur upon the first to occur of the following:

          (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 33% of the combined voting power of the Company is acquired by any "person," as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or

          (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

                                     IV-H-3

          (iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

7. ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles, except as otherwise provided in Section 6(a) hereof, to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

     No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

8. GENERAL PROVISIONS.

     (a) Compliance with Legal Requirements. The Plan and the granting of Bonuses, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

     (b) No Right To Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

     (c) Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

     (d) Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely

                                     IV-H-4
any of the rights of any Participant, without such Participant's consent, under any Bonus theretofore granted under the Plan.

     (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment for Participants.

     (f) Unfunded Status of Bonuses. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     (g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Michigan without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

     (h) Effective Date. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Bonuses made prior to the stockholder approval mentioned herein) shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, such Bonuses shall be null and void.

     (i) Interpretation. The Plan is designed and intended to comply with
Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

                                     IV-H-5

                                                                         ANNEX V

                               KMART CORPORATION

Selected Financial Data..............................................................    V- 2

Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................    V- 3

Consolidated Financial Statements....................................................    V-20


                               KMART CORPORATION

                                  CONSOLIDATED

                            SELECTED FINANCIAL DATA

     The following selected financial data for the periods indicated has been derived from the consolidated financial statements of Kmart Corporation. Operating results and affected ratios have been restated to exclude discontinued operations. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included in this Annex V.

                                                                                   FISCAL YEAR ENDED
                                                             --------------------------------------------------------------
                                                             1993(1)     1992       1991       1990      1989(2)     1988
                                                             -------    -------    -------    -------    -------    -------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Sales.....................................................   $34,156    $31,031    $29,042    $28,133    $27,670    $25,947
Cost of merchandise sold..................................    25,646     22,800     21,243     20,614     20,310     18,920
Selling, general and administrative expenses..............     7,636      6,875      6,603      6,435      6,277      5,877
Interest expense -- net...................................       477        414        384        384        353        312
Income (loss) from continuing retail operations before
  income taxes............................................      (550)     1,327      1,189      1,070        444      1,185
Net income (loss) from continuing retail operations.......      (328)       882        789        712        282        768
Net income (loss).........................................      (974)       941        859        756        323        803
PER-SHARE DATA
Earnings (loss) per common and common equivalent share
  from continuing retail operations.......................   $ (0.73)   $  1.93    $  1.85    $  1.78    $  0.70    $  1.91
Cash dividends declared per common share..................      0.96       0.92       0.88       0.86       0.82       0.66
Book value................................................     13.39      16.64      15.33      13.47      12.45      12.56
FINANCIAL DATA
Working capital...........................................   $ 4,123    $ 5,014    $ 4,682    $ 3,519    $ 3,685    $ 3,654
Total assets..............................................    17,504     18,931     15,999     13,899     13,145     12,126
Long-term obligations -- Debt.............................     2,227      3,237      2,287      1,701      1,480      1,358
                     -- Capital leases....................     1,720      1,698      1,638      1,598      1,549      1,588
Shareholders' equity......................................     6,093      7,536      6,891      5,384      4,972      5,009
Capital expenditures -- owned property....................     1,022      1,435      1,329        814        631        570
Depreciation and amortization.............................       703        600        509        470        444        424
Ending market capitalization..............................     9,333     10,837     10,901      6,095      6,640      7,105
Weighted average shares outstanding.......................       457        456        426        400        401        401
FINANCIAL RATIOS
Return on sales --
  Income (loss) from continuing retail operations before
    income taxes..........................................      (1.6)%      4.3%       4.1%       3.8%       1.6%       4.6%
  Net income (loss) from continuing retail operations.....      (1.0)%      2.8%       2.7%       2.5%       1.0%       3.0%
Return on beginning assets from continuing retail
  operations..............................................      (2.0)%      6.4%       6.6%       5.9%       2.5%       7.5%
Inventory turnover........................................       2.9        2.7        2.7        2.7        2.9        3.0
Return on beginning shareholders' equity from continuing
  retail operations.......................................      (4.4)%     13.2%      15.0%      14.7%       5.7%      17.7%
Return on beginning investment from continuing retail
  operations..............................................      (0.1)%     10.8%      11.2%      11.2%       6.4%      13.2%
Working capital ratio.....................................       1.7        1.9        2.1        1.8        1.9        2.0
Debt and equivalent as a percentage of total
  capitalization..........................................      48.9%      43.1%      37.3%      43.5%      43.4%      38.0%
Ratio of income from continuing retail operations to fixed
  charges(3)..............................................        --        3.0        3.0        2.9        1.8        3.5
Employee compensation and benefits, per sales dollar......      14.6%      14.7%      15.1%      15.2%      15.2%      14.7%

- -------------------------
(1) Results of operations for 1993 include a pre-tax provision of $1,348 million ($862 million net of tax) for store restructuring and other charges.

(2) Results of operations for 1989 include a pre-tax provision of $640 million ($422 million net of tax) for store restructuring and other charges.


(3) Fixed charges represent total interest charges, a portion of operating rentals representative of the interest factor, and amortization of debt discount and expense. The deficiency of income from continuing retail operations versus fixed charges was $581 million for the fiscal year ended January 26, 1994.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL


     Kmart Corporation ("Kmart") is one of the world's largest mass merchandise retailers. The dominant portion of Kmart Corporation's business consists of the Kmart Group which operates a chain of 2,323 Kmart discount stores with locations in each of the 50 United States and Puerto Rico at January 26, 1994. Internationally, the Kmart Group has operations in Canada, the Czech Republic and Slovakia and has formed joint ventures in Mexico and Singapore. The Central European stores were acquired in mid-1992 and represent Kmart's entry into that market. Kmart is developing advanced distribution methods and merchandising skills to modernize, refurbish and streamline operations in the two Central European countries. Kmart also holds significant equity interests in Coles Myer Ltd., Australia's largest retailer, and substantially all of the Meldisco subsidiaries of Melville Corporation, which operate the footwear departments in domestic Kmart stores. Kmart's Specialty Retail Groups consist of the Borders-Walden Group, the Builders Square Group, the OfficeMax Group and The Sports Authority Group. The Kmart Group also includes the operations of PayLess Drug Stores, which was sold in the first quarter of 1994, and PACE Membership Warehouse, substantially all of which assets were sold in January 1994, each of which have been presented as discontinued operations in the consolidated financial statements.



     The Board of Directors of Kmart Corporation (Board) has adopted a proposal (the Specialty Retail Stock Proposal) which, if approved by shareholders and implemented by the Board, would authorize the Board to issue any of four new series of common stock (collectively, the Specialty Retail Stock) designated KM-Borders-Walden Group Common Stock (Borders-Walden Stock), KM-Builders Square Group Common Stock (Builders Square Stock), KM-OfficeMax Group Common Stock (OfficeMax Stock) and KM-The Sports Authority Group Common Stock (The Sports Authority Stock). While each series of Specialty Retail Stock would constitute common stock of Kmart Corporation, each is intended to reflect the separate performance of the relevant specialty retail business. The Borders-Walden Stock is intended to reflect the performance of Kmart Corporation's retail bookstore group (the Borders-Walden Group), which is comprised principally of Kmart Corporation's Borders, Inc. and Walden Book Company, Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of Kmart Corporation's retail home improvement and home decor superstore group (the Builders Square Group), which is comprised principally of Kmart Corporation's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of Kmart Corporation's retail office products superstore group (the OfficeMax Group), which is comprised principally of Kmart Corporation's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports Authority Stock is intended to reflect the performance of Kmart Corporation's retail sporting goods megastore group (The Sports Authority Group), which is comprised principally of Kmart Corporation's The Sports Authority, Inc. subsidiary. The Borders-Walden Group, the Builders Square Group, the OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the Specialty Retail Groups.


RESULTS OF CONSOLIDATED OPERATIONS

     Sales increased 10.1% to $34.2 billion in 1993, compared to $31.0 billion in 1992 and $29.0 billion in 1991. Consolidated comparable store sales increased 3.6% and 2.1% in 1993 and 1992, respectively. The Specialty Retail Groups' aggregate comparable store sales increased 3.5% in 1993 versus a 6.5% increase in 1992. Refer to analysis of the Kmart Group and the Specialty Retail Groups operations below.


     Cost of merchandise sold, including buying and occupancy costs, as a percent of sales, was 75.1% in 1993, as compared with 73.5% in 1992 and 73.1% in 1991. Although there was competitive pricing pressure in both hardlines and softlines throughout the year, the increase of 1.6% of sales in 1993 resulted primarily from the U.S. Kmart inventory reduction program and increased markdowns at the Kmart Fashions division. During the third quarter of 1993, Kmart Corporation increased its focus on reducing inventory levels, including

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


detailed review of the merchandise in each department and identified specific products that did not meet certain criteria, including sales volume and turnover level. Many of these products were higher margined, slower turning items. In the latter part of the third quarter and in the fourth quarter, merchandise purchases were significantly adjusted to reflect actual replenishment needs through increased use of automatic replenishment and just-in-time technology. This resulted in Kmart Corporation slowing or cancelling purchases of many higher-margin products. As a result, U.S. Kmart inventory was reduced by approximately $720 million on a FIFO basis, or 10.4%, and fourth quarter gross margin was below the prior year by 4.1% of sales. Kmart Corporation believes the reduction of these selected products will ultimately result in higher profits due to faster turnover of the remaining products, reduced carrying and ordering costs, and improved cash flow. Additionally, a portion of the inventory and gross margin reduction resulted from increased markdowns in the fashions departments reflecting greater seasonal apparel clearance activity as well as a sales mix more skewed toward lower margined items in 1993 compared with 1992. Inventory write-offs resulting from shrinkage, obsolescence or unsalable merchandise did not have a significant impact on gross margin in 1993 compared to 1992. The 0.4% increase in cost of merchandise sold as a percent of sales in 1992 was due to increased clearance markdowns of spring and summer merchandise lines in U.S. Kmart stores, especially apparel, and competitive pressure on gross margins.


     Substantially all of Kmart Corporation's domestic inventories are measured using the last-in, first-out (LIFO) method of inventory valuation. In 1993 and 1992, the inflationary impact on inventories contributed to pre-tax LIFO credits of $55 million and $35 million, respectively, in contrast to a pre-tax charge of $4 million in 1991. Kmart Corporation measures inflation using internal price indices. The 1993 and 1992 LIFO credits resulted from reductions in Kmart Corporation's retail prices.


     Selling, general and administrative ("SG&A") expenses, including advertising, were 22.4% of sales in 1993 as compared to 22.2% and 22.7% in 1992 and 1991, respectively. The increase in SG&A expenses relative to sales in 1993 was primarily a result of lower than expected comparable store sales combined with increased store operating expenses and depreciation expense, partially offset by lower advertising and employee compensation and benefits per sales dollar. The 1992 decrease in SG&A expenses relative to sales was due to improved expense control, primarily in U.S. Kmart stores, and lower advertising expense. As a percent of sales, employee compensation and benefits were 14.6%, 14.7% and 15.1% in 1993, 1992 and 1991, respectively. Advertising expense comprised 1.4%, 1.5% and 1.8% of sales in 1993, 1992 and 1991, respectively. The shift of the U.S. Kmart stores toward an everyday low price strategy over the past few years has allowed the chain to more effectively utilize each advertising dollar by reducing the frequency and size of circulars.


     On January 5, 1994, the Board of Directors approved a restructuring plan involving the Kmart Group, (including Kmart Canada), the Builders Square Group and the Borders-Walden Group. As a result, in the fourth quarter of 1993, Kmart Corporation recorded a charge (Store Restructuring and Other Charges) to earnings of $1,348 million before taxes. Net of taxes, the charge was $862 million. The provision included anticipated costs associated with Kmart stores which will be closed and relocated, enlarged or refurbished in the U.S. and Canada, the closing and relocation of certain Builders Square stores and the closing of underperforming Walden stores. These costs, which represent approximately 85% of the total, include lease obligations for store closings as well as fixed asset writedowns, primarily furniture and fixtures, and inventory dispositions for all affected stores. The remainder of the charge is for costs related to certain changes to Walden's accounting policies in connection with combination with Borders, re-engineering programs (principally severance) and a non-routine legal contingency accrual. See below for additional detail regarding the fourth quarter 1993 charge, and also refer to the U.S. General Merchandise Operations and International General Merchandise Operations sections of the Analysis of Kmart Group Operations and to the Builders

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

Square Group and the Borders-Walden Group sections of the Analysis of Specialty Retail Groups' Operations of this annex.

                                                                               STORE RESTRUCTURING
(MILLIONS)                                                                      AND OTHER CHARGES
- ----------                                                                     -------------------
Kmart Group    -- U.S. General Merchandise Operations..........................      $   865
               -- International General Merchandise Operations..............              39
Builders Square Group.......................................................             226
Borders-Walden Group........................................................             218
                                                                                     -------
Total Kmart Corporation.....................................................         $ 1,348
                                                                                     -------
                                                                                     -------

  Net interest expense on debt reflects the following components:

(MILLIONS)                                                                  1993   1992   1991
- ----------                                                                  ----   ----   ----
Interest Expense on Debt..................................................  $297   $257   $218
Interest Income...........................................................    12     28     15
                                                                            ----   ----   ----
          Net Interest Expense on Debt....................................  $285   $229   $203
                                                                            ----   ----   ----
                                                                            ----   ----   ----

     Net interest expense on debt in 1993 was $285 million, up 24.5% from $229 million in 1992. The 1993 increase was a result of greater borrowings resulting from higher inventory levels in the first nine months of 1993, acquisitions made in 1992 and the acquisition of BizMart in March 1993, partially offset by lower interest rates on long-term and short-term borrowings. The increase in net interest expense on debt in 1992 was due to higher average borrowings as a result of capital expenditures related to the Kmart store modernization program, acquisitions and increased inventory, partially offset by lower interest rates on commercial paper. Kmart Corporation's weighted average interest rates on total debt were 6.7% in 1993, 7.6% in 1992 and 8.5% in 1991. Weighted average interest rates for short-term borrowings were 3.2% in 1993, 3.6% in 1992 and 6.1% in 1991.

     Income (loss) from continuing retail operations before income taxes for the year was $(550) million, as compared to $1,327 million and $1,189 million in 1992 and 1991, respectively. Excluding the store restructuring and other charges of $1,348 million, 1993 income from continuing operations before income taxes was $798 million, or 2.3% of sales.

     Income tax (benefit) expense was $(222) million with an effective tax rate of 40.4% in 1993 as compared with $445 million with an effective tax rate of 33.5% in 1992 and $400 million with an effective tax rate of 33.6% in 1991. Refer to the accompanying Notes to Consolidated Financial Statements for further information regarding income taxes.

     Net income (loss) from continuing retail operations in 1993 was $(328) million, as compared to $882 million and $789 million in 1992 and 1991, respectively. Excluding the net of tax $862 million store restructuring and other charges, 1993 net income from continuing retail operations was $534 million, or 1.6% of sales, in 1993, as compared to 2.8% of sales and 2.7% of sales in 1992 and 1991, respectively. The decrease in net income from continuing retail operations in 1993, exclusive of the store restructuring and other charges, resulted primarily from the inventory reduction program and gross margin pressure in U.S. Kmart stores. Net income from continuing retail operations increased in 1992 due to improved sales and a significant emphasis on cost control, partially offset by a one-time charge of $12 million, net of tax, related to Kmart Corporation's guarantee of certain Bargain Harold's leases.

     Net income (loss) from discontinued operations in 1993 was $(81) million, as compared to $59 million and $70 million in 1992 and 1991, respectively. Discontinued operations include the results of PayLess Drug

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


Stores Northwest, Inc. and PACE Membership Warehouse, Inc. which have been reclassified to reflect their respective plans for disposition announced in the fourth quarter of 1993. The $81 million after-tax loss from the operation of discontinued businesses in 1993 was the result of a significant net operating loss at PACE which more than offset the net income from PayLess. Additionally, in 1993, an after-tax loss of $521 million was realized from the disposal of discontinued businesses.



     In January 1994, PACE sold the assets and lease obligations of 93 of its warehouses and virtually all of the inventory and membership files in the 34 warehouses not included in the transaction to Sam's Club, a division of Wal*Mart, for $774 million. The book value of the assets sold to Wal*Mart was $624 million. Operations of the 34 remaining PACE sites not included in the transaction were discontinued and PACE is in the process of evaluating and marketing these leased sites as well as leased premises for unopened warehouses and corporate facilities. Included in the loss on the disposal of PACE was unamortized goodwill of $395 million, expected remaining lease obligations in the warehouses not sold, other PACE liabilities and a provision for additional costs anticipated during the wind-down of PACE operations.



     In addition, Kmart Corporation entered into an agreement to sell its PayLess Drug Stores subsidiary to Thrifty PayLess Holdings, Inc. (TPH) and its subsidiary Thrifty PayLess, Inc. for approximately $595 million in cash, $100 million in Senior Notes of TPH and approximately 46% of the common equity of TPH. Of the cash proceeds, $50 million has been invested in Senior Subordinated Notes of Thrifty PayLess, Inc. The book value of PayLess' net assets to be sold was $1,186 million at January 26, 1994. The structure of the sale was designed to maximize value received for PayLess. It is Kmart Corporation's intention to divest substantially all of its interest in TPH within one year. Management expects the disposition to be achieved either through a private offering or other alternative means. Accordingly, Kmart Corporation has reported PayLess as a discontinued operation and has recorded its investment in TPH at net realizable value.


     Both businesses have been accounted for as discontinued operations in these financial statements.


     Extraordinary item, net of income taxes. In August 1993, Kmart Corporation called for early redemption of all $200 million of its 8 1/8% debentures due January 1, 1997. The debentures were redeemed at 100% of the principal amount plus interest accrued to the date of redemption. In April 1993, Kmart Corporation called for early redemption of all $200 million of its 10 1/2% Sinking Fund Debentures due December 1, 2017. The resulting redemption premium of $10 million, net of applicable income taxes, has been reported as an extraordinary item.



     Effect of accounting changes, net of income taxes. Kmart Corporation adopted Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) in the first quarter of 1993. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. As a result of the adjustment of deferred tax balances to the enacted tax rate at the date of adoption, Kmart Corporation has recorded a benefit of $45 million, as the cumulative effect of an accounting change.


     Kmart Corporation also adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106) at the beginning of fiscal 1993. This statement requires that Kmart Corporation accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. Net of applicable tax, a charge of $79 million has been included in net income as the effect of an accounting change.

     In addition, Kmart Corporation adopted Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) in the first quarter of 1993. FAS 112 is an extension of the concepts underlying FAS 106 for similar benefits provided to terminated or laid-off employees. The financial effects of this statement on Kmart Corporation were not material.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Net income (loss) in 1993 was $(974) million, as compared with $941 million in 1992 and $859 million in 1991.

     Earnings (loss) per share in 1993 was $(2.15), as compared with $2.06 in 1992 and $2.02 in 1991.

EFFECTS OF INFLATION

     Kmart Corporation's financial statements have been prepared on a historical cost basis under generally accepted accounting principles. Kmart Corporation uses the LIFO method of inventory valuation in its historical financial statements; therefore, the cost of merchandise sold approximates current cost. In addition, because Kmart Corporation is refurbishing existing stores and opening new stores, depreciation and amortization expense more closely approximate current cost.

FINANCIAL OBJECTIVE

     Kmart Corporation's financial policy is designed to provide Kmart Corporation and its shareholders with an optimum return on investment, a solid capital structure and a high degree of financial flexibility. Obtaining optimum return on investment requires deployment of Kmart Corporation's assets and resources where they will provide the best long-term return. In seeking optimum return, Kmart management continues to focus on high growth retail businesses including potential retail investment opportunities, both domestically and internationally, in addition to funding an improved merchandise mix, the refurbishment, relocation and expansion of existing U.S. Kmart stores, and the expansion and refurbishment of Kmart Corporation's specialty retail operations. In addition, Kmart Corporation sold or closed Kmart and specialty retail stores which did not generate sufficient returns. Kmart Corporation anticipates that the cash required to fund the Kmart modernization and Super Kmart Center programs and the Specialty Retail Groups' expansion will be provided primarily by operations. Additional cash proceeds expected in 1994 from the sale of PayLess, and, assuming shareholder approval, the offering of shares intended to represent 20% to 30% of the equity value attributed to each Specialty Retail business will be used to reduce debt and for other general corporate purposes. On an ongoing basis, Kmart Corporation utilizes commercial paper and revolving credit to cover peak working capital requirements. Kmart Corporation also believes that it will continue to have access to long-term debt capital and plans to fund its new store program using primarily lease financing.

CASH FLOW

     Kmart Corporation funds generated by operations, investing and financing activities as reported in the Consolidated Statements of Cash Flows are summarized below. The accompanying Notes to Consolidated Financial Statements contains additional information regarding the Consolidated Statements of Cash Flows.


     Net cash provided by operations was $1,930 million in 1993 and $852 million in 1992, compared with $1,215 million in 1991. The increase in 1993 was due primarily to the $720 million decrease in U.S. Kmart FIFO inventory, increased accounts payable financing of inventory, proceeds from sale of PACE assets and increased depreciation and amortization expense. The decrease in 1992 was due primarily to an increase in merchandise inventories net of trade payables and an increase in property held for resale, partially offset by increased net income and depreciation.


     Inventory turnover was 2.9 in 1993, as compared with 2.7 in each of 1992 and 1991, as restated for the discontinuance of PACE and PayLess. The improvement in inventory turnover in 1993 was attributable to the U.S. Kmart division. In U.S. Kmart stores, 1993 FIFO inventory decreased 10.4%, as compared to an 8.0% increase in 1992. The 1993 decrease was primarily a result of increased focus on inventory management in U.S. Kmart stores including the increased use of automatic replenishment systems in hardline departments.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

The 1992 change resulted from increased U.S. Kmart inventory for new and enlarged stores and a slight increase in comparable store inventory levels from 1991.

     Depreciation and amortization expense are recognized in determining net income, but do not require cash outlays. These expenses have been steadily rising each year and are expected to continue to increase, due to larger capital expenditures for the Kmart store modernization program and the Specialty Retail Groups' aggressive expansion program.


     Kmart Corporation anticipates that after-tax cash flows related to store restructuring and other charges will approximate $103 million, $65 million and $70 million in 1994, 1995 and 1996, respectively, and will result primarily from the payment of leases and re-engineering costs (principally severance). The pre-tax cash flows related to store restructuring and other charges will approximate $159 million, $102 million, and $109 million in 1994, 1995, and 1996, respectively. Lease obligation costs (including property taxes, maintenance and utilities) have been estimated based upon scheduled lease payments and the estimated duration of time of such payments from when each store is closed until the lease obligation is concluded through subleasing, buyout, or expiration. At January 26, 1994, the total lease obligation costs relating to the U.S. Kmart 1993 restructuring plan aggregated $1.2 billion, of which it is management's estimate, based upon historical results from the 1989 restructuring plan, approximately $580 million will be recovered through subleasing. Other forms of lease disposition have been considered in developing Kmart Corporation's estimates but are not material. Kmart Corporation has discounted the future net cash flows using a 7% discount rate which resulted in an aggregate effect of discounting of approximately $150 million. Future cash outlays are based upon management's estimate of the period of time between store closing and the ultimate disposition of the lease obligation and the remaining charge is substantially non-cash in nature. Management believes the estimates used to develop the timing and amount of cash flow related to net lease costs are reliably determinable.



     Net cash used for investing was $1,342 million in 1993, $1,832 million in 1992, and $1,413 million in 1991. Cash used for investing was primarily comprised of capital expenditures for store modernization, the acquisition of BizMart in 1993 and, in 1992, the acquisition of Pay'n Save assets and OW Office Warehouse, Inc. and the purchase of 13 department stores in the Czech Republic and Slovakia. Excluding discontinued operations, capital expenditures for the Kmart Group, which included new distribution centers, refurbishments, expansions and store openings, were $793 million, $1,110 million and $1,035 million in 1993, 1992 and 1991, respectively. The decrease in the Kmart Group capital expenditures in 1993 was due to a reduction in the number of U.S. Kmart modernization projects as the Kmart Group integrated the Super Kmart Center concept into the program as described below. Capital expenditures by the Specialty Retail Groups were primarily for new store openings resulting from the Groups' aggressive expansion programs and totaled $229 million, $138 million and $85 million in 1993, 1992 and 1991, respectively. Net cash used for acquisitions totaled $268 million in 1993, $372 million in 1992 and $115 million in 1991.


     Additional information regarding the U.S. Kmart modernization and Super Kmart Center programs and the expansion of the Specialty Retail Groups is included in the Analysis of Kmart Group Operations and Analysis of the Specialty Retail Groups' Operations sections of this report.

     Kmart Corporation anticipates that the cash required to fund the Kmart store modernization and Super Kmart Center programs and the Specialty Retail Groups expansion will be provided primarily by operations. In 1994, additional funds are expected to be provided by the sale of PayLess and, assuming shareholder approval, the offering of shares intended to represent 20% to 30% of the equity value attributed to each of the four Specialty Retail businesses.


     Net cash used for financing was $750 million in 1993 as compared with net cash provided by financing of $1,026 million in 1992 and $485 million in 1991. The 1993 change resulted primarily from a $197 million net

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

decrease in long-term debt and notes payable in 1993 as compared with a net increase of $1,522 million in 1992. The decrease in cash provided by financing in 1993 was primarily a result of lower U.S. Kmart inventory levels in 1993. The 1992 change was due primarily to a $590 million increase in notes payable and proceeds of $1,012 million from 1992 debt issuances and mortgage financing. Fiscal 1991 included $986 million in proceeds from the Series A conversion preferred stock offering and $700 million in proceeds from the issuance of medium-term notes and long-term debt, offset by a reduction in notes payable.

     Due to the seasonal nature of the retail industry, Kmart Corporation continues to utilize commercial paper and revolving credit to cover peak working capital requirements. Average short-term borrowings outstanding during 1993, 1992 and 1991 were $2,079 million, $1,136 million and $1,093 million, respectively. The maximum amount of aggregate short-term borrowings outstanding during 1993 was $3,220 million as compared with $2,371 million in 1992 and $1,509 million in 1991. Total short-term lines of credit available and unused were $1,473 million, $1,339 million and $789 million at the end of 1993, 1992 and 1991, respectively.

     Total dividends paid during 1993 were $465 million, compared with $448 million and $375 million in 1992 and 1991, respectively. Dividends paid per Kmart Corporation existing common share were $0.95, $0.91 and $0.87 in 1993, 1992 and 1991, respectively. Dividends paid in 1993, 1992 and 1991 per $3.41 Depositary Share (each representing one-quarter share of Series A conversion preferred stock) were $3.41, $3.41 and $1.06, respectively. Dividends paid per Series B convertible preferred stock were $11.50 in 1993 and $1.44 in 1992.

CAPITAL STRUCTURE

     The following three-year analysis of Kmart Corporation's capital structure summarizes Kmart Corporation's total debt and equivalent and total capitalization:

($ MILLIONS)                                    1993        %        1992       %        1991       %
- ------------                                   -------    -----    --------   -----    --------   -----
Long-term debt due within one year..........   $   390      3.4    $    117     0.8    $     39     0.4
Capital lease obligations due within one
  year......................................       116      1.0         113     0.8         107     1.0
Notes payable...............................       918      8.0         590     4.3          --      --
Long-term debt..............................     2,227     19.5       3,237    23.6       2,287    20.1
Capital lease obligations and other.........     1,936     17.0       1,862    13.6       1,802    15.8
                                               -------    -----    --------   -----    --------   -----
     Total debt and equivalent..............     5,587     48.9       5,919    43.1       4,235    37.3
                                               -------    -----    --------   -----    --------   -----
Deferred income taxes.......................      (264)    (2.3)        268     2.0         234     2.0
Shareholders' equity........................     6,093     53.4       7,536    54.9       6,891    60.7
                                               -------    -----    --------   -----    --------   -----
     Total capitalization...................   $11,416    100.0    $ 13,723   100.0    $ 11,360   100.0
                                               -------    -----    --------   -----    --------   -----
                                               -------    -----    --------   -----    --------   -----

     Total debt and equivalent as a percentage of total capitalization was 48.9% in 1993, 43.1% in 1992 and 37.3% in 1991. The increase in 1993 resulted from lower shareholders' equity and a change in deferred taxes as a result of the 1993 store restructuring and other charges, partially offset by reduced debt outstanding. The increase in 1992 resulted from higher levels of debt outstanding.

     On October 30, 1992, Kmart Corporation issued 784,938 shares of Series B convertible preferred stock in exchange for all of the outstanding stock of Borders, Inc. Subject to adjustment in certain events, each share of Series B convertible preferred stock is convertible into 6.49 shares of common stock.

     In August 1991, Kmart Corporation issued 23,000,000 $3.41 Depositary Shares, each representing one-quarter of a share of Series A conversion preferred stock, for $44 per Depositary Share. Net proceeds to Kmart Corporation totaled $986 million.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

ANALYSIS OF KMART GROUP OPERATIONS

     At January 26, 1994, the Kmart Group consisted of both domestic and international operations. A total of 2,323 Kmart stores were located in the United States and Puerto Rico, including 19 Super Kmart Centers, all in the United States. The Kmart Group's international operations included 127 Kmart stores in Canada and 13 stores in the Czech Republic and Slovakia.

     A three-year summary of the Kmart Group's sales and operating income follows:

                                                                  %                    %
                (U.S. $ MILLIONS)                      1993     CHANGE      1992     CHANGE      1991
- --------------------------------------------------   --------   ------    --------   ------    --------
Sales
  United States...................................   $ 26,949     6.4     $ 25,326     3.4     $ 24,488
  International...................................      1,090    (4.7 )      1,144     7.9        1,060
                                                     --------             --------             --------
       Total Sales................................   $ 28,039     5.9     $ 26,470     3.6     $ 25,548
                                                     --------             --------             --------
                                                     --------             --------             --------
Operating Income(1)
  United States...................................   $    966   (33.6 )   $  1,454     9.8     $  1,325
  International...................................         48     4.3           46      --           23
                                                     --------             --------             --------
       Total Operating Income.....................   $  1,014   (32.4 )   $  1,500    11.4     $  1,348
                                                     --------             --------             --------
                                                     --------             --------             --------
Capital Expenditures--Owned Property(2)...........   $    793             $  1,110             $  1,035
                                                     --------             --------             --------
                                                     --------             --------             --------

- ------------------------
(1) 1993 operating income excludes store restructuring and other charges of $865 million and $39 million for United States and International operations, respectively.

(2) Excludes capital expenditures of discontinued operations.

     U.S. General Merchandise Operations

     Domestic Kmart store sales increased 6.4% in 1993 as a result of a 3.8% comparable store sales increase and an increasing number of stores in operation, partially offset by a 2.4% decrease in the average selling price of merchandise resulting primarily from competitive factors. Sales in domestic Kmart stores increased 3.4% in 1992 due to a 1.5% comparable store sales increase, store openings and improved sales in the prescription drug, jewelry and home fashions departments. Sales per square foot in U.S. Kmart stores, including unconsolidated Kmart store licensee sales, were $182 in 1993 and $181 in 1992. Both comparable store sales and sales per square foot were affected by competition, lower selling prices and interruption caused by the store modernization program.


     On January 5, 1994, the Board approved a restructuring plan to modernize the remaining stores and, as a result, the Kmart Group recorded a pre-tax charge of $865 million in the fourth quarter of 1993 relating to U.S. General Merchandise Operations. The charge is principally for specifically-identified relocations which will result in replacing smaller, less productive stores with larger stores in better locations. These new stores are expected to generate improved sales and gross margin which will be partially offset by increased store occupancy and depreciation expense. The Kmart Group also expects that there will be continued sales and profitability improvement at the stores modernized to date. In 1993, modernized stores (including new stores, relocations, expansions and refurbishments) outperformed non-modernized stores by 17% in sales, 12% in customer count, 16% in units sold and 6% in transaction amounts, and the Super Kmart Center stores open the full year averaged in excess of $55 million in sales. These larger-format stores are a key part of the Kmart Group's strategy to compete effectively in the marketplace. The Kmart Group will integrate these larger-format stores and the Super Kmart Center program into the remaining U.S. Kmart store modernization program. The Kmart Group anticipates that the store modernization program will be substantially complete by the end of fiscal 1996.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


     Of the total charge, $795 million, or 92%, relates to the store relocations, expansions and refurbishments. These costs include lease obligations for store relocations totaling $464 million as well as fixed asset writedowns to net realizable value totaling $141 million (primarily furniture and fixtures and leasehold improvements) and inventory liquidation costs during the final stage of the project totaling $190 million for all affected stores. Inventory liquidation costs represent the writedown of inventory including a substantial portion for inventory not physically on hand at January 5, 1994, but will be at the time the store is modernized. Such charge does not include any provision for store occupancy, depreciation expense or normal inventory markdowns prior to the closing or completion date of a project. Kmart Corporation has accrued all significant costs in connection with store modernization. The remainder of the charge relates to the implementation of re-engineering programs (principally severance) totaling $45 million and other non-recurring charges.



     An important component of the 1993 restructuring plan is the integration of the Super Kmart Centers and larger-format (110,000 square feet) discount stores. This is in contrast to the 1989 restructuring plan in which management believed that the Kmart Corporation could effectively compete with its then large format (86,000 square feet) discount store. As a result, on January 5, 1994, the Board of Directors approved the 1993 restructuring plan which assumes closure of 503 additional stores and expansion and refurbishment of the remaining 500 unmodernized stores. The following table outlines the 1993 restructuring plan and planned projects by year:



                                                          1993           PLANNED PROJECTS BY YEAR
                                                      RESTRUCTURING    ----------------------------
                                                          PLAN         1994    1995    1996    1997
                                                      -------------    ----    ----    ----    ----
        Closings and Relocations...................         503        100     150     175      78
        Expansions.................................         265         55      84      96      30
        Refurbishments.............................         235         35     100     100
                                                         ------
          Total....................................       1,003
                                                         ------
                                                         ------



     The 1989 restructuring plan included $365 million for 310 closed/relocated stores and $141 million for 1,880 expanded/refurbished stores. Relating to the 1989 restructuring plan, Kmart Corporation has closed/relocated 323 stores and expanded/refurbished 874 stores and has incurred $418 million and $71 million relating to these store closures/relocations and expansions/refurbishments, respectively. There is $17 million of the reserve remaining from the 1989 restructuring plan which will be used for future lease costs. Actual costs on a per store basis have been higher than the original estimate for the closed/relocated component of the 1989 restructuring plan due primarily to higher than expected net lease costs. The actual costs for expansions/refurbishments, on a per store basis, have been slightly higher than the original estimate due primarily to fixed asset write-offs related to store refurbishments. The 1993 restructuring plan includes $697 million and $78 million for store closures/relocations and expansions/refurbishments, respectively. The closure and relocation costs above original estimates were charged to the reserve for expansions and refurbishments and no changes to the original reserve were recorded prior to the fourth quarter of 1993. Also included in the 1993 charge was $20 million to increase the reserve for lease obligations for stores closed as part of the 1989 restructuring plan. There are ten stores included in the 1993 restructuring plan that have previously been expanded/refurbished that will now be closed and relocated. Kmart Corporation does not expect to close or expand any additional previously modernized stores. It is Kmart Corporation's policy to close a store and open the relocated store within days of each other.



     The unmodernized stores contributed approximately $95 million to after-tax earnings from continuing operations before store restructuring and other charges in 1993. These stores have and will continue to have a negative earnings trend resulting from sales declines and gross margin deterioration due to competitive factors.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


Based upon management's analyses and extrapolation of these results, it is expected that they will, in the aggregate, approximately breakeven for the period through modernization.



     Operating income, excluding the store restructuring and other charges of $865 million, in domestic Kmart stores decreased 33.6% to $966 million in 1993 due primarily to gross margin pressure. Although there was competitive pricing pressure in both hardlines and softlines throughout the year, the lower gross margin in 1993 was primarily related to the U.S. Kmart inventory reduction program and increased markdowns at the Kmart Fashions division. As a result of a domestic Kmart inventory management program, which included the increased use of automatic replenishment systems in hardline departments, gross margins were significantly effected by the inventory reduction and resulting change in the mix of merchandise purchased, primarily in the fourth quarter of 1993, as compared to 1992. Domestic Kmart operating income increased 9.8% to $1,454 million in 1992 due primarily to an increased emphasis on cost control, which included the ability to reduce product procurement costs, and a LIFO credit, partially offset by a decline in gross margin due to increased competitive pricing pressure and spring and summer seasonal clearance activity. In 1992, operating income also benefited from U.S. Kmart cost control measures, such as better controlled store hours due to improved labor scheduling, revised human resource initiatives, including elimination of Sunday overtime and Christmas remembrance, changes in vacation policies and reduced promotional advertising expense. As many of the cost control programs were implemented in late 1991, the full impact on lowering expense was realized in 1992.


     During 1993, the Kmart Group temporarily reduced the pace of its U.S. Kmart modernization program as it assessed both the Super Kmart Center program and the remaining stores to be modernized. In 1993, the Kmart Group opened 14 new Super Kmart Center stores. A 150,000 to 185,000 square-foot Super Kmart Center features a full line of Kmart general merchandise and groceries as well as a variety of ancillary services including dry cleaning, hair care, optical and floral shops. While the Super Kmart Center program is still in its early stages, Kmart plans to open approximately 55 Super Kmart Center stores in 1994 and believes there is potential to open several hundred Super Kmart Center stores over the next several years. The Kmart Group anticipates that the new Super Kmart Center stores will be financed with lease financing. The average cost of each site's inventory, net of expected payable financing, furniture and fixtures and leasehold improvements is expected to approximate $6 million.


     Excluding Super Kmart Centers, the Kmart Group completed 177 modernization projects in 1993 as compared with 444 projects and 474 projects completed in 1992 and 1991, respectively. Kmart Corporation anticipates completion of approximately 170 to 200 U.S. Kmart discount store modernization projects in 1994 including approximately 80 new discount stores. U.S. Kmart capital expenditures for owned property are expected to approximate 1992 levels in 1994 as compared with $0.8 billion in 1993, $1.1 billion in 1992 and $1.0 billion in 1991.


     Activity for the U.S. Kmart store modernization program for the past three years is summarized in the following table:


                                                                                              TOTAL
                                                                     1991    1992    1993    COMPLETE
                                                                     ----    ----    ----    --------
New stores (including relocations)
  Kmart stores....................................................   106     114     116         429
  Super Kmart Centers.............................................    --       5      14          19
Store expansions..................................................   164     122      51         430
Store refurbishments..............................................   204     208      10         444
                                                                     ----    ----    ----    --------
       Totals.....................................................   474     449     191       1,322
                                                                     ----    ----    ----    --------
                                                                     ----    ----    ----    --------

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     International General Merchandise Operations

     At January 26, 1994, international operations consisted of 127 Kmart stores in Canada and 13 department stores located in the Czech Republic and Slovakia. The Central European stores were acquired in mid-1992 and represent the Kmart Group's entry into that market. The Kmart Group is developing advanced distribution methods and merchandising skills to modernize, refurbish and streamline operations in the two Central European countries.

     International sales decreased 4.7% in 1993 due primarily to lower Kmart Canada sales resulting from unfavorable exchange rates relative to the U.S. dollar, weak consumer spending attributed to increased taxes in Ontario where approximately two-thirds of Canadian stores are located and unfavorable weather in the eastern provinces of Canada during the first half of the year. International sales increased 7.9% in 1992 primarily as a result of the purchase of the Central European stores in mid-1992. Kmart Canada's 1992 sales were positively effected by a strong Christmas season partially offset by weak economic conditions and deterioration of the Canadian exchange rate throughout the year. Czech Republic and Slovak operating income improved in 1993 while Kmart Canada's operating income approximated prior year levels. Czech Republic and Slovak operations were profitable in 1992, and 1992 operating profit at Kmart Canada improved significantly over 1991 due to the excellent Christmas season and strong expense control. The Canadian average dollar exchange rates were 0.7745 in 1993, 0.8226 in 1992 and 0.8708 in 1991.


     On January 5, 1994, the Board approved a restructuring plan to modernize the remaining Kmart stores in Canada and, as a result, the Kmart Group recorded a pre-tax charge of $39 million in the fourth quarter of 1993. Of the total charge, $33 million is for specifically-identified store modernization projects including store relocations, enlargements and refurbishments. These costs include lease obligations for store relocations totaling $15 million, (primarily furniture and fixtures) fixed asset writedowns to net realizable value totaling $7 million and inventory liquidation costs during the final stage of the project totaling $11 million for all affected stores. Such charge does not include any provision for store occupancy, depreciation expense or normal inventory markdowns prior to the closing or completion date of a project. The remainder of the charge relates to the implementation of re-engineering programs (principally severance).


     As part of its international expansion strategy, the Kmart Group has formed joint ventures in Mexico and Singapore and, in 1994, expects to open five stores in Mexico and two stores in Singapore.

     The following table highlights the Kmart Group's store activity during 1993:

                                                                            1993 ACTIVITY          PLANNED
                                                     END      END     -------------------------      END
                                                    1991     1992     OPENED    CLOSED     END      1994
                                                    -----    -----    ------    ------    -----    -------
Kmart
  United States..................................   2,249    2,281      130       (88)    2,323     2,364
  Canada.........................................     126      127        1        (1)      127       131
Czech Republic and Slovakia......................      --       13       --        --        13        13
Mexico...........................................      --       --       --        --        --         5
Singapore........................................      --       --       --        --        --         2
Other............................................      16       14       13        (4)       23        14
                                                    -----    -----    ------    ------    -----    -------
          Total General Merchandise..............   2,391    2,435      144       (93)    2,486     2,529
                                                    -----    -----    ------    ------    -----    -------
                                                    -----    -----    ------    ------    -----    -------
General Merchandise Selling Square Feet
  (Millions).....................................     151      159                          168
                                                     ----     ----                         ----
                                                     ----     ----                         ----
General Merchandise Store Sales per Square
  Foot...........................................    $184     $179                         $179
                                                     ----     ----                         ----
                                                     ----     ----                         ----

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

ANALYSIS OF THE SPECIALTY RETAIL GROUPS' OPERATIONS

     At January 26, 1994, the Specialty Retail Groups consisted of the Borders-Walden Group, the Builders Square Group, the OfficeMax Group and The Sports Authority Group. The Specialty Retail Groups continued their aggressive store expansion programs and closed or relocated underperforming stores as illustrated in the following table:

                                                                         1993 ACTIVITY                PLANNED
                                            END      END     -------------------------------------      END
                                           1991     1992     ACQUIRED    OPENED    CLOSED     END      1994
                                           -----    -----    --------    ------    ------    -----    -------
Borders-Walden Group
  Borders...............................      --       31        --         15        (2)       44        71
  Walden*...............................   1,217    1,202        --          7       (50)    1,159     1,044
Builders Square Group...................     144      165        --         28       (16)      177       186
OfficeMax Group.........................      79      179       105         53        (9)      328       373
The Sports Authority Group..............      36       56        --         24        --        80       108
                                           -----    -----       ---      ------    ------    -----    -------
          Total Specialty Retail
            Groups......................   1,476    1,633       105        127       (77)    1,788     1,782
                                           -----    -----       ---      ------    ------    -----    -------
                                           -----    -----       ---      ------    ------    -----    -------
Specialty Retail Groups' Selling
  Square Feet (Millions)................      17       22                                       28
                                           -----    -----                                    -----
                                           -----    -----                                    -----

* Excludes 57, 58 and 58 Walden Software stores operated in 1993, 1992 and 1991, respectively.

     Combined capital expenditures by the Specialty Retail Groups were $229 million, $138 million and $85 million in 1993, 1992 and 1991, respectively, and were primarily to fund new stores. Combined Specialty Retail Groups' capital expenditures are expected to approximate $285 million in 1994. Financing for the Specialty Retail Groups' investing activities will be provided primarily by their operations, lease financing for new stores and corporate financing activities.

     A three-year summary of the Specialty Retail Groups' aggregate sales and operating income follows ($ millions):

                                                                                         % CHANGE
                                                                                       -------------
                                                       1993       1992       1991      1993     1992
                                                      ------     ------     ------     ----     ----
Sales..............................................   $6,118     $4,561     $3,495     34.1     30.5
                                                      ------     ------     ------
                                                      ------     ------     ------
Operating Income(1)................................   $  152     $  138     $  116     10.1     19.0
                                                      ------     ------     ------
                                                      ------     ------     ------
Comparable Store Sales Increase....................      3.5%       6.5%       6.9%
                                                      ------     ------     ------
                                                      ------     ------     ------
Capital Expenditures -- Owned Property.............   $  229     $  138     $   85
                                                      ------     ------     ------
                                                      ------     ------     ------

- -------------------------
(1) 1993 operating income excludes store restructuring and other charges of $444 million.

     Aggregate Specialty Retail Group sales increased 34.1% to $6,118 million in 1993 as a result of 127 new or relocated stores, the March acquisition of 105 BizMart stores by OfficeMax and a 3.5% comparable store sales increase. The Specialty Retail Groups' aggregate sales increased 30.5% to $4,561 million in 1992 due to 128 new stores, 63 stores acquired through the expansion of two Groups within existing lines of business and a 6.5% comparable store sales increase. Total 1993 operating income for the Specialty Retail Groups, excluding the store restructuring and other charges, increased 10.1% to $152 million from $138 million in 1992 and $116 million in 1991 due to new and acquired stores and improved operating leverage. The Specialty Retail Groups represented 17.9% of 1993 consolidated sales and 13.0% of total 1993 consolidated operating income before the store restructuring and other charges.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Borders-Walden Group

     The Borders-Walden Group ("Borders-Walden") is a leading book retailer in the United States and is comprised of Borders, Inc. ("Borders") and Walden Book Company, Inc. ("Walden"). As of January 23, 1994, Borders operated 44 large format superstores in 22 states and the District of Columbia, each of which is designed to be the premier book retailer in its market, and Walden, which is the largest operator of mall-based bookstores in the United States, operated 1,159 stores in 50 states and the District of Columbia.

     Although Borders and Walden will continue to operate independently, Borders and Walden recently have been combined under common executive leadership in order to realize synergies in certain areas, including in the development of inventory control systems and in merchandise distribution.


     Borders-Walden's business strategy is to accelerate the growth of its books and music superstore business and to increase profitability at Walden. Borders-Walden intends to accomplish this by (i) opening at least 20 to 25 Borders Books and Music superstores in each of the next two fiscal years and reconfiguring or expanding virtually all of Borders' existing book superstores to the Borders Books and Music format, (ii) increasing Walden's profitability by reducing inventory shrinkage, containing expenses and, with the implementation of Borders' sophisticated inventory management technology, improving sales per store and inventory productivity over the long term and (iii) continuing to develop and refine Borders' sophisticated inventory management system.


     On January 5, 1994, the Board approved a restructuring plan involving the closing of approximately 200 underperforming Walden stores. Management believes that these closures will better enable Borders-Walden to compete effectively in the mall-based arena. Management expects the closure of these stores will be substantially completed in 1994 and that total sales levels will decrease proportionally and that overall operating expenses, including employee costs, occupancy expenses and depreciation charges will decrease further resulting in improved earnings levels compared with the prior year.


     As a result of the restructuring plan, Borders-Walden recorded a pre-tax charge of $143 million ($85 million net of tax) in the fourth quarter of 1993 for store closing costs and other non-recurring charges. Of the total pre-tax charge, $122 million is for store closures. These costs include $74 million principally for lease buyout costs, $21 million for the disposition of inventory to be liquidated during the final closing of each store, and $27 million for the writedown of fixed assets, primarily furniture and fixtures, to net realizable value. Of the remaining charge, $15 million relates to costs associated with combining certain operations of Borders and Walden, including inventory reduction costs and costs of consolidating redundant distribution center functions. The remaining $6 million relates to re-engineering programs (principally severance). In addition, a pre-tax charge of $75 million related to certain changes to Walden's accounting policies was recorded in connection with combination with Borders including a change in the method of inventory valuation for Walden from last-in, first-out (LIFO) to first-in, first out (FIFO) to conform Walden's inventory accounting and to correct certain prior period errors with respect to inventory shrinkage, lease accounting, and revenue recognition, and to conform the accounting policies of Walden and Borders in the area of fixed asset capitalization. Such changes were made in consideration of separate reporting of the Borders-Walden Group results in connection with the Specialty Retail Stock Proposal. Kmart Corporation believes the pre-tax effect of recognizing the corrections of errors of $93 million, accounting changes calling for restatement of ($57) million, and other accounting changes of $36 million does not have a material impact on the results of operations. Had Kmart Corporation recorded the accounting changes of $36 million as accounting changes, the net loss from continuing retail operations would have been reduced by $23 million. As a result of reflecting these amounts in the fourth quarter of 1993 in the consolidated financial statements, net income (loss) of the Kmart Group differs by the restated amounts discussed above, but will be the same in future periods.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Borders-Walden results of operations for the last three years follow ($ millions):

                                                                                           % CHANGE
                                                                                         ------------
                                                           1993      1992      1991      1993    1992
                                                          ------    ------    ------     ----    ----
Sales..................................................   $1,370    $1,202    $1,140     14.0     5.5
                                                          ------    ------    ------
                                                          ------    ------    ------
Operating Income(1)....................................   $   50    $   46    $   38      8.7    21.1
                                                          ------    ------    ------
                                                          ------    ------    ------
Comparable Store Sales Increase
     Borders...........................................     14.8%     12.6%       --
                                                          ------    ------    ------
                                                          ------    ------    ------
     Walden............................................      0.7%      1.4%      5.8%
                                                          ------    ------    ------
                                                          ------    ------    ------

- ------------------------
(1) Borders-Walden 1993 operating income excludes store restructuring and other charges of $218 million.

     Sales in 1993 were $1,370 million, a 14.0% increase, over sales of $1,202 million in the prior year. The 1993 sales increase was primarily due to the inclusion of a full year of sales for the Borders stores versus three months in the prior year. Comparable Walden store sales increased 0.7% in 1993 versus a 1.4% increase in 1992. The slower rate of Walden comparable store sales growth was a result of increased competition from superstores in several markets and sluggish mall traffic. In 1993, Borders-Walden reported an operating loss of $168 million, inclusive of the store restructuring and other charges of $218 million. Excluding store restructuring and other charges, 1993 operating income was $50 million, or 3.6% of sales, as compared to operating income of $46 million, or 3.8% of sales, in the prior year. The 1993 increase resulted primarily from higher sales and improved gross margins, partially offset by increased goodwill amortization as a result of the acquisition of Borders by Kmart Corporation.

     Sales of Borders-Walden in 1992 were $1,202 million, a $62 million, or 5.5% increase over sales of $1,140 million in 1991. The increase was attributable to the acquisition of Borders in October 1992, which contributed $56 million in sales, and a 1.4% comparable store sales increase at Walden. Operating income of Borders-Walden in 1992 was $46 million, or 3.8% of sales, as compared to $38 million, or 3.3% of sales, in 1991, primarily as a result of increased sales and gross margin, partially offset by higher selling, general and administrative expenses.

     Builders Square Group

     At January 23, 1994, the Builders Square Group ("Builders Square") operated 177 home improvement stores in 26 states and Puerto Rico, of which 130 were Builders Square I Stores ("BSQ I Stores") and 47 were Builders Square II Stores ("BSQ II Stores"). The business strategy of Builders Square is to phase out its self-service warehouse-style home improvement stores and operate large format superstores that emphasize customer service and provide an extensive selection of quality products and services to repair, remodel, redecorate and maintain both home and garden. Builders Square's goal is to have virtually all stores in the BSQ II Store format by the end of fiscal 1997.

     On January 5, 1994, the Board approved a restructuring plan to convert virtually all of the existing Builders Square stores to the new Builders Square II format by 1997. The Builders Square II stores have an easier-to-shop layout that utilizes a "store-within-a-store" format with substantially increased customer service levels. In connection with the restructuring plan, Builders Square is closing selected Builders Square I stores, converting the balance of existing Builders Square I stores to the Builders Square II format and filling in existing and contiguous markets with Builders Square II stores. During the next four years, Builders Square currently expects to phase out 117 Builders Square I stores by closing 8 stores, relocating 66 stores and renovating 43 stores. In addition, Builders Square plans to open approximately 10-20 new Builders Square II stores during each of the next two years.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


     As a result of the restructuring plan, Builders Square recorded a pre-tax charge of $226 million ($141 million, net of tax) in the fourth quarter of 1993 for the estimated cost of closing, relocating or converting all Builders Square I stores to the Builders Square II format. Of the total pre-tax charge, $214 million is for specifically-identified store relocations and renovations. These costs include $144 million for lease obligations, a $37 million for the disposition of inventory to be liquidated during the final closing of each store and $33 million for the writedown of fixed assets, primarily furniture and fixtures, to net realizable value. Such charge does not include any provision for store occupancy, depreciation expense or normal inventory markdowns prior to the closing or completion date of a project. The remainder of the charge relates to a $12 million accrual for a non-routine legal judgment resulting from the insolvency of the insurer.


     Builders Square's results of operations for the last three years follow ($ millions):

                                                                                          % CHANGE
                                                                                        -------------
                                                          1993      1992      1991      1993     1992
                                                         ------    ------    ------     -----    ----
Sales.................................................   $2,719    $2,419    $2,049      12.4    18.1
                                                         ------    ------    ------
                                                         ------    ------    ------
Operating Income(1)...................................   $   61    $   80    $   74     (23.7)    8.1
                                                         ------    ------    ------
                                                         ------    ------    ------
Comparable Store Sales Increase.......................      0.9%      8.5%      7.0%
                                                         ------    ------    ------
                                                         ------    ------    ------

- -------------------------
(1) Builders Square's 1993 operating income excludes store restructuring and other charges of $226 million.


     Sales in 1993 were $2,719 million, a 12.4% increase, over sales of $2,419 million in 1992. The 1993 sales increase was due to the 28 stores opened, all of which were BSQ II Stores, in 1993 and the inclusion of a full year of sales for the 22 stores opened in 1992. Comparable store sales increased 0.9% in 1993 versus an 8.5% increase in 1992. The slower rate of comparable store sales growth in 1993 was a result of increased competition in the Northeast and Midwest, severe winter weather conditions that continued into the spring selling season and the strong comparable store sales growth reported in the Southeast region in 1992 as the result of rebuilding in the aftermath of Hurricane Andrew. Inclusive of store restructuring and other charges of $226 million, operating loss in 1993 was $165 million. Excluding store restructuring and other charges, Builders Square 1993 operating income was $61 million, or 2.2% of sales, as compared to $80 million, or 3.3% of sales, in the prior year. The decrease in operating profit in 1993 resulted primarily from lower than expected sales, higher occupancy costs and increased payroll expenses associated with improving the level of customer service in the store.


     Sales of Builders Square in 1992 were $2,419 million, a $370 million, or 18.1%, increase over sales of $2,049 million in 1991. The 1992 sales increase was due to the opening of 22 new stores during the year, including eight BSQ II Stores, and to an 8.5% comparable store sales increase which resulted from strong sales in the Southeast in the aftermath of Hurricane Andrew, an improved merchandise mix and in-stock position, a continuing shift to an everyday fair price position and to higher average sales per transaction. Operating income increased 8.1% in 1992 due primarily to increased sales, well controlled costs and in the prior year, the closing of 14 underperforming stores, partially offset by a $10 million LIFO charge in 1992 as compared to a LIFO credit of $2 million in 1991 and increased pre-opening expense.

     OfficeMax Group

     The OfficeMax Group ("OfficeMax") is one of the largest operators of high-volume, deep discount office products superstores in the United States, operating 328 superstores in 38 states as of January 22, 1994. OfficeMax plans to open approximately 60 to 70 stores in each of the next two years. Management estimates that OfficeMax's cash requirements, exclusive of pre-opening expenses, will be approximately $1.0 million for each additional store. These requirements include an average of approximately $0.4 million for leasehold

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

improvements, fixtures, point-of-sale terminals and other equipment in the stores and approximately $0.6 million for the portion of the store inventory that is not financed by vendors.

     On March 4, 1993, OfficeMax acquired BizMart, Inc., a 105-store national office products superstore chain with stores located primarily in the Southwest, West and Pacific Northwest regions, for a purchase price of $268 million. On June 30, 1992, OfficeMax acquired OW Office Warehouse, Inc., a 41-store office products superstore chain with stores located primarily throughout the Mid-Atlantic region. Immediately following each of these acquisitions, OfficeMax operationally integrated, remodeled, remerchandised and converted the acquired stores to the OfficeMax name and format.


     In November 1990, Kmart Corporation acquired an initial 21.6% equity interest in OfficeMax, Inc. and increased its equity interest in OfficeMax to 92.7% in November 1991. Kmart Corporation has consolidated the results of OfficeMax operations from November 21, 1991. Kmart Corporation continues to hold a greater than 90% interest in OfficeMax, Inc. and is currently negotiating with the minority stockholders of OfficeMax, Inc. to purchase their interest, thereby bringing Kmart Corporation's ownership interest in OfficeMax, Inc. to 100%.



     OfficeMax's results of operations from the November 21, 1991 date of acquisition follow ($ millions):


                                                                                           % CHANGE
                                                                                         ------------
                                                            1993      1992      1991     1993    1992
                                                           ------    ------    ------    ----    ----
Sales...................................................   $1,422    $  528    $   65    169.3     --
                                                           ------    ------    ------
                                                           ------    ------    ------
Operating Income........................................   $   20    $    1    $    1      --      --
                                                           ------    ------    ------
                                                           ------    ------    ------
Comparable Store Sales Increase.........................     18.2%     28.5%       --
                                                           ------    ------    ------
                                                           ------    ------    ------

     Sales for fiscal 1993 were $1,422 million, an $894 million, or 169.3%, increase over fiscal 1992 sales of $528 million. The increase was due to the opening of 53 new stores, the acquisition of 105 BizMart stores in March 1993, the inclusion of a full year of sales for the 41 OW Office Warehouse, Inc. stores acquired in June 1992 and the 61 new stores opened during fiscal 1992, and an 18.2 % comparable store sales increase in fiscal 1993. Operating income was $20 million in fiscal 1993, or 1.4% of sales, as compared to $1 million in fiscal 1992, or 0.1% of sales, as a result of effective cost control and the leveraging of selling, general and administrative expenses, pre-opening expenses, and goodwill amortization as a result of increased store sales volumes.

     The 1992 OfficeMax sales increase was due to the inclusion of a full year of OfficeMax operations and 102 new stores, including 41 OW Office Warehouse, Inc. stores acquired on June 30, 1992. OfficeMax recorded $1 million operating income in 1992 despite higher store opening costs resulting from an aggressive expansion program during the year. On a pro forma basis, OfficeMax comparable store sales increased 28.5% in 1992.

     The Sports Authority Group

     The Sports Authority Group ("The Sports Authority") is the largest operator of large format sporting goods stores in the United States in terms of both sales and number of stores and is also the largest full-line sporting goods retailer in the United States in terms of sales, operating 80 sporting goods megastores at January 23, 1994. The Sports Authority has consistently increased its rate of store expansion in the last three fiscal years, opening 24 stores, 20 stores and 17 stores in 1993, 1992 and 1991, respectively. The Sports Authority currently plans to open approximately 25 stores in 1994, with 21 of the 1994 openings concentrated in existing markets. The remaining four of the planned 1994 openings are expected to be concentrated within three new markets.

                               KMART CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     The Sports Authority's results of operations for the last three years follow ($ millions):

                                                                                        % CHANGE
                                                                                     --------------
                                                          1993     1992     1991     1993      1992
                                                          ----     ----     ----     -----     ----
Sales..................................................   $607     $412     $241      47.5     70.8
                                                          ----     ----     ----
                                                          ----     ----     ----
Operating Income.......................................   $ 21     $ 10     $  3     110.0       --
                                                          ----     ----     ----
                                                          ----     ----     ----
Comparable Store Sales Increase........................    2.6%     8.3%    15.3%
                                                          ----     ----     ----
                                                          ----     ----     ----

     Sales in 1993 were $607 million, a $195 million, or 47.5%, increase over sales of $412 million in 1992. Of the 47.5% increase in sales, 2.6%, or $11 million, was produced by comparable store sales growth, 23.4%, or $96 million, was produced by the 20 stores opened in 1992 which had no comparable store sales in the prior year and 21.5%, or $88 million, was produced by the 24 new stores opened in 1993. Comparable store sales increased 2.6% and 8.3% in 1993 and 1992, respectively. Comparable store sales in 1993 were adversely effected by the severe winter storm which occurred in March 1993 and reduced consumer demand for higher priced apparel. Excluding sales from stores cannibalized by new store openings, comparable store sales increased 5.1% in 1993 as compared to 11.4% in the prior year. Operating income in 1993 was $21 million, or 3.5% of sales, as compared to $10 million, or 2.4% of sales, in 1992. The improvement was a result of increased sales volume, lower pre-opening expense and goodwill amortization as a percent of sales and management of store and administrative expenses.

     Sales of The Sports Authority in 1992 were $412 million, a $171 million, or 70.8%, increase over sales of $241 million in 1991. Of the 70.8% increase in sales in 1992, 8.3%, or $20 million, was produced by comparable store sales growth; 32.1%, or $78 million, was produced by 17 stores opened in 1991 which had no comparable store sales in the prior year and 30.4%, or $73 million, was produced by the 20 new stores opened in 1992. Comparable store sales increased 8.3% in 1992. Excluding the effect of stores in which sales were cannibalized by new openings within the same market, comparable store sales increased by 11.4% in 1992. Operating income of The Sports Authority in 1992 was $10 million, or 2.4% of sales, as compared to $3 million, or 1.4% of sales, in the prior year. The increase of $7 million, or 1.0% of sales, in 1992 was the result of increased sales, lower advertising expense and goodwill amortization as a percent of sales and management of store and administrative expenses.

LICENSEE OPERATIONS AND EQUITY INVESTMENTS

     Kmart Corporation owns a 21.5% equity interest in Coles Myer Ltd., Australia's largest retailer, and a 49.0% equity interest in substantially all of the Meldisco subsidiaries of Melville Corporation, which operates domestic Kmart footwear departments.

     In U.S. dollars, 1993 equity in income of Coles Myer was $58 million compared with $51 million in 1992 and $60 million in 1991. The increase in Coles Myer equity income in 1993 was due to improved gross margin, expense control and a 6% reduction in the Australian corporate tax rate. The 1992 Coles Myer equity income decline was a result of losses on the sale of certain New Zealand food operations and part of Sandhurst Dairies operations earlier in the year and the continued weak Australian economy.

     Meldisco equity income in 1993 was $52 million compared with $54 million in 1992 and $50 million in 1991. Lower 1993 Meldisco equity income was a result of unfavorable weather in early 1993 and increased competition. 1992 Meldisco equity income increased due to increased sales, combined with improved gross profit margin as a result of lower purchasing costs and the merchandise mix. Refer to the accompanying Notes to Consolidated Financial Statements for further results of Kmart Corporation's equity investments.

EFFECT OF COMPLIANCE WITH ENVIRONMENTAL PROTECTION PROVISIONS

     Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not expected to have, a material effect on the capital expenditures, earnings or competitive position of Kmart Corporation.

                               KMART CORPORATION

                              REPORT BY MANAGEMENT

RESPONSIBILITY FOR FINANCIAL STATEMENTS

     Kmart Corporation management is responsible for the integrity of the information and representations contained in its interim and annual financial statements. This responsibility includes making informed estimates and judgments in selecting the appropriate accounting principles. Management believes the financial statements conform with generally accepted accounting principles applied on a consistent basis.

     To assist management in fulfilling these obligations, several tools are utilized, which include the following:

          A system of internal accounting controls is maintained to provide for the integrity of information for purposes of preparing financial statements and to assure that assets are properly accounted for and safeguarded. This concept of reasonable assurance is based on the recognition that the cost of the system is related to the benefits to be derived and modified for changing conditions. Management believes its system provides reasonable assurance of this appropriate balance.

          As part of the internal control system, a policy of Standards of Business Conduct and Management Integrity Statements is in effect. All officers and key employees periodically submit a signed statement regarding compliance with these policies.

          An Internal Audit Department is maintained to evaluate, test and report on the application of internal accounting controls in conformity with standards of the practice of internal auditing.

          The financial statements have been examined by independent accountants whose report is contained herein. This examination includes, among other things, a review of the system of internal controls as required by generally accepted auditing standards.

     The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly with management, internal auditors and the independent accountants to assure that each is carrying out its responsibilities. The internal auditors and independent accountants both have full and free access to the Audit Committee, with and without the presence of management.

Joseph E. Antonini
Chairman of the Board, President
and Chief Executive Officer

Thomas F. Murasky
Executive Vice President
and Chief Financial Officer

                               KMART CORPORATION

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Kmart Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Kmart Corporation and its subsidiaries at January 26, 1994 and January 27, 1993, and the results of their operations and their cash flows for each of the three years in the period ended January 26, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in the notes to the consolidated financial statements, Kmart Corporation adopted Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," at the beginning of fiscal 1993.

Price Waterhouse
Detroit, Michigan
March 15, 1994

                               KMART CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)


                                                                           FISCAL YEAR ENDED
                                                              --------------------------------------------
                                                              JANUARY 26,     JANUARY 27,     JANUARY 29,
                                                                  1994            1993            1992
                                                              ------------    ------------    ------------
Sales......................................................     $ 34,156        $ 31,031        $ 29,042
Licensee fees and rental income............................          291             280             267
Equity in income of affiliated retail companies............          110             105             110
                                                              ------------    ------------    ------------
                                                                  34,557          31,416          29,419
                                                              ------------    ------------    ------------
Cost of merchandise sold (includes buying and occupancy
  costs)...................................................       25,646          22,800          21,243
Selling, general and administrative expenses...............        7,636           6,875           6,603
Store restructuring and other charges......................        1,348              --              --
Interest expense:
  Debt -- net..............................................          285             229             203
  Capital lease obligations................................          192             185             181
                                                              ------------    ------------    ------------
                                                                  35,107          30,089          28,230
                                                              ------------    ------------    ------------
Income (loss) from continuing retail operations before
  income taxes.............................................         (550)          1,327           1,189
Income taxes...............................................         (222)            445             400
                                                              ------------    ------------    ------------
Net income (loss) from continuing retail operations before
  extraordinary item and the effect of accounting
  changes..................................................         (328)            882             789
Discontinued operations including the effect of accounting
  changes, net of income taxes of $(19), $40 and $42,
  respectively.............................................          (81)             59              70
Loss on disposal of discontinued operations,
  net of income taxes of $(248)............................         (521)             --              --
Extraordinary item, net of income taxes of $(6)............          (10)             --              --
Effect of accounting changes, net of income taxes of
  $(37)....................................................          (34)             --              --
                                                              ------------    ------------    ------------
Net income (loss)..........................................     $   (974)       $    941        $    859
                                                              ------------    ------------    ------------
                                                              ------------    ------------    ------------
Earnings per common and common equivalent share:
  Net income (loss) from continuing retail operations
     before extraordinary item and the effect of accounting
     changes...............................................     $   (.73)       $   1.93        $   1.85
  Discontinued operations including the effect of
     accounting changes, net of income taxes...............         (.18)            .13             .17
  Loss on disposal of discontinued operations, net of
     income taxes..........................................        (1.14)             --              --
  Extraordinary item, net of income taxes..................         (.02)             --              --
  Effect of accounting changes, net of income taxes........         (.08)             --              --
                                                              ------------    ------------    ------------
                                                                $  (2.15)       $   2.06        $   2.02
                                                              ------------    ------------    ------------
                                                              ------------    ------------    ------------
Weighted average shares....................................        456.7           455.6           426.2
                                                              ------------    ------------    ------------
                                                              ------------    ------------    ------------


          See accompanying Notes to Consolidated Financial Statements.

 The consolidated statements of income for prior periods have been restated for discontinued operations.

                               KMART CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                          JANUARY 26,    JANUARY 27,
                                                                             1994           1993
                                                                          -----------    -----------
ASSETS
Current Assets:
  Cash (includes temporary investments of $32 and $260,
     respectively).....................................................     $   449        $   611
  Merchandise inventories..............................................       7,252          8,752
  Accounts receivable and other current assets.........................       1,235          1,146
  Discontinued operations..............................................         911             --
                                                                          -----------    -----------
Total current assets...................................................       9,847         10,509
Investments in Affiliated Retail Companies.............................         606            597
Property and Equipment -- net..........................................       5,886          6,405
Other Assets and Deferred Charges......................................         469            381
Goodwill -- net of accumulated amortization of $59 and $93,
  respectively.........................................................         696          1,039
                                                                          -----------    -----------
                                                                            $17,504        $18,931
                                                                          -----------    -----------
                                                                          -----------    -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Long-term debt due within one year...................................     $   390        $   117
  Notes payable........................................................         918            590
  Accounts payable -- trade............................................       2,763          2,959
  Accrued payrolls and other liabilities...............................       1,347          1,215
  Taxes other than income taxes........................................         271            368
  Income taxes.........................................................          35            246
                                                                          -----------    -----------
Total current liabilities..............................................       5,724          5,495
Capital Lease Obligations..............................................       1,720          1,698
Long-Term Debt.........................................................       2,227          3,237
Other Long-Term Liabilities (includes store restructuring
  obligations).........................................................       1,740            697
Deferred Income Taxes..................................................          --            268
Shareholders' Equity:
  Preferred stock, 10,000,000 shares authorized;
     Series A, 5,750,000 shares authorized and issued..................         986            986
     Series B, 796,827 shares authorized; 784,938 shares issued........         157            157
  Common stock, 1,500,000,000 shares authorized; shares issued
     416,546,780 and 415,640,206, respectively.........................         417            416
  Capital in excess of par value.......................................         538            506
  Performance restricted stock deferred compensation...................          (3)            (2)
  Retained earnings....................................................       4,237          5,700
  Treasury shares......................................................        (109)          (122)
  Foreign currency translation adjustment..............................        (130)          (105)
                                                                          -----------    -----------
Total shareholders' equity.............................................       6,093          7,536
                                                                          -----------    -----------
                                                                            $17,504        $18,931
                                                                          -----------    -----------
                                                                          -----------    -----------

          See accompanying Notes to Consolidated Financial Statements.

                               KMART CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)


                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 26,    JANUARY 27,    JANUARY 29,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
CASH PROVIDED BY (USED FOR):
OPERATIONS
  Net income (loss) from continuing retail operations before extraordinary item and the effect of accounting
     changes.................................................     $  (328)       $   882        $   789
  Adjustments to reconcile net income (loss) to operating
     cash flows:
     Depreciation and amortization...........................         703            600            509
     Store restructuring and other charges...................       1,149            (27)           (38)
     Deferred income taxes...................................        (308)           153            116
     Undistributed equity income.............................         (15)           (11)           (26)
     Increase in other long-term liabilities.................         114             63             31
     Other -- net............................................          54             25              5
  Cash provided by (used for) current assets and current
     liabilities:
     (Increase) decrease in inventories......................         249           (956)          (620)
     Increase in accounts payable............................         258            167            371
     Other -- net............................................        (339)          (188)           (72)
                                                                -----------    -----------    -----------
  Total cash provided by continuing retail operations........       1,537            708          1,065
                                                                -----------    -----------    -----------
  Discontinued Operations
     Loss on disposal of discontinued operations.............        (521)            --             --
     Income (loss) from discontinued operations..............         (81)            59             70
     Items not affecting cash -- net.........................         995             85             80
                                                                -----------    -----------    -----------
  Total cash provided by discontinued operations.............         393            144            150
                                                                -----------    -----------    -----------
  Net cash provided by operations............................       1,930            852          1,215
                                                                -----------    -----------    -----------
INVESTING
  Capital expenditures -- owned property.....................      (1,022)        (1,435)        (1,329)
  Acquisitions...............................................        (268)          (372)          (115)
  Proceeds from the sale of assets...........................          20             25             70
  Other -- net...............................................         (72)           (50)           (39)
                                                                -----------    -----------    -----------
  Net cash used for investing................................      (1,342)        (1,832)        (1,413)
                                                                -----------    -----------    -----------
FINANCING
  Proceeds from issuance of long-term debt and notes
     payable.................................................         736          1,602            811
  Reduction in long-term debt and notes payable..............        (933)           (80)          (896)
  Reduction in capital lease obligations.....................        (123)          (113)          (110)
  Issuance of common stock...................................          32             57             67
  Issuance of $3.41 Depositary Shares (each representing  1/4
     share Series A conversion preferred)....................          --             --            986
  Reissuance of treasury shares..............................          13              8              2
  Extraordinary item for bond redemptions....................         (10)            --             --
  Dividends paid.............................................        (465)          (448)          (375)
                                                                -----------    -----------    -----------
  Net cash provided by (used for) financing..................        (750)         1,026            485
                                                                -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS..............        (162)            46            287
  Cash and Equivalents at Beginning of Year..................         611            565            278
                                                                -----------    -----------    -----------
CASH AND EQUIVALENTS AT END OF YEAR..........................     $   449        $   611        $   565
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------


          See accompanying Notes to Consolidated Financial Statements.

  Certain prior year amounts have been restated for the effect of discontinued
                                  operations.

                               KMART CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                          PERFORMANCE
                                                       SERIES A      SERIES B                 CAPITAL      RESTRICTED
                                                      CONVERSION    CONVERTIBLE              IN EXCESS       STOCK
                                                      PREFERRED      PREFERRED     COMMON     OF PAR        DEFERRED      RETAINED
                                                        STOCK          STOCK       STOCK       VALUE      COMPENSATION    EARNINGS
                                                      ----------    -----------    ------    ---------    ------------    --------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)
BALANCE AT JANUARY 30, 1991........................      $ --          $  --        $205       $ 593          $ (2)        $4,753
Net income for the year............................                                                                           859
Cash dividends declared, common, $.88 per share....                                                                          (354)
Cash dividends declared, $3.41 Depositary Share
  (1/4 share Series A conversion preferred), $1.91
  per share........................................                                                                           (44)
$3.41 Depositary Shares issued.....................       986
Common issued under stock option plans.............                                    2          62
Common issued under performance restricted stock
  plan.............................................                                                2
Treasury shares reissued to the Employee Savings
  Plan.............................................                                                2
Two-for-one stock split............................                                  206        (206)
Foreign currency translation adjustment............
                                                        -----          -----       ------    ---------         ---        --------
BALANCE AT JANUARY 29, 1992........................       986             --         413         453            (2)         5,214
Net income for the year............................                                                                           941
Cash dividends declared, common, $.92 per share....                                                                          (374)
Cash dividends declared, $3.41 Depositary Share,
  $3.41 per share..................................                                                                           (78)
Cash dividends declared, Series B convertible
  preferred, $4.31 per share.......................                                                                            (3)
Series B convertible preferred stock issued........                      157
Common issued under stock option plans.............                                    3          42
Common issued under performance restricted stock
  plan.............................................                                                1
Treasury shares reissued to the Employee Savings
  Plan.............................................                                               10
Foreign currency translation adjustment............
                                                        -----          -----       ------    ---------         ---        --------
BALANCE AT JANUARY 27, 1993........................       986            157         416         506            (2)         5,700
Net loss for the year..............................                                                                          (974)
Cash dividends declared, common, $.96 per share....                                                                          (392)
Cash dividends declared, $3.41 Depositary Share,
  $3.41 per share..................................                                                                           (78)
Cash dividends declared, Series B convertible
  preferred, $11.50 per share......................                                                                            (9)
Minimum pension liability in excess of intangible
  pension asset....................................                                                                           (10)
Common issued under stock option plans.............                                    1          14
Common issued under performance restricted stock
  plan.............................................                                                2            (1)
Treasury shares reissued to the Employee Savings
  Plan.............................................                                               16
Foreign currency translation adjustment............
                                                        -----          -----       ------    ---------         ---        --------
BALANCE AT JANUARY 26, 1994........................      $986          $ 157        $417       $ 538          $ (3)        $4,237
                                                        -----          -----       ------    ---------         ---        --------
                                                        -----          -----       ------    ---------         ---        --------


                                                                   FOREIGN
                                                                  CURRENCY          TOTAL
                                                     TREASURY    TRANSLATION    SHAREHOLDERS'
                                                      SHARES     ADJUSTMENT        EQUITY
                                                     --------    -----------    -------------

BALANCE AT JANUARY 30, 1991........................   $ (131)       $ (34)         $ 5,384
Net income for the year............................                                    859
Cash dividends declared, common, $.88 per share....                                   (354)
Cash dividends declared, $3.41 Depositary Share
  (1/4 share Series A conversion preferred), $1.91
  per share........................................                                    (44)
$3.41 Depositary Shares issued.....................                                    986
Common issued under stock option plans.............                                     64
Common issued under performance restricted stock
  plan.............................................                                      2
Treasury shares reissued to the Employee Savings
  Plan.............................................        1                             3
Two-for-one stock split............................                                     --
Foreign currency translation adjustment............                    (9)              (9)
                                                     --------    -----------        ------
BALANCE AT JANUARY 29, 1992........................     (130)         (43)           6,891
Net income for the year............................                                    941
Cash dividends declared, common, $.92 per share....                                   (374)
Cash dividends declared, $3.41 Depositary Share,
  $3.41 per share..................................                                    (78)
Cash dividends declared, Series B convertible
  preferred, $4.31 per share.......................                                     (3)
Series B convertible preferred stock issued........                                    157
Common issued under stock option plans.............                                     45
Common issued under performance restricted stock
  plan.............................................                                      1
Treasury shares reissued to the Employee Savings
  Plan.............................................        8                            18
Foreign currency translation adjustment............                   (62)             (62)
                                                     --------    -----------        ------
BALANCE AT JANUARY 27, 1993........................     (122)        (105)           7,536
Net loss for the year..............................                                   (974)
Cash dividends declared, common, $.96 per share....                                   (392)
Cash dividends declared, $3.41 Depositary Share,
  $3.41 per share..................................                                    (78)
Cash dividends declared, Series B convertible
  preferred, $11.50 per share......................                                     (9)
Minimum pension liability in excess of intangible
  pension asset....................................                                    (10)
Common issued under stock option plans.............                                     15
Common issued under performance restricted stock
  plan.............................................                                      1
Treasury shares reissued to the Employee Savings
  Plan.............................................       13                            29
Foreign currency translation adjustment............                   (25)             (25)
                                                     --------    -----------        ------
BALANCE AT JANUARY 26, 1994........................   $ (109)       $(130)         $ 6,093
                                                     --------    -----------        ------
                                                     --------    -----------        ------

 Common stock, authorized 1,500,000,000 shares, $1 par value. Preferred stock, authorized 10,000,000 shares, no par value.

          See accompanying Notes to Consolidated Financial Statements.

                               KMART CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Kmart Corporation's significant accounting policies, which conform to generally accepted accounting principles applied on a consistent basis between years, are described below.

     Fiscal Year: Kmart Corporation's fiscal years end on the last Wednesday in January. Fiscal years 1993, 1992 and 1991 each consisted of 52 weeks and ended on January 26, 1994, January 27, 1993 and January 29, 1992, respectively.

     Basis of Consolidation: Kmart Corporation includes all majority owned subsidiaries in the consolidated financial statements. Investments in affiliated retail companies owned 20% or more are accounted for by the equity method using their December financial statements. Intercompany transactions and accounts have been eliminated in consolidation.

     Earnings Per Common and Common Equivalent Share: Kmart Corporation computes earnings per common and common equivalent share by dividing net income less dividends paid on Series B convertible preferred stock by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during each year. In determining the weighted average number of fully diluted common shares outstanding, the Series A conversion preferred stock has been treated as common stock.

     Foreign Operations: Foreign currency assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Results of operations are translated at average exchange rates during the period for revenues and expenses. Translation gains and losses resulting from fluctuations in the exchange rates are accumulated as a separate component of shareholders' equity.

     Inventories: Merchandise inventories are valued at the lower of cost or market, primarily using the retail method, on the last-in, first-out (LIFO) basis for substantially all domestic inventories and the first-in, first-out basis for the remainder.

     Property Owned and Depreciation: Land, buildings, leasehold improvements and equipment are recorded at cost, including a provision for capitalized interest. Depreciation is provided over the estimated useful lives of related assets on the straight-line method for financial statement purposes and on accelerated methods for income tax purposes. Most store properties are leased and improvements are amortized over the term of the lease but not more than 25 years. Other annual rates used in computing depreciation for financial statement purposes are 2% to 4% for buildings, 10% to 14% for store fixtures and 5% to 33% for other fixtures and equipment.

     Expenditures for owned properties, primarily self-developed locations, which Kmart Corporation intends to sell and lease-back within one year are included in accounts receivable and other current assets.


     Goodwill: Excess of cost over the net assets of acquired companies is amortized using the straight-line method over 40 years. Kmart Corporation evaluates the recoverability of goodwill and reviews the amortization period on an annual basis. Several factors are used to evaluate goodwill, including but not limited to: management's plans for future operations; recent operating results and each business' projected undiscounted cash flows. The primary method is each business' projected undiscounted cash flows.


     Financial Instruments: With the exception of long-term debt, shareholders' equity and equity investments, Kmart Corporation records all financial instruments, including accounts receivable, accounts payable and marketable securities at, or approximating, market value.

     Licensee Sales: Kmart Corporation's policy is to exclude sales of licensed departments from total sales. Sales from licensed departments are primarily comprised of sales from the Meldisco subsidiaries of Melville Corporation.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     Pre-Opening and Closing Costs: Costs associated with the opening of a new store are expensed during the first full month of operations. When the decision to close a retail unit is made, Kmart Corporation provides for the future net lease obligation, nonrecoverable investment in fixed assets, other expenses directly related to discontinuance of operations and estimated operating loss through the expected closing dates.

     Income Taxes: Deferred income taxes are provided on temporary differences between financial statement and taxable income. Kmart Corporation accrues appropriate U.S. and foreign taxes payable on all of the earnings of subsidiaries, except with respect to earnings that are intended to be permanently reinvested, or are expected to be distributed free of additional tax by operation of relevant statutes currently in effect and by utilization of available tax credits and deductions.

SPECIALTY RETAIL STOCK PROPOSAL


     The Board of Directors of Kmart Corporation (Board) has adopted a proposal (the Specialty Retail Stock Proposal) which, if approved by shareholders and implemented by the Board, would authorize the Board to issue any of four series of common stock (collectively, the Specialty Retail Stock) designated KM-Borders-Walden Group Common Stock (Borders-Walden Stock), KM-Builders Square Group Common Stock (Builders Square Stock), KM-OfficeMax Group Common Stock (OfficeMax Stock) and KM-The Sports Authority Group Common Stock (The Sports Authority Stock). While each series of Specialty Retail Stock would constitute common stock of Kmart Corporation, each is intended to reflect the separate performance of the relevant specialty retail business. The Borders-Walden Stock is intended to reflect the performance of Kmart Corporation's retail bookstore group (the Borders-Walden Group), which is comprised principally of Kmart Corporation's Borders, Inc. and Walden Book Company, Inc., subsidiaries. The Builders Square Stock is intended to reflect the performance of Kmart Corporation's retail home improvement and home decor superstore group (the Builders Square Group), which is comprised principally of Kmart Corporation's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of Kmart Corporation's retail office products superstore group (the OfficeMax Group), which is comprised principally of Kmart Corporation's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports Authority Stock is intended to reflect the performance of Kmart Corporation's retail sporting goods megastore group (The Sports Authority Group), which is comprised principally of Kmart Corporation's The Sports Authority, Inc. subsidiary. The Borders-Walden Group, the Builders Square Group, the OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the Specialty Retail Groups.


STORE RESTRUCTURING AND OTHER CHARGES

     On January 5, 1994, the Board approved a restructuring plan involving the Kmart Group, (including Kmart Canada), the Builders Square Group and the Borders-Walden Group. As a result, in the fourth quarter of 1993, Kmart Corporation recorded a charge (Store Restructuring and Other Charges) to earnings of $1,348 before taxes. Net of taxes, the charge was $862. The provision included anticipated costs associated with Kmart stores which will be closed and relocated, enlarged or refurbished in the U.S. and Canada, the closing and relocation of certain Builders Square stores and the closing of underperforming Walden stores. These costs, which represent approximately 85% of the total, include lease obligations for store closings as well as fixed asset writedowns, primarily furniture and fixtures, and inventory dispositions for all affected stores. The remainder of the charge is for costs related to certain changes to Walden's accounting policies in connection with combination with Borders, re-engineering programs (principally severance) and an accrual for a non-routine legal judgment resulting from the insolvency of the insurer.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)


RESTATEMENT OF PRIOR YEARS' AMOUNTS OF THE BORDERS-WALDEN GROUP.



     The results of operations of the Borders-Walden Group, and the related Retained Interest of the Kmart Group have been restated from amounts previously included in Kmart Corporation's consolidated financial statements in order to
(i) reflect a change in the method of inventory valuation for Walden from LIFO to FIFO to conform Walden's inventory accounting method with Borders, (ii) correct prior period errors with respect to inventory shrinkage, lease accounting and revenue recognition and (iii) conform accounting policies of Walden and Borders in the area of fixed asset capitalization. Such changes were made in consideration of separate reporting of the Borders-Walden Group results in connection with the Specialty Retail Stock Proposal. These restatements have been recorded as part of the store restructuring and other charges in the consolidated financial statements. Kmart Corporation believes the pre-tax effect of recognizing the corrections of errors of $93, accounting changes calling for restatement of ($57), and other accounting changes of $36 does not have a material impact on the results of operations. Had Kmart Corporation recorded the accounting changes of $36 as accounting changes, the net loss from continuing retail operations would have been reduced by $23. As a result of reflecting these amounts in the fourth quarter of 1993 in Kmart Corporation's consolidated financial statements, net income (loss) of the Kmart Group differs by the restated amounts discussed above, but will be the same in future periods.


DISCONTINUED OPERATIONS


     Discontinued operations include the results of PayLess Drug Stores Northwest, Inc. and PACE Membership Warehouse, Inc. which have been reclassified to reflect their respective plans for disposition announced in the fourth quarter of 1993. In January 1994, PACE sold the assets and lease obligations of 93 of its warehouses and virtually all of the inventory and membership files in the 34 warehouses not included in the transaction to Sam's Club, a division of Wal*Mart for approximately $774 in cash. The book value of the assets sold to Wal*Mart was $624. Operations of the 34 remaining PACE sites not included in the transaction were discontinued and PACE is in the process of evaluating and marketing these leased sites as well as leased premises for unopened warehouses and corporate facilities. Included in the loss on the disposal of PACE was unamortized goodwill of $395, expected remaining lease obligations in the warehouses not sold, other PACE liabilities and a provision for additional costs anticipated during the wind-down of PACE operations.



     In addition, Kmart Corporation entered into an agreement to sell its PayLess Drug Stores subsidiary to Thrifty PayLess Holdings, Inc. (TPH) and its subsidiary Thrifty PayLess, Inc. for approximately $595 in cash, $100 in Senior Notes of TPH and approximately 46% of the common equity of TPH. Of the cash proceeds, $50 has been invested in Senior Subordinated Notes of Thrifty PayLess, Inc. The book value of PayLess' net assets to be sold was $1,186 at January 26, 1994. It is Kmart Corporation's intention to divest substantially all of its interest in TPH within one year. Management expects the disposition to be achieved either through a private offering or other alternative means. Accordingly, Kmart Corporation has reported PayLess as a discontinued operation and has recorded its investment in TPH at net realizable value.



     Kmart Corporation intends to call for early redemption $300 of 8 3/8% debentures due January 15, 2017 using the proceeds of the sale to redeem the issues. The resulting redemption premium and associated cost of $18, net of applicable income taxes, was recorded in 1993 as part of the loss on disposal of discontinued operations, accordingly, the $300 principal amount has been included in the current portion of long-term debt. Kmart Corporation believes the effect of recognizing the charge in 1993 rather than in the first quarter of 1994 would not have a material effect on the results of operations.



     Both businesses have been accounted for as discontinued operations in the 1993 financial statements. There was an $81 after-tax loss from the operation of discontinued businesses in 1993, as the significant net operating loss at PACE more than offset the net income from PayLess. The after-tax loss on disposal of

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

discontinued operations was $521. Sales applicable to these discontinued operations were $6,874, $6,692 and $5,538 for 1993, 1992 and 1991, respectively.



EXTRAORDINARY ITEM



     In August 1993, Kmart Corporation called for early redemption of all $200 of its 8 1/8% debentures due January 1, 1997. The debentures were redeemed at 100% of the principal amount plus interest accrued to the date of redemption. In April 1993, Kmart Corporation called for early redemption of all $200 of its 10 1/2% Sinking Fund Debentures due December 1, 2017. The resulting redemption premium of $10, net of applicable income taxes, has been reported as an extraordinary item.


ACQUISITIONS AND DISPOSITIONS

     On March 4, 1993, OfficeMax, Inc. purchased all of the outstanding shares of BizMart, Inc. (BizMart), a chain of 105 office products superstores, for $268 in cash. During 1993, BizMart was completely integrated into OfficeMax operations and BizMart stores converted to the OfficeMax format. The excess of the cost over fair value of the assets acquired totaled $186.

     In October 1992, Kmart Corporation acquired Borders, Inc. in a stock-for-stock exchange in which Kmart issued 784,938 shares of Series B convertible preferred stock in exchange for all outstanding Borders shares. Borders is headquartered in Ann Arbor, Michigan and at January 23, 1994 operated 44 book superstores in the Midwest and Northeast United States which emphasize customer service and feature over 128,000 titles per store. Excess of cost over the fair value of the assets acquired totaled $172.

     In June 1992, OfficeMax, Inc. acquired OW Office Warehouse, Inc., a 41-store office products superstore chain with stores located primarily throughout the Mid-Atlantic region. The excess of the purchase price over the fair value of the net assets acquired was $61 on January 22, 1994.

     In May 1992, Kmart Corporation acquired three companies which operate a total of 13 department stores located in the Czech Republic and Slovakia. The acquisition marks Kmart Corporation's initial entry into the Central European retail market. No goodwill resulted from the transaction.

     Net cash used in 1992 for the acquisition of Pay'n Save assets, OW Office Warehouse, Inc. and the 13 department stores located in the Czech Republic and Slovakia totaled $372.


     In November 1991, Kmart Corporation acquired additional shares resulting in a 92.7% equity interest in OfficeMax, Inc. for $115 in cash, with the remaining interest owned by the co-founders and senior management of OfficeMax, Inc. The acquisition was accounted for under the purchase method of accounting. The excess of the cumulative purchase price over the estimated fair value of the net assets acquired totaled $129 on January 22, 1994 and was recorded as goodwill. Kmart Corporation continues to hold a greater than 90% interest in OfficeMax, Inc. and is currently negotiating with the minority stockholders of OfficeMax, Inc. to purchase their interest, thereby bringing Kmart Corporation's ownership interest in OfficeMax, Inc. to 100%.



     With the exception of the original OfficeMax equity purchase, the above acquisitions have been accounted for as purchases and, accordingly, the results of operations have been consolidated from their respective dates of acquisition.


     In October 1990, Kmart Canada Limited sold its Bargain Harold's Discount Limited subsidiary to Quebec Equity Capital at book value. Under the terms of the sale, Kmart Canada Limited guaranteed certain Bargain Harold's store leases and a revolving credit agreement. During 1992, Bargain Harold's was placed in

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

bankruptcy. In 1992, Kmart Corporation recorded a net of tax, one-time charge of $12 related to Kmart Canada's guarantee of certain Bargain Harold's leases.

SUPPLEMENTAL CASH FLOW INFORMATION

     Kmart Corporation incurred capital lease obligations to obtain store facilities and equipment of $177, $185 and $157 in 1993, 1992 and 1991, respectively. Noncash charges related to store restructuring were $1,120, $21 and $63 in 1993, 1992 and 1991, respectively. Kmart Corporation acquired Borders, Inc. in a stock-for-stock exchange in 1992. These noncash transactions have been excluded from the Consolidated Statements of Cash Flows.

     Kmart Corporation considers cash on hand in stores, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less as cash and cash equivalents for the purposes of the statement of cash flows. The effect of changes in foreign exchange rates on cash balances is not material.

     Cash paid for interest and income taxes follows:

                                                                           1993    1992    1991
                                                                           ----    ----    ----
Interest (net of amounts capitalized)...................................   $465    $444    $411
                                                                           ----    ----    ----
                                                                           ----    ----    ----
Income taxes............................................................   $270    $320    $260
                                                                           ----    ----    ----
                                                                           ----    ----    ----

MERCHANDISE INVENTORIES

     For LIFO purposes, Kmart Corporation uses internal price indices to measure inflation in merchandise inventories.

     A summary of inventories, at lower of cost or market, by method of pricing and the excess of current cost over stated LIFO value due to inflation follows:

                                                                          JANUARY 26,    JANUARY 27,
                                                                             1994           1993
                                                                          -----------    -----------
Last-in, first-out.....................................................     $ 5,874        $ 7,456
First-in, first-out....................................................       1,378          1,296
                                                                          -----------    -----------
          Total inventories............................................     $ 7,252        $ 8,752
                                                                          -----------    -----------
                                                                          -----------    -----------
Excess of current cost over stated LIFO value..........................     $   861        $ 1,030
                                                                          -----------    -----------
                                                                          -----------    -----------

PROPERTY AND EQUIPMENT

     The components of property and equipment are:

                                                                          JANUARY 26,    JANUARY 27,
                                                                             1994           1993
                                                                          -----------    -----------
Property owned:
  Land.................................................................     $   144        $   204
  Buildings............................................................         451            657
  Leasehold improvements...............................................       1,705          1,706
  Furniture and fixtures...............................................       5,488          5,516
  Construction in progress.............................................         125             85
Property under capital leases..........................................       2,949          2,861
                                                                          -----------    -----------
                                                                             10,862         11,029
Less-accumulated depreciation and amortization:
  Property owned.......................................................      (3,508)        (3,206)
  Property under capital leases........................................      (1,468)        (1,418)
                                                                          -----------    -----------
          Total........................................................     $ 5,886        $ 6,405
                                                                          -----------    -----------
                                                                          -----------    -----------

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     Accumulated depreciation for owned property includes $282 and $99 of the store restructuring provision as of January 26, 1994 and January 27, 1993, respectively. Interest costs capitalized were $11, $14 and $10 in 1993, 1992 and 1991, respectively.

INVESTMENTS IN AFFILIATED RETAIL COMPANIES

Meldisco Subsidiaries of Melville Corporation

     All U.S. Kmart footwear departments are operated under license agreements with the Meldisco subsidiaries of Melville Corporation, substantially all of which are 49% owned by Kmart Corporation and 51% owned by Melville. Fees and income earned under the license agreements in 1993, 1992 and 1991 of $195, $200 and $192, respectively, are included in licensee fees and rental income. Kmart Corporation's equity in the income of footwear departments in Kmart stores and dividends received were as follows:

                                                                              1993    1992    1991
                                                                              ----    ----    ----
Equity in income...........................................................   $52     $54     $50
                                                                              ----    ----    ----
                                                                              ----    ----    ----
Dividends..................................................................   $55     $59     $51
                                                                              ----    ----    ----
                                                                              ----    ----    ----

     Meldisco companies' summarized financial information follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                       --------------------------
                                                                        1993      1992      1991
                                                                       ------    ------    ------
Net sales...........................................................   $1,175    $1,164    $1,145
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Gross profit........................................................   $  525    $  525    $  505
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Net income..........................................................   $   97    $  111    $  104
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Inventory...........................................................   $  137    $  129    $  132
Other current assets................................................       85       123       131
Noncurrent assets...................................................        2         2        --
                                                                       ------    ------    ------
Total assets........................................................      224       254       263
Current liabilities.................................................       30        47        46
                                                                       ------    ------    ------
Net assets..........................................................   $  194    $  207    $  217
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Equity of Kmart Corporation.........................................   $   94    $  101    $  106
                                                                       ------    ------    ------
                                                                       ------    ------    ------

Coles Myer Ltd.

     Kmart Corporation had a 21.5% equity interest at January 26, 1994 in Coles Myer Ltd., the largest retailer in Australia.

     Income earned under a license agreement with Coles Myer of $3 in 1993, 1992 and 1991 is included in licensee fees and rental income. Further information regarding Kmart Corporation's investment in Coles Myer follows:

                              (U.S.$)                                   1993      1992      1991
- --------------------------------------------------------------------   ------    ------    ------
Equity in income....................................................   $   58    $   51    $   60
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Dividends...........................................................   $   36    $   34    $   33
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Equity of Kmart Corporation.........................................   $  512    $  496    $  488
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Market value of Coles Myer common stock.............................   $1,011    $  912    $1,082
                                                                       ------    ------    ------
                                                                       ------    ------    ------

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     The cumulative effect of translating Kmart Corporation's equity in the investment in Coles Myer was a reduction of $100, $90 and $45, respectively, as of January 26, 1994, January 27, 1993 and January 29, 1992. The average exchange rates from Australian to U.S. dollars were 0.6815 in 1993, 0.7367 in 1992 and
0.7776 in 1991.

     Summarized financial information adjusted for conformity with U.S. generally accepted accounting principles for Coles Myer's most recent fiscal years follows:

                                                                           FISCAL YEAR ENDED
                                                                    --------------------------------
                                                                    JULY 25,    JULY 26,    JULY 28,
                             (U.S.$)                                  1993        1992        1991
- -----------------------------------------------------------------   --------    --------    --------
Net sales........................................................   $ 10,649    $ 11,634    $ 11,699
                                                                    --------    --------    --------
                                                                    --------    --------    --------
Net income.......................................................   $    236    $    137    $    254
                                                                    --------    --------    --------
                                                                    --------    --------    --------
Current assets...................................................   $  1,982    $  1,927    $  1,776
Noncurrent assets................................................      2,013       2,123       2,435
                                                                    --------    --------    --------
Total assets.....................................................   $  3,995    $ 4 ,050    $  4,211
                                                                    --------    --------    --------
                                                                    --------    --------    --------
Current liabilities..............................................   $  1,310    $  1,327    $  1,327
Noncurrent liabilities...........................................        719         663       1,019
Equity...........................................................      1,966       2,060       1,865
                                                                    --------    --------    --------
Total liabilities and equity.....................................   $  3,995    $  4,050    $  4,211
                                                                    --------    --------    --------
                                                                    --------    --------    --------

     Unremitted earnings of unconsolidated affiliates included in consolidated retained earnings were $362, $346 and $336 at January 26, 1994, January 27, 1993 and January 29, 1992, respectively.

INCOME TAXES

     Components of income from continuing retail operations before income taxes follow:

                                                                       1993      1992      1991
                                                                       -----    ------    ------
U.S.................................................................   $(621)   $1,261    $1,119
Foreign.............................................................      71        66        70
                                                                       -----    ------    ------
Total...............................................................   $(550)   $1,327    $1,189
                                                                       -----    ------    ------
                                                                       -----    ------    ------

     The provision for income taxes consists of:

                                                                       1993      1992      1991
                                                                       -----    ------    ------
Current:
  Federal...........................................................   $  24    $  240    $  246
  State and local...................................................      (7)       58        46
  Foreign...........................................................      26        15         8
Deferred:
  Store restructuring and other charges.............................    (385)       29        49
  Excess of tax over book depreciation..............................      72        69        37
  LIFO inventory....................................................      82        39        36
  Property taxes....................................................     (16)      (12)      (15)
  Other.............................................................     (18)        7        (7)
                                                                       -----    ------    ------
Total income taxes..................................................   $(222)   $  445    $  400
                                                                       -----    ------    ------
                                                                       -----    ------    ------

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     A reconciliation of the federal statutory rate to Kmart Corporation's effective tax rate from continuing retail operations follows:

                                             1993      1992     1991      1993      1992      1991
                                             -----     ----     ----     ------     -----     -----
Federal statutory rate....................   $(192)    $451     $404      (35.0)%    34.0%     34.0%
State and local taxes, net of federal tax
  benefit.................................     (17)      38       31       (3.2)      2.9       2.6
Tax credits...............................      (8)      (7)      (8)      (1.3)     (0.5)     (0.7)
Equity in income of affiliated retail
  companies subject to lower tax rates....     (23)     (23)     (32)      (4.1)     (1.7)     (2.7)
Enacted federal tax rate change...........      11       --       --        2.0        --        --
Other.....................................       7      (14)       5        1.2      (1.2)      0.4
                                             -----     ----     ----     ------     -----     -----
          Total income taxes..............   $(222)    $445     $400      (40.4)%    33.5%     33.6%
                                             -----     ----     ----     ------     -----     -----
                                             -----     ----     ----     ------     -----     -----

     Deferred tax assets and liabilities resulted from the following:

                                                                                    JANUARY 26,
                                                                                       1994
                                                                                    -----------
Deferred tax assets:
  Federal benefit for state and foreign deferred.................................     $    33
  Discontinued operations........................................................         137
  Accruals and other liabilities.................................................         214
  Capital leases.................................................................         145
  Store restructuring obligations................................................         490
  Other..........................................................................          30
                                                                                    -----------
          Total deferred tax assets..............................................       1,049
                                                                                    -----------
Deferred tax liabilities:
     Inventory...................................................................         338
     Property and equipment......................................................         472
     Other.......................................................................           5
                                                                                    -----------
          Total deferred tax liabilities.........................................         815
                                                                                    -----------
          Net deferred tax assets................................................     $   234
                                                                                    -----------
                                                                                    -----------

     Undistributed earnings of subsidiaries totaled $189, $195 and $188 at January 26, 1994, January 27, 1993 and January 29, 1992, respectively.

     Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) was issued in February 1992. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. In addition, the standard requires adjustment of deferred tax liabilities to reflect enacted changes in the statutory federal income tax rate. Kmart Corporation adopted FAS 109 as the cumulative effect of an accounting change in the first quarter of fiscal 1993 resulting in a one-time credit of $45.

CURRENT NOTES PAYABLE, LINES OF CREDIT AND OTHER

     Notes payable of $918 and $590 were comprised entirely of Kmart Corporation's commercial paper at January 26, 1994 and January 27, 1993, respectively. The weighted average interest rates on short-term borrowings outstanding on January 26, 1994 and January 27, 1993 were 3.4% and 3.2%, respectively.

     At January 26, 1994, Kmart Corporation had bank lines of credit aggregating $1,473 which provide for interest rates not exceeding the "prime" lending rate on any borrowings thereunder. In support of certain lines

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

of credit, it is expected that compensating balances will be maintained on deposit with the banks, which will average 10% of the line to the extent that it is not in use and an additional 10% on the portion in use, whereas other lines require fees in lieu of compensating balances. Kmart Corporation is free to withdraw the entire balance in its accounts at any time. Additional seasonal bank lines of credit totaling $1,260 were available during the period September 1, 1993 to December 31, 1993.

     Kmart Corporation has entered into revolving credit agreements with various banks in the aggregate amount of $790 as of January 26, 1994, and $770 as of January 27, 1993. The agreements provide for borrowings at an interest rate based on the prime rate, "CD-based rate" or "LIBOR-based rate" at Kmart Corporation's election. As of January 26, 1994, Kmart Corporation had no outstanding borrowings under these agreements. The revolving credit agreements contain certain restrictive provisions regarding the maintenance of net worth, working capital, coverage ratios and payment of cash dividends. At January 26, 1994, $1,859 of consolidated retained earnings were free of such restrictions.

     At January 26, 1994, Kmart Corporation had an interest rate swap agreement outstanding with a commercial bank. The agreement will expire in January 1995. Under this agreement, Kmart Corporation pays interest on a $50 notional principal amount based on a fixed rate. The variable rate is a calculated bond equivalent rate based on the 30-day commercial paper rate. Kmart Corporation's effective interest rate on this agreement during 1993 was 7.9%. Kmart Corporation has limited exposure to credit loss for the differential between interest rates in the event of nonperformance by the other parties.

     At January 26, 1994, Kmart Corporation had a $200 line of credit and had guaranteed an additional $200 line of credit, the proceeds of which will be used by certain of Kmart Corporation's real estate development joint ventures. The agreement provides for interest on the borrowings calculated on a "LIBOR-based rate". In addition, Kmart Corporation guaranteed a related interest rate swap with a notional principal amount of $50. As of January 26, 1994, there was $191 of borrowings outstanding under these agreements.

     Kmart Corporation has also entered into certain real estate arrangements whereby Kmart is obligated to purchase completed projects if alternate financing is not available to the developer. Kmart Corporation's aggregate guarantees under these arrangements, and other lease guarantees for certain facilities previously sold, were $426 at January 26, 1994.

     Kmart Corporation and Coles Myer have guaranteed indebtedness related to certain properties in Australia on a joint and several basis. Coles Myer subsequently indemnified Kmart Corporation from any liability incurred pursuant to the Kmart guarantees. As of January 26, 1994, the amount guaranteed was $19.

     Kmart Corporation has guaranteed indebtedness related to certain of its leased properties financed by industrial revenue bonds. At January 26, 1994, the total amount of such guaranteed indebtedness was $284, of which $92 was included in capital lease obligations. The agreements will expire during fiscal years 2004 to 2009. Kmart Corporation's exposure to credit loss, in the event of nonperformance by the other parties to the agreements, was $192 at January 26, 1994. However, no concentration of credit risk exists and Kmart Corporation does not anticipate nonperformance by the other parties.

     There are various claims, lawsuits, and pending actions against Kmart Corporation incident to its operations. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on Kmart Corporation's liquidity, financial position or results of operations.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

LONG-TERM DEBT

     Kmart Corporation's long-term debt, net of unamortized discount, is comprised of the following:

                                                                   JANUARY 26, 1994    JANUARY 27, 1993
                                                                   ----------------    ----------------
8 3/8% debentures due 2017......................................        $  300              $  291
10 1/2% debentures due 2017.....................................            --                 200
8 1/8% debentures due 1997......................................            --                 199
12 1/8% notes due 1995..........................................           150                 150
8 1/8% notes due 2006...........................................           199                 199
8 1/4% notes due 2022...........................................            99                  99
12 1/2% debentures due 2005.....................................           100                 100
8 3/8% debentures due 2022......................................            99                  99
7 3/4% debentures due 2012......................................           198                 198
7.95% debentures due 2023.......................................           299                  --
Notes payable...................................................            --                 300
Medium-term notes due 1994 through 2020
     (8.33% weighted average interest rate).....................           745                 835
Mortgages.......................................................           330                 522
Other...........................................................            98                 162
                                                                       -------             -------
          Total.................................................         2,617               3,354
Portion due within one year.....................................           390                 117
                                                                       -------             -------
Long-term debt..................................................        $2,227              $3,237
                                                                       -------             -------
                                                                       -------             -------


     Kmart Corporation plans to call for early redemption in the first quarter of 1994 of all $300 of its 8 3/8% debentures due January 15, 2017. The resulting redemption premium and associated cost of $18, net of applicable taxes, has been reported as part of the loss on disposal of discontinued operations.


     In August 1993, Kmart Corporation called for early redemption of all $200 of its 8 1/8% debentures due January 1, 1997. The debentures were redeemed at 100% of the principal amount plus interest accrued to the date of redemption. In April 1993, Kmart Corporation called for early redemption of all $200 of its 10 1/2% Sinking Fund Debentures due December 1, 2017. The resulting redemption premium of $10, net of applicable income taxes, has been reported as an extraordinary item.

     In February 1993, Kmart Corporation issued $300 of 7.95% debentures due February 1, 2023. These debentures are not redeemable prior to maturity.

     During fiscal 1992, Kmart Corporation issued mortgage notes payable of $211. The notes bear a weighted average interest rate of 8.41%. For most of these mortgage notes, interest is payable semiannually, and principal is payable annually through the year 2022. The notes are secured by various owned properties.

     In October 1992, Kmart Corporation issued $200 of 7 3/4% debentures due October 1, 2012. The 7 3/4% debentures are not redeemable prior to maturity. In July 1992, Kmart Corporation issued $100 of 8 3/8% debentures due July 1, 2022. The 8 3/8% debentures are not redeemable prior to July l, 2002. On or after that date, the debentures are redeemable in whole or in part, at any time at the option of Kmart Corporation, at prices declining from 103.9% to 100% of the principal amount. At January 27, 1993, Kmart Corporation's revolving credit agreements supported $300 of commercial paper which has been classified as long-term debt. Amounts classified as long-term debt are based on Kmart Corporation's intention and ability to maintain at least that amount of similar debt for a minimum of one year.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     During 1992, Kmart Corporation issued $200 of medium-term notes with a weighted average interest rate of 7.38% with maturity dates from seven to 12 years.

     Principal payments due on long-term debt for the five years subsequent to 1993 are: 1994 -- $390; 1995 -- $233; 1996 -- $8; 1997 -- $153; 1998 -- $122.

     Based on the quoted market prices for the same, or similar issues, or on the current rates offered to Kmart Corporation for debt of the same remaining maturities, the fair value of long-term debt was $2,923 and $3,656 at January 26, 1994 and January 27, 1993, respectively.

LEASES

     Description of Leasing Arrangements: Kmart Corporation conducts operations primarily in leased facilities. Kmart store leases are generally for terms of 25 years with multiple five-year renewal options which allow Kmart Corporation the option to extend the life of the lease up to 50 years beyond the initial noncancellable term. Substantially all specialty retail units are leased, generally for terms varying from five to 25 years with varying renewal options.

     Certain leases provide for additional rental payments based on a percent of sales in excess of a specified base. Also, certain leases provide for the payment by the lessee of executory costs (taxes, maintenance and insurance). Some selling space has been sublet to other retailers in certain of Kmart Corporation's leased facilities.

     Lease Commitments: Future minimum lease payments with respect to capital and operating leases as of January 26, 1994 follow:

                                                                                MINIMUM LEASE
                                                                                   PAYMENTS
                                                                             --------------------
                                                                             CAPITAL    OPERATING
                                                                             -------    ---------
Fiscal Year:
     1994.................................................................   $   393     $   776
     1995.................................................................       384         746
     1996.................................................................       379         704
     1997.................................................................       368         661
     1998.................................................................       352         630
     Later years..........................................................     3,221       6,643
                                                                             -------    ---------
          Total minimum lease payments....................................     5,097      10,160
Less-minimum sublease rental income.......................................        --         173
                                                                             -------    ---------
Net minimum lease payments................................................     5,097     $ 9,987
                                                                                        ---------
                                                                                        ---------
Less:
     Estimated executory costs............................................    (1,488)
     Amount representing interest.........................................    (1,773)
                                                                             -------
                                                                               1,836
Portion due within one year...............................................       116
                                                                             -------
Long-term lease obligations...............................................   $ 1,720
                                                                             -------
                                                                             -------

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     Rental Expense: A summary of operating lease rental expense and short-term rentals follows:

                                                                        1993     1992     1991
                                                                        -----    -----    -----
Minimum rentals......................................................   $ 815    $ 635    $ 533
Percentage rentals...................................................      47       50       53
Less-sublease rentals................................................     (94)     (63)     (55)
                                                                        -----    -----    -----
Total................................................................   $ 768    $ 622    $ 531
                                                                        -----    -----    -----
                                                                        -----    -----    -----

     Reconciliation of Capital Lease Information: The impact of recording amortization and interest expense versus rent expense on capital leases follows:

                                                                        1993     1992     1991
                                                                        -----    -----    -----
Amortization of capital lease property...............................   $ 117    $ 113    $ 109
Interest expense related to obligations under capital leases.........     192      185      181
                                                                        -----    -----    -----
Amounts charged to earnings..........................................     309      298      290
Related minimum lease payments net of executory costs................    (306)    (294)    (283)
                                                                        -----    -----    -----
Excess of amounts charged over related minimum lease payments........   $   3    $   4    $   7
                                                                        -----    -----    -----
                                                                        -----    -----    -----

     Related minimum lease payments above exclude executory costs for 1993, 1992 and 1991 in the amounts of $91, $96 and $92, respectively.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

BUSINESS GROUP INFORMATION

     Upon approval and implementation by the Board of the Specialty Retail Stock Proposal, the capital structure of Kmart Corporation will be modified to provide for the issuance of five series of common stock: Kmart Stock, Borders-Walden Stock, Builders Square Stock, OfficeMax Stock and The Sports Authority Stock, which are each intended to reflect the performance of the respective business. Kmart Corporation's historical business group operating results have been revised to conform to the Specialty Retail Stock Proposal. Business group information follows:

                                                                                                                    INCOME (LOSS)
                                                               TOTAL                                                    FROM
                                               EQUITY IN     REVENUES                   EQUITY IN                    CONTINUING
                                   LICENSEE    INCOME OF       FROM                     INCOME OF       NET       RETAIL OPERATIONS
                                   FEES AND    AFFILIATED   CONTINUING     OPERATING    AFFILIATED    INTEREST     BEFORE RETAINED
                                     OTHER       RETAIL       RETAIL         INCOME       RETAIL       INCOME       INTEREST AND
                 YEAR     SALES     INCOME     COMPANIES    OPERATIONS     (LOSS)(A)    COMPANIES    (EXPENSE)      INCOME TAXES
                 -----   -------   ---------   ----------   -----------    ----------   ----------   ----------   -----------------
Kmart
  Group:........ 1993    $28,039     $ 288        $110        $28,437        $  110        $110        $ (467)         $  (247)
                 1992     26,470       278         105         26,853         1,500         105          (411)           1,194
                 1991     25,548       266         110         25,924         1,348         110          (381)           1,077
Borders-Walden
  Group:........ 1993    1,370.0       0.6          --        1,370.6        (167.8)         --          (0.9)          (168.7)
                 1992    1,201.9       1.4          --        1,203.3          46.1          --          (0.6)            45.5
                 1991    1,139.4       0.7          --        1,140.1          37.6          --          (0.5)            37.1
Builders
  Square
  Group:........ 1993    2,718.8        --          --        2,718.8        (165.7)         --          (8.7)          (174.4)
                 1992    2,419.5        --          --        2,419.5          80.0          --          (3.5)            76.5
                 1991    2,048.5        --          --        2,048.5          73.8          --          (2.7)            71.1
OfficeMax
  Group:........ 1993    1,421.8        --          --        1,421.8          20.0          --          (0.1)            19.9
                 1992      528.2        --          --          528.2           0.5          --           0.5              1.0
                 1991       65.1        --          --           65.1           0.9          --           0.3              1.2
The Sports
  Authority
  Group:........ 1993      606.9       1.7          --          608.6          21.0          --            --             21.0
                 1992      411.5       0.9          --          412.4          10.1          --          (0.1)            10.0
                 1991      240.9       0.4          --          241.3           3.4          --          (0.2)             3.2
Total Kmart
  Corporation:.. 1993    $34,156     $ 291        $110        $34,557        $ (183)       $110        $ (477)         $  (550)
                 1992     31,031       280         105         31,416         1,636         105          (414)           1,327
                 1991     29,042       267         110         29,419         1,463         110          (384)           1,189

- -------------------------
(a) Operating income (loss) includes store restructuring and other charges of $904, $218, $226 and $1,348 for the Kmart Group, the Borders-Walden Group, the Builders Square Group and Kmart Corporation, respectively.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)


                                              RETAINED      INVESTMENTS
                                             INTEREST IN        IN                                                     CAPITAL
                                            THE SPECIALTY   AFFILIATED     ASSETS OF                 DEPRECIATION   EXPENDITURES--
                             IDENTIFIABLE      RETAIL         RETAIL      DISCONTINUED    TOTAL          AND          OWNED AND
                      YEAR      ASSETS         GROUPS        COMPANIES     OPERATIONS     ASSETS     AMORTIZATION      LEASED
                      ----   ------------   -------------   -----------   ------------   --------    ------------   -------------
Kmart Group:......... 1993     $ 12,602        $ 1,746         $ 606          $911       $ 15,865       $  591         $   936
                      1992       15,792          1,412           597            68         17,869          517           1,452
                      1991       13,531          1,154           600            69         15,354          443           1,391
Borders-Walden
  Group:............. 1993      1,001.6             --            --            --        1,001.6         41.0            71.0
                      1992        913.6             --            --            --          913.6         35.6            33.5
                      1991        659.5             --            --            --          659.5         33.2            20.3
Builders Square
  Group:............. 1993      1,130.1             --            --            --        1,130.1         35.3           111.5
                      1992        876.8             --            --            --          876.8         29.6            86.9
                      1991        679.8             --            --            --          679.8         27.5            52.0
OfficeMax
  Group:............. 1993      1,009.7             --            --            --        1,009.7         26.3            57.3
                      1992        448.6             --            --            --          448.6          9.9            21.2
                      1991        275.1             --            --            --          275.1          1.1             5.8
The Sports
  Authority Group:... 1993        297.8             --            --            --          297.8         10.2            23.5
                      1992        236.4             --            --            --          236.4          7.2            26.5
                      1991        185.2             --            --            --          185.2          4.4            16.3
Eliminations:........ 1993          (54)(a)     (1,746)           --            --         (1,800)          --              --
                      1992           --         (1,412)           --            --         (1,412)          --              --
                      1991           --         (1,154)           --            --         (1,154)          --              --
Total Kmart
  Corporation:....... 1993     $ 15,987             --         $ 606          $911       $ 17,504       $  703         $ 1,199(b)
                      1992       18,266             --           597            68         18,931          600           1,620
                      1991       15,330             --           600            69         15,999          509           1,486


- -------------------------
(a) Represents reclassification of deferred tax balances for individual financial statements.

(b) Leased asset additions for Kmart Corporation were $177, $185 and $157 for 1993, 1992 and 1991, respectively.

PENSION PLANS

     Kmart Corporation and its domestic subsidiaries have non-contributory pension plans covering most employees who meet certain requirements of age, length of service and hours worked per year. Benefits paid to retirees are based upon age at retirement, years of credited service and earnings. Kmart Canada Limited employees are covered by a defined contribution plan. Kmart Corporation's policy is to fund at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of equity securities, fixed income securities, guaranteed insurance contracts and real estate. Kmart Corporation contributed $86 to its principal pension plan during fiscal 1991 but was not required to contribute to its principal pension plan in fiscal 1993 or fiscal 1992. Pension expense was $68 in 1993, $53 in 1992 and $53 in 1991.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     For Kmart Corporation's principal pension plans, the following tables summarize the funded status, components of pension cost and actuarial assumptions:

                                                              JANUARY 26, 1994
                                                     ----------------------------------
                                                       EMPLOYEES'
                                                       RETIREMENT        NON-QUALIFIED
                                                      PENSION PLAN           PLANS         JANUARY 27, 1993
                                                     ---------------    ---------------    ----------------
Actuarial value of benefit obligations:
  Estimated present value of vested benefits......       $(1,438)           $   (32)           $ (1,103)
  Estimated present value of non-vested
     benefits.....................................          (156)                (3)               (148)
                                                     ---------------    ---------------    ----------------
  Accumulated benefit obligation..................        (1,594)               (35)             (1,251)
  Value of future pay increases...................          (247)                (4)               (265)
                                                     ---------------    ---------------    ----------------
  Projected benefit obligation....................        (1,841)               (39)             (1,516)
Estimated market value of plan assets.............         1,490                 --               1,388
                                                     ---------------    ---------------    ----------------
Plan assets under projected benefit obligation....          (351)               (39)               (128)
Unrecognized net asset............................          (106)                 3                (111)
Unrecognized prior service cost...................            46                  4                  55
Unrecognized net loss and other...................           227                 14                  32
Adjustment required to recognize minimum
  liability.......................................            --                (17)                 --
                                                     ---------------    ---------------    ----------------
Accrued pension costs.............................       $  (184)           $   (35)           $   (152)
                                                     ---------------    ---------------    ----------------
                                                     ---------------    ---------------    ----------------


                                                                        1993     1992     1991
                                                                        -----    -----    -----
Components of pension expense:
  Normal service cost................................................   $  65    $  56    $  50
  Interest cost on projected benefit obligation......................     132      119      104
  Return on plan assets..............................................    (159)    (117)    (194)
  Net amortization and deferral of other components..................      27       (8)      88
                                                                        -----    -----    -----
Total................................................................   $  65    $  50    $  48
                                                                        -----    -----    -----
                                                                        -----    -----    -----
Actuarial assumptions at end of year:
  Discount rates.....................................................   7.25%    8.50%    8.75%
  Expected return on plan assets.....................................   9.50%    9.50%    9.50%
  Salary increases...................................................   4.50%    5.00%    5.00%

     Under the provisions of Financial Accounting Standard No. 87 (FAS 87), "Employers' Accounting for Pensions," Kmart Corporation is required to record an unfunded pension liability when accumulated benefit obligation exceeds plan assets. This liability is partially offset by an intangible pension asset, with the intangible asset being limited to the amount of unrecognized prior service cost, including unamortized transition obligation. At January 26, 1994, the unfunded pension liability exceeded the intangible pension asset by $10. FAS 87 requires this excess to be recorded as a reduction in shareholders' equity.

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

     Kmart Corporation adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) at the beginning of fiscal 1993. This statement requires Kmart Corporation to accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. Net of applicable tax, a charge of $79, or $.18 per share, was included in net income as the effect of an accounting change in 1993.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     In addition to Kmart Corporation's defined benefit pension plan, Kmart Corporation sponsors a defined benefit health care plan that offers postretirement medical benefits to full-time employees who have worked 10 years and who have retired after age 55, with the option of participation in Kmart Corporation's medical plan, until age 65. The plan is contributory, with retiree contributions adjusted annually. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with Kmart Corporation's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. In 1993, Kmart Corporation amended its plan to limit retiree benefits to 150% of average per capita benefits.

     The following table sets forth the plans' funded status reconciled with amounts shown in the balance sheet.

                                                                                    JANUARY 26,
                                                                                       1994
                                                                                    -----------
Accumulated postretirement benefit obligation:
  Retirees........................................................................     $   7
  Fully eligible active plan participants.........................................        24
  Other active plan participants..................................................        43
                                                                                    -----------
                                                                                          74
Plan assets at fair value.........................................................        --
                                                                                    -----------
Accumulated postretirement benefit obligation in excess of plan assets............        74
Unrecognized prior service cost...................................................        41
Unrecognized net gain.............................................................        (6)
                                                                                    -----------
Accrued postretirement benefit cost...............................................     $ 109
                                                                                    -----------
                                                                                    -----------
Net periodic postretirement benefit cost includes the following components:             1993
                                                                                    -----------
Service cost......................................................................     $   3
Interest cost.....................................................................         7
Actual return on plan assets......................................................        --
Net amortization and deferral.....................................................        (4)
                                                                                    -----------
  Net periodic postretirement benefit cost........................................     $   6
                                                                                    -----------
                                                                                    -----------

     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 11.3% in 1994. This rate is assumed to decrease gradually to 5.25% by 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligations as of January 26, 1994, by 0.2%, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for fiscal 1993 by 2.28%.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at January 26, 1994 was 7.25%.

     In addition, Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106 for similar benefits provided to terminated or laid-off employees such as salary extension, severance, disability and supplemental unemployment benefits. The effect of this statement is not significant.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

SHAREHOLDERS' EQUITY

     In October 1992, Kmart Corporation issued 784,938 shares of Series B convertible preferred stock in exchange for all the outstanding stock of Borders, Inc. Each share of Series B preferred stock is convertible by the holders at any time into 6.49 shares of common stock, subject to adjustment in certain events, and is redeemable into common stock by Kmart Corporation after November 1, 1999 at a redemption rate based on the then-current market price of the common stock. In addition, the holders of such stock have the right to compel Kmart Corporation to call 50% of the outstanding stock for redemption into common stock after November 1, 1997, and to call 100% of the outstanding stock after November 1, 2002, at a redemption rate based on the then-current market price of the common stock. The preferential dividend is $11.50 per share, subject to adjustment between November 1, 1996 and October 31, 1998 if the market price of the common stock reaches a specified level. Common shares totaling 5,092,050 have been reserved for the conversion or redemption of the Series B convertible preferred shares.

     In August 1991, Kmart Corporation sold 23,000,000 $3.41 Depositary Shares, each representing one-quarter of a share of Series A conversion preferred stock, for $44 per Depositary Share. Unless called for redemption prior to September 15, 1994, each of the outstanding Depositary Shares will automatically convert into two shares of common stock of Kmart Corporation, subject to adjustment in certain events, on that date. The mandatory conversion factor and Kmart's criteria for redemption of the Depositary Shares have been adjusted to reflect the common stock split distributed June 5, 1992. A total of 46,000,000 shares of common stock have been reserved for the conversion or redemption of the Series A conversion preferred shares.

     The holders of the Depositary Shares have the right to direct the Depositary to vote the Series A conversion preferred shares represented by their Depositary Shares in the election of directors and upon each matter coming before the meeting of the shareholders on the basis of one vote for every four Depositary Shares held. The holders of Series B convertible preferred stock have the right to vote upon such matters on the basis of one vote per share held. The holders of Series A conversion preferred stock, the holders of Series B convertible preferred stock and the holders of common stock vote together as one class except as otherwise required by the Articles of Incorporation.

     The Series A conversion preferred stock and the Series B convertible preferred stock rank senior to the common stock upon liquidation with respect to the amounts to which such preferred shareholders are entitled.

     Ten million shares of no par value preferred stock with voting and cumulative dividend rights are authorized; 5,750,000 are issued as Series A conversion preferred stock, 784,938 are issued as Series B convertible preferred stock and 3,465,062 are unissued. Of the unissued, 500,000 shares have been designated Series A junior participating preferred stock.

     Each share of outstanding common stock includes a right which entitles the holder to one-thousandth of a share of Series A junior participating preferred stock at an exercise price of $110, or to purchase, at the right's then-current exercise price, common shares having a value twice the right's exercise price. The rights are exercisable only if a person or group acquires, or attempts to acquire, ownership of 20% or more of Kmart Corporation's common stock, or, if the person or group acquires 10% of Kmart Corporation's common stock and the Board of Directors of Kmart Corporation determines that such ownership is adverse to the long-term interests of Kmart Corporation and its shareholders.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

     Common and treasury shares outstanding and related changes for the three years ended January 26, 1994, January 27, 1993 and January 29, 1992 are as follows:

                                                         1993            1992            1991
                                                      -----------     -----------     -----------
Common Shares -- Including Treasury Shares
  Beginning of the year.............................  415,640,206     413,072,028     409,421,174
  Sold under stock option plans.....................      741,053       2,500,110       3,548,640
  Issued under performance restricted stock plan....      192,526         101,820         117,836
  Issued under directors stock plan.................        1,950           1,481              --
  Forfeited or withheld under performance restricted
     stock plan.....................................      (28,955)        (35,233)        (15,622)
  Retirement of shares, at cost.....................           --              --              --
                                                      -----------     -----------     -----------
  End of the year...................................  416,546,780     415,640,206     413,072,028
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
Treasury Shares
  Beginning of the year.............................    8,756,822       9,537,456       9,723,724
  Retirement of shares, at cost.....................           --              --              --
  Reissue of shares for the Employee Savings Plan...   (1,288,258)       (780,634)       (186,268)
                                                      -----------     -----------     -----------
  End of the year...................................    7,468,564       8,756,822       9,537,456
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------

EMPLOYEE SAVINGS PLAN

     The Employee Savings Plan provides that employees of Kmart Corporation and certain subsidiaries who have attained age 21 and completed one "Year of Service" can invest from 2% to 16% of their earnings in the employee's choice of a growth equity fund, a balanced equity fund, a managed income fund or a Kmart common stock fund. For each dollar the employee invests up to 6% of his or her earnings, Kmart Corporation will contribute an additional 50 cents which is invested in the Employee Stock Ownership Plan (ESOP).

     As of June 17, 1986, 11,035,500 shares of Kmart common stock were made available for issuance or sale to the Trustee, consisting of 5,035,500 treasury shares and 6,000,000 authorized but unissued shares and, as of January 18, 1994, 7,467,600 treasury shares of Kmart common stock were made available for issuance or sale to the Trustee. As of January 26, 1994, 13,468,564 common shares remained available. Kmart Corporation's expense related to the Employee Savings Plan was $48 for 1993, $47 for 1992 and $45 for 1991.

PERFORMANCE RESTRICTED STOCK PLAN

     Under the Performance Restricted Stock Plan, the Compensation and Incentives Committee may grant awards for up to 4,000,000 shares of common stock to officers and other key employees of Kmart Corporation and its subsidiaries through March 21, 1998. The shares are issued only if specified performance goals are achieved. The shares are issued as restricted stock and are held in the custody of Kmart Corporation for a period up to three years. If conditions or terms under which an award is granted are not satisfied, the shares are forfeited. At January 26, 1994, outstanding awards and shares available for grant totaled 839,602 and 2,891,298 respectively. Kmart Corporation recorded $3, $4 and $3 of compensation expense related to the Performance Restricted Stock Plan in 1993, 1992 and 1991, respectively.

STOCK OPTION PLANS

     Under the 1992 Stock Option Plan, the Compensation and Incentives Committee may grant options to acquire shares of common stock to officers and other key employees of Kmart Corporation and its subsidiaries at no less than 100% of the fair market value of the common stock on the date of grant. Such options may be

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

either incentive stock options (ISOs) with a maximum term of ten years pursuant to Section 422 of the Internal Revenue Code or non-qualified stock options with a maximum term of 10 years and two days (NQSOs). Options become exercisable three years after the date of grant for the 1992 Stock Option Plan and two years after the date of grant for the 1973 and 1981 Stock Option Plans. The ability to grant options under the 1973 and 1981 Plans expired in August 1991 according to the terms of those Plans.

     Shares of common stock authorized for issuance under the 1992, 1981 and 1973 Stock Option Plans were 20,000,000, 24,000,000 and 21,000,000, respectively. Payment upon exercise of an option may be made in cash, already owned shares or a combination of both according to the terms of those Plans.

     Pertinent information covering the Plans follows:

                                                       1993                           1992
                                            --------------------------     --------------------------
                                              NUMBER      OPTION PRICE       NUMBER      OPTION PRICE
                                            OF SHARES      PER SHARE       OF SHARES      PER SHARE
                                            ----------    ------------     ----------    ------------
Outstanding at beginning of year.........   19,489,867    $9.90-$26.03     20,220,670    $6.44-$23.03
Granted..................................    3,700,600           24.06      2,191,588           26.03
Exercised................................     (791,425)     9.90-21.94     (2,564,045)     9.90-21.94
Cancelled................................     (303,875)     9.90-26.03       (358,346)     6.44-26.03
                                            ----------                     ----------
Outstanding at end of year...............   22,095,167    $9.90-$26.03     19,489,867    $9.90-$26.03
                                            ----------                     ----------
                                            ----------                     ----------
Exercisable at end of year...............   16,238,867    $9.90-$23.41     11,627,867    $9.90-$21.94
                                            ----------                     ----------
                                            ----------                     ----------
Available for grant at end of year.......   14,143,700                     17,704,000
                                            ----------                     ----------
                                            ----------                     ----------

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Each of the quarters includes 13 weeks.


                                                                         QUARTER
                                                         ----------------------------------------
                         1993                            FIRST      SECOND     THIRD      FOURTH
- -------------------------------------------------------  ------     ------     ------     -------
Gross revenue from continuing retail operations........  $7,415     $8,539     $8,183     $10,420
Cost of merchandise sold...............................   5,466      6,309      5,987       7,884
Net income (loss) from continuing retail operations
  before extraordinary item and the effect of
  accounting changes...................................      58        125        104        (615)
Discontinued operations including the effect of
  accounting changes, net of income taxes..............       7        (23)       (10)        (55)
Loss on disposal of discontinued operations, net of
  income taxes.........................................      --         --         --        (521)
Extraordinary item, net of income taxes................     (10)        --         --          --
Effect of accounting changes, net of income taxes......     (32)        --         --          (2)
                                                         ------     ------     ------     -------
Net income (loss)......................................  $   23     $  102     $   94     $(1,193)
                                                         ------     ------     ------     -------
                                                         ------     ------     ------     -------
Earnings per common and common equivalent share:
  Net income (loss) from continuing retail operations
     before extraordinary item and the effect of
     accounting changes................................  $  .12     $  .27     $  .22     $ (1.35)
  Discontinued operations including the effect of
     accounting changes, net of income taxes...........     .02       (.05)      (.02)       (.12)
  Loss on disposal of discontinued operations, net of
     income taxes......................................      --         --         --       (1.14)
  Extraordinary item, net of income taxes..............    (.02)        --         --          --
  Effect of accounting changes, net of income taxes....    (.07)        --         --          --
                                                         ------     ------     ------     -------
  Net income (loss)....................................  $  .05     $  .22     $  .20     $ (2.61)
                                                         ------     ------     ------     -------
                                                         ------     ------     ------     -------

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)


                                                                         QUARTER
                                                         ----------------------------------------
                         1992                            FIRST      SECOND     THIRD      FOURTH
                         ----                            ------     ------     ------     -------
Gross revenue from continuing retail operations........  $6,880     $7,663     $7,266     $ 9,607
Cost of merchandise sold...............................   5,017      5,613      5,311       6,859
Net income from continuing retail operations...........     106        160        116         500
Discontinued operations................................      10          8          6          35
                                                         ------     ------     ------     -------
Net income.............................................  $  116     $  168     $  122     $   535
                                                         ------     ------     ------     -------
                                                         ------     ------     ------     -------
Earnings per common and common equivalent share:
  Net income from continuing retail operations.........  $  .24     $  .35     $  .26     $  1.08
  Discontinued operations..............................     .02        .02        .01         .07
                                                         ------     ------     ------     -------
  Net income...........................................  $  .26     $  .37     $  .27     $  1.15
                                                         ------     ------     ------     -------
                                                         ------     ------     ------     -------


     Net income for the fourth quarters of 1993 and 1992 include net LIFO credits of $44 and $48, respectively.

     Previously published quarterly financial data have been restated for discontinued operations.

     Quarterly Stock Market Information and Dividend Highlights:

                                                                                 QUARTER
                                                                    ----------------------------------
                                                                    FIRST    SECOND    THIRD    FOURTH
                                                                    -----    ------    -----    ------
1993
Dividends paid per common share..................................    $.23     $.24      $.24     $.24
Common stock price range*
  High...........................................................      25    23 5/8    24 1/4   24 7/8
  Low............................................................   22 3/8   19 7/8      20        21

                                                                                 QUARTER
                                                                    ----------------------------------
                                                                    FIRST    SECOND    THIRD    FOURTH
                                                                    -----    ------    -----    ------
1992
Dividends paid per common share..................................    $.22     $.23      $.23     $.23
Common stock price range*
  High...........................................................      27    26 1/2    25 1/2   27 3/4
  Low............................................................   22 5/8   21 3/8    21 1/2   23 7/8

- -------------------------
* Calendar quarters.


     As of January 26, 1994, there were 85,920 Kmart Corporation shareholders of record. Kmart Corporation common stock is listed on the New York, Pacific and Midwest stock exchanges (trading symbol KM).

                                                                        ANNEX VI

                                  KMART GROUP

   Selected Financial Data...........................................................    VI- 2
   Management's Discussion and Analysis of Financial Condition and Results of            VI- 3
     Operations......................................................................
   Business Description..............................................................    VI-21
   Combined Financial Statements.....................................................    VI-25

                                  KMART GROUP

                            SELECTED FINANCIAL DATA

     The following selected financial data for the periods indicated reflect the results of operations and financial position of the businesses that comprise the Kmart Group. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the combined financial statements and notes thereto included in this Annex VI. The issuance of Kmart Stock pursuant to the Specialty Retail Stock Proposal has not been reflected in these financial statements.


                                                                   FISCAL YEAR ENDED
                                                  ---------------------------------------------------
                                                   JAN.       JAN.       JAN.       JAN.       JAN.
                                                    26,        27,        29,        30,        31,
                                                  1994(1)     1993       1992       1991      1990(2)
                                                  -------    -------    -------    -------    -------
SUMMARY OF OPERATIONS (MILLIONS)
Sales..........................................   $28,039    $26,470    $25,548    $25,058    $24,865
Gross margin...................................     7,064      7,140      6,962      6,785      6,722
Selling, general and administrative expenses...     6,338      5,918      5,880      5,783      5,688
Interest expense -- net........................       467        411        381        381        349
Income (loss) from continuing retail operations
  before Retained Interests in the Specialty
  Retail Groups and income taxes...............      (247)     1,194      1,077        991        423
Net income (loss) from continuing retail
  operations before extraordinary item and the
  effect of accounting changes (3).............      (282)       879        785        696        274
Net income (loss)..............................      (925)       938        855        741        315
PERCENT OF SALES DATA
Gross margin...................................      25.2%      27.0%      27.3%      27.1%      27.0%
Selling, general and administrative expenses...      22.6       22.4       23.0       23.1       22.9
Operating income...............................       0.4        5.7        5.3        5.0        2.7
Income (loss) from continuing retail operations
  before Retained Interests in the Specialty
  Retail Groups and income taxes...............      (0.9)       4.5        4.2        4.0        1.7
BALANCE SHEET DATA -- END OF PERIOD (MILLIONS)
Working capital................................   $ 3,467    $ 4,470    $ 4,108    $ 2,934    $ 3,164
Total assets...................................    15,865     17,869     15,354     13,456     12,721
Total debt.....................................     2,591      3,332      2,322      1,748      1,486
Kmart Group equity.............................     6,093      7,484      6,842      5,339      4,944
SELECTED FINANCIAL AND OPERATING DATA
End of year stores -- U.S. Kmart...............     2,323      2,281      2,249      2,205      2,194
Comparable store sales increase -- U.S.
  Kmart........................................       3.8%       1.5%       2.2%       1.3%       1.7%
Weighted average sales per square foot --
  U.S. Kmart...................................   $   182    $   181    $   186    $   189    $   191
Capital expenditures -- owned property
  (millions)...................................       793      1,297      1,245        750        569
Depreciation and amortization (millions).......       591        517        443        405        389


- -------------------------
(1) Results of operation for fiscal 1993 include a pre-tax provision of $904 million ($578 million net of tax) for store restructuring and other charges.

(2) Results of operations for fiscal 1989 include a pre-tax provision of $618 million ($408 million net of tax) for store restructuring and other charges.

(3) Net income (loss) from continuing retail operations before extraordinary items and the effect of accounting changes, includes ($145 million), $83 million, $66 million, $34 million and $1 million in fiscal 1993, 1992, 1991, 1990 and 1989, respectively, of net income (loss) related to Retained Interests in the Specialty Retail Groups.

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL


     The Kmart Group is one of the world's largest mass merchandise retailers. The dominant portion of the Kmart Group's business is the operation of a chain of 2,323 Kmart discount stores with locations in each of the 50 United States and Puerto Rico at January 26, 1994. Internationally, the Kmart Group has operations in Canada, the Czech Republic and Slovakia and has formed joint ventures in Mexico and Singapore. The Central European stores were acquired in mid-1992 and represent the Kmart Group's entry into that market. The Kmart Group is developing advanced distribution methods and merchandising skills to modernize, refurbish and streamline operations in the two Central European countries. The Kmart Group also holds significant equity interests in Coles Myer Ltd., Australia's largest retailer, and substantially all of the Meldisco subsidiaries of Melville Corporation, which operate the footwear departments in domestic Kmart stores. The Kmart Group is also attributed a 100% Retained Interest in each of the following Specialty Retail Groups: the Borders-Walden Group, the Builders Square Group, the OfficeMax Group and The Sports Authority Group. The Kmart Group also includes the operations of PayLess Drug Stores, which was sold in the first quarter of 1994, and PACE Membership Warehouse substantially all of which assets were sold in January 1994, each of which have been presented as discontinued operations in the combined financial statements.



     The Board of Directors of Kmart Corporation (Board) has adopted a proposal (the Specialty Retail Stock Proposal) which, if approved by shareholders and implemented by the Board, would authorize the Board to issue any of four new series of common stock (collectively, the Specialty Retail Stock) designated KM-Borders-Walden Group Common Stock (Borders-Walden Stock), KM-Builders Square Group Common Stock (Builders Square Stock), KM-OfficeMax Group Common Stock (OfficeMax Stock) and KM-The Sports Authority Group Common Stock (The Sports Authority Stock). While each series of Specialty Retail Stock would constitute common stock of Kmart Corporation, each is intended to reflect the separate performance of the relevant specialty retail business. The Borders-Walden Stock is intended to reflect the performance of Kmart Corporation's retail bookstore group (the Borders-Walden Group), which is comprised principally of Kmart Corporation's Borders, Inc. and Walden Book Company, Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of Kmart Corporation's retail home improvement and home decor superstore group (the Builders Square Group), which is comprised principally of Kmart Corporation's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of Kmart Corporation's retail office products superstore group (the OfficeMax Group), which is comprised principally of Kmart Corporation's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports Authority Stock is intended to reflect the performance of Kmart Corporation's retail sporting goods megastore group (The Sports Authority Group), which is comprised principally of Kmart Corporation's The Sports Authority, Inc. subsidiary. The Borders-Walden Group, the Builders Square Group, the OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the Specialty Retail Groups.


RESULTS OF OPERATIONS

     Sales increased 5.9% to a record $28.0 billion in 1993, compared to $26.5 billion in 1992 and $25.5 billion in 1991. Comparable store sales increased 3.6% and 1.5% in 1993 and 1992, respectively. Refer to the analysis of the Kmart Group's operations below.


     Cost of merchandise sold, including buying and occupancy costs, as a percent of sales was 74.8% in 1993 as compared with 73.0% in 1992 and 72.7% in 1991. Although there was competitive pricing pressure in both hardlines and softlines throughout the year, the increase of 1.8% of sales in 1993 resulted primarily from the U.S. Kmart inventory reduction program and increased markdowns at the Kmart Fashions division. During the third quarter of 1993, the Kmart Group increased its focus on reducing inventory levels, including detailed review of the merchandise in each department and identified specific products that did not meet certain criteria, including sales volume and turnover level. Many of these products were higher margined, slower

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


turning items. In the latter part of the third quarter and in the fourth quarter, merchandise purchases were significantly adjusted to reflect actual replenishment needs through increased use of automatic replenishment and just-in-time technology. This resulted in the Kmart Group slowing or cancelling purchases of many higher-margin products. As a result, U.S. Kmart inventory was reduced by approximately $720 million on a FIFO basis, or 10.4%, and fourth quarter gross margin was below the prior year by 4.8% of sales. The Kmart Group believes the reduction of these selected products will ultimately result in higher profits due to faster turnover of the remaining products, reduced carrying and ordering costs, and improved cash flow. Additionally, a portion of the inventory and gross margin reduction resulted from increased markdowns in the fashions departments reflecting greater seasonal apparel clearance activity as well as a sales mix more skewed toward lower margined items in 1993 compared with 1992. Inventory write-offs resulting from shrinkage, obsolescence or unsalable merchandise did not have a significant impact on gross margin in 1993 compared to 1992. The 0.3% increase in cost of merchandise sold as a percent of sales from 1991 was due to increased clearance markdowns of spring and summer merchandise lines in U.S. Kmart stores, especially apparel, and competitive pressure on gross margins.


     Substantially all of the Kmart Group's domestic inventories are measured using the last-in, first-out (LIFO) method of inventory valuation. In 1993 and 1992, the inflationary impact on inventories contributed to pre-tax LIFO credits of $66 million and $44 million, respectively, in contrast to a pre-tax charge of $8 million in 1991. The Kmart Group measures inflation using internal price indices. The 1993 and 1992 LIFO credits resulted primarily from reductions in the Kmart Group's retail prices.


     Selling, general and administrative ("SG&A") expenses, including advertising, were 22.6% of sales in 1993 as compared to 22.4% and 23.0% in 1992 and 1991, respectively. The increase in SG&A expenses relative to sales in 1993 was primarily a result of lower than expected comparable store sales combined with increased store operating expenses and depreciation expense, partially offset by lower advertising and employee compensation and benefits per sales dollar. The 1992 decrease in SG&A expenses relative to sales was due to improved expense control primarily in the U.S. Kmart stores division and lower advertising expense in 1992. As a percent of sales, employee compensation and benefits were 15.2%, 15.2% and 15.4% in 1993, 1992 and 1991, respectively. Advertising expense comprised 1.3%, 1.5% and 1.8% of sales in 1993, 1992 and 1991, respectively. The shift of the U.S. Kmart stores toward an everyday low price strategy over the past few years has allowed the chain to more effectively utilize each advertising dollar by reducing the frequency and size of circulars.


     On January 5, 1994, the Board approved a restructuring plan involving the Kmart Group, including Kmart Canada. As a result, in the fourth quarter of 1993, the Kmart Group recorded a charge (Store Restructuring and Other Charges) to earnings of $904 million before taxes. Net of taxes, the charge was $578 million. The provision included anticipated costs associated with Kmart stores which will be closed and relocated, enlarged or refurbished in the U.S. and Canada. These costs, which represent approximately 94% of the total, include lease obligations for store closings as well as fixed asset writedowns and inventory dispositions for all affected stores. The remainder of the charge is for costs related to re-engineering programs (principally severance) and other non-recurring charges. See below for additional detail regarding the fourth quarter 1993 charge, and also refer to the U.S. General Merchandise Operations and International General Merchandise Operations sections of the Analysis of Kmart Group Operations.

                                                                        STORE RESTRUCTURING
(MILLIONS)                                                               AND OTHER CHARGES
- ---------                                                               -------------------
U.S. General Merchandise Operations..................................          $ 865
International General Merchandise Operations.........................             39
                                                                              ------
Total Kmart Group....................................................          $ 904
                                                                              ------
                                                                              ------

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Net interest expense on debt reflects the following components:


(MILLIONS)                                                                 1993    1992    1991
- ---------                                                                  ----    ----    ----
Interest Expense on Debt................................................   $295    $256    $218
Interest Income.........................................................     12      25      14
                                                                           ----    ----    ----
          Net Interest Expense on Debt..................................   $283    $231    $204
                                                                           ----    ----    ----
                                                                           ----    ----    ----

     Net interest expense on debt in 1993 was $283 million, up 22.5% from $231 million in 1992. The 1993 increase was a result of greater borrowings resulting from higher inventory levels in the first nine months of 1993 and acquisitions made in 1992 partially offset by lower interest rates on long-term and short-term borrowings. The increase in net interest expense on debt in 1992 was due to higher average borrowings as a result of capital expenditures related to the Kmart store modernization program, acquisitions and increased inventory, partially offset by lower interest rates on commercial paper. The Kmart Group's weighted average interest rates on total debt were 6.7% in 1993, 7.6% in 1992 and 8.5% in 1991. Weighted average interest rates for short-term borrowings were 3.2% in 1993, 3.6% in 1992 and 6.1% in 1991.

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis, the Kmart Group would have been credited with aggregate inter-Group interest income of $8 million during 1993. Such pro forma interest income has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest income is not necessarily indicative of the results that would have occurred had such offerings been completed on such date, or what the interest income would be prospectively.

     Income (loss) from continuing retail operations before Retained Interests in the Specialty Retail Groups and income taxes for the year was $(247) million, or (0.9)% of sales, as compared to $1,194 million, or 4.5% of sales, and $1,077 million, or 4.2% of sales, in 1992 and 1991, respectively. Excluding the store restructuring and other charges of $904 million, 1993 income from continuing operations before Retained Interests in the Specialty Retail Groups and income taxes was $657 million, or 2.3% of sales.

     Net income (loss) related to Retained Interests in the Specialty Retail Groups was $(145) million in 1993 as compared to $83 million and $66 million in 1992 and 1991, respectively. Refer to the analysis of the Retained Interests in the Specialty Retail Groups below.

     Income tax (benefit) expense in 1993 was $(110) million with an effective tax rate of 44.5% as compared with $398 million in 1992 and $358 million in 1991 with an effective tax rate of 33.3% in each such year. Refer to the accompanying Notes to Combined Financial Statements for further information regarding income taxes.


     Net income (loss) from continuing retail operations before extraordinary item and the effect of accounting changes in 1993 was $(282) million, as compared to $879 million and $785 million in 1992 and 1991, respectively. Excluding the net of tax $578 million store restructuring and other charges, 1993 net income from continuing retail operations was $296 million, or 1.1% of sales, in 1993, as compared to 3.3% of sales and 3.1% of sales in 1992 and 1991, respectively. The decrease in net income from continuing retail operations in 1993, exclusive of store restructuring and other charges, resulted primarily from the inventory reduction program and gross margin pressure in U.S. Kmart stores. Net income from continuing retail

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

operations increased in 1992 due to improved sales and a significant emphasis on cost control, partially offset by a one-time charge of $12 million, net of tax, related to Kmart Corporation's guarantee of certain Bargain Harold's leases.


     Net income (loss) from discontinued operations in 1993 was $(81) million, as compared to $59 million and $70 million in 1992 and 1991, respectively. Discontinued operations include the results of PayLess Drug Stores Northwest, Inc. and PACE Membership Warehouse, Inc. which have been classified to reflect their respective plans for disposition announced in the fourth quarter of 1993. The $81 million after-tax loss from the operation of discontinued businesses in 1993 was the result of a significant net operating loss at PACE which more than offset the net income from PayLess. Additionally, in 1993, an after-tax loss of $521 million was realized from the disposal of discontinued businesses.



     In January 1994, PACE sold the assets and lease obligations of 93 of its warehouses and virtually all of the inventory and membership files in the 34 warehouses not included in the transaction to Sam's Club, a division of Wal*Mart, for $774 million. The book value of the assets sold to Wal*Mart was $624 million. Operations of the 34 remaining PACE sites not included in the transaction were discontinued and PACE is in the process of evaluating and marketing these leased sites as well as leased premises for unopened warehouses and corporate facilities. Included in the loss on the disposal of PACE was unamortized goodwill of $395 million, expected remaining lease obligations in the warehouses not sold, other PACE liabilities and a provision for additional costs anticipated during the wind-down of PACE operations.



     In addition, Kmart Corporation entered into an agreement, attributed to the Kmart Group, to sell its PayLess Drug Stores subsidiary to Thrifty PayLess Holdings, Inc. (TPH) and its subsidiary Thrifty PayLess, Inc. for approximately $595 million in cash, $100 million in Senior Notes of TPH and approximately 46% of the common equity of TPH. Of the cash proceeds, $50 million has been invested in Senior Subordinated Notes of Thrifty PayLess, Inc. The book value of PayLess' net assets to be sold was $1,186 million at January 26, 1994. The structure of the sale was designed to maximize value received for PayLess. It is Kmart Corporation's intention to divest substantially all of its interest in TPH within one year. Management expects the disposition to be achieved either through a private offering or other alternative means. Accordingly, Kmart Corporation has reported PayLess as a discontinued operation and has recorded its investment in TPH, attributed to the Kmart Group, at net realizable value.


     Both businesses have been accounted for as discontinued operations in these financial statements.


     Extraordinary item, net of income taxes. In August 1993, Kmart Corporation called for early redemption of all $200 million of its 8 1/8% debentures due January 1, 1997 attributed to the Kmart Group. The debentures were redeemed at 100% of the principal amount plus interest accrued to the date of redemption. In April 1993, Kmart Corporation called for early redemption of all $200 million of its 10 1/2% Sinking Fund Debentures due December 1, 2017 attributed to the Kmart Group. The resulting redemption premium of $10 million, net of applicable income taxes, has been reported as an extraordinary item.



     Effect of accounting changes, net of income taxes. The Kmart Group adopted Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS 109) in the first quarter of 1993. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. As a result of the adjustment of deferred tax balances to the enacted tax rate at the date of adoption, the Kmart Group has recorded a benefit of $46 million, as the cumulative effect of an accounting change.


     The Kmart Group also adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106) at the beginning of fiscal 1993. This statement requires that the Kmart Group accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. Net of applicable tax, a charge of $77 million has been included in net income as the effect of an accounting change.

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     In addition, the Kmart Group adopted Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) in the first quarter of 1993. FAS 112 is an extension of the concepts underlying FAS 106 for similar benefits provided to terminated or laid-off employees. The financial effects of this statement on the Kmart Group were not material.

     Net income (loss) in 1993 was $(925) million, as compared with $938 million in 1992 and $855 million in 1991.

EFFECTS OF INFLATION

     The Kmart Group's financial statements have been prepared on a historical cost basis under generally accepted accounting principles. The Kmart Group uses the LIFO method of inventory valuation in its historical financial statements; therefore, the cost of merchandise sold approximates current cost. In addition, because the Kmart Group is refurbishing existing stores and opening new stores, depreciation and amortization expense more closely approximate current cost.

FINANCIAL OBJECTIVE

     The Kmart Group's financial policy is designed to provide the Kmart Group and its shareholders with an optimum return on investment, a solid capital structure and a high degree of financial flexibility. Obtaining optimum return on investment requires deployment of the Kmart Group's assets and resources where they will provide the best long-term return. In seeking optimum return, the Kmart Group's management continues to focus on high growth retail businesses including potential retail investment opportunities, both domestically and internationally, in addition to funding an improved merchandise mix, the refurbishment, relocation and expansion of existing U.S. Kmart stores. In addition, the Kmart Group sold or closed Kmart stores which did not generate sufficient returns. The Kmart Group anticipates that the cash required to fund the Kmart modernization and Super Kmart Center programs will be provided primarily by operations. Additional cash proceeds expected in 1994 from the sale of PayLess, and, assuming shareholder approval, the offering of shares intended to represent 20% to 30% of the equity value attributed to each Specialty Retail business will be used to reduce debt and for other general corporate purposes. On an ongoing basis, the Kmart Group utilizes commercial paper and revolving credit to cover peak working capital requirements. The Kmart Group also believes that it will continue to have access to long-term debt capital and plans to fund its new store program using primarily lease financing.

CASH FLOW

     The Kmart Group funds generated by operations, investing and financing activities as reported in the Combined Statements of Cash Flows are summarized below. The accompanying Notes to Combined Financial Statements contains additional information regarding the Combined Statements of Cash Flows.


     Net cash provided by operations was $1,879 million in 1993 and $656 million in 1992, compared with $981 million in 1991. The increase in 1993 was due primarily to the $720 million decrease in U.S. Kmart FIFO inventory, increased accounts payable financing of inventory, proceeds from sale of PACE assets and increased depreciation and amortization expense. The decrease in 1992 was due primarily to an increase in merchandise inventories net of trade payables and an increase in property held for resale, partially offset by increased net income and depreciation.


     Inventory turnover was 2.9 in 1993, as compared with 2.7 in 1992 and 2.8 in 1991. The improvement in inventory turnover in 1993 was attributable to the U.S. Kmart division. In U.S. Kmart stores, 1993 FIFO inventory decreased 10.4%, as compared to an 8.0% increase in 1992. The 1993 decrease was primarily a result of an increased focus on inventory management in U.S. Kmart stores including the increased use of automatic

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

replenishment systems in hardline departments. The 1992 change resulted from increased U.S. Kmart inventory for new and enlarged stores and a slight increase in comparable store inventory levels from 1991.

     Depreciation and amortization expense are recognized in determining net income, but do not require cash outlays. These expenses have been steadily rising each year and are expected to continue to increase, due to larger capital expenditures for the Kmart store modernization program.


     The Kmart Group anticipates that after-tax cash flows related to store restructuring and other charges will approximate $42 million, $32 million and $50 million in 1994, 1995 and 1996, respectively, and will result primarily from the payment of leases and re-engineering costs (principally severance). The pre-tax cash flows related to store restructuring will approximate $66 million, $52 million, and $74 million in 1994, 1995, and 1996, respectively. Lease obligation costs (including property taxes, maintenance and utilities) have been estimated based upon scheduled lease payments and the estimated duration of time of such payments from when each store is closed until the lease obligation is concluded through subleasing, buyout, or expiration. At January 26, 1994, the total lease obligation costs relating to the U.S. Kmart 1993 restructuring plan aggregated $1.2 billion, of which it is management's estimate, based upon historical results from the 1989 restructuring plan, approximately $580 million will be recovered through subleasing. Other forms of lease disposition have been considered in developing the Kmart Group's estimates but are not material. The Kmart Group has discounted the future net cash flows using a 7% discount rate which resulted in an aggregate effect of discounting of approximately $150 million. Future cash outlays are based upon management's estimate of the period of time between store closing and the ultimate disposition of the lease obligation and the remaining charge is substantially non-cash in nature. Management believes the estimates used to develop the timing and amount of cash flow related to net lease costs are reliably determinable.



     Net cash used for investing was $1,308 million in 1993, $1,652 million in 1992 and $1,233 million in 1991. Cash used for investing was primarily comprised of capital expenditures for store modernization, the contribution of equity to the OfficeMax Group for the acquisition of BizMart in 1993, and, in 1992, the acquisition of Pay'n Save assets and the purchase of 13 department stores in the Czech Republic and Slovakia. Excluding discontinued operations, capital expenditures for the Kmart Group, which included new distribution centers, refurbishments, expansions and store openings, were $793 million, $1,110 million and $1,035 million in 1993, 1992 and 1991, respectively. The decrease in the Kmart Group capital expenditures in 1993 was due to a reduction in the number of U.S. Kmart modernization projects as the Kmart Group integrated the Super Kmart Center concept into the program as described below. Net cash used for acquisitions totaled $300 million in 1992.


     During 1993, Kmart assessed the remaining stores to be updated as potential relocations to Super Kmart Centers. A Super Kmart Center features a full line of Kmart general merchandise along with groceries. As a result of this assessment, capital expenditures decreased to $793 million in 1993, are expected to approximate 1992 capital expenditures of $1,110 million in 1994 and are anticipated to subsequently increase again in 1995. The Kmart store modernization program is expected to be substantially complete in 1996.

     Kmart Corporation anticipates that the cash required to fund the Kmart store modernization and Super Kmart Center programs will be provided primarily by operations. In 1994, additional funds are expected to be provided by the sale of PayLess, and, assuming shareholder approval, the offering of shares intended to represent 20% to 30% of the equity value attributed to each of the four Specialty Retail businesses.


     Net cash used for financing was $748 million in 1993 as compared with net cash provided by financing of $1,050 million in 1992 and $489 million in 1991. The 1993 change resulted primarily from a $201 million net decrease in long-term debt and notes payable in 1993 as compared with a net increase of $1,543 million in 1992. The decrease in cash provided by financing in 1993 was primarily a result of lower U.S. Kmart inventory levels in 1993. The 1992 change was due primarily to a $590 million increase in notes payable and proceeds of

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

$999 million from 1992 debt issuances and mortgage financing. Fiscal 1991 included $986 million in proceeds from the Series A conversion preferred stock offering and $700 million in proceeds from the issuance of medium-term notes and long-term debt, offset by a reduction in notes payable.

     Due to the seasonal nature of the retail industry, the Kmart Group continues to utilize commercial paper and revolving credit to cover peak working capital requirements. Average short-term borrowings outstanding during 1993, 1992 and 1991 were $2,079 million, $1,136 million and $1,093 million, respectively. The maximum amount of aggregate short-term borrowings outstanding during 1993 was $3,220 million as compared with $2,371 million in 1992 and $1,509 million in 1991. Total short-term lines of credit available and unused were $1,473 million, $1,339 million and $789 million at the end of 1993, 1992 and 1991, respectively.

     Total dividends paid during 1993 were $465 million, compared with $448 million and $375 million in 1992 and 1991, respectively. Dividends paid per Kmart Corporation existing common share were $0.95, $0.91 and $0.87 in 1993, 1992 and 1991, respectively. Dividends paid in 1993, 1992 and 1991 per $3.41 Depositary Share (each representing one-quarter share of Series A conversion preferred stock) were $3.41, $3.41 and $1.06, respectively. Dividends paid per Series B convertible preferred stock were $11.50 in 1993 and $1.44 in 1992.

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of each Group are remitted to Kmart Corporation and cash disbursements of each Group are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in each Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of any Specialty Retail Group. Until the issuance of a series of Specialty Retail Stock, the net cash used for or provided by such Specialty Retail Group will continue to be characterized as an adjustment to the Kmart Group's investment in such Specialty Retail Group.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of each series of Specialty Retail Stock, if cash used by a Specialty Retail Group exceeds cash provided by such Specialty Retail Group, the Kmart Group would transfer to such Specialty Retail Group the cash necessary to fund such excess uses. Conversely, if cash provided by a Specialty Retail Group exceeds cash used by such Specialty Retail Group, such Specialty Retail Group would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to a Specialty Retail Group as an equity contribution, the amount of such Specialty Retail Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and a Specialty Retail Group would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and a Specialty Retail Group should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of a series of Specialty Retail Stock, the Board could determine that funds to be transferred from the Kmart Group to a Specialty Retail Group represent an equity contribution to such Specialty Retail Group rather than a loan. In such event, the Kmart Group's Retained Interest in such Specialty Retail Group would be increased by the amount of such contribution, as a result of which (a) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest with regard to the relevant Specialty Retail Group would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of the relevant series of Specialty Retail Stock and (b) the Kmart Group's Retained Interest Fraction with regard to the Specialty Retail Group would be increased and the Outstanding Interest Fraction with regard to the Specialty Retail Group would be decreased accordingly.



     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from the Specialty Retail Groups, and the balance sheets of each Specialty Retail Group would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and the Specialty Retail Groups would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and the Specialty Retail Groups would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of the Specialty Retail Groups over the next several years, it is currently expected that the Kmart Group would be making net transfers to the Specialty Retail Groups. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of a series of Specialty Retail Stock, the financial statements of such Specialty Retail Group would reflect interest expense related to net cash provided by Kmart Corporation.



     Notwithstanding the policies described above, determinations to provide funds to the Specialty Retail Groups would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to any Specialty Retail Group if the Board determines it is in the best interest of Kmart Corporation not to do so.


ANALYSIS OF KMART GROUP OPERATIONS

     At January 26, 1994, the Kmart Group consisted of both domestic and international operations. A total of 2,323 Kmart stores were located in the United States and Puerto Rico, including 19 Super Kmart Centers, all in the United States. The Kmart Group's international operations included 127 Kmart stores in Canada and 13 stores in the Czech Republic and Slovakia.

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     A three-year summary of the Kmart Group's sales and operating income follows:

                                                                  %                     %
                (U.S. $ MILLIONS)                    1993      CHANGE      1992      CHANGE      1991
- -------------------------------------------------   -------    -------    -------    -------    -------
Sales
  United States..................................   $26,949       6.4     $25,326       3.4     $24,488
  International..................................     1,090      (4.7)      1,144       7.9       1,060
                                                    -------               -------               -------
       Total Sales...............................   $28,039       5.9     $26,470       3.6     $25,548
                                                    -------               -------               -------
                                                    -------               -------               -------
Operating Income(1)
  United States..................................   $   966     (33.6)    $ 1,454       9.8     $ 1,325
  International..................................        48       4.3          46        --          23
                                                    -------               -------               -------
       Total Operating Income....................   $ 1,014     (32.4)    $ 1,500      11.4     $ 1,348
                                                    -------               -------               -------
                                                    -------               -------               -------
Capital Expenditures -- Owned Property(2)........   $   793               $ 1,110               $ 1,035
                                                    -------               -------               -------
                                                    -------               -------               -------

- -------------------------
(1) 1993 operating income excludes store restructuring and other charges of $865 million and $39 million for United States and International operations, respectively.

(2) Excludes capital expenditures of discontinued operations.

     U.S. General Merchandise Operations

     Domestic Kmart store sales increased 6.4% in 1993 as a result of a 3.8% comparable store sales increase and an increasing number of stores in operation, partially offset by a 2.4% decrease in the average selling price of merchandise resulting primarily from competitive factors. Sales in domestic Kmart stores increased 3.4% in 1992 due to a 1.5% comparable store sales increase, store openings and improved sales in the prescription drug, jewelry and home fashions departments. Sales per square foot in U.S. Kmart stores, including unconsolidated Kmart store licensee sales, were $182 in 1993 and $181 in 1992. Both comparable store sales and sales per square foot were affected by competition, lower selling prices and interruption caused by the store modernization program.


     On January 5, 1994, the Board approved a restructuring plan to modernize the remaining stores and, as a result, the Kmart Group recorded a pre-tax charge of $865 million in the fourth quarter of 1993 relating to U.S. General Merchandise Operations. The charge is principally for specifically-identified relocations which will result in replacing smaller, less productive stores with larger stores in better locations. These new stores are expected to generate improved sales and gross margin which will be partially offset by increased store occupancy and depreciation expense. The Kmart Group also expects that there will be continued sales and profitability improvement at the stores modernized to date. In 1993, modernized stores (including new stores, relocations, expansions and refurbishments) outperformed non-modernized stores by 17% in sales, 12% in customer count, 16% in units sold and 6% in transaction amounts and the Super Kmart Center stores open the full year averaged in excess of $55 million in sales. These larger-format stores are a key part of the Kmart Group's strategy to compete effectively in the marketplace, and the Kmart Group will integrate these larger-format stores and the Super Kmart Center program into the remaining U.S. Kmart store modernization program. The Kmart Group anticipates that the store modernization program will be substantially complete by the end of fiscal 1996.



     Of the total charge, $795 million, or 92%, relates to the store relocations, expansions and refurbishments. These costs include lease obligations for store relocations totaling $464 million as well as fixed asset writedowns to net realizable value totaling $141 million (primarily furniture and fixtures and leasehold improvements) and inventory liquidation costs during the final stage of the project totaling $190 million for all affected stores. Inventory liquidation costs represent the writedown of inventory including a substantial portion

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


for inventory not physically on hand at January 5, 1994 but will be at the time the store is modernized. Such charge does not include any provision for store occupancy, depreciation expense or normal inventory markdowns prior to the closing or completion date of a project. The Kmart Group has accrued all significant costs in connection with store modernization. The remainder of the charge relates to the implementation of re-engineering programs (principally severance) totaling $45 million and other non-recurring charges.



     An important component of the 1993 restructuring plan is the integration of the Super Kmart Centers and larger-format (110,000 square feet) discount stores. This is in contrast to the 1989 restructuring plan in which management believed that the Company could effectively compete with its then large format (86,000 square feet) discount store. As a result, on January 5, 1994, the Board of Directors approved the 1993 restructuring plan which assumes closure of 503 additional stores and expansion and refurbishment of the remaining 500 unmodernized stores. The following table outlines the 1993 restructuring plan and planned projects by year:



                                                                 1993           PLANNED PROJECTS BY YEAR
                                                             RESTRUCTURING    ----------------------------
                                                                 PLAN         1994    1995    1996    1997
                                                             -------------    ----    ----    ----    ----
Closings and Relocations..................................         503        100     150     175      78
Expansions................................................         265         55      84      96      30
Refurbishments............................................         235         35     100     100
                                                                ------
     Total................................................       1,003
                                                                ------
                                                                ------



     The 1989 restructuring plan included $365 million for 310 closed/relocated stores and $141 million for 1,880 expanded/refurbished stores. Relating to the 1989 restructuring plan, the Kmart Group has closed/relocated 323 stores and expanded/refurbished 874 stores and has incurred $418 million and $71 million relating to these store closures/relocations and expansions/refurbishments, respectively. There is $17 million of the reserve remaining from the 1989 restructuring plan which will be used for future lease costs. Actual costs on a per store basis have been higher than the original estimate for the closed/relocated component of the 1989 restructuring plan due primarily to higher than expected net lease costs. The actual costs for expansions/refurbishments, on a per store basis, have been slightly higher than the original estimate due primarily to fixed asset write-offs related to store refurbishments. The 1993 restructuring plan includes $697 million and $78 million for store closures/relocations and expansions/refurbishments, respectively. The closure and relocation costs above original estimates were charged to the reserve for expansions and refurbishments and no changes to the original reserve were recorded prior to the fourth quarter of 1993. Also included in the 1993 charge was $20 million to increase the reserve for lease obligations for stores closed as part of the 1989 restructuring plan. There are ten stores included in the 1993 restructuring plan that have previously been expanded/refurbished that will now be closed and relocated. The Kmart Group does not expect to close or expand any additional previously modernized stores. It is the Kmart Group's policy to close a store and open the relocated store within days of each other.



     The unmodernized stores contributed approximately $95 million to after-tax earnings from continuing operations before store restructuring and other charges in 1993. These stores have and will continue to have a negative earnings trend resulting from sales declines and gross margin deterioration due to competitive factors. Based upon management's analyses and extrapolation of these results, it is expected that they will, in the aggregate, approximately breakeven for the period through modernization.



     Operating income, excluding the store restructuring and other charges of $865 million, in domestic Kmart stores decreased 33.6% to $966 million in 1993 due primarily to gross margin pressure. Although there was competitive pricing pressure in both hardlines and softlines throughout the year, the lower gross margin in 1993 primarily related to the U.S. Kmart inventory reduction program and increased markdowns at the Kmart Fashions division. As a result of the Kmart Group's inventory management program, which included the

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

increased use of automatic replenishment systems in hardline departments, gross margins were significantly effected by the inventory reduction and resulting change in the mix of merchandise purchased, primarily in the fourth quarter of 1993 as compared to 1992. Domestic Kmart operating income increased 9.8% to $1,454 million in 1992 due primarily to an increased emphasis on cost control, which included the ability to reduce product procurement costs, and a LIFO credit, partially offset by a decline in gross margin due to increased competitive pricing pressure and spring and summer seasonal clearance activity. In 1992, operating income also benefited from U.S. Kmart cost control measures, such as better controlled store hours due to improved labor scheduling, revised human resource initiatives, including elimination of Sunday overtime and Christmas remembrance, changes in vacation policies and reduced promotional advertising expense. As many of the cost control programs were implemented in late 1991, the full impact on lowering expense was realized in 1992.

     During 1993, the Kmart Group temporarily reduced the pace of its U.S. Kmart modernization program as it assessed both the Super Kmart Center program and the remaining stores to be modernized. In 1993, the Kmart Group opened 14 new Super Kmart Center stores. A 150,000 to 185,000 square-foot Super Kmart Center features a full line of Kmart general merchandise and groceries as well as a variety of ancillary services including dry cleaning, hair care, optical and floral shops. While the Super Kmart Center program is still in its early stages, Kmart plans to open approximately 55 Super Kmart Center stores in 1994 and believes there is potential to open several hundred Super Kmart Center stores over the next several years. The Kmart Group anticipates that the new Super Kmart Center stores will be financed with lease financing. The average cost of each site's inventory, net of expected payable financing, furniture and fixtures and leasehold improvements is expected to approximate $6 million.

     Excluding Super Kmart Centers, the Kmart Group completed 177 modernization projects in 1993 as compared with 444 projects and 474 projects completed in 1992 and 1991, respectively. The Kmart Group anticipates completion of approximately 170-200 U.S. Kmart discount store modernization projects in 1994 including approximately 80 new discount stores. U.S. Kmart capital expenditures for owned property, are expected to approximate 1992 levels in 1994 as compared with $0.8 billion in 1993, $1.1 billion in 1992 and $1.0 billion in 1991.

     Activity for the U.S. Kmart store modernization program for the past three years is summarized in the following table:


                                                                                              TOTAL
                                                                     1991    1992    1993    COMPLETE
                                                                     ----    ----    ----    --------
New stores (including relocations)
  Kmart stores....................................................   106     114     116         429
  Super Kmart Centers.............................................    --       5      14          19
Store expansions..................................................   164     122      51         430
Store refurbishments..............................................   204     208      10         444
                                                                     ----    ----    ----    --------
          Totals..................................................   474     449     191       1,322
                                                                     ----    ----    ----    --------
                                                                     ----    ----    ----    --------


     International General Merchandise Operations

     At January 26, 1994, international operations consisted of 127 Kmart stores in Canada and 13 department stores located in the Czech Republic and Slovakia. The Central European stores were acquired in mid-1992 and represent the Kmart Group's entry into that market. The Kmart Group is developing advanced distribution methods and merchandising skills to modernize, refurbish and streamline operations in the two Central European countries.

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     International sales decreased 4.7% in 1993 due primarily to lower Kmart Canada sales resulting from unfavorable exchange rates relative to the U.S. dollar, weak consumer spending attributed to increased taxes in Ontario where approximately two-thirds of Canadian stores are located, and unfavorable weather in the eastern provinces of Canada during the first half of the year. International sales increased 7.9% in 1992 primarily as a result of the purchase of the Central European stores in mid-1992. Kmart Canada's 1992 sales were positively effected by a strong Christmas season partially offset by weak economic conditions and deterioration of the Canadian exchange rate throughout the year. Czech Republic and Slovak operating income improved in 1993 while Kmart Canada's operating income approximated prior year levels. Czech Republic and Slovak operations were profitable in 1992, and 1992 operating profit at Kmart Canada improved significantly over 1991 due to the excellent Christmas season and strong expense control. The Canadian average dollar exchange rates were 0.7745 in 1993, 0.8226 in 1992 and 0.8708 in 1991.


     On January 5, 1994, the Board approved a restructuring plan to modernize the remaining Kmart stores in Canada and, as a result, the Kmart Group recorded a pre-tax charge of $39 million in the fourth quarter of 1993. Of the total charge, $33 million is for specifically-identified store modernization projects including store relocations, enlargements and refurbishments. These costs include lease obligations for store relocations totaling $15 million, (primarily furniture and fixtures) fixed asset writedowns to net realizable value totaling $7 million and inventory liquidation costs during the final stage of the project totaling $11 million for all affected stores. Such charge does not include any provision for store occupancy, depreciation expense or normal inventory markdowns prior to the closing or completion date of a project. The remainder of the charge relates to the implementation of re-engineering programs (principally severance).


     As part of its international expansion strategy, the Kmart Group has formed joint ventures in Mexico and Singapore and, in 1994, expects to open five stores in Mexico and two stores in Singapore.

     The following table highlights the Kmart Group's store activity during 1993:

                                                                            1993 ACTIVITY          PLANNED
                                                     END      END     -------------------------      END
                                                    1991     1992     OPENED    CLOSED     END      1994
                                                    -----    -----    ------    ------    -----    -------
Kmart
  United States..................................   2,249    2,281      130       (88)    2,323     2,364
  Canada.........................................     126      127        1        (1)      127       131
Czech Republic and Slovakia......................      --       13       --        --        13        13
Mexico...........................................      --       --       --        --        --         5
Singapore........................................      --       --       --        --        --         2
Other............................................      16       14       13        (4)       23        14
                                                    -----    -----    ------    ------    -----    -------
          Total General Merchandise..............   2,391    2,435      144       (93)    2,486     2,529
                                                    -----    -----    ------    ------    -----    -------
                                                    -----    -----    ------    ------    -----    -------
General Merchandise Selling Square Feet
  (Millions).....................................     151      159                          168
                                                    -----    -----                        -----
                                                    -----    -----                        -----
General Merchandise Store Sales per Square
  Foot...........................................   $ 184    $ 179                        $ 179
                                                    -----    -----                        -----
                                                    -----    -----                        -----

RETAINED INTERESTS IN THE SPECIALTY RETAIL GROUPS

     At January 26, 1994, the Specialty Retail Groups consisted of the Borders-Walden Group, the Builders Square Group, the OfficeMax Group and The Sports Authority Group. The Specialty Retail Groups

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

continued their aggressive store expansion programs and closed or relocated underperforming stores as illustrated in the following table:

                                                                         1993 ACTIVITY                PLANNED
                                            END      END     -------------------------------------      END
                                           1991     1992     ACQUIRED    OPENED    CLOSED     END      1994
                                           -----    -----    --------    ------    ------    -----    -------
Borders-Walden Group
  Borders...............................      --       31        --         15        (2)       44        71
  Walden*...............................   1,217    1,202        --          7       (50)    1,159     1,044
Builders Square Group...................     144      165        --         28       (16)      177       186
OfficeMax Group.........................      79      179       105         53        (9)      328       373
The Sports Authority Group..............      36       56        --         24        --        80       108
                                           -----    -----       ---      ------    ------    -----    -------
          Total Specialty Retail
            Groups......................   1,476    1,633       105        127       (77)    1,788     1,782
                                           -----    -----       ---      ------    ------    -----    -------
                                           -----    -----       ---      ------    ------    -----    -------
Specialty Retail Groups' Selling
  Square Feet (Millions)................      17       22                                       28
                                           -----    -----                                    -----
                                           -----    -----                                    -----

- -------------------------
* Excludes 57, 58 and 58 Walden Software stores operated in 1993, 1992 and 1991, respectively.

     Combined capital expenditures by the Specialty Retail Groups were $229 million, $133 million and $80 million in 1993, 1992 and 1991, respectively, and were primarily to fund new stores. Combined Specialty Retail Groups' capital expenditures are expected to approximate $285 million in 1994. Financing for the Specialty Retail Groups' investing activities will be provided primarily by their operations, lease financing for new stores and corporate financing activities.

     A three-year summary of the Specialty Retail Groups' aggregate sales and operating income follows ($ millions):

                                                                                           % CHANGE
                                                                                         ------------
                                                            1993      1992      1991     1993    1992
                                                           ------    ------    ------    ----    ----
Sales...................................................   $6,118    $4,543    $3,495    34.7    30.0
                                                           ------    ------    ------
                                                           ------    ------    ------
Operating Income(1).....................................   $  152    $  133    $  109    14.3    22.0
                                                           ------    ------    ------
                                                           ------    ------    ------
Comparable Store Sales Increase.........................      3.5%      6.5%      6.9%
                                                           ------    ------    ------
                                                           ------    ------    ------
Capital Expenditures -- Owned Property..................   $  229    $  133    $   80
                                                           ------    ------    ------
                                                           ------    ------    ------

- -------------------------

(1) 1993 operating income excludes store restructuring and other charges of $369 million.



     Aggregate Specialty Retail Group sales increased 34.7% to $6,118 million in 1993 as a result of 127 new or relocated stores, the March acquisition of 105 BizMart stores by OfficeMax and a 3.5% comparable store sales increase. The Specialty Retail Groups' aggregate sales increased 30.0% to $4,543 million in 1992 due to 128 new stores, 63 stores acquired through the expansion of two Groups within existing lines of business and a 6.5% comparable store sales increase. Total 1993 operating income, excluding store restructuring and other charges, for the Specialty Retail Groups increased 14.3% to $152 million from $133 million in 1992 and $109 million in 1991 due to new and acquired stores and improved operating leverage. The Specialty Retail Groups represented 17.9% of 1993 consolidated sales and 13.0% of 1993 consolidated operating income before store restructuring and other charges.

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Borders-Walden Group

     The Borders-Walden Group ("Borders-Walden") is a leading book retailer in the United States and is comprised of Borders, Inc. ("Borders") and Walden Book Company, Inc. ("Walden"). As of January 23, 1994, Borders operated 44 large format superstores in 22 states and the District of Columbia, each of which is designed to be the premier book retailer in its market, and Walden, which is the largest operator of mall-based bookstores in the United States, operated 1,159 stores in 50 states and the District of Columbia.

     Although Borders and Walden will continue to operate independently, Borders and Walden recently have been combined under common executive leadership in order to realize synergies in certain areas, including in the development of inventory control systems and in merchandise distribution.

     Borders-Walden's business strategy is to accelerate the growth of its books and music superstore business and to increase profitability at Walden. Borders-Walden intends to accomplish this by (i) opening at least 20-25 Borders Books and Music superstores in each of the next two fiscal years and reconfiguring or expanding virtually all of Borders' existing book superstores to the Borders Books and Music format, (ii) increasing Walden's profitability by reducing inventory shrinkage, containing expenses and, with the implementation of Borders' sophisticated inventory management technology, improving sales per store and inventory productivity over the long term and (iii) continuing to develop and refine Borders' sophisticated inventory management system.

     On January 5, 1994, the Board approved a restructuring plan involving the closing of approximately 200 underperforming Walden stores. Management believes that these closures will better enable Borders-Walden to compete effectively. Management expects the closure of these stores will be substantially completed in 1994, and that total sales levels will decrease proportionally and that overall operating expenses, including employee costs, occupancy expenses and depreciation charges will decrease further resulting in improved earnings levels compared with the prior year.


     As a result of the restructuring plan, Borders-Walden recorded a pre-tax charge of $143 million ($85 million net of tax) in the fourth quarter of 1993 for store closing costs and other non-recurring charges. Of the total pre-tax charge, $122 million is for store closures. These costs include $74 million principally for lease buyout costs, $21 million for the disposition of inventory to be liquidated during the final closing of each store, and $27 million for the writedown of fixed assets, primarily furniture and fixtures, to net realizable value. Of the remaining charge, $15 million relates to costs associated with combining certain operations of Borders and Walden, including inventory reduction costs and costs of consolidating redundant distribution center functions. The remaining $6 million relates to re-engineering programs (principally severance).


     Borders-Walden's results of operations for the last three years follow ($ millions):

                                                                                           % CHANGE
                                                                                         ------------
                                                            1993      1992      1991     1993    1992
                                                           ------    ------    ------    ----    ----
Sales...................................................   $1,370    $1,184    $1,140    15.7     3.9
                                                           ------    ------    ------
                                                           ------    ------    ------
Operating Income(1).....................................   $   50    $   42    $   31    19.0    35.5
                                                           ------    ------    ------
                                                           ------    ------    ------
Comparable Store Sales Increase
  Borders...............................................     14.8%     12.6%       --
                                                           ------    ------    ------
                                                           ------    ------    ------
  Walden................................................      0.7%      1.4%      5.8%
                                                           ------    ------    ------
                                                           ------    ------    ------

- ---------------

(1) Borders-Walden 1993 operating income excludes store restructuring and other charges of $143 million.

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Sales in 1993 were $1,370 million, a 15.7% increase, over sales of $1,184 million in the prior year. The 1993 sales increase was primarily due to the inclusion of a full year sales for the Borders stores versus three months in the prior year. Comparable Walden store sales increased 0.7% in 1993 versus a 1.4% increase in 1992. The slower rate of Walden comparable store sales growth was a result of increased competition from superstores in several markets and sluggish mall traffic. In 1993, Borders-Walden reported an operating loss of $93 million, inclusive of the store restructuring and other charges of $143 million. Excluding the store restructuring and other charges, 1993 operating income was $50 million, or 3.6% of sales, as compared to operating income of $42 million, or 3.5% of sales, in the prior year. The 1993 increase resulted primarily from higher sales and improved gross margins, partially offset by increased goodwill amortization as a result of the acquisition of Borders by Kmart Corporation.

     Sales of Borders-Walden in 1992 were $1,184 million, a $44 million, or 3.9% increase over sales of $1,140 million in 1991. The increase was attributable to the acquisition of Borders in October 1992, which contributed $56 million in sales, and a 1.4% comparable store sales increase at Walden. Operating income of Borders-Walden in 1992 was $42 million, or 3.5% of sales, as compared to $31 million, or 2.7% of sales, in 1991, primarily as a result of increased sales and gross margin, partially offset by higher selling, general and administrative expenses.

     Builders Square Group

     At January 23, 1994, the Builders Square Group ("Builders Square") operated 177 home improvement stores in 26 states and Puerto Rico, of which 130 were Builders Square I Stores ("BSQ I Stores") and 47 were Builders Square II Stores ("BSQ II Stores"). The business strategy of Builders Square is to phase out its self-service warehouse-style home improvement stores and operate large format superstores that emphasize customer service and provide an extensive selection of quality products and services to repair, remodel, redecorate and maintain both home and garden. Builders Square's goal is to have virtually all stores in the BSQ II Store format by the end of fiscal 1997.

     On January 5, 1994, the Board approved a restructuring plan to convert virtually all of the existing Builders Square stores to the new Builders Square II format by 1997. The Builders Square II stores have an easier-to-shop layout that utilizes a "store-within-a-store" format with substantially increased customer service levels. In connection with the restructuring plan, Builders Square is closing selected Builders Square I stores, converting the balance of existing Builders Square I stores to the Builders Square II format and filling in existing and continuous markets with Builders Square II stores. During the next four years, Builders Square currently expects to phase out 117 Builders Square I stores by closing 8 stores, relocating 66 stores and renovating 43 stores. In addition, Builders Square plans to open approximately 10-20 new Builders Square II stores during each of the next two years.


     As a result of the restructuring plan, Builders Square recorded a pre-tax charge of $226 million ($141 million, net of tax) in the fourth quarter of 1993 for the estimated cost of closing, relocating or converting all Builders Square I stores to the Builders Square II format. Of the total pre-tax charge, $214 million is for specifically-identified store relocations and renovations. These costs include $144 million for lease obligations, a $37 million for the disposition of inventory to be liquidated during the final closing of each store and $33 million for the writedown of fixed assets, primarily furniture and fixtures, to net realizable value. Such charge does not include any provision for store occupancy, depreciation expense or normal inventory markdowns prior to the closing or completion date of a project. The remainder of the charge relates to a $12 million accrual for a non-routine legal judgment resulting from the insolvency of the insurer.

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Builders Square's results of operations for the last three years follow ($ millions):

                                                                                          % CHANGE
                                                                                       ---------------
                                                          1993      1992      1991      1993     1992
                                                         ------    ------    ------    ------    -----
Sales.................................................   $2,719    $2,419    $2,049      12.4     18.1
                                                         ------    ------    ------
                                                         ------    ------    ------
Operating Income(1)...................................   $   61    $   80    $   74     (23.7)     8.1
                                                         ------    ------    ------
                                                         ------    ------    ------
Comparable Store Sales Increase.......................      0.9%      8.5%      7.0%
                                                         ------    ------    ------
                                                         ------    ------    ------

- -------------------------
(1) Builders Square's 1993 operating income excludes store restructuring and other charges of $226 million.


     Sales in 1993 were $2,719 million, a 12.4% increase, over sales of $2,419 million in 1992. The 1993 sales increase was due to the 28 stores opened, all of which were BSQ II Stores, in 1993 and the inclusion of a full year sales for the 22 stores opened in 1992. Comparable store sales increased 0.9% in 1993 versus an 8.5% increase in 1992. The slower rate of comparable store sales growth in 1993 was a result of increased competition in the Northeast and Midwest, severe winter weather conditions that continued into the spring selling season and the strong comparable store sales growth reported in the Southeast region in 1992 as the result of rebuilding in the aftermath of Hurricane Andrew. Inclusive of store restructuring and other charges of $226 million, operating loss in 1993 was $165 million. Excluding store restructuring and other charges, Builders Square 1993 operating income was $61 million, or 2.2% of sales, as compared to $80 million, or 3.3% of sales, in the prior year. The decrease in operating profit in 1993 resulted primarily from lower than expected sales, higher occupancy costs and increased payroll expenses associated with improving the level of customer service in the store.


     Sales of Builders Square in 1992 were $2,419 million, a $370 million, or 18.1%, increase over sales of $2,049 million in 1991. The 1992 sales increase was due to the opening of 22 new stores during the year, including eight BSQ II Stores, and to an 8.5% comparable store sales increase which resulted from strong sales in the Southeast in the aftermath of Hurricane Andrew, an improved merchandise mix and in-stock position, a continuing shift to an everyday fair price position and to higher average sales per transaction. Operating income increased 8.1% in 1992 due primarily to increased sales, well controlled costs, and in the prior year, the closing of 14 underperforming stores, partially offset by a $10 million LIFO charge in 1992 as compared to a LIFO credit of $2 million in 1991 and increased pre-opening expense.

     OfficeMax Group

     The OfficeMax Group ("OfficeMax") is one of the largest operators of high-volume, deep discount office products superstores in the United States, operating 328 superstores in 38 states as of January 22, 1994. OfficeMax plans to open approximately 60 to 70 stores in each of the next two years. Management estimates that OfficeMax's cash requirements, exclusive of pre-opening expenses, will be approximately $1 million for each additional store. These requirements include an average of approximately $0.4 million for leasehold improvements, fixtures, point-of-sale terminals and other equipment in the stores and approximately $0.6 million for the portion of the store inventory that is not financed by vendors.

     On March 4, 1993, OfficeMax acquired BizMart, Inc., a 105-store national office products superstore chain with stores located primarily in the Southwest, West and Pacific Northwest regions and, on June 30, 1992, OfficeMax acquired OW Office Warehouse, Inc., a 41-store office products superstore chain with stores located primarily throughout the Mid-Atlantic region. Immediately following each of these acquisitions, OfficeMax operationally integrated, remodeled, remerchandised and converted the acquired stores to the OfficeMax name and format.

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


     In November 1990, Kmart Corporation acquired an initial 21.6% equity interest in OfficeMax, Inc. and increased its equity interest in OfficeMax to 92.7% in November 1991. Kmart Corporation has consolidated the results of OfficeMax's operations from November 21, 1991. Kmart Corporation continues to hold a greater than 90% interest in OfficeMax, Inc. and is currently negotiating with the minority stockholders of OfficeMax, Inc. to purchase their interest, thereby bringing Kmart Corporation's ownership interest in OfficeMax, Inc. to 100%.



     OfficeMax's results of operations from the November 21, 1991 date of acquisition follow ($ millions):


                                                                                        % CHANGE
                                                                                     ---------------
                                                         1993      1992      1991    1993      1992
                                                        ------     -----     ---     -----     -----
Sales................................................   $1,422     $ 528     $65     169.3        --
                                                        ------     -----     ---
                                                        ------     -----     ---
Operating Income.....................................   $   20     $   1     $ 1        --        --
                                                        ------     -----     ---
                                                        ------     -----     ---
Comparable Store Sales Increase......................     18.2%     28.5%     --
                                                        ------     -----     ---
                                                        ------     -----     ---

     Sales for fiscal 1993 were $1,422 million, an $894 million, or 169.3%, increase over fiscal 1992 sales of $528 million. The increase was due to the opening of 53 new stores, the acquisition of 105 BizMart stores in March 1993, the inclusion of a full year of sales for the 41 OW Office Warehouse, Inc. stores acquired in June 1992, the 61 new stores opened during fiscal 1992 and an 18.2% comparable store sales increase in fiscal 1993. Operating income was $20 million in fiscal 1993, or 1.4% of sales, as compared to $1 million in fiscal 1992, or 0.1% of sales, as a result of effective cost control and the leveraging of selling, general and administrative expenses, pre-opening expenses, and goodwill amortization as a result of increased store sales volumes.

     The 1992 OfficeMax sales increase was due to the inclusion of a full year of OfficeMax operations and 102 new stores, including 41 OW Office Warehouse, Inc. stores acquired on June 30, 1992. OfficeMax recorded $1 million operating income in 1992 despite higher store opening costs resulting from an aggressive expansion program during the year. On a pro forma basis, OfficeMax comparable store sales increased 28.5% in 1992.

     The Sports Authority Group

     The Sports Authority Group ("The Sports Authority") is the largest operator of large format sporting goods stores in the United States in terms of both sales and number of stores and is also the largest full-line sporting goods retailer in the United States in terms of sales, operating 80 sporting goods megastores at January 23, 1994. The Sports Authority has consistently increased its rate of store expansion in the last three fiscal years, opening 24 stores, 20 stores and 17 stores in 1993, 1992 and 1991, respectively. The Sports Authority currently plans to open approximately 25 stores in 1994, with 21 of the 1994 openings concentrated in existing markets. The remaining four of the planned 1994 openings are expected to be concentrated within three new markets.

     The Sports Authority's results of operations for the last three years follow ($ millions):

                                                                                         % CHANGE
                                                                                      --------------
                                                              1993    1992    1991    1993     1992
                                                              ----    ----    ----    -----    -----
Sales......................................................   $607    $412    $241     47.5     70.8
                                                              ----    ----    ----
                                                              ----    ----    ----
Operating Income...........................................   $ 21    $ 10    $  3    110.0       --
                                                              ----    ----    ----
                                                              ----    ----    ----
Comparable Store Sales Increase............................    2.6%    8.3%   15.3%
                                                              ----    ----    ----
                                                              ----    ----    ----

                                  KMART GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Sales in 1993 were $607 million, a $195 million, or 47.5%, increase over sales of $412 million in 1992. Of the 47.5% increase in sales, 2.6%, or $11 million, was produced by comparable store sales growth, 23.4%, or $96 million, was produced by the 20 stores opened in 1992 which had no comparable store sales in the prior year and 21.5%, or $88 million, was produced by the 24 new stores opened in 1993. Comparable store sales increased 2.6% and 8.3% in 1993 and 1992, respectively. Comparable store sales in 1993 were adversely effected by the severe winter storm which occurred in March 1993 and reduced consumer demand for higher priced apparel. Excluding sales from stores cannibalized by new store openings, comparable store sales increased 5.1% in 1993 as compared to 11.4% in the prior year. Operating income in 1993 was $21 million, or 3.5% of sales, as compared to $10 million, or 2.4% of sales, in 1992. The improvement was a result of increased sales volume, lower pre-opening expense and goodwill amortization as a percent of sales and management of store and administrative expenses.

     Sales of The Sports Authority in 1992 were $412 million, a $171 million, or 70.8% increase, over sales of $241 million in 1991. Of the 70.8% increase in sales in 1992, 8.3%, or $20 million, was produced by comparable store sales growth; 32.1%, or $78 million, was produced by 17 stores opened in 1991 which had no comparable store sales in the prior year and 30.4%, or $73 million, was produced by the 20 new stores opened in 1992. Comparable store sales increased 8.3% in 1992. Excluding the effect of stores in which sales were cannibalized by new openings within the same market, comparable store sales increased by 11.4% in 1992. Operating income of The Sports Authority in 1992 was $10 million, or 2.4% of sales, as compared to $3 million, or 1.4% of sales, in the prior year. The increase of $7 million, or 1.0% of sales, in 1992 was the result of increased sales, lower advertising expense and goodwill amortization as a percent of sales and management of store and administrative expenses.

LICENSEE OPERATIONS AND EQUITY INVESTMENTS

     Kmart Corporation owns a 21.5% equity interest in Coles Myer Ltd., Australia's largest retailer, and a 49.0% equity interest in substantially all of the Meldisco subsidiaries of Melville Corporation, which operates domestic Kmart footwear departments and has attributed its interests to the Kmart Group.

     In U.S. dollars, 1993 equity in income of Coles Myer was $58 million compared with $51 million in 1992 and $60 million in 1991. The increase in Coles Myer equity income in 1993 was due to improved gross margin, expense control and a 6% reduction in the Australian corporate tax rate. The 1992 Coles Myer equity income decline was a result of losses on the sale of certain New Zealand food operations and part of Sandhurst Dairies operations earlier in the year and the continued weak Australian economy.

     Meldisco equity income in 1993 was $52 million compared with $54 million in 1992 and $50 million in 1991. Lower 1993 Meldisco equity income was a result of unfavorable weather in early 1993 and increased competition. 1992 Meldisco equity income increased due to increased sales, combined with improved gross profit margin as a result of lower purchasing costs and the merchandise mix. Refer to the accompanying Notes to Combined Financial Statements for further results of Kmart Corporation's equity investments.

EFFECT OF COMPLIANCE WITH ENVIRONMENTAL PROTECTION PROVISIONS

     Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not expected to have, a material effect on the capital expenditures, earnings or competitive position of the Kmart Group.

                                  KMART GROUP

GENERAL


     As part of Kmart Corporation, the Kmart Group is one of the world's largest mass merchandise retailers. The dominant portion of the Kmart Group's business is the operation of a chain of 2,323 Kmart discount stores (collectively, the "Kmart Stores") with locations in each of the 50 states of the United States and Puerto Rico at January 26, 1994. Included in the above total are 19 Super Kmart Centers, all of which are presently in the United States. Internationally, the Kmart Group has operations in Canada, the Czech Republic and Slovakia and has formed joint ventures in Mexico and Singapore. The Central European stores were acquired in mid-1992 and represent the Kmart Group's entry into that market. The Kmart Group is developing advanced distribution methods and merchandising skills to modernize, refurbish and streamline operations in the two European countries.



     The Kmart Group includes a 100% Retained Interest in each of the Specialty Retail Groups which is comprised of the Borders-Walden Group, the Builders Square Group, the OfficeMax Group and The Sports Authority Group. In addition, the Kmart Group holds significant equity interests in Coles Myer Ltd., Australia's largest retailer, and substantially all of the Meldisco subsidiaries of Melville Corporation which operate the footwear departments in domestic Kmart stores. The Kmart Group also includes the operations of PayLess Drug Stores which was sold in the first quarter of 1994, and PACE Membership Warehouse, substantially all of which assets were sold in January 1994 each of which have been presented as discontinued operations in the combined financial statements.


     In 1990, the Kmart Group embarked on a renewal plan to modernize its U.S. and Canadian Kmart stores through relocation, expansion and refurbishment. To build on the success of the 110,000 square foot prototype Kmart store and Super Kmart Centers, the Kmart Group recently enhanced the renewal plan to include a larger number of relocations and expansions. At the end of fiscal 1993, the Kmart Group had completed the modernization of approximately half of its existing stores and expects to have the entire store modernization program substantially completed by the end of 1996.

     The Kmart Corporation's predecessor was founded in Michigan by S.S. Kresge who opened his first store in 1899 and subsequently founded the Kmart Corporation in 1916. After operating Kresge department stores for over 40 years, the Kmart store program commenced with the opening of the first Kmart store in March 1962.

OPERATIONS

     U.S. General Merchandise Operations

     The dominant portion of Kmart operations is in a single industry: retailing general merchandise through the operation of the Kmart Stores in all 50 states and Puerto Rico. Kmart Stores are generally one-floor, free-standing units ranging in size from 40,000 to 120,000 gross square feet. Full-size stores operate in the most densely populated urban areas, and are geographically located to increase customer awareness and maximize customer convenience and accessibility.


     In February 1990, the Kmart Group commenced its renewal program for all U.S. Kmart Stores, under which it is expanding, relocating or closing smaller stores. Substantially all other locations are being refurbished to bring their layout, fixtures and merchandise assortment up to new store standards. At the end of fiscal 1993, 57% of the U.S. Kmart Stores had been updated to this new format, including 242 relocations, 430 expansions and 444 refurbishments.



     During 1993, Kmart integrated the new Super Kmart Center concept into its modernization program and opened 14 new Super Kmart Centers, each of which produced encouraging results in terms of customer acceptance. A Super Kmart Center occupies from 150,000 to 185,000 square feet, is open 24 hours a day, seven days a week, and features a modern grocery store as well as a full line of Kmart general merchandise as well as a variety of ancillary services including dry cleaning, hair care, optical and floral shops. While the

Kmart Group is still studying and experimenting with Super Kmart Centers, management believes that there is a potential to open several hundred Super Kmart Centers over the next five to seven years.



     At January 26, 1994, Kmart operated 2,323 Kmart Stores including 19 Super Kmart Centers. In the United States, Kmart's general merchandise retail operations are located in 50 states and in 249 of the country's 250 Metropolitan Statistical Areas (MSAs) as well as in all of the 59 Primary Metropolitan Statistical Areas (PMSAs). In addition, Kmart's stores are located in all of the three MSAs and both PMSAs in Puerto Rico.


     International General Merchandise Operations


     - Canada. At January 26, 1994, Kmart Canada Limited operated 136 Kmart and S.S. Kresge stores located in all ten provinces. The Kmart Stores in Canada range in size from 45,000 to 97,000 square feet and offer a wide variety of general merchandise at discount prices. Similar to its domestic counterpart, in January 1994, Kmart Canada expanded its renewal plan to include the modernization of all of its Kmart Stores through relocation, expansion or refurbishment and the closing of the 9 remaining S.S. Kresge stores. As of the end of fiscal 1993, Kmart Canada had modernized 28 of the 127 Kmart Stores in Canada.


     - Czech Republic and Slovakia. In 1992, the Kmart Group acquired over 93% of a Czech Republic company which operated one of the largest department stores in Prague, as well as two companies which operated 12 department stores located in the Czech Republic and Slovakia. These acquisitions mark the Kmart Group's initial entry into the Central European retail market. The Kmart Group plans to develop advanced distribution methods and merchandising skills to modernize, refurbish and streamline operations in these countries.


     - Mexico. In 1993, the Kmart Group entered into a joint venture with El Puerto de Liverpool, S.A. de C.V. to build and operate grocery and general merchandise stores in Mexico that are patterned after the Super Kmart Centers in the United States. Kmart currently anticipates opening approximately two to five stores in Mexico in fiscal 1994. Kmart believes that this joint venture in Mexico, and the joint venture in Singapore described below, puts it at the forefront of international retailing with only a nominal investment.


     - Singapore. In 1993, the Company entered into a joint venture with Metro (Private) Limited to open Kmart stores in Singapore. Kmart currently anticipates opening approximately two to six stores in Singapore in fiscal 1994.

     Specialty Retail Groups

     Kmart currently has a 100% Retained Interest in the following Specialty Retail Groups:

     - Borders-Walden Group. The Borders-Walden bookstore group consists of the Borders book store business which, as of January 23, 1994 operated 44 large format book superstores, in 22 states and the District of Columbia, each of which is designed to be the premier book retailer in its market, and Walden Book Company, which is the largest operator of mall-based bookstores in the United States in terms of the number of stores and sales, operating 1,159 stores, excluding Walden Software stores, in 50 states and the District of Columbia. See Annex VII.

     - Builders Square Group. Builders Square is a leading specialty retailer of home improvement and home decor products and services, operating 177 home improvement stores in 26 states and Puerto Rico at January 23, 1994. See Annex VIII.

     - OfficeMax Group. OfficeMax is one of the largest operators of high volume, deep discount office products superstores in the United States, operating 328 superstores in 38 states as of January 22, 1994. See Annex IX.

     - The Sports Authority Group. The Sports Authority is one of the largest operators of large format sporting goods stores in the United States in terms of both net sales and number of stores and the largest full-line sporting goods retailer in the United States in terms of net sales, operating 80 sporting goods megastores as of January 23, 1994. See Annex X.

     Discontinued Operations


     In January 1994, PACE Membership Warehouse, Inc. sold the assets and lease obligations of 93 of its warehouses and virtually all of the inventory and membership files in the 34 warehouses not included in the transaction to Sam's Club, a division of Wal*Mart, for $774 million. The book value of the assets sold to Wal*Mart was $624 million. Operations of the 34 remaining PACE sites not included in the transaction were discontinued and PACE is in the process of evaluating and marketing these leased sites as well as leased premises for unopened warehouses and corporate facilities. Included in the loss on the disposal of PACE was unamortized goodwill of $395 million, expected remaining lease obligations in the warehouses not sold, other PACE liabilities and a provision for additional costs anticipated during the wind-down of PACE operations.



     In addition, Kmart Corporation entered into an agreement to sell its PayLess Drug Stores subsidiary to Thrifty PayLess Holdings, Inc. (TPH) and its subsidiary Thrifty PayLess, Inc. for approximately $595 million in cash, $100 million in Senior Notes of TPH and approximately 46% of the common equity of TPH. Of the cash proceeds, $50 million has been invested in Senior Subordinated Notes of Thrifty PayLess, Inc. The book value of PayLess' net assets to be sold was $1,186 million at January 26, 1994. It is Kmart Corporation's intention to divest substantially all of its interest in TPH within one year. Management expects the disposition to be achieved either through a private offering or other alternative means. Accordingly, Kmart Corporation has reported PayLess as a discontinued operation and has recorded its investment in TPH, attributed to the Kmart Group at net realizable value.


     Investments in Affiliated Retail Operations


     - Meldisco. All U.S. Kmart footwear departments are operated under license agreements with the Meldisco subsidiaries of Melville Corporation, substantially all of which are 49% owned by Kmart Corporation and 51% owned by Melville. Meldisco also operates footwear departments in PayLess Drug Stores under a license agreement.


     - Coles Myer Ltd. Kmart Corporation has a 21.5% equity interest in Coles Myer Ltd., Australia's largest retailer. At July 25, 1993, Coles Myer operated 500 supermarket, food service and liquor stores, 232 discount stores (including 147 Kmart stores), 72 department stores and 867 specialty retail stores primarily in Australia.

COMPETITION

     The Kmart Group's principal business is general-merchandise retailing with a significant retained interest in specialty merchandise retailing. The Kmart Group is one of the world's largest mass merchandise retailers and has several major competitors on a national level, including Dayton-Hudson, J.C. Penney, Sears and Wal*Mart, and many competitors on a local level which compete with the Kmart Group's individual stores. Success in the competitive market is based on factors such as price, quality, service, product mix and convenience.

SEASONALITY

     The business is highly seasonal and depends to a significant extent on the results of operations for the last quarter of the fiscal year.

CREDIT SALES

     The Kmart Group does not have a significant customer credit function of its own. However, substantially all the Kmart Group's stores do accept major bank credit cards as payment for merchandise.

EMPLOYEES


     Kmart Corporation and its subsidiaries employ approximately 344,000 persons as of January 26, 1994.

STORE LOCATIONS

     At January 26, 1994, the Kmart Group operated a total of 2,486 general merchandise stores: 2,337 in the United States and Puerto Rico, 136 in Canada, and 13 stores in the Czech Republic and Slovakia.

PROPERTY AND LEASES


     With the exception of the 71 stores that are either partially or wholly owned, the Kmart Group leases its store facilities. For the 430 Kmart stores recently expanded in the store modernization program, the Kmart Group generally owns the expanded portion of the building. Kmart stores are generally leased for terms of 25 years with options to renew for additional terms.



     The Kmart Group owns its International Headquarters and one administrative building in Troy, Michigan and leases administrative buildings in Royal Oak, Michigan and North Bergen, New Jersey. The Kmart Group leases 23 United States distribution and port centers for initial terms of 10 to 30 years with options to renew for additional terms. In addition, the Kmart Group owns or leases 404 parcels not currently used for store operations, the majority of which are rented to others.


     Kmart Canada Limited owns its administrative office building in Brampton, Ontario, Canada. In addition, Kmart Canada leases four distribution centers and owns one distribution center. Kmart Group owns 13 department stores and various other properties in the Czech Republic and Slovakia.

TRADEMARKS, SERVICE MARKS AND LICENSES

     Kmart Properties, Inc., a wholly owned subsidiary of Kmart Corporation, owns and has registered the Kmart and Kmart Logo trademarks and service marks in the U.S. Kmart Corporation is the exclusive licensee of Kmart Properties, Inc. to use these marks in the U.S. Whenever possible, Kmart Properties, Inc. and/or Kmart Corporation has registered the Kmart marks with the state or locality where Kmart has stores.

LITIGATION

     Kmart Corporation is a party to a substantial number of legal proceedings, most of which are routine and all of which are incidental to its business. Some matters involve claims for large amounts of damages as well as other relief. Although the consequences are not presently determinable, in the opinion of management, they will not have a material effect on the Kmart Group's liquidity, financial position or results of operations.

                                  KMART GROUP
                              REPORT BY MANAGEMENT

RESPONSIBILITY FOR FINANCIAL STATEMENTS

     Kmart Corporation and Kmart Group management are responsible for the integrity of the information and representations contained in interim and annual financial statements. This responsibility includes making informed estimates and judgments in selecting the appropriate accounting principles. Management believes the financial statements conform with generally accepted accounting principles applied on a consistent basis.

     To assist management in fulfilling these obligations, several tools are utilized, which include the following:

          A system of internal accounting controls is maintained to provide for the integrity of information for purposes of preparing financial statements and to assure that assets are properly accounted for and safeguarded. This concept of reasonable assurance is based on the recognition that the cost of the system is related to the benefits to be derived and modified for changing conditions. Management believes its system provides reasonable assurance of this appropriate balance.

          As part of the internal control system, a policy of Standards of Business Conduct and Management Integrity Statements is in effect. All officers and key employees periodically submit a signed statement regarding compliance with these policies.

          An Internal Audit Department is maintained to evaluate, test and report on the application of internal accounting controls in conformity with standards of the practice of internal auditing.

          The financial statements have been examined by independent accountants whose report is contained herein. This examination includes, among other things, a review of the system of internal controls as required by generally accepted auditing standards.

     The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly with management, internal auditors and the independent accountants to assure that each is carrying out its responsibilities. The internal auditors and independent accountants both have full and free access to the Audit Committee, with and without the presence of management.

Joseph E. Antonini
Kmart Corporation
Chairman of the Board, President
and Chief Executive Officer

Thomas F. Murasky
Kmart Corporation
Executive Vice President
and Chief Financial Officer

                                  KMART GROUP

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Kmart Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of income, and of cash flows present fairly, in all material respects, the financial position of the Kmart Group at January 26, 1994 and January 27, 1993, and the results of its operations and its cash flows for each of the three years in the period ended January 26, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Kmart Corporation management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in the notes to the combined financial statements, the Kmart Group adopted Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," at the beginning of fiscal 1993.

     The Kmart Group is a business group of Kmart Corporation (as described in the Basis of Presentation note to these financial statements); accordingly, the combined financial statements of the Kmart Group should be read in conjunction with the consolidated financial statements of Kmart Corporation.

Price Waterhouse
Detroit, Michigan
March 15, 1994

                                  KMART GROUP

                         COMBINED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)


                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 26,    JANUARY 27,    JANUARY 29,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Sales........................................................     $28,039        $26,470        $25,548
Licensee fees and rental income..............................         288            278            266
Equity in income of affiliated retail companies..............         110            105            110
                                                                -----------    -----------    -----------
                                                                   28,437         26,853         25,924
                                                                -----------    -----------    -----------
Cost of merchandise sold (includes buying and occupancy
  costs).....................................................      20,975         19,330         18,586
Selling, general and administrative expenses.................       6,338          5,918          5,880
Store restructuring and other charges........................         904             --             --
Interest:
  Debt -- expense............................................         295            256            218
        -- income............................................         (12)           (25)           (14)
  Capital lease obligations -- expense.......................         184            180            177
                                                                -----------    -----------    -----------
                                                                   28,684         25,659         24,847
                                                                -----------    -----------    -----------
Income (loss) from continuing retail operations before
  Retained Interests in the Specialty Retail Groups and
  income taxes...............................................        (247)         1,194          1,077
Net income (loss) related to Retained Interests in the
  Specialty Retail Groups....................................        (145)            83             66
Income taxes.................................................        (110)           398            358
                                                                -----------    -----------    -----------
Net income (loss) from continuing retail operations before
  extraordinary item and the effect of accounting changes....        (282)           879            785
Discontinued operations including the effect of accounting
  changes, net of income taxes of $(19), $40 and $42,
  respectively...............................................         (81)            59             70
Loss on disposal of discontinued operations,
  net of income taxes of $(248)..............................        (521)            --             --
Extraordinary item, net of income taxes of $(6)..............         (10)            --             --
Effect of accounting changes, net of income taxes of $(35)...         (31)            --             --
                                                                -----------    -----------    -----------
Net income (loss)............................................     $  (925)       $   938        $   855
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Supplemental disclosure (unaudited):
     Net income (loss).......................................     $  (925)       $   938        $   855
     Less goodwill amortization of the Specialty Retail
       Groups................................................          --             --             --
                                                                -----------    -----------    -----------
     Kmart Corporation earnings (losses) attributable to the
       Kmart Group...........................................     $  (925)       $   938        $   855
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Pro forma (unaudited):
  Earnings per Kmart Group common and common equivalent
     share:
     Net income (loss) from continuing retail operations
       before extraordinary item and the effect of accounting
       changes...............................................     $  (.62)       $  1.92        $  1.84
     Discontinued operations including the effect of
       accounting changes, net of income taxes...............        (.18)           .13            .17
     Loss on disposal of discontinued operations, net of
       income
       taxes.................................................       (1.14)            --             --
     Extraordinary item, net of income taxes.................        (.02)            --             --
     Effect of accounting changes, net of income taxes.......        (.07)            --             --
                                                                -----------    -----------    -----------
                                                                  $ (2.03)       $  2.05        $  2.01
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------


            See accompanying Notes to Combined Financial Statements.

                                  KMART GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                         JANUARY 26,     JANUARY 27,
                                                                             1994            1993
                                                                         ------------    ------------
ASSETS
Current Assets:
  Cash (includes temporary investments of $32 and $260,
     respectively)....................................................     $    365        $    542
  Merchandise inventories.............................................        5,641           7,557
  Accounts receivable and other current assets........................        1,007           1,019
  Discontinued operations.............................................          911              --
                                                                         ------------    ------------
Total current assets..................................................        7,924           9,118
Retained Interests in the Specialty Retail Groups.....................        1,746           1,412
Investments in Affiliated Retail Companies............................          606             597
Property Owned:
  Land................................................................          131             190
  Buildings...........................................................          405             603
  Leasehold improvements..............................................        1,398           1,466
  Furniture and fixtures..............................................        4,947           5,070
  Construction in progress............................................           87              59
Property under capital leases.........................................        2,843           2,793
                                                                         ------------    ------------
                                                                              9,811          10,181
Less-accumulated depreciation and amortization:
  Property owned......................................................       (3,110)         (2,917)
  Property under capital leases.......................................       (1,444)         (1,404)
                                                                         ------------    ------------
Total Owned and Leased Property.......................................        5,257           5,860
Other Assets and Deferred Charges.....................................          332             373
Goodwill -- net of accumulated amortization of $52....................           --             509
                                                                         ------------    ------------
                                                                           $ 15,865        $ 17,869
                                                                         ------------    ------------
                                                                         ------------    ------------
LIABILITIES AND EQUITY
Current Liabilities:
  Long-term debt due within one year..................................     $    384        $    117
  Notes payable.......................................................          918             590
  Accounts payable -- trade...........................................        1,943           2,377
  Accrued payrolls and other liabilities..............................          957           1,005
  Taxes other than income taxes.......................................          227             344
  Income taxes........................................................           28             215
                                                                         ------------    ------------
Total current liabilities.............................................        4,457           4,648
Capital Lease Obligations.............................................        1,632           1,639
Long-Term Debt........................................................        2,207           3,215
Other Long-Term Liabilities (includes store restructuring
  obligations)........................................................        1,476             652
Deferred Income Taxes.................................................           --             231
Equity:
     Preferred Stock Series A, 5,750,000 shares authorized and
      issued..........................................................          986             986
     Preferred Stock Series B, 796,827 shares authorized; 784,938
      shares issued...................................................          157             157
  Kmart Group Common Equity...........................................        4,950           6,341
                                                                         ------------    ------------
Total Kmart Group Equity..............................................        6,093           7,484
                                                                         ------------    ------------
                                                                           $ 15,865        $ 17,869
                                                                         ------------    ------------
                                                                         ------------    ------------
Supplemental disclosure (unaudited):
  Kmart Group Equity..................................................     $  6,093        $  7,484
  Less accumulated goodwill amortization of the Specialty Retail
     Groups...........................................................           --              --
                                                                         ------------    ------------
  Kmart Corporation equity attributable to the Kmart Group............     $  6,093        $  7,484
                                                                         ------------    ------------
                                                                         ------------    ------------

            See accompanying Notes to Combined Financial Statements.

                                  KMART GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)


                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 26,    JANUARY 27,    JANUARY 29,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
CASH PROVIDED BY (USED FOR):
OPERATIONS
  Net income (loss) from continuing retail operations before extraordinary item and the effect of accounting
     changes.................................................     $  (282)       $   879        $   785
  Adjustments to reconcile net income (loss) to operating
     cash flows:
     Net (income) loss related to Retained Interests in the
       Specialty Retail Groups...............................         145            (83)           (66)
     Depreciation and amortization...........................         591            517            443
     Store restructuring and other charges...................         819            (27)           (44)
     Deferred income taxes...................................        (176)           149            111
     Undistributed equity income.............................         (15)           (11)           (26)
     Increase (decrease) in other long-term liabilities......          87             63             (6)
     Other -- net............................................          37             54             78
  Cash provided by (used for) current assets and current
     liabilities:
     (Increase) decrease in inventories......................         558           (724)          (581)
     Increase (decrease) in accounts payable.................          84            (22)           308
     Other -- net............................................        (362)          (283)          (171)
                                                                -----------    -----------    -----------
  Total cash provided by continuing retail operations........       1,486            512            831
                                                                -----------    -----------    -----------
  Discontinued Operations
     Loss on disposal of discontinued operations.............        (521)            --             --
     Income (loss) from discontinued operations..............         (81)            59             70
     Items not affecting cash -- net.........................         995             85             80
                                                                -----------    -----------    -----------
  Total cash provided by discontinued operations.............         393            144            150
                                                                -----------    -----------    -----------
  Net cash provided by operations............................       1,879            656            981
                                                                -----------    -----------    -----------
INVESTING
  Capital expenditures -- owned property.....................        (793)        (1,297)        (1,245)
  Acquisitions...............................................          --           (300)            --
  Proceeds from the sale of assets...........................          11             25             69
  Net equity transactions with the Specialty Retail Groups...        (478)           (29)           (12)
  Other -- net...............................................         (48)           (51)           (45)
                                                                -----------    -----------    -----------
  Net cash used for investing................................      (1,308)        (1,652)        (1,233)
                                                                -----------    -----------    -----------
FINANCING
  Proceeds from issuance of long-term debt and notes
     payable.................................................         731          1,589            811
  Reduction in long-term debt and notes payable..............        (932)           (46)          (896)
  Reduction in capital lease obligations.....................        (117)          (110)          (106)
  Issuance of common stock...................................          32             57             67
  Issuance of $3.41 Depositary Shares (each representing 1/4
     share Series A conversion preferred)....................          --             --            986
  Reissuance of treasury shares..............................          13              8              2
  Extraordinary item for bond redemptions....................         (10)            --             --
  Dividends paid.............................................        (465)          (448)          (375)
                                                                -----------    -----------    -----------
  Net cash provided by (used for) financing..................        (748)         1,050            489
                                                                -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS..............        (177)            54            237
  Cash and Equivalents at Beginning of Year..................         542            488            251
                                                                -----------    -----------    -----------
CASH AND EQUIVALENTS AT END OF YEAR..........................     $   365        $   542        $   488
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------


            See accompanying Notes to Combined Financial Statements.

                                  KMART GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

BASIS OF PRESENTATION


     The Board of Directors of Kmart Corporation (Board) has adopted a proposal (the Specialty Retail Stock Proposal) which, if approved by shareholders and implemented by the Board, would authorize the Board to issue four new series of common stock (collectively, the Specialty Retail Stock) designated KM-Borders-Walden Group Common Stock (Borders-Walden Stock), KM-Builders Square Group Common Stock (Builders Square Stock), KM-OfficeMax Group Common Stock (OfficeMax Stock) and KM-The Sports Authority Group Common Stock (The Sports Authority Stock). While each series of Specialty Retail Stock would constitute common stock of Kmart Corporation, each is intended to reflect the separate performance of each specialty retail business. The Borders-Walden Stock is intended to reflect the performance of Kmart Corporation's retail bookstore group (the Borders-Walden Group), which is comprised principally of Kmart Corporation's Borders, Inc. and Walden Book Company, Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of Kmart Corporation's retail home improvement and home decor superstore group (the Builders Square Group), which is comprised principally of Kmart Corporation's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of Kmart Corporation's retail office products superstore group (the OfficeMax Group), which is comprised principally of Kmart Corporation's greater than 90% interest in its OfficeMax, Inc., subsidiary. The Sports Authority Stock is intended to reflect the performance of Kmart Corporation's retail sporting goods megastore group (The Sports Authority Group), which is comprised principally of Kmart Corporation's The Sports Authority, Inc. subsidiary. The Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the Specialty Retail Groups and individually as a Specialty Retail Group.



     Upon the initial issuance of any series of Specialty Retail Stock, the existing common stock would be redesignated as Kmart Group Common Stock (Kmart Stock). The Kmart Stock, while constituting common stock of Kmart Corporation, is intended to reflect the separate performance of the Kmart Group, which is generally comprised of (i) Kmart Corporation's core Kmart discount store group,
(ii) Kmart Corporation's interest in each Specialty Retail Group (a Retained Interest), which excludes the interest represented by any outstanding shares of the relevant series of Specialty Retail Stock and (iii) all other businesses in which Kmart Corporation and its other subsidiaries are engaged. The Kmart Group and the Specialty Retail Groups are sometimes referred to collectively herein as the Groups and individually as a Group.



     Following approval by shareholders of the Specialty Retail Stock Proposal, Kmart Corporation currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock for cash in separate initial public offerings (collectively, the Offerings) and to allocate the proceeds of the Offerings to the Kmart Group to be used to repay outstanding indebtedness of Kmart Corporation and for general corporate purposes. The timing, sequence and size of such Offerings and the price at which such shares would be sold would be determined by the Board, without the further approval of shareholders, prior to each Offering based upon prevailing market and other conditions; however, it is currently contemplated that the first offering would be commenced shortly after the Annual Meeting and that Kmart Corporation would initially offer to the public shares of each series of Specialty Retail Stock that would be intended to represent approximately 20% to 30% of the equity value of Kmart Corporation attributed to the relevant Specialty Retail Group as determined by the Board (Equity Value) at the time of such Offering. Therefore, it is expected that Kmart Corporation would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in each such Specialty Retail Group. The terms of each Offering would be determined by the Board and the underwriters of such Offering based upon prevailing market conditions; the financial condition and results of operations of the relevant Specialty Retail Group; the history of and prospects for the relevant Specialty Retail Group; the specialty retail industry and the segment of that industry in which the relevant Specialty Retail Group competes; the management and operations of the relevant Specialty Retail Group; the progress of the relevant Specialty Retail Group in implementing its business strategy; the foregoing factors in relation to

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)
market values of other companies engaged in similar businesses; and the financial condition of Kmart Corporation as a whole. In addition to or in lieu of any Offering, the Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on Kmart Stock, although the Board has no current intention to do so. The determination of whether to proceed with an Offering of any series of Specialty Retail Stock would be made by the Board based on, among other things, the proposed terms of such Offering and the then prevailing market and other conditions. The Board reserves the right not to proceed with any or all of the Offerings, without further approval of shareholders, if it determines that consummation of such Offering or Offerings is not in the best interests of Kmart Corporation.

     The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Kmart Corporation. The separate Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Specialty Retail Stock Proposal, except that no inter-Group interest expense or inter-Group interest income is reflected, as more fully described under "Corporate Activities" below. However, following implementation of the Specialty Retail Stock Proposal and issuance of each Specialty Retail Stock, the financial statements of each Specialty Retail Group would reflect interest expense related to net cash provided by Kmart Corporation. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the combined historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups, (ii) a portion of the assets and liabilities (including contingent liabilities) and related transactions of Kmart Corporation that are not separately identified with the operations of a specific Group and (iii) with respect to the Kmart Group, a Retained Interest in each of the Specialty Retail Groups. The effects of the issuance of the equity securities described above have not been reflected in these historical financial statements.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, following issuance of any series of Specialty Retail Stock, Kmart Corporation would provide to holders of Kmart Stock separate financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for the Kmart Group and for Kmart Corporation. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), shareholders' equity and items of income and expense among the Groups for purposes of preparing their respective financial statements, the change in the capital structure of Kmart Corporation contemplated by the Specialty Retail Stock Proposal would not affect the respective legal title to assets or responsibility for liabilities of Kmart Corporation or any of its subsidiaries. Kmart Corporation and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Kmart Stock and of each other series of common stock of Kmart Corporation would be holders of common stock of Kmart Corporation and would continue to be subject to risks associated with an investment in Kmart Corporation and all of its businesses, assets and liabilities. The Specialty Retail Stock Proposal would not affect the rights of creditors of Kmart Corporation.

     Financial effects arising from any Group that affect the consolidated results of operations or financial condition of Kmart Corporation could affect the results of operations or financial condition of the Kmart Group or the market price of shares of Kmart Stock. In addition, net losses of any Group, dividends and distributions on any series of common stock or preferred stock, repurchases of any series of common stock and certain repurchases of preferred stock would reduce the assets of Kmart Corporation legally available for dividends on all series of common stock. Accordingly, Kmart Corporation consolidated financial information should be read in conjunction with the Kmart Group financial information.


     The management and accounting policies applicable to the preparation of the financial statements of the Kmart Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Kmart Corporation. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Kmart Group's significant accounting policies, which conform to generally accepted accounting principles applied on a consistent basis between years, are described below.

     Fiscal Year: The Kmart Group's fiscal years end on the last Wednesday in January. Fiscal years 1993, 1992 and 1991 each consisted of 52 weeks and ended on January 26, 1994, January 27, 1993 and January 29, 1992, respectively.

     Basis of Consolidation: The combined financial statements include the businesses comprising the Kmart Group. Kmart Group's earnings attributable to the Specialty Retail Groups are discussed below. Investments in affiliated retail companies which the Kmart Corporation has significant influence in management and control are accounted for using the equity method using their December financial statements. These investments have been attributed to the Kmart Group. Intercompany transactions and accounts have been eliminated in consolidation.

     Earnings Per Common and Common Equivalent Share: Historical earnings per share are omitted from the statements of income as Kmart Stock was not part of the capital structure of Kmart Corporation for the periods presented. Following implementation of the Specialty Retail Stock Proposal, the method of calculating earnings per share for Kmart Stock and each series of Specialty Retail Stock would reflect the terms of the Certificate of Amendment which provide that each Group's Available Dividend Amount, which, in turn, would reflect the separately reported Kmart Corporation Earnings Attributable to the Kmart Group, in the case of the Kmart Group, and Kmart Corporation Earnings Attributable to a Specialty Retail Group, in the case of a Specialty Retail Group, would be the source for payment of dividends for each series of common stock, although liquidation rights of these series of stock and legally available assets of Kmart Corporation may be more or less than these amounts. Kmart Corporation would compute earnings per share of Kmart Stock by dividing the product of the Outstanding Interest Fraction and Kmart Corporation Earnings Attributable to the Kmart Group by the weighted average number of shares of Kmart Stock and dilutive Kmart Stock equivalents outstanding during the applicable period. In determining the weighted average number of fully diluted shares of Kmart Stock outstanding, the Series A conversion preferred stock and Series B convertible preferred stock would be treated as Kmart Stock equivalents, if dilutive. Kmart Corporation Earnings Attributable to the Kmart Group would equal the Kmart Group's net income or loss for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expenses of Kmart Corporation allocated to the Kmart Group, decreased by amortization of goodwill arising from Specialty Retail Group acquisitions before the first issuance of the relevant Specialty Retail Stock (but only to the extent not already reflected in net income of the Kmart Group by virtue of accounting for its Retained Interests under the equity method). See "Proposal
2 -- The Specialty Retail Stock Proposal -- Dividend Policy -- Calculation of Earnings Per Share" of Kmart Corporation Proxy Statement for an example of the calculation of Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to Kmart Stock.

     Foreign Operations: Foreign currency assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Results of operations are translated at average exchange

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

rates during the period for revenues and expenses. Translation gains and losses resulting from fluctuations in the exchange rates are accumulated as a component of Kmart Group equity.

     Inventories: Merchandise inventories are valued at the lower of cost or market, primarily using the retail method, on the last-in, first-out (LIFO) basis for substantially all domestic inventories and the first-in, first-out basis for the remainder.

     Retained Interest: Under the Specialty Retail Stock Proposal, prior to any Offerings or any other issuance of Specialty Retail Stock, the Kmart Group would have a 100% Retained Interest in each of the Specialty Retail Groups. Following completion of such Offerings, it is currently anticipated that the Kmart Group would have a 70% to 80% Retained Interest in each Specialty Retail Group. For purposes of these combined financial statements, the Kmart Group's Retained Interest in the equity value of the Company attributed to the Specialty Retail Groups has been reflected as "Retained Interests in the Specialty Retail Groups" in the combined balance sheets. Similarly, the net income or losses of the Specialty Retail Groups attributable to the Kmart Group Retained Interest are reflected as "Net income (loss) related to Retained Interests in the Specialty Retail Groups" in the combined statements of income. Accordingly, all amounts corresponding to the Kmart Group's Retained Interests in the Specialty Retail Groups in these combined financial statements represent the Kmart Group's proportional interest in the businesses, assets and liabilities and income and expenses of each of the relevant Specialty Retail Groups. See the "Retained Interests in the Specialty Retail Groups" note for summarized financial information on each Group.

     The book value associated with the Kmart Group's Retained Interest in each Specialty Retail Group would be increased proportionally for net income (or decreased for net loss) of such Specialty Retail Group. In addition, in the event of any dividend or other distribution on the relevant series of Specialty Retail Stock an amount that is proportionate to the aggregate amount so paid in respect of shares of such series of Specialty Retail Stock would be transferred to the Kmart Group from such Specialty Retail Group with respect to its Retained Interest and would reduce the related book value. In addition to the effect of the Offerings, the fractional amount of the Kmart Group's Retained Interest in each Specialty Retail Group would be (i) decreased in the case of any issuance of shares of the relevant series of Specialty Retail Stock, (ii) increased to the extent that any funds advanced to such Specialty Retail Group from the Kmart Group are deemed to be equity contributions and, (iii) decreased to the extent that cash or other assets are transferred from such Specialty Retail Group to the Kmart Group in connection with a tender or exchange offer or stock repurchase program relating to shares of the relevant series of Specialty Retail Stock.


     The foregoing presentation of the Kmart Group's Retained Interest was determined, in part, by analogy to APB No. 18, "The Equity Method of Accounting for Investments in Common Stock." This presentation is not intended to follow all of the guidance of APB No. 18, as it relates to accounting for an investment in common stock, but has been developed using those provisions of APB No. 18 that the Kmart Group believes results in the most appropriate presentation of the Retained Interest in the combined financial statements.



     Property Owned and Depreciation: Land, buildings, leasehold improvements and equipment are recorded at cost, including a provision for capitalized interest. Depreciation is provided over the estimated useful lives of related assets on the straight-line method for financial statement purposes and on accelerated methods for income tax purposes. Most store properties are leased and improvements are amortized over the term of the lease but not more than 25 years. Other annual rates used in computing depreciation for financial statement purposes are 2% to 4% for buildings, 10% to 14% for store fixtures and 5% to 33% for other fixtures and equipment. Accumulated depreciation for owned property includes $227 and $99 of the Kmart Group store restructuring provision as of January 26, 1994 and January 27, 1993, respectively. Interest costs capitalized were $11, $14 and $10 in 1993, 1992 and 1991, respectively.


     Expenditures for owned properties, primarily self-developed locations, which the Kmart Group intends to sell and lease-back within one year are included in accounts receivable and other current assets.

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)


     Goodwill: Excess of cost over the net assets of acquired companies is amortized using the straight-line method over 40 years. The Kmart Group evaluates the recoverability of goodwill and reviews the amortization period on an annual basis. Several factors are used to evaluate goodwill, including, but not limited to: management's plans for future operations; recent operating results and each business' projected, undiscounted cash flows. The primary method is each business' projected undiscounted cash flows.



     Financial Instruments: With the exception of long-term debt, the Kmart Group equity and equity investments, the Kmart Group records all financial instruments, including accounts receivable, accounts payable and marketable securities at, or approximating, market value.


     Licensee Sales: The Kmart Group's policy is to exclude sales of licensed departments from total sales. Sales from licensed departments are primarily comprised of sales from the Meldisco subsidiaries of Melville Corporation.


     Pre-Opening and Closing Costs: Costs associated with the opening of a new store are expensed during the first full month of operations. When the decision to close a retail unit is made, the Kmart Group provides for the future net lease obligation, nonrecoverable investment in fixed assets, other expenses directly related to discontinuance of operations and estimated operating loss through the expected closing dates.


CORPORATE ACTIVITIES

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of each Group are remitted to Kmart Corporation and cash disbursements of the Kmart Group are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in such Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of the Specialty Retail Groups. Until the issuance of each series of Specialty Retail Stock, the net cash used or provided by the relevant Specialty Retail Group will continue to be characterized as an adjustment to the Kmart Group's investment in such Specialty Retail Group.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group when the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of each series of Specialty Retail Stock, if cash used by a Specialty Retail Group exceeds cash provided by such Specialty Retail Group, the Kmart Group would transfer to such Specialty Retail Group the cash necessary to fund excess uses. Conversely, if cash provided by a Specialty Retail Group exceeds cash used by such Specialty Retail Group, such Specialty Retail Group would transfer the excess cash to the Kmart Group.


     All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to the Specialty Retail Groups, an equity contribution.

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)


There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to a Specialty Retail Group as an equity contribution, the amount of such Specialty Retail Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and a Specialty Retail Group would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and a Specialty Retail Group should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of a series of Specialty Retail Stock, the Board could determine that funds to be transferred from the Kmart Group to a Specialty Retail Group represent an equity contribution to such Specialty Retail Group rather than a loan. In such event, the Kmart Group's Retained Interest in such Specialty Retail Group will be increased by the amount of such contributions, as a result of which (i) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest with regard to the relevant Specialty Retail Group would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of relevant series of Specialty Retail Stock and (ii) the Kmart Group's interest in the Specialty Retail Group would be increased and the interest in the Specialty Retail Group represented by outstanding shares of such Specialty Retail Stock would be decreased accordingly.



     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from the Specialty Retail Groups, and the balance sheets of each Specialty Retail Group would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and the Specialty Retail Groups would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the statements of cash flows of the Kmart Group and the Specialty Retail Groups would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of the Specialty Retail Groups over the next several years, it is currently expected that the Kmart Group would provide net cash to the Specialty Retail Groups. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of each Specialty Retail Stock, the financial statements of each Specialty Retail Group would reflect interest expense related to net cash provided by Kmart Corporation.



     Notwithstanding the policies described above, determinations to provide funds to the Specialty Retail Groups would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to any Specialty Retail Group if the Board determines it is in the best interest of Kmart Corporation not to do so.


     Certain corporate, general and administrative costs (including certain corporate borrowing, legal, tax, transportation and import, data processing, employee benefit and self-insurance costs) have been charged to the Specialty Retail Groups based upon utilization and at negotiated rates. A portion of certain other

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

corporate, general and administrative costs related specifically to the management of the Specialty Retail Groups has been allocated equally among the Specialty Retail Groups. The balance of the corporate, general and administrative costs have been reflected on the financial statements of the Kmart Group.

     Income Taxes: All members of the Kmart Corporation consolidated group are included in the consolidated United States federal income tax return filed by Kmart Corporation. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The financial statement provision and related tax payments or refunds have been reflected in the individual Groups in accordance with Kmart Corporation's tax allocation policy for such Groups. In general, such policy provides that the consolidated tax provision is allocated among the Groups for individual Group financial statement purposes based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective Groups.

     For financial statement provision and tax settlement purposes, tax benefits resulting from attributes (principally net operating losses), which cannot be utilized by one of the Groups on a separate return basis but which can be utilized on a consolidated basis in any given year, are allocated to the Group which generates the attributes. However, if such tax benefits cannot be utilized on a consolidated basis in that year or in a carry back year, such consolidated tax effect is adjusted in a subsequent year to the extent necessary to allocate tax benefits to the Group that would have realized the tax benefits on a separate return basis.

     The allocated Group amounts are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns and, in certain situations, could result in any of the Groups incurring more or less income tax expense for financial reporting purposes.

     Deferred income taxes are provided on temporary differences between financial statement and income tax basis of assets and liabilities.

SUPPLEMENTAL DISCLOSURE -- KMART CORPORATION EQUITY ATTRIBUTABLE TO KMART GROUP

     Kmart Corporation earnings attributable to the Kmart Group for any period is the net income (or loss) of the Kmart Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expenses of Kmart Corporation allocated to the Kmart Group, decreased by the aggregate of the products of (i) the respective amounts of amortization of goodwill during such period arising from acquisitions with respect to each Specialty Retail Group before the initial issuance of the relevant series of Specialty Retail Stock and (ii) the Outstanding Interest Fraction with respect to the relevant Specialty Retail Group, in accordance with the terms of the Certificate of Amendment. During the fiscal years ended January 26, 1994 and January 27, 1993, no shares of any series of Specialty Retail Stock were outstanding and the Kmart Group included a 100% Retained Interest in each Specialty Retail Group. Therefore, the Outstanding Interest Fraction with respect to each Specialty Retail Group was zero. No amounts were deducted from the net income of the Kmart Group in arriving at Kmart Corporation earnings attributable to the Kmart Group for such fiscal years because 100% of the respective amounts of amortization of goodwill are reflected in the Kmart Group's Retained Interest in the Specialty Retail Groups. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Dividend Policy -- Calculation of Earnings Per Share" of Kmart Corporation Proxy Statement for an example of the calculation of Kmart Earnings attributable to the Kmart Group following the initial issuance of shares of Specialty Retail Stock.

     Kmart Corporation equity attributable to the Kmart Group is Kmart Group Common Equity for any period determined in accordance with generally accepted accounting principles in effect at such time, decreased by the aggregate of the products of (i) accumulated goodwill amortization through the date of determination arising from acquisitions with respect to each Specialty Retail Group before the initial issuance of shares of the relevant series of Specialty Retail Stock and (ii) the Outstanding Interest Fraction with

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

respect to the relevant Specialty Retail Group at such dates, in accordance with the terms of the Certificate of Amendment. During the fiscal years ended January 26, 1994 and January 27, 1993, no shares of any series of Specialty Retail Stock were outstanding and the Kmart Group included a 100% Retained Interest in each Specialty Retail Group. Therefore, the Outstanding Interest Fraction with respect to each Specialty Retail Group was zero. No amounts were deducted from the Kmart Group Equity in arriving at Kmart Corporation equity attributable to the Kmart Group for such fiscal years because 100% of the accumulated amortization of goodwill is reflected in the Kmart Group's Retained Interest in the Specialty Retail Groups. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Description of Kmart Stock and Specialty Retail Stock -- Dividends" of Kmart Corporation Proxy Statement for an example of the calculation of Kmart Corporation equity attributable to the Kmart Group following the initial issuance of shares of Specialty Retail Stock.

     The method of calculating Kmart Corporation earnings attributable to the Kmart Group and Kmart Corporation equity attributable to the Kmart Group reflects the terms of the Certificate of Amendment which provide that the Kmart Group's Available Dividend Amount, which, in turn, reflects the separately reported Kmart Corporation Earnings Attributable to the Kmart Group, would be the source for payment of dividends on Kmart Stock.

STORE RESTRUCTURING AND OTHER CHARGES

     On January 5, 1994, the Board approved a restructuring plan involving the Kmart Group, including Kmart Canada. As a result, in the fourth quarter of 1993, the Kmart Group recorded a charge (Store Restructuring and Other Charges) to earnings of $904 before taxes. Net of taxes, the charge was $578. The provision included anticipated costs associated with Kmart stores which will be closed and relocated, enlarged or refurbished in the U.S. and Canada. These costs, which represent approximately 94% of the total, include lease obligations for store closings as well as fixed asset writedowns, primarily furniture and fixtures, and inventory dispositions for all affected stores. The remainder of the charge is for costs related to re-engineering programs (principally severance) and other non-recurring charges.


RESTATEMENT OF PRIOR YEARS' AMOUNTS OF THE BORDERS-WALDEN GROUP.



     The results of operations of the Borders-Walden Group, and the related Retained Interest of the Kmart Group have been restated from amounts previously included in Kmart Corporation's consolidated financial statements in order to
(i) reflect a change in the method of inventory valuation for Walden from LIFO to FIFO to conform Walden's inventory accounting method with Borders, (ii) correct prior period errors with respect to inventory shrinkage, lease accounting and revenue recognition and (iii) conform accounting policies of Walden and Borders in the area of fixed asset capitalization. Such changes were made in consideration of separate reporting of the Borders-Walden Group results in connection with the Specialty Retail Stock Proposal. These restatements have been recorded as part of the store restructuring and other charges in the consolidated financial statements. Kmart Corporation believes the pre-tax effect of recognizing the corrections of errors of $93, accounting changes calling for restatement of ($57), and other accounting changes of $36 does not have a material impact on the results of operations. Had Kmart Corporation recorded the accounting changes of $36 as accounting changes, the net loss from continuing retail operations would have been reduced by $23. As a result of reflecting these amounts in the fourth quarter of 1993 in Kmart Corporation's consolidated financial statements, net income (loss) of the Kmart Group differs by the restated amounts discussed above, but will be the same in future periods.


DISCONTINUED OPERATIONS

     Discontinued operations include the results of PayLess Drug Stores Northwest, Inc. and PACE Membership Warehouse, Inc. which have been classified to reflect their respective plans for disposition announced in the fourth quarter of 1993. In January 1994, PACE sold the assets and lease obligations of 93 of

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)


its warehouses and virtually all of the inventory and membership files in the 34 warehouses not included in the transaction to Sam's Club, a division of Wal*Mart for approximately $774 in cash. The book value of the assets sold to Wal*Mart was $624. Operations of the 34 remaining PACE sites not included in the transaction were discontinued and PACE is in the process of evaluating and marketing these leased sites as well as leased premises for unopened warehouses and corporate facilities. Included in the loss on the disposal of PACE was unamortized goodwill of $395, expected remaining lease obligations in the warehouses not sold, other PACE liabilities and a provision for additional costs anticipated during the wind-down of PACE operations.



     In addition, Kmart Corporation entered into an agreement to sell its PayLess Drug Stores subsidiary to Thrifty PayLess Holdings, Inc. (TPH) and its subsidiary Thrifty PayLess, Inc. for approximately $595 in cash, $100 in Senior Notes of TPH and approximately 46% of the common equity of TPH. Of the cash proceeds, $50 has been invested in Senior Subordinated Notes of Thrifty PayLess, Inc. The book value of PayLess' net assets to be sold was $1,186 at January 26, 1994. It is Kmart Corporation's intention to divest substantially all of its interest in TPH within one year. Management expects the disposition to be achieved either through a private offering or other alternative means. Accordingly, Kmart Corporation has reported PayLess as a discontinued operation and has recorded its investment in TPH, attributed to the Kmart Group, at net realizable value.



     Kmart Corporation intends to call for early redemption of all $300 of 8 3/8% debentures due January 15, 2017 using the proceeds of the sale to redeem the issues. The resulting redemption premium and associated cost of $18, net of applicable income taxes, was recorded in 1993 as part of the loss on disposal of discontinued operations and, accordingly, the $300 principal amount has been included in the current portion of long-term debt. The Kmart Group believes the effect of recognizing the charge in 1993 rather than in the first quarter of 1994 would not have a material effect on the results of operations.



     Both businesses have been accounted for as discontinued operations in the 1993 financial statements. There was an $81 after-tax loss from the operation of discontinued businesses in 1993, as the significant net operating loss at PACE more than offset the net income from PayLess. The after-tax loss on disposal of discontinued operations was $521. Sales applicable to these discontinued operations were $6,874, $6,692 and $5,538 for 1993, 1992 and 1991, respectively.



EXTRAORDINARY ITEM



     In August 1993, Kmart Corporation called for early redemption of all $200 of its 8 1/8% debentures due January 1, 1997. The debentures were redeemed at 100% of the principal amount plus interest accrued to the date of redemption. In April 1993, Kmart Corporation called for early redemption of all $200 of its 10 1/2% Sinking Fund Debentures due December 1, 2017. The resulting redemption premium of $10 net of applicable income taxes, has been reported as an extraordinary item.


ACQUISITIONS AND DISPOSITIONS

     In May 1992, the Kmart Group acquired three companies which operate a total of 13 department stores located in the Czech Republic and Slovakia. The acquisition marks the Kmart Group's initial entry into the Central European retail market. No goodwill resulted from the transaction.

     The acquisition has been accounted for as a purchase and, accordingly, the results of operations have been consolidated from the date of acquisition. Net cash used in 1992 for the acquisition of Pay 'n Save assets and the 13 department stores located in the Czech Republic and Slovakia totaled $300.

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     In October 1990, Kmart Canada Limited sold its Bargain Harold's Discount Limited subsidiary to Quebec Equity Capital at book value. Under the terms of the sale, Kmart Canada Limited guaranteed certain Bargain Harold's store leases and a revolving credit agreement. During 1992, Bargain Harold's was placed in bankruptcy. In 1992, the Kmart Group recorded a net of tax, one-time charge of $12 related to Kmart Canada's guarantee of certain Bargain Harold's leases.

SUPPLEMENTAL CASH FLOW INFORMATION

     The Kmart Group incurred capital lease obligations to obtain store facilities and equipment of $143, $155 and $149 in 1993, 1992 and 1991, respectively. Noncash charges related to store restructuring were $780, $15 and $53 in 1993, 1992 and 1991, respectively. These noncash transactions have been excluded from the Combined Statements of Cash Flows.

     The Kmart Group considers cash on hand in stores, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less as cash and cash equivalents for the purposes of the statement of cash flows. The effect of changes in foreign exchange rates on cash balances is not material.

     Cash paid for interest and income taxes follows:

                                                                           1993    1992    1991
                                                                           ----    ----    ----
Interest (net of amounts capitalized)...................................   $455    $438    $407
                                                                                           ----
                                                                           ----    ----    ----
                                                                           ----    ----
Income taxes............................................................   $238    $285    $235
                                                                                           ----
                                                                           ----    ----    ----
                                                                           ----    ----

MERCHANDISE INVENTORIES

     For LIFO purposes, the Kmart Group uses internal price indices to measure inflation in merchandise inventories.

     A summary of inventories, at lower of cost or market, by method of pricing and the excess of current cost over stated LIFO value due to inflation follows:

                                                                         JANUARY 26,     JANUARY 27,
                                                                            1994            1993
                                                                         -----------     -----------
Last-in, first-out....................................................     $ 5,265         $ 6,553
First-in, first-out...................................................         376           1,004
                                                                         -----------     -----------
          Total inventories...........................................     $ 5,641         $ 7,557
                                                                         -----------     -----------
                                                                         -----------     -----------
Excess of current cost over stated LIFO value.........................     $   813         $   937
                                                                         -----------     -----------
                                                                         -----------     -----------

RETAINED INTERESTS IN THE SPECIALTY RETAIL GROUPS

Borders-Walden Group

     The Kmart Group includes a 100.0% Retained Interest in the Borders-Walden Group. At January 23, 1994, the Borders-Walden Group maintained operations of 44 book superstores and 1,159 mall bookstores, excluding Walden Software stores.

                                                                        FISCAL YEAR ENDED
                                                    ---------------------------------------------------------
                                                    JANUARY 23, 1994    JANUARY 24, 1993    FEBRUARY 1, 1992
                                                    ----------------    ----------------    -----------------
Equity in income (loss)..........................        $(61.2)             $ 23.1               $16.7
                                                        -------              ------              ------
                                                        -------              ------              ------

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     The Borders-Walden Group summarized financial information follows:

                                                                        FISCAL YEAR ENDED
                                                    ---------------------------------------------------------
                                                    JANUARY 23, 1994    JANUARY 24, 1993    FEBRUARY 1, 1992
                                                    ----------------    ----------------    -----------------
Sales............................................       $1,370.6            $1,183.7            $ 1,140.1
                                                    ----------------    ----------------    -----------------
                                                    ----------------    ----------------    -----------------
Operating income (loss)..........................       $  (92.9)           $   42.2            $    31.1
                                                    ----------------    ----------------    -----------------
                                                    ----------------    ----------------    -----------------
Net income (loss)................................       $  (61.2)           $   23.1            $    16.7
                                                    ----------------    ----------------    -----------------
                                                    ----------------    ----------------    -----------------
Inventory........................................       $  435.8            $  387.9            $   328.8
Other current assets.............................          110.1                41.9                 30.2
Noncurrent assets................................          455.7               442.4                261.0
                                                    ----------------    ----------------    -----------------
          Total assets...........................        1,001.6               872.2                620.0
Current liabilities..............................          485.7               310.3                199.0
Noncurrent liabilities...........................           58.4                40.8                 32.9
                                                    ----------------    ----------------    -----------------
Borders-Walden Group Equity......................       $  457.5            $  521.1            $   388.1
                                                    ----------------    ----------------    -----------------
                                                    ----------------    ----------------    -----------------
Retained Interest of the Kmart Group.............       $  457.5            $  521.1            $   388.1
                                                    ----------------    ----------------    -----------------
                                                    ----------------    ----------------    -----------------

Builders Square Group

     The Kmart Group includes a 100.0% Retained Interest in the Builders Square Group. The Builders Square Group operated a chain of 177 large format home improvement and home decor superstores at January 23, 1994.

                                                                       FISCAL YEAR ENDED
                                                    --------------------------------------------------------
                                                    JANUARY 23, 1994    JANUARY 24, 1993    JANUARY 26, 1992
                                                    ----------------    ----------------    ----------------
Equity in income (loss)..........................       $ (107.0)            $ 54.9              $ 47.0
                                                    ----------------         ------              ------
                                                    ----------------         ------              ------

     The Builders Square Group summarized financial information follows:

                                                                       FISCAL YEAR ENDED
                                                    --------------------------------------------------------
                                                    JANUARY 23, 1994    JANUARY 24, 1993    JANUARY 26, 1992
                                                    ----------------    ----------------    ----------------
Sales............................................       $2,718.8            $2,419.5            $2,048.5
                                                    ----------------    ----------------    ----------------
                                                    ----------------    ----------------    ----------------
Operating income (loss)..........................       $ (165.7)           $   80.0            $   73.8
                                                    ----------------    ----------------    ----------------
                                                    ----------------    ----------------    ----------------
Net income (loss)................................       $ (107.0)           $   54.9            $   47.0
                                                    ----------------    ----------------    ----------------
                                                    ----------------    ----------------    ----------------
Inventory........................................       $  609.2            $  512.1            $  410.3
Other current assets.............................          191.1               110.9                75.2
Noncurrent assets................................          329.8               253.8               194.3
                                                    ----------------    ----------------    ----------------
          Total assets...........................        1,130.1               876.8               679.8
Current liabilities..............................          318.8               283.6               175.0
Noncurrent liabilities...........................          279.4                99.3                57.9
                                                    ----------------    ----------------    ----------------
Builders Square Group Equity.....................       $  531.9            $  493.9            $  446.9
                                                    ----------------    ----------------    ----------------
                                                    ----------------    ----------------    ----------------
Retained Interest of the Kmart Group.............       $  531.9            $  493.9            $  446.9
                                                    ----------------    ----------------    ----------------
                                                    ----------------    ----------------    ----------------

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

  OfficeMax Group

     The Kmart Group includes a 100.0% Retained Interest in the OfficeMax Group. The OfficeMax Group operated a chain of 328 office products superstores at January 22, 1994.

                                                             FISCAL YEAR ENDED
                                                   --------------------------------------      9 WEEKS ENDED
                                                   JANUARY 22, 1994     JANUARY 23, 1993     JANUARY 25, 1992
                                                   -----------------    -----------------    -----------------
Equity in income (loss).........................         $10.8                $(0.8)               $ 0.9
                                                        ------               ------                -----
                                                        ------               ------                -----

     The OfficeMax Group's summarized financial information follows:

                                                             FISCAL YEAR ENDED
                                                   --------------------------------------      9 WEEKS ENDED
                                                   JANUARY 22, 1994     JANUARY 23, 1993     JANUARY 25, 1992
                                                   -----------------    -----------------    -----------------
Sales...........................................       $ 1,421.8             $ 528.2              $  65.1
                                                   -----------------         -------              -------
                                                   -----------------         -------              -------
Operating income................................       $    20.0             $   0.5              $   0.9
                                                   -----------------         -------              -------
                                                   -----------------         -------              -------
Net income (loss)...............................       $    10.8             $  (0.8)             $   0.9
                                                   -----------------         -------              -------
                                                   -----------------         -------              -------
Inventory.......................................       $   409.0             $ 178.2              $  72.2
Other current assets............................            77.3                28.9                 50.6
Noncurrent assets...............................           523.4               241.5                152.3
                                                   -----------------         -------              -------
  Total assets..................................         1,009.7               448.6                275.1
Current liabilities.............................           372.7               176.5                 78.9
Noncurrent liabilities..........................            28.5                13.9                  8.1
                                                   -----------------         -------              -------
OfficeMax Group Equity..........................       $   608.5             $ 258.2              $ 188.1
                                                   -----------------         -------              -------
                                                   -----------------         -------              -------
Retained Interest of the Kmart Group............       $   608.5             $ 258.2              $ 188.1
                                                   -----------------         -------              -------
                                                   -----------------         -------              -------

  The Sports Authority Group

     The Kmart Group includes a 100.0% Retained Interest in The Sports Authority Group. The Sports Authority Group operated a chain of 80 sporting goods megastores at January 23, 1994.

                                                                        FISCAL YEAR ENDED
                                                   -----------------------------------------------------------
                                                   JANUARY 23, 1994     JANUARY 24, 1993     JANUARY 26, 1992
                                                   -----------------    -----------------    -----------------
Equity in income................................         $12.8                $ 5.7                $ 1.3
                                                        ------                -----                -----
                                                        ------                -----                -----

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     The Sports Authority Group's summarized financial information follows:

                                                                        FISCAL YEAR ENDED
                                                   -----------------------------------------------------------
                                                   JANUARY 23, 1994     JANUARY 24, 1993     JANUARY 26, 1992
                                                   -----------------    -----------------    -----------------
Sales...........................................        $ 606.9              $ 411.5              $ 240.9
                                                        -------              -------              -------
                                                        -------              -------              -------
Operating income................................        $  21.0              $  10.1              $   3.4
                                                        -------              -------              -------
                                                        -------              -------              -------
Net income......................................        $  12.8              $   5.7              $   1.3
                                                        -------              -------              -------
                                                        -------              -------              -------
Inventory.......................................        $ 157.3              $ 113.7              $  83.0
Other current assets............................           22.9                 12.4                  9.0
Noncurrent assets...............................          117.6                110.3                 93.2
                                                        -------              -------              -------
  Total assets..................................          297.8                236.4                185.2
Current liabilities.............................          142.8                 91.6                 50.6
Noncurrent liabilities..........................            7.1                  5.6                  3.2
                                                        -------              -------              -------
The Sports Authority Group Equity...............        $ 147.9              $ 139.2              $ 131.4
                                                        -------              -------              -------
                                                        -------              -------              -------
Retained Interest of the Kmart Group............        $ 147.9              $ 139.2              $ 131.4
                                                        -------              -------              -------
                                                        -------              -------              -------

INVESTMENTS IN AFFILIATED RETAIL COMPANIES

  Meldisco Subsidiaries of Melville Corporation

     All U.S. Kmart footwear departments are operated under license agreements with the Meldisco subsidiaries of Melville Corporation, substantially all of which are 49% owned by Kmart Corporation and attributed to the Kmart Group and 51% owned by Melville. Fees and income earned under the license agreements in 1993, 1992 and 1991 of $195, $200 and $192, respectively, are included in licensee fees and rental income. The Kmart Group's equity in the income of footwear departments in Kmart stores and dividends received were as follows:

                                                                              1993    1992    1991
                                                                              ----    ----    ----
Equity in income...........................................................   $52     $54     $50
                                                                              ----    ----    ----
                                                                              ----    ----    ----
Dividends..................................................................   $55     $59     $51
                                                                              ----    ----    ----
                                                                              ----    ----    ----

     Meldisco companies' summarized financial information follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                       --------------------------
                                                                        1993      1992      1991
                                                                       ------    ------    ------
Net sales...........................................................   $1,175    $1,164    $1,145
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Gross profit........................................................   $  525    $  525    $  505
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Net income..........................................................   $   97    $  111    $  104
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Inventory...........................................................   $  137    $  129    $  132
Other current assets................................................       85       123       131
Noncurrent assets...................................................        2         2        --
                                                                       ------    ------    ------
Total assets........................................................      224       254       263
Current liabilities.................................................       30        47        46
                                                                       ------    ------    ------
Net assets..........................................................   $  194    $  207    $  217
                                                                       ------    ------    ------
                                                                       ------    ------    ------
Equity of the Kmart Group...........................................   $   94    $  101    $  106
                                                                       ------    ------    ------
                                                                       ------    ------    ------

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

Coles Myer Ltd.

     Kmart Corporation had a 21.5% equity interest at January 26, 1994 in Coles Myer Ltd., the largest retailer in Australia which was attributed to the Kmart Group.

     Income earned under a license agreement with Coles Myer of $3 in 1993, 1992 and 1991 is included in licensee fees and rental income. Further information regarding the Kmart Group's investment in Coles Myer follows:

                              (U.S. $)                                   1993     1992     1991
- ---------------------------------------------------------------------   ------    ----    ------
Equity in income.....................................................   $   58    $ 51    $   60
                                                                        ------    ----    ------
                                                                        ------    ----    ------
Dividends............................................................   $   36    $ 34    $   33
                                                                        ------    ----    ------
                                                                        ------    ----    ------
Equity of the Kmart Group............................................   $  512    $496    $  488
                                                                        ------    ----    ------
                                                                        ------    ----    ------
Market value of Coles Myer common stock..............................   $1,011    $912    $1,082
                                                                        ------    ----    ------
                                                                        ------    ----    ------

     The cumulative effect of translating the Kmart Group's equity in the investment in Coles Myer was a reduction of $100, $90 and $45, respectively, as of January 26, 1994, January 27, 1993 and January 29, 1992. The average exchange rates from Australian to U.S. dollars were 0.6815 in 1993, 0.7367 in 1992 and
0.7776 in 1991.

     Summarized financial information adjusted for conformity with U.S. generally accepted accounting principles for Coles Myer's most recent fiscal years follows:

                                                                           FISCAL YEAR ENDED
                                                           --------------------------------------------------
                        (U.S. $)                           JULY 25, 1993     JULY 26, 1992     JULY 28, 1991
- --------------------------------------------------------   --------------    --------------    --------------
Net sales...............................................      $ 10,649          $ 11,634          $ 11,699
                                                           --------------    --------------    --------------
                                                           --------------    --------------    --------------
Net income..............................................      $    236          $    137          $    254
                                                           --------------    --------------    --------------
                                                           --------------    --------------    --------------
Current assets..........................................      $  1,982          $  1,927          $  1,776
Noncurrent assets.......................................         2,013             2,123             2,435
                                                           --------------    --------------    --------------
Total assets............................................      $  3,995          $  4,050          $  4,211
                                                           --------------    --------------    --------------
                                                           --------------    --------------    --------------
Current liabilities.....................................      $  1,310          $  1,327          $  1,327
Noncurrent liabilities..................................           719               663             1,019
Equity..................................................         1,966             2,060             1,865
                                                           --------------    --------------    --------------
Total liabilities and equity............................      $  3,995          $  4,050          $  4,211
                                                           --------------    --------------    --------------
                                                           --------------    --------------    --------------

     Unremitted earnings of unconsolidated affiliates included in the Kmart Group's equity were $362, $346 and $336 at January 26, 1994, January 27, 1993 and January 29, 1992, respectively.

INCOME TAXES

     Components of income from continuing retail operations before income taxes follow:

                                                                       1993      1992      1991
                                                                       -----    ------    ------
U.S.................................................................   $(318)   $1,128    $1,007
Foreign.............................................................      71        66        70
                                                                       -----    ------    ------
Total...............................................................   $(247)   $1,194    $1,077
                                                                       -----    ------    ------
                                                                       -----    ------    ------

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     The provision for income taxes consists of:

                                                                          1993     1992    1991
                                                                          -----    ----    ----
Current:
  Federal..............................................................   $   7    $199    $217
  State and local......................................................      (7)     53      44
  Foreign..............................................................      26      15       8
Deferred:
  Store restructuring and other charges................................    (272)     27      40
  Excess of tax over book depreciation.................................      79      66      37
  LIFO inventory.......................................................      68      39      32
  Property taxes.......................................................     (16)    (12)    (15)
  Other................................................................       5      11      (5)
                                                                          -----    ----    ----
Total income taxes.....................................................   $(110)   $398    $358
                                                                          -----    ----    ----
                                                                          -----    ----    ----

     A reconciliation of the federal statutory rate to the Kmart Group's effective tax rate for continuing retail operations follows:

                                                       1993     1992    1991    1993      1992    1991
                                                       -----    ----    ----    -----     ----    ----
Federal statutory rate..............................   $ (87)   $406    $366    (35.0)%   34.0%   34.0%
State and local taxes, net of federal tax benefit...      (4)     34      29     (1.7)     2.9     2.7
Tax credits.........................................      (7)     (7)     (8)    (2.8)    (0.6)   (0.7)
Equity in income of affiliated retail companies
  subject to lower tax rates........................     (23)    (23)    (32)    (9.3)    (1.9)   (3.0)
Enacted federal tax rate change.....................      11      --      --      4.3       --      --
Other...............................................      --     (12)      3       --     (1.1)    0.3
                                                       -----    ----    ----    -----     ----    ----
  Total income taxes................................   $(110)   $398    $358    (44.5)%   33.3%   33.3%
                                                       -----    ----    ----    -----     ----    ----
                                                       -----    ----    ----    -----     ----    ----

     Deferred tax assets and liabilities resulted from the following:

                                                                                    JANUARY 26,
                                                                                       1994
                                                                                    -----------
Deferred tax assets:
  Federal benefit for state and foreign deferred.................................      $  20
  Discontinued operations........................................................        137
  Accruals and other liabilities.................................................        162
  Capital leases.................................................................        142
  Store restructuring obligations................................................        352
  Other..........................................................................         15
                                                                                    -----------
     Total deferred tax assets...................................................        828
                                                                                    -----------
Deferred tax liabilities:
  Inventory......................................................................        307
  Property and equipment.........................................................        444
  Other..........................................................................          4
                                                                                    -----------
     Total deferred tax liabilities..............................................        755
                                                                                    -----------
     Net deferred tax assets.....................................................      $  73
                                                                                    -----------
                                                                                    -----------

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     Undistributed earnings of subsidiaries totaled $189, $195 and $188 at January 26, 1994, January 27, 1993 and January 29, 1992, respectively.

     Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) was issued in February 1992. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. In addition, the standard requires adjustment of deferred tax liabilities to reflect enacted changes in the statutory federal income tax rate. The Kmart Group adopted FAS 109 as the cumulative effect of an accounting change in the first quarter in fiscal 1993 resulting in a one-time credit of $46.

CURRENT NOTES PAYABLE, LINES OF CREDIT AND OTHER

     Notes payable of $918 and $590 were comprised entirely of Kmart Corporation's commercial paper attributed to the Kmart Group at January 26, 1994 and January 27, 1993, respectively. The weighted average interest rates on short-term borrowings outstanding on January 26, 1994 and January 27, 1993 were 3.4% and 3.2%, respectively.

     At January 26, 1994, Kmart Corporation had bank lines of credit attributed to the Kmart Group aggregating $1,473 which provide for interest rates not exceeding the "prime" lending rate on any borrowings thereunder. In support of certain lines of credit, it is expected that compensating balances will be maintained on deposit with the banks, which will average 10% of the line to the extent that it is not in use and an additional 10% on the portion in use, whereas other lines require fees in lieu of compensating balances. Kmart Corporation is free to withdraw the entire balance in its accounts at any time. Additional seasonal bank lines of credit totaling $1,260 were available during the period September 1, 1993 to December 31, 1993.

     Kmart Corporation has entered into revolving credit agreements attributed to the Kmart Group with various banks in the aggregate amount of $790 as of January 26, 1994, and $770 as of January 27, 1993. The agreements provide for borrowings at an interest rate based on the prime rate, "CD-based rate" or "LIBOR-based rate" at Kmart Corporation's election. As of January 26, 1994, Kmart Corporation had no outstanding borrowings under these agreements. The revolving credit agreements contain certain restrictive provisions regarding the maintenance of net worth, working capital, coverage ratios and payment of cash dividends. At January 26, 1994, $1,859 of consolidated retained earnings were free of such restrictions.

     At January 26, 1994, Kmart Corporation had an interest rate swap agreement attributed to the Kmart Group outstanding with a commercial bank. The agreement will expire in January 1995. Under this agreement, Kmart Corporation pays interest on a $50 notional principal amount based on a fixed rate. The variable rate is a calculated bond equivalent rate based on the 30-day commercial paper rate. Kmart Corporation's effective interest rate on this agreement during 1993 was 7.9%. Kmart Corporation has limited exposure to credit loss for the differential between interest rates in the event of nonperformance by the other parties.

     At January 26, 1994, Kmart Corporation had a $200 line of credit attributed to the Kmart Group and had guaranteed an additional $200 line of credit attributed to the Kmart Group, the proceeds of which will be used by certain of Kmart Corporation's real estate development joint ventures. The agreement provides for interest on the borrowings calculated on a "LlBOR-based rate." In addition, Kmart Corporation guaranteed a related interest rate swap with a notional principal amount of $50. As of January 26, 1994, there was $191 of borrowings outstanding under these agreements.

     Kmart Corporation has also entered into certain real estate arrangements whereby Kmart Corporation is obligated to purchase completed projects if alternate financing is not available to the developer. Kmart Corporation's aggregate guarantees attributed to the Kmart Group under these arrangements, and other lease guarantees for certain facilities previously sold, were $426 at January 26, 1994.

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     Kmart Corporation and Coles Myer have guaranteed indebtedness related to certain properties in Australia on a joint and several basis. Coles Myer subsequently indemnified the Kmart Corporation from any liability incurred pursuant to the guarantees. As of January 26, 1994, the amount guaranteed was $19. These guarantees have been attributed to the operations of the Kmart Group.

     Kmart Corporation has guaranteed indebtedness related to certain of its leased properties financed by industrial revenue bonds. At January 26, 1994, the total amount of such guaranteed indebtedness was $284, of which $92 was included in capital lease obligations of the Kmart Group. The agreements will expire during fiscal years 2004 to 2009. The Kmart Corporation's exposure to credit loss attributed to the Kmart Group, in the event of nonperformance by the other parties to the agreements, is $192 at January 26, 1994. However, no concentration of credit risk exists and Kmart Corporation does not anticipate nonperformance by the other parties.

     There are various claims, lawsuits and pending actions against Kmart Corporation incident to the operations of the Kmart Group. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on the Kmart Group's liquidity, financial position or results of operations.

LONG-TERM DEBT

     The Kmart Group's specifically attributed long-term debt, net of unamortized discount, is comprised of the following:

                                                                   JANUARY 26, 1994    JANUARY 27, 1993
                                                                   ----------------    ----------------
8 3/8% debentures due 2017......................................        $  300              $  291
10 1/2% debentures due 2017.....................................            --                 200
8 1/8% debentures due 1997......................................            --                 199
12 1/8% notes due 1995..........................................           150                 150
8 1/8% notes due 2006...........................................           199                 199
8 1/4% notes due 2022...........................................            99                  99
12 1/2% debentures due 2005.....................................           100                 100
8 3/8% debentures due 2022......................................            99                  99
7 3/4% debentures due 2012......................................           198                 198
7.95% debentures due 2023.......................................           299                  --
Notes payable...................................................            --                 300
Medium-term notes due 1994 through 2020 (8.33% weighted average
  interest rate)................................................           745                 835
Mortgages.......................................................           307                 500
Other...........................................................            95                 162
                                                                       -------             -------
          Total.................................................         2,591               3,332
Portion due within one year.....................................           384                 117
                                                                       -------             -------
Long-term debt..................................................        $2,207              $3,215
                                                                       -------             -------
                                                                       -------             -------


     Kmart Corporation plans to call for early redemption in the first quarter of 1994 of all $300 of its 8 3/8% debentures due January 15, 2017 attributed to the Kmart Group. The resulting redemption premium and associated cost of $18, net of applicable taxes, has been reported as part of the loss on disposal of discontinued operations.


     In August 1993, Kmart Corporation called for early redemption of all $200 of its 8 1/8% debentures due January 1, 1997 attributed to the Kmart Group. The debentures were redeemed at 100% of the principal amount plus interest accrued to the date of redemption. In April 1993, Kmart Corporation called for early redemption all $200 of its 10 1/2% Sinking Fund Debentures due December 1, 2017 attributed to the Kmart

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

Group. The resulting redemption premium of $10, net of applicable income taxes, has been reported as an extraordinary item.

     In February 1993, Kmart Corporation issued $300 of 7.95% debentures due February 1, 2023 attributed to the Kmart Group. These debentures are not redeemable prior to maturity.

     During fiscal 1992, Kmart Corporation issued mortgage notes payable of $197 attributed to the Kmart Group. The notes bear a weighted average interest rate of 8.40%. For most of these mortgage notes, interest is payable semiannually, and principal is payable annually through the year 2022. The notes are secured by various owned properties.

     In October 1992, Kmart Corporation issued $200 of 7 3/4% debentures due October 1, 2012 attributed to the Kmart Group. The 7 3/4% debentures are not redeemable prior to maturity. In July 1992, Kmart Corporation issued $100 of 8 3/8% debentures due July 1, 2022 attributed to the Kmart Group. The 8 3/8% debentures are not redeemable prior to July 1, 2002. On or after that date, the debentures are redeemable in whole or in part, at any time at the option of Kmart Corporation, at prices declining from 103.9% to 100% of the principal amount. At January 27, 1993, Kmart Corporation's revolving credit agreements supported $300 of commercial paper which has been classified as long-term debt. Amounts classified as long-term debt are based on Kmart Corporation's intention and ability to maintain at least that amount of similar debt for a minimum of one year.

     During 1992, Kmart Corporation issued $200 of medium-term notes attributed to the Kmart Group with a weighted average interest rate of 7.38% with maturity dates from seven to 12 years.

     Principal payments due on specifically attributed long-term debt for the five years subsequent to 1993 are: 1994 -- $384; 1995 -- $231; 1996 -- $7;
1997 -- $152; 1998 -- $122.

     Based on the quoted market prices for the same, or similar issues, or on the current rates offered to the Kmart Corporation for debt of the same remaining maturities, the fair value of long-term debt attributed to the Kmart Group was $2,893 and $3,631 at January 26, 1994 and January 27, 1993, respectively.

LEASES

     Description of Leasing Arrangements: The Kmart Group conducts operations primarily in leased facilities. Kmart store leases are generally for terms of 25 years with multiple five-year renewal options which allow the Kmart Group the option to extend the life of the lease up to 50 years beyond the initial noncancellable term.

     Certain leases provide for additional rental payments based on a percent of sales in excess of a specified base. Also, certain leases provide for the payment by the lessee of executory costs (taxes, maintenance and insurance). Some selling space has been sublet to other retailers in certain of the Kmart Group's leased facilities.

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     Lease Commitments: Future minimum lease payments with respect to capital and operating leases as of January 26, 1994 follow:

                                                                                MINIMUM LEASE
                                                                                   PAYMENTS
                                                                             --------------------
                                                                             CAPITAL    OPERATING
                                                                             -------    ---------
Fiscal Year:
  1994....................................................................   $   378     $   453
  1995....................................................................       370         434
  1996....................................................................       365         410
  1997....................................................................       355         385
  1998....................................................................       339         369
  Later years.............................................................     3,028       4,526
                                                                             -------    ---------
          Total minimum lease payments....................................     4,835       6,577
Less -- minimum sublease rental income....................................        --        (150)
                                                                             -------    ---------
Net minimum lease payments................................................     4,835     $ 6,427
                                                                                        ---------
                                                                                        ---------
Less:
  Estimated executory costs...............................................    (1,434)
  Amount representing interest............................................    (1,657)
                                                                             -------
                                                                               1,744
Portion due within one year...............................................       112
                                                                             -------
Long-term lease obligations...............................................   $ 1,632
                                                                             -------
                                                                             -------

     Rental Expense: A summary of operating lease rental expense and short-term rentals follows:

                                                                        1993     1992     1991
                                                                        -----    -----    -----
Minimum rentals......................................................   $ 516    $ 426    $ 380
Percentage rentals...................................................      37       38       42
Less -- sublease rentals.............................................     (93)     (63)     (54)
                                                                        -----    -----    -----
Total................................................................   $ 460    $ 401    $ 368
                                                                        -----    -----    -----
                                                                        -----    -----    -----

     Reconciliation of Capital Lease Information: The impact of recording amortization and interest expense versus rent expense on capital leases follows:

                                                                        1993     1992     1991
                                                                        -----    -----    -----
Amortization of capital lease property...............................   $ 112    $ 110    $ 107
Interest expense related to obligations under capital leases.........     185      180      177
                                                                        -----    -----    -----
Amounts charged to earnings..........................................     297      290      284
Related minimum lease payments net of executory costs................    (295)    (286)    (278)
                                                                        -----    -----    -----
Excess of amounts charged over related minimum lease payments........   $   2    $   4    $   6
                                                                        -----    -----    -----
                                                                        -----    -----    -----

     Related minimum lease payments above exclude executory costs for 1993, 1992 and 1991 in the amounts of $90, $94 and $91, respectively.

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

PENSION PLANS

     The Kmart Group participates in Kmart Corporation's non-contributory pension plans which cover most domestic employees who meet certain requirements of age, length of service and hours worked per year. Benefits paid to retirees are based upon age at retirement, years of credited service and earnings. Kmart Corporation's policy is to fund at lease the minimum amounts required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of equity securities, fixed income securities, guaranteed insurance contracts and real estate. The portion of pension expense and plan assets and obligations attributable to the Kmart Group is actuarially determined based on the attributes of the Kmart Group's plan participants, a method which management believes to be reasonable.

     The following table presents the Kmart Group's funded status based on a proportionate share of fund assets and plan liabilities, as described above, and amounts recognized in the accompanying balance sheet at year end:

                                                                  JANUARY 26, 1994
                                                         ----------------------------------
                                                           EMPLOYEES'
                                                           RETIREMENT        NON-QUALIFIED     JANUARY 27,
                                                          PENSION PLAN           PLANS            1993
                                                         ---------------    ---------------    -----------
Actuarial value of benefit obligations:
  Estimated present value of vested benefits..........       $(1,402)            $ (32)          $(1,085)
  Estimated present value of non-vested benefits......          (148)               (3)             (142)
                                                         ---------------        ------         -----------
  Accumulated benefit obligation......................        (1,550)              (35)           (1,227)
  Value of future pay increases.......................          (237)               (4)             (252)
                                                         ---------------        ------         -----------
  Projected benefit obligation........................        (1,787)              (39)           (1,479)
Estimated market value of plan assets.................         1,448                --             1,354
                                                         ---------------        ------         -----------
Plan assets under projected benefit obligation........          (339)              (39)             (125)
Unrecognized net (asset) liability....................          (103)                3              (109)
Unrecognized prior service cost.......................            45                 4                54
Unrecognized net loss and other.......................           220                14                31
Adjustment required to recognize minimum liability....            --               (17)               --
                                                         ---------------        ------         -----------
Accrued pension costs.................................       $  (177)            $ (35)          $  (149)
                                                         ---------------        ------         -----------
                                                         ---------------        ------         -----------

     The following table summarizes allocated pension costs and actuarial assumptions:

                                                                        1993     1992     1991
                                                                        -----    -----    -----
Components of pension expense:
  Normal service cost................................................   $  60    $  53    $  48
  Interest cost on projected benefit obligation......................     129      116      102
  Return on plan assets..............................................    (155)    (115)    (191)
  Net amortization and deferral of other components..................      26       (8)      87
                                                                        -----    -----    -----
Total................................................................   $  60    $  46    $  46
                                                                        -----    -----    -----
                                                                        -----    -----    -----
Actuarial assumptions at end of year:
  Discount rates.....................................................    7.25%    8.50%    8.75%
  Expected return on plan assets.....................................    9.50%    9.50%    9.50%
  Salary increases...................................................    4.50%    5.00%    5.00%

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     Under the provisions of Financial Accounting Standard No. 87 (FAS 87), "Employers' Accounting for Pensions," the Kmart Group is required to record an unfunded pension liability when accumulated benefit obligation exceeds plan assets. This liability is partially offset by an intangible pension asset, with the intangible asset being limited to the amount of unrecognized prior service cost, including unamortized transition obligation. At January 26, 1994, the unfunded pension liability exceeded the intangible pension asset by $10. FAS 87 requires this excess to be recorded as a reduction in the Kmart Group's equity.

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

     The Kmart Group adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) at the beginning of fiscal 1993. This statement requires the Kmart Group to accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. Net of applicable tax, a charge of $77 was included in net income as the effect of an accounting change in 1993.

     In addition to Kmart Corporation's defined benefit pension plan, Kmart Corporation sponsors a defined benefit health care plan that offers postretirement medical benefits to full-time employees who have worked 10 years and who have retired after age 55, with the option of participation in Kmart Corporation's medical plan, until age 65. The plan is contributory, with retiree contributions adjusted annually. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with Kmart Corporation's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. In 1993, Kmart Corporation amended its plan to limit retiree benefits to 150% of average per capita benefits.

The following table sets forth the plans' funded status reconciled with amounts shown in the balance sheet.

                                                                                    JANUARY 26,
                                                                                       1994
                                                                                    -----------
Accumulated postretirement benefit obligation:
  Retirees.......................................................................      $   7
  Fully eligible active plan participants........................................         24
  Other active plan participants.................................................         41
                                                                                    -----------
                                                                                          72
Plan assets at fair value........................................................         --
                                                                                    -----------
Accumulated postretirement benefit obligation in excess of plan assets...........         72
Unrecognized prior service cost..................................................         39
Unrecognized net gain............................................................         (6)
                                                                                    -----------
Accrued postretirement benefit cost..............................................      $ 105
                                                                                    -----------
                                                                                    -----------

Net periodic postretirement benefit cost includes the following components:

                                                                                       1993
                                                                                 ----------------
Service cost..................................................................         $  3
Interest cost.................................................................            7
Actual return.................................................................           --
Net amortization and deferral.................................................           (4)
                                                                                        ---
          Net periodic postretirement benefit cost............................         $  6
                                                                                        ---
                                                                                        ---

     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 11.3% in 1994. This rate is assumed to decrease gradually to 5.25% by 2002 and

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of January 26, 1994, by 0.2%, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for fiscal 1993 by 2.28%.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at January 26, 1994 was 7.25%.

     In addition, Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106 for similar benefits provided to terminated or laid-off employees such as salary extension, severance, disability and supplemental unemployment benefits. The effect of this statement on the Kmart Group is not significant.

EMPLOYEE SAVINGS PLAN

     The Employee Savings Plan provides that employees of the Kmart Group who have attained age 21 and completed one "Year of Service" can invest from 2% to 16% of their earnings in the employee's choice of a growth equity fund, a balanced equity fund, a managed income fund or a Kmart Corporation stock fund. For each dollar the employee invests up to 6% of his or her earnings, the Kmart Group will contribute an additional 50 cents which is invested in the Employee Stock Ownership Plan (ESOP). The Kmart Group's expense related to the Employee Savings Plan was $44 for 1993, $43 for 1992 and $42 for 1991.

PERFORMANCE RESTRICTED STOCK PLAN

     Under the Performance Restricted Stock Plan, the Compensation and Incentives Committee may grant awards for up to 4,000,000 shares of Kmart stock to officers and other key employees through March 21, 1998. The shares are issued only if specified performance goals are achieved. The shares are issued as restricted stock and are held in the custody of Kmart Corporation for a period up to three years. If conditions or terms under which an award is granted are not satisfied, the shares are forfeited. At January 26, 1994, outstanding awards and shares available for grant totaled 839,602 and 2,891,298 respectively. The Kmart Group recorded $3, $4 and $3 of compensation expense related to the Performance Restricted Stock Plan in 1993, 1992 and 1991, respectively.

KMART GROUP COMMON EQUITY

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 26,    JANUARY 27,    JANUARY 29,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Balance at beginning of year.................................     $ 6,341        $ 5,856        $ 5,339
Net income (loss)............................................        (925)           938            855
Kmart Group's portion of dividends...........................        (479)          (455)          (398)
Minimum pension liability in excess of intangible pension
  asset......................................................         (10)            --             --
Change in cumulative translation adjustment..................         (25)           (62)            (9)
Kmart Corporation common shares issued under stock option
  plans......................................................          15             45             64
Other........................................................          33             19              5
                                                                -----------    -----------    -----------
Kmart Group Common Equity....................................     $ 4,950        $ 6,341        $ 5,856
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

     In October 1992, Kmart Corporation issued 784,938 shares of Series B convertible preferred stock in exchange for all the outstanding stock of Borders, Inc. The Series B convertible preferred stock has been specifically attributed to the Kmart Group. Subject to adjustment in certain events, each share of Series B convertible preferred stock is convertible into 6.49 shares of Kmart Corporation common stock and is redeemable into Kmart Corporation stock by Kmart Corporation after November 1, 1999 at a redemption rate based on the then-current market price of Kmart Corporation stock. Upon first issuance of any series of Specialty Retail Stock, outstanding shares of Kmart Corporation's common stock would be redesignated as Kmart Stock and the outstanding shares of Series B convertible preferred stock would become exchangeable for shares of Kmart Stock. In addition, the holders of such stock have the right to compel Kmart Corporation to call 50% of the outstanding stock for redemption into Kmart Corporation stock after November 1, 1997, and to call 100% of the outstanding stock after November 1, 2002, at a redemption rate based on the then-current market price of Kmart Corporation stock. The preferential dividend is $11.50 per share, subject to adjustment between November 1, 1996 and October 31, 1998 if the market price of Kmart Corporation stock reaches a specified level. Kmart Corporation shares totaling 5,092,050 have been reserved for the conversion or redemption of the Series B convertible preferred shares.

     In August 1991, Kmart Corporation sold 23,000,000 $3.41 Depositary Shares, each representing one-quarter of a share of Series A conversion preferred stock, for $44 per Depositary Share. The Series A conversion preferred stock has been specifically attributed to the Kmart Group. Upon first issuance of any series of Specialty Retail Stock, outstanding shares of Kmart Corporation's common stock would be redesignated as Kmart Stock and the outstanding shares of Series A conversion preferred stock would become exchangeable for shares of Kmart Stock. Unless called for redemption prior to September 15, 1994, each of the outstanding Depositary Shares will automatically convert into two shares of Kmart Corporation stock, subject to adjustment in certain events, on that date. The mandatory conversion factor and Kmart Corporation's criteria for redemption of the Depositary Shares have been adjusted to reflect the Kmart Corporation stock split distributed June 5, 1992. Kmart Corporation shares totaling 46,000,000 have been reserved for the conversion or redemption of the Series A conversion preferred shares.

     The holders of the Depositary Shares shall have the right to direct the Depositary to vote the Series A conversion preferred shares represented by their Depositary Shares in the election of directors and upon each matter coming before the meeting of the shareholders on the basis of one vote for every four Depositary Shares held. The holders of Series B convertible preferred stock have the right to vote upon such matters on the basis of one vote per share held. The holders of Series A conversion preferred stock, the holders of Series B convertible preferred stock and the holders of Kmart Corporation stock vote together as one class except as otherwise required by the Articles of Incorporation.

     The Series A conversion preferred stock and the Series B convertible preferred stock rank senior to the Kmart Corporation stock upon liquidation with respect to the amounts to which such preferred shareholders are entitled.

     Ten million shares of no par value preferred stock with voting and cumulative dividend rights are authorized; 5,750,000 are issued as Series A conversion preferred stock, 784,938 are issued as Series B convertible preferred stock and 3,465,062 are unissued. Of the unissued, 500,000 shares have been designated Series A junior participating preferred stock.

     Each share of outstanding Kmart Corporation stock includes a right which entitles the holder to one-thousandth of a share of Series A junior participating preferred stock at an exercise price of $110, or to purchase, at the right's then-current exercise price, Kmart Corporation shares having a value twice the right's exercise price. The rights are exercisable only if a person or group acquires, or attempts to acquire, ownership of 20% or more of the Kmart Corporation stock, or, if the person or group acquires 10% of Kmart Corporation

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

stock and the Board of Directors of Kmart Corporation determines that such ownership is adverse to the long-term interests of the Kmart Corporation and its shareholders.

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis the Kmart Group would have been credited inter-Group interest income of $8 during 1993. Such pro forma interest income has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest income is not necessarily indicative of the results that would have occurred had such offerings been completed on such date, or what the interest income would be prospectively.

PRO FORMA INFORMATION -- KMART GROUP EARNINGS PER SHARE (UNAUDITED)

     Upon approval of the Specialty Retail Stock Proposal, the capital structure of Kmart Corporation will be modified to provide for the issuance of five series of common stock. Four additional series of common stock (Borders-Walden Stock, Builders Square Stock, OfficeMax Stock and The Sports Authority Stock, collectively referred to as the Specialty Retail Stocks) would be available for issuance by Kmart Corporation and, upon first issuance of any series of Specialty Retail Stock, outstanding shares of Kmart Corporation's common stock would be redesignated as Kmart Stock. Supplemental earnings per share are based on the assumption that Kmart Stock under the Specialty Retail Stock Proposal was outstanding as of the beginning of the period presented, Kmart Group held a 100% Retained Interest for the entire fiscal year and it does not assume the use of any proceeds from issuance. The supplemental earnings per share are not necessarily indicative of results that would have occurred if Kmart Stock had been outstanding as of the beginning of the period presented or of the future earnings per share of the Kmart Group.


                                                                                   FISCAL YEAR
                                                                                      ENDED
                                                                                 JANUARY 26, 1994
                                                                                 ----------------
Earnings Per Common Share Assuming No Dilution
  Net loss from continuing retail operations..................................        $ (282)
  Discontinued operations.....................................................           (81)
  Loss on disposal of discontinued operations.................................          (521)
  Extraordinary item, net of income taxes.....................................           (10)
  Effect of accounting changes, net of income taxes...........................           (31)
                                                                                     -------
  Net loss....................................................................        $ (925)
                                                                                     -------
                                                                                     -------
  Weighted average shares of Kmart Stock (based on redesignation of Kmart
     Corporation common stock as Kmart Stock on a 1 for 1 basis)..............         454.1
Earnings Per Common Share assuming No Dilution
  Net loss from continuing retail operations..................................        $ (.62)
  Discontinued operations.....................................................          (.18)
  Loss on disposal of discontinued operations.................................         (1.15)
  Extraordinary item, net of income taxes.....................................          (.02)
  Effect of accounting changes, net of income taxes...........................          (.07)
                                                                                     -------
  Net loss....................................................................        $(2.04)
                                                                                     -------
                                                                                     -------

                                  KMART GROUP

                             (DOLLARS IN MILLIONS)

                                                                                   FISCAL YEAR
                                                                                      ENDED
                                                                                 JANUARY 26, 1994
                                                                                 ----------------



Earnings Per Common and Common Equivalent Share
  Net loss from continuing retail operations..................................        $ (282)
  Less -- Series B convertible preferred shares dividend declared.............            (9)
                                                                                     -------
  Adjusted net loss from continuing retail operations.........................          (291)
  Discontinued operations.....................................................           (81)
  Loss on disposal of discontinued operations.................................          (521)
  Extraordinary item, net of income taxes.....................................           (10)
  Effect of accounting changes, net of income taxes...........................           (31)
                                                                                     -------
  Adjusted net loss...........................................................        $ (934)
                                                                                     -------
                                                                                     -------
  Weighted average shares of Kmart Stock (based on redesignation of Kmart
     Corporation common stock as Kmart Stock on a 1 for 1 basis)..............         456.7
Earnings Per Common and Common Equivalent Share
  Adjusted net loss from continuing retail operations.........................        $ (.64)
  Discontinued operations.....................................................          (.18)
  Loss on disposal of discontinued operations.................................         (1.14)
  Extraordinary item, net of income taxes.....................................          (.02)
  Effect of accounting changes, net of income taxes...........................          (.07)
                                                                                     -------
  Adjusted net loss...........................................................        $(2.05)
                                                                                     -------
                                                                                     -------

                                                                       ANNEX VII

                              BORDERS-WALDEN GROUP

Selected Financial Data..............................................................  VII- 2
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................  VII- 3
Business Description.................................................................  VII-12
Combined Financial Statements........................................................  VII-24

                                      VII-1

                              BORDERS-WALDEN GROUP

                            SELECTED FINANCIAL DATA

     The following selected financial data for the periods indicated reflect the results of operations and financial position of the businesses that comprise the Borders-Walden Group. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the combined financial statements and notes thereto included in this Annex VII. The issuance of Borders-Walden Stock pursuant to the Specialty Retail Stock Proposal has not been reflected in these financial statements.


                                                                                           FISCAL YEAR ENDED
                                                                      -----------------------------------------------------------
                                                                      JAN. 23,     JAN. 24,      FEB. 1,     FEB. 2,     FEB. 3,
                                                                        1994        1993(1)        1992        1991        1990
                                                                      --------    -----------    --------    --------    --------
SUMMARY OF OPERATIONS (MILLIONS)
Sales:
  Superstores......................................................   $  224.8     $    56.0     $     --    $     --    $     --
  Mall bookstores..................................................    1,145.8       1,127.7      1,140.1     1,064.0       991.7
                                                                      --------    -----------    --------    --------    --------
        Total sales................................................    1,370.6       1,183.7      1,140.1     1,064.0       991.7
Gross margin.......................................................      350.6         291.3        263.3       237.4       213.9
Selling, general and administrative expenses.......................      291.2         243.7        228.9       228.8       207.0
Pre-opening expense................................................        2.6           1.9          0.8         0.8         1.2
Goodwill amortization..............................................        6.9           3.5          2.5         2.5         2.5
Store restructuring and other charges..............................      142.8            --           --          --          --
                                                                      --------    -----------    --------    --------    --------
Operating income (loss)............................................      (92.9)         42.2         31.1         5.3         3.2
Interest expense -- net............................................        0.9           0.6          0.5         0.5         0.5
                                                                      --------    -----------    --------    --------    --------
Income (loss) before income taxes and effect of accounting
  changes..........................................................      (93.8)         41.6         30.6         4.8         2.7
Income taxes.......................................................      (38.2)         18.5         13.9         3.2         2.4
Effect of accounting changes, net of income taxes..................        5.6            --           --          --          --
                                                                      --------    -----------    --------    --------    --------
Net income (loss)..................................................   $  (61.2)    $    23.1     $   16.7    $    1.6    $    0.3
                                                                      --------    -----------    --------    --------    --------
                                                                      --------    -----------    --------    --------    --------
Add back of goodwill amortization..................................        6.9           3.5          2.5         2.5         2.5
                                                                      --------    -----------    --------    --------    --------
Kmart Corporation earnings (losses) attributable to Borders-Walden
  Group............................................................   $  (54.3)    $    26.6     $   19.2    $    4.1    $    2.8
                                                                      --------    -----------    --------    --------    --------
                                                                      --------    -----------    --------    --------    --------
PERCENT OF SALES DATA
Gross margin.......................................................       25.6%         24.6%        23.1%       22.3%       21.6%
Selling, general and administrative expenses.......................       21.3          20.6         20.1        21.5        20.9
Operating income (loss)............................................       (6.8)          3.5          2.7         0.5         0.3
Income (loss) before income taxes and effect of accounting
  changes..........................................................       (6.9)          3.5          2.7         0.5         0.3
BALANCE SHEET DATA -- END OF PERIOD (MILLIONS)
Working capital....................................................   $   60.2     $   119.5     $  159.9    $  233.5    $  247.2
Total assets.......................................................    1,001.6         872.2        620.0       674.8       676.0
Total debt.........................................................        9.5           9.8          4.6         4.7         4.8
Borders-Walden Group equity........................................      457.5         521.1        388.1       483.1       498.0
SELECTED FINANCIAL AND OPERATING DATA
End of year stores:
  Superstores......................................................         44            31           --          --          --
  Mall bookstores(2)...............................................      1,159         1,202        1,217       1,209       1,205
                                                                      --------    -----------    --------    --------    --------
        Total......................................................      1,203         1,233        1,217       1,209       1,205
                                                                      --------    -----------    --------    --------    --------
                                                                      --------    -----------    --------    --------    --------
Comparable store sales increase:
  Superstores......................................................       14.8%         12.6%(3)       --          --          --
  Mall bookstores..................................................        0.7%          1.4%         5.8%        6.2%        4.8%
Weighted average sales per square foot(4):
  Superstores......................................................   $    354     $     399     $     --    $     --    $     --
  Mall bookstores..................................................        320           322          316         298         284
Weighted average sales per store (millions)(5):
  Superstores......................................................        6.4           6.1           --          --          --
  Mall bookstores..................................................        0.9           0.9          0.9         0.8         0.8
Capital expenditures -- owned property (millions)..................       71.0          28.8         15.2        31.0        35.6
Depreciation and amortization (millions)...........................       41.0          33.3         30.9        30.3        26.9


- ------------------------
(1) Data for fiscal year 1992 includes the results for Borders, Inc. from October 30, 1992, the date of its acquisition by Kmart Corporation. Walden's 1992 fiscal year consisted of 51 weeks due to a change in reporting period.
(2) Excludes Walden Software stores.
(3) The 12.6% comparable store sales increase reflects sales of the 13 week period in which Borders was owned by Kmart Corporation in fiscal 1992, as compared to the same period of the prior year.
(4) Sales for the period divided by the effective weighted average number of gross square footage in stores operated during the period.
(5) Sales for the period divided by the effective weighted average number of stores operated during the period.

                                      VII-2

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     The Borders-Walden Group ("Borders-Walden") is a leading book retailer in the United States, and is comprised of Borders, Inc. ("Borders") and Walden Book Company, Inc. ("Walden"), both of which are wholly owned subsidiaries of Kmart Corporation ("Kmart"). Borders was acquired by Kmart on October 30, 1992 and, as of January 23, 1994, operated 44 large format superstores, each of which is designed to be the premier book retailer in its market. Walden, which was purchased by Kmart in 1984, is the largest operator of mall-based bookstores in the United States and, as of January 23, 1994, operated 1,159 bookstores. Although Borders and Walden will continue to operate independently, Borders and Walden recently have been combined under common executive leadership in order to realize synergies in certain areas, including in the development of inventory control systems and in merchandise distribution. Borders-Walden had combined sales of approximately $1.4 billion for the fiscal year ended January 23, 1994.


     Borders-Walden's business strategy is to accelerate the growth of its books and music superstore business and to increase profitability at Walden. Borders-Walden intends to accomplish this by (i) opening at least 20 to 25 Borders Books and Music superstores in each of the next two fiscal years and reconfiguring or expanding virtually all of Borders' existing book superstores to the Borders Books and Music format, (ii) increasing Walden's profitability by reducing inventory shrinkage, containing expenses and, with the implementation of Borders' sophisticated inventory management technology, improving sales per store and inventory productivity over the long term and (iii) continuing to develop and refine Borders' sophisticated inventory management system.


     Borders-Walden's 1993 fiscal year consisted of the 52 weeks ending January 23, 1994. Borders-Walden's 1992 fiscal year consisted of 51 weeks ended January 24, 1993, as Walden changed its year end to conform with the rest of the Specialty Retail Groups, and its 1991 fiscal year consisted of 52 weeks ended February 1, 1992. References herein to years are to Borders-Walden's fiscal years which end on the last Sunday preceding the last Wednesday in January of the following calendar year. Borders' results of operations have been included in the Borders-Walden financial statements from the date of its acquisition on October 30, 1992.

     On January 5, 1994, the Board of Directors ("Board") approved a restructuring plan involving the closing of approximately 200 underperforming Walden stores. Management believes that these closures will better enable Borders-Walden to compete effectively. Management expects the closure of these stores will be substantially complete in 1994, and that total sales levels will decrease proportionally and that overall operating expenses, including employee costs, occupancy expenses and depreciation charges will decrease further resulting in improved earnings levels compared with the prior year.


     As a result of the restructuring plan, Borders-Walden recorded a pre-tax charge of $142.8 million ($85.4 million net of tax) in the fourth quarter of 1993 for store closing costs and other non-recurring charges. Of the total pre-tax charge, $122.3 million is for store closures. These costs include $73.7 million principally for lease buyout costs, $21.3 million for the disposition of inventory to be liquidated during the final closing of each store, and $27.3 million for the writedown of fixed assets, primarily furniture and fixtures, to net realizable value. Of the remaining charge, $15.0 million relates to costs associated with combining certain operations of Borders and Walden, including inventory reduction costs and costs of consolidating redundant distribution center functions. The remaining $5.5 million relates to re-engineering programs (principally severance). The restructuring and other charges when aggregated with accounting restatements referred to in the "Restatement of Prior Years' Amounts" section below equals the restructuring and other charges for Borders-Walden included in the Kmart Corporation consolidated financial statements.


                                      VII-3

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

RESTATEMENT OF PRIOR YEARS' AMOUNTS


     The results of operations for Borders-Walden have been restated from amounts previously included in Kmart Corporation's consolidated financial statements in order to (i) reflect a change in the method of inventory valuation for Walden from last-in, first-out (LIFO) to first-in, first-out (FIFO) to conform Walden's inventory accounting method with Borders, (ii) correct prior period results with respect to inventory shrinkage, lease accounting, and revenue recognition and (iii) conform the accounting policies of Walden and Borders in the area of fixed asset capitalization.



     The total impact of the restatement was a reduction in net income of $2.6 million and $3.7 million in 1992 and 1991, respectively, and a reduction of the Borders-Walden Group equity at February 3, 1991 of $43.1 million.


     Inventory Method Change

     Walden and Borders previously accounted for inventory on the LIFO and FIFO basis, respectively. To conform accounting policies in the combined Borders-Walden financial statements, Walden has restated its results for all periods presented to a FIFO basis.

     Inventory Shrinkage

     In 1993, management determined that Walden's method of estimating shrinkage produced inaccurate results. Historically, Walden has relied on a sampling technique based on detailed receiving and reporting at approximately 60 stores. The degree of precision of this method is highly dependent on receiving accurate information from the sample stores. Merchandise received in the non-sample stores is not detailed. The receiving experience in the 60 sample stores is extrapolated to the non-sample stores to adjust vendor payments and for calculating inventory shrinkage. Management's analysis indicated that methods used to estimate shrinkage were affected by receiving inaccuracies in the 60 sample stores and the resulting extrapolations to the non-sample stores. During the years 1988 through 1991, physical inventories were taken throughout the year in approximately half of the stores each year.

     Management is taking corrective actions to address shrinkage and has initiated a number of operational and accounting controls designed to improve Walden's ability to accurately measure and control inventory shrinkage. A more accurate methodology for calculating inventory shrinkage using the 60 sample stores that utilizes enhanced statistical sampling techniques has been developed by management in conjunction with independent statisticians. Beginning in 1992, physical inventories are taken at least once a year in every store. In addition, Walden is currently testing detailed receiving at store level utilizing automated scanning equipment and management anticipates complete implementation of this process for accounting purposes, in all stores, by the end of 1995. Walden has also installed Electronic Article Surveillance (EAS) in over 100 stores and plans to install EAS in another 100 stores in 1994. Management expects these enhancements, among others, will bring Walden's controls with respect to shrinkage to more acceptable standards. Until full implementation occurs, inventory shrinkage calculations will be dependent upon management's best judgment in making assumptions and using statistical sampling techniques. While management believes the shrinkage rates as restated are reasonable, there can be no assurances that Walden will not experience high shrinkage

                                      VII-4

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

rates in the future. The following table shows the history of shrinkage by year as originally reported, as restated using the new methodology and the amount of the adjustment to cost of goods sold.



                                          RETAIL SHRINKAGE RATE     RETAIL SHRINKAGE RATE        ADJUSTMENT TO
                                           ORIGINALLY REPORTED           AS RESTATED          COST OF GOODS SOLD
                                          ----------------------    ----------------------    -------------------
                                                                                                   (MILLIONS)
1988 and prior years...................                                                              $26.8
1989...................................            3.51%                     5.18%                    10.9
1990...................................            4.74                      4.48                     (0.7)
1991...................................            3.25                      4.34                      8.0
1992...................................            4.64                      4.19                     (1.9)
                                                                                                    ------
          Total........................                                                              $43.1
                                                                                                    ------
                                                                                                    ------

RESULTS OF OPERATIONS

     The following table presents Borders-Walden's income statement data, as a percent of sales, for the three most recent fiscal years.

                                                                         FISCAL YEAR ENDED
                                                              ----------------------------------------

                                                              JANUARY 23,    JANUARY 24,    FEBRUARY 1,
                                                                 1994          1993(1)         1992
                                                              -----------    -----------    ----------
Sales......................................................      100.0%         100.0%         100.0%
Cost of merchandise sold, includes buying and occupancy
  costs....................................................       74.4           75.4           76.9
                                                              -----------    -----------    ----------
Gross margin...............................................       25.6           24.6           23.1
Selling, general and administrative expenses...............       21.3           20.6           20.1
Pre-opening expense........................................        0.2            0.2            0.1
Goodwill amortization......................................        0.5            0.3            0.2
Store restructuring and other charges......................       10.4             --             --
                                                              -----------    -----------    ----------
Operating income (loss)....................................       (6.8)           3.5            2.7
Interest expense -- net....................................        0.1             --             --
                                                              -----------    -----------    ----------
Income (loss) before income taxes and effect of
  accounting changes.......................................       (6.9)           3.5            2.7
Income taxes...............................................       (2.8)           1.5            1.2
                                                              -----------    -----------    ----------
Net income (loss) before effect of accounting changes......       (4.1)           2.0            1.5
Effect of accounting changes, net of income taxes..........        0.4             --             --
                                                              -----------    -----------    ----------
Net income (loss)..........................................       (4.5)%          2.0%           1.5%
                                                              -----------    -----------    ----------
                                                              -----------    -----------    ----------

- ------------------------
(1) Includes Borders' results of operations from the date of its acquisition by Kmart on October 30, 1992.

                                      VII-5

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Store Activity. Borders-Walden's store activity is summarized below:

                                                                      JAN. 23,    JAN. 24,    FEB. 1,
                                                                        1994        1993       1992
                                                                      --------    --------    -------
Borders Superstores
  Beginning number of stores.......................................        31          16         --
  Openings.........................................................        15          15(1)      --
  Closings(2)......................................................        (2)         --         --
                                                                      --------    --------    -------
  Ending number of stores..........................................        44          31         --
                                                                      --------    --------    -------
                                                                      --------    --------    -------
Walden Mall Bookstores(3)
  Beginning number of stores.......................................     1,202       1,217      1,209
  Openings.........................................................         7          16         27
  Closings.........................................................       (50)        (31)       (19)
                                                                      --------    --------    -------
  Ending number of stores..........................................     1,159       1,202      1,217
                                                                      --------    --------    -------
                                                                      --------    --------    -------

- ------------------------
(1) Includes the conversion of nine book superstores that had been opened by Walden in fiscal 1992.

(2) Two book superstores were closed and relocated as books and music superstores.

(3) Excludes 57, 58 and 58 Walden Software stores operated in 1993, 1992 and 1991, respectively.

Fiscal Years Ended January 23, 1994 (fiscal 1993) and January 24, 1993 (fiscal
1992)

     Sales in 1993 were $1,370.6 million, a 15.8% increase, over sales of $1,183.7 million in the prior year. The 1993 sales increase was primarily due to the inclusion of a full year of sales for the Borders stores versus three months in the prior year. Comparable Walden store sales increased 0.7% in 1993 versus a 1.4% increase in 1992. The slower rate of Walden comparable store sales growth was a result of increased competition from superstores in several markets and sluggish mall traffic.

     Cost of merchandise sold, including buying and occupancy costs, in 1993 was $1,020.0 million as compared to $892.4 million in the prior year. Gross margin as a percent of sales was 25.6% and 24.6% in 1993 and 1992, respectively. The increase in 1993, as a percent of sales, was due to the inclusion of Borders, which has slightly higher margins and lower occupancy costs as a percent of sales than Walden's mall bookstores, and improved margins at Walden.

     Selling, general and administrative ("SG&A") expenses in 1993 were $291.2 million, or 21.3% of sales, as compared to $243.7 million, or 20.6% of sales, in the prior year. The increase as a percent of sales resulted primarily from the inclusion of Borders in 1993, which has higher store operating costs including store payroll and advertising, and to higher Walden store salary expense. Borders has invested in its management team, information systems and merchandising organization in order to execute its aggressive expansion strategy. Management believes this investment in infrastructure will enable it to successfully execute its expansion strategy and may result in decreasing general and administrative expense as a percent of sales in the future.

     Pre-opening expense in 1993 was $2.6 million as compared to $1.9 million in the prior year with the increase attributable primarily to 15 superstore openings in 1993. Pre-opening expenses consist principally of grand-opening advertising expense, store payroll and supply expense. Pre-opening costs are expensed in the first full month of operations following opening.

     Goodwill amortization in 1993 was $6.9 million, or 0.5% of sales, as compared to $3.5 million, or 0.3% of sales, in 1992 with the increase attributable to a full year of Borders goodwill amortization in 1993 versus three months in 1992.

                                      VII-6

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Store restructuring and other charges in 1993 was $142.8 million or 10.4% of sales. See discussion in General above.

     As a result of the foregoing, operating income (loss) in 1993 was $(92.9) million. Excluding the 1993 store restructuring and other charges, operating income was $49.9 million, or 3.6% of sales, as compared to operating income of $42.2 million, or 3.5% of sales, in the prior year. Operating profit before pre-opening expenses, goodwill amortization and store restructuring and other charges in 1993 was $59.4 million, or 4.3% of sales, as compared to $47.6 million, or 4.0% of sales, in 1992, primarily as a result of higher sales and improved gross margins.

     Net interest expense in 1993 was $0.9 million as compared to $0.6 million in 1992. The increase in interest expense was attributable to Borders.

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis Borders-Walden would have been charged inter-Group interest of $2.6 million during 1993. Such pro forma interest expense has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest expense is not necessarily indicative of the results which would occur had such offerings occurred on such date, or what the interest expense would be prospectively.

     Income (loss) before income taxes and the effect of accounting changes in 1993 was $(93.8) million. Excluding the 1993 store restructuring and other charges, income before income taxes and the effect of accounting changes in 1993 was $49.0 million, or 3.6% of sales, as compared to $41.6 million, or 3.5% of sales, in the prior year.

     Income tax expense (benefit) in 1993 was $(38.2) million with an effective tax rate of 40.7% as compared to $18.5 million with an effective tax rate of 44.4% in 1992.


     Net income (loss) before the effect of accounting changes in 1993 was $(55.6) million. Excluding the 1993 store restructuring and other charges, net income before the effect of accounting changes in 1993 was $29.8 million, or 2.2% of sales, as compared to $23.1 million, or 2.0% of sales, in the prior year.


     Effect of accounting changes, net of income taxes. Borders-Walden adopted Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS 109) at the beginning of fiscal 1993. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. As a result of the adjustment of deferred tax balances to the current enacted tax rate, Borders-Walden has recorded a charge of $4.6 million as the cumulative effect of an accounting change.

     Borders-Walden also adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106) at the beginning of fiscal 1993. This statement requires that Borders-Walden accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. Net of applicable tax, a charge of $1.0 million has been included in net income as the effect of an accounting change.

     In addition, Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying

                                      VII-7

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

FAS 106, requiring that benefits provided to terminated or laid-off employees be recorded on an accrual basis rather than a cash basis. The statement was effective for fiscal years beginning after December 15, 1993. The effect of this statement on Borders-Walden was not significant.

     The ongoing effect of these statements is not expected to be material.


     As the result of the foregoing factors, net income (loss) in 1993 was $(61.2) million. Excluding the 1993 store restructuring and other charges, net income in 1993 was $24.2 million, or 1.8% of sales, as compared to $23.1 million, or 2.0% of sales, in the prior year.


Fiscal Years Ended January 24, 1993 (fiscal 1992) and February 1, 1992 (fiscal
1991)

     Sales in 1992 were $1,183.7 million, a $43.6 million, or 3.8%, increase over sales of $1,140.1 million in 1991. The increase was attributable to the acquisition of Borders in October 1992, which contributed $56.0 million in sales, and a 1.4% comparable store sales increase at Walden, partially offset by an approximately $18 million reduction in sales resulting from one less reporting week in 1992 at Walden due to a change in year-end dates.

     Cost of merchandise sold, including buying and occupancy costs, in 1992 was $892.4 million, as compared to $876.8 million in 1991. As a percent of sales, gross margin was 24.6% in 1992 and 23.1% in 1991. This increase was primarily attributable to favorable results of Walden's Preferred Reader Program and to lower inventory acquisition costs obtained by increasing the percentage of product distributed through Walden's distribution centers.

     Selling, general and administrative expenses in 1992 were $243.7 million, or 20.6% of sales, as compared to $228.9 million, or 20.1% of sales in 1991. The increase in SG&A as a percentage of sales resulted primarily from a higher expense ratio at Borders and increased store expenses at Walden relative to sales.

     Pre-opening expense in 1992 was $1.9 million as compared to $0.8 million in 1991. This increase was primarily due to the opening of superstores.

     Goodwill amortization in 1992 was $3.5 million, or 0.3% of sales, as compared to $2.5 million, or 0.2% of sales, in 1991. The increase resulted primarily from goodwill amortization arising from Kmart's October 30, 1992 acquisition of Borders.

     Operating income in 1992 was $42.2 million, or 3.5% of sales, as compared to $31.1 million, or 2.7% of sales, in 1991. Operating income before pre-opening expense and goodwill amortization in 1992 was $47.6 million, or 4.0% of sales, as compared to $34.4 million, or 3.0% of sales, in 1991, primarily as a result of increased sales and gross margin, partially offset by higher SG&A.

     Income tax expense in 1992 was $18.5 million, or 1.5% of sales, as compared to $13.9 million, or 1.2% of sales, in 1991. The effective income tax rate decreased to 44.4% in 1992 from 45.4% in 1991.

     As a result of the foregoing factors, net income in 1992 was $23.1 million, or 2.0% of sales, as compared to $16.7 million, or 1.5% of sales, in 1991.

LIQUIDITY AND CAPITAL RESOURCES

     Borders-Walden's principal capital requirements are to fund working capital needs, the opening of new stores and the refurbishment of existing stores. During the periods presented, Borders-Walden has generated cash in excess of its own requirements and has provided these excess funds to the Kmart Group through equity transactions. Borders-Walden has made net equity contributions to the Kmart Group of $2.4 million in 1993, $41.2 million in 1992 and $111.7 million in 1991.

                                      VII-8

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

     Cash flows generated by operating, investing and financing activities as reported in the Combined Statements of Cash Flows for 1993, 1992 and 1991 are summarized below. The net increases (decreases) in cash and cash equivalents were $8.8 million, $9.6 million and $(1.7) million in 1993, 1992 and 1991, respectively.


     Net cash provided by operations was $82.5 million, $97.4 million and $125.3 million in 1993, 1992 and 1991, respectively. The decrease in 1993 resulted primarily from an increase in property held for resale, an increase in taxes paid and to a lesser degree from cash charges relating to the restructuring charge. Inventory turnover was 2.1, 1.8, and 1.8 in 1993, 1992 and 1991, respectively. These items were partially offset by an improvement in cash provided by inventories net of accounts payable resulting primarily from store closings. The decrease in net cash provided by operations in 1992 was primarily the result of an increase in inventory net of accounts payable. Depreciation expense resulted primarily from leasehold improvements and store fixtures.


     Borders-Walden anticipates that after-tax cash flows related to store restructuring and other charges will approximate $41.0 million primarily in 1994 and will result from the payment of lease buyout and re-engineering costs (principally severance).

     Net cash used for investing consists primarily of capital expenditures relating to new store openings and the renovation of existing stores. Capital expenditures totaled $71.0 million, $28.8 million and $15.2 million in 1993, 1992 and 1991, respectively. The increase in capital expenditures in 1993 resulted from the opening of 22 new stores (15 superstores and 7 mall stores) an increased number of mall expansions, the timing of expenditures related to new stores and expansions and other miscellaneous expenditures related to data processing equipment, distribution centers and headquarter relocations. Capital expenditures in 1992 resulted primarily from the opening of 22 new stores (6 superstores and 16 mall stores) as compared to 27 mall store openings in 1991 and an upgrade of computer equipment in stores.


     Borders-Walden currently plans to open approximately 20 to 25 Borders Book and Music Superstores and 15 Walden mall stores in 1994. The average amount of capital expenditures required to open a new Borders store is $1.1 million and to open a new Walden store ranges between $0.2 million and $0.4 million, depending on store size and format. Borders-Walden has budgeted capital expenditures of approximately $86 million for fiscal 1994.



     Net cash used for financing was $2.7 million, $59.0 million and $111.8 million in 1993, 1992 and 1991, respectively, and consisted primarily of the excess cash provided by operations which was provided to the Kmart Group through equity transactions. In addition $17.8 million of external long-term debt was repaid in 1992.


     Due to the Walden store restructuring strategy announced in January 1994 and the Borders store expansion program, Borders-Walden is expected to require capital in excess of the funds generated from operations. Such excess is expected to be funded by the Kmart Group. Borders-Walden also could obtain funds from external debt financing and, following implementation of the Specialty Retail Stock Proposal, from the sale of shares of Borders-Walden Stock with the proceeds attributable to Borders-Walden. Borders-Walden believes that funds generated from operations, together with the sources of capital described above, will be sufficient to provide the liquidity and capital resources necessary to fund its anticipated capital requirements for at least the next two to three years.

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of Borders-Walden are remitted to Kmart Corporation and cash disbursements of Borders-Walden are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the

                                      VII-9

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED

financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in each Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of Borders-Walden. Until the issuance of Borders-Walden Stock, the net cash used or provided by Borders-Walden will continue to be characterized as an adjustment to the Kmart Group's investment in Borders-Walden.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of Borders-Walden Stock, if cash used by Borders-Walden exceeds cash provided by Borders-Walden, the Kmart Group would transfer to Borders-Walden the cash necessary to fund such excess uses. Conversely, if cash provided by Borders-Walden exceeds cash used by Borders-Walden, Borders-Walden would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to Borders-Walden, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to Borders-Walden, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to Borders-Walden as an equity contribution, the amount of Borders-Walden Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and Borders-Walden would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and Borders-Walden should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of Borders-Walden Stock, the Board could determine that funds to be transferred from the Kmart Group to Borders-Walden represent an equity contribution to Borders-Walden rather than a loan. In such event, the Kmart Group's Retained Interest in Borders-Walden would be increased by the amount of such contribution, as a result of which (a) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest with regard to Borders-Walden would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of Borders-Walden Stock and (b) the Kmart Group's Retained Interest Fraction with regard to Borders-Walden would be increased and the Outstanding Interest Fraction with regard to Borders-Walden would be decreased accordingly.


     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from Borders-Walden, and the balance sheets of Borders-Walden would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the

                                     VII-10

                              BORDERS-WALDEN GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- CONTINUED


respective income statements of the Kmart Group and Borders-Walden would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and Borders-Walden would reflect changes in the amount thereof deemed outstanding. In view of the anticipated cash needs of Borders-Walden over the next several years, it is currently expected that the Kmart Group would be making net transfers to Borders-Walden. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of Borders-Walden Stock, the financial statements of Borders-Walden would reflect interest expense related to net cash provided by Kmart Corporation.



     Notwithstanding the policies described above, determinations to provide funds to Borders-Walden would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to Borders-Walden if the Board determines it is in the best interest of Kmart Corporation not to do so.


SEASONALITY AND INFLATION

     As illustrated in the following table, Borders-Walden's business is highly seasonal, with sales significantly higher in the fourth quarter and virtually all of operating profit realized during the fourth quarter, which includes the Christmas selling season. Borders-Walden management does not believe inflation has a material impact on the financial statements for the periods presented.

                                                                 FISCAL 1993 QUARTER ENDED
                                                        --------------------------------------------
                    ($ MILLIONS)                        APRIL        JULY       OCTOBER      JANUARY
- -----------------------------------------------------   ------      ------      -------      -------
Sales................................................   $286.6      $289.4      $ 299.2      $ 495.4
% of full year.......................................     20.9%       21.1%        21.8%        36.2%
Operating income excluding store restructuring and
  other charges in January...........................   $ (7.2)     $ (5.5)     $  (3.5)     $  66.1
% of full year.......................................    (14.4)%     (11.0)%       (7.0)%      132.5%


                                                                 FISCAL 1992 QUARTER ENDED
                                                        --------------------------------------------
                                                        APRIL        JULY       OCTOBER      JANUARY
                                                        ------      ------      -------      -------
Sales................................................   $244.3      $245.2      $ 246.5      $ 447.7
% of full year.......................................     20.7%       20.7%        20.8%        37.8%
Operating income.....................................   $ (5.6)     $ (4.6)     $  (2.2)     $  54.6
% of full year.......................................    (13.3)%     (10.9)%       (5.2)%      129.4%


EFFECT OF COMPLIANCE WITH ENVIRONMENTAL PROTECTION PROVISIONS

     Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not expected to have, a material effect on the capital expenditures, earnings or competitive position of Borders-Walden.

                                     VII-11

                              BORDERS-WALDEN GROUP

GENERAL

     Borders-Walden Group ("Borders-Walden") is a leading book retailer in the United States, and is comprised of Borders, Inc. ("Borders") and Walden Book Company, Inc. ("Walden"), both of which are wholly owned subsidiaries of Kmart Corporation ("Kmart"). As of January 23, 1994, Borders operated 44 large format superstores in 22 states and the District of Columbia, each of which is designed to be the premier book retailer in its market. Walden, which was purchased by Kmart in 1984, is the largest operator of mall-based bookstores in the United States, and as of January 23, 1994, operated 1,159 bookstores in 50 states and the District of Columbia. Although Borders and Walden will continue to operate independently, Borders and Walden recently have been combined under common executive leadership in order to realize synergies in certain areas, including in the development of inventory control systems and in merchandise distribution. In addition, Borders-Walden will offer associates equity incentives related to the performance of the combined business, which management believes will serve to more closely align the interests of Borders' and Walden's employees. Borders-Walden had combined sales of approximately $1.4 billion for the fiscal year ended January 23, 1994 ("fiscal 1993").


     In 1991, management began to investigate the concept of a large format book superstore, which had become and remains the fastest growing segment of the retail book market. Believing Borders to be the premier operator of book superstores in its markets, Kmart acquired Borders in October 1992, which at the time operated 22 superstores. Since the acquisition, Borders has grown at an accelerated rate, converting nine Walden-owned book superstores to Borders' superstore format and opening 15 new superstores in fiscal 1993. Borders currently plans to open at least 20 to 25 new stores in each of the next two fiscal years. In fiscal 1993, Borders achieved annual average sales per book superstore of $6.4 million and annual sales per square foot of $354.


     Borders recently has expanded its store format by adding to its extensive selection of books a similarly broad selection of recorded music, with a special emphasis on hard-to-find recordings in categories such as jazz, classical and foreign music. Borders believes that, as is the case in the retail book market, music consumers respond favorably to an extensive selection of merchandise in an inviting and comfortable environment with superior customer service. In addition, Borders believes that its sophisticated inventory management system will enable it to offer a more productive assortment of music titles, and that offering books and music together under one roof provides Borders with unique opportunities to cross-sell merchandise to both its book and music customers. In 1992, Borders opened its first two Borders books and music ("Borders Books and Music") superstores. Based on the favorable customer acceptance of these two stores, Borders is opening all of its new stores in the Borders Books and Music format and is in the process of reconfiguring or expanding virtually all of its existing book superstores to the Borders Books and Music format. As of January 23, 1994, there were 18 Borders Books and Music superstores.


     Borders-Walden's business strategy is to accelerate the growth of its books and music superstore business and to increase profitability at Walden. Borders-Walden intends to accomplish this by (i) opening at least 20 to 25 Borders Books and Music superstores in each of the next two fiscal years and reconfiguring or expanding virtually all of Borders' existing book superstores to the Borders Books and Music format, (ii) increasing Walden's profitability by reducing inventory shrinkage, containing expenses and, with the implementation of Borders' sophisticated inventory management technology, improving sales per store and inventory productivity over the long term and (iii) continuing to develop and refine Borders' sophisticated inventory management system.


INDUSTRY OVERVIEW

     The retail book industry in the United States is growing and is characterized by fragmented competition. The Book Industry Study Group ("BISG") estimates that the total market size for books sold through retail stores in 1992 was approximately $14.9 billion (excluding textbook sales and sales of trade books through book

                                     VII-12
clubs and mail order) and grew at an annual compound rate of approximately 9.4% for the five years ended 1992. BISG expects the retail book market to grow approximately 8.2% per annum through 1997.

     Management believes that the retail book industry will continue to grow based on certain demographic trends. According to the United States Bureau of Census, 35 to 54 year olds represent the largest segment of retail book consumers in the United States and this segment is expected to grow over the next five years. In addition, management anticipates that sales of children's books, which is a growing segment of the retail book market, will continue to increase.

     Superstore book retailers represent a rapidly increasing percentage of the retail book market in the United States. According to publicly available information, over the past four years the top two superstore book retailers (including Borders) have reported that sales in their superstores have grown from approximately $70 million to approximately $458 million in net sales, a compound annual increase of approximately 86.7%, while over the same period the entire retail book market grew at an annual compound rate of approximately 7.5%. The superstore sales of these top superstore book retailers accounted for approximately 3.1% of total retail book sales in 1992. These book retailers have also experienced substantial increases in total book sales when they have opened superstores in markets where they also have existing mall bookstores.

     The retail sound recording market in the United States is also growing and is characterized by fragmented competition. The Recording Industry Association of America ("RIAA") estimates that in 1992 the total market size for sound recordings grew over 15% to approximately $9 billion, based upon the shipment of approximately 895 million units of records, tapes, CDs and music videos.

BUSINESS STRATEGY

     Borders-Walden's business strategy is to accelerate the growth of its books and music superstore business and to increase profitability at Walden by:


     - Rapidly Expanding Books and Music Superstores. Management believes that Borders is the premier operator of large format books and music superstores in each of its markets, offering customers an extremely large assortment of books and music with superior customer service, in an inviting and comfortable environment. Borders believes that its ability to consistently execute its business strategy has resulted in its superior financial performance. Borders recently expanded its store format by adding to its extensive selection of books a similarly broad selection of recorded music, with a special emphasis on hard-to-find recordings in categories such as jazz, classical and foreign music. Based on the favorable customer acceptance of the initial Borders Books and Music superstores, Borders is opening all of its new stores in the Borders Books and Music format and is in the process of reconfiguring or expanding virtually all of its existing book superstores to the Borders Books and Music format. Management intends to open at least 20 to 25 Borders Books and Music superstores in each of the next two years in new and existing markets.


     - Increasing the Profitability of Walden. Management believes that as the leading operator of mall-based bookstores, Walden is well positioned to achieve improvement in operating profit. Management expects to further increase profitability at Walden by reducing inventory shrinkage, containing expenses and, with the implementation of Borders' sophisticated inventory management technology, improving sales per store and inventory productivity over the long term. In order to better position Walden for continued growth in profitability and to focus its efforts on its core mall bookstore format, Walden also will close approximately 200 underperforming stores (including many of the non-core format Walden & More bookstores), and has taken a charge in the fourth quarter of fiscal 1993 of $142.8 million, which includes costs relating to these closings and other non-recurring charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In order to maximize sales per store and inventory productivity over the long term, Walden is substantially upgrading its inventory control systems and is in the process of adapting Borders' inventory management technology for use at Walden.

     - Continuing to Develop Borders' Sophisticated Inventory Management System. Over the past two decades Borders has developed what it believes is the most sophisticated inventory management system in the retail book industry and believes that this proprietary system is one of the main reasons for Borders' superior

                                     VII-13
performance. This system uses artificial intelligence principles to analyze hundreds of variables to forecast sales and automatically recommend inventory levels for each book title in each store, for a particular point in time, to reflect local customers' tastes and buying patterns. Borders continually develops and refines its inventory management system.

BORDERS

     General. Borders believes that it is the premier operator of large format books and music superstores in each of its markets, offering customers an extremely large assortment of books and music with superior customer service in an inviting and comfortable environment. At January 23, 1994, Borders had 44 stores, 18 of which were in the Borders Books and Music format. For fiscal 1993, Borders' stores achieved average annual sales per book superstore for stores opened 12 months or more (which did not include any Borders Books and Music superstores) of $6.4 million and sales per gross square foot of $354. Comparable store sales for book superstores increased 14.8% in fiscal 1993. Borders believes that it has significant opportunities to expand its market presence and to continue to increase the number of stores it operates.

     Borders believes that the key elements of its success are the following:

          Broad Selection of Books. Each Borders superstore offers an average of 128,000 book SKUs, ranging from approximately 85,000 to 170,000 SKUs. Each Borders superstore typically offers the broadest selection of book titles in its market, offering titles across numerous categories including many hard-to-find books, and continuously tailors the title selection in each superstore to the tastes and buying patterns of the local market. Borders believes that this ability to tailor the merchandise selection in each of its stores helps to position it as the premier book retailer in its market.

          Wide Assortment of Music. Borders' recently-developed Borders Books and Music format combines its extensive selection of books with a similarly broad selection of recorded music, with a special emphasis on hard-to-find recordings in categories such as jazz, classical and foreign music. Borders currently has 18 Borders Books and Music superstores, of which two were opened in fiscal 1992 and 16 in fiscal 1993. Each superstore offers approximately 57,000 SKUs of music, consisting principally of compact discs and audio cassettes. Borders is in the process of implementing its sophisticated inventory management system, including the Borders "expert" system, to manage its music inventory.

          Sophisticated Expert Inventory Management System. Borders' inventory management system is a fully-integrated system that accurately tracks each title from the moment it is ordered through its sale. The inventory management system includes a highly sophisticated centrally-controlled "expert" system. This system uses artificial intelligence principles to analyze hundreds of variables to forecast sales and automatically recommend inventory levels for each book title in each store, for a particular point in time, to reflect local customers' tastes and buying patterns. Management believes that Borders' inventory management system results in higher in-stock positions, inventory turnover, sales per store and sales per square foot, while simultaneously reducing costs by providing each Borders store with a more productive inventory assortment. Borders continually develops and refines its inventory management system.

          Exceptional Customer Service. Borders believes that its commitment to exceptional customer service distinguishes it from its superstore competitors and serves to build customer loyalty, as well as promote sales. To provide exceptional customer service, Borders focuses on the expertise of its sales associates. Borders staffs each store primarily with full-time associates, the substantial majority of whom have college degrees, and many of whom have some graduate level education. Over 84% of Borders' sales associates are full-time. Borders believes that many of its sales associates are book or music enthusiasts and Borders requires all prospective sales associates to take a written examination to determine the breadth and depth of their knowledge of literature or music, as appropriate, which management believes results in a more dedicated and knowledgeable sales staff. Borders also has implemented a title applications software based on client/server technology that enables sales associates to assist customers who are seeking a particular book, but are unsure of the title or author. The system permits associates to access various applications and databases, including the store's inventory, through any combination of title words, authors or subjects and other selection criteria.

                                     VII-14

          Attractive Ambiance. In order to attract customers and build customer loyalty, Borders designs each store to be a destination store with an inviting and comfortable environment. The stores are tastefully appointed with oak fixtures and carpeted floors, and benches and chairs are placed throughout to encourage browsing. To add to the attractive ambiance, books and music are arranged on wooden shelves, classical or jazz music is played in the background, and currently 36 stores offer an espresso bar. Each new Borders Books and Music superstore will feature an espresso bar.

          Convenient Store Location. Borders seeks to establish its stores in high traffic, high visibility locations, populated by an educated reading public. The stores are typically located in strip shopping centers or free-standing structures. Borders selects sites based on regional access, lease terms, co-tenancy, visibility, relevant demographics and proximity to competition.

          Community Involvement. Borders encourages each of its stores to be involved in its local community through specifically tailored community events. Borders designs its stores to include space for events open to the public and many stores have a children's play and reading area. Each store plans its own community-based events, such as author signings, children's storytelling, poetry reading and live music. Management believes that the extensive degree to which its stores relate to their local community serves to build customer loyalty and encourage word of mouth publicity and free media coverage, and helps to provide customers a sense that they are in a one-of-a-kind store, as opposed to a chain store.

          Value Pricing. In order to provide value to its customers, Borders discounts substantially all hardcover books, including bestsellers, from the publishers' suggested retail price. Currently, Borders generally sells hardcover bestsellers at 30% off the publishers' suggested retail price and sells other hardcovers at 10% off the publishers' suggested retail price. In addition, Borders offers a wide selection of sale books at deep discounts from the publishers' suggested retail price. For recorded music, Borders generally sells albums that appear on Billboard magazine's top 20 lists for various genres of music at a discount from the manufacturer's suggested retail price. Borders' policy on pricing takes into account the value provided by both the extensive selection of merchandise offered and the high level of customer service. Borders believes that its pricing policies enable it to be competitive.


     Expansion Strategy. Borders maintains high standards of site selection and store operating performance. As a result, over 93% of Borders' bookstores have been profitable (before allocation of central overhead) in their first twelve months of operation. In order to maintain these high standards, Borders has a carefully considered expansion strategy and currently plans to open at least 20 to 25 new stores in each of the next two years in new and existing markets.


     Borders opened its first store in February 1971 in Ann Arbor, Michigan. Since opening its second store in 1985, Borders has opened an additional 42 bookstores (including nine Walden-owned book superstores converted to the Borders' superstore format after Kmart's acquisition on October 30, 1992) through January 23, 1994, and increased its total square footage of store space to approximately 992,666 square feet. In addition, over the next 2-3 years Borders plans to convert the substantial majority of those stores that do not currently carry music to the Borders Books and Music format, which in certain instances will require the existing superstore to be physically expanded. To date, Borders has converted four superstores to the Borders Books and Music format and has not closed any store other than for relocation. Kmart has provided additional capital to fund Borders' expansion program.

                                     VII-15

     The table below sets forth certain information concerning Borders' expansion program during the five most recent fiscal years:

FISCAL                                           NEW      GROSS SQUARE FEET    NO. OF STORES
 YEAR                                           STORES     AT YEAR END(1)      AT YEAR END(2)
- ------                                          ------    -----------------    --------------
1989.........................................      3           108,240                8
1990.........................................      5           188,815               13
1991.........................................      3           230,765               16
1992.........................................     15(3)        520,736               31
1993.........................................     15           992,666               44

- -------------------------
(1) Includes expanded square footage for existing stores.

(2) Includes 18 books and music superstores opened in fiscal 1992 and fiscal
    1993.

(3) Includes the conversion of nine book superstores acquired from Walden that had been initially opened by Walden in fiscal 1992.

     Borders employs a rigorous process to select and evaluate new sites. Borders maintains an in-house staff of experienced real estate personnel to work with local developers and brokers to identify potential store locations. Borders also utilizes the services of a professional sales forecasting firm to prepare forecasted data used in evaluating the potential financial return for each location.

     Borders selects sites based on the availability of prime real estate, lease terms, co-tenancy, visibility, access, relevant demographics, proximity to competition and the potential for future store development in the proposed market. The rate of Borders' expansion will be affected by general economic and business conditions affecting consumer spending, the availability of desirable locations and the negotiation of acceptable lease terms.

     Although the costs of opening a store may vary, on an operating lease basis Borders estimates that, with respect to a typical Borders Books and Music superstore of approximately 30,000 square feet, the cost of the initial inventory is approximately $2.0 million, with average vendor payables equal to approximately 60% of the initial inventory, for a net investment of approximately $0.8 million. The costs of leasehold improvements, store fixtures and electronic equipment are approximately $1.1 million (with some tenant improvements included in occupancy costs), and pre-opening expenses, which are expensed in the first full month of operations, typically average $140,000.

     Stores and Store Operations. Borders' 44 stores are located in 22 states and the District of Columbia, in both suburban and urban areas. The Borders Books and Music superstores average approximately 30,000 square feet including approximately 10,000 square feet devoted to the music section, with the remaining book superstores generally ranging in size from approximately 15,000 square feet to approximately 25,000 square feet. Each store is distinctive in appearance and architecture, and is designed to complement its local surroundings, although Borders utilizes certain standardized specifications to increase the speed and lower the cost of new store openings.

     Each Borders store has an average of approximately 128,000 book SKUs as its base inventory. In addition, for the Borders Books and Music format, each store has an average of approximately 57,000 SKUs of music. The Borders Books and Music superstores also include a video section that offers for sale an average of approximately 9,300 SKUs of prerecorded video tapes.

                                     VII-16

     The table below sets forth the states in which Borders' 44 superstores are located and the number of stores in each state as of January 23, 1994:

                          TOTAL
         STATE            STORES
- ------------------------  ------
Arizona.................     1
Connecticut.............     1
District of Columbia....     1
Florida.................     1
Georgia.................     1
Hawaii..................     1
Illinois................     2
Indiana.................     1

                          TOTAL
         STATE            STORES
- ------------------------  ------
Iowa....................     1
Kansas..................     1
Maryland................     2
Massachusetts...........     1
Michigan................     4
Minnesota...............     2
New Jersey..............     3
New York................     6
                          TOTAL
         STATE            STORES
- ------------------------  ------
North Carolina..........     1
Ohio....................     3
Pennsylvania............     5
Rhode Island............     1
Texas...................     2
Virginia................     2
Wisconsin...............     1

     Borders stores are generally open seven days a week, up to 14 hours a day. Most Borders superstores are staffed by a store manager, five assistant managers, a community relations coordinator, a staff trainer, three office and special order personnel and approximately 29 full-time book and music sales associates. Borders believes in a decentralized management approach and gives each store manager responsibility and autonomy in staffing, display, community involvement and selected promotions. Borders encourages each store manager to observe local market conditions and sales trends, and to communicate any special needs of the store to the central purchasing department.

     Borders relies heavily on the expertise of its sales associates. As a result of its focus on providing superior customer service, Borders primarily hires full-time sales associates and, as a screening tool, all prospective sales associates are given a written examination in either literature or music, as appropriate. Borders' hiring and training policies are designed to result in dedicated and knowledgeable sales associates who are able to be responsive to customers' requests and identify authors or works that may be of interest to customers. The stores also have reference desks, where sales associates can access Borders' sophisticated on-line inventory management system to assist customers with information requests.

     Merchandising and Marketing. The merchandising strategy of Borders is to carry the broadest selection of books in all subjects and to continuously tailor the book selection of each store to the local market. With respect to music, Borders' merchandising strategy is to carry a broad selection of recorded music, with a special emphasis on hard-to-find recordings in categories such as jazz, classical and foreign music. Each Borders bookstore offers a broad selection of books, typically averaging approximately 128,000 SKUs, with each Borders Books and Music superstore also carrying approximately 57,000 SKUs of music. The Borders Books and Music superstores also include a video section that offers for sale an average of approximately 9,300 SKUs of prerecorded video tapes.

     Borders relies primarily on its broad title selection, commitment to exceptional customer service, comfortable store ambiance and word-of-mouth advertising to attract and retain customers. Each Borders store hosts a variety of events such as author signings, poetry reading, children's storytelling and live music. The community relations director for each store is responsible for coordinating community activities sponsored by the store, including arranging for authors to speak and children's storytelling hours. The community relations director has an advertising budget and works with news agencies on articles published about the store. The community relations director may also publish a newsletter and coordinates the local mailing list for Borders' holiday catalog. Borders also utilizes a corporate level marketing staff to assist the stores in their marketing plans and to plan the use of cooperative advertising funds provided by publishers.

WALDEN

     General. Walden is the largest operator of mall bookstores in the United States in terms of both sales and number of stores. As of January 23, 1994, Walden operated 1,159 bookstores in 50 states and the District of Columbia. Walden had sales of $1.1 billion for fiscal 1993.

                                     VII-17

     Management believes that, as the leading operator of mall-based bookstores, Walden is well positioned to achieve improvement in operating profits. Management expects to further increase profitability at Walden by reducing inventory shrinkage, containing expenses and, with the implementation of Borders' sophisticated inventory management technology, improving sales per store and inventory productivity. In 1993, with the assistance of an outside consulting firm, management embarked upon a process re-engineering effort to reduce costs, which included streamlining store receiving operations, home office functions and distribution center operations. Management also believes that the combination of Walden and Borders will enable it to realize synergies in certain areas, including the development of inventory control systems and in merchandise distribution.

     In order to better position Walden for continued growth in profitability and to focus its efforts on its core mall bookstore format, Walden will close approximately 200 underperforming stores, and has taken a charge in the fourth quarter of fiscal 1993 of $142.8 million, which includes costs relating to these closings and other non-recurring charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The stores to be closed will include approximately 144 of Walden's 1,061 "Waldenbooks" bookstores, approximately 12 of Walden's 27 "Walden & More" bookstores and approximately 44 of Walden's 71 "Brentano's" bookstores. As part of Walden's efforts to focus on its core mall-based store strategy, Walden does not plan to open any additional Walden & More bookstores. The costs associated with closing a store include the write-off of fixed assets, lease termination costs, employee severance costs, expected loss through date of closing and merchandise markdowns.

     In order to maximize sales per store and inventory productivity over the long term, Walden is substantially upgrading its inventory control systems and is in the process of adapting Borders' inventory management technology.

     Stores and Store Operations. Walden operates 1,159 bookstores in a number of different store formats using common executive management, purchasing and operating staff. Walden's 1,061 bookstores operating under the name "Waldenbooks" average approximately 3,300 square feet and carry between 15,000 and 30,000 titles. Walden also operates 71 bookstores under the name "Brentano's," which average approximately 4,800 square feet, carry between 25,000 and 35,000 titles and are designed to present a more upscale appearance. Walden's 27 bookstores operating under the name "Walden & More" average approximately 8,700 square feet and carry between 25,000 to 75,000 titles depending on the size of the store and are free-standing book stores.

     Walden also has 57 "Walden Software" stores that sell a wide variety of video games and selected computer software and miscellaneous computer-related equipment. Consistent with management's initiatives to focus on its core mall stores, Walden Software stores are now managed under contract by a third-party, and over the next seven years as store leases expire, each Walden Software store will be closed.

     The following table sets forth information concerning the opening and closing of Walden's bookstores (excluding Walden Software stores) during the five most recent fiscal years:

                           FISCAL                                              NUMBER OF STORES
                            YEAR                       OPENINGS    CLOSINGS      AT YEAR END
        --------------------------------------------   --------    --------    ----------------
        1989........................................      51          34             1,205
        1990........................................      32          28             1,209
        1991........................................      27          19             1,217
        1992........................................      16          31             1,202
        1993........................................       7          50             1,159

     In fiscal 1993, Walden opened seven new stores (two of which were larger format mall-based stores described below), closed 50 stores and expanded 18 stores. For fiscal 1994, Walden currently intends to open 15 new stores, close approximately 200 underperforming stores and expand 15 stores. Management is currently analyzing the performance of the larger mall-based bookstores as part of its exploration of alternatives for growth in Walden's mall-based operations. Walden believes that its well established tradenames, financial performance and merchandise selection make it a highly desirable tenant, and will continue to enable it to secure highly desirable locations.

                                     VII-18

     In order to meet the desires of some developers to include a larger format bookstore in malls, including in many cases where developers plan to include only one bookstore in a mall, as well as in order to take advantage of what management believes is the desire by mall customers for greater selection and service, Walden recently has developed an alternative mall-based bookstore utilizing a larger format. The new format consists of 6,000 to 8,000 square feet and carries between 43,000 and 48,000 titles. The format typically includes a double store front with separate entrances to distinct "Waldenbooks" and "Waldenkids" areas, and contains between 1,000 and 1,500 square feet dedicated to a much-expanded selection of children's books and related merchandise. As of January 23, 1994, 22 of the larger format stores had been opened (including 19 stores in malls where Walden currently operates the only bookstore) and Walden anticipates opening approximately 5 new larger format stores in fiscal 1994 and expanding 15 existing mall bookstores to the larger format.

     The cost of opening a new store consists primarily of the investment in initial inventory, the cost of furniture, fixtures, leasehold improvements, equipment and pre-opening expenses, such as the costs associated with training employees. The initial inventory for a new store is estimated to cost approximately $220,000 (approximately $400,000 for the larger format mall-based store), with vendor payables equal to approximately 36% for all stores (although Walden has limited vendor payable experience for larger format bookstores) for a net investment of approximately $140,000 (approximately $250,000 for the larger format mall-based stores). The cost of furniture, fixtures and equipment for a new store is approximately $180,000 (approximately $440,000 for the larger format mall-based store). Pre-opening expenses, which are expensed in the first full month of operations, typically average $15,000 for all stores.

     Walden's stores are generally open seven days a week, up to twelve hours a day. Most Walden bookstores employ one store manager, one or two assistant managers and approximately three full-time equivalent book sellers.

     Merchandising and Marketing. Walden's bookstores carry hardcover and paperback bestsellers, new releases, and children's books. In addition, Walden bookstores typically carry a focused assortment of books in a broad range of categories, including fiction, bargain books, science fiction, romance and business, an assortment of books recorded on audio cassettes, as well as videotapes, calendars and magazines. Each store, in addition to carrying books relating to current events and seasonal interests, seeks to tailor its merchandise to the demographics of the surrounding community, as well as the larger region or market of such store.

     Walden relies primarily on impulse, point-of-sale, storefront signage and other mall and in-store promotions to attract mall customers. Walden also uses its Preferred Reader(R) program to attract customers and build customer loyalty. For a small membership fee, Walden Preferred Readers(R) currently receive 10% off all purchases (except magazines) and an additional $5 discount certificate for every $100 spent, and are able to participate in special Walden Preferred Reader(R) offers. In addition, Walden maintains a Walden Preferred Reader(R) database that allows it to conduct targeted direct mailings in order to increase store traffic.

INVENTORY CONTROL

     Borders

     Inventory Management System. Over the past two decades Borders has developed what it believes is the most sophisticated inventory management system in the retail book industry and believes that this proprietary system is a principal reason for Borders' superior performance. The inventory management system is a fully-integrated system that tracks each title from the moment it is ordered through its sale. The inventory management system includes a centrally-controlled "expert" system. This system uses artificial intelligence principles in applying sophisticated rules to analyze hundreds of variables in order to forecast sales and automatically recommend inventory levels for each book title in each store, for a particular point in time, to reflect local customers' tastes and buying patterns. Management believes that Borders' inventory management system results in higher in-stock positions, increased inventory turnover, sales per store and sales per square foot, while simultaneously reducing costs by providing each Borders store with a more productive inventory assortment. Borders works to continually develop and refine its inventory management system.

                                     VII-19

     Borders' inventory management system has continually been improved and refined since it was first developed in 1974, and in 1990, utilizing AS/400 computers and personal computers, Borders substantially enhanced its inventory management system to make it an "expert" system that allows it to tailor merchandise to meet customer preferences.

     Borders has also implemented title applications software based on client/server technology that enables sales associates to assist customers who are seeking a particular book, but are unsure of the title or author. The system permits associates to access the various applications and databases, including the store's inventory, through any combination of title words, authors or subjects and other selection criteria.

     Borders' inventory management system utilizes store level point-of-sale ("POS") terminals and bar code scanners that increase a store's efficiency and the accuracy of sales information and provide such information more quickly to the central inventory management system. In addition, computer terminals on the store floor may be used by sales associates for all applications, including book title searches (including those not currently carried by Borders), special orders, and the operation of all office automation software.

     The Borders' Expert System. In addition to tracking inventory, the inventory management system provides critical information to Borders' buyers, who decide which books to purchase, in what quantity and for which stores. Borders has developed an "expert" system which interprets the information compiled by the inventory management system for its buyers and recommends which titles and quantities should be purchased for each store. The Borders' "expert" system considers a vast amount of information in order to make its detailed purchase recommendations. Buyers then review the system's recommendations, make modifications as the buyers deem necessary based on the buyers' own analysis of current events and popular trends, as well as input received from individual stores, and finally instruct the system to issue the purchase order. As a result, the inventory selection is continuously customized and refined for each store, based on the buying patterns of the local market, in order to provide the most attractive selection for the local market.

     Walden

     Inventory Management System. Walden currently utilizes POS terminals and personal computers in all of its stores, which provide price look-up, title look-up and special order capabilities, and, in addition, provide timely information to Walden's buying staff. In 1993, Walden began to develop and test a fully-integrated perpetual store level inventory management system that will enable it to better manage and control its inventory from the point of receipt through the point of sale. The inventory management system is expected to be implemented from a merchandising point of view by the end of fiscal 1994 and, from a financial point of view by the end of fiscal 1995.

     Adaptation of the Borders' Expert System. A fully-integrated inventory management system will allow the implementation of an adapted version of the Borders' "expert" system, which management anticipates will be implemented during fiscal 1995. Management believes that the implementation of an expert system at Walden will enable Walden to more effectively tailor the assortment of book titles in each store to meet customer preferences, thereby increasing both sales per store and inventory turnover.

PURCHASING

     Borders. Borders' purchasing department is located in Ann Arbor, Michigan, and is comprised of approximately 28 buyers and 16 support staff. Each buyer specializes in one or more subject areas, such as fiction, history, architecture or science, which allows the buyers to develop expertise in their particular field. The buying staff is responsible for ordering the initial inventory required upon the opening of each store, for monitoring inventory levels of all stores and for reordering books from the publishers as required. Borders purchases its books from over 1,300 vendors and no vendor represents more than 7.5% of Borders' book purchases. Borders transmits purchase orders via electronic data interchange ("EDI"), which shortens the time to process a purchase order, reduces labor costs, shrinks the inventory cycle and reduces Borders' out-of-stock position. In fiscal 1993, approximately 95% of the dollar value of Borders' book orders were transmitted electronically. With respect to music, Borders currently purchases its music inventory through a distributor, who ships the music directly to Borders superstores.

                                     VII-20

     Walden. Walden's centralized buying staff is located in Stamford, Connecticut, and is comprised of approximately 32 buyers and inventory planners. The centralized buying staff works with eight regional buyers and store management, in tailoring selection for each store, monitoring inventory levels and reordering books. For fiscal 1992, Walden's top five largest suppliers represented approximately 35% of Walden's inventory purchases expressed in dollars and no single supplier represented in excess of 11% of inventory purchases expressed in dollars.

DISTRIBUTION

     Borders. Borders believes that its centralized distribution system significantly enhances its ability to manage its inventory on a store-by-store basis. Books are shipped directly from the publishers to one of Borders' two distribution centers, located in Ann Arbor, Michigan and Harrisburg, Pennsylvania. Approximately 95% of the books carried by Borders are processed through its distribution facilities. At each distribution facility, employees process the merchandise from the publishers and write out claims for short orders, damaged books, incorrect shipments and incorrect billings. Employees also label books with proprietary bar code stickers identifying the book title, price and subject area. During the non-holiday selling season, approximately 85%-90% of the trade inventory that arrives from publishers is processed within 48 hours for shipment to the stores. Newly released titles and rush orders are processed within 24 hours. A small percentage of books ordered by local stores is ordered from independent distributors, generally for special orders. With respect to music, the distributor currently ships music directly to each Borders Book and Music superstore. Borders is in the process of shifting towards purchasing music directly from the manufacturers and utilizing its distribution centers to ship a majority of its music inventory to its stores.

     In general, books can be returned to their publishers at cost. Borders' stores return books to Borders' centralized returns department in Ann Arbor to be processed for return to the publishers. Borders believes that its returns to publishers are substantially lower than the industry average, which Borders believes is due to the sophistication of its inventory management system. As a result, Borders is able to reduce its handling, carrying and freight expenses. In general, Borders has limited rights to return music to its distributor, although Borders has experienced minimal returns of music to date.

     Borders benefits from a relatively lower cycle time for replenishing its book inventory due to its centralized distribution system. As a result, Borders is able to offer a broader selection of book titles at its stores. In addition, local stores are required to devote only a small amount of their management time and store space to inventory, purchasing and distribution. Consequently, Borders is able to maximize the use of its retail space and store personnel can focus their primary efforts on the customer. Borders believes that, as it increases the number of its stores, it may need to expand the size or number of its distribution centers.

     Walden. Approximately 49% of the number of books carried by Walden's stores are shipped directly to each store from publishers and jobbers, with the balance being shipped to one of Walden's two distribution centers, located in Ontario, California and Nashville, Tennessee. Walden's management has increased the percentage of merchandise processed through its distribution centers from approximately 45% in fiscal 1990 to approximately 51% in fiscal 1992. In order to process returns on a cost effective basis, Walden's Nashville, Tennessee facility also serves as a centralized return center. In general, books can be returned to their publishers at cost.

PUBLISHING

     Walden owns and publishes, under the name Longmeadow Press, a selection of books and calendars for distribution through its stores and sale to both third-parties and affiliates. Walden publishes an average of 150-200 titles per year and has a backlist of over 500 active titles. Publishing books for sale through its own retail stores enables Walden to lower costs substantially and thereby increase margins. For fiscal 1992, approximately 3% of Walden's sales were derived from Longmeadow Press.

                                     VII-21

COMPETITION

     The retail book business is highly competitive. Competition within the retail book industry is fragmented with Borders facing direct competition from other superstores, such as Barnes & Noble, Inc., Books-A-Million and Crown Books Corporation. Eighty percent of Borders superstores currently face direct competition from other large format book superstores. Walden faces direct competition from the B. Dalton division of Barnes & Noble, Inc., as well as regional chains and superstores. In addition, Borders and Walden compete with each other, as well as specialty retail stores, that offer books in a particular area of specialty, independent single store operators, variety discounters, drug stores, warehouse clubs and mass merchandisers. In the future, Borders and Walden may face additional competition from other categories of retailers entering the retail book market, in particular music retailers.

     The music business is also highly competitive and Borders faces competition from large established music chains, such as Tower Records and Musicland, as well as specialty retail stores, variety discounters, warehouse clubs and mass merchandisers.

PROPERTIES

     Borders. Borders leases all of its stores, except the Columbus, Ohio and Indianapolis, Indiana stores. Borders' store leases have an average initial term of 10-15 years with several five-year renewal options. At present, the average unexpired term under Borders' 42 existing store leases is 10 years prior to the exercise of any options.

     Borders owns its main headquarters and distribution facility, located on 11 acres of land outside of Ann Arbor, Michigan. This facility has approximately 41,000 square feet dedicated to distribution, and to a lesser extent warehousing, and approximately 16,800 square feet dedicated to corporate offices and general administration.

     Walden. Walden leases all of its stores. Walden's store leases have an average term of 10 years. At present, the average unexpired term under Walden's 1,159 existing store leases is 4.3 years. The terms of Walden's mall-based bookstores leases for its 1,159 leased bookstores open as of January 23, 1994 expire as follows:

 LEASE TERMS TO EXPIRE DURING
 12 MONTHS ENDING ON OR ABOUT
           JANUARY 31                                 NUMBER OF MALL STORES
- -------------------------------                       ---------------------
            1994...................................            161*
            1995...................................            154
            1996...................................            114
            1997-1999..............................            366
            2000 and later.........................            364

- -------------------------
* Includes 42 leases that expired prior to the end of fiscal 1993, many of which are currently being renegotiated.

     The table below sets forth the states in which Walden's 1,159 stores are located and the number of stores in each state as of January 23, 1994:

                          TOTAL
         STATE            STORES
- -----------------------   ------
Alabama................      10
Alaska.................       7
Arizona................      20
Arkansas...............       9
California.............     140
Colorado...............      20
Connecticut............      23
Delaware...............       4
Dist. of Columbia......       4

                          TOTAL
         STATE            STORES
- -----------------------   ------
Florida................      71
Georgia................      31
Hawaii.................      19
Idaho..................       5
Illinois...............      48
Indiana................      27
Iowa...................      13
Kansas.................      10
Kentucky...............      14
                          TOTAL
         STATE            STORES
- -----------------------   ------
Louisiana..............      15
Maine..................       2
Maryland...............      26
Massachusetts..........      27
Michigan...............      33
Minnesota..............      11
Mississippi............       7
Missouri...............      25
Montana................       5

                                     VII-22

                          TOTAL
         STATE            STORES
- -----------------------   ------
Nebraska...............       7
Nevada.................       6
New Hampshire..........       3
New Jersey.............      27
New Mexico.............       6
New York...............      69
N. Carolina............      36
N. Dakota..............       3
                          TOTAL
         STATE            STORES
- -----------------------   ------
Ohio...................      53
Oklahoma...............      15
Oregon.................      12
Pennsylvania...........      63
Rhode Island...........       5
S. Carolina............      17
S. Dakota..............       2
Tennessee..............      24
                          TOTAL
         STATE            STORES
- -----------------------   ------
Texas..................      79
Utah...................       6
Vermont................       2
Virginia...............      39
Washington.............      25
W. Virginia............      13
Wisconsin..............      19
Wyoming................       2

     Walden owns its headquarters in Stamford, Connecticut and leases both of its distribution facilities located in Ontario, California and Nashville, Tennessee. The California facility has approximately 237,600 square feet dedicated to distribution and warehousing and approximately 9,400 square feet dedicated to corporate offices and general administration. The Tennessee facility has approximately 494,500 square feet dedicated to distribution and warehousing and approximately 25,500 square feet dedicated to corporate offices and general administration.

ASSOCIATES

     Borders. As of January 23, 1994, Borders had a total of approximately 1,900 full-time associates and approximately 300 part-time associates, including nine in executive positions, 44 store managers and approximately 2,200 in sales, clerical and other store, office or warehouse positions. Borders has experienced very low turnover among its store managers, and Borders endeavors to promote new store managers internally through a management training program. None of Borders' associates is covered by a collective bargaining agreement or is represented by a labor union. Borders believes that its relations with its associates are good.

     Walden. As of January 23, 1994, Walden had a total of approximately 6,300 full-time associates and approximately 5,150 part-time associates, including 50 in executive positions, approximately 1,400 store managers and approximately 10,000 in sales, clerical and other store, office or warehouse positions. None of Walden's associates is covered by a collective bargaining agreement or is represented by a labor union. Walden believes that its relations with its associates are good.

TRADE MARKS AND SERVICE MARKS

     Borders(R), Borders Book Shop(R), and Borders Books & Music(R), among other marks, are all registered trademarks and service marks of Borders. Brentano's(R), Coopersmith's(R), Longmeadow Press(R), Walden Book Store(R), Waldenbooks(R), Waldenbooks Preferred Reader(R), Waldenkids(R), Waldensoftware(R) and Waldenvideo(R), among other marks, are all registered trademarks and service marks of Walden. Both Borders and Walden use their respective service marks as a trade name in connection with their business operations. Whenever possible, both Borders and Walden have registered their respective names as a trade name with the state or locality where they have stores.

LITIGATION

     Both Borders and Walden are from time to time involved in routine litigation incidental to the conduct of their respective businesses. Borders-Walden believes that no currently pending litigation to which either Borders or Walden is a party will have a material adverse effect on its liquidity, financial position or results of operations.

                                     VII-23

                              BORDERS-WALDEN GROUP

                              REPORT BY MANAGEMENT

RESPONSIBILITY FOR FINANCIAL STATEMENTS

     Kmart Corporation and Borders-Walden Group management are responsible for the integrity of the information and representations contained in interim and annual financial statements. This responsibility includes making informed estimates and judgments in selecting the appropriate accounting principles. Management believes the financial statements conform with generally accepted accounting principles applied on a consistent basis.

     To assist management in fulfilling these obligations, several tools are utilized, which include the following:

          A system of internal accounting controls is maintained to provide for the integrity of information for purposes of preparing financial statements and to assure that assets are properly accounted for and safeguarded. This concept of reasonable assurance is based on the recognition that the cost of the system is related to the benefits to be derived and modified for changing conditions. Management believes its system provides reasonable assurance of this appropriate balance.

          As part of the internal control system, a policy of Standards of Business Conduct and Management Integrity Statement is in effect. All officers and key employees periodically submit a signed statement regarding compliance with these policies.

          An Internal Audit Department is maintained to evaluate, test and report on the application of internal accounting controls in conformity with standards of the practice of internal auditing.

          The financial statements have been examined by independent accountants whose report is contained herein. This examination includes, among other things, a review of the system of internal controls as required by generally accepted auditing standards.

     The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly with management, internal auditors and the independent accountants to assure that each is carrying out its responsibilities. The internal auditors and independent accountants both have full and free access to the Audit Committee, with and without the presence of management.

Joseph E. Antonini
Kmart Corporation
Chairman of the Board, President
and Chief Executive Officer

George R. Mrkonic
Kmart Corporation
Executive Vice President
Specialty Retailing

Thomas F. Murasky
Kmart Corporation
Executive Vice President and
Chief Financial Officer

Robert F. Di Romualdo
Borders-Walden Group
President and
Chief Executive Officer

Richard L. Flanagan
Borders, Inc.
President and
Chief Operating Officer

Charles R. Cumello
Walden Book Company, Inc.
President and
Chief Executive Officer

                                     VII-24

                              BORDERS-WALDEN GROUP

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Kmart Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of income and of cash flows present fairly, in all material respects, the financial position of the Borders-Walden Group at January 23, 1994 and January 24, 1993 and the results of its operations and its cash flows for each of the three years in the period ended January 23, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Kmart Corporation management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in the notes to the combined financial statements, the Borders-Walden Group adopted Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," at the beginning of fiscal 1993.


     Borders-Walden Group is a business group of Kmart Corporation (as described in the Basis of Presentation note to these financial statements); accordingly, the combined financial statements of the Borders-Walden Group should be read in conjunction with the consolidated financial statements of Kmart Corporation.

Price Waterhouse
Detroit, Michigan
March 15, 1994
                                     VII-25

                              BORDERS-WALDEN GROUP

                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN MILLIONS)

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    FEBRUARY 1,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Sales........................................................    $1,370.6       $1,183.7       $1,140.1
Cost of merchandise sold, includes buying and occupancy
  costs......................................................     1,020.0          892.4          876.8
Selling, general and administrative expenses.................       291.2          243.7          228.9
Pre-opening expense..........................................         2.6            1.9            0.8
Goodwill amortization........................................         6.9            3.5            2.5
Store restructuring and other charges........................       142.8             --             --
                                                                -----------    -----------    -----------
Operating income (loss)......................................       (92.9)          42.2           31.1
Interest:
  Debt -- expense............................................         0.9            0.6            0.5
                                                                -----------    -----------    -----------
Income (loss) before income taxes and the effect of
  accounting changes.........................................       (93.8)          41.6           30.6
Income taxes.................................................       (38.2)          18.5           13.9
                                                                -----------    -----------    -----------
Net income (loss) before the effect of accounting changes....       (55.6)          23.1           16.7
Effect of accounting changes, net of income taxes............         5.6             --             --
                                                                -----------    -----------    -----------
Net income (loss)............................................     $ (61.2)       $  23.1        $  16.7
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Supplemental disclosure (unaudited):
  Net income (loss)..........................................     $ (61.2)       $  23.1        $  16.7
  Add back of goodwill amortization..........................         6.9            3.5            2.5
                                                                -----------    -----------    -----------
  Kmart Corporation earnings (losses) attributable to
     Borders-Walden Group....................................     $ (54.3)       $  26.6        $  19.2
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

            See accompanying Notes to Combined Financial Statements.

                                     VII-26

                              BORDERS-WALDEN GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                         JANUARY 23,     JANUARY 24,
                                                                             1994            1993
                                                                         ------------    ------------
ASSETS
  Current Assets:
     Cash.............................................................     $   30.2        $   21.4
     Merchandise inventories..........................................        435.8           387.9
     Accounts receivable and other current assets.....................         44.2            20.5
     Deferred income taxes............................................         35.7              --
                                                                         ------------    ------------
  Total current assets................................................        545.9           429.8
  Property Owned:
     Land.............................................................         10.1            10.1
     Buildings........................................................         38.2            44.2
     Leasehold improvements...........................................        127.0           118.8
     Furniture and fixtures...........................................        213.6           165.0
     Construction in progress.........................................          8.5             2.2
                                                                         ------------    ------------
                                                                              397.4           340.3
  Less-accumulated depreciation and amortization......................       (202.1)         (142.8)
                                                                         ------------    ------------
  Total owned property................................................        195.3           197.5
  Deferred income taxes...............................................         10.8              --
  Goodwill -- net of accumulated amortization of $29.3 and $22.4,
     respectively.....................................................        249.6           244.9
                                                                         ------------    ------------
                                                                           $1,001.6        $  872.2
                                                                         ------------    ------------
                                                                         ------------    ------------
LIABILITIES AND EQUITY
  Current Liabilities:
     Long-term debt due within one year...............................     $    5.2        $    0.2
     Accounts payable -- trade........................................        257.8           181.6
     Accrued payrolls and other liabilities...........................        118.7           102.7
     Store restructuring reserve......................................         96.7              --
     Taxes other than income taxes....................................          2.1             1.9
     Income taxes.....................................................          5.2            23.9
                                                                         ------------    ------------
  Total current liabilities...........................................        485.7           310.3
  Long-Term Debt......................................................          4.3             9.6
  Other Long-Term Liabilities.........................................         54.1            31.0
  Deferred Income Taxes...............................................           --             0.2
  Borders-Walden Group Equity.........................................        457.5           521.1
                                                                         ------------    ------------
                                                                           $1,001.6        $  872.2
                                                                         ------------    ------------
                                                                         ------------    ------------
  Supplemental disclosure (unaudited):
     Borders-Walden Group Equity......................................     $  457.5        $  521.1
     Add back of accumulated goodwill amortization....................         29.3            22.4
                                                                         ------------    ------------
     Kmart Corporation equity attributable to Borders-Walden Group....     $  486.8        $  543.5
                                                                         ------------    ------------
                                                                         ------------    ------------

            See accompanying Notes to Combined Financial Statements.

                                     VII-27

                              BORDERS-WALDEN GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                            FISCAL YEAR ENDED
                                                               --------------------------------------------
                                                               JANUARY 23,     JANUARY 24,     FEBRUARY 1,
                                                                   1994            1993            1992
                                                               ------------    ------------    ------------
CASH PROVIDED BY (USED FOR):
OPERATIONS
  Net income (loss) before effect of accounting changes.....      $(55.6)         $ 23.1         $   16.7
     Adjustments to reconcile net income (loss) to operating
       cash flows:
     Store restructuring and other charges..................       125.3              --               --
     Depreciation and amortization..........................        41.0            33.3             30.9
     Deferred income taxes..................................       (36.7)           (2.7)            (1.9)
     Increase (decrease) in other long-term liabilities.....        (4.0)           (1.8)             6.8
     Other -- net...........................................         5.5             2.6              0.9
  Cash provided by (used for) current assets and current
     liabilities:
     (Increase) decrease in inventories.....................       (47.9)          (20.3)            22.6
     Increase in accounts payable...........................        76.2            23.3             13.5
     Other -- net...........................................       (21.3)           39.9             35.8
                                                               ------------    ------------    ------------
     Net cash provided by operations........................        82.5            97.4            125.3
                                                               ------------    ------------    ------------
INVESTING
  Capital expenditures -- owned property....................       (71.0)          (28.8)           (15.2)
                                                               ------------    ------------    ------------
  Net cash used for investing...............................       (71.0)          (28.8)           (15.2)
                                                               ------------    ------------    ------------
FINANCING
  Repayment of long-term debt...............................        (0.3)          (17.8)            (0.1)
  Net equity transactions with the Kmart Group..............        (2.4)          (41.2)          (111.7)
                                                               ------------    ------------    ------------
  Net cash used for financing...............................        (2.7)          (59.0)          (111.8)
                                                               ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............         8.8             9.6             (1.7)
  Cash and Equivalents at Beginning of Year.................        21.4            11.8             13.5
                                                               ------------    ------------    ------------
CASH AND EQUIVALENTS AT END OF YEAR.........................      $ 30.2          $ 21.4         $   11.8
                                                               ------------    ------------    ------------
                                                               ------------    ------------    ------------
Supplemental disclosures of cash flow information:
  Interest paid.............................................      $  0.9          $  0.6         $    0.5
  Income taxes paid.........................................      $ 18.6          $ 12.3         $    0.7

            See accompanying Notes to Combined Financial Statements.

                                     VII-28

                              BORDERS-WALDEN GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

BASIS OF PRESENTATION


     The Board of Directors of Kmart Corporation (Board) has adopted a proposal (the Specialty Retail Stock Proposal) which, if approved by shareholders and implemented by the Board, would authorize the Board to issue four new series of common stock (collectively, the Specialty Retail Stock) designated KM-Borders-Walden Group Common Stock (Borders-Walden Stock), KM-Builders Square Group Common Stock (Builders Square Stock), KM-OfficeMax Group Common Stock (OfficeMax Stock) and KM-The Sports Authority Group Common Stock (The Sports Authority Stock). While each series of Specialty Retail Stock would constitute common stock of Kmart Corporation, each is intended to reflect the separate performance of each specialty retail business. The Borders-Walden Stock is intended to reflect the performance of Kmart Corporation's retail bookstore group (the Borders-Walden Group), which is comprised principally of Kmart Corporation's Borders, Inc. and Walden Book Company, Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of Kmart Corporation's retail home improvement and home decor superstore group (the Builders Square Group), which is comprised principally of Kmart Corporation's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of Kmart Corporation's retail office products superstore group (the OfficeMax Group), which is comprised principally of Kmart Corporation's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports Authority Stock is intended to reflect the performance of Kmart Corporation's retail sporting goods megastore group (The Sports Authority Group), which is comprised principally of Kmart Corporation's The Sports Authority, Inc. subsidiary. The Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the Specialty Retail Groups and individually as a Specialty Retail Group.



     Upon the initial issuance of any series of Specialty Retail Stock, the existing common stock would be redesignated as Kmart Group Common Stock (Kmart Stock). The Kmart Stock, while constituting common stock of Kmart Corporation, is intended to reflect the separate performance of the Kmart Group, which is generally comprised of (i) Kmart Corporation's core Kmart discount store group,
(ii) Kmart Corporation's interest in each Specialty Retail Group (a Retained Interest), which excludes the interest represented by any outstanding shares of the relevant series of Specialty Retail Stock and (iii) all other businesses in which Kmart Corporation and its other subsidiaries are engaged. The Kmart Group and the Specialty Retail Groups are sometimes referred to collectively herein as the Groups and individually as a Group.



     Following approval by shareholders of the Specialty Retail Stock Proposal, Kmart Corporation currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock for cash in separate initial public offerings (collectively, the Offerings) and to allocate the proceeds of the Offerings to the Kmart Group to be used to repay outstanding indebtedness of Kmart Corporation and for general corporate purposes. The timing, sequence and size of such Offerings and the price at which such shares would be sold would be determined by the Board, without further approval of shareholders, prior to each Offering based upon prevailing market and other conditions; however, it is currently contemplated that the first offering would be commenced shortly after the Annual Meeting and that Kmart Corporation would initially offer to the public shares of each series of Specialty Retail Stock that would be intended to represent approximately 20% to 30% of the equity value of Kmart Corporation attributed to the relevant Specialty Retail Group as determined by the Board (Equity Value) at the time of such Offering. Therefore, it is expected that Kmart Corporation would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in each such Specialty Retail Group. The terms of each Offering would be determined by the Board and the underwriters of such Offering based upon prevailing market conditions; the financial condition and results of operations of the relevant Specialty Retail Group; the history of and prospects for the relevant Specialty Retail Group; the specialty retail industry and the segment of that industry in which the relevant Specialty Retail Group competes; the management and operations of the relevant Specialty Retail Group; the progress of the relevant Specialty Retail Group in implementing its business strategy; the foregoing factors in


                                     VII-29

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

relation to market values of other companies engaged in similar businesses; and the financial condition of Kmart Corporation as a whole. In addition to or in lieu of any Offering, the Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on Kmart Stock, although the Board has no current intention to do so. The determination of whether to proceed with an Offering of any series of Specialty Retail Stock would be made by the Board based on, among other things, the proposed terms of such Offering and the then prevailing market and other conditions. The Board reserves the right not to proceed with any or all of the Offerings, without further approval of shareholders, if it determines that consummation of such Offering or Offerings is not in the best interests of Kmart Corporation.

     The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Kmart Corporation. The separate Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Specialty Retail Stock Proposal, except that no inter-Group interest expense or inter-Group interest income is reflected, as more fully described under "Corporate Activities" below. However, following implementation of the Specialty Retail Stock Proposal and issuance of each Specialty Retail Stock, the financial statements of each Specialty Retail Group would reflect interest expense related to net cash provided by Kmart Corporation. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the combined historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups and (ii) a portion of the assets and liabilities (including contingent liabilities) and related transactions of Kmart Corporation that are not separately identified with the operations of a specific Group. The effects of the issuance of the equity securities described above have not been reflected in these historical financial statements.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, following issuance of any series of Specialty Retail Stock, Kmart Corporation would provide to holders of Borders-Walden Stock separate financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for the Borders-Walden Group and for Kmart Corporation. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), shareholders' equity and items of income and expense among the Groups for purposes of preparing their respective financial statements, the change in the capital structure of Kmart Corporation contemplated by the Specialty Retail Stock Proposal would not affect the respective legal title to assets or responsibility for liabilities of Kmart Corporation or any of its subsidiaries. Kmart Corporation and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Borders-Walden Stock and of each other series of common stock of Kmart Corporation would be holders of common stock of Kmart Corporation and would continue to be subject to risks associated with an investment in Kmart Corporation and all of its businesses, assets and liabilities. The Specialty Retail Stock Proposal would not affect the rights of creditors of Kmart Corporation.

     Financial effects arising from any Group that affect the consolidated results of operations or financial condition of Kmart Corporation could affect the results of operations or financial condition of the Borders-Walden Group or the market price of shares of Borders-Walden Stock. In addition, net losses of any Group, dividends and distributions on any series of common stock or preferred stock, repurchases of any series of common stock and certain repurchases of preferred stock would reduce the assets of Kmart Corporation legally available for dividends on all series of common stock. Accordingly, Kmart Corporation consolidated financial information should be read in conjunction with the Borders-Walden Group financial information.

     The dividend policy applicable to Borders-Walden Stock would be determined by the Board at the time of issuance of such stock. Determinations to pay dividends on Borders-Walden Stock would be based primarily upon the financial condition, results of operations and business requirements of the Borders-Walden Group and Kmart Corporation as a whole. Under the terms of Borders-Walden Stock, dividends would be payable at

                                     VII-30

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

the sole discretion of the Board out of the lesser of (i) all assets of Kmart Corporation legally available for dividends and (ii) the Available Dividend Amount with respect to the Borders-Walden Group.

     The management and accounting policies applicable to the preparation of the financial statements of the Borders-Walden Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Kmart Corporation. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Borders-Walden Group's significant accounting policies, which conform to generally accepted accounting principles applied on a consistent basis between years, are described below.

     Fiscal Year: The Borders-Walden Group fiscal year ends on the Sunday prior to the last Wednesday in January. The Borders-Walden Group changed its fiscal year at the end of fiscal 1992 to conform with the other Specialty Retail Groups. Accordingly, fiscal 1992 consisted of 51 weeks and ended on January 24, 1993. Fiscal 1993 and 1991 each consisted of 52 weeks and ended on January 23, 1994 and February 1, 1992, respectively.

     Earnings Per Common and Common Equivalent Share: Historical earnings per share are omitted from the statements of income as Borders-Walden Stock was not part of the capital structure of Kmart Corporation for the periods presented. Following implementation of the Specialty Retail Stock Proposal, the method of calculating earnings per share for Kmart Stock and each series of Specialty Retail Stock would reflect the terms of the Certificate of Amendment which provide that each Group's Available Dividend Amount, which, in turn, would reflect the separately reported Kmart Corporation Earnings Attributable to the Kmart Group, in the case of the Kmart Group, and Kmart Corporation Earnings Attributable to a Specialty Retail Group, in the case of a Specialty Retail Group, would be the source for payment of dividends for each series of common stock, although liquidation rights of these series of stock and legally available assets of Kmart Corporation may be more or less than these amounts. Kmart Corporation would compute earnings per share of Borders-Walden Stock by dividing the product of the Outstanding Interest Fraction and Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the Borders-Walden Group by the weighted average number of shares of Borders-Walden Stock and dilutive Borders-Walden Stock equivalents outstanding during the applicable period. Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the Borders-Walden Group would generally equal the Borders-Walden Group's net income or loss for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expenses of Kmart Corporation allocated to the Borders-Walden Group increased by the amount of amortization of goodwill of the Borders-Walden Group during such period arising from acquisitions made by Kmart Corporation or its subsidiaries with respect to the Borders-Walden Group before the first issuance of Borders-Walden Stock. The Outstanding Interest Fraction with respect to the Borders-Walden Group is the percentage interest in the Borders-Walden Group intended to be represented at any time by the outstanding shares of Borders-Walden Stock. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Dividend Policy -- Calculation of Earnings per Share" of Kmart Corporation Proxy Statement for an example of the calculation of Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to Borders-Walden Stock.

                                     VII-31

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

     Cash and Equivalents: Kmart Corporation considers cash on hand in stores, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less as cash and cash equivalents for the purposes of the statement of cash flows.

     Inventories: Merchandise inventories are valued on a first-in, first-out
(FIFO) basis at the lower of cost or market using the retail inventory method. In fiscal 1993, Walden changed its method from last-in, first-out (LIFO) to the FIFO method. (See "Restatement of Prior Years' Amounts" below).


     Property Owned and Depreciation: Land, buildings, leasehold improvements and equipment are recorded at cost including a provision for capitalized interest. Depreciation is provided over the estimated useful lives of related assets on the straight-line method for financial statement purposes and on accelerated methods for income tax purposes. Most store properties are leased and improvements are amortized over the term of the lease but not more than 20 years. Other annual rates used in computing depreciation for financial statement purposes are 2% to 3% for buildings and 10% to 20% for other fixtures and equipment.


     Expenditures for owned properties, primarily self-developed locations, which the Borders-Walden Group intends to sell and lease-back within one year are included in accounts receivable and other current assets.


     Goodwill: The excess of cost over the fair value of net assets of the Borders-Walden Group as of the respective dates of acquisition of Borders, Inc. and Walden Book Company, Inc. by Kmart Corporation was capitalized and is being amortized over 40 years using the straight-line method. Borders was acquired October 30, 1992, and Walden was acquired August 9, 1984. The Borders-Walden Group evaluates the recoverability of goodwill and reviews the amortization period on an annual basis. Several factors are used to evaluate goodwill, including but not limited to: management's plans for future operations; recent operating results and each business' projected, undiscounted cash flows. The primary method is each business' projected undiscounted cash flows.



     Financial Instruments: With the exception of long-term debt and the Borders-Walden Group equity, the Borders-Walden Group records all financial instruments, including accounts receivable, accounts payable and marketable securities at, or approximating, market value.


     Pre-Opening and Closing Costs: Costs associated with the opening of a new store are expensed during the first full month of the store's operations. When the decision to close a retail unit is made, the Borders-Walden Group provides for the future net lease obligation, nonrecoverable investment in fixed assets, other expenses directly related to discontinuance of operations and estimated operating loss through the expected closing dates.

     Preferred Reader Program: Walden sells memberships in its Preferred Reader Program which offers members discounts on purchases and other benefits. Membership fees are deferred and recognized over the twelve-month membership period.

CORPORATE ACTIVITIES

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of the Borders-Walden Group are remitted to Kmart Corporation and cash disbursements of the Borders-Walden Group are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as

                                     VII-32

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

Retained Interest) in such Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of the Borders-Walden Group. Until the issuance of Borders-Walden Stock, the net cash used or provided by the Borders-Walden Group will continue to be characterized as an adjustment to the Kmart Group's investment in the Borders-Walden Group.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group when the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of Borders-Walden Stock, if cash used by the Borders-Walden Group exceeds cash provided by the Borders-Walden Group, the Kmart Group would transfer to the Borders-Walden Group the cash necessary to fund excess uses. Conversely, if cash provided by the Borders-Walden Group exceeds cash used by the Borders-Walden Group, the Borders-Walden Group would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to the Borders-Walden Group, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to the Borders-Walden Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to the Borders-Walden Group as an equity contribution, the amount of the Borders-Walden Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and the Borders-Walden Group would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and the Borders-Walden Group should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of Borders-Walden Stock, the Board could determine that funds to be transferred from the Kmart Group to the Borders-Walden Group represent an equity contribution to the Borders-Walden Group rather than a loan. In such event, the Kmart Group's Retained Interest in the Borders-Walden Group would be increased by the amount of such contributions, as a result of which, (i) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest with regard to the Borders-Walden Group would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of Borders-Walden Stock and (ii) the Kmart Group's interest in the Borders-Walden Group would be increased and the interest in the Borders-Walden Group represented by outstanding shares of Borders-Walden Stock would be decreased accordingly.



     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from the Borders-Walden Group, and the balance sheets of the Borders-Walden Group would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and the Borders-Walden


                                     VII-33

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

Group would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and the Borders-Walden Group would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of the Borders-Walden Group over the next several years, it is currently expected that the Kmart Group would provide net cash to the Borders-Walden Group. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of Borders-Walden Stock, the financial statements of the Borders-Walden Group would reflect interest expense related to net cash provided by Kmart Corporation.



     Notwithstanding the policies described above, determinations to provide funds to the Borders-Walden Group would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to the Borders-Walden Group if the Board determines it is in the best interest of Kmart Corporation not to do so.


     Certain corporate, general and administrative costs (including certain corporate borrowing, legal, tax, transportation and import, data processing, employee benefit and self-insurance costs) have been charged to the Specialty Retail Groups based upon utilization and at negotiated rates which management believes approximate the rates which each of the Specialty Retail Groups would incur as stand-alone entities. The Borders-Walden Group financial statements also include an allocation, which management believes to be reasonable, of corporate, general and administrative costs related specifically to the management of the Specialty Retail Groups and allocated equally among the Specialty Retail Groups of $0.1 in each of 1993, 1992 and 1991. Amounts allocated in these historical financial statements were calculated on the same basis as would be used prospectively, and management believes that the historical allocation of such amounts is representative of the amounts which would be allocated to each of the Specialty Retail Groups prospectively.

     Income Taxes: All members of the Kmart Corporation consolidated group are included in the consolidated United States federal income tax return filed by Kmart Corporation. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The financial statement provision and related tax payments or refunds have been reflected in the individual Groups in accordance with Kmart Corporation's tax allocation policy for such Groups. In general, such policy provides that the consolidated tax provision is allocated among the Groups for individual Group financial statement purposes based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective Groups.

     For financial statement provision and tax settlement purposes, tax benefits resulting from attributes (principally net operating losses), which cannot be utilized by one of the Groups on a separate return basis but which can be utilized on a consolidated basis in any given year, are allocated to the Group which generates the attributes. However, if such tax benefits cannot be utilized on a consolidated basis in that year or in a carry back year, such consolidated tax effect is adjusted in a subsequent year to the extent necessary to allocate tax benefits to the Group that would have realized the tax benefits on a separate return basis.

     The allocated Group amounts are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns and, in certain situations, could result in any of the Groups incurring more or less income tax expense for financial reporting purposes.

     Deferred income taxes are provided on temporary differences between the financial statement and income tax basis of assets and liabilities.

RESTATEMENT OF PRIOR YEARS' AMOUNTS

     The results of operations for the Borders-Walden Group have been restated from amounts previously included in Kmart Corporation's consolidated financial statements in order to (i) reflect a change in the

                                     VII-34

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)


method of inventory valuation for Walden from last-in, first-out (LIFO) to first-in, first-out (FIFO) to conform Walden's inventory accounting method with Borders, (ii) correct prior period results with respect to inventory shrinkage, lease accounting, and revenue recognition and (iii) conform the accounting policies of Walden and Borders in the area of fixed asset capitalization. Of the items mentioned above, the most significant amounts relate to the change from LIFO to FIFO which increased the Borders-Walden Group equity $34.9 and a correction of inventory shrinkage estimates which decreased the Borders-Walden Group equity by $24.4 at the end of fiscal 1990, respectively. The total impact of the restatement was a reduction in net income of $2.6 and $3.7 in 1992 and 1991, respectively, and a reduction of the Borders-Walden Group equity at February 3, 1991 of $43.1.


STORE RESTRUCTURING AND OTHER CHARGES

     On January 5, 1994, the Board approved a restructuring plan involving the closing of approximately 200 underperforming Walden stores. Management believes that these closures will better enable the Borders-Walden Group to compete effectively. Management expects the closure of these stores will be substantially completed in 1994, and that total sales levels will decrease proportionally and that overall operating expenses, including employee costs, occupancy expenses and depreciation charges will decrease further resulting in improved earnings levels compared with the prior year.


     As a result of the restructuring plan, the Borders-Walden Group recorded a pre-tax charge of $142.8 ($85.4 net of tax) in the fourth quarter of 1993 for store closing costs and other non-recurring charges. Of the total pre-tax charge, $122.3 is for store closures. These costs include $73.7 principally for lease buyout costs, $21.3 for the disposition of inventory to be liquidated during the final closing of each store, and $27.3 for the writedown of fixed assets, primarily furniture and fixtures, to net realizable value. Of the remaining charge, $15.0 relates to costs associated with combining certain operations of Borders and Walden, including inventory reduction costs of consolidating redundant distribution center functions. The remaining $5.5 relates to re-engineering programs (principally severance). The charge for store restructuring and other charges when aggregated with accounting restatements referred to in the "Restatement of Prior Years' Amounts" section above equals the charge for the Borders-Walden Group included in the Kmart Corporation consolidated financial statements.


ACQUISITION

     On October 30, 1992, Kmart Corporation acquired Borders, Inc. in a stock-for-stock exchange in which Kmart Corporation issued 784,938 shares of Series B convertible preferred stock in exchange for all outstanding Borders shares. Borders is headquartered in Ann Arbor, Michigan and at January 23, 1994 operated 44 book superstores in the Midwest and Northeast United States. The transaction was accounted for as a purchase by Kmart Corporation and the excess of cost over fair value of assets acquired of $171.8 was recorded as goodwill. The results of operations of Borders, Inc. have been included in the Borders-Walden Group financial statements from the date of acquisition.

                                     VII-35

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

INCOME TAXES

     The provision for income taxes consists of:

                                                                        1993      1992      1991
                                                                       ------     -----     -----
Current:
  Federal...........................................................   $ (3.0)    $15.9     $12.9
  State and local...................................................     (1.2)      4.2       2.8
Deferred:
  Store restructuring and other charges.............................    (51.2)       --        --
  Excess of tax over (under) book depreciation......................     (1.5)     (0.3)      0.5
  Inventory capitalization..........................................     15.8      (1.5)     (1.6)
  Other.............................................................      2.9       0.2      (0.7)
                                                                       ------     -----     -----
     Total income taxes.............................................   $(38.2)    $18.5     $13.9
                                                                       ------     -----     -----
                                                                       ------     -----     -----

     A reconciliation of the federal statutory rate to the Borders-Walden Group's effective tax rate follows:

                                                     1993     1992     1991     1993      1992     1991
                                                    ------    -----    -----    -----     ----     ----
Federal statutory rate...........................   $(32.8)   $14.2    $10.5    (35.0)%   34.0%    34.0%
State and local taxes, net of federal tax
  benefit........................................     (8.1)     2.8      1.9     (8.6)     6.7      6.2
Goodwill amortization............................      2.3      1.3      1.0      2.5      3.1      3.4
Other............................................      0.4      0.2      0.5      0.4      0.6      1.8
                                                    ------    -----    -----    -----     ----     ----
     Total income taxes..........................   $(38.2)   $18.5    $13.9    (40.7)%   44.4%    45.4%
                                                    ------    -----    -----    -----     ----     ----
                                                    ------    -----    -----    -----     ----     ----

     Deferred tax assets and liabilities resulted from the following:

                                                                                    JANUARY 23,
                                                                                       1994
                                                                                    -----------
Deferred tax assets:
  Federal benefit for state deferred taxes.......................................      $ 7.3
  Accruals and other liabilities.................................................       26.6
  Store restructuring and store closing reserves.................................       51.1
  Other..........................................................................        0.1
                                                                                    -----------
     Total deferred tax assets...................................................       85.1
                                                                                    -----------
Deferred tax liabilities:
  Inventory......................................................................       21.0
  Property and equipment.........................................................       17.5
  Other..........................................................................        0.1
                                                                                    -----------
     Total deferred tax liabilities..............................................       38.6
                                                                                    -----------
     Net deferred tax assets.....................................................      $46.5
                                                                                    -----------
                                                                                    -----------

     Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) was issued in February 1992. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. In addition, the standard requires adjustment of deferred tax liabilities to reflect enacted changes in the statutory federal income tax rate. The Borders-Walden Group adopted FAS 109 as the cumulative effect of an accounting change in the first quarter of fiscal 1993 resulting in a one-time charge to income of $4.6.

                                     VII-36

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

COMMITMENTS AND CONTINGENCIES

     There are various claims, lawsuits and pending actions against Walden Book Company, Inc. and Borders, Inc. incident to the operations of the Borders-Walden Group. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on the Borders-Walden Group's liquidity, financial position or results of operations.

LONG-TERM DEBT

     Long-term debt incurred directly by the Borders-Walden Group is comprised of the following:

                                                                          JANUARY 23,    JANUARY 24,
                                                                             1994           1993
                                                                          -----------    -----------
Mortgage payable to bank due July 1995, interest at 10.38% per annum...      $ 2.2          $ 2.2
Economic Development Corporation Bond, interest at 92% of bank's prime rate per annum, variable monthly installments are payable through
  November 2005........................................................        1.1            1.2
Mortgage payable to bank due September 1996, interest at 9.5% per annum through 1993, thereafter, interest at 0.5% over prime per annum, with
  variable monthly payments from 1993 through 1996.....................        0.8            0.9
Mortgage payable to bank (subordinated to Economic Development
  Corporation Bond) due August 1994, interest at 9.75% per annum.......        1.0            1.0
Mortgage payable to bank due 2009, interest at 9.92 % per annum........        4.4            4.5
                                                                             -----          -----
          Total........................................................        9.5            9.8
Portion due within one year............................................        5.2            0.2
                                                                             -----          -----
Long-term debt.........................................................      $ 4.3          $ 9.6
                                                                             -----          -----
                                                                             -----          -----

     Principal payments due on long-term debt for the five years subsequent to 1993 are: 1994 -- $5.2; 1995 -- $0.1; 1996 -- $0.1; 1997 -- $0.1; 1998 -- $0.1;
1999 and thereafter $3.9. In fiscal 1994, certain of the underlying properties securing the above debt are expected to be sold. Accordingly, the related debt has been classified in current liabilities.

LEASES

     Description of Leasing Arrangements: The Borders-Walden Group conducts operations primarily in leased facilities. Store leases are generally for terms of 10 to 15 years. Borders leases generally contain multiple five-year renewal options which allow Borders the option to extend the life of the leases up to 20 years beyond the initial noncancellable term. Walden's leases do not contain renewal options.

     Certain leases provide for additional rental payments based on a percent of sales in excess of a specified base. Also, certain leases provide for the payment by the lessee of executory costs (taxes, maintenance and insurance).

                                     VII-37

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

     Lease Commitments: Future minimum lease payments at January 23, 1994 were as follows:

                                                                                      MINIMUM
                                                                                       LEASE
                                                                                     PAYMENTS
                                                                                     ---------
Fiscal Year:
  1994............................................................................    $ 110.6
  1995............................................................................      102.6
  1996............................................................................       93.6
  1997............................................................................       81.6
  1998............................................................................       71.6
  Later years.....................................................................      317.7
                                                                                     ---------
Minimum lease payments............................................................    $ 777.7
                                                                                     ---------
                                                                                     ---------

Rental Expense: A summary of operating lease rental expense and short-term rentals follows:

                                                                         1993      1992     1991
                                                                        ------    ------    -----
Minimum rentals......................................................   $107.9    $ 93.4    $86.6
Percentage rentals...................................................      7.2       8.4      9.0
Less -- sublease rentals.............................................     (0.1)     (0.2)    (0.2)
                                                                        ------    ------    -----
          Total......................................................   $115.0    $101.6    $95.4
                                                                        ------    ------    -----
                                                                        ------    ------    -----

PENSION PLANS

     The Borders-Walden Group participates in Kmart Corporation's non-contributory pension plans which cover most domestic employees who meet certain requirements of age, length of service and hours worked per year. Benefits paid to retirees are based upon age at retirement, years of credited service and earnings. Kmart Corporation's policy is to fund at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of equity securities, fixed income securities, guaranteed insurance contracts and real estate. The portion of pension expense and plan assets and obligations attributable to the Borders-Walden Group are actuarially determined based on the attributes of the Borders-Walden Group's plan participants, a method which management believes to be reasonable.

                                     VII-38

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

     The following table presents the Borders-Walden Group's funded status based on a proportionate share of plan assets, as described above, and amounts recognized in the accompanying balance sheet at year end:

                                                                          JANUARY 23,    JANUARY 24,
                                                                             1994           1993
                                                                          -----------    -----------
Actuarial value of benefit obligations:
  Estimated present value of vested benefits...........................     $ (16.2)       $  (9.2)
  Estimated present value of non-vested benefits.......................        (3.0)          (2.4)
                                                                          -----------    -----------
  Accumulated benefit obligation.......................................       (19.2)         (11.6)
  Value of future pay increases........................................        (4.5)          (5.7)
                                                                          -----------    -----------
  Projected benefit obligation.........................................       (23.7)         (17.3)
Estimated market value of plan assets..................................        18.3           16.2
                                                                          -----------    -----------
Plan assets under projected benefit obligation.........................        (5.4)          (1.1)
Unrecognized net asset.................................................        (1.2)          (1.3)
Unrecognized prior service cost........................................         0.7            0.6
Unrecognized net loss and other........................................         3.2            0.4
                                                                          -----------    -----------
Accrued pension costs..................................................     $  (2.7)       $  (1.4)
                                                                          -----------    -----------
                                                                          -----------    -----------

     The following table summarizes allocated pension costs and actuarial assumptions:

                                                                        1993     1992     1991
                                                                        -----    -----    -----
Components of pension expense:
  Normal service cost................................................   $ 1.8    $ 1.4    $ 1.0
  Interest cost in projected benefit obligation......................     1.6      1.3      0.8
  Return on plan assets..............................................    (1.7)    (1.2)    (1.3)
  Net amortization and deferral of other components..................     0.3     (0.1)     0.6
                                                                        -----    -----    -----
Total................................................................   $ 2.0    $ 1.4    $ 1.1
                                                                        -----    -----    -----
                                                                        -----    -----    -----
Actuarial assumptions at end of year:
  Discount rates.....................................................   7.25%    8.50%    8.75%
  Expected return on plan assets.....................................   9.50%    9.50%    9.50%
  Salary increases...................................................   4.50%    5.00%    5.00%

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

     The Borders-Walden Group adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions" (FAS
106) at the beginning of fiscal 1993. FAS 106 requires the Borders-Walden Group to accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. Net of applicable tax, a charge of $1.0 was included in net income as the effect of an accounting change in the first quarter of 1993.

     In addition to Kmart Corporation's defined benefit pension plan, Kmart Corporation sponsors a defined benefit health care plan that offers postretirement medical benefits to full-time employees who have worked 10 years and who have retired after age 55, with the option of participation in Kmart Corporation's medical plan, until age 65. The plan is contributory, with retiree contributions adjusted annually. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with Kmart Corporation's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The portion of postretirement benefit costs attributable to the Borders-Walden Group are actuarially determined based on the attributes of the Borders-Walden Group's plan participants, a method which

                                     VII-39

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

management believes to be reasonable. In 1993, Kmart Corporation amended its plan to limit retiree benefits to 150% of average per capita benefits.

     The following table sets forth the plan's funded status reconciled with amounts shown in the balance sheet.

                                                                                    JANUARY 23,
                                                                                       1994
                                                                                    -----------
Accumulated postretirement benefit obligation:
Retirees.........................................................................      $  --
Fully eligible active plan participants..........................................       (0.1)
Other active plan participants...................................................       (0.9)
                                                                                    -----------
                                                                                        (1.0)
Plan assets at fair value........................................................         --
                                                                                    -----------
Accumulated postretirement benefit obligation in excess of plan assets...........       (1.0)
Unrecognized prior service cost..................................................       (0.5)
Unrecognized net loss............................................................        0.1
                                                                                    -----------
Accrued postretirement benefit cost..............................................      $(1.4)
                                                                                    -----------
                                                                                    -----------

                                                                                       1993
                                                                                    -----------
Net periodic postretirement benefit cost includes the following components:
Service cost.....................................................................      $ 0.1
Interest costs...................................................................        0.1
Actual return on plan assets.....................................................         --
Net amortization and deferral....................................................       (0.1)
                                                                                    -----------
  Net periodic postretirement benefit cost.......................................      $ 0.1
                                                                                    -----------
                                                                                    -----------

     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 11.3% in 1994. This rate is assumed to decrease gradually to 5.25% by 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of January 23, 1994, by 0.2%, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for fiscal 1993 by 2.28%.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at January 23, 1994 was 7.25%.

     In addition, Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106 for similar benefits provided to terminated or laid-off employees such as salary extension, severance, disability and supplemental unemployment benefits. The effect of this statement on the Borders-Walden Group was not significant.

EMPLOYEE SAVINGS PLAN

     Employees of the Borders-Walden Group who meet certain requirements as to age and service are eligible to participate in Kmart Corporation's Employee Savings Plan. Employees of Borders, Inc. who meet certain requirements as to age and service are eligible to participate in the Borders, Inc. Employee Retirement and Profit Sharing Plan. The Borders-Walden Group's expense related to these aforementioned plans was $2.2, $1.5 and $1.3 for 1993, 1992 and 1991, respectively.

                                     VII-40

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

PERFORMANCE RESTRICTED STOCK PLAN

     Certain officers and employees of the Borders-Walden Group participate in Kmart Corporation's Performance Restricted Stock Plan and Stock Option Plan. These plans are discussed in the respective footnotes to Kmart Corporation consolidated financial statements. The Borders-Walden Group allocation of compensation expense related to the Performance Restricted Stock Plan was not material.

EMPLOYEE STOCK OPTION PLANS


     Upon the effective date of the purchase by Kmart, Borders, Inc. had two separate stock option plans, the 1989 plan and 1992 plan. At this date the 1989 plan had 315,645 options outstanding with an exercise price of $0.583 per share and the 1992 plan had 542,854 options outstanding with exercise prices ranging between $12.00 and $15.71 per share. The rights under these plans were preserved having the same exercise price and vesting period as the original plans.


SERIES B OPTIONS

     Under the terms of the purchase agreement for the acquisition of Borders, 11,889 options in Kmart Series B convertible preferred stock were granted at an exercise price of $7.42 per share. Each share of Series B preferred stock is convertible by the holders at any time into 6.49 shares of Kmart common stock and had a fair market value at the date of grant of $200.00 per share. A reserve of $2.2 was established for the difference between the exercise price and the fair value at the time of the purchase.

EMPLOYEE CASH BONUS PROGRAM

     In conjunction with the Kmart Corporation purchase, Borders, Inc. adopted a Cash Bonus Program that covered all active employees. A reserve of $4.5 was established for purposes of the program at the time of purchase. Employee accounts are credited on the last day of each calendar quarter with an amount equivalent to interest computed at the rate of 5 3/4% per annum. Amounts credited to employee accounts vest 25% on October 30 for each of the next three years, and employees still in the employ of the Borders-Walden Group, Kmart Corporation, or any of Kmart's subsidiaries are entitled to a distribution of vested amounts and interest at each October 30. Upon termination of employment with the Borders-Walden Group, Kmart Corporation, or any of Kmart's subsidiaries, any unvested amounts remaining in the employee's account shall be forfeited.

BORDERS-WALDEN GROUP EQUITY


                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    FEBRUARY 1,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Balance at beginning of year.................................     $ 521.1        $ 388.1        $ 483.1
Net income (loss)............................................       (61.2)          23.1           16.7
Net equity transactions with the Kmart Group:
  Cash management, excluding items shown below...............       (18.4)         (63.1)        (124.5)
  Corporate, general and administrative expense allocation...         0.1            0.1            0.1
  Participation in centrally managed employee benefit and
     self-insurance programs.................................        15.9           13.6           12.7
  Acquisition of Borders, Inc................................          --          159.3             --
                                                                -----------    -----------    -----------
Balance at end of year.......................................     $ 457.5        $ 521.1        $ 388.1
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------


                                     VII-41

                              BORDERS-WALDEN GROUP

                             (DOLLARS IN MILLIONS)

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis the Borders-Walden Group would have been charged inter-Group interest of $2.6 during 1993. Such pro forma interest expense has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest expense is not necessarily indicative of the results which would occur had such offerings occurred on such date, or what the interest expense would be prospectively.

                                     VII-42

                                                                      ANNEX VIII

                             BUILDERS SQUARE GROUP

  Selected Financial Data..........................................................   VIII- 2
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations.....................................................................   VIII- 3
  Business Description.............................................................   VIII-11
  Combined Financial Statements....................................................   VIII-22

                                     VIII-1

                             BUILDERS SQUARE GROUP

                            SELECTED FINANCIAL DATA

     The following selected financial data for the periods indicated reflect the results of operations and financial position of the businesses that comprise the Builders Square Group. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the combined financial statements and notes thereto included in this Annex VIII. The issuance of Builders Square Stock pursuant to the Specialty Retail Stock Proposal has not been reflected in these financial statements.


                                                                                            FISCAL YEAR ENDED
                                                                         --------------------------------------------------------
                                                                         JAN. 23,    JAN. 24,    JAN. 26,    JAN. 27,    JAN. 28,
                                                                           1994        1993        1992        1991        1990
                                                                         --------    --------    --------    --------    --------
SUMMARY OF OPERATIONS (MILLIONS)
  Sales................................................................  $2,718.8    $2,419.5    $2,048.5    $1,906.5    $1,813.1
  Gross margin.........................................................     618.3       564.5       488.1       457.6       412.2
  Selling, general and administrative expenses.........................     537.2       468.9       389.9       395.5       375.4
  Pre-opening expense..................................................      19.4        13.2         6.9         5.1         5.5
  Goodwill amortization................................................       0.9         0.9         0.9         0.9         0.9
  Store restructuring and other charges................................     226.5         1.5        16.6          --        20.6
                                                                         --------    --------    --------    --------    --------
  Operating income (loss)..............................................    (165.7)       80.0        73.8        56.1         9.8
  Interest expense -- net..............................................       8.7         3.5         2.7         2.9         4.3
                                                                         --------    --------    --------    --------    --------
  Income (loss) before income taxes and effect of accounting changes...    (174.4)       76.5        71.1        53.2         5.5
  Income taxes.........................................................     (65.8)       21.6        24.1        18.2         4.5
                                                                         --------    --------    --------    --------    --------
  Net income (loss) before the effect of accounting changes............    (108.6)       54.9        47.0        35.0         1.0
  Effect of accounting changes, net of income taxes....................      (1.6)         --          --          --          --
                                                                         --------    --------    --------    --------    --------
  Net income (loss)....................................................  $ (107.0)   $   54.9    $   47.0    $   35.0    $    1.0
                                                                         --------    --------    --------    --------    --------
                                                                         --------    --------    --------    --------    --------
  Add back of goodwill amortization....................................       0.9         0.9         0.9         0.9         0.9
                                                                         --------    --------    --------    --------    --------
  Kmart Corporation earnings (losses) attributable to Builders Square
    Group..............................................................  $ (106.1)   $   55.8    $   47.9    $   35.9    $    1.9
                                                                         --------    --------    --------    --------    --------
                                                                         --------    --------    --------    --------    --------
PERCENT OF SALES DATA
  Gross margin.........................................................      22.7%       23.3%       23.8%       24.0%       22.7%
  Selling, general and administrative expenses.........................      19.8        19.4        19.0        20.7        20.7
  Operating income (loss)..............................................      (6.1)        3.3         3.6         2.9         0.5
  Income (loss) before income taxes and effect of accounting changes...      (6.4)        3.2         3.5         2.8         0.3
BALANCE SHEET DATA -- END OF PERIOD (MILLIONS)
  Working capital......................................................  $  481.5    $  339.4    $  310.6    $  322.7    $  274.6
  Total assets.........................................................   1,130.1       876.8       679.8       655.8       619.4
  Total debt...........................................................      16.7        13.5          --          --          --
  Builders Square Group equity.........................................     531.9       493.9       446.9       463.6       401.9
SELECTED FINANCIAL AND OPERATING DATA
  End of year stores(1):
    Builders Square II.................................................        47           8          --          --          --
    Builders Square I..................................................       130         157         144         144         141
                                                                         --------    --------    --------    --------    --------
        Total..........................................................       177         165         144         144         141
                                                                         --------    --------    --------    --------    --------
                                                                         --------    --------    --------    --------    --------
  Comparable store sales increase(2)...................................       0.9%        8.5%        7.0%        3.6%        0.5%
  Weighted average sales per square foot(3)............................  $    201    $    210    $    197    $    185    $    181
  Weighted average sales per store (millions)(4).......................      15.4        15.7        14.5        13.5        13.1
  Average sale per transaction.........................................     31.61       30.45       28.80       28.04       28.43
  Capital expenditures -- owned property (millions)....................      77.7        57.2        44.8        21.3        17.4
  Depreciation and amortization (millions).............................      35.3        29.6        27.5        26.8        22.4


- -------------------------
(1) In fiscal year 1993, Builders Square determined that it would open all new stores in its Builders Square II format (BSQ II) and convert virtually all of its existing stores to the BSQ II format by fiscal 1997.
(2) Comparable store sales include the sales of a store beginning in its fourteenth full month of operations.
(3) Sales for the period divided by the effective weighted average number of selling square feet in stores operated during the period.
(4) Sales for the period divided by the effective weighted average number of stores operated during the period.

                                     VIII-2

                             BUILDERS SQUARE GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

     At January 23, 1994, the Builders Square Group ("Builders Square") operated 177 home improvement stores in 26 states and Puerto Rico, of which 130 were Builders Square I Stores ("BSQ I Stores") and 47 were Builders Square II Stores ("BSQ II Stores"). The business strategy of Builders Square is to phase out its self-service warehouse-style home improvement stores and operate large format superstores that emphasize customer service and provide an extensive selection of quality products and services to repair, remodel, redecorate and maintain both home and garden. Builders Square's goal is to have virtually all stores in the BSQ II Store format by the end of fiscal 1997.

     The BSQ II Store format, which provides full customer service and emphasizes home decor products and services and lawn and garden products and services, has produced higher average sales per transaction than the BSQ I Stores format. In addition, BSQ II Stores have experienced higher average gross margins and increased gross profit dollars since home decor and outdoor lawn and garden products generally sell at higher margins than home repair products and building materials. BSQ II Stores generally have higher operating expenses as a result of higher payroll and inventory expenses associated with their increased square footage and related occupancy costs, increased service levels and more extensive product mix.


     On January 5, 1994, the Board of Directors ("Board") approved a restructuring plan to convert virtually all of the existing Builders Square stores to the new Builders Square II format by 1997. The Builders Square II stores have an easier-to-shop layout that utilizes a "store-within-a-store" format with substantially increased customer service levels. In connection with the restructuring plan, Builders Square is closing selected Builders Square I stores, converting the balance of existing Builders Square I stores to the Builders Square II format and filling in existing and contiguous markets with Builders Square II stores. During the next four years, Builders Square currently expects to phase out 117 Builders Square I stores by closing 8 stores, relocating 66 stores and renovating 43 stores. In addition, Builders Square plans to open approximately 10-20 new Builders Square II stores during each of the next two years.



     As a result of the restructuring plan, Builders Square recorded a pre-tax charge of $226.5 million ($141.3 million, net of tax) in the fourth quarter of 1993 for the estimated cost of closing, relocating or converting all Builders Square I stores to the Builders Square II format. Of the total pre-tax charge, $214.5 million is for specifically-identified store relocations and renovations. These costs include $144.2 million for lease obligations, a $37.1 million for the disposition of inventory to be liquidated during the final closing of each store and $33.2 million for the writedown of fixed assets, primarily furniture and fixtures, to net realizable value. Such charge does not include any provision for store occupancy, depreciation expense or normal inventory markdowns prior to the closing or completion date of a project. The remainder of the charge relates to a $12.0 million accrual for a non-routine legal judgment resulting from the insolvency of the insurer.


     The focus of Builders Square's expansion strategy is to increase market share in existing markets by clustering its BSQ II Stores. This clustering strategy enables Builders Square to leverage management personnel, advertising costs and distribution expenses, thereby achieving greater economies of scale and improving margins as well as enhancing customer awareness. Although Builders Square's strategy of locating multiple stores within a market can result in some cannibalization, management believes that achieving greater market penetration will allow it to grow successfully and compete more effectively over the long term.

     Builders Square's 1993, 1992 and 1991 fiscal years each consisted of 52 weeks and ended on January 23, 1994, January 24, 1993 and January 26, 1992, respectively. References herein to years are to Builders Square's fiscal years which end on the Sunday preceding the last Wednesday in January of the following calendar year.

                                     VIII-3

                             BUILDERS SQUARE GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

RESULTS OF OPERATIONS

     The following table presents Builders Square's income statement data, as a percent of sales, for the three most recent fiscal years.

                                                                           FISCAL YEAR ENDED
                                                                ---------------------------------------
                                                                JANUARY 23,   JANUARY 24,   JANUARY 26,
                                                                   1994          1993          1992
                                                                -----------   -----------   -----------
Sales.........................................................     100.0%        100.0%        100.0%
Cost of merchandise sold (includes buying and occupancy
  costs)......................................................      77.3          76.7          76.2
                                                                -----------   -----------   -----------
Gross margin..................................................      22.7          23.3          23.8
Selling, general and administrative expenses..................      19.8          19.4          19.0
Pre-opening expense...........................................       0.7           0.6           0.3
Goodwill amortization.........................................        --            --           0.1
Store restructuring and other charges.........................       8.3            --           0.8
                                                                -----------   -----------   -----------
Operating income (loss).......................................      (6.1)          3.3           3.6
Net interest expense..........................................       0.3           0.1           0.1
                                                                -----------   -----------   -----------
Income (loss) before taxes and effect of accounting changes...      (6.4)          3.2           3.5
Income taxes..................................................      (2.4)          0.9           1.2
                                                                -----------   -----------   -----------
Net income (loss) before effect of accounting changes.........      (4.0)          2.3           2.3
Effect of accounting changes, net of income taxes.............      (0.1)           --            --
                                                                -----------   -----------   -----------
Net income (loss).............................................      (3.9)%         2.3%          2.3%
                                                                -----------   -----------   -----------
                                                                -----------   -----------   -----------

     Store Activity.  Builders Square's store activity is summarized below:

                                                                              1993   1992   1991
                                                                              ----   ----   ----
Beginning number of stores..................................................  165    144    144
Openings....................................................................   28     22     14
Closings....................................................................  (16)    (1)   (14)
                                                                              ----   ----   ----
Ending number of stores.....................................................  177    165    144
                                                                              ----   ----   ----
                                                                              ----   ----   ----

     Builders Square BSQ I and BSQ II store activity for fiscal 1993 is summarized below:

                                                                           BSQ I   BSQ II   TOTAL
                                                                           -----   ------   -----
Beginning number of stores...............................................   157       8      165
Openings, including relocations..........................................    --      28       28
Conversions..............................................................   (11)     11       --
Closings, including relocations..........................................   (16)     --      (16)
                                                                           -----    -----   -----
Ending number of stores..................................................   130      47      177
                                                                           -----    -----   -----
                                                                           -----    -----   -----

Fiscal Years Ended January 23, 1994 (fiscal 1993) and January 24, 1993 (fiscal
1992)

     Sales in 1993 were $2,718.8 million, a $299.3 million, or 12.4%, increase over sales of $2,419.5 million in 1992. The 1993 sales increase was due to the 28 stores opened, all of which were BSQ II Stores, in 1993 and the inclusion of a full year sales for the 22 stores opened in 1992. Comparable store sales increased 0.9% in 1993 versus an 8.5% increase in 1992. The slower rate of comparable store sales growth in 1993 was a result of increased competition in the Northeast and Midwest, severe winter weather conditions that continued into the spring selling season and the strong comparable store sales growth reported in the Southeast region in 1992 period as the result of rebuilding in the aftermath of Hurricane Andrew.

                                     VIII-4

                             BUILDERS SQUARE GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

     Cost of merchandise sold, including buying and occupancy costs, in 1993 was $2,100.5 million as compared to $1,855.0 million in the prior year. Gross margin as a percent of sales was 22.7% in 1993 as compared to 23.3% in 1992. The 1993 decrease in gross margin percent was primarily due to increased occupancy costs as a result of more BSQ II Stores, partially offset by improved merchandise margins in 1993 resulting from the sale of a greater proportion of higher margin products in the BSQ II Stores. Gross margin as a percent of sales on a first-in, first-out (FIFO) basis was 23.1% and 23.7% in 1993 and 1992, respectively.

     Selling, general and administrative ("SG&A") expenses in 1993 were $537.2 million or 19.8% of sales, as compared to $468.9 million, or 19.4% of sales, in the prior year. The increase as a percent of sales resulted primarily from increased store payroll expense associated with improving the level of customer service in the stores, partially offset by the leveraging of administrative salaries and expense over higher sales volume.

     Pre-opening expense in 1993 was $19.4 million as compared to $13.2 million in the prior year. Pre-opening expenses consist principally of grand-opening advertising expense, store payroll and supply expense. Pre-opening costs are expensed at the time of a store's grand opening. The increase was due to 28 store openings in 1993 as compared to 22 openings in 1992 and to the higher pre-opening costs associated with the BSQ II Stores.

     Goodwill amortization was $0.9 million in 1993 and 1992.

     Store restructuring and other charges in 1993 was $226.5 million, or 8.3% of sales. See discussion in General above.

     As a result of the foregoing, operating income (loss) in 1993 was $(165.7) million, or (6.1)% of sales, as compared to $80.0 million, or 3.3% of sales in the prior year. Operating income before pre-opening expense, goodwill amortization and store restructuring and other charges in 1993 was $81.1 million, or 3.0% of sales, as compared with $95.6 million, or 4.0% of sales, in 1992. The decrease of 1.0% was the result of lower gross margins and higher SG&A costs.

     Net interest expense in 1993 was $8.7 million, or 0.3% of sales, as compared to $3.5 million, or 0.1% of sales, in the prior year. The increase in interest expense was due to the mortgage of the home office in the fourth quarter of 1992, increased capital lease interest as a result of store openings, and the lower interest income resulting from the inclusion of interest income on a one-time Internal Revenue Service (IRS) settlement in the 1992 period.

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis Builders Square would have been charged inter-Group interest of $2.5 million during 1993. Such pro forma interest expense has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest expense is not necessarily indicative of the results which would occur had such offerings occurred on such date, or what the interest expense would be prospectively.

     Income (loss) before income taxes and the effect of accounting changes in 1993 was $(174.4) million, or (6.4)% of sales, as compared to $76.5 million, or 3.2% of sales, in 1992. Excluding the store restructuring and other charges, 1993 income before income taxes and effect of accounting changes was $52.1 million or 1.9% of sales.
                                     VIII-5

                             BUILDERS SQUARE GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

     Income tax expense (benefit) in 1993 was $(65.8) million with an effective tax rate of (37.7)% as compared to $21.6 million with an effective tax rate of 28.2% in 1992. The increase in the effective tax rate in the 1993 period reflected the 1.0% increase in the federal corporate tax rate retroactive to January 1, 1993 and a lower effective tax rate in 1992 as the result of the reversal of a tax accrual upon completion of an IRS audit cycle.

     Net income (loss) before the effect of accounting changes in 1993 was $(108.6) million, or (4.0)% of sales, as compared to $54.9 million, or 2.3% of sales, in the prior year. Excluding the store restructuring and other charges, 1993 net income before the effect of accounting changes was $32.7 million or 1.2% of sales.

     Effect of accounting changes, net of income taxes. Builders Square adopted Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS 109) in the first quarter of 1993. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. A credit of $2.9 million has been included in net income as the effect of an accounting change.

     Builders Square also adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106) at the beginning of fiscal 1993. This statement requires that Builders Square accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. Net of applicable tax, a charge of $1.3 million has been included in net income as the effect of an accounting change.

     In addition, Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106, requiring that benefits provided to terminated or laid-off employees be recorded on an accrual basis rather than a cash basis. The statement was effective for fiscal years beginning after December 15, 1993. The effect of this statement on Builders Square was not significant.

     As the result of the foregoing factors, net income (loss) in 1993 was $(107.0) million, or (3.9)% of sales, as compared to $54.9 million, or 2.3% of sales, in the prior year. Excluding the store restructuring and other charges, 1993 net income was $34.3 million, or 1.3% of sales.

  Fiscal Years Ended January 24, 1993 (fiscal 1992) and January 26, 1992 (fiscal
1991)

     Sales in 1992 were $2,419.5 million, a $371.0 million, or 18.1%, increase over sales of $2,048.5 million in 1991. The 1992 sales increase was due to the opening of 22 new stores during the year, including eight BSQ II Stores, and to an 8.5% comparable store sales increase which resulted from strong sales in the Southeast in the aftermath of Hurricane Andrew, an improved merchandise mix and in-stock position, a continuing shift to an everyday fair price position and to higher average sales per transaction.

     Cost of merchandise sold, including buying and occupancy costs in 1992 was $1,855.0 million as compared to $1,560.4 million in 1991. Gross margin as a percent of sales was 23.3% and 23.8% in 1992 and 1991, respectively. The decrease in gross margin was primarily due to a last-in, first-out (LIFO) charge of $10.0 million in 1992, as compared to a LIFO credit of $1.5 million in 1991. Gross margin as a percent of sales on a first-in, first-out (FIFO) basis was relatively stable at 23.7% and 23.8% in 1992 and 1991, respectively. Builders Square uses the LIFO method of inventory valuation using an internal price index to measure inflation. The higher LIFO charge in 1992 resulted primarily from an increase in lumber prices and, to a lesser extent, from lower gross margin in electrical and paint products as a result of Builders Square's everyday fair pricing policy.

     Selling, general and administrative expenses in 1992 were $468.9 million, or 19.4% of sales, as compared to $389.9 million, or 19.0% of sales, in 1991. SG&A included a one-time credit of 0.8% of sales, in 1991 as a result of a reduction in property taxes. Excluding the effect of this reduction, SG&A decreased 0.4% of sales in
                                     VIII-6

                             BUILDERS SQUARE GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

1992 due primarily to lower store opening and advertising expenses relative to sales as a result of the 8.5% comparable store sales increase.

     Pre-opening expense in 1992 was $13.2 million, or 0.6% of sales, as compared to $6.9 million, or 0.3% of sales, in the prior year. Pre-opening expenses consist principally of grand-opening advertising expense, store payroll and supply expenses. The 1992 increase resulted from the opening of 22 new stores in 1992 as compared to 14 new stores in the prior year and to increased grand-opening advertising.

     Goodwill amortization was $0.9 million in 1992 and 1991.

     Store restructuring and other charges in 1992 was $1.5 million, as compared to $16.6 million in 1991. The decrease was due to one closed store in 1992 compared to 14 closings in 1991.

     As a result of the foregoing factors, operating income was $80.0 million in 1992, or 3.3% of sales, as compared to $73.8 million, or 3.6% of sales, in 1991. Operating income before pre-opening expense, goodwill amortization and store restructuring and other charges in 1992 was $95.6 million, or 4.0% of sales, as compared with $98.2 million, or 4.8% of sales, in the prior year. The decrease of 0.8% of sales in 1992 was the result of increased sales which was offset by lower gross margins and higher SG&A costs.

     Net interest expense in 1992 was $3.5 million, or 0.1% of sales, as compared to $2.7 million, or 0.1% of sales, in 1991. The 1992 increase resulted from interest expense on the new headquarters mortgage and interest expense related to additional stores under capital lease, partially offset by interest income related to a one-time IRS settlement.


     Income tax expense in 1992 was $21.6 million, or 0.9% of sales, as compared to $24.1 million, or 1.2% of sales in 1991. The effective income tax rate was 28.2% and 33.9% in 1992 and 1991, respectively. The lower effective income tax rate in 1992 was the result of the reversal of a tax accrual upon completion of an IRS audit cycle.


     As the result of the foregoing factors, net income in 1992 was $54.9 million, or 2.3% of sales, as compared to $47.0 million, or 2.3% of sales, in 1991.

LIQUIDITY AND CAPITAL RESOURCES

     Builders Square's principal capital requirements are to fund working capital needs, the opening of new stores and the refurbishment of existing stores. During the periods presented, these capital requirements have generally been satisfied by cash flows from operations or equity contributions from Kmart Corporation.

     Cash flows generated by operating, investing and financing activities as reported in the Combined Statements of Cash Flows for the 52 weeks ended January 23, 1994, January 24, 1993 and January 26, 1992 are summarized below. The net increases (decreases) in cash and equivalents were $(16.5) million, $12.0 million and $5.5 million in 1993, 1992 and 1991, respectively.

     Net cash provided by (used for) operations was $(92.7) million in 1993, as compared to $67.8 million in 1992 and $110.4 million in 1991. The 1993 change resulted primarily from a greater rate of increase in inventory net of accounts payable in 1993 as a result of a shift in the merchandise mix and increased carryover of seasonal merchandise. Inventory turnover was 3.1, 3.3 and 3.1 in 1993, 1992 and 1991, respectively. The decrease in net cash provided by operations in 1992 was a result of an increase in inventory net of accounts payable and a decrease in other long-term liabilities, partially offset by higher net income before non-cash depreciation and amortization expenses. Depreciation and amortization expense resulted primarily from goodwill, leasehold improvements and store fixtures.

                                     VIII-7

                             BUILDERS SQUARE GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED


     Builders Square anticipates that after-tax cash flows related to store restructuring and other charges will approximate $20.0 million, $33.0 million and $20.0 million in 1994, 1995 and 1996, respectively, and will result from the payment of leases.


     Net cash used for investing consists primarily of capital expenditures relating to new store openings and the renovation of existing stores. Capital expenditures totaled $77.7 million, $57.2 million and $44.8 million in 1993, 1992 and 1991, respectively. Capital expenditures increased in 1993 due to 6 more store openings, the conversion of existing stores to the BSQ II format and expansion of data processing capacity. The increase in capital expenditures in 1992 resulted primarily from the opening of 22 new stores, as compared to 14 openings in 1991, and the refurbishment of existing stores. Over the next four years, Builders Square is expected to phase out approximately 117 BSQ I stores by closing 8 stores, relocating 66 stores and renovating 43 stores.

     On an operating lease basis, the cost of opening a new BSQ II Store consists primarily of the investment in inventory, the cost of furniture, fixtures and equipment and pre-opening expenses, such as the costs associated with training employees. The cost of converting or relocating an existing store consists primarily of the cost of additional inventory, plus in the case of converting, the cost of improvements or, in the case of relocation, furniture, fixtures, equipment, moving and lease termination costs. Inventory for a new store is estimated to cost approximately $3.5 million, with average vendor payables equal to approximately 45% of the initial inventory, for a net investment of approximately $1.9 million. Additional inventory for a converted or relocated store is estimated to cost approximately $750,000, with average vendor payables equal to approximately 45% of such inventory, for a net additional investment of approximately $412,500. The cost of furniture, fixtures and equipment for a new store is approximately $1.8 million, and the additional cost of furniture, fixtures, equipment and moving for a relocated store is approximately $1.6 million. Pre-opening expenses for a new store, which are expensed in the month the store is opened, typically average $725,000, which is the same for relocating an existing store.

     During fiscal 1994, Builders Square intends to close or relocate approximately 31 stores. The costs associated with each closing are approximately $2.1 million per store and consist of furniture and fixture write-offs, inventory liquidation costs, operating expenses during the closing period, and on-going occupancy expenses until a new tenant can be located.

     Due to the BSQ II strategy announced in January 1994, Builders Square is expected to require capital in excess of funds generated from operations. Such excess is expected to be funded by the Kmart Group. Builders Square also could obtain funds from external debt financing and, following implementation of the Specialty Retail Stock Proposal, from the sale of shares of Builders Square Stock with the proceeds attributable to Builders Square. Builders Square believes that funds generated from operations, together with the sources of capital described above, will be sufficient to provide the liquidity and capital resources necessary to fund its anticipated capital requirements for at least the next two to three years.

     Net cash provided by (used for) financing was $145.7 million and $3.7 million in 1993 and 1992, respectively. Net cash provided by financing in 1993 consisted primarily of equity contribution from the Kmart Group. In 1992, $13.5 million was provided by the mortgage of the San Antonio headquarters, partially offset by net cash provided to the Kmart Group through equity transactions of $7.9 million. Net cash used for financing in 1991 totaled $65.2 million and consisted primarily of the excess cash provided by operations over capital expenditures which was provided to the Kmart Group through equity transactions.

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of Builders Square are remitted to Kmart Corporation and cash disbursements of Builders Square are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the

                                     VIII-8

                             BUILDERS SQUARE GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in each Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of Builders Square. Until the issuance of Builders Square Stock, the net cash used or provided by Builders Square will continue to be characterized as an adjustment to the Kmart Group's investment in Builders Square.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of Builders Square Stock, if cash used by Builders Square exceeds cash provided by Builders Square, the Kmart Group would transfer to Builders Square the cash necessary to fund such excess uses. Conversely, if cash provided by Builders Square exceeds cash used by Builders Square, Builders Square would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to Builders Square, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to Builders Square, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to Builders Square as an equity contribution, the amount of Builders Square Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and Builders Square would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and Builders Square should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of Builders Square Stock, the Board could determine that funds to be transferred from the Kmart Group to Builders Square represent an equity contribution to Builders Square rather than a loan. In such event, the Kmart Group's Retained Interest in Builders Square would be increased by the amount of such contribution, as a result of which (a) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest with regard to Builders Square would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of Builders Square Stock and (b) the Kmart Group's Retained Interest Fraction with regard to Builders Square would be increased and the Outstanding Interest Fraction with regard to Builders Square would be decreased accordingly.


     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from Builders Square, and the balance sheets of Builders Square would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and Builders Square would reflect interest income or

                                     VIII-9

                             BUILDERS SQUARE GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and Builders Square would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of Builders Square over the next several years, it is currently expected that the Kmart Group would be making net transfers to Builders Square. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of Builders Square Stock, the financial statements of Builders Square would reflect interest expense related to net cash provided by Kmart Corporation.



     Notwithstanding the policies described above, determinations to provide funds to Builders Square would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to Builders Square if the Board determines it is in the best interest of Kmart Corporation not to do so.


EFFECTS OF INFLATION

     Builders Square's financial statements have been prepared on a historical cost basis under generally accepted accounting principles. Builders Square uses the LIFO method of inventory valuation in its historical financial statements, therefore, the cost of merchandise sold more closely approximates current cost. Management does not believe inflation had a material impact on the financial statements for the periods presented.

SEASONALITY

     As illustrated in the following table, the Builders Square business exhibits only slight seasonality, with sales levels generally higher in the second and third quarters and lower in the first and fourth quarters and, unlike many retailers, Builders Square's business is not highly dependent on the Christmas selling season. Builders Square's expansion program generally is weighted with store openings in the second half of the fiscal year. In the future, changes in the magnitude and timing of these store openings may change prior period seasonality trends.

                                                            FISCAL 1993 QUARTER ENDED
                                              -----------------------------------------------------
($ MILLIONS)                                  APRIL           JULY          OCTOBER         JANUARY
- ------------                                  ------         ------         -------         -------
Sales.......................................  $602.3         $793.8         $ 704.4         $ 618.3
  % of full year............................    22.2%          29.2%           25.9%           22.7%
Operating income before store restructuring
  and other charges in January..............  $  0.4         $ 30.7         $  18.1         $  11.6
  % of full year............................     0.7%          50.5%           29.7%           19.1%

EFFECT OF COMPLIANCE WITH ENVIRONMENTAL PROTECTION PROVISIONS

     Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not expected to have, a material effect on the capital expenditures, earnings or competitive position of Builders Square.

                                     VIII-10

                             BUILDERS SQUARE GROUP

GENERAL

     Builders Square Group ("Builders Square") is a leading specialty retailer of home improvement and home decor products and services in the United States. Builders Square's strategy is to operate large format superstores emphasizing customer service and providing do-it-yourself, buy-it-yourself and professional contractor customers an extensive selection of quality products and services to repair, remodel, redecorate and maintain both home and garden. At January 23, 1994, Builders Square operated 177 stores in 26 states and Puerto Rico. Builders Square had net sales of approximately $2.7 billion for the fiscal year ended January 23, 1994 ("fiscal 1993"). Builders Square has achieved compound annual growth in net sales of 11.8% during the period from fiscal 1989 to fiscal 1993.


     Builders Square is comprised principally of Builders Square, Inc., a wholly owned subsidiary of Kmart Corporation ("Kmart"). Builders Square, Inc. was founded in 1983 and was acquired by Kmart in 1984. Prior to 1992, Builders Square's business strategy was to operate self-service warehouse-style home improvement stores and to expand into markets where it would be the first large format home improvement retailer to enter that market. In 1992, significant changes were made to the senior management team, including the hiring of a new chief executive officer, senior vice president of merchandising and senior vice president of marketing. This new management team, with the assistance of outside consultants, conducted extensive research into consumer preferences and industry trends. Based on these studies, Builders Square determined that home improvement consumers desire (i) superior customer service from knowledgeable salespeople who are experts in their field, (ii) a broad selection of competitively priced merchandise with an emphasis on home decor and lawn and garden products and services and (iii) an easy shopping environment where they can satisfy all of their home improvement and home decor needs. Additionally, Builders Square concluded that no single major retailer was adequately serving the home decor market by providing a broad selection of home decor products and services all under one roof. As a result, in order to better position Builders Square within the home improvement market as well as to enter the home decor retail market, management developed the Builders Square II Store format (the "BSQ II Stores") to replace its existing self-service, warehouse-style home improvement stores (the "BSQ I Stores").


     Unlike the smaller 60,000 to 94,000 square foot BSQ I Stores (including approximately 8,000 to 14,000 square feet of outdoor lawn and garden and lumber and building material space), the BSQ II Stores average approximately 146,300 square feet (including approximately 36,500 square feet of outdoor lawn and garden and lumber and building material space) and employ a "specialty stores within a store" concept to provide the service and selection of a number of smaller specialty stores all in one location. In order to provide superior customer service and advice, Builders Square staffs all of its BSQ II Stores with knowledgeable sales associates, including certified or degreed experts in interior design and decorating, and in many cases other professionals in various home improvement trades (including electricians, plumbers and carpenters). In addition, each BSQ II Store places greater emphasis on home decor, which management believes distinguishes it from its competitors, by having an approximately 21,000 square foot center court dedicated to home decor products and services. As part of Builders Square's focus on home decor services, experts in interior design and decorating utilize in-store computer-aided design systems ("CAD Systems") located at various stations within the store. In addition, each BSQ II Store includes an expanded lawn and garden space, which Builders Square believes also distinguishes it from its competitors. Management believes that the BSQ II Store format better addresses customer preferences and has resulted in increased customer loyalty and higher average sales per transaction. The BSQ II Store format also has resulted in increased gross margins and profitability, as home decor and outdoor lawn and garden products generally command higher margins than home repair products and building materials.

     In July 1992, Builders Square opened its first BSQ II Store in Sunrise, Florida and continued to refine the BSQ II Store format during 1992 by opening seven additional BSQ II Stores in various parts of the country. Based upon the financial results of the BSQ II Stores, management decided in the first quarter of

                                     VIII-11

1993 to implement the BSQ II Store format on a company-wide basis for all new Builders Square stores. In January 1994, based upon continued favorable financial results and customer response, Builders Square adopted a plan to convert all existing BSQ I Stores to the BSQ II Store format, and set a goal of having virtually all of the Builders Square stores be BSQ II Stores by the end of fiscal 1997. At the same time, Builders Square revised its expansion strategy to focus on increasing market share in existing markets by clustering its BSQ II Stores. This clustering strategy enables Builders Square to leverage management personnel, advertising and distribution expenditures, thereby improving profitability as well as enhancing customer awareness. In addition, Builders Square adopted a strategy of locating all new or relocated stores in prime real estate locations, thereby abandoning its prior strategy in many cases of selecting previously occupied buildings in secondary locations.

INDUSTRY OVERVIEW

     The home improvement and home decor industries together represent one of the largest segments of the retail market in the United States and is growing faster than the retail market as a whole. According to The Farnsworth Group, Inc., an independent marketing consulting firm, the market for home improvement products and services (which does not include home decor and home furnishings) grew from approximately $122.0 billion in 1989 to approximately $126.7 billion in 1992. The relatively flat growth between 1989 and 1992 is reflective of the sluggish new housing market and existing home sales market experienced during the 1990 and 1991 period in particular. From a broader perspective, between 1982 to 1992, the industry grew 7%-8% a year compared to the 1%-2% growth per year during the 1989 to 1992 time frame. The market is estimated to have grown to $132.5 billion in 1993, an increase of close to 5% over 1992. Based on The Farnsworth Group's estimates, this market is expected to grow 7% in 1994. Over the four-year period from 1989 to 1992, the three leading large format warehouse home improvement retailers (including Builders Square) have increased their market share from 3.1% to 5.7%. Although these large format warehouse home improvement retailers have grown dramatically over this period, the home improvement industry remains predominantly fragmented.

     In addition, according to The Farnsworth Group, the market for home decor products and services was approximately $68.3 billion in 1992 and is estimated to have been approximately $72.4 billion in 1993. The market for home decor products and services is expected to grow approximately 8% in 1994 (and 7% in 1995), which is faster than the expected growth for the market for home improvement products and services. Management believes that this industry is even more fragmented than the home improvement industry with no single other major retailer adequately serving the home decor market by providing a broad selection of home decor products and services all under one roof.

BUSINESS STRATEGY

     Builders Square's strategy is to operate large format superstores emphasizing customer service and providing do-it-yourself, buy-it-yourself and professional remodeling contractor customers an extensive selection of quality products and services to repair, remodel, redecorate and maintain both home and garden. Builders Square plans to implement this strategy through the use of the BSQ II Store format and intends to have virtually all Builders Square stores in the BSQ II Store format by the end of fiscal 1997. The key elements of the BSQ II Store format are as follows:

     - Easy-to-Shop Store Concept. Each BSQ II Store is designed to appeal to a wide variety of potential customers. The BSQ II Stores feature expansive, well-lit aisles, with the focal point of each store being the centrally located center court, which contains an Idea Center where interior design and decorating specialists assist customers in envisioning, designing and planning home improvement projects and home decor. Typically, interior design and decorating specialists also assist customers in identifying and purchasing the necessary items to complete these projects from the various "specialty stores" included in each BSQ II Store. The Idea Center showcases approximately 9,000 square feet of full scale samples of various designs of kitchens, bathrooms and entertainment rooms, numerous types of cabinetry and a wide selection of plumbing fixtures. To create ease of shopping, the center court is surrounded by a "race track" style tile floor that provides easy access to the surrounding "specialty stores" which are positioned with logical merchandise

                                     VIII-12
adjacencies to promote convenience and multiple purchases of related items. The "specialty stores" consist of a Floor Coverings and Flooring Shop, Wall Coverings and Window Treatment Shop, Paint Shop, Lighting Shop, Tool Shop, Lumber and Millwork Shop, Lawn and Garden Shop, Plumbing Shop, Seasonal Shop and Basic Repair Shop.

     - Exceptional Customer Service. A fundamental goal of Builders Square is to provide exceptional service. Unlike the original Builders Square strategy, which focused on providing a self-service environment, Builders Square now staffs its stores with knowledgeable sales associates, virtually all of whom have a minimum of 30 months' experience in home improvement and/or home decor products sales or are professionals in a particular trade (such as electricians, plumbers, carpenters, interior designers and decorators). In order to maintain a highly motivated sales force, Builders Square recently implemented a financial incentive program for all managers and many of its sales associates based on customer service levels as well as sales targets. Based on its consumer research, Builders Square believes that the availability of expert advice from a highly motivated sales force, particularly with respect to the design and implementation of home improvement and home decor projects, attracts new customers to BSQ II Stores and increases the frequency of repeat visits. During its peak selling season, Builders Square staffs each BSQ II Store with an average of approximately 133 associates, or an average of approximately 20 more associates than each BSQ I Store.

     - Broad Selection of Home Improvement and Home Decor Products and
Services. Each BSQ II Store offers a broad and deep selection of quality home improvement and home decor products and services. Each BSQ II Store offers approximately 31,000 active SKUs, plus access on a special-order basis to thousands of additional items available from a wide variety of manufacturers. In contrast to a BSQ I Store, the product offering of a BSQ II Store emphasizes higher margin merchandise, such as home decor and lawn and garden products, and offers more services such as those described below under "Specialized Services."

     - Prime Locations. Builders Square's strategy is to focus on increasing market share in existing markets by clustering its BSQ II Stores in prime locations. In determining the location for a new BSQ II Store, Builders Square identifies prime real estate locations by evaluating a number of factors, including the size of the location, its visibility, access and parking capacity, proximity to competition, the cannibalizing effects on existing Builders Square stores and relevant demographic information. As part of this strategy, Builders Square plans to relocate most of its BSQ I Stores to more desirable locations in the same market while converting them to the BSQ II Store format.

     - Everyday Fair Prices. Builders Square's pricing policy is to maintain everyday fair prices that are below those of traditional home improvement retailers. In addition, Builders Square seeks to offer competitively low prices on selected high visibility items. Builders Square complements its everyday fair price policy with customer awareness promotions in conjunction with store openings and in order to increase customer traffic and sales.

STORE FORMAT AND MERCHANDISE

     Each BSQ II Store averages approximately 146,300 square feet (including approximately 36,500 square feet of outdoor lawn and garden and lumber and building material space). In addition, the location for each BSQ II Store includes available space to expand the store by an additional approximately 14,000 gross square feet, which provides management with flexibility to increase the size of the interior of its stores. Approximately 90% of the gross square feet of each BSQ II Store is dedicated to selling merchandise, with the balance used for merchandise unloading and office space. BSQ II Stores are generally open seven days a week from approximately 7:00 a.m. to 9:00 p.m. Monday through Saturday and approximately 9:00 a.m. to 6:00 p.m. on Sunday.

     The interior of each BSQ II Store features as its focal point a center court where interior design and decorating specialists assist customers in envisioning, designing and planning home improvement and home decor projects. To create ease of shopping, the center court is surrounded by a "race track" style tile floor that provides easy access to each of Builders Square's "specialty stores," which are positioned with logical merchandise adjacencies to promote convenience and multiple purchases of related items. The "specialty stores" consist of a Floor Coverings and Flooring Shop, Wall Coverings and Window Treatment Shop, Paint

                                     VIII-13

Shop, Lighting Shop, Tool Shop, Lumber and Millwork Shop, Lawn and Garden Shop, Plumbing Shop, Seasonal Shop and Basic Repair Shop.

     The following is the layout of a typical BSQ II Store:

                                [DIAGRAM]

     Builders Square specifically tailors its merchandise assortment to better meet the needs of its customers as determined in customer surveys instead of merely carrying the broadest assortment possible. The following is a description of each of the "specialty stores" and the merchandise categories found in each BSQ II Store:

          - Center Court. The focal point of each BSQ II Store is the center court which houses the Idea Center, the Floor Coverings and Flooring Shop, the Wall Coverings and Window Treatment Shop and the Paint Shop:

             Idea Center. The Idea Center showcases approximately 9,000 square feet of full scale samples of various designs of kitchens, bathrooms and entertainment rooms, numerous types of cabinetry and a wide selection of plumbing fixtures. In the Idea Center, interior design and decorating specialists assist customers in envisioning, designing and planning home decor and home improvement projects.

             Floor Coverings and Flooring Shop. The Floor Coverings and Flooring Shop features over 20 styles of wooden floors (including parquet, oak and exotic hardwoods) and over 800 SKUs of floor linoleum and tiling. In addition, this shop carries over 94 different styles of carpeting in over 700 colors. Name brand floor coverings include Armstrong, American Rug/Mohawk, Beaulieu, Hartco, Tilepak and Dupont Stainmaster.

             Wall Coverings and Window Treatment Shop. The Wall Coverings and Window Treatment Shop stocks over 220 different styles of wallpaper and, through special order from over 68 in-store catalogs, each Builders Square store can special order over 5,000 styles and colors of wall paper.

             Paint Shop. The Paint Shop features a broad variety of indoor and outdoor paints and stains. This shop carries a wide variety of brand name paints, including Glidden, Dutch Boy, Olympic and Krylon, as well as competitively priced private label paints, and brand name stains and sealants,

                                     VIII-14
        including Thompson's Water Seal, Formby's, Minwax, Wagner and Rustoleum. Each BSQ II Store has the capability, through the use of a computer, to match any color paint. This shop stocks over 144 different styles and sizes of paint brushes and other miscellaneous items such as drop cloths, painter's masking tape, rollers and ladders. Each BSQ II Store features over 300 styles of window treatments, including blinds, shades and curtains. Name brand window treatments include Levolor, Hunter Douglas, Bali and Graber.

          - Lighting Shop. Each BSQ II Store's approximately 5,000 square foot Lighting Shop offers over 700 styles of indoor and outdoor lighting fixtures. The Lighting Shop includes ceiling fans as well as light fixtures that range from inexpensive fixtures to high priced chandeliers. Name brands carried by the Lighting Shop include Collins, Imperial, Catalina, Cheyenne, Hunter, Legacy, Lithonia/Home-Vue, Thomas and M.G. Products.

          - Tool Shop. Each BSQ II Store's approximately 6,000 square foot Tool Shop carries most major brands of hand tools for the do-it-yourselfer, such as Stanley, Black & Decker, Arrow, Crescent, Lufkin and Alltrade, as well as a wide variety of tools used by professional contractors, such as Stanley, Contractor Grade, Estwing and Plumb & Ekline. The Tool Shop carries various name brand power tools and accessories, including Black & Decker, Delta, Makita, Skil, DeWalt, Milwaukee, Ryobi, Vermont-American, Stanley-Bostich and Quantum.

          - Lumber and Millwork Shop. Each BSQ II Store's approximately 33,000 square foot Lumber and Millwork Shop carries a full line of millwork, windows and doors, including such brands as Pella, Castlegate and Croft. Each store also stocks between 100 and 150 different types and sizes of lumber and plywood for construction and other building projects from such manufacturers as Weyerhaeuser, Georgia Pacific, Canfor, Louisiana Pacific and Champion International. Building materials include roofing, gypsum, insulation and other basic building products from such manufacturers as USG, Owens Corning, National Gypsum, Quikrete and Macklanburg Duncan.

          - Lawn and Garden Shop. Each BSQ II Store's approximately 38,000 square foot Lawn and Garden Shop carries a broad variety of brand name hand and power gardening and lawn tools, fertilizers, sprays and chemicals. The Lawn and Garden Shop also carries a wide variety of seasonal nursery plants, shrubbery and bedding plants, as well as various merchandise for patios and decks. The Lawn and Garden Shop carries many name brand lawn and garden supplies and products, such as Scotts/Hyponex, Ortho/Roundup, Spectracide, Stern's Miracle Gro, Raid/Off, Murray, Black & Decker, Homelite and Lawn Boy.

          - Plumbing Shop. Each BSQ II Store's approximately 7,500 square foot Plumbing Shop contains over 200 brand name faucets, valves and showerheads, including Delta, Moen, Price Pfister and Sterling. Over 150 plumbing fixtures are carried from six major manufacturers, including American Standard, Sterling, Kohler, Crane, Novi-American and Titan. Additionally, the Plumbing Shop is able to special order merchandise from most manufacturers and can custom cut and thread pipe for customers.

          - Seasonal Shop. Each BSQ II Store's approximately 5,000 square foot Seasonal Shop carries seasonal items, including Christmas trees and decorations, air conditioners, lawn mowers, grills and patio furniture. Name brands carried in the Seasonal Shop include Rubbermaid, Sunbeam, Weber, Kingsford, Rainbird, Glad, Whirlpool, 3-M, Dap, Honeywell and Toro.

          - Basic Repair Shop. Each BSQ II Store's Basic Repair Shop features basic electric supplies, such as sockets, light switches, wires and fuses, and basic plumbing supplies, such as gaskets, stems and miscellaneous parts for faucets and valves, as well as full lines of plastic, galvanized and copper pipe products. The Basic Repair Shop also carries basic home improvement products, such as nails, screws, nuts, bolts, hooks and a wide range of decorative hardware products. Name brands include Leviton, Raco, 3M, Waxman, Kwikset, Schlage, Masterlock and Macklanburg Duncan.

     Each BSQ I Store has approximately 60,000 to 94,000 square feet (including approximately 8,000 to 14,000 square feet of outdoor lawn and garden and lumber and building material space). While the BSQ I Stores generally stock the same categories of merchandise as the BSQ II Stores, the stores are different in

                                     VIII-15
layout and focus. The BSQ I Stores do not contain a center court or an Idea Center and are not organized using a "race track" layout. In addition, BSQ I Stores do not focus on home decor and lawn and garden products and services. Approximately 90% of the gross square feet of each BSQ I Store is dedicated to selling merchandise, with the balance used for merchandise unloading and storage and office space. BSQ I Stores are generally open seven days a week from approximately 7:00 a.m. to 9:00 p.m. Monday through Saturday and 9:00 a.m. to 6:00 p.m. on Sunday.

SPECIALIZED SERVICES

     As part of Builders Square's strategy to provide exceptional customer service, Builders Square offers a wide variety of services that are generally associated with specialty stores. These services include:

          - The Idea Center. Each BSQ II Store features an Idea Center, where interior design and decorating specialists are available to assist customers in designing home improvement and home decor projects and to suggest ideas for such projects. The Idea Center staff utilizes a CAD System to aid the customer in visualizing and developing a wide range of home improvement and home decor projects, primarily for the kitchen, bathroom and entertainment rooms.

          - CAD Systems. Builders Square's CAD Systems assist in designing projects, such as building and remodeling decks, closets and garages. Builders Square is expanding the use of its computer modeling to the lawn and garden department to assist customers in developing landscape designs.

          - Customization. Each Builders Square store offers customers the opportunity, at no charge, to have merchandise purchased at BSQ II Stores custom cut and in some instances custom made. These services are available for a wide range of merchandise, including lumber, fencing, chain, hose, rope, window and door screens and glass.

          - Installed Sales. Each Builders Square store offers customers the option of having all merchandise purchased installed for them. Management believes Builders Square is the only large format home improvement and home decor retailer that offers customers these services at every store. These services are offered at competitive prices and are performed by reputable independent contractors, who are each initially required to meet quality standards established by Builders Square. Thereafter, Builders Square continuously requires each independent contractor to maintain certain quality standards, such as the level of customer service, which Builders Square monitors through the use of customer surveys.

          - Delivery. At no charge, or for a small fee, each Builders Square store will deliver any merchandise purchased. Deliveries are made in trucks operated by each Builders Square store. Builders Square also provides its commercial accounts with "ZIP Service," whereby orders can be called or faxed to a Builders Square store and the store will either hold the merchandise for pick-up or deliver such merchandise.

                                     VIII-16

STORES AND EXPANSION

     Builders Square has 177 stores in 26 states and Puerto Rico. Builders Square stores typically are either freestanding or anchor tenants in shopping centers. Set forth below is a list of the number of stores by market as of the dates identified:

                                                                                             ESTIMATED
                                                     JAN. 24, 1993      JAN. 23, 1994      JAN. 22, 1995
                                                    ---------------    ---------------    ---------------
                  REGION/MARKET                     BSQ I    BSQ II    BSQ I    BSQ II    BSQ I    BSQ II
- -------------------------------------------------   -----    ------    -----    ------    -----    ------
NORTHEAST
  Albany.........................................      1        0         1        1         0         2
  Buffalo........................................      1        1         0        2         0         2
  Philadelphia...................................      5        0         5        0         1         4
  Pittsburgh.....................................      3        0         3        1         3         1
  Washington, D.C................................      2        0         2        1         2         1
  Single Stores..................................      9        1         3        2         1         5
                                                    -----       -      -----      --      -----    ------
       Northeast Totals..........................     21        2        14        7         7        15
                                                    -----       -      -----      --      -----    ------
                                                    -----       -      -----      --      -----    ------
SOUTHEAST
  Miami..........................................      5        1         4        4         2         8
  Orlando........................................      1        1         1        3         1         3
  Palm Beach.....................................      1        0         0        1         0         1
  Richmond.......................................      2        0         1        0         0         0
  Tidewater......................................      3        0         3        0         3         0
  Tampa..........................................      4        0         4        1         4         1
  Single Stores..................................      7        0         5        2         4         3
                                                    -----       -      -----      --      -----    ------
       Southeast Totals..........................     23        2         18      11         14        16
                                                    -----       -      -----      --      -----    ------
                                                    -----       -      -----      --      -----    ------
MIDWEST
  Akron..........................................      2        0         2        1         2         1
  Chicago........................................     20        0        17        3        10        13
  Cincinnati.....................................      2        0         2        1         2         1
  Cleveland......................................      6        0         6        0         3         3
  Columbus.......................................      3        0         3        0         2         1
  Dayton.........................................      2        0         2        0         2         0
  Detroit........................................     11        0         9        2         5         7
  Flint..........................................      3        0         3        0         2         1
  Grand Rapids...................................      2        0         2        0         0         2
  Indianapolis...................................      3        0         3        0         1         2
  Kansas City....................................      3        0         2        1         1         2
  Milwaukee......................................      3        0         3        1         3         2
  Minneapolis....................................      4        1         4        1         4         1
  St. Louis......................................      5        0         5        0         2         3
  Toledo.........................................      2        0         2        0         2         0
  Single Stores..................................      8        0         8        1         4         6
                                                    -----       -      -----      --      -----    ------
       Midwest Totals............................     79        1         73      11        45        45
                                                    -----       -      -----      --      -----    ------
                                                    -----       -      -----      --      -----    ------
SOUTHWEST
  Austin.........................................      2        0         2        1         1         2
  Houston........................................      7        1         5        4         2         7
  Oklahoma City..................................      2        0         2        0         1         1
  Rio Grande.....................................      2        1         2        2         0         4
  San Antonio....................................      4        1         2        4         0         5
  Texas Panhandle................................      2        0         1        1         0         2
  Tulsa..........................................      2        0         2        0         0         2
  Wichita........................................      2        0         1        1         1         1
  Single Stores..................................      1        0         0        1         0         1
                                                    -----       -      -----      --      -----    ------
     Southwest Totals............................     24        3        17       14         5        25
                                                    -----       -      -----      --      -----    ------
                                                    -----       -      -----      --      -----    ------

                                     VIII-17

                                                                                             ESTIMATED
                                                     JAN. 24, 1993      JAN. 23, 1994      JAN. 22, 1995
                                                    ---------------    ---------------    ---------------
                  REGION/MARKET                     BSQ I    BSQ II    BSQ I    BSQ II    BSQ I    BSQ II
- -------------------------------------------------   -----    ------    -----    ------    -----    ------
WEST/ROCKY MOUNTAIN
  Denver.........................................      5        0         4        1         3         2
  Portland.......................................      2        0         2        0         2         0
  Single Stores..................................      3        0         2        1         2         1
                                                    -----       -      -----      --      -----    ------
     West/Rocky Mountain Totals..................     10        0         8        2         7         3
                                                    -----       -      -----      --      -----    ------
                                                    -----       -      -----      --      -----    ------
PUERTO RICO......................................      0        0         0        2         0         4
                                                    -----       -      -----      --      -----    ------
     TOTAL.......................................    157        8       130       47        78       108
                                                    -----       -      -----      --      -----    ------
                                                    -----       -      -----      --      -----    ------

     The focus of Builders Square's expansion strategy is to increase market share in existing markets by clustering its BSQ II Stores. This clustering strategy enables Builders Square to leverage management personnel, advertising and distribution expenditures, thereby improving profitability as well as enhancing customer awareness. Although Builders Square's strategy of locating multiple stores within a market can result in some cannibalization, management believes that achieving greater market penetration will allow it to grow successfully and compete more effectively over the long term. Builders Square believes that the successful implementation of its expansion strategy will be dependent upon general economic and business conditions affecting consumer spending, the availability of desirable locations and the negotiation of acceptable lease terms.

     In connection with this clustering strategy, Builders Square is closing selected BSQ I Stores and converting the balance of existing BSQ I Stores to the BSQ II Store format as well as filling in existing and contiguous markets with new BSQ II Stores. Over the period from fiscal 1993 through fiscal 1997, Builders Square intends to phase out approximately 117 BSQ I Stores by closing approximately 8 stores, relocating approximately 66 stores and renovating approximately 43 stores. Management plans that this phaseout will be accomplished generally in accordance with the following schedule:

                                                        FISCAL    FISCAL    FISCAL    FISCAL    FISCAL
                                                         1993      1994      1995      1996      1997     TOTAL
                                                        ------    ------    ------    ------    ------    -----
Close................................................      8         2         4         1         1        16
Relocate.............................................      8        29        20         7        10        74
Convert..............................................     11        21        21         1         0        54

Builders Square plans to open approximately 10-20 new BSQ II Stores in each of the next 2 years. Although Builders Square currently has no plans to expand into new non-contiguous markets in the next 2-3 years, it will evaluate and consider new markets in the future.

     A major focus of Builders Square's expansion strategy is to open new stores and relocate existing stores in prime real estate locations. In connection with this strategy, Builders Square's management utilizes real estate consultants to assist in evaluating markets and potential store sites. In this regard, management considers a number of factors, including availability of prime real estate (based on criteria such as visibility, size, access and parking capacity), cannibalizing effects on existing stores and demographic information (based on criteria such as income and education levels, new and used housing market, age, occupation and growth trends). In determining whether to expand or remodel a BSQ I Store rather than relocate it, Builders Square also evaluates, on a store-by-store basis, the relative costs associated with each alternative.

     On an operating lease basis, the cost of opening a new BSQ II Store consists primarily of the investment in inventory, the cost of furniture, fixtures and equipment and pre-opening expenses, such as the costs associated with training employees. The cost of converting or relocating an existing store consists primarily of the cost of additional inventory, plus in the case of converting, the cost of improvements or, in the case of relocation, furniture, fixtures, equipment, moving and lease termination costs. Inventory for a new store is estimated to cost approximately $3.5 million, with average vendor payables equal to approximately 45% of the initial inventory, for a net investment of approximately $1.9 million. Additional inventory for a converted or relocated store is estimated to cost approximately $750,000, with average vendor payables equal to

                                     VIII-18
approximately 45% of such inventory, for a net additional investment of approximately $412,500. The cost of furniture, fixtures and equipment for a new store is approximately $1.8 million, and the additional cost of furniture, fixtures, equipment and moving for a relocated store is approximately $1.6 million. Pre-opening expenses for a new store, which are expensed in the month the store is opened, typically average $725,000, which is the same for relocating an existing store.

     During fiscal 1994, Builders Square intends to close or relocate approximately 31 stores. The costs associated with each closing are approximately $2.1 million per store and consist of furniture and fixture write-offs, inventory liquidation costs, operating expenses during the closing period, and on-going occupancy expenses until a new tenant can be located.

PURCHASING AND DISTRIBUTION

     Builders Square maintains its own central buying staff, comprised of one general merchandise manager, four divisional merchandise managers (home decor, home remodeling, home repair and outdoor living and seasonal), five regional lumber managers, four regional garden managers and 21 buyers. Using a detailed merchandise planning system, the merchandise offering for each category is selected by the central buying staff in consultation with store managers and regional managers. The merchandise planning system allows Builders Square to plan all components of merchandise by store.

     Before opening a store, each store manager is provided a merchandise plan to be used as a guide for the initial quantities and set-up of merchandise. Thereafter, to maintain the highest in-stock levels at the lowest possible costs, Builders Square uses a decentralized store-level replenishment system. This computer-based system tracks sales and replenishment patterns and trends of merchandise over short and long-terms and generates a recommended order quantity for each item of merchandise. Computer-generated orders are reviewed by store personnel and electronically transmitted to suppliers.

     Builders Square currently purchases from over 1,500 vendors and, in fiscal 1993, no vendor accounted for more than 3% of the cost of Builders Square's total merchandise purchased. Builders Square does not maintain any long-term or exclusive commitments or arrangements to purchase from any vendor. Builders Square believes that it has a good relationship with each of its vendors and expects that such relationships will continue.

     Builders Square currently transmits electronic purchase orders to approximately 650 vendors, or 80% of its purchase orders in terms of dollars, and exchanges acknowledgements and invoices electronically with approximately 230 vendors, or 46% of its purchase orders expressed in terms of dollars. Builders Square currently receives advance shipping notices from 31 vendors, which enables Builders Square to efficiently scan merchandise upon receipt, thereby lowering costs.

     Merchandise is shipped directly to stores by each vendor; as a result Builders Square does not have a central distribution center. However, Builders Square uses small public contract break-bulk operators and public warehouse facilities to take advantage of full truck load discounts. The use of direct-store shipments allows Builders Square to open stores without the geographic constraints associated with a central distribution facility. Builders Square is currently undertaking to study the costs and benefits of using a cross-dock method of merchandise distribution or an SKU based distribution system to improve margins and inventory turnover.

MANAGEMENT INFORMATION SYSTEMS

     Builders Square has established a strong technical infrastructure. A satellite network provides a data and video link between all Builders Square stores and the corporate headquarters. Sales information, including department, category and SKU data, is captured at point-of-sale terminals equipped with bar-code scanners. This information is used to update store-level perpetual inventory levels on a SKU basis each night and is also transmitted from in-store processors to a host system located at Builders Square's corporate headquarters, where a proprietary information system provides management with up-to-date store and merchandise performance analysis.

                                     VIII-19

     Builders Square's information system is designed to provide for strong financial control and tight inventory management. This system integrates purchasing, receiving, sales reporting and perpetual inventory reporting and can be accessed on-line both at Builders Square's corporate headquarters and by store management. Management believes that this system allows it to gain a thorough understanding of its entire business and provides it with a strategic advantage by enabling it to continuously focus management's attention on areas of high return.

     Each Builders Square store has wireless point-of-sale capability to allow for the addition of portable checkouts during peak sales periods. Hand-held radio frequency terminals are used to look-up sales, profit and inventory data from anywhere in a store.

     Builders Square utilizes an advanced receiving system, which combines carton/pallet label scanning and electronic advance shipping notices from vendors to automatically close-out purchase orders and update perpetual inventory. Consequently, Builders Square's store personnel can focus their primary efforts on customers.

CREDIT

     Builders Square has a private label credit card for retail customers. This card is issued by a division of Household Finance Corp. which also bears the credit risk. Builders Square also provides commercial credit and itemized billing for its professional contractor customers, whose accounts must be paid in full each month. All commercial credit decisions and policies are established centrally by Builders Square's credit department. In fiscal 1993, approximately 11.4% of sales were through these two credit programs. Builders Square also accepts most major credit cards, including Visa, MasterCard, Discover and American Express.

ADVERTISING AND PROMOTION

     Builders Square employs an advertising program that utilizes a combination of broadcast and print advertising on a weekly, bi-weekly and monthly basis to increase customer awareness and generate traffic in its stores. A prime focus of the Builders Square advertising program is to associate Builders Square with exceptional customer service and project selling. Builders Square believes that broadcast advertising is more cost-effective than its past print advertising programs and has been shifting its spending toward broadcast advertising, with its current advertising mix consisting of 35% broadcast and 65% print advertising.

COMPETITION

     The market for home improvement and home decor products and services is highly competitive. Competition within the home improvement and home decor industry is highly fragmented and consists principally of large format home improvement stores, traditional hardware stores, plumbing and electrical supply outlets and lumberyards, home centers, discount retail stores and certain specialty stores. Builders Square competes on the basis of customer service, ease of shopping, location, depth and breadth of merchandise and price.

     Builders Square faces competition in a large majority of its markets from one or more large format home improvement retailers, such as Hechinger, Home Base (a division of Waban, Inc.), Home Quarters (a subsidiary of Hechinger, Inc.), Lowe's, Menards, Payless Cashways and The Home Depot. Builders Square also faces competition from traditional hardware stores, plumbing and electrical supply outlets, lumberyards, home centers, discount retail stores and certain specialty stores, although typically these types of competitors do not offer both the breadth and depth of selection of merchandise and the everyday fair prices that are offered by Builders Square.

PROPERTIES

     Most of the BSQ I Stores and BSQ II Stores have long-term leases. The leases typically provide for an initial 25 year term with 10 five-year renewal options. For store locations by state, see "Stores and Expansion" above.

                                     VIII-20

     Builders Square owns (subject to a mortgage) its headquarters located at 9725 Datapoint Drive, San Antonio, Texas, containing approximately 200,000 square feet.

ASSOCIATES

     As of January 23, 1994, Builders Square had a total of approximately 14,300 full-time and 7,900 part-time associates, 21,500 of whom were employed in Builders Square stores and 700 of whom were employed in corporate office positions. None of Builders Square's associates are covered by collective bargaining agreements. Store managers have been employed by Builders Square an average of six years and Builders Square endeavors to promote new store managers internally through a management training program. Builders Square believes that its relationship with its associates is good.

TRADEMARKS AND SERVICE MARKS

     Builders Square(R) and the Builders Square logo are registered trademarks and service marks of Builders Square. Builders Square uses its mark as a trade name in connection with its business operations. Whenever possible, Builders Square has registered its mark as a trade name with the state or locality where Builders Square has a store.

LITIGATION

     Builders Square is from time to time involved in routine litigation incidental to the conduct of its business. Builders Square believes that no currently pending litigation to which it is a party will have a material adverse effect on its liquidity, financial position or results of operations.

                                     VIII-21

                             BUILDERS SQUARE GROUP

                              REPORT BY MANAGEMENT

RESPONSIBILITY FOR FINANCIAL STATEMENTS

     Kmart Corporation and Builders Square Group management are responsible for the integrity of the information and representations contained in interim and annual financial statements. This responsibility includes making informed estimates and judgments in selecting the appropriate accounting principles. Management believes the financial statements conform with generally accepted accounting principles applied on a consistent basis.

     To assist management in fulfilling these obligations, several tools are utilized, which include the following:

          A system of internal accounting controls is maintained to provide for the integrity of information for purposes of preparing financial statements and to assure that assets are properly accounted for and safeguarded. This concept of reasonable assurance is based on the recognition that the cost of the system is related to the benefits to be derived and modified for changing conditions. Management believes its system provides reasonable assurance of this appropriate balance.

          As part of the internal control system, a policy of Standards of Business Conduct and Management Integrity Statements is in effect. All officers and key employees periodically submit a signed statement regarding compliance with these policies.

          An Internal Audit Department is maintained to evaluate, test and report on the application of internal accounting controls in conformity with standards of the practice of internal auditing.

          The financial statements have been examined by independent accountants whose report is contained herein. This examination includes, among other things, a review of the system of internal controls as required by generally accepted auditing standards.

     The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly with management, internal auditors and the independent accountants to assure that each is carrying out its responsibilities. The internal auditors and independent accountants both have full and free access to the Audit Committee, with and without the presence of management.

Joseph E. Antonini
Kmart Corporation
Chairman of the Board, President
and Chief Executive Officer

George R. Mrkonic
Kmart Corporation
Executive Vice President
Specialty Retailing

Thomas F. Murasky
Kmart Corporation
Executive Vice President
and Chief Financial Officer

Frank G. Felicella
Builders Square, Inc.
President and
Chief Executive Officer

J. Kent Fortner
Builders Square, Inc.
Executive Vice President
and Chief Financial Officer

                                     VIII-22

                             BUILDERS SQUARE GROUP

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Kmart Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of income and of cash flows present fairly, in all material respects, the financial position of the Builders Square Group at January 23, 1994 and January 24, 1993, and the results of its operations and its cash flows for each of the three years in the period ended January 23, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Kmart Corporation management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in the notes to the combined financial statements, the Builders Square Group adopted Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," at the beginning of fiscal 1993.

     The Builders Square Group is a business group of Kmart Corporation (as described in the Basis of Presentation note to these financial statements); accordingly, the combined financial statements of the Builders Square Group should be read in conjunction with the consolidated financial statements of Kmart Corporation.

Price Waterhouse

San Antonio, Texas

March 15, 1994

                                     VIII-23

                             BUILDERS SQUARE GROUP

                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN MILLIONS)

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    JANUARY 26,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Sales........................................................    $ 2,718.8      $ 2,419.5      $ 2,048.5
Cost of merchandise sold (includes buying and occupancy
  costs).....................................................      2,100.5        1,855.0        1,560.4
Selling, general and administrative expenses.................        537.2          468.9          389.9
Pre-opening expense..........................................         19.4           13.2            6.9
Goodwill amortization........................................          0.9            0.9            0.9
Store restructuring and other charges........................        226.5            1.5           16.6
                                                                -----------    -----------    -----------
Operating income (loss)......................................       (165.7)          80.0           73.8
Interest:
  Debt -- expense............................................          1.5            0.4             --
       -- income.............................................         (0.5)          (1.7)          (0.5)
  Capital lease obligations -- expense.......................          7.7            4.8            3.2
                                                                -----------    -----------    -----------
Income (loss) before income taxes and the effect of
  accounting changes.........................................       (174.4)          76.5           71.1
Income taxes.................................................        (65.8)          21.6           24.1
                                                                -----------    -----------    -----------
Net income (loss) before the effect of accounting changes....       (108.6)          54.9           47.0
Effect of accounting changes, net of income taxes............         (1.6)            --             --
                                                                -----------    -----------    -----------
Net income (loss)............................................    $  (107.0)     $    54.9      $    47.0
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Supplemental disclosure (unaudited):
  Net income (loss)..........................................    $  (107.0)     $    54.9      $    47.0
  Add back of goodwill amortization..........................          0.9            0.9            0.9
                                                                -----------    -----------    -----------
  Kmart Corporation earnings (losses) attributable to
     Builders Square Group...................................    $  (106.1)     $    55.8      $    47.9
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

            See accompanying Notes to Combined Financial Statements.

                                     VIII-24

                             BUILDERS SQUARE GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                          JANUARY 23,    JANUARY 24,
                                                                             1994           1993
                                                                          -----------    -----------
ASSETS
  Current Assets:
     Cash..............................................................    $    14.1      $    30.6
     Merchandise inventories (LIFO)
       At replacement cost.............................................        657.3          548.8
       Less -- LIFO reserve............................................        (48.1)         (36.7)
                                                                          -----------    -----------
                                                                               609.2          512.1
     Accounts receivable and other current assets......................         73.4           48.4
     Deferred income taxes.............................................         34.8             --
     Property held for resale..........................................         68.8           31.9
                                                                          -----------    -----------
  Total current assets.................................................        800.3          623.0
  Property Owned:
     Land..............................................................          3.4            4.4
     Buildings.........................................................          7.7            9.8
     Leasehold improvements............................................         92.0           83.3
     Furniture and fixtures............................................        204.8          167.7
     Construction in progress..........................................         29.3           23.4
  Property under capital leases........................................        109.0           75.2
                                                                          -----------    -----------
                                                                               446.2          363.8
  Less-accumulated depreciation and amortization:
     Property owned....................................................       (158.2)        (118.3)
     Property under capital leases.....................................        (27.4)         (23.3)
                                                                          -----------    -----------
  Total Owned and Leased Property......................................        260.6          222.2
  Other Assets and Deferred Charges....................................          4.7            4.7
  Deferred income taxes................................................         38.4             --
  Goodwill -- net of accumulated amortization of $8.0 and $7.1,
     respectively......................................................         26.1           26.9
                                                                          -----------    -----------
                                                                           $ 1,130.1      $   876.8
                                                                          -----------    -----------
                                                                          -----------    -----------
LIABILITIES AND EQUITY
  Current Liabilities:
     Long-term debt due within one year................................    $     1.1      $     0.2
     Current portion of capital lease obligations......................          2.9            2.3
     Accounts payable -- trade.........................................        235.1          226.2
     Accrued payrolls and other liabilities............................         63.9           41.2
     Taxes other than income taxes.....................................         15.8           12.4
     Income taxes......................................................           --            1.3
                                                                          -----------    -----------
  Total current liabilities............................................        318.8          283.6
  Capital Lease Obligations............................................         88.5           57.9
  Long-Term Debt.......................................................         15.6           13.3
  Other Long-Term Liabilities (includes store restructuring
     obligations)......................................................        175.3           17.2
  Deferred Income Taxes................................................           --           10.9
  Builders Square Group Equity.........................................        531.9          493.9
                                                                          -----------    -----------
                                                                           $ 1,130.1      $   876.8
                                                                          -----------    -----------
                                                                          -----------    -----------
  Supplemental disclosure (unaudited):
     Builders Square Group Equity......................................    $   531.9      $   493.9
     Add back of accumulated goodwill amortization.....................          8.0            7.1
                                                                          -----------    -----------
     Kmart Corporation equity attributable to Builders Square Group....    $   539.9      $   501.0
                                                                          -----------    -----------
                                                                          -----------    -----------

            See accompanying Notes to Combined Financial Statements.

                                     VIII-25

                             BUILDERS SQUARE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    JANUARY 26,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
CASH PROVIDED BY (USED FOR):
OPERATIONS
  Net income (loss) before the effect of accounting
     changes.................................................     $(108.6)       $  54.9        $  47.0
  Adjustments to reconcile net income to operating cash
     flows:
     Depreciation and amortization...........................        35.3           29.6           27.5
     Store restructuring and other charges...................       205.4            0.2            6.0
     Deferred income taxes...................................       (80.7)           2.4            5.3
     Increase (decrease) in other long-term liabilities......         3.6           (1.4)          30.1
     Other -- net............................................         6.2            5.5            3.3
  Cash provided by (used for) current assets and current
     liabilities:
     Increase in inventories.................................      (110.5)        (107.4)          (6.0)
     Increase in accounts payable............................         9.0          103.0           18.5
     Other -- net............................................       (52.4)         (19.0)         (21.3)
                                                                -----------    -----------    -----------
  Net cash provided by (used for) operations.................       (92.7)          67.8          110.4
                                                                -----------    -----------    -----------
INVESTING
  Capital expenditures -- owned property.....................       (77.7)         (57.2)         (44.8)
  Proceeds from sale of assets...............................         8.2             --             --
  Other -- net...............................................          --           (2.3)           5.1
                                                                -----------    -----------    -----------
  Net cash used for investing................................       (69.5)         (59.5)         (39.7)
                                                                -----------    -----------    -----------
FINANCING
  Proceeds from issuance of long-term debt...................         3.9           13.5             --
  Reduction in long-term debt................................        (0.6)            --             --
  Net equity transactions with the Kmart Group...............       145.0           (7.9)         (63.7)
  Reduction in capital lease obligations.....................        (2.6)          (1.9)          (1.5)
                                                                -----------    -----------    -----------
  Net cash provided by (used for) financing..................       145.7            3.7          (65.2)
                                                                -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS..............       (16.5)          12.0            5.5
  Cash and Equivalents at Beginning of Year..................        30.6           18.6           13.1
                                                                -----------    -----------    -----------
CASH AND EQUIVALENTS AT END OF YEAR..........................     $  14.1        $  30.6        $  18.6
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Supplemental disclosure of cash flow information:
  Interest paid..............................................     $   9.0        $   4.9        $   2.9
  Income taxes paid..........................................     $   9.6        $  22.4        $  22.6
  Capital lease obligations incurred.........................     $  33.8        $  29.7        $   7.2

            See accompanying Notes to Combined Financial Statements.

                                     VIII-26

                             BUILDERS SQUARE GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

BASIS OF PRESENTATION


     The Board of Directors of Kmart Corporation (Board) has adopted a proposal (the Specialty Retail Stock Proposal) which, if approved by shareholders and implemented by the Board, would authorize the Board to issue four new series of common stock (collectively, the Specialty Retail Stock) designated KM-Borders-Walden Group Common Stock (Borders-Walden Stock), KM-Builders Square Group Common Stock (Builders Square Stock), KM-OfficeMax Group Common Stock (OfficeMax Stock) and KM-The Sports Authority Group Common Stock (The Sports Authority Stock). While each series of Specialty Retail Stock would constitute common stock of Kmart Corporation, each is intended to reflect the separate performance of each specialty retail business. The Borders-Walden Stock is intended to reflect the performance of Kmart Corporation's retail bookstore group (the Borders-Walden Group), which is comprised principally of Kmart Corporation's Borders, Inc. and Walden Book Company Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of Kmart Corporation's retail home improvement and home decor superstore group (the Builders Square Group), which is comprised principally of Kmart Corporation's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of Kmart Corporation's retail office products superstore group (the OfficeMax Group), which is comprised principally of Kmart Corporation's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports Authority Stock is intended to reflect the performance of Kmart Corporation's retail sporting goods megastore group (The Sports Authority Group), which is comprised principally of Kmart Corporation's The Sports Authority, Inc. subsidiary. The Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the Specialty Retail Groups and individually as a Specialty Retail Group.



     Upon the initial issuance of any series of Specialty Retail Stock, the existing common stock would be redesignated as Kmart Group Common Stock (Kmart Stock). The Kmart Stock, while constituting common stock of Kmart Corporation, is intended to reflect the separate performance of the Kmart Group, which is generally comprised of (i) Kmart Corporation's core Kmart discount store group,
(ii) Kmart Corporation's interest in each Specialty Retail Group (a Retained Interest), which excludes the interest represented by any outstanding shares of the relevant series of Specialty Retail Stock and (iii) all other businesses in which Kmart Corporation and its other subsidiaries are engaged. The Kmart Group and the Specialty Retail Groups are sometimes referred to collectively herein as the Groups and individually as a Group.



     Following approval by shareholders of the Specialty Retail Stock Proposal, Kmart Corporation currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock for cash in separate initial public offerings (collectively, the Offerings) and to allocate the proceeds of the Offerings to the Kmart Group to be used to repay outstanding indebtedness of Kmart Corporation and for general corporate purposes. The timing, sequence and size of such Offerings and the price at which such shares would be sold would be determined by the Board, without further approval of shareholders, prior to each Offering based upon prevailing market and other conditions; however, it is currently contemplated that the first offering would be commenced shortly after the Annual Meeting and that Kmart Corporation would initially offer to the public shares of each series of Specialty Retail Stock that would be intended to represent approximately 20% to 30% of the equity value of Kmart Corporation attributed to the relevant Specialty Retail Group as determined by the Board (Equity Value) at the time of such Offering. Therefore, it is expected that Kmart Corporation would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in each such Specialty Retail Group. The terms of each Offering would be determined by the Board and the underwriters of such Offering based upon prevailing market conditions; the financial condition and results of operations of the relevant Specialty Retail Group; the history of and prospects for the relevant Specialty Retail Group; the specialty retail industry and the segment of that industry in which the relevant Specialty Retail Group competes; the management and operations of the relevant Specialty Retail Group; the progress of the relevant Specialty Retail Group in implementing its business strategy; the foregoing factors in relation to


                                     VIII-27

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

market values of other companies engaged in similar businesses; and the financial condition of Kmart Corporation as a whole. In addition to or in lieu of any Offering, the Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on Kmart Stock, although the Board has no current intention to do so. The determination of whether to proceed with an Offering of any series of Specialty Retail Stock would be made by the Board based on, among other things, the proposed terms of such Offering and the then prevailing market and other conditions. The Board reserves the right not to proceed with any or all of the Offerings, without further approval of shareholders, if it determines that consummation of such Offering or Offerings is not in the best interests of Kmart Corporation.

     The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Kmart Corporation. The separate Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Specialty Retail Stock Proposal, except that no inter-Group interest expense or inter-Group interest income is reflected , as more fully described under "Corporate Activities" below. However, following implementation of the Specialty Retail Stock Proposal and issuance of each Specialty Retail Stock, the financial statements of each Specialty Retail Group would reflect interest expense related to net cash provided by Kmart Corporation. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the combined historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups and (ii) a portion of the assets and liabilities (including contingent liabilities) and related transactions of Kmart Corporation that are not separately identified with the operations of a specific Group. The effects of the issuance of the equity securities described above have not been reflected in these historical financial statements.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, following issuance of any series of Specialty Retail Stock, Kmart Corporation would provide to holders of Builders Square Stock separate financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for the Builders Square Group and for Kmart Corporation. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), shareholders' equity and items of income and expense among the Groups for purposes of preparing their respective financial statements, the change in the capital structure of Kmart Corporation contemplated by the Specialty Retail Stock Proposal would not affect the respective legal title to assets or responsibility for liabilities of Kmart Corporation or any of its subsidiaries. Kmart Corporation and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Builders Square Stock and of each other series of common stock of Kmart Corporation would be holders of common stock of Kmart Corporation and would continue to be subject to risks associated with an investment in Kmart Corporation and all of its businesses, assets and liabilities. The Specialty Retail Stock Proposal would not affect the rights of creditors of Kmart Corporation.

     Financial effects arising from any Group that affect the consolidated results of operations or financial condition of Kmart Corporation could affect the results of operations or financial condition of the Builders Square Group or the market price of shares of the Builders Square Stock. In addition, net losses of any Group, dividends and distributions on any series of common stock or preferred stock, repurchases of any series of common stock and certain repurchases of preferred stock would reduce the assets of Kmart Corporation legally available for dividends on all series of common stock. Accordingly, Kmart Corporation consolidated financial information should be read in conjunction with the Builders Square Group financial information.

     The dividend policy applicable to Builders Square Stock would be determined by the Board at the time of issuance of such stock. Determinations to pay dividends on Builders Square Stock would be based primarily upon the financial condition, results of operations and business requirements of the Builders Square Group and Kmart Corporation as a whole. Under the terms of the Builders Square Stock, dividends would be payable at

                                     VIII-28

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

the sole discretion of the Board out of the lesser of (i) all assets of Kmart Corporation legally available for dividends and (ii) the Available Dividend Amount with respect to the Builders Square Group.

     The management and accounting policies applicable to the preparation of the financial statements of the Builders Square Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Kmart Corporation. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Builders Square Group's significant accounting policies, which conform to generally accepted accounting principles applied on a consistent basis between years, are described below.

     Fiscal Year: The Builders Square Group's fiscal year ends on the Sunday prior to the last Wednesday in January. Fiscal years 1993, 1992 and 1991 each consisted of 52 weeks and ended on January 23, 1994, January 24, 1993 and January 26, 1992, respectively.

     Earnings Per Common and Common Equivalent Share: Historical earnings per share are omitted from the statements of income as Builders Square Stock was not part of the capital structure of Kmart Corporation for the periods presented. Following implementation of the Specialty Retail Stock Proposal, the method of calculating earnings per share for Kmart Stock and each series of Specialty Retail Stock would reflect the terms of the Certificate of Amendment which provide that each Group's Available Dividend Amount, which, in turn, would reflect the separately reported Kmart Corporation Earnings Attributable to the Kmart Group, in the case of the Kmart Group, and Kmart Corporation Earnings Attributable to a Specialty Retail Group, in the case of a Specialty Retail Group, would be the source for payment of dividends for each series of common stock, although liquidation rights of these series of stock and legally available assets of Kmart Corporation may be more or less than these amounts. Kmart Corporation would compute earnings per share of Builders Square Stock by dividing the product of the Outstanding Interest Fraction and Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the Builders Square Group by the weighted average number of shares of Builders Square Stock and dilutive Builders Square Stock equivalents outstanding during the applicable period. Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the Builders Square Group would generally equal the Builders Square Group's net income or loss for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expenses of Kmart Corporation allocated to the Builders Square Group, increased by the amount of amortization of goodwill of the Builders Square Group during such period arising from acquisitions made by Kmart Corporation or its subsidiaries with respect to the Builders Square Group before the first issuance of Builders Square Stock. The Outstanding Interest Fraction with respect to the Builders Square Group is the percentage interest in the Builders Square Group intended to be represented at any time by the outstanding shares of Builders Square Stock. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Dividend Policy -- Calculation of Earnings Per Share" of Kmart Corporation Proxy Statement for an example of the calculation of Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to Builders Square Stock.

     Cash and Equivalents: Kmart Corporation considers cash on hand in stores, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less as cash and cash equivalents for the purposes of the statement of cash flows.

                                     VIII-29

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

     Inventories: Merchandise inventories are valued on a last-in, first-out
(LIFO) basis at the lower of cost or market using the retail inventory method and internal price indices to measure inflation in merchandise inventories.


     Property Owned and Depreciation: Land, buildings, leasehold improvements and equipment are recorded at cost, including a provision for capitalized interest. Depreciation is provided over the estimated useful lives of related assets on the straight-line method for financial statement purposes and on accelerated methods for income tax purposes. Most store properties are leased and improvements are amortized over the term of the lease but not more than 25 years. Other annual rates used in computing depreciation for financial statement purposes are 2% for buildings, 14% to 33% for store fixtures and 14% to 33% for other fixtures and equipment.


     Expenditures for owned properties, primarily self-developed locations, which the Builders Square Group intends to sell and lease-back within one year are included in property held for resale.


     Goodwill: The excess of cost over the fair value of net assets of the Builders Square Group as of the September 23, 1984 date of acquisition of Builders Square, Inc. by Kmart Corporation was capitalized and is being amortized over 40 years using the straight-line method. The Builders Square Group evaluates the recoverability of goodwill and reviews the amortization period on an annual basis. Several factors are used to evaluate goodwill, including but not limited to: management's plans for future operations; recent operating results and each business' projected undiscounted cash flows. The primary method is each business' projected undiscounted cash flows.



     Financial Instruments: With the exception of long-term debt and Builders Square Group equity, the Builders Square Group records all financial instruments, including accounts receivable, accounts payable and marketable securities at, or approximating, market value.


     Pre-Opening and Closing Costs: Costs associated with the opening of a new store are expensed at the time of a store's grand opening. When the decision to close a retail unit is made, the Builders Square Group provides for the future net lease obligation, nonrecoverable investment in fixed assets, other expenses directly related to discontinuance of operations and estimated operating loss through the expected closing dates.

CORPORATE ACTIVITIES

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of the Builders Square Group are remitted to Kmart Corporation and cash disbursements of the Builders Square Group are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in such Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of the Builders Square Group. Until the issuance of Builders Square Stock, the net cash used or provided by the Builders Square Group will continue to be characterized as an adjustment to the Kmart Group's investment in the Builders Square Group.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically

                                     VIII-30

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

attributed to and reflected on the financial statements of a Specialty Retail Group when the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of Builders Square Stock, if cash used by the Builders Square Group exceeds cash provided by the Builders Square Group, the Kmart Group would transfer to the Builders Square Group the cash necessary to fund excess uses. Conversely, if cash provided by the Builders Square Group exceeds cash used by the Builders Square Group, the Builders Square Group would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to the Builders Square Group, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to the Builders Square Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to the Builders Square Group as an equity contribution, the amount of Builders Square Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and the Builders Square Group would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and the Builders Square Group should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of Builders Square Stock, the Board could determine that funds to be transferred from the Kmart Group to the Builders Square Group represent an equity contribution to the Builders Square Group rather than a loan. In such event, the Kmart Group's Retained Interest in the Builders Square Group would be increased by the amount of such contributions, as a result of which (i) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest in the Builders Square Group would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of Builders Square Stock and (ii) the Kmart Group's interest with regard to the Builders Square Group would be increased and the interest in the Builders Square Group represented by outstanding shares of Builders Square Stock would be decreased accordingly.



     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from the Builders Square Group, and the balance sheets of the Builders Square Group would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and the Builders Square Group would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and the Builders Square Group would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of the Builders Square Group over the next several years, it is currently expected that the Kmart Group would provide net cash to the Builders Square Group. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of Builders Square Stock, the financial statements of the Builders Square Group would reflect interest expense related to net cash provided by Kmart Corporation.


                                     VIII-31

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)


     Notwithstanding the policies described above, determinations to provide funds to the Builders Square Group would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to the Builders Square Group if the Board determines it is in the best interest of Kmart Corporation not to do so.


     Certain corporate, general and administrative costs (including certain corporate borrowing, legal, tax, transportation and import, data processing, employee benefit and self-insurance costs) have been charged to the Specialty Retail Groups based upon utilization and at negotiated rates which management believes approximate the rates which each of the Specialty Retail Groups would incur as stand-alone entities. The Builders Square Group financial statements also include an allocation, which management believes to be reasonable, of corporate, general and administrative costs related specifically to the management of the Specialty Retail Groups and allocated equally among the Specialty Retail Groups of $0.1 in each of 1993, 1992 and 1991. Amounts allocated in these historical financial statements were calculated on the same basis as would be used prospectively, and management believes that the historical allocation of such amounts is representative of the amounts which would be allocated to each of the Specialty Retail Groups prospectively.

     Income Taxes: All members of the Kmart Corporation consolidated group are included in the consolidated United States federal income tax return filed by Kmart Corporation. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The financial statement provision and related tax payments or refunds have been reflected in the individual Groups in accordance with Kmart Corporation's tax allocation policy for such Groups. In general, such policy provides that the consolidated tax provision is allocated among the Groups for individual Group financial statement purposes based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective Groups.

     For financial statement provision and tax settlement purposes, tax benefits resulting from attributes (principally net operating losses), which cannot be utilized by one of the Groups on a separate return basis but which can be utilized on a consolidated basis in any given year, are allocated to the Group which generates the attributes. However, if such tax benefits cannot be utilized on a consolidated basis in that year or in a carry back year, such consolidated tax effect is adjusted in a subsequent year to the extent necessary to allocate tax benefits to the Group that would have realized the tax benefits on a separate return basis.

     The allocated Group amounts are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns and, in certain situations, could result in any of the Groups incurring more or less income tax expense for financial reporting purposes.

     Deferred income taxes are provided on temporary differences between the financial reporting and tax basis of assets and liabilities.

STORE RESTRUCTURING AND OTHER CHARGES


     On January 5, 1994, the Board approved a restructuring plan to convert virtually all of the existing Builders Square stores to the new Builders Square II format by 1997. The Builders Square II stores have an easier-to-shop layout that utilizes a "store-within-a-store" format with substantially increased customer service levels. In connection with the restructuring plan, the Builders Square Group is closing selected Builders Square I stores, converting the balance of existing Builders Square I stores to the Builders Square II format and filling in existing and contiguous markets with Builders Square II stores. During the next four years, the Builders Square Group currently expects to phase out 117 Builders Square I stores by closing 8 stores, relocating 66 stores and renovating 43 stores. In addition, the Builders Square Group plans to open approximately 10 to 20 new Builders Square II stores during each of the next two years.


                                     VIII-32

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)


     As a result of the restructuring plan, the Builders Square Group recorded a pre-tax charge of $226.5 ($141.3, net of tax) in the fourth quarter of 1993 for the estimated cost of closing, relocating or converting all Builders Square I stores to the Builders Square II format. Of the total pre-tax charge, $214.5 is for specifically-identified store relocations and renovations. These costs include $144.2 for lease obligations, a $37.1 for the disposition of inventory to be liquidated during the final closing of each store and $33.2 for the writedown of fixed assets, primarily furniture and fixtures, to net realizable value. Such charge does not include any provision for store occupancy, depreciation expense or normal inventory markdowns prior to the closing or completion date of a project. The remainder of the charge relates to a $12.0 accrual for a non-routine legal judgment resulting from the insolvency of the insurer.


INCOME TAXES

     The provision for income taxes consists of:

                                                                          1993     1992     1991
                                                                         ------    -----    -----
Current:
  Federal.............................................................   $  9.2    $19.1    $11.4
  State and local.....................................................      1.1      1.1      0.3
Deferred:
  Store restructuring and other charges...............................    (79.7)     1.9      9.1
  Excess of tax over book depreciation................................      1.4      0.4      0.9
  LIFO inventory......................................................     (0.2)    (0.2)     3.9
  Other...............................................................      2.4     (0.7)    (1.5)
                                                                         ------    -----    -----
Total income taxes....................................................   $(65.8)   $21.6    $24.1
                                                                         ------    -----    -----
                                                                         ------    -----    -----

     A reconciliation of the federal statutory rate to the Builders Square Group's effective tax rate follows:

                                                      1993     1992     1991     1993      1992    1991
                                                     ------    -----    -----    -----     ----    ----
Federal statutory rate............................   $(61.0)   $26.0    $24.2    (35.0)%   34.0%   34.0%
State and local taxes, net of federal tax
  benefit.........................................     (5.2)     0.7       --     (3.0)     0.9      --
Reversal of tax reserves..........................       --     (4.8)      --       --     (6.3)     --
Other.............................................      0.4     (0.3)    (0.1)     0.3     (0.4)   (0.1)
                                                     ------    -----    -----    -----     ----    ----
          Total income taxes......................   $(65.8)   $21.6    $24.1    (37.7)%   28.2%   33.9%
                                                     ------    -----    -----    -----     ----    ----
                                                     ------    -----    -----    -----     ----    ----

                                     VIII-33

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

     Deferred tax assets and liabilities resulted from the following:

                                                                                    JANUARY 23,
                                                                                       1994
                                                                                    -----------
Deferred tax assets:
  Accruals and other liabilities.................................................      $ 7.6
  Capital leases.................................................................        2.9
  Store restructuring obligations................................................       82.7
  Other..........................................................................        2.1
                                                                                    -----------
          Total deferred tax assets..............................................       95.3
                                                                                    -----------
Deferred tax liabilities:
  Inventory......................................................................       10.7
  Property and equipment.........................................................       10.7
  Other..........................................................................        0.7
                                                                                    -----------
          Total deferred tax liabilities.........................................       22.1
                                                                                    -----------
          Net deferred tax assets................................................      $73.2
                                                                                    -----------
                                                                                    -----------

     Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) was issued in February 1992. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. In addition, the standard requires adjustment of deferred tax liabilities to reflect enacted changes in the statutory federal income tax rate. The Builders Square Group adopted FAS 109 as a cumulative effect of an accounting change in the first quarter of 1993 resulting in a one-time credit to income of $2.9.

COMMITMENTS AND CONTINGENCIES

     There are various claims, lawsuits and pending actions against the Builders Square, Inc. incident to the operations of the Builders Square Group. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on the Builders Square Group's liquidity, financial position or results of operations.

LONG-TERM DEBT

     Long-term debt is comprised of a mortgage secured by the Builders Square Group's headquarters building in San Antonio, Texas. The terms of the debt require semi-annual payments of $0.7 including principal and accruing interest monthly at an annual rate of 8.59%, through October 1, 2004, at which time the balance of $10.9 is due. Management believes the current fair value of the note based upon current market conditions approximates $14.8.

     In August 1993, the Builders Square Group entered into a note agreement with the issuer of Builders Square Group's private label credit cards, for $3.9. The terms of the note require daily interest, calculated at the prime rate, and principal payments equal to 0.80% of the daily charges from the private label credit card program to be paid on a monthly basis. If principal payments are not sufficient to retire the note by September 1996, the remaining principal balance will be due in full. Management believes based upon the short duration of the note, the payment stream and credit market rates, that the carrying value of the note approximates the current value.

                                     VIII-34

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

LEASES

     Description of Leasing Arrangements: The Builders Square Group conducts operations primarily in leased facilities. Store leases are generally for terms of 25 years with multiple five-year renewal options which allow the Builders Square Group the option to extend the life of the lease up to 50 years beyond the initial noncancellable term.

     Certain leases provide for additional rental payments based on a percent of sales in excess of a specified base. Also, certain leases provide for the payment by the lessee of executory costs (taxes, maintenance and insurance).

     Lease Commitments: Future minimum lease payments at January 23, 1994 were as follows:

                                                                               MINIMUM LEASE
                                                                                  PAYMENTS
                                                                            --------------------
                                                                            CAPITAL    OPERATING
                                                                            -------    ---------
Fiscal Year:
  1994...................................................................   $  13.8    $    85.0
  1995...................................................................      13.8         84.5
  1996...................................................................      13.7         83.0
  1997...................................................................      13.4         81.2
  1998...................................................................      12.9         79.5
  Later years............................................................     192.9        977.5
                                                                            -------    ---------
  Total minimum lease payments...........................................     260.5      1,390.7
Less -- minimum sublease rental income...................................        --        (13.9)
                                                                            -------    ---------
Net minimum lease payments...............................................     260.5    $ 1,376.8
                                                                                       ---------
                                                                                       ---------
Less:
  Estimated executory costs..............................................     (53.7)
  Amount representing interest...........................................    (115.4)
                                                                            -------
                                                                               91.4
Portion due within one year..............................................       2.9
                                                                            -------
Long-term lease obligations..............................................   $  88.5
                                                                            -------
                                                                            -------

     Rental Expense: A summary of operating lease rental expense and short-term rentals follows:

                                                                          1993     1992     1991
                                                                          -----    -----    -----
Minimum rentals........................................................   $86.8    $68.4    $60.7
Percentage rentals.....................................................     2.6      3.1      2.3
                                                                          -----    -----    -----
Total..................................................................   $89.4    $71.5    $63.0
                                                                          -----    -----    -----
                                                                          -----    -----    -----

                                     VIII-35

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

     Reconciliation of Capital Lease Information: The impact of recording amortization and interest expense versus rent expense on capital leases follows:

                                                                          1993     1992     1991
                                                                         ------    -----    -----
Amortization of capital lease property................................   $  3.8    $ 2.4    $ 1.7
Interest expense related to obligations under capital leases..........      7.7      4.8      3.2
                                                                         ------    -----    -----
Amounts charged to earnings...........................................     11.5      7.2      4.9
Related minimum lease payments net of executory costs.................    (10.3)    (6.7)    (4.7)
                                                                         ------    -----    -----
Excess of amounts charged over related minimum lease payments.........   $  1.2    $ 0.5    $ 0.2
                                                                         ------    -----    -----
                                                                         ------    -----    -----

     Related minimum lease payments above exclude executory costs for 1993, 1992 and 1991 in the amounts of $1.5, $1.8 and $1.3, respectively.

PENSION PLANS

     The Builders Square Group participates in Kmart Corporation's non-contributory pension plans which cover most domestic employees who meet certain requirements of age, length of service and hours worked per year. Benefits paid to retirees are based upon age at retirement, years of credited service and earnings. Kmart Corporation's policy is to fund at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of equity securities, fixed income securities, guaranteed insurance contracts and real estate. The portion of pension expense and plan assets and obligations attributable to the Builders Square Group are actuarially determined based on the attributes of the Builders Square Group's plan participants, a method which management believes to be reasonable.

     The following table presents the Builders Square Group's funded status based on a proportionate share of plan assets, as described above, and amounts recognized in the accompanying balance sheet at year end:

                                                                          JANUARY 23,    JANUARY 24,
                                                                             1994           1993
                                                                          -----------    -----------
Actuarial value of benefit obligations:
  Estimated present value of vested benefits...........................     $ (19.1)       $  (8.7)
  Estimated present value of non-vested benefits.......................        (4.6)          (3.4)
                                                                          -----------    -----------
  Accumulated benefit obligation.......................................       (23.7)         (12.1)
  Value of future pay increases........................................        (5.3)          (6.3)
                                                                          -----------    -----------
  Projected benefit obligation.........................................       (29.0)         (18.4)
Estimated market value of plan assets..................................        22.7           17.2
                                                                          -----------    -----------
Plan assets under projected benefit obligation.........................        (6.3)          (1.2)
Unrecognized net asset.................................................        (1.5)          (1.4)
Unrecognized prior service cost........................................         0.8            0.7
Unrecognized net loss and other........................................         3.8            0.4
                                                                          -----------    -----------
          Accrued pension costs........................................     $  (3.2)       $  (1.5)
                                                                          -----------    -----------
                                                                          -----------    -----------

                                     VIII-36

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

     The following table summarizes allocated pension costs and actuarial assumptions:

                                                                          1993     1992     1991
                                                                          -----    -----    -----
Components of pension expense:
  Normal service cost..................................................   $ 1.8    $ 1.7    $ 1.3
  Interest cost on projected benefit obligation........................     1.5      1.4      0.9
  Return on plan assets................................................    (1.6)    (1.3)    (1.6)
  Net amortization and deferral of other components....................     0.3     (0.1)     0.7
                                                                          -----    -----    -----
Total..................................................................   $ 2.0    $ 1.7    $ 1.3
                                                                          -----    -----    -----
                                                                          -----    -----    -----
Actuarial assumptions at end of year:
  Discount rates.......................................................    7.25%    8.50%    8.75%
  Expected return on plan assets.......................................    9.50%    9.50%    9.50%
  Salary increases.....................................................    4.50%    5.00%    5.00%

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

     The Builders Square Group adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106) at the beginning of fiscal 1993. FAS 106 requires the Builders Square Group to accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. Net of applicable tax, a charge of $1.3 was included in net income as the effect of an accounting change in the first quarter of 1993.

     In addition to Kmart Corporation's defined benefit pension plan, Kmart Corporation sponsors a defined benefit health care plan that offers postretirement medical benefits to full-time employees who have worked 10 years and who have retired after age 55, with the option of participation in Kmart Corporation's medical plan, until age 65. The plan is contributory, with retiree contributions adjusted annually. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with Kmart Corporation's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The portion of postretirement expense and obligations attributable to the Builders Square Group are actuarially determined based on the attributes of the Builders Square Group's plan participants, a method which management believes to be reasonable. In 1993, Kmart Corporation amended its plan to limit retiree benefits to 150% of average per capita benefits.

                                     VIII-37

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

     The following table sets forth the plan's funded status reconciled with amounts shown in the balance sheet.

                                                                                    JANUARY 23,
                                                                                       1994
                                                                                    -----------
Accumulated postretirement benefit obligation:
  Other active plan participants.................................................      $(1.3)
Plan assets at fair value........................................................         --
                                                                                    -----------
Accumulated postretirement benefit obligation in excess of plan assets...........       (1.3)
Unrecognized prior service cost..................................................       (0.7)
Unrecognized net loss............................................................        0.1
                                                                                    -----------
Accrued postretirement benefit cost..............................................      $(1.9)
                                                                                    -----------
                                                                                    -----------
                                                                                       1993
                                                                                    -----------
Net periodic postretirement benefit cost includes the following components:
Service cost.....................................................................      $ 0.2
Interest cost....................................................................        0.1
Actual return on plan assets.....................................................         --
Net amortization and deferral....................................................       (0.1)
                                                                                    -----------
     Net periodic postretirement benefit cost....................................      $ 0.2
                                                                                    -----------
                                                                                    -----------

     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 11.3% in 1994. This rate is assumed to decrease gradually to 5.25% by 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of January 23, 1994, by 0.2%, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for fiscal 1993 by 2.28%.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at January 23, 1994 was 7.25%.

     In addition, Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106 for similar benefits provided to terminated or laid-off employees such as salary extension, severance, disability and supplemental unemployment benefits. The effect of this statement on the Builders Square Group is not significant.

EMPLOYEE SAVINGS PLAN

     Employees of the Builders Square Group who meet certain requirements as to age and service are eligible to participate in Kmart Corporation's Employee Savings Plan. The Builders Square Group's expense related to the Employee Savings Plan was $2.0, $1.8 and $1.4 for 1993, 1992 and 1991, respectively.

PERFORMANCE RESTRICTED STOCK PLAN

     Certain officers and employees of the Builders Square Group participate in Kmart Corporation's Performance Restricted Stock Plan and Stock Option Plan. These plans are discussed in the respective footnotes to Kmart Corporation consolidated financial statements. The Builders Square Group's allocation of compensation expense related to the Performance Restricted Stock Plan was not material.

                                     VIII-38

                             BUILDERS SQUARE GROUP

                             (DOLLARS IN MILLIONS)

BUILDERS SQUARE GROUP EQUITY

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    JANUARY 26,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Balance at beginning of year.................................     $ 493.9        $ 446.9        $ 463.6
Net income (loss)............................................      (107.0)          54.9           47.0
Net equity transactions with the Kmart Group:
  Cash management, excluding items shown below...............       111.6          (42.0)         (89.3)
  Corporate, general and administrative expense allocation...         0.1            0.1            0.1
  Participation in centrally managed employee benefit and
     self-insurance programs.................................        33.3           34.0           25.5
                                                                -----------    -----------    -----------
Balance at end of year.......................................     $ 531.9        $ 493.9        $ 446.9
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis the Builders Square Group would have been charged inter-Group interest of $2.5 during 1993. Such pro forma interest expense has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest expense is not necessarily indicative of the results which would occur had such offerings occurred on such date, or what the interest expense would be prospectively.

                                     VIII-39

                                                                        ANNEX IX

                                OFFICEMAX GROUP


Selected Financial Data.............................................................   IX- 2
Management's Discussion and Analysis of Financial Condition and Results of
  Operations........................................................................   IX- 3
Business Description................................................................   IX-11
Combined Financial Statements.......................................................   IX-19
Unaudited Pro Forma Combined Financial Information..................................   IX-36
Financial Statements for the Fiscal Year Ended July 27, 1991........................   IX-37
BizMart, Inc. Consolidated Financial Statements as of March 4, 1993.................   IX-44

                                OFFICEMAX GROUP

                            SELECTED FINANCIAL DATA

     The following selected financial data for the periods indicated reflect the results of operations and financial position of the businesses that comprise the OfficeMax Group. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the combined financial statements and notes thereto included in this Annex IX. The issuance of OfficeMax Stock pursuant to the Specialty Retail Stock Proposal has not been reflected in these financial statements.


                                                                                       52 WEEKS ENDED
                                                                     ---------------------------------------------------
                                                                      JAN.       JAN.       JAN.       JULY       JULY
                                                                       22,        23,        25,        27,        28,
                                                                     1994(1)    1993(2)    1992(3)    1991(4)    1990(4)
                                                                     -------    -------    -------    -------    -------
                                                                                    (DOLLARS IN MILLIONS)
SUMMARY OF OPERATIONS
Sales..............................................................  $1,421.8   $528.2     $245.0     $176.4     $ 65.4
Gross margin.......................................................    312.8     116.8       52.0       38.7       14.8
Selling, general and administrative expenses.......................    279.9     107.2       50.6       37.3       13.7
Pre-opening expense................................................      4.3       4.7        2.7        2.0        1.2
Goodwill amortization..............................................      8.6       4.4        1.0        0.5        0.1
                                                                     -------    -------    -------    -------    -------
Operating income (loss)............................................     20.0       0.5       (2.3 )     (1.1 )     (0.2 )
Interest (income) expense-net......................................      0.1      (0.5 )     (2.1 )     (2.0 )     (0.7 )
                                                                     -------    -------    -------    -------    -------
Income (loss) before income taxes..................................     19.9       1.0       (0.2 )      0.9        0.5
Income taxes.......................................................      9.1       1.8        0.8        0.5        0.2
                                                                     -------    -------    -------    -------    -------
Net income (loss)..................................................  $  10.8    $ (0.8 )   $ (1.0 )   $  0.4     $  0.3
                                                                     -------    -------    -------    -------    -------
                                                                     -------    -------    -------    -------    -------
Add back of goodwill amortization..................................      8.6       4.4        1.0
                                                                     -------    -------    -------
Kmart Corporation earnings attributable to OfficeMax Group.........  $  19.4    $  3.6     $   --
                                                                     -------    -------    -------
                                                                     -------    -------    -------
PERCENT OF SALES DATA
Gross margin.......................................................     22.0%     22.1 %     21.2 %     21.9 %     22.6 %
Selling, general and administrative expenses.......................     19.7      20.3       20.6       21.1       20.9
Operating income (loss)............................................      1.4       0.1       (0.9 )     (0.6 )     (0.3 )
Income (loss) before income taxes..................................      1.4       0.2       (0.1 )      0.5        0.8
BALANCE SHEET DATA -- END OF PERIOD
Working capital....................................................  $ 113.6    $ 30.6     $ 43.9     $ 53.2     $ 22.2
Total assets.......................................................  1,009.7     448.6      275.1      119.7       67.2
OfficeMax Group equity.............................................    608.5     258.2      188.1       79.9       44.0
SELECTED FINANCIAL AND OPERATING DATA
End of year stores.................................................      328       179         79         60         31
Comparable store sales increase(5).................................     18.2%     28.5 %     20.2 %     14.3 %     53.2 %
Capital expenditures -- owned property.............................  $  57.3    $ 21.2     $  8.9     $  4.8     $  2.8
Depreciation and amortization......................................     26.3       9.9        3.3        2.2        0.8


- -------------------------
(1) Data for the period ended January 22, 1994 reflects the acquisition of BizMart, Inc. on March 4, 1993.

(2) Data for the period ended January 23, 1993 reflects the acquisition of OW Office Warehouse, Inc. on June 30, 1992.

(3) Data for the 52 weeks ended January 25, 1992 combine the 43 week period ended November 20, 1991 with the nine week period ended January 25, 1992, which are periods before and after the date on which Kmart Corporation increased its equity interest in OfficeMax to 92.7%.

(4) The results of operations for the periods ended July 27, 1991 and July 28, 1990 represent historical results of operations for OfficeMax, Inc. before Kmart Corporation's initial acquisition of a 21.6% equity interest in OfficeMax, Inc. Data regarding Kmart Corporation earnings attributable to OfficeMax Group are, therefore, not presented for these periods.

(5) Comparable store sales include the sales of a store beginning on the first day of the 53rd week of operation.

                                OFFICEMAX GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

     The OfficeMax Group ("OfficeMax") is one of the largest operators of high-volume, deep discount office products superstores in the United States. At January 22, 1994, OfficeMax operated 328 superstores, averaging approximately 23,000 square feet in 38 states. OfficeMax had net sales of $1,421.8 million and $528.2 million for the fiscal years ended January 22, 1994 and January 23, 1993, respectively.

     Since its inception in 1988, OfficeMax has pursued an aggressive expansion strategy which has included growth both through the opening of 170 net new stores and through the acquisition of four office products superstore chains operating an aggregate of 158 stores. In 1990, OfficeMax acquired Office World, Inc., a deep discount office products retailer operating seven stores in the Greater Chicago area and Office Square, a division of Kmart Corporation ("Kmart") which operated five deep discount office products superstores in Chicago and Akron/Canton markets. In June 1992, OfficeMax acquired OW Office Warehouse, Inc. which operated 41 deep discount office products superstores located primarily throughout the Mid-Atlantic region. After each of these acquisitions, the acquired stores were immediately operationally integrated, remodeled, remerchandised and converted to the OfficeMax name and format. In March 1993, OfficeMax purchased all of the outstanding shares of BizMart, Inc., a chain of 105 office products superstores, for $267.7 million. During 1993, BizMart stores were operationally integrated, remodeled, remerchandised and converted to the OfficeMax name and format.

     On October 26, 1993, OfficeMax purchased a 19.9% (17.5% on a fully diluted basis) equity interest in Corporate Express, Inc. ("Corporate Express"), a Colorado-based contract stationer, for $23.5 million, which interest was diluted to approximately 14.4% (12.5% on a fully diluted basis) on February 28, 1994 upon the acquisition by Corporate Express of the office products division of Hanson, PLC. As part of OfficeMax's agreement with Corporate Express, OfficeMax has the right in 1997, under certain circumstances, to increase its holdings in Corporate Express to between 51% and 100%. The Corporate Express investment is being accounted for under the cost method of accounting.

     OfficeMax plans to open approximately 60 to 70 stores in each of the next two years, subject to the availability of desirable locations and the negotiation of acceptable lease terms. Management estimates that OfficeMax's cash requirements, exclusive of pre-opening expenses, will be approximately $1.0 million for each additional store. These requirements include an average of approximately $0.4 million for leasehold improvements, fixtures, point-of-sale terminals and other equipment in the stores, and approximately $0.6 million for the portion of store inventory that is not financed by vendors.

     OfficeMax's fiscal year ends on the Saturday prior to the last Wednesday in January. Prior to November 21, 1991 OfficeMax, Inc.'s fiscal year ended on the last Saturday in July. OfficeMax's 1993 and 1992 fiscal years consisted of the 52 weeks ended on January 22, 1994 and January 23, 1993, respectively. OfficeMax information for the 52 weeks ended January 25, 1992 combines the 43 week period ended November 20, 1991 with the nine week period ended January 25, 1992, which are periods before and after Kmart's acquisition of a 92.7% interest in OfficeMax, Inc., respectively. Goodwill amortization may not be comparable with prior periods. The impact of this difference is discussed below.

                                OFFICEMAX GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

RESULTS OF OPERATIONS

     The following table presents OfficeMax's income statement data and such data as a percent of sales, for the three most recent periods:

                                       FISCAL YEAR             FISCAL YEAR              52 WEEKS
                                          ENDED                   ENDED                   ENDED
                                       JANUARY 22,    % OF     JANUARY 23,    % OF     JANUARY 25,    % OF
                                          1994        SALES       1993        SALES       1992        SALES
                                       -----------    -----    -----------    -----    -----------    -----
                                                              (DOLLARS IN MILLIONS)
Sales................................    $1,421.8     100.0%     $ 528.2      100.0%     $ 245.0      100.0%
Cost of merchandise sold, includes
  buying and occupancy costs.........    1,109.0       78.0        411.4       77.9        193.0       78.8
                                       -----------    -----    -----------    -----    -----------    -----
Gross margin.........................      312.8       22.0        116.8       22.1         52.0       21.2
Selling, general and administrative
  expenses...........................      279.9       19.7        107.2       20.3         50.6       20.6
Pre-opening expense..................        4.3        0.3          4.7        0.9          2.7        1.1
Goodwill amortization................        8.6        0.6          4.4        0.8          1.0        0.4
                                       -----------    -----    -----------    -----    -----------    -----
Operating income (loss)..............       20.0        1.4          0.5        0.1         (2.3)      (0.9)
Net interest (income) expense........        0.1         --         (0.5)      (0.1)        (2.1)      (0.8)
                                       -----------    -----    -----------    -----    -----------    -----
Income (loss) before income taxes....       19.9        1.4          1.0        0.2         (0.2)      (0.1)
Income taxes.........................        9.1        0.6          1.8        0.3          0.8        0.3
                                       -----------    -----    -----------    -----    -----------    -----
Net income (loss)....................    $  10.8        0.8%     $  (0.8)      (0.1)%    $  (1.0)      (0.4)%
                                       -----------    -----    -----------    -----    -----------    -----
                                       -----------    -----    -----------    -----    -----------    -----

     Store Activity. OfficeMax's store activity is summarized below:

                                                              FISCAL YEAR    FISCAL YEAR     52 WEEKS
                                                                 ENDED          ENDED          ENDED
                                                              JANUARY 22,    JANUARY 23,    JANUARY 25,
                                                                 1994           1993           1992
                                                              -----------    -----------    -----------
Beginning number of stores..................................      179             79             46
Openings....................................................       53             61             33
Acquisitions................................................      105             41             --
Closings....................................................       (9)            (2)            --
                                                                  ---            ---
                                                                                                 --
Ending number of stores.....................................      328            179
                                                                                                 79
                                                                  ---            ---
                                                                  ---            ---
                                                                                                 --
                                                                                                 --

Fiscal Years Ended January 22, 1994 (fiscal 1993) and January 23, 1993 (fiscal
1992)

     Sales for fiscal 1993 were $1,421.8 million, an $893.6 million, or 169.2%, increase over fiscal 1992 sales of $528.2 million. The increase was due to the opening of 53 new stores, the acquisition of 105 BizMart stores in March 1993, the inclusion of a full year sales for the OW Office Warehouse, Inc. stores acquired in June 1992, the 61 new stores opened during fiscal 1992 and an 18.2% comparable store sales increase in fiscal 1993.

     Cost of merchandise sold, including buying and occupancy costs, increased to 78.0% of sales in fiscal 1993 from 77.9% in fiscal 1992. As a percent of sales, gross margin was 22.0% in fiscal 1993, as compared to 22.1% in fiscal 1992. The decrease in gross margin was attributable to a change in the merchandise mix offset by improved gross margin and the leveraging of occupancy costs. Approximately 70% of the shift in merchandise mix was due to the acquisition of BizMart, whose historical computer sales as a percentage of total sales were substantially higher than those of OfficeMax. Through the conversion and remerchandising of these stores to

                                OFFICEMAX GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

the OfficeMax concept, computer sales in the BizMart stores as a percentage of total sales have, during the year, decreased significantly relative to pre-acquisition levels.

     Despite the decrease in total gross margin due to mix, gross margins on each of computer and non-computer office products increased during fiscal 1993 compared to fiscal 1992. In addition, OfficeMax continued to benefit from enhanced operating leverage with respect to occupancy costs due to increased store sales volume in fiscal 1993.

     Selling, general and administrative ("SG&A") expenses decreased to 19.7% of sales in fiscal 1993 from 20.3% of sales in the prior year as a result of expense control and leveraging of OfficeMax corporate overhead. This improvement was partially offset by the opening of 53 new stores during fiscal 1993. In general, new stores generate lower sales than established stores, resulting in higher selling and store operating expenses as a percentage of sales. In addition, OfficeMax acquired BizMart in 1993 and integrated 105 stores and all of its operations, including general and administration functions, resulting in operations and overhead efficiencies. SG&A expenses consist primarily of store payroll and operating expenses, OfficeMax corporate overhead and advertising. General and administrative expenses decreased as a percent of sales to 1.9% in fiscal 1993 from 2.5% in the prior year due to the leveraging of OfficeMax corporate overhead as a result of increased store sales volumes.

     Pre-opening expense was $4.3 million in fiscal 1993, as compared to $4.7 million in the prior year reflecting the opening of 53 new stores, excluding acquired stores, versus 61 new stores, in the prior year. On a per store basis, the average cost per new store remained relatively constant at $0.1 million. Pre-opening expenses consist principally of store payroll and supplies, and are expensed during the first full month of the store's operation. No pre-opening expense is associated with acquired stores.

     Goodwill amortization was $8.6 million in fiscal 1993, as compared to $4.4 million in the prior year. The increase resulted from the inclusion of amortization of goodwill associated with the March 1993 acquisition of BizMart and a full year of amortization related to the acquisition of 41 OW Office Warehouse, Inc. stores in June 1992. Goodwill is capitalized and amortized over 40 years using the straight-line method.

     Operating income was $20.0 million in fiscal 1993, or 1.4% of sales, as compared to $0.5 million in fiscal 1992, or 0.1% of sales, as a result of the aforementioned effective cost control and the leveraging of selling, general and administrative expenses, pre-opening expense, and goodwill amortization as a result of increased store sales volumes.

     Net interest (income) expense was $0.1 million in fiscal 1993, as compared to $(0.5) million in the prior year primarily due to the reduction of interest bearing short-term cash investments. These investments were primarily funded with proceeds from Kmart's initial acquisition of a 21.6% equity interest in OfficeMax, Inc. in November 1990 and were reduced to fund operating and capital expenditure needs since then.

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board of Directors ("Board") makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis OfficeMax would have been charged inter-Group interest of $2.1 million during 1993. Such pro forma interest expense has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest expense is not necessarily indicative of the results which would occur had such offerings occurred on such date, or what the interest expense would be prospectively.

                                OFFICEMAX GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

     Income tax expense was $9.1 million with an effective rate of 45.7% in fiscal 1993, as compared to $1.8 million with an effective rate of 180.0% in the prior year. The effective tax rates for both periods were different from the statutory income tax rate due primarily to non-deductible goodwill amortization expense.

     As a result of the foregoing factors, net income (loss) in fiscal 1993 was $10.8 million, or 0.8% of sales, as compared to $(0.8) million, or (0.1)% of sales in the prior year.

Fiscal Year Ended January 23, 1993 (fiscal 1992) and 52 Weeks Ended January 25, 1992 (1991)

     Sales in fiscal 1992 were $528.2 million, a $283.2 million, or 115.6%, increase over sales of $245.0 million in the prior year. The increase was primarily due to the opening of 61 new stores, the acquisition of 41 OW Office Warehouse, Inc. stores, the inclusion of a full year sales relating to 33 stores opened during the prior year and a 28.5% comparable store sales increase.

     Cost of merchandise sold, including buying and occupancy costs in fiscal 1992 was $411.4 as compared to $193.0 million in the same period in the prior year. Gross margin, as a percent of sales, was 22.1% in fiscal 1992, as compared to 21.2% in the same period in the prior year. The increase in gross margin was primarily due to cost reductions resulting from increased purchasing power which yielded volume discounts and leveraging of occupancy expenses which is a function of increased store sales volumes.

     Selling, general and administrative expenses in fiscal 1992 were $107.2 million, or 20.3% of sales, as compared to $50.6 million, or 20.6% of sales, in the prior year as a result of expense control and the leveraging of OfficeMax corporate overhead and advertising expenses as a result of increased store sales volumes. This improvement was partially offset by the opening of 61 new stores during fiscal 1992. In general, new stores generate lower sales than established stores, resulting in higher selling and store operating expenses as a percent of sales. The opening of new stores also resulted in an increase in certain operating expenses, but this increase was offset by the leveraging of advertising expense with increased sales volume. In addition, OfficeMax acquired OW Office Warehouse, Inc. in 1992 and integrated 41 stores and all of its operations, including general and administrative functions, resulting in operational and overhead efficiencies. SG&A expenses consist primarily of store payroll and operating expenses, OfficeMax corporate overhead and advertising. General and administrative expenses decreased as a percent of sales to 2.5% in fiscal 1992 from 2.9% in the same period in the prior year due to the leveraging of OfficeMax corporate overhead as a result of increased store sales volumes.

     Pre-opening expense in fiscal 1992 was $4.7 million, or 0.9% of sales, as compared to $2.7 million, or 1.1% of sales, in the prior year, reflecting the opening of 61 new stores in fiscal 1992 as compared to 33 new stores in the prior year. On a per store basis, the average cost per new store remained relatively constant at $0.1 million. Pre-opening expenses consist principally of store payroll and supplies and are expensed during the first full month of the store's operation. No pre-opening expense is associated with acquired stores.


     Goodwill amortization in fiscal 1992 was $4.4 million, as compared to $1.0 million in the prior year. The increase resulted from the goodwill associated with the June 1992 OW Office Warehouse, Inc. acquisition and the inclusion of a full year of amortization resulting from Kmart's increase in its equity interest in OfficeMax, Inc. in November 1991 to 92.7%. Kmart Corporation continues to hold a greater than 90% interest in OfficeMax, Inc. and is currently negotiating with the minority stockholders of OfficeMax, Inc. to purchase their interest, thereby bringing Kmart Corporation's ownership interest in OfficeMax, Inc. to 100%.



     Operating income (loss) in fiscal 1992 was $0.5 million, as compared to $(2.3) million in the prior year, as a result of the aforementioned gross margin improvement, effective cost control and the leveraging of selling, general and administrative expenses as a result of increased store sales volumes.

                                OFFICEMAX GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

     Net interest income in fiscal 1992 was $0.5 million, or 0.1% of sales, as compared to $2.1 million, or 0.8% of sales, in the prior year, primarily due to the reduction of interest bearing short-term cash investments. These investments were primarily funded with proceeds from Kmart's initial acquisition of a 21.6% equity interest in OfficeMax, Inc. in November 1990 and have been reduced to fund operating and capital expenditure needs since then.

     Income tax expense in fiscal 1992 was $1.8 million, or 0.3% of sales, as compared to a $0.8 million, or 0.3% of sales in the prior year. The effective tax rates for both years were different from the statutory income tax rate due primarily to non-deductible goodwill amortization expense.

     As a result of the foregoing factors, net loss for fiscal 1992 was $0.8 million, or 0.1% of sales, as compared to $1.0 million, or 0.4% of sales, in the prior year.

LIQUIDITY AND CAPITAL RESOURCES

     OfficeMax's principal capital requirements have been to fund working capital needs, the opening of new stores and acquisitions. During the periods presented, these capital requirements have generally been satisfied by equity contributions from Kmart Corporation and, to a lesser extent, by cash flows from operations.

     Cash flows generated by operating, investing and financing activities as reported in the Combined Statements of Cash Flows for the two fiscal years ended January 22, 1994 and January 23, 1993 are summarized below. The net cash and equivalents increases (decreases) were $17.6 million in 1993 and $(31.2) million for 1992.


     Net cash provided by operations in 1993 was $27.3 million as compared to $6.8 million in the prior year. The change resulted from the net impact of a number of factors including increased net income as a result of continued growth and improvement in OfficeMax's operations. Inventory turnover was 3.1 in 1993 and 1992. Depreciation and amortization expense increased $16.4 million due to increased amortization and increased depreciation of a growing base of leasehold improvements and fixtures. The other significant items affecting cash from operations are the net effect of expanding the store base by 53 new store locations and increased sales in existing locations, which resulted in increased net inventory requirements. This is reflected in the increase in both inventories and accounts payable.


     Net cash used for investing in 1993 was $348.5 million as compared to $92.4 million in 1992. Net cash used for investing in 1993 consisted primarily of $267.7 million for the BizMart acquisition, $57.3 million of capital expenditures relating to 53 new store openings and the renovation of existing stores, and $23.5 million for the equity investment in Corporate Express. Net cash used for investing in 1992 consisted primarily of $71.7 million for the OW Office Warehouse, Inc. acquisition and $21.2 million for capital expenditures. During fiscal 1993 and fiscal 1992, OfficeMax completed its acquisitions of BizMart and OW Office Warehouse, respectively. Subsequent to each acquisition, the acquired stores were operationally integrated, remodeled, remerchandised and converted to the OfficeMax name and format. OfficeMax does not anticipate significant future expenditures for conversion or remodeling of acquired stores.

     Net cash provided by financing of $338.8 million and $54.4 million in 1993 and 1992, respectively, was comprised almost entirely of net equity transactions with the Kmart Group primarily to fund acquisitions and capital expenditures.

     On March 4, 1993, OfficeMax purchased all of the outstanding shares of BizMart, Inc., a chain of 105 office products superstores, for $267.7 million. During 1993, BizMart stores were operationally integrated, remodeled, remerchandised and converted to the OfficeMax name and format. The BizMart acquisition is being accounted for under the purchase method of accounting. Excess of cost over the fair value of the assets

                                OFFICEMAX GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

acquired totaled $185.5 million and was recorded as goodwill. Goodwill resulting from this acquisition is being amortized on a straight-line basis over 40 years.

     On June 30, 1992, OfficeMax purchased all of the outstanding shares of OW Office Warehouse, Inc. a chain of 41 office products superstores, for $71.7 million. The OW Office Warehouse, Inc. acquisition is being accounted for under the purchase method of accounting. Excess of cost over the fair value of the assets acquired totaled $60.7 million on January 22, 1994 and was recorded as goodwill. Goodwill resulting from this acquisition is being amortized on a straight-line basis over 40 years.

     OfficeMax plans to open approximately 60 to 70 stores in each of the next two years, subject to the availability of desirable locations and the negotiation of acceptable lease terms. Management estimates that OfficeMax's cash requirements, exclusive of pre-opening expenses, will be approximately $1.0 million for each additional store. These requirements include an average of approximately $0.4 million for leasehold improvements, fixtures, point-of-sale terminals and other equipment in the stores, and approximately $0.6 million for the portion of store inventory that is not financed by vendors.

     Due to OfficeMax's aggressive expansion strategy, OfficeMax is expected to require capital in excess of the funds generated from operations. Such excess is expected to be funded by the Kmart Group. OfficeMax also could obtain funds from external debt financing and, following implementation of the Specialty Retail Stock Proposal, from the sale of shares of OfficeMax Stock with the proceeds attributable to OfficeMax. OfficeMax believes that funds generated from operations, together with the sources of capital described above, will be sufficient to provide the liquidity and capital resources necessary to fund its anticipated capital requirements for at least the next two to three years.

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of OfficeMax are remitted to Kmart Corporation and cash disbursements of OfficeMax are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in each Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of OfficeMax. Until the issuance of OfficeMax Stock, the net cash used or provided by OfficeMax will continue to be characterized as an adjustment to the Kmart Group's investment in OfficeMax.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.

     Following the issuance of OfficeMax Stock, if cash used by OfficeMax exceeds cash provided by OfficeMax, the Kmart Group would transfer to OfficeMax the cash necessary to fund such excess uses. Conversely, if cash provided by OfficeMax exceeds cash used by OfficeMax, OfficeMax would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to OfficeMax, an equity

                                OFFICEMAX GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED


contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to OfficeMax, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to OfficeMax as an equity contribution, the amount of OfficeMax Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and OfficeMax would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and OfficeMax should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of OfficeMax Stock, the Board could determine that funds to be transferred from the Kmart Group to OfficeMax represent an equity contribution to OfficeMax rather than a loan. In such event, the Kmart Group's Retained Interest in OfficeMax would be increased by the amount of such contribution, as a result of which (a) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest with regard to OfficeMax would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of OfficeMax Stock and (b) the Kmart Group's Retained Interest Fraction with regard to OfficeMax would be increased and the Outstanding Interest Fraction with regard to OfficeMax would be decreased accordingly.



     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from OfficeMax, and the balance sheets of OfficeMax would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and OfficeMax would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and OfficeMax would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of OfficeMax over the next several years, it is currently expected that the Kmart Group would be making net transfers to OfficeMax. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuance. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of OfficeMax Stock, the financial statements of OfficeMax would reflect interest expense related to net cash provided by Kmart Corporation.



     Notwithstanding the policies described above, determinations to provide funds to OfficeMax would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to OfficeMax if the Board determines it is in the best interest of Kmart Corporation not to do so.


INFLATION AND SEASONALITY

     OfficeMax management does not believe inflation had a material impact on the financial statements for the periods presented. As illustrated in the following table, OfficeMax's business is somewhat seasonal with sales higher in the third and fourth quarters which, respectively, include the important Back-to-School period and the holiday selling season followed by the traditional new year office supply restocking month of January.

                                OFFICEMAX GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

Sales in the second quarter's summer months are the slowest of the year primarily because of lower office supplies consumption due to many people vacationing during this period.

                                                                   FISCAL 1993 QUARTER ENDED
                                                             --------------------------------------
($ MILLIONS)                                                 APRIL      JULY     OCTOBER    JANUARY
- ------------                                                 ------    ------    -------    -------
Sales......................................................  $289.5    $310.0    $ 393.7    $ 428.6
% of full year.............................................    20.4%     21.8%      27.7%      30.1%
Operating income...........................................  $  0.3    $ (5.7)   $   5.8    $  19.6
% of full year.............................................     1.5%    (28.5)%     29.0%      98.0%

RECENT ACCOUNTING STANDARDS

     The Financial Accounting Standards Board issued Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) in December 1990. This statement requires employers to accrue for future postretirement benefits, such as health care and life insurance. FAS 106 was effective for fiscal years beginning after December 15, 1992. OfficeMax adopted FAS 106 at the beginning of 1993. The effect of this statement on OfficeMax was not significant.

     Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) was issued in February 1992. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. In addition, the standard requires adjustment of deferred tax balances for enacted changes in statutory income tax rates. FAS 109 was effective for fiscal years beginning after December 15, 1992. OfficeMax adopted FAS 109 at the beginning of 1993. The effect of this statement on OfficeMax was not significant.

     In addition, Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106, requiring that benefits provided to terminated or laid-off employees be recorded on an accrual basis rather than a cash basis. The statement was effective for fiscal years beginning after December 15, 1993. The effect of this statement on OfficeMax was not significant.

EFFECT OF COMPLIANCE WITH ENVIRONMENTAL PROTECTION PROVISIONS

     Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not expected to have, a material effect on the capital expenditures, earnings or competitive position of OfficeMax.

                                OFFICEMAX GROUP

GENERAL

     OfficeMax Group ("OfficeMax") is one of the largest operators of high-volume, deep discount office products superstores in the United States. At January 22, 1994, OfficeMax operated 328 superstores, each averaging approximately 23,000 square feet in 38 states. OfficeMax plans to continue its rapid growth by opening approximately 60 to 70 stores in each of the next two years. OfficeMax stores provide an extensive selection of quality name-brand and private label merchandise at deep discount prices, with prices generally 30% to 70% below manufacturers' list prices. OfficeMax sells its merchandise primarily to small and medium-sized businesses, home office customers and individual consumers. OfficeMax had net sales of $1,421.8 million for the fiscal year ended January 22, 1994.


     OfficeMax has experienced rapid growth in the last five years as a result of new store openings and strategic acquisitions. OfficeMax, which was co-founded by Mr. Michael Feuer, its current President and Chief Executive Officer, opened its first store in suburban Cleveland, Ohio in 1988. During the next 28 months, OfficeMax opened 28 stores and acquired seven stores. In November 1990, Kmart Corporation ("Kmart") acquired a 21.6% equity interest in OfficeMax. In November 1991, Kmart increased its equity interest to 92.7%. Kmart Corporation continues to hold a greater than 90% interest in OfficeMax, Inc. and is currently negotiating with the minority stockholders of OfficeMax, Inc. to purchase their interest, thereby bringing Kmart Corporation's ownership interest in OfficeMax, Inc. to 100%. Since the initial investment in November 1990, Kmart has provided additional capital to fund OfficeMax's aggressive expansion program, which included the opening of 142 new stores and the acquisition of three office product superstore chains with an aggregate of 151 stores. Immediately following each of these acquisitions, OfficeMax operationally integrated, remodeled, remerchandised and converted the acquired stores to the OfficeMax name and format. During the three fiscal years ended January 22, 1994, OfficeMax achieved compound annual growth in net sales of 126%. In addition, OfficeMax has achieved growth in comparable store sales for the fiscal year ended January 22, 1994 of 18.2%.


     OfficeMax believes its success is largely attributable to the consistent execution of its business strategy in every OfficeMax store. Management believes that OfficeMax has significant opportunities to increase sales and profits through the growth and maturation of its relatively immature stores, most of which have been opened or acquired by OfficeMax within the last three years, and through the continued execution of its expansion strategy.

INDUSTRY OVERVIEW

     Over the last several years, the industry has experienced rapid growth, which OfficeMax believes is due primarily to a shift in the United States to a more service oriented economy and the increasing utilization of technology, such as computers and fax machines, in businesses and homes. OfficeMax believes that these trends will continue to further expand the office products industry and, in particular, will create opportunities for continued expansion in market share for high-volume office products superstores.

     Small and Medium-Sized Business Segment

     OfficeMax's primary target market consists of small and medium-sized businesses, employing between one and 100 employees, individual consumers and home office customers. Prior to the growth of office products superstores, this market was primarily served by traditional office products retailers which typically operated small stores offering a limited selection of in-stock merchandise purchased from wholesalers or other distributors and sold to the ultimate consumer at manufacturers' list prices. Conversely, office products superstores, such as OfficeMax, feature a wide selection of name-brand merchandise purchased directly from the manufacturer and sold at deep discount prices that are typically 30% to 70% below manufacturers' list prices. As a result of their ability to offer selection, service and discount prices, office products superstores represent a rapidly increasing percentage of the retail office products market in the United States.

     Large Business Segment

     Large businesses, employing over 100 people, have typically been served primarily by traditional commercial office suppliers, known as "contract stationers," which purchase a wide selection of office products directly from manufacturers and distribute merchandise to large businesses generally for next-day delivery. Contract stationers typically utilize an in-house, commissioned sales force to solicit orders from the purchasing departments of their customers who order merchandise from the contract stationers' or the wholesalers' catalogs. Management believes that the large business segment of the office products industry is more fragmented than the small and medium-sized business segment.

BUSINESS STRATEGY

     OfficeMax's business strategy is to consistently offer its customers an extensive selection of quality name-brand and private label office products at everyday low prices. The key elements of OfficeMax's business strategy are as follows:

          - Extensive Selection of Merchandise. Each OfficeMax store offers over 6,000 stock-keeping units ("SKUs"), providing a breadth and depth of in-stock name-brand and private label merchandise not offered by traditional office products retailers, specialty office products retailers, mass merchandisers or wholesale clubs. OfficeMax carries a broad range of office supplies, both in multi-unit packages for the business customer and single units for the individual shopper, as well as business electronics, office furniture and computers. OfficeMax stores also feature ancillary business services such as faxing, printing and copying.

          - Everyday Low Prices. OfficeMax's everyday low pricing policy is to offer deep discount prices that are typically 30% to 70% below manufacturers' list prices. In addition, OfficeMax features a low price guarantee which provides that OfficeMax will match local competitors' advertised prices on identical items or refund the difference if an identical item was purchased from OfficeMax within seven days of a competitor's advertisement.

          - Customer Service. OfficeMax has a customer-oriented culture that demands a high standard of customer service from each associate in order to build customer loyalty and promote sales. Towards that end, management has centralized most administrative functions to enable in-store associates to focus primarily on customer service. In addition, OfficeMax stores are designed to facilitate customer convenience through the use of wide aisles, open ceilings, bright lighting, dramatic merchandise presentation, colorful directional signage and bold graphics. Management believes that a bright and attractive merchandise presentation enhances customer convenience, promotes impulse buying and increases incremental sales.

          - Focused Expansion Strategy. OfficeMax seeks to be a leading office products retailer in each of its markets and pursues a store expansion strategy that primarily focuses on clustering stores in existing markets where OfficeMax can achieve economies of scale as a result of reduced advertising, freight and management expenses as a percentage of sales. In addition, OfficeMax will continue to open new stores in new markets which provide multi-location opportunities and single stores in relatively small markets where management believes it can become the first and primary office products superstore. OfficeMax plans to continue its rapid growth by opening approximately 60 to 70 stores in each of the next two years.

EXPANSION

     Small and Medium-Sized Business Segment

     Since its inception, OfficeMax has pursued an aggressive expansion strategy which has included growth through the opening of 170 net new stores and through the acquisition of four office products superstore chains operating 158 stores in the aggregate. In 1990, OfficeMax acquired Office World, Inc. which operated seven stores in the Chicago area, and Office Square, a former division of Kmart, which operated five stores in the Chicago and Akron/Canton markets. In 1992, OfficeMax acquired OW Office Warehouse, Inc., a 41-store office product superstore chain with stores located primarily throughout the Mid-Atlantic region, and, in

March, 1993, OfficeMax acquired BizMart, Inc., a 105-store national office product superstore chain with stores located primarily in the Southwest, West and Pacific Northwest regions. Immediately following each of these acquisitions, OfficeMax operationally integrated, remodeled, remerchandised and converted the acquired stores to the OfficeMax name and format. As a result of these acquisitions, as well as new store openings, OfficeMax has rapidly achieved a national presence.

     Today, as a national office products superstore operator, OfficeMax's expansion strategy focuses primarily on new store growth. OfficeMax opened 53 stores in 1993 and intends to continue its rapid growth by opening approximately 60 to 70 new stores in each of the next two years. OfficeMax's expansion strategy focuses on clustering new stores in existing markets, entering new markets which provide multi-store opportunities and, to a lesser extent, opening single stores in smaller secondary markets where OfficeMax believes it can become the first and primary office products superstore. Although this strategy of clustering additional stores in existing markets can result in some temporary sales transfers between existing and new stores, OfficeMax believes that clustering of stores increases its overall market share and, ultimately, profitability. The rate of OfficeMax's expansion will depend upon general economic and business conditions affecting consumer spending, the availability of desirable locations and the negotiation of acceptable lease terms and the availability of adequate funding.

     To determine the best locations for new stores, OfficeMax has developed a proprietary pinpoint locator real estate selection model which assesses potential store locations, incorporates computer-generated mapping and detailed business and demographic characteristics and analyzes a variety of factors that have contributed to the success of existing OfficeMax locations. The real estate selection model analyzes a number of factors including the location's size, visibility, accessibility and parking capacity, potential cannibalizing effects on existing OfficeMax stores and relevant demographic information, such as the number of small and medium-sized businesses and the income and education levels in the area.

     Large Business Segment

     OfficeMax has undertaken several initiatives to better service the needs of its larger customers. OfficeMax has established "DirectMax Plus," a corporate monthly purchase order and billing system which enables large businesses to purchase from OfficeMax using their own internally generated purchase orders. In contrast to the typical cash and carry focus of OfficeMax superstores, DirectMax Plus enables large businesses to purchase from OfficeMax on much the same basis as contract stationers and other traditional office product suppliers. In addition, OfficeMax services the needs of large businesses through its expanded 220 page full-color catalog. The OfficeMax catalog, which is distributed periodically to businesses and other customers, features toll free "1-800" ordering and next business day delivery. In order to service its large business customers more efficiently, OfficeMax has entered into a relationship with a national logistics and transportation concern to develop, in conjunction with OfficeMax's existing delivery centers, a network of independent delivery centers in the major markets OfficeMax serves. These delivery centers, in combination with OfficeMax's catalog, will enable OfficeMax to efficiently service its largest customers. The first of these independent delivery centers was opened in Chicago in August 1993.

     In October 1993, OfficeMax purchased a 19.9% (17.5% on a fully diluted basis) equity interest in Corporate Express for $23.5 million, which interest was reduced to approximately 14.4% (12.5% on a fully diluted basis) upon consummation of the Hanson transaction described below. Corporate Express' business strategy is to create a national network of regional distributor warehouses primarily through the acquisition of traditional contract stationers in new and existing markets. On February 28, 1994, Corporate Express acquired the office products division of Hanson, PLC. The combination of Corporate Express and Hanson's office products division creates one of the largest contract stationers in the U.S. in terms of sales. Since establishing a business relationship in October 1993, OfficeMax and Corporate Express have been developing synergistic buying and merchandising programs and sharing information relating to distribution, delivery and computer systems.

     As part of its agreement with Corporate Express, if OfficeMax's investment is diluted to 11%, on a fully diluted basis, OfficeMax has the right to increase its ownership to its original 17.5% interest. In addition,

OfficeMax has the right in 1997, under certain circumstances, to increase its ownership holdings in Corporate Express to between 51% and 100%. OfficeMax's President and Chief Executive Officer serves on Corporate Express' five-member board of directors.

STORES

     OfficeMax superstores approximate 23,000 square feet with wide aisles, open ceilings, bright lighting and fixtures, bold graphics and attractive easy to find merchandise displays designed to facilitate customer convenience, promote impulse buying and increase sales. OfficeMax stores are generally destination stores located in high-traffic, suburban strip-mall shopping centers that provide customers easy access and ample store-front parking. Each store displays merchandise in accordance with a corporate-developed plan-o-gram to ensure that each store utilizes optimal display techniques and to provide a consistent and attractive shopping environment. OfficeMax continues to analyze and refine its store layout and merchandise presentation in order to increase productivity and customer shopping convenience and satisfaction.

     Management believes that a fundamental element of its success is its customer-oriented culture that demands a high-level of customer service from each of its associates. In order to provide superior customer service, management has centralized most administrative functions to enable in-store associates to focus primarily on customer service. Each OfficeMax store is staffed by a Store Manager, an Assistant Store Manager, a Receiving Manager and a Customer Service Manager, each of whom has significant experience with store operations. The remaining staff is comprised of full and part-time hourly associates.

MERCHANDISING

     OfficeMax's merchandising strategy focuses on offering an extensive selection of quality, name-brand and private label office products at deep discount prices. OfficeMax offers a breadth and depth of merchandise, featuring over 6,000 SKUs generally in the categories of office supplies, computers, business electronics and office furniture.

     The following table sets forth the approximate percentage of net sales attributable to each merchandise group for the periods presented:

                                                                          52 WEEKS ENDED
                                                           ---------------------------------------------
                                                           JANUARY 22,      JANUARY 23,      JANUARY 25,
                   MERCHANDISE GROUP                          1994             1993             1992
- --------------------------------------------------------   -----------      -----------      -----------
Office Supplies(a)......................................       44.0%            47.6%            49.4%
Electronics, business machines, computers, software and
  related products......................................       44.1             39.2             36.7
Office Furniture........................................       11.9             13.2             13.9
                                                           -----------      -----------      -----------
                                                              100.0%           100.0%           100.0%
                                                           -----------      -----------      -----------
                                                           -----------      -----------      -----------

- -------------------------
(a) Includes business service center revenues.

     The increase in sales attributable to the electronics, business machines, computers, software and related products category is primarily due to increased computer sales resulting from the BizMart acquisition. In fiscal 1992, computers represented 9.2% of OfficeMax sales. In fiscal 1993, computer sales increased slightly in the comparable stores, but on an overall basis, approximately 70% of OfficeMax's increase in computer sales in fiscal 1993 is attributable to the BizMart acquisition. At the date it was acquired, approximately 29.5% of BizMart's prior years sales were in the computers category. During fiscal 1993, the mix of computer sales in the stores acquired from BizMart decreased to 20.6%.

     OfficeMax's merchandise strategy emphasizes a wide selection of name-brand office products, packaged and sold in multi-unit packages for the business customer and single units for the individual shopper. In addition to offering name-brand products, OfficeMax offers private label products under the "OfficeMax" label in order to provide customers additional savings on selected commodity products for which management believes brand recognition is not a key determinant of customer satisfaction. These commodity items include various paper products such as computer and copy paper, legal pads and notebooks, envelopes, fasteners, paper clips and a wide variety of other similar functional items. OfficeMax's merchandising staff routinely evaluates new name-brand and private label merchandise for profit opportunities and to provide customers with the best value.

     OfficeMax's everyday low pricing is a key element of its business strategy. In order to maintain deep discount prices, OfficeMax systematically monitors competitors' prices in every market in which it operates and, when appropriate, authorizes immediate price changes. In addition, OfficeMax features a low price guarantee which provides that OfficeMax will match local competitors' advertised prices on identical items or refund the difference if an identical item was purchased from OfficeMax within seven days of a competitor's advertisement.

PURCHASING AND DISTRIBUTION

     OfficeMax maintains a centralized buying group comprised of merchandise managers and buyers who average approximately 17 years of retail buying experience. Using a detailed merchandise planning system, this centralized corporate buying group selects the merchandise mix for each store in conjunction with systematically frequent input from field management and store personnel. During 1993, OfficeMax developed and implemented a proprietary merchandise replenishment system, "ForeMax," which automatically forecasts each store's merchandise replenishment requirements and which is utilized by OfficeMax's centralized buying group to prepare merchandise replenishment reorders. Management believes that ForeMax will permit it to continue to improve its in-stock inventory position and inventory turnover.

     OfficeMax purchases goods from approximately 180 vendors. No vendor accounted for more than 10% of OfficeMax's total merchandise purchased. OfficeMax believes that it has good relationships with its vendors and does not consider itself dependent on any single source for its merchandise. As the number of stores increases pursuant to its store expansion plan, OfficeMax believes that it will be able to continue to obtain sufficient merchandise for all of its stores on a timely basis.

     Until recently, OfficeMax purchased virtually all of its office products directly from manufacturers who delivered merchandise directly to the stores. In late 1993, OfficeMax entered into an exclusive relationship with a leading national logistics firm to develop and operate independent cross-docking, flow-through centers, the first of which was opened in the southern United States. The use of these flow-through centers will enable OfficeMax to take advantage of the expertise of a leading logistics firm and realize savings in distribution without investing in its own distribution facilities. Management expects that the majority of OfficeMax merchandise will be processed through five cross-docking, flow-through centers strategically located around the country and that these centers will enhance store productivity and reduce inbound freight costs.

MANAGEMENT INFORMATION SYSTEMS

     Since its inception, OfficeMax has created and developed comprehensive operational and administrative controls and a centralized computer system which rapidly collects and disseminates information between corporate headquarters and each store. These systems have enabled OfficeMax to achieve strong financial controls, while enabling management to react quickly and efficiently to critical store-level information.

     In 1993, OfficeMax installed a state-of-the-art Unix-based parallel processor at its suburban Cleveland headquarters which centrally controls merchandise, replenishment and accounting systems. OfficeMax believes that this "open system" architecture, utilizing microprocessors, provides lower operating costs, quicker processing speed and reduced investment in upgrades, and possesses the capacity to support more than 650 stores.

     OfficeMax has developed a proprietary in-store computer system called "StoreMax," which is an internally designed Unix-based software application that allows the daily tracking of inventory receipts through the use of portable radio frequency terminals. In-store point-of-sale registers capture sales information at the time of each transaction at the category and SKU level with the use of bar-code scanners and update store-level perpetual inventory levels on a SKU basis each night. This information is transmitted on a daily basis to corporate headquarters where the data is evaluated and utilized in merchandise and purchasing decisions. In addition, StoreMax is used to transmit data to each store relating to its key day-to-day operations. OfficeMax believes that its technical infrastructure has enabled management to maintain strong financial controls and to effectively manage its inventory.

MARKETING, PROMOTIONS AND ADVERTISING

     OfficeMax employs a multi-media marketing strategy using newspapers, seasonal television and radio, direct mail, outdoor billboards and an extensive full-color merchandise catalog, all of which highlight OfficeMax's price savings, extensive merchandise selection and shopping convenience. In December 1993, during its peak selling season, OfficeMax introduced its first national television campaign. OfficeMax's marketing strategy is designed to attract new customers and to enhance name recognition and customer loyalty by featuring themes such as "Take Your Business To The Max."

     Throughout the year, OfficeMax focuses its marketing efforts on its primary target market: small and medium-sized businesses. In addition, OfficeMax takes advantage of seasonal opportunities and the holiday selling season to attract these and other customers to its stores. For example, in August and September, OfficeMax aggressively markets its back-to-school merchandise to students and educational institutions. During the Thanksgiving to Christmas holiday season, OfficeMax targets the gift-buying customer by promoting itself as the "Toy Store for Adults," highlighting electronics, fine-quality briefcases, writing instruments and other selected gifts. In January, OfficeMax "goes back to basics" to promote commodity products and other basic office supplies as businesses spend budget allocations and restock for the coming year. OfficeMax also takes advantage of seasonal opportunities during the Mother's Day, Father's Day and Graduation selling period, featuring such items as pen sets, briefcases and business electronics. During these peak sales periods, OfficeMax also employs additional advertising techniques including the use of periodic newspaper pre-print inserts that enable OfficeMax to advertise a broad selection of seasonally-timed merchandise. OfficeMax utilizes television and radio advertisements during various seasonal periods to supplement its regular advertising efforts.

     In December 1993, OfficeMax launched its new 220 page full-color catalog which is targeted to business customers and is designed to illustrate the breadth and depth of merchandise available at OfficeMax stores. The catalog features available next business day delivery at each store and toll free ordering through OfficeMax's two processing call centers. OfficeMax periodically distributes catalogs through direct mailing programs to small and medium-sized businesses, and catalogs are also available in each store.

PROPERTIES

     OfficeMax stores are relatively immature, with 282 of the stores opened or acquired by OfficeMax within the last three years. OfficeMax continually refines the layout and product display of its stores and currently intends to refurbish each store approximately every 36 to 48 months. Management believes that attractive and up-to-date stores contribute to customer satisfaction and loyalty.

     All of OfficeMax's stores have long term leases. These leases generally have initial lease terms ranging from 10 to 20 years with renewal options. Most of these leases require OfficeMax to pay minimum rents, subject to periodic adjustments, plus other charges including utilities, real estate taxes, common area maintenance and in some cases, contingent rentals based on sales.

     As of January 22, 1994, OfficeMax had 328 stores in 38 states. The following table details the number of OfficeMax stores by state:

                                      NUMBER
             STATE                   OF STORES
- --------------------------------     ---------
Alabama.........................          3
Arizona.........................         11
Arkansas........................          1
California......................         15
Colorado........................          8
Connecticut.....................          4
Florida.........................         19
Georgia.........................         11
Idaho...........................          1
Illinois........................         27
Indiana.........................          6
Iowa............................          3
Kansas..........................          4
Massachusetts...................         11
Michigan........................         20
Minnesota.......................         12
Missouri........................          9
Nebraska........................          1
Nevada..........................          3

                                      NUMBER
             STATE                   OF STORES
- --------------------------------     ---------
New Hampshire...................          3
New Jersey......................         12
New Mexico......................          2
New York........................         21
North Carolina..................          6
North Dakota....................          1
Ohio............................         18
Oklahoma........................          1
Oregon..........................          4
Pennsylvania....................         21
Rhode Island....................          2
South Carolina..................          5
South Dakota....................          1
Tennessee.......................          9
Texas...........................         29
Utah............................          7
Virginia........................          9
Washington......................          3
Wisconsin.......................          5

CREDIT

     OfficeMax provides revolving credit payment terms to its customers through its own private label credit card program which is administered by an independent financial services company specializing in managing private label credit cards. In addition, OfficeMax accepts most major credit cards, including Visa, Mastercard, American Express and Discover.

ASSOCIATES

     As of January 22, 1994, OfficeMax had 6,585 full-time and 8,252 part-time associates, 365 of whom were employed at its corporate headquarters and 14,472 of whom were employed in OfficeMax stores. None of OfficeMax's associates are subject to a collective bargaining agreement. OfficeMax also provides an extensive store training program, product training sessions and quarterly national meetings at its corporate headquarters. In addition, OfficeMax currently has a stock option plan and a bonus plan, which enables OfficeMax to attract, retain and motivate key executives and middle managers. Management believes that its relationship with its associates is good.

COMPETITION

     The retail office products industry is highly competitive and, in general, consists of two distinct market segments: the small and medium-sized business segment consisting of businesses employing between one and 100 employees, the home office customer and the individual consumer, and the large-sized business segment consisting of large businesses employing more than 100 employees. The small and medium-sized business segment is comprised of the following categories of retailers: (i) traditional office products retailers, which have a limited selection of office products and which, because their merchandise is purchased from wholesalers or distributors, offer prices substantially above those of OfficeMax; (ii) specialty office products retailers, such as consumer electronics stores and computer stores, which feature a large selection of a narrow class of office products; (iii) high-volume office products superstores similar to OfficeMax; (iv) mass merchandisers and wholesale clubs, which are large stores that carry a narrow selection of office products; and (v) direct mail order houses which utilize a variety of catalogs and other programs to offer a range of office supplies and furniture at prices discounted from manufacturers' list prices. OfficeMax competes in the small and medium-sized business segment by offering a combination of in-stock merchandise selection, low prices, convenient locations, and customer service.

     The high-volume superstore segment of the office products industry is comprised principally of three national office products superstore chains:
OfficeMax, Office Depot, Inc. and Staples, Inc. Office Depot and Staples have core businesses which are similar to OfficeMax's. While not all OfficeMax stores currently compete with Office Depot or Staples, OfficeMax stores will likely face increasing competition from one or both of these companies as OfficeMax and each of these companies expand their operations. OfficeMax believes that it competes favorably with these chains through the consistent execution of its business strategy.

     The large business customer segment of the office products market is highly fragmented and has historically been served primarily by contract stationers. OfficeMax has begun to compete in this segment by offering services designed to meet the needs of the large business customer and by investing in Corporate Express.

TRADEMARKS AND SERVICE MARKS

     "OfficeMax(R);" "CheckMax Pricing(R);" "OfficeMax Superstores(R);" "QuickMax(R);" "QuickMax Catalog(R), The Next Best Way To Shop OfficeMax(R);" "MaxBrite(R);" "MaxAssurance(R);" "DirectMax Plus(R);" "MaxPerks(R);" "Savings Is The Bottom Line(R);" "Take your business to the Max(R)" and "Take your Savings to the Max(R)" are all registered or pending trademarks or service marks of OfficeMax. Whenever possible, OfficeMax registers its name as a trade name with the state or locality where it has a store.

LITIGATION

     OfficeMax is from time to time involved in routine litigation incidental to the conduct of its business. OfficeMax believes that no currently pending litigation to which it is a party will have a material adverse effect on its liquidity, financial position or results of operations.

                                OFFICEMAX GROUP

                              REPORT BY MANAGEMENT

RESPONSIBILITY FOR FINANCIAL STATEMENTS

     Kmart Corporation and OfficeMax Group management are responsible for the integrity of the information and representations contained in interim and annual financial statements. This responsibility includes making informed estimates and judgments in selecting the appropriate accounting principles. Management believes the financial statements conform with generally accepted accounting principles applied on a consistent basis.

     To assist management in fulfilling these obligations, several tools are utilized, which include the following:

     A system of internal accounting controls is maintained to provide for the integrity of information for purposes of preparing financial statements and to assure that assets are properly accounted for and safeguarded. This concept of reasonable assurance is based on the recognition that the cost of the system is related to the benefits to be derived and modified for changing conditions. Management believes its system provides reasonable assurance of this appropriate balance.

     As part of the internal control system, a policy of Standards of Business Conduct and Management Integrity Statements is in effect. All officers and key employees periodically submit a signed statement regarding compliance with these policies.

     An Internal Audit Department is maintained to evaluate, test and report on the application of internal accounting controls in conformity with standards of the practice of internal auditing.

     The financial statements have been examined by independent accountants whose report is contained herein. This examination includes, among other things, a review of the system of internal controls as required by generally accepted auditing standards.

     The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly with management, internal auditors and the independent accountants to assure that each is carrying out its responsibilities. The internal auditors and independent accountants both have full and free access to the Audit Committee, with and without the presence of management.

Joseph E. Antonini                            Michael Feuer
Kmart Corporation                             OfficeMax, Inc.
Chairman of the Board, President              President and
and Chief Executive Officer                   Chief Executive Officer

George R. Mrkonic                             Edward Cornell
Kmart Corporation                             OfficeMax, Inc.
Executive Vice President                      Executive Vice President
Specialty Retailing                           and Chief Financial Officer

Thomas F. Murasky
Kmart Corporation
Executive Vice President
and Chief Financial Officer

                                OFFICEMAX GROUP

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Kmart Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of income and of cash flows present fairly, in all material respects, the financial position of the OfficeMax Group at January 22, 1994 and January 23, 1993, and the results of its operations and its cash flows for each of the two years in the period ended January 22, 1994, the nine weeks ended January 25, 1992 and the seventeen weeks ended November 20, 1991, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Kmart Corporation management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in the Acquisitions note to these combined financial statements, on November 21, 1991, Kmart Corporation increased its investment in the OfficeMax Group. The financial statements for periods subsequent to November 21, 1991 have been prepared on the basis of accounting arising from this acquisition. The financial statements for the seventeen weeks ended November 20, 1991 are presented on OfficeMax, Inc.'s previous basis of accounting.

     OfficeMax Group is a business group of Kmart Corporation (as described in the Basis of Presentation note to these financial statements); accordingly, the combined financial statements of the OfficeMax Group should be read in conjunction with the consolidated financial statements of Kmart Corporation.

Price Waterhouse

Cleveland, Ohio

March 15, 1994

                                OFFICEMAX GROUP

                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN MILLIONS)

                                              FISCAL YEAR ENDED
                                         ---------------------------     9 WEEKS ENDED     17 WEEKS ENDED
                                         JANUARY 22,     JANUARY 23,      JANUARY 25,       NOVEMBER 20,
                                            1994            1993             1992               1991
                                         -----------     -----------     -------------     --------------
Sales................................     $1,421.8         $ 528.2           $65.1             $ 84.6
Cost of merchandise sold, includes
  buying and occupancy costs.........      1,109.0           411.4            51.2               67.5
Selling, general and administrative
  expenses...........................        279.9           107.2            11.6               18.7
Pre-opening expense..................          4.3             4.7             0.8                0.6
Goodwill amortization................          8.6             4.4             0.6                0.2
                                         -----------     -----------        ------             ------
Operating income (loss)..............         20.0             0.5             0.9               (2.4)
Interest:
  Debt -- income.....................         (0.1)           (0.6)           (0.3)              (0.7)
  Capital lease
     obligations -- expense..........          0.2             0.1              --                0.1
                                         -----------     -----------        ------             ------
Income (loss) before income taxes....         19.9             1.0             1.2               (1.8)
Income taxes.........................          9.1             1.8             0.3                0.1
                                         -----------     -----------        ------             ------
Net income (loss)....................      $  10.8         $  (0.8)          $ 0.9             $ (1.9)
                                         -----------     -----------        ------             ------
                                         -----------     -----------        ------             ------
Supplemental disclosure (unaudited):
  Net income (loss)..................      $  10.8         $  (0.8)          $ 0.9
  Add back of goodwill
     amortization....................          8.6             4.4             0.6
                                         -----------     -----------        ------
  Kmart Corporation earnings
     attributable to OfficeMax
     Group...........................      $  19.4         $   3.6           $ 1.5
                                         -----------     -----------        ------
                                         -----------     -----------        ------

            See accompanying Notes to Combined Financial Statements.

                                OFFICEMAX GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                        JANUARY 22,     JANUARY 23,
                                                                           1994            1993
                                                                        -----------     -----------
ASSETS
  Current Assets:
     Cash...........................................................      $  31.7         $  14.1
     Merchandise inventories........................................        409.0           178.2
     Accounts receivable............................................         25.2            11.0
     Other current assets...........................................         20.4             3.8
                                                                        -----------     -----------
  Total current assets..............................................        486.3           207.1
  Property Owned:
     Leasehold improvements.........................................         60.1            16.7
     Furniture and fixtures.........................................         78.6            35.7
                                                                        -----------     -----------
                                                                            138.7            52.4
  Less -- accumulated depreciation and amortization.................        (22.9)           (6.0)
                                                                        -----------     -----------
  Total owned property..............................................        115.8            46.4
  Other Assets and Deferred Charges.................................         45.6             1.2
  Goodwill -- net of accumulated amortization of $13.6 and $5.0,
     respectively...................................................        362.0           193.9
                                                                        -----------     -----------
                                                                          $1,009.7        $ 448.6
                                                                        -----------     -----------
                                                                        -----------     -----------
LIABILITIES AND EQUITY
  Current Liabilities:
     Accounts payable -- trade......................................      $ 239.0         $ 119.3
     Accrued payrolls and other liabilities.........................         77.7            34.8
     Advertising payable............................................         33.7            15.3
     Taxes other than income taxes..................................         22.3             7.1
                                                                        -----------     -----------
  Total current liabilities.........................................        372.7           176.5
  Other Long-Term Liabilities.......................................         28.5            13.9
  OfficeMax Group Equity............................................        608.5           258.2
                                                                        -----------     -----------
                                                                          $1,009.7        $ 448.6
                                                                        -----------     -----------
                                                                        -----------     -----------
  Supplemental disclosure (unaudited):
     OfficeMax Group Equity.........................................      $ 608.5         $ 258.2
     Add back of accumulated goodwill amortization..................         13.6             5.0
                                                                        -----------     -----------
     Kmart Corporation equity attributable to OfficeMax Group.......      $ 622.1         $ 263.2
                                                                        -----------     -----------
                                                                        -----------     -----------

            See accompanying Notes to Combined Financial Statements.

                                OFFICEMAX GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                FISCAL YEAR ENDED
                                            --------------------------    9 WEEKS ENDED    17 WEEKS ENDED
                                            JANUARY 22,    JANUARY 23,     JANUARY 25,      NOVEMBER 20,
                                               1994           1993            1992              1991
                                            -----------    -----------    -------------    --------------
CASH PROVIDED BY (USED FOR):
OPERATIONS
Net income (loss).........................    $  10.8        $  (0.8)         $ 0.9            $ (1.9)
  Adjustments to reconcile net income
     (loss) to operating cash flows:
     Depreciation and amortization........       26.3            9.9            1.1               0.9
     Deferred income taxes................       11.1            1.8            0.1                --
     Increase in other long-term
       liabilities........................        5.2            1.3            0.6               0.9
     Other -- net.........................       (0.4)            --             --              (0.2)
  Cash provided by (used for) current
     assets and current liabilities:
     Increase in inventories..............     (110.1)         (72.0)          (5.7)            (14.3)
     Increase in accounts payable.........       56.8           45.2           10.8              17.3
     Other -- net.........................       27.6           21.4            4.7              13.5
                                            -----------    -----------       ------            ------
  Net cash provided by operations.........       27.3            6.8           12.5              16.2
                                            -----------    -----------       ------            ------
INVESTING
  Capital expenditures -- owned
     property.............................      (57.3)         (21.2)          (3.9)             (3.2)
  Acquisitions............................     (267.7)         (71.7)            --                --
  Other -- net............................      (23.5)           0.5             --              (0.2)
                                            -----------    -----------       ------            ------
  Net cash used for investing.............     (348.5)         (92.4)          (3.9)             (3.4)
                                            -----------    -----------       ------            ------
FINANCING
  Reduction in long-term debt.............         --          (16.0)            --                --
  Net equity transactions with the Kmart
     Group................................      339.5           70.9             --                --
  Reduction in capital lease
     obligations..........................       (0.7)          (0.6)          (0.1)             (0.2)
  Other -- net............................         --            0.1             --              (2.4)
                                            -----------    -----------       ------            ------
  Net cash provided by (used for)
     financing............................      338.8           54.4           (0.1)             (2.6)
                                            -----------    -----------       ------            ------
NET INCREASE (DECREASE) IN CASH AND
  EQUIVALENTS.............................       17.6          (31.2)           8.5              10.2
  Cash and Equivalents at Beginning of
     Period...............................       14.1           45.3           36.8              26.6
                                            -----------    -----------       ------            ------
CASH AND EQUIVALENTS AT END OF PERIOD.....    $  31.7        $  14.1          $45.3            $ 36.8
                                            -----------    -----------       ------            ------
                                            -----------    -----------       ------            ------
Supplemental disclosure of cash flow
  information:
  Interest paid...........................    $   0.2        $   0.1          $  --            $  0.1
  Income taxes paid.......................         --             --             --            $  0.2
  Liabilities assumed in acquisitions.....    $ 116.9        $  46.5             --                --

            See accompanying Notes to Combined Financial Statements.

                                OFFICEMAX GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

BASIS OF PRESENTATION


     The Board of Directors of Kmart Corporation (Board) has adopted a proposal (the Specialty Retail Stock Proposal) which, if approved by shareholders and implemented by the Board, would authorize the Board to issue four new series of common stock (collectively, the Specialty Retail Stock) designated KM-Borders-Walden Group Common Stock (Borders-Walden Stock), KM-Builders Square Group Common Stock (Builders Square Stock), KM-OfficeMax Group Common Stock (OfficeMax Stock) and KM-The Sports Authority Group Common Stock (The Sports Authority Stock). While each series of Specialty Retail Stock would constitute common stock of Kmart Corporation, each is intended to reflect the separate performance of each specialty retail business. The Borders-Walden Stock is intended to reflect the performance of Kmart Corporation's retail bookstore group (the Borders-Walden Group), which is comprised principally of Kmart Corporation's Borders, Inc. and Walden Book Company, Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of Kmart Corporation's retail home improvement and home decor superstore group (the Builders Square Group), which is comprised principally of Kmart Corporation's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of Kmart Corporation's retail office products superstore group (the OfficeMax Group), which is comprised principally of Kmart Corporation's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports Authority Stock is intended to reflect the performance of Kmart Corporation's retail sporting goods megastore group (The Sports Authority Group), which is comprised principally of Kmart Corporation's The Sports Authority, Inc. subsidiary. The Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the Specialty Retail Groups and individually as a Specialty Retail Group.



     Upon the initial issuance of any series of Specialty Retail Stock, the existing common stock would be redesignated as Kmart Group Common Stock (Kmart Stock). The Kmart Stock, while constituting common stock of Kmart Corporation, is intended to reflect the separate performance of the Kmart Group, which is generally comprised of (i) Kmart Corporation's core Kmart discount store group,
(ii) Kmart Corporation's interest in each Specialty Retail Group (a Retained Interest), which excludes the interest represented by any outstanding shares of the relevant series of Specialty Retail Stock and (iii) all other businesses in which Kmart Corporation and its other subsidiaries are engaged. The Kmart Group and the Specialty Retail Groups are sometimes referred to collectively herein as the Groups and individually as a Group.



     Following approval by shareholders of the Specialty Retail Stock Proposal, Kmart Corporation currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock for cash in separate initial public offerings (collectively, the Offerings) and to allocate the proceeds of the Offerings to the Kmart Group to be used to repay outstanding indebtedness of Kmart Corporation and for general corporate purposes. The timing, sequence and size of such Offerings and the price at which such shares would be sold would be determined by the Board, without further approval of shareholders, prior to each Offering based upon prevailing market and other conditions; however, it is currently contemplated that the first offering would be commenced shortly after the Annual Meeting and that Kmart Corporation would initially offer to the public shares of each series of Specialty Retail Stock that would be intended to represent approximately 20% to 30% of the equity value of Kmart Corporation attributed to the relevant Specialty Retail Group as determined by the Board (Equity Value) at the time of such Offering. Therefore, it is expected that Kmart Corporation would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in each such Specialty Retail Group. The terms of each Offering would be determined by the Board and the underwriters of such Offering based upon prevailing market conditions; the financial condition and results of operations of the relevant Specialty Retail Group; the history of and prospects for the relevant Specialty Retail Group; the specialty retail industry and the segment of that industry in which the relevant Specialty Retail Group competes; the management and operations of the relevant Specialty Retail Group; the progress of the relevant Specialty Retail Group in implementing its business strategy; the foregoing factors in relation to market values of other companies engaged in similar businesses; and the financial condition of

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

Kmart Corporation as a whole. In addition to or in lieu of any Offering, the Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on Kmart Stock, although the Board has no current intention to do so. The determination of whether to proceed with an Offering of any series of Specialty Retail Stock would be made by the Board based on, among other things, the proposed terms of such Offering and the then prevailing market and other conditions. The Board reserves the right not to proceed with any or all of the Offerings, without further approval of shareholders, if it determines that consummation of such Offering or Offerings is not in the best interests of Kmart Corporation.

     The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Kmart Corporation. The separate Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Specialty Retail Stock Proposal, except that no inter-Group interest expense or inter-Group interest income is reflected, as more fully described under "Corporate Activities" below. However, following implementation of the Specialty Retail Stock Proposal and issuance of each Specialty Retail Stock, the financial statements of each Specialty Retail Group would reflect interest expense related to net cash provided by Kmart Corporation. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the combined historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups and (ii) a portion of the assets and liabilities (including contingent liabilities) and related transactions of Kmart Corporation that are not separately identified with the operations of a specific Group. The effects of the issuance of the equity securities described above have not been reflected in these historical financial statements.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, following issuance of any series of Specialty Retail Stock, Kmart Corporation would provide to holders of OfficeMax Stock separate financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for the OfficeMax Group and for Kmart Corporation. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), shareholders' equity and items of income and expense among the Groups for purposes of preparing their respective financial statements, the change in the capital structure of Kmart Corporation contemplated by the Specialty Retail Stock Proposal would not affect the respective legal title to assets or responsibility for liabilities of Kmart Corporation or any of its subsidiaries. Kmart Corporation and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of OfficeMax Stock and of each other series of common stock of Kmart Corporation would be holders of common stock of Kmart Corporation and would continue to be subject to risks associated with an investment in Kmart Corporation and all of its businesses, assets and liabilities. The Specialty Retail Stock Proposal would not affect the rights of creditors of Kmart Corporation.

     Financial effects arising from any Group that affect the consolidated results of operations or financial condition of Kmart Corporation could affect the results of operations or financial condition of the OfficeMax Group or the market price of shares of OfficeMax Stock. In addition, net losses of any Group, dividends and distributions on any series of common stock or preferred stock, repurchases of any series of common stock and certain repurchases of preferred stock would reduce the assets of Kmart Corporation legally available for dividends on all series of common stock. Accordingly, Kmart Corporation consolidated financial information should be read in conjunction with the OfficeMax Group financial information.

     The dividend policy applicable to OfficeMax Stock would be determined by the Board at the time of issuance of such stock. Determinations to pay dividends on OfficeMax Stock would be based primarily upon the financial condition, results of operations and business requirements of the OfficeMax Group and Kmart Corporation as a whole. Under the terms of OfficeMax Stock, dividends would be payable at the sole discretion of the Board out of the lesser of (i) all assets of Kmart Corporation legally available for dividends and (ii) the Available Dividend Amount with respect to the OfficeMax Group.

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

     The management and accounting policies applicable to the preparation of the financial statements of the OfficeMax Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Kmart Corporation. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The OfficeMax Group's significant accounting policies, which conform to generally accepted accounting principles applied on a consistent basis between years, are described below.

     Fiscal Year: The OfficeMax Group's fiscal year ends on the Saturday prior to the last Wednesday in January. Fiscal years 1993 and 1992 each consisted of 52 weeks and ended on January 22, 1994, and January 23, 1993, respectively. Prior to the acquisition of a 92.7% interest in OfficeMax, Inc. by Kmart Corporation, OfficeMax Inc.'s fiscal year ended on the last Saturday in July.

     On November 21, 1991, Kmart Corporation increased its equity investment in the OfficeMax Group to 92.7% of OfficeMax, Inc. outstanding common stock. The financial statements for periods subsequent to November 21, 1991 have been prepared on the basis of accounting arising from this acquisition. The financial statements for the seventeen week period ended November 20, 1991 are presented on OfficeMax, Inc.'s previous basis of accounting.

     Principles of Consolidation: The combined financial statements include the accounts of OfficeMax, Inc.

     Earnings Per Common and Common Equivalent Share: Historical earnings per share are omitted from the statements of income as OfficeMax Stock was not part of the capital structure of Kmart Corporation for the periods presented. Following implementation of the Specialty Retail Stock Proposal, the method of calculating earnings per share for Kmart Stock and each series of Specialty Retail Stock would reflect the terms of the Certificate of Amendment which provide that each Group's Available Dividend Amount, which, in turn, would reflect the separately reported Kmart Corporation Earnings Attributable to the Kmart Group, in the case of the Kmart Group, and Kmart Corporation Earnings Attributable to a Specialty Retail Group, in the case of a Specialty Retail Group, would be the source for payment of dividends for each series of common stock, although liquidation rights of these series of stock and legally available assets of Kmart Corporation may be more or less than these amounts. Kmart Corporation would compute earnings per share of OfficeMax Stock by dividing the product of the Outstanding Interest Fraction and Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the OfficeMax Group by the weighted average number of shares of OfficeMax Stock and dilutive OfficeMax Stock equivalents outstanding during the applicable period. Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to the OfficeMax Group would generally equal the OfficeMax Group's net income or loss for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expenses of Kmart Corporation allocated to the OfficeMax Group, increased by the amount of amortization of goodwill of the OfficeMax Group during such period arising from acquisitions made by Kmart Corporation or its subsidiaries with respect to the OfficeMax Group before the first issuance of OfficeMax Stock. The Outstanding Interest Fraction with respect to the OfficeMax Group is the percentage interest in the OfficeMax Group intended to be represented at any time by the outstanding shares of OfficeMax Stock. See "Proposal 2 -- The Specialty Retail Stock Proposal -- Dividend Policy -- Calculation of Earnings Per Share" of Kmart Corporation Proxy Statement for an example of the calculation of Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to OfficeMax Stock.

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

     Cash and Equivalents: Kmart Corporation considers cash on hand in stores, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less as cash and cash equivalents for the purposes of the statement of cash flows.

     Inventories: Inventories are valued on a first-in, first-out (FIFO) basis at the lower of average cost or market.

     Property Owned and Depreciation: Leasehold improvements and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of related assets on the straight-line method for financial statement purposes and on accelerated methods for income tax purposes. Most store properties are leased and improvements are amortized over the term of the lease but not more than 15 years. Other annual rates used in computing depreciation for financial statement purposes are 14%-20% for store fixtures and 20%-33% for other fixtures and equipment.


     Goodwill: The excess of cost over the fair value of net assets of the OfficeMax Group as of November 21, 1991, the date on which Kmart Corporation increased its equity interest in OfficeMax, Inc. to 92.7%, was capitalized and is being amortized over 40 years using the straight-line method. Excess of cost over the net assets of acquired companies is amortized using the straight-line method over 40 years. The OfficeMax Group evaluates the recoverability of goodwill and reviews the amortization period on an annual basis. Several factors are used to evaluate goodwill, including but not limited to: management's plans for future operations, recent operating results and each business' projected, undiscounted cash flows. The primary method is each business' projected undiscounted cash flows.



     Financial Instruments: With the exception of the OfficeMax Group equity and investment in Corporate Express, the OfficeMax Group records all financial instruments, including accounts receivable, accounts payable and marketable securities at, or approximating, market value.



     Pre-opening and Closing Costs: Costs associated with the opening of a new store are expensed during the first full month of the store's operations. When the decision to close a retail unit is made, the OfficeMax Group provides for the future net lease obligation, nonrecoverable investment in fixed assets, other expenses directly related to discontinuance of operations and estimated operating loss through the expected closing dates.


CORPORATE ACTIVITIES

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of the OfficeMax Group are remitted to Kmart Corporation and cash disbursements of the OfficeMax Group are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in such Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of the OfficeMax Group. Until the issuance of OfficeMax Stock, the net cash used or provided by the OfficeMax Group will continue to be characterized as an adjustment to the Kmart Group's investment in the OfficeMax Group.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group when the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of OfficeMax Stock, if cash used by the OfficeMax Group exceeds cash provided by the OfficeMax Group, the Kmart Group would transfer to the OfficeMax Group the cash necessary to fund excess uses. Conversely, if cash provided by the OfficeMax Group exceeds cash used by the OfficeMax Group, the OfficeMax Group would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to the OfficeMax Group, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to the OfficeMax Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to the OfficeMax Group as an equity contribution, the amount of OfficeMax Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and the OfficeMax Group would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and the OfficeMax Group should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of OfficeMax Stock, the Board could determine that funds to be transferred from the Kmart Group to the OfficeMax Group represent an equity contribution to the OfficeMax Group rather than a loan. In such event, the Kmart Group's Retained Interest in the OfficeMax Group would be increased by the amount of such contributions, as a result of which (i) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest with regard to the OfficeMax Group would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of OfficeMax Stock and (ii) the Kmart Group's interest in the OfficeMax Group would be increased and the interest in the OfficeMax Group represented by outstanding shares of OfficeMax Stock would be decreased accordingly.



     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from the OfficeMax Group, and the balance sheets of the OfficeMax Group would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and the OfficeMax Group would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and the OfficeMax Group would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of the OfficeMax Group over the next several years, it is currently expected that the Kmart Group would provide net cash to the OfficeMax Group. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of OfficeMax Stock, the financial statements of the OfficeMax Group would reflect interest expense related to net cash provided by Kmart Corporation.

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)


     Notwithstanding the policies described above, determinations to provide funds to the OfficeMax Group would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to the OfficeMax Group if the Board determines it is in the best interest of Kmart Corporation not to do so.


     Certain corporate, general and administrative costs (including certain corporate borrowing, legal, tax, transportation and import, data processing, employee benefit and self-insurance costs) have been charged to the Specialty Retail Groups based upon utilization and at negotiated rates which management believes approximate the rates which each of the Specialty Retail Groups would incur as stand-alone entities. The OfficeMax Group financial statements also include an allocation, which management believes to be reasonable, of corporate, general and administrative costs related specifically to the management of the Specialty Retail Groups and allocated equally among the Specialty Retail Groups of $0.1 in each of 1993 and 1992. Amounts allocated in these historical financial statements were calculated on the same basis as would be used prospectively, and management believes that the historical allocation of such amounts is representative of the amounts which would be allocated to each of the Specialty Retail Groups prospectively.

     Income Taxes: All members of the Kmart Corporation consolidated group are included in the consolidated United States federal income tax return filed by Kmart Corporation. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The financial statement provision and related tax payments or refunds have been reflected in the individual Groups in accordance with Kmart Corporation's tax allocation policy for such Groups. In general, such policy provides that the consolidated tax provision is allocated among the Groups for individual Group financial statement purposes based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective Groups.

     For financial statement provision and tax settlement purposes, tax benefits resulting from attributes (principally net operating losses), which cannot be utilized by one of the Groups on a separate return basis but which can be utilized on a consolidated basis in any given year, are allocated to the Group which generates the attributes. However, if such tax benefits cannot be utilized on a consolidated basis in that year or in a carry back year, such consolidated tax effect is adjusted in a subsequent year to the extent necessary to allocate tax benefits to the Group that would have realized the tax benefits on a separate return basis.

     The allocated Group amounts are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns and, in certain situations, could result in any of the Groups incurring more or less income tax expense for financial reporting purposes.

     Deferred income taxes are provided on temporary differences between financial statement and income tax basis of assets and liabilities.

ACQUISITIONS

     On March 4, 1993, the OfficeMax Group purchased all of the outstanding shares of BizMart, Inc. ("BizMart"), a chain of 105 office products superstores, for $267.7 in cash. During 1993, BizMart was completely integrated into the OfficeMax Group operations and BizMart stores converted to the OfficeMax format. The BizMart acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The excess of the purchase price over the estimated fair value of the net assets acquired totaled $185.5 and was recorded as goodwill. The results of BizMart operations are included in the OfficeMax Group's combined financial statements beginning on March 5, 1993.

     On October 26, 1993, the OfficeMax Group acquired an initial 19.9% (17.5% on a fully diluted basis) minority interest in Corporate Express, Inc. ("Corporate Express"), a Colorado-based contract stationer, for

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

$23.5. The Corporate Express investment is being accounted for under the cost method of accounting. On February 28, 1994, Corporate Express acquired the office products division of Hanson, PLC. A portion of the purchase price was funded through the issuance of additional equity of Corporate Express. As a result, the OfficeMax Group's equity interest in Corporate Express was diluted to approximately 14.4% (12.5% on a fully diluted basis) on February 28, 1994. As part of its agreement with Corporate Express, the OfficeMax Group has the right in 1997, under certain circumstances, to increase its holdings in Corporate Express to between 51% and 100%.

     On June 30, 1992, the OfficeMax Group purchased all of the outstanding shares of OW Office Warehouse, Inc. ("OW Office Warehouse"), a chain of 41 office products superstores, for $71.7 in cash. In connection with the acquisition, the OfficeMax Group retired $16.0 of OW Office Warehouse indebtedness. The OW Office Warehouse acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The excess of the purchase price over the estimated fair value of the net assets acquired totaled $60.7 on January 22, 1994 and was recorded as goodwill. The results of OW Office Warehouse operations are included in the OfficeMax Group's combined financial statements beginning on July 1, 1992.

     The following presents unaudited pro forma results of the OfficeMax Group's operations assuming the acquisition of BizMart had occurred at the beginning of the fiscal year ended January 22, 1994:

                                                                                      1993
                                                                                   -----------
                                                                                   (UNAUDITED)
Sales..........................................................................      $1,481.7
Net income.....................................................................      $   9.8

     The above amounts are based upon actual sales and gross profit results for the OfficeMax Group and BizMart during the applicable period. Operational and store expenses are based upon certain assumptions and estimates which management of the OfficeMax Group believes are reasonable. The pro forma results do not necessarily represent results which would have occurred if the BizMart acquisition had taken place on the basis assumed above, and are not necessarily indicative of the results of future combined operations.

     On November 21, 1990, Kmart Corporation acquired a 21.6% equity interest in OfficeMax, Inc. for $35.5. On November 21, 1991, Kmart Corporation acquired additional shares resulting in a 92.7% equity interest in OfficeMax, Inc. for $115.2 in cash with the remaining 7.3% of the shares owned by the co-founders and senior management of OfficeMax, Inc. The acquisition was accounted for under the purchase method of accounting. The excess of the cumulative purchase price over the estimated fair value of the net assets acquired totaled $129.4 on January 22, 1994 and was recorded as goodwill. The OfficeMax Group's financial statements for periods subsequent to the November 21, 1991 acquisition by Kmart Corporation are presented

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

on the new basis of accounting arising from the acquisition. The financial statements for the seventeen week period ended November 20, 1991 are presented on OfficeMax, Inc.'s previous basis of accounting.

INCOME TAXES

     The provision for income taxes consists of:

                                                FISCAL YEAR ENDED
                                            --------------------------    9 WEEKS ENDED    17 WEEKS ENDED
                                            JANUARY 22,    JANUARY 23,     JANUARY 25,      NOVEMBER 20,
                                               1994           1993            1992              1991
                                            -----------    -----------    -------------    --------------
Current:
  Federal.................................     $(2.1)         $  --           $ 0.1             $ --
  State and local.........................       1.0             --             0.1              0.1
Deferred:
  Excess of tax over book depreciation....       1.0            1.7              --               --
  Bonus and vacation accruals.............      (0.8)          (0.5)             --               --
  Store closing reserves..................       2.3            0.4              --               --
  Insurance reserves......................      (2.1)          (0.2)            0.1               --
  Purchase accounting valuation reserves
     and other accruals...................       8.7             --              --               --
  NOL utilization.........................       1.5             --              --               --
  Enacted federal tax rate change.........      (1.4)            --              --               --
  Other...................................       1.0            0.4              --               --
                                            -----------    -----------        -----            -----
     Total income taxes...................     $ 9.1          $ 1.8           $ 0.3             $0.1
                                            -----------    -----------        -----            -----
                                            -----------    -----------        -----            -----

     A reconciliation of the federal statutory rate to the OfficeMax Group's effective tax rate follows:


                         FISCAL YEAR ENDED      9 WEEKS    17 WEEKS     FISCAL YEAR ENDED      9 WEEKS    17 WEEKS
                        --------------------     ENDED       ENDED      --------------------    ENDED       ENDED
                        JAN. 22,    JAN. 23,    JAN. 25,   NOV. 20,    JAN. 22,    JAN. 23,   JAN. 25,    NOV. 20,
                          1994        1993       1992        1991        1994        1993       1992        1991
                        --------    --------    -------    --------    --------    --------    -------    --------
Federal statutory
  rate.................  $  7.0       $0.3       $ 0.4      $ (0.6)      35.0%        34.0%      34.0%      (34.0)%
State and local taxes,
  net of federal tax
  benefit..............     0.7         --         0.1         0.1        3.5           --        8.0         5.6
Goodwill
  amortization.........     3.0        1.5         0.2          --       15.1        146.0       17.0          --
Enacted federal tax
  rate change..........    (1.4)        --          --          --       (7.0)          --         --          --
Addition to net
  operating loss
  carryforward.........      --         --          --         0.6         --           --         --        34.0
Other..................    (0.2)        --        (0.4)         --       (0.9)          --      (34.0)         --
                        --------    --------    -------    --------    --------    --------    -------    --------
     Total income
       taxes...........  $  9.1       $1.8       $ 0.3      $  0.1       45.7%       180.0%      25.0%        5.6%
                        --------    --------    -------    --------    --------    --------    -------    --------
                        --------    --------    -------    --------    --------    --------    -------    --------

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

     Deferred tax assets resulted from the following:

                                                                                    JANUARY 22,
                                                                                       1994
                                                                                    -----------
Deferred tax assets:
  Federal tax loss carryforwards................................................       $ 9.8
  Inventory.....................................................................         2.9
  Property and equipment........................................................         6.4
  Accruals and other liabilities................................................        13.5
  Store closing reserves........................................................         6.7
  Other.........................................................................         1.6
                                                                                    -----------
     Total deferred tax assets..................................................       $40.9
                                                                                    -----------
                                                                                    -----------

     The OfficeMax Group has tax net operating loss carryforwards of approximately $28.1 which are available to offset future taxable income through 2007. These tax net operating loss carryforwards represent pre-acquisition losses of acquired companies, primarily of OW Office Warehouse. The utilization of these carryforwards may be further limited if certain changes in ownership of OfficeMax, Inc. occur. Such carryforwards can only be used to offset the OfficeMax Group's future taxable income and are not available for use by Kmart Corporation. Utilization of these carryforwards is limited to $5.9 annually. Benefits received from utilization of these carryforwards will be recorded as a reduction of goodwill and will not impact the OfficeMax Group's income tax provision or benefit.

     Deferred income taxes of $40.9 and $4.2 at January 22, 1994 and January 23, 1993, respectively, result principally from the temporary differences between financial statement and income tax depreciation and the difference in financial statement and tax bases arising from purchase accounting.

     Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) was issued in February 1992. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. In addition, the standard requires adjustment of deferred tax liabilities to reflect enacted changes in the statutory federal income tax rate. The OfficeMax Group adopted FAS 109 as the cumulative effect of an accounting change in the first quarter of fiscal 1993. The accounting change was not significant to the OfficeMax Group.

COMMITMENTS AND CONTINGENCIES

     There are various claims, lawsuits and pending actions against OfficeMax, Inc. incident to the operations of the OfficeMax Group. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on the OfficeMax Group's liquidity, financial position or results of operations.

PRIVATE LABEL CREDIT CARD PROGRAM

     The OfficeMax Group has an arrangement with a financial services company (the "Issuer") whereby the Issuer issues the OfficeMax Group's private label credit card. The credit card accounts, and receivables generated thereby, are owned by the Issuer. The OfficeMax Group pays the Issuer a fee which is designed to cover the Issuer's cost of providing credit to the OfficeMax Group's customers, including bad debt losses. The fee is subject to annual adjustment for bad debt experience. In addition, the fee is adjusted monthly based on the difference between prevailing short-term interest rates and levels specified in the agreement. The fee paid resulted in expense of $2.3 and $3.0 at January 22, 1994 and January 23, 1993, respectively. The arrangement provides for a reserve account, funded from fees paid to the Issuer, which must be maintained at a minimum level. The credit card arrangement can be terminated by the OfficeMax Group or the Issuer. In the event of a termination, the OfficeMax Group is required to repurchase receivables at a defined price, ranging from face value up to a maximum premium of 5.2%.

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

     The OfficeMax Group's maximum exposure to off-balance sheet and credit risk is represented by the outstanding balance of private label credit card receivables, which totaled approximately $29.3 and $6.2 at January 22, 1994 and January 23, 1993, respectively.

LEASES

     Description of Leasing Arrangements: The OfficeMax Group conducts operations primarily in leased facilities. Store leases are generally for terms of 10 to 20 years with multiple five to ten year renewal options which allow the OfficeMax Group the option to extend the life of the lease up to 20 years beyond the initial noncancellable term.

     Certain leases provide for additional rental payments based on a percent of sales in excess of a specified base. Also, certain leases provide for the payment by the lessee of executory costs (taxes, maintenance and insurance).

     Lease Commitments: Future minimum lease payments at January 22, 1994 were as follows:

                                                                         MINIMUM LEASE PAYMENTS
                                                                        -------------------------
                                                                        CAPITAL         OPERATING
                                                                        -------         ---------
Fiscal Year:
  1994..............................................................     $ 0.5           $  89.9
  1995..............................................................       0.3              89.8
  1996..............................................................        --              83.1
  1997..............................................................        --              79.6
  1998..............................................................        --              76.5
Later years.........................................................        --             459.4
                                                                        -------         ---------
Total minimum lease payments........................................       0.8           $ 878.3
                                                                                        ---------
                                                                                        ---------
Less:
  Amount representing interest......................................      (0.1)
                                                                        -------
                                                                           0.7
Portion due within one year.........................................       0.4
                                                                        -------
Long-term lease obligations.........................................     $ 0.3
                                                                        -------
                                                                        -------

     Rental Expense: A summary of operating lease rental expense and short-term rentals follows:

                                                FISCAL YEAR ENDED
                                            --------------------------    9 WEEKS ENDED    17 WEEKS ENDED
                                            JANUARY 22,    JANUARY 23,     JANUARY 25,      NOVEMBER 20,
                                               1994           1993            1992              1991
                                            -----------    -----------    -------------    --------------
Minimum rentals...........................     $75.3          $30.2           $ 2.9             $5.1
Percentage rentals........................       0.2            0.2              --               --
                                            -----------    -----------        -----            -----
Total.....................................     $75.5          $30.4           $ 2.9             $5.1
                                            -----------    -----------        -----            -----
                                            -----------    -----------        -----            -----

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

     Reconciliation of Capital Lease Information: The impact of recording amortization and interest expense versus rent expense on capital leases follows:

                                                FISCAL YEAR ENDED
                                            --------------------------    9 WEEKS ENDED    17 WEEKS ENDED
                                            JANUARY 22,    JANUARY 23,     JANUARY 25,      NOVEMBER 20,
                                               1994           1993            1992              1991
                                            -----------    -----------    -------------    --------------
Amortization of capital lease property....     $ 0.4          $ 0.7           $ 0.1            $  0.2
Interest expense related to obligations
  under capital leases....................       0.2            0.1              --               0.1
                                            -----------    -----------       ------            ------
Amounts charged to earnings...............       0.6            0.8             0.1               0.3
Related minimum lease payments net of
  executory costs.........................      (0.8)          (0.8)           (0.1)             (0.2)
                                            -----------    -----------       ------            ------
Excess of amounts charged over (under)
  related minimum lease payments..........     $(0.2)         $  --           $  --            $  0.1
                                            -----------    -----------       ------            ------
                                            -----------    -----------       ------            ------

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

     The OfficeMax Group adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106) at the beginning of fiscal 1993. FAS 106 requires the OfficeMax Group to accrue for future postretirement medical benefits. The effect of this statement on the OfficeMax Group is not significant.

     In addition, Financial Accounting Standards No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106 for similar benefits provided to terminated or laid-off employees such as salary extension, severance, disability and supplemental unemployment benefits. The effect of this statement on the OfficeMax Group is not significant.

STOCK OPTION PLANS

     In October 1992, OfficeMax, Inc.'s Board of Directors approved the OfficeMax, Inc. Employee Non-Qualified Share Option Plan (the "1992 Plan"), which provides for the granting of 15,000 stock options to the OfficeMax Group's officers and certain key employees. The options become exercisable at a rate of 25% of the optioned shares each year, beginning two years and not exceeding 10 years from the date granted. The exercise price for such stock options is based on the fair market price of the OfficeMax Group's stock as of the date of grant. During the year ended January 23, 1993, the OfficeMax Group granted 8,475 options with option prices of $565.00 per share; subsequent to that date, an additional 4,180 options were granted with an option price of $1,494.00 per share. A total of 12,655 options remain outstanding at January 22, 1994.


     Under a stock option plan adopted in 1988, (the "1988 Plan"), a maximum of 6,000 incentive, non-qualified and qualified stock options may be granted to officers and certain key employees. The options may be granted at prices not less than 100 percent of the fair market value at the date of option grant. The options become exercisable over a period not exceeding 10 years from the date granted and vest immediately upon certain events. No further grants may be made under this plan. At January 22, 1994 there were 1,075 vested options outstanding at option prices ranging between $1.67 and $440.00 per share.

                                OFFICEMAX GROUP

                             (DOLLARS IN MILLIONS)

OFFICEMAX GROUP EQUITY

                                                               FISCAL YEAR ENDED
                                                           --------------------------    9 WEEKS ENDED
                                                           JANUARY 22,    JANUARY 23,     JANUARY 25,
                                                              1994           1993            1992
                                                           -----------    -----------    -------------
Balance at beginning of period...........................    $ 258.2        $ 188.1         $  35.5
Net income (loss)........................................       10.8           (0.8)            0.9
Net equity transactions with the Kmart Group:
  Cash management, excluding items shown below...........       40.2          (11.5)             --
  Corporate, general and administrative expense
     allocation..........................................        0.1            0.1              --
  Participation in centrally managed employee benefit and
     self-insurance programs.............................        0.5            0.1              --
  Acquisitions*..........................................      298.7           82.2              --
  Purchase of additional equity investment...............         --             --           151.7
                                                           -----------    -----------    -------------
Balance at end of period.................................    $ 608.5        $ 258.2         $ 188.1
                                                           -----------    -----------    -------------
                                                           -----------    -----------    -------------

- -------------------------
* Includes the BizMart acquisition and Corporate Express investment in 1993 and the OW Office Warehouse acquisition in 1992.

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis the OfficeMax Group would have been charged inter-Group interest of $2.1 during 1993. Such pro forma interest expense has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest expense is not necessarily indicative of the results which would occur had such offerings occurred on such date, or what the interest expense would be prospectively.

                                OFFICEMAX GROUP

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (DOLLARS IN MILLIONS)


     The following unaudited pro forma combined financial information for the fiscal year ended January 22, 1994 has been prepared assuming that the OfficeMax Group's acquisition of BizMart, Inc. had taken place at the beginning of the year. The pro forma combined financial information reflects adjustments for (i) the application of purchase accounting adjustments to BizMart, Inc.'s historical basis of accounting, (ii) the elimination of BizMart, Inc.'s corporate facilities, offset by increases in the OfficeMax Group's corporate staff, and
(iii) the federal income tax effect of the foregoing adjustments. The pro forma combined financial information should be read in conjunction with the combined financial statements of the OfficeMax Group and consolidated financial statements of BizMart, Inc., included elsewhere herein. The OfficeMax Group recorded purchase accounting allocations totalling $74.6, which was primarily attributable to store closing charges, inventory and asset writedowns.


UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE FISCAL YEAR ENDED JANUARY 22, 1994

                                                     HISTORICAL
                                                     OFFICEMAX    HISTORICAL     PRO FORMA     PRO FORMA
                                                       GROUP       BIZMART      ADJUSTMENTS    COMBINED
                                                     ---------    ----------    -----------    ---------
Sales..............................................   $1,421.8      $ 59.9         $  --        $1,481.7
Cost of merchandise sold, includes buying and
  occupancy costs..................................   1,109.0         49.2            --        1,158.2
Selling, general and administrative expenses.......     284.2         12.4          (0.7)(1)      295.9
Goodwill amortization..............................       8.6          0.6          (0.2)(2)        9.0
Interest expense...................................       0.1           --            --            0.1
                                                     ---------    ----------    -----------    ---------
Income (loss) before income taxes..................      19.9         (2.3)          0.9           18.5
Income taxes.......................................       9.1           --          (0.4)(3)        8.7
                                                     ---------    ----------    -----------    ---------
Net income (loss)..................................   $  10.8       $ (2.3)        $ 1.3        $   9.8
                                                     ---------    ----------    -----------    ---------
                                                     ---------    ----------    -----------    ---------

- -------------------------
(1) To eliminate corporate overhead expenses related to duplicate leased headquarters facilities at BizMart, Inc.

(2) To record additional amortization of goodwill as if the OfficeMax Group had acquired BizMart, Inc. at the beginning of the year and to reverse the amortization of goodwill recognized in the BizMart, Inc. historical financial statements.

(3) To record the tax effect of the above entries at the statutory rate and to recognize tax expense associated with the combined pre-tax income.

                                    OFFICEMAX, INC.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of OfficeMax, Inc.

     We have audited the accompanying statements of income and of cash flows of OfficeMax, Inc. (an Ohio Corporation) for the fiscal year ended July 27, 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and cash flows for the fiscal year ended July 27, 1991 in conformity with generally accepted accounting principles.

                                            Arthur Andersen & Co.

Cleveland, Ohio
October 15, 1991

                                OFFICEMAX, INC.

                              STATEMENT OF INCOME
                                   (MILLIONS)

                                                                           FOR THE 52 WEEKS ENDED
                                                                           ----------------------
                                                                               JULY 27, 1991
                                                                           ----------------------
Sales...................................................................           $176.4
Cost of goods sold, including occupancy costs...........................            137.7
                                                                                  -------
     Gross Profit.......................................................             38.7
                                                                                  -------
Operating Expenses
  Store operating and selling expenses..................................             32.8
  Pre-opening expenses..................................................              2.0
  General and administrative expenses...................................              5.0
                                                                                  -------
     Total Operating Expenses...........................................             39.8
                                                                                  -------
Operating Loss..........................................................             (1.1)
Other income (expense)
  Interest income.......................................................              2.2
  Interest expense......................................................             (0.2)
                                                                                  -------
     Total Other Income (Expense).......................................              2.0
                                                                                  -------
Income before income taxes..............................................              0.9
Income taxes............................................................              0.5
                                                                                  -------
     Net income.........................................................           $  0.4
                                                                                  -------
                                                                                  -------

  The accompanying Notes to Financial Statements are an integral part of these statements.

                                OFFICEMAX, INC.

                            STATEMENT OF CASH FLOWS
                                   (MILLIONS)

                                                                           FOR THE 52 WEEKS ENDED
                                                                               JULY 27, 1991
                                                                           ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..............................................................           $  0.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization...........................................              2.2
  Changes in assets and liabilities:
     Increase in merchandise inventories................................            (20.5)
     Decrease in prepaid expenses.......................................              0.4
     Increase in other assets...........................................             (8.9)
     Increase in accounts payable.......................................             11.7
     Increase in accrued expenses.......................................              4.2
                                                                                  -------
  Net cash provided by operating activities.............................            (10.5)
CASH FLOWS FROM INVESTING ACTIVITIES
  Net payments for Office Square purchase...............................             (6.3)
  Net additions to leasehold improvements & equipment...................             (4.8)
                                                                                  -------
  Net cash used in investing activities.................................            (11.1)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from private placement of preferred stock................             35.4
  Payments & retirements of capital lease obligations...................             (0.4)
                                                                                  -------
  Net cash provided by financing activities.............................             35.0
                                                                                  -------
  Net increase in cash & cash equivalents...............................             13.4
  Cash & cash equivalents at beginning of period........................             13.2
                                                                                  -------
  Cash & cash equivalents at end of period..............................           $ 26.6
                                                                                  -------
                                                                                  -------

  The accompanying Notes to Financial Statements are an integral part of these statements.

                                OFFICEMAX, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     OfficeMax's significant accounting policies, which conform to generally accepted accounting policies applied on a consistent basis between years are described below.

     Company Background: OfficeMax, Inc. (OfficeMax) was incorporated in the state of Ohio on January 27, 1988 with the purpose of developing a chain of deep-discount office supply stores. The Company commenced operations on April 5, 1988, and opened its first store on July 5, 1988.

     Fiscal Year: The Company reports its operating results on a 52-53 week fiscal year which ends on the last Saturday in July. Fiscal years are identified according to the calendar year in which they end.

     Inventory: Inventory is stated at the lower of average cost or market.

     Depreciation: Depreciation is provided by charges to operations using the straight-line method over the estimated useful lives of the assets. Depreciable lives used for property items within each property classification are as follows:

                                 CLASSIFICATION                           LIFE
            --------------------------------------------------------   ----------
            Leasehold Improvements..................................   5-10 Years
            Furniture, Fixtures & Equipment.........................    5-7 Years
            Equipment Under Capital Leases..........................    4-5 Years

     Expenditures for repairs, maintenance, and minor improvements are charged against current operations; major improvements are capitalized. Accelerated methods of depreciation are used for federal income tax purposes.

     Store Pre-Opening Expenses: Pre-opening expenses related to new store openings are charged to operations as incurred.

     Vendor Programs: Provisions for discounts or rebates attributable to volume purchases and other incentive agreements with vendors are recorded as a reduction of cost of sales or advertising expense at the time the Company has qualified for such discounts.

     Goodwill: Goodwill is being amortized on a straight-line method over 40 years.

     Statements of Cash Flow: For the purpose of the statements of cash flows, the Company considers all temporary cash investments purchased with a maturity of three months or less to be cash equivalents. Net cash flows from operating activities reflect cash payments for interest of $.2 million and income taxes of $.1 million in 1991.

     Income Taxes: The Company provides for federal and state income taxes currently payable as well as for those deferred because of timing differences between financial statement and taxable income in accordance with Accounting Principles Board Opinion No. 11, Accounting for Income Taxes.

2. OFFICE SQUARE ACQUISITION

     On November 3, 1990, the Company purchased from Builders Square, a Kmart Corporation (Kmart) subsidiary, the leasehold rights, inventory and certain other assets of Builders Square's five Office Square stores. The purchase was accounted for under the purchase method of accounting. The purchase price of approximately $6.3 million has been allocated to the tangible and identifiable intangible assets acquired based upon their estimated fair values.

                                OFFICEMAX, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

3. LEASE COMMITMENTS AND CONTINGENCIES

     The Company conducts its operations in various leased facilities that have initial lease terms ranging from 5 to 15 years. Most lease agreements contain renewal options and rent escalation clauses and require the Company to pay utilities, real estate taxes, common area maintenance and, in some instances, contingent rentals based on sales. The escalating rent expenses are recognized on a straight-line basis over the respective terms of the leases. Amounts accrued relative to these rent escalations are recognized as long-term lease commitments.

     The Company currently subleases a small amount of space in four of its stores to subtenants whose operations are intended to compliment the Company's merchandise presentation. Aggregate future minimum sublease rentals as of July 27, 1991 are $.2 million.

     In addition, certain equipment used in the Company's operations is leased under operating leases. Minimum rental expense for 1991 is summarized as follows:

                                                                            1991
                                                                         ----------
                                                                         (MILLIONS)
            Contingent Rentals........................................     $   .1
            All Other Rental Expense..................................       10.3
            Less: Sublease Rentals....................................        (.1)
                                                                         ----------
                                                                           $ 10.3
                                                                         ----------
                                                                         ----------

     Leased property under capital leases, with accumulated amortization of $.6 million at July 27, 1991, consists of store and computer equipment. Minimum rental commitments under capital and operating leases of stores and facilities open and in use at July 27, 1991 are as follows:

                                                                              CAPITAL    OPERATING
                                                                              LEASES      LEASES
                                                                              -------    ---------
                                                                                   (MILLIONS)
1992.......................................................................    $  .5      $  13.9
1993.......................................................................       .3         14.4
1994.......................................................................       .1         14.2
1995.......................................................................       .0         14.1
1996.......................................................................       .0         13.2
Thereafter.................................................................       .0         78.4
                                                                              -------    ---------
Total Minimum Lease Payments...............................................    $  .9      $ 148.2
                                                                                         ---------
                                                                                         ---------
Amount representing interest...............................................      (.1)
                                                                              -------
Present Value of Net Minimum Lease Payments................................    $  .8
                                                                              -------
                                                                              -------

     In addition, the Company has also entered into lease commitments for future new stores to be opened after July 27, 1991.

4. CAPITAL STOCKS

     On November 21, 1990, the Company issued shares of its Class H Convertible Preferred Stock to Kmart. The agreement resulted in Kmart owning a 21.6% of the interest of the Company, with options to acquire additional equity in the Company within specified time frames.

                                OFFICEMAX, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

5. LINE OF CREDIT

     At July 27, 1991 the Company has a $10.0 million unsecured line of credit agreement with a commercial bank. The agreement provides for $10.0 million of available credit with interest payable, at the Company's option, at an interest rate at the bank's base-lending rate (prime) or reserve adjusted LIBOR plus 125 basis points. In addition, the agreement provides for a commitment fee payable at the rate of one quarter of one percent per annum for any quarter the line is not utilized. The line is subject to certain financial covenants and is available through October 31, 1991. The line was not drawn upon during the fiscal year.

     Additionally, on February 8, 1991 the Company entered into a Master Lease Agreement with a commercial financial services corporation. The agreement provides for equipment sale-leaseback financing not to exceed $4.4 million. This agreement expires on December 31, 1991. During fiscal 1991, the Company did not utilize the financing provided by the agreement.

6. INCOME TAXES

     The components of the Company's income tax provision are summarized as follows:

                                                                            1991
                                                                         ----------
                                                                         (MILLIONS)
            Currently payable:
              Federal.................................................      $ .4
              State...................................................        .1
                                                                             ---
                                                                            $ .5
                                                                             ---
                                                                             ---

     A reconciliation of the federal statutory and effective income tax rates follows:

                                                                            1991
                                                                            -----
            Statutory rate...............................................    34.0%
            State taxes..................................................     4.8
            Goodwill.....................................................    18.8
            Alternative Minimum Tax......................................    24.5
            Net operating loss carryforward and other....................   (29.9)
                                                                            -----
                   Effective rate........................................    52.2%
                                                                            -----
                                                                            -----

     The Company has tax net operating loss carryforwards of approximately $7.1 million which are available to offset future taxable income through 2005. These tax net operating loss carryforwards were acquired through acquisition and annual utilization is limited by federal tax regulations to approximately $2.1 million.

     For financial reporting purposes the Company has utilized all of the net operating loss carryforwards available to offset future income tax provisions. The major difference between tax and financial reporting net operating losses results from limitations imposed on the recognition of purchased tax benefits for financial reporting purposes. Future utilization of these acquired benefits will result in adjustment to the Company's

                                OFFICEMAX, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

goodwill balance. Additional differences result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes. The components of these differences in 1991 are as follows:

                                                                            1991
                                                                         ----------
                                                                         (MILLIONS)
            Rental Expense............................................     $ (1.9)
            Non Deductible Reserves...................................         .2
            Depreciation..............................................         .8
                                                                         ----------
                                                                           $  (.9)
                                                                         ----------
                                                                         ----------

     The Tax Reform Act of 1986 enacted an alternative minimum tax system for corporations. The Company has alternative minimum tax credits available to offset future tax obligations. For financial reporting purposes these credits have not been benefited as their future realization is not assured.

7. SUBSEQUENT EVENT

     On October 15, 1991, the Company signed a letter of intent with Kmart Corporation pursuant to which a wholly owned subsidiary of Kmart will be merged into the Company, with the result that Kmart will own approximately 92% of the outstanding capital stock of the Company following the merger. The remaining approximately 8% would be held by the Company's founders. The proposed transaction is subject to the satisfaction of a number of conditions, including approval by Company shareholders.

                                 BIZMART, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 4, 1993

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of BizMart, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of BizMart, Inc. and its subsidiary at March 4, 1993, and the results of their operations and their cash flows for the five weeks ended March 4, 1993, the 52 weeks ended January 30, 1993, the 33 weeks ended February 1, 1992 and the seven weeks ended June 18, 1991, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1, on June 18, 1991, the Company was acquired by Intelligent Electronics, Inc.; the financial statements for periods subsequent to June 18, 1991 are presented on the accounting basis arising from the acquisition. On March 4, 1993, OfficeMax, Inc. acquired the Company; the accompanying financial statements do not reflect any adjustments for the application of purchase accounting with respect to the OfficeMax acquisition.

PRICE WATERHOUSE

Cleveland, Ohio
October 15, 1993

                                 BIZMART, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                    MARCH 4,
                                                                                      1993
                                                                                  -------------
                                                                                  ($ THOUSANDS)
ASSETS
Current assets:
  Cash.........................................................................     $   7,568
  Merchandise inventories......................................................       141,609
  Accounts receivable, net.....................................................        14,629
  Other current assets.........................................................         5,808
                                                                                  -------------
Total current assets...........................................................       169,614
                                                                                  -------------
Property and equipment:
  Computer equipment...........................................................         9,962
  Furniture and fixtures.......................................................        20,519
  Leasehold improvements.......................................................        30,929
                                                                                  -------------
                                                                                       61,410
  Less -- accumulated depreciation and amortization............................       (12,605)
                                                                                  -------------
                                                                                       48,805
                                                                                  -------------
Goodwill, net of accumulated amortization of $11,106...........................       125,889
                                                                                  -------------
                                                                                    $ 344,308
                                                                                  -------------
                                                                                  -------------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable.............................................................     $  61,962
  Accrued expenses.............................................................        16,521
  Current portion of capital lease obligations.................................           253
                                                                                  -------------
Total current liabilities......................................................        78,736
Capital lease obligations, less current portion................................           940
Other long-term liabilities....................................................         2,648
Intercompany payables..........................................................        97,560
Commitments and contingencies..................................................
                                                                                  -------------
                                                                                      179,884
                                                                                  -------------
Shareholder's equity:
  Common stock (par value $.01, 1,000 shares authorized, issued and
     outstanding)..............................................................            --
  Additional paid-in capital...................................................       187,815
  Accumulated deficit..........................................................       (23,391)
                                                                                  -------------
Total shareholder's equity.....................................................       164,424
                                                                                  -------------
                                                                                    $ 344,308
                                                                                  -------------
                                                                                  -------------

          See accompanying Notes to Consolidated Financial Statements.

                                 BIZMART, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           FIVE WEEKS          52 WEEKS            33 WEEKS         SEVEN WEEKS
                                              ENDED             ENDED               ENDED              ENDED
                                          MARCH 4, 1993    JANUARY 30, 1993    FEBRUARY 1, 1992    JUNE 18, 1991
                                          -------------    ----------------    ----------------    -------------
                                                                      ($ THOUSANDS)
Sales..................................      $59,876           $634,652            $333,472           $45,515
                                          -------------    ----------------    ----------------    -------------
Cost of merchandise sold (includes
  occupancy costs).....................       49,186            515,044             271,297            35,320
Selling, general and administrative
  expenses.............................       11,229            118,148              52,036             8,806
Advertising............................        1,762             21,079               8,027             1,365
Interest expense (income)..............           46              1,268                 (26)             (134)
                                          -------------    ----------------    ----------------    -------------
                                              62,223            655,539             331,334            45,357
                                          -------------    ----------------    ----------------    -------------
Income (loss) before income taxes......       (2,347)           (20,887)              2,138               158
Tax benefit allocated to goodwill......           --                 --              (2,295)               --
                                          -------------    ----------------    ----------------    -------------
Net income (loss)......................      $(2,347)          $(20,887)           $   (157)          $   158
                                          -------------    ----------------    ----------------    -------------
                                          -------------    ----------------    ----------------    -------------

          See accompanying Notes to Consolidated Financial Statements.

                                 BIZMART, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           FIVE WEEKS          52 WEEKS            33 WEEKS         SEVEN WEEKS
                                              ENDED             ENDED               ENDED              ENDED
                                          MARCH 4, 1993    JANUARY 30, 1993    FEBRUARY 1, 1992    JUNE 18, 1991
                                          -------------    ----------------    ----------------    -------------
                                                                      ($ THOUSANDS)
CASH PROVIDED BY (USED FOR):
OPERATIONS
  Net income (loss)....................      $(2,347)          $(20,887)           $   (157)          $   158
  Adjustments to reconcile net income
     (loss) to operating cash flows:
     Depreciation and amortization.....        1,660             15,774               7,199               728
     Tax benefit allocated to
       goodwill........................           --                 --               2,295                --
  Cash provided by (used for) current
     assets and current liabilities:
     (Increase) decrease in
       inventories.....................          329            (39,445)            (38,338)           (2,216)
     (Increase) decrease in
       receivables.....................        4,852               (943)            (14,606)             (920)
     (Increase) decrease in other
       current assets..................          789             (1,447)              2,271            (8,538)
     Increase (decrease) in accounts
       payable and other liabilities...       (8,685)            15,691              18,375             6,454
                                          -------------    ----------------    ----------------    -------------
Net cash used for operations...........       (3,402)           (31,257)            (22,961)           (4,334)
                                          -------------    ----------------    ----------------    -------------
INVESTING
  Capital expenditures.................         (637)           (23,687)            (16,586)           (1,221)
  Proceeds from sale of investments....           --                 --              20,401               191
                                          -------------    ----------------    ----------------    -------------
Net cash provided by (used for)
  investing............................         (637)           (23,687)              3,815            (1,030)
                                          -------------    ----------------    ----------------    -------------
FINANCING
  Reduction in capital lease
     obligations.......................          (27)              (389)               (368)             (109)
  Net proceeds of intercompany
     advances..........................        2,554             60,741              25,531
                                          -------------    ----------------    ----------------    -------------
Net cash provided by (used for)
  financing............................        2,527             60,352              25,163              (109)
                                          -------------    ----------------    ----------------    -------------
Net increase (decrease) in cash and
  cash equivalents.....................       (1,512)             5,408               6,017            (5,473)
Cash and cash equivalents at beginning
  of period............................        9,080              3,672              (2,345)            3,128
                                          -------------    ----------------    ----------------    -------------
Cash and cash equivalents at end of
  period...............................      $ 7,568           $  9,080            $  3,672           $(2,345)
                                          -------------    ----------------    ----------------    -------------
                                          -------------    ----------------    ----------------    -------------
Supplemental cash flow information:
  Interest paid........................      $    59           $  1,430            $     55           $    13
                                          -------------    ----------------    ----------------    -------------
                                          -------------    ----------------    ----------------    -------------
  Income taxes paid....................      $    --           $    135            $     92           $    --
                                          -------------    ----------------    ----------------    -------------
                                          -------------    ----------------    ----------------    -------------

          See accompanying Notes to Consolidated Financial Statements.

                                 BIZMART, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       ADDITIONAL                                  TOTAL
                                             COMMON     PAID-IN      TREASURY    ACCUMULATED    SHAREHOLDERS'
                                             STOCK      CAPITAL       SHARES       DEFICIT         EQUITY
                                             ------    ----------    --------    -----------    ------------
                                                                      ($ THOUSANDS)
Balance at April 27, 1991.................    $114      $  78,077     $ (150)     $  (7,209)      $ 70,832
Net income for the period.................      --             --         --            158            158
                                             ------    ----------    --------    -----------    ------------
Balance at June 18, 1991..................    $114      $  78,077     $ (150)     $  (7,051)      $ 70,990
                                             ------    ----------    --------    -----------    ------------
                                             ------    ----------    --------    -----------    ------------
- ------------------------------------------------------------------------------------------------------------
Acquisition by Intelligent Electronics,
  Inc.....................................    $ --      $ 187,815     $   --      $      --       $187,815
Net loss for the period...................      --             --         --           (157)          (157)
                                             ------    ----------    --------    -----------    ------------
Balance at February 1, 1992...............      --        187,815         --           (157)       187,658
Net loss for the period...................      --             --         --        (20,887)       (20,887)
                                             ------    ----------    --------    -----------    ------------
Balance at January 30, 1993...............      --        187,815         --        (21,044)       166,771
Net loss for the period...................      --             --         --         (2,347)        (2,347)
                                             ------    ----------    --------    -----------    ------------
Balance at March 4, 1993..................    $ --      $ 187,815     $   --      $ (23,391)      $164,424
                                             ------    ----------    --------    -----------    ------------
                                             ------    ----------    --------    -----------    ------------

          See accompanying Notes to Consolidated Financial Statements.

                                 BIZMART, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION, ACQUISITIONS AND NATURE OF BUSINESS

     BizMart, Inc. (the "Company") was incorporated in the State of Delaware on September 30, 1987, and operates high-volume office products superstores specializing in the sale of office products and computers at discount prices. The Company opened its first store in May 1988 and had 59 stores in operation at June 18, 1991, 71 stores in operation at February 1, 1992 and 105 stores in operation at January 30, 1993 and March 4, 1993.

     On June 18, 1991, Intelligent Electronics, Inc. ("Intelligent Electronics") acquired all of the outstanding common stock and stock options of the Company for $195.8 million in cash (the "IE acquisition"). The IE acquisition was recorded using the purchase method and, accordingly, the purchase price was allocated to the Company's assets and liabilities based on their estimated fair values. The excess of purchase price over the fair value of the Company's net assets of $139.7 million was recorded as goodwill. From June 19, 1991 to March 4, 1993, the Company operated as a wholly-owned subsidiary of Intelligent Electronics.

     The accompanying financial statements present the results of operations for the seven-week period ended June 18, 1991 on the Company's historical basis of accounting prior to its acquisition by Intelligent Electronics. The periods from June 18, 1991 to March 4, 1993 are presented on the new accounting basis resulting from the IE acquisition.

     On December 3, 1992, Intelligent Electronics entered into a stock purchase agreement (the "Stock Purchase Agreement") with OfficeMax, Inc. ("OfficeMax"), whereby OfficeMax acquired all of the Company's outstanding common stock for $267.7 million in cash (the "OfficeMax Acquisition"). The Stock Purchase Agreement allowed OfficeMax to exclude up to $12,000,000 of inventory from the purchase (the "Excluded Inventory"). The return of the Excluded Inventory to Intelligent Electronics was recorded as a reduction of the Intercompany payable balance with Intelligent Electronics and a reduction in inventory at January 30, 1993. The OfficeMax acquisition was completed on March 4, 1993.

     The accompanying financial statements do not reflect any adjustments which will result from the application of purchase accounting with respect to the OfficeMax acquisition.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fiscal Year: Prior to its acquisition by Intelligent Electronics, the Company's fiscal year ended on the last Saturday of April. Subsequent to this acquisition, the Company's fiscal year ended on the last Saturday in January, to comprise a 52-week fiscal year.

     Basis of Consolidation: The accompanying consolidated financial statements of the Company include the accounts of its wholly-owned subsidiary, BizMart (Texas), Inc. All significant intercompany accounts and transactions have been eliminated.

     Inventories: Merchandise inventories are stated at the lower of cost or market, applied on a departmental basis. Cost is determined using the average cost method.

     Property and Equipment: Leasehold improvements, fixtures and computer equipment are recorded at cost. Depreciation is provided over the estimated useful life of the related assets on a straight-line basis for financial reporting purposes and using accelerated methods for tax purposes. Store properties are leased and improvements are amortized over the term of the lease but not more than ten years. Other annual rates used in computing depreciation for financial statement purposes are 20% for fixtures and 33% for computer equipment.

     Vendor rebate programs: Provisions for vendor rebates attributable to volume purchases are recorded as a reduction of such purchases and reduce the carrying cost of the related inventory. Discounts attributable to

                                 BIZMART, INC.

advertising rebate programs are recorded as a reduction of advertising expense at the time it is probable that the Company has earned such discounts.

     Pre-Opening and Closing Costs: Pre-opening expenses, which consist primarily of labor and supplies cost incurred prior to each new store's opening and promotional cost incurred during the grand opening period, are capitalized and amortized over the first three full months the store is open. When the decision to close a retail unit is made, the Company provides for the future net lease obligation, nonrecoverable investment in fixed assets, other expenses directly related to cessation of operations and estimated operating losses through the closing date.

     Fair Value of Financial Instruments: The recorded values of the Company's financial instruments, including accounts receivable and accounts payable, approximate their respective fair values.

     Goodwill: The Company amortizes goodwill arising from its acquisition by Intelligent Electronics on a straight-line basis over 20 years.

     Statement of Cash Flows: The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. During the 52-week period ended January 30, 1993, the Company incurred capital lease obligations to obtain new computer equipment in the amount of $1,436,000.

     Income Taxes: Prior to June 18, 1991, deferred income taxes were provided on timing differences between financial statement and taxable income in accordance with Accounting Principles Board Opinion No. 11, Accounting for Income Taxes.

     The Company has adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS 109), with retroactive effect to June 18, 1991. SFAS 109 requires deferred taxes to be recognized using the liability method, whereby tax rates are applied to cumulative temporary differences based on when and how they are expected to affect the tax return.

     While the Company was a wholly-owned subsidiary of Intelligent Electronics, it was included in the Intelligent Electronics consolidated federal income tax return. The Company calculates its income tax provisions for financial reporting purposes, however, on a separate return basis.

NOTE 3 -- TRANSACTIONS WITH INTELLIGENT ELECTRONICS

     While the Company was owned by Intelligent Electronics, it purchased certain merchandise inventories, consisting primarily of computer products and related accessories, from Intelligent Electronics; such purchases were made at Intelligent Electronics cost, plus 2%. These purchases were financed by intercompany payable balances and the related merchandise was recorded in the Company's consolidated financial statements at the cost paid to Intelligent Electronics. The elimination of Intelligent Electronics as a supplier to the Company following the Company's acquisition by OfficeMax has not had a material impact on the earnings of the Company.

     Intelligent Electronics also provided and operated a warehouse for the Company and billed the Company for actual costs incurred. Included in the consolidated statements of income are warehousing expenses charged to the Company by Intelligent Electronics in the amounts of $578,000, $4,226,000 and $998,000 for the five weeks ended March 4, 1993, the 52 weeks ended January 30, 1993 and the 33 weeks ended February 1, 1992, respectively. These warehouse charges were treated as an inventory cost by the Company and, accordingly, $1,658,000 were capitalized in the Company's inventory balance at March 4, 1993.

     The intercompany payable balance to Intelligent Electronics primarily comprised inventory purchases by the Company and cash advances made by Intelligent Electronics to the Company to fund store openings, partially offset by payments of cash generated from operations, returns of merchandise and credits received for

                                 BIZMART, INC.

vendor rebate programs through Intelligent Electronics. Interest was not charged on intercompany account balances.

     A summary of activity in the intercompany payable account follows:

                                                       FIVE WEEKS          52 WEEKS            33 WEEKS
                                                          ENDED             ENDED               ENDED
                                                      MARCH 4, 1993    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                      -------------    ----------------    ----------------
                                                                          ($ THOUSANDS)
Beginning balance..................................      $95,006           $ 34,265            $     --
Inventory purchases, net of returns................          341             37,911              61,543
Warehousing cost billed............................          503              5,372               1,585
Cash advances......................................        1,713             17,542             (28,738)
Other activity, net................................           (3)               (84)               (125)
                                                      -------------    ----------------    ----------------
Ending balance.....................................      $97,560           $ 95,006            $ 34,265
                                                      -------------    ----------------    ----------------
                                                      -------------    ----------------    ----------------
Average intercompany balance during the period.....      $96,283           $ 64,636            $ 17,133
                                                      -------------    ----------------    ----------------
                                                      -------------    ----------------    ----------------

     The Company maintained its own corporate offices throughout the periods it was owned by Intelligent Electronics, and corporate services provided by Intelligent Electronics to the Company were not significant. Accordingly, any allocations of corporate overhead costs from Intelligent Electronics would have been minimal.

NOTE 4 -- ACCOUNTS RECEIVABLE

     Accounts receivable comprised the following:

                                                                            MARCH 4, 1993
                                                                            --------------
                                                                            ($ THOUSANDS)
        Vendor receivables...............................................      $ 12,772
        Other............................................................         2,457
        Allowance for doubtful accounts..................................          (600)
                                                                            --------------
        Total accounts receivable, net...................................      $ 14,629
                                                                            --------------
                                                                            --------------

NOTE 5 -- ACCRUED EXPENSES

     Accrued expenses comprised the following:

                                                                            MARCH 4, 1993
                                                                            --------------
                                                                            ($ THOUSANDS)
        Payroll..........................................................      $  4,561
        Sales tax........................................................         4,921
        Other............................................................         7,039
                                                                            --------------
        Total accrued expenses...........................................      $ 16,521
                                                                            --------------
                                                                            --------------

NOTE 6 -- INCOME TAXES

     During the period ended February 1, 1992, the Company utilized deductions generated by the retirement of stock options in connection with the acquisition by Intelligent Electronics, and certain other tax benefits existing at the acquisition date, to offset its current tax liability. As the benefit of these deductions was not recorded at the acquisition date, their subsequent realization has been reflected as a reduction of goodwill.

                                 BIZMART, INC.

     The Company utilized net operating loss carryforwards to offset taxable income for the period ended June 18, 1991. Consequently, differences between pre-tax financial reporting income and taxable income were not significant.

     A reconciliation of the provision calculated at the federal statutory rate to the Company's recorded provision follows:

                                           FIVE WEEKS          52 WEEKS            33 WEEKS           7 WEEKS
                                              ENDED             ENDED               ENDED              ENDED
                                          MARCH 4, 1993    JANUARY 30, 1993    FEBRUARY 1, 1992    JUNE 18, 1991
                                          -------------    ----------------    ----------------    -------------
                                                                      ($ THOUSANDS)
Provision (benefit) at statutory
  rates................................       $(798)           $ (7,102)            $  727             $  54
State and local taxes..................         (47)               (418)                43                --
Goodwill amortization..................         215               2,436              1,496                --
Addition to (utilization of) net
  operating loss carryforward..........         218               4,736                 --               (54)
Other..................................         412                 348                 29                --
                                          -------------    ----------------        -------            ------
                                              $  --            $     --             $2,295             $  --
                                          -------------    ----------------        -------            ------
                                          -------------    ----------------        -------            ------

     The following summarizes temporary differences giving rise to deferred tax assets and liabilities at the dates indicated:

                                                       FIVE WEEKS          52 WEEKS            33 WEEKS
                                                          ENDED             ENDED               ENDED
                                                      MARCH 4, 1993    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                      -------------    ----------------    ----------------
                                                                          ($ THOUSANDS)
Net operating loss carryforward....................     $   6,147          $  5,929            $  1,193
Inventory reserves.................................         1,715             1,452               1,001
Fixed asset write-offs.............................            --                --               1,359
Accrued expenses...................................         1,505             1,546               2,389
Depreciation.......................................         1,286             1,194                 304
Deferred rent......................................           940               873                 232
Other..............................................           122               243                 311
                                                      -------------    ----------------    ----------------
Gross deferred asset...............................        11,715            11,237               6,789
Valuation allowance................................       (11,575)          (10,944)             (5,903)
                                                      -------------    ----------------    ----------------
Net deferred asset.................................           140               293                 886
                                                      -------------    ----------------    ----------------
Deferred preopening costs..........................           (77)             (145)               (223)
Acquisition costs..................................            --                --                (462)
Other..............................................           (63)             (148)               (201)
                                                      -------------    ----------------    ----------------
Gross deferred liability...........................          (140)             (293)               (886)
                                                      -------------    ----------------    ----------------
Net deferred taxes.................................     $      --          $     --            $     --
                                                      -------------    ----------------    ----------------
                                                      -------------    ----------------    ----------------

     Changes in the deferred tax asset valuation allowance are a result of uncertainties surrounding future utilization of such temporary differences in future periods.

     At March 4, 1993, the Company had net operating loss carryforwards of $17,074,000, calculated on a stand-alone basis, expiring through 2009. These carryforwards will not be available to offset BizMart's future taxable income due to previous utilization by Intelligent Electronics.

                                 BIZMART, INC.

NOTE 7 -- LINE OF CREDIT AGREEMENT

     On February 3, 1992, the Company, Intelligent Electronics and other subsidiaries of Intelligent Electronics (the "Obligors") entered into a financing agreement with a finance company to provide up to $50,000,000 in working capital financing subject to a collateral formula based on inventory and eligible receivables. Borrowings under this facility bear interest at prime (6% at March 4, 1993) plus 1.125% and are secured by all of the Obligors' assets. In addition, the agreement requires that the Obligors comply with certain financial covenants and ratios. At March 4, 1993, the Company had open letters of credit of approximately $1,246,000 outstanding against this line of credit. As a result of the Company's acquisition by OfficeMax, it is no longer an Obligor under the financing agreement and letters of credit outstanding were funded by OfficeMax or have expired.

NOTE 8 -- FRANCHISE OPERATIONS

     In September 1991, the Company initiated a program to franchise the computer departments in its stores. Under the franchise program, the franchisee paid the Company an initial franchise fee of up to $45,000, purchased all of its inventories from the Company at 5.25% above the Company's cost, and paid the Company a royalty of 5.5% of cost upon sale of merchandise. The Company provided franchisees with merchandising, advertising, distribution and store support functions. Franchisees retained the right to terminate the franchise arrangement during its seventh through twelfth months. Upon termination, the Company refunded the initial franchise fee and repurchased the franchisee's inventories at the franchisee's cost. Initial franchise fees were recognized in income on the first anniversary of the franchise agreement. The Company established a reserve for returns of franchise inventories when the original sale was recorded. OfficeMax believes that the low gross margins associated with the sale of computers was the principal reason the Company's franchise program was unsuccessful. The Company is not considering and has no future plans to implement franchise programs in the future.

     The Company sold franchises in a total of 74 stores; 69 of these franchisees had exercised their right to terminate the agreement by March 4, 1993. In connection with the OfficeMax acquisition, Intelligent Electronics has agreed to indemnify the Company against costs to terminate remaining franchises.

     A summary of amounts reflected in the Company's results of operations pertaining to franchise operations follows:

                                                       FIVE WEEKS          52 WEEKS            33 WEEKS
                                                          ENDED             ENDED               ENDED
                                                      MARCH 4, 1993    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                      -------------    ----------------    ----------------
                                                                          ($ THOUSANDS)
Initial franchise fees recognized..................      $    --           $     --            $     --
Sales to franchisees, net of returns...............        1,013             67,896              57,507
Gross margin on sales to franchisees...............           70              1,306               1,106
Other franchise fees earned, included in gross
  margin in the statement of operations............           60              4,473               1,342

NOTE 9 -- LEASES

     The Company has entered into lease agreements for the use of administrative office facilities and retail store locations with remaining terms ranging from 2 to 17 years. Some of the retail store lease arrangements have one or more options to extend the lease term for five years at fair market value or rents pre-determined under the respective leases. These leases generally require the Company to pay all executory costs (such as property taxes, maintenance and insurance) and may contain contingent rentals based upon sales levels of the respective stores.

                                 BIZMART, INC.

     The Company has recorded deferred rents to the extent lease expense computed on a straight-line basis over the lease term exceeds actual amounts paid under such lease. Such deferred amounts are included in the accompanying consolidated balance sheet as other non-current liabilities. The Company incurred rent expense on operating leases of $2,797,000, $24,163,000, $9,461,000 and $1,675,285 during the five weeks ended March 4, 1993, the 52 weeks ended January 30, 1993, the 33 weeks ended February 1, 1992 and the seven weeks ended June 18, 1991, respectively.

     Capital leases are recorded in the Company's consolidated financial statements as property and equipment together with the related obligation. At March 4, 1993, annual future minimum rental payments were as follows:

                          MINIMUM LEASE PAYMENTS                 OPERATING    CAPITAL
            --------------------------------------------------   ---------    -------
                                                                    ($ THOUSANDS)
            Fiscal year
              1993............................................   $  21,539    $   329
              1994............................................      23,246        322
              1995............................................      23,278        322
              1996............................................      22,848        322
              1997............................................      22,651        322
              Thereafter......................................     113,532        134
                                                                 ---------    -------
            Total minimum lease payments......................   $ 227,094      1,751
                                                                 ---------
                                                                 ---------
            Less: imputed interest............................                   (558)
                                                                              -------
            Present value of capital lease obligations........                  1,193
            Less: current portion.............................                   (253)
                                                                              -------
                                                                              $   940
                                                                              -------
                                                                              -------

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     There are currently two actions pending against the Company involving claims by former franchisees. The Company believes that it has substantive defenses in both actions and intends to defend itself vigorously. Further, pursuant to the Stock Purchase Agreement, Intelligent Electronics has indemnified OfficeMax with respect to claims by franchisees.

     The Company is party to a number of other claims and legal proceedings arising in the normal course of its operations. The Company does not believe that these matters, individually or in the aggregate, will have a material impact on its financial position or results of operations.

NOTE 11 -- PRIVATE LABEL CREDIT CARDS

     The Company has an arrangement with a financial services company (the "Issuer") whereby the Issuer issues the Company's private label credit card. The credit card accounts, and receivables generated thereby, are owned by the Issuer. The Company pays the Issuer a fee which is designed to cover the Issuer's cost of providing credit to the Company's customers, including bad debt losses. The fee is subject to annual adjustment for bad debt experience. In addition, the fee is adjusted monthly based on the difference between prevailing short-term interest rates and levels specified in the agreement. The arrangement provides for a reserve account, funded from fees paid to the Issuer, which must be maintained at a minimum level. The fee paid resulted in expense in the amounts of $94,000, $995,000, $248,000 and $34,000 for the five weeks ended March 4, 1993, the 52 weeks ended January 30, 1993, the 33 weeks ended February 1, 1992 and the seven weeks ended June 18, 1991, respectively. The credit card arrangement can be terminated by the Company or

                                 BIZMART, INC.

the Issuer. In the event of a termination, the Company is required to repurchase receivables at a defined price, ranging from face value up to a maximum premium of 5.2%.

     The Company's maximum exposure to off-balance sheet and credit risk is represented by the outstanding balance of private label credit card receivables, which totaled approximately $12,942,000 at March 4, 1993.

                                                                         ANNEX X

                           THE SPORTS AUTHORITY GROUP

                                                                                        PAGE
                                                                                      --------
Selected Financial Data............................................................   X- 2
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.......................................................................   X- 3
Business Description...............................................................   X-11
Combined Financial Statements......................................................   X-22

                           THE SPORTS AUTHORITY GROUP

                            SELECTED FINANCIAL DATA

     The following selected financial data for the periods indicated reflect the results of operations and financial position of the businesses that comprise The Sports Authority Group. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the combined financial statements and notes thereto included in this Annex X. The issuance of The Sports Authority Stock pursuant to the Specialty Retail Stock Proposal has not been reflected in these financial statements.


                                                                                                         52 WEEK
                                                                                                          PERIOD
                                                                            FISCAL YEARS ENDED            ENDED
                                                                     --------------------------------    --------
                                                                     JAN. 23,    JAN. 24,    JAN. 26,    JAN. 27,
                                                                       1994        1993        1992      1991(1)
                                                                     --------    --------    --------    --------
SUMMARY OF OPERATIONS (MILLIONS)
  Sales............................................................   $606.9      $411.5      $240.9      $109.0
  Gross margin.....................................................    167.7       114.8        67.0        29.6
  Selling, general and administrative expenses.....................    137.0        95.6        56.7        28.6
  Pre-opening expense..............................................      7.6         7.0         4.8         2.7
  Goodwill amortization............................................      2.1         2.1         2.1         1.6
                                                                     --------    --------    --------    --------
  Operating income (loss)..........................................     21.0        10.1         3.4        (3.3)
  Interest expense.................................................       --         0.1         0.2         0.2
                                                                     --------    --------    --------    --------
  Income (loss) before income taxes................................     21.0        10.0         3.2        (3.5)
  Income taxes.....................................................      8.2         4.3         1.9        (0.4)
                                                                     --------    --------    --------    --------
  Net income (loss)................................................   $ 12.8      $  5.7      $  1.3      $ (3.1)
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------
  Add back of goodwill amortization................................      2.1         2.1         2.1         1.6
                                                                     --------    --------    --------    --------
  Kmart Corporation earnings (losses) attributable to The Sports
    Authority Group................................................   $ 14.9      $  7.8      $  3.4      $ (1.5)
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------
PERCENT OF SALES DATA
  Gross margin.....................................................     27.7%       27.9%       27.8%       27.2%
  Selling, general and administrative expenses.....................     22.6        23.2        23.5        26.2
  Operating income (loss)..........................................      3.5         2.4         1.4        (3.0)
  Income (loss) before income taxes................................      3.5         2.4         1.3        (3.2)
BALANCE SHEET DATA -- END OF PERIOD (MILLIONS)
  Working capital..................................................   $ 37.4      $ 34.5      $ 41.5      $ 16.8
  Total assets.....................................................    297.8       236.4       185.2       121.1
  The Sports Authority Group equity................................    147.9       139.2       131.4        96.7
SELECTED FINANCIAL AND OPERATING DATA
  End of year stores...............................................       80          56          36          19
  Comparable store sales increase(2)...............................      2.6%        8.3%       15.3%        4.9%
  Weighted average sales per square foot(3)........................   $  217      $  222      $  217      $  194
  Weighted average sales per store (millions)(4)...................      9.3         9.5         9.1         8.2
  Inventory net of accounts payable per store (millions)...........      0.9         1.0         1.3         1.0
  Average sale per transaction.....................................    41.55       39.78       38.48       37.61
  Capital expenditures -- owned property (millions)................     23.5        25.9        15.6         4.5
  Depreciation and amortization (millions).........................     10.2         7.2         4.4         2.8


- -------------------------
(1) Data for the 52 weeks ended January 27, 1991 combines the 48 week period ended January 27, 1991 with the 4 week period ended February 25, 1990 which are periods after and before Kmart Corporation's acquisition of The Sports Authority, respectively. The acquisition was accounted for under the purchase method of accounting. The excess of the cumulative purchase price over the estimated fair value of the net assets acquired was recorded as goodwill.
(2) Comparable store sales include the sales of a store beginning in its fourteenth month of operations.
(3) Sales for the period divided by the effective weighted average number of gross square footage in stores operated during the period.
(4) Sales for the period divided by the effective weighted average number of stores operated during the period.

                           THE SPORTS AUTHORITY GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

     Since the opening of the first The Sports Authority store in Fort Lauderdale, Florida in 1987, The Sports Authority Group ("The Sports Authority") has become the largest operator of large format sporting goods stores in the United States in terms of both sales and number of stores and is also the largest full-line sporting goods retailer in the United States in terms of sales. At January 23, 1994, The Sports Authority operated 80 sporting goods megastores, each occupying in excess of 40,000 gross square feet, in 20 states in the Northeast, Southeast, Midwest, Southwest, and West regions of the United States. The Sports Authority has achieved compound annual growth in sales of 84% during the period from fiscal 1989 to fiscal 1993, increasing sales from $53.4 million in 1989 to $606.9 million in 1993.

     The Sports Authority's expansion strategy is to primarily focus on multi-store markets where it can achieve significant market penetration and leverage its management personnel and advertising expenses. Following entry into a large market, The Sports Authority's strategy is generally to aggressively backfill that market with additional new stores. As a result of this strategy, The Sports Authority has been able to consistently maintain its gross margins amidst weak consumer spending and intensifying competition and to leverage many purchasing, management, advertising and other costs over a higher sales volume, resulting in an improvement in operating margin as evidenced in the table set forth below. Although The Sports Authority's strategy of locating multiple stores within a market can result in some cannibalization, management believes that achieving greater market penetration will enable it to compete more effectively and increase profitability and return on capital over the long term. The Sports Authority believes that its success in executing its business strategy results from a culture that demands high standards of performance throughout the entire organization.

     The Sports Authority has consistently increased its rate of store expansion in the last three fiscal years, opening 24 stores, 20 stores and 17 stores in 1993, 1992 and 1991, respectively. The Sports Authority currently plans to open approximately 25 stores in 1994, with 21 of the 1994 openings concentrated in existing markets. The remaining four planned 1994 openings are expected to be concentrated within three new markets.

     New stores are primarily built to The Sports Authority's specifications on property owned by the developer. The Sports Authority, to a lesser extent, leases existing structures and underlying land at rates below the cost of new construction. Capital expenditures required to convert previously owned structures into The Sports Authority format approximate $1.0 million per location. However, for projected higher volume stores in densely populated urban areas (New York City and Chicago, for example) retrofit costs may be significantly higher. Total capital expenditures for new stores in 1994 are estimated to be $28.5 million as compared to $18.9 million in 1993 and $18.7 million in 1992. The Sports Authority intends to continue to finance new stores with long-term operating leases.

     Since its inception, The Sports Authority has continually invested in its management team, information systems, purchasing and distribution systems and merchandising organization. This investment in infrastructure and technology has resulted in decreased capital required to operate each store and improved inventory turnover. The Sports Authority has increased its retail inventory turnover to 2.7 times in 1993 from 2.4 times in 1989. The Sports Authority management believes that it has in place the infrastructure needed to successfully implement its expansion strategy over the next few years without the need for substantial additional capital expenditures.

     The Sports Authority's 1993, 1992 and 1991 fiscal years each consisted of 52 weeks and ended on January 23, 1994, January 24, 1993 and January 26, 1992, respectively. References herein to years are to The Sports Authority's fiscal years which end on the Sunday preceding the last Wednesday in January of the following calendar year.

                           THE SPORTS AUTHORITY GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

RESULTS OF OPERATIONS

     The following table presents The Sports Authority's income statement data as a percent of sales for the three most recent fiscal years.

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    JANUARY 26,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Sales........................................................      100.0%         100.0%         100.0%
Licensee fees and rental income..............................        0.3            0.2            0.2
                                                                -----------    -----------    -----------
Total operating revenues.....................................      100.3          100.2          100.2
Cost of merchandise sold, includes buying and occupancy
  costs......................................................       72.6           72.3           72.4
                                                                -----------    -----------    -----------
Gross margin.................................................       27.7           27.9           27.8
Selling, general and administrative expenses.................       22.6           23.2           23.5
Pre-opening expense..........................................        1.3            1.7            2.0
Goodwill amortization........................................        0.3            0.6            0.9
                                                                -----------    -----------    -----------
Operating income.............................................        3.5            2.4            1.4
Interest expense.............................................         --             --            0.1
                                                                -----------    -----------    -----------
Income before income taxes...................................        3.5            2.4            1.3
Income taxes.................................................        1.4            1.0            0.8
                                                                -----------    -----------    -----------
Net income...................................................        2.1%           1.4%           0.5%
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

     Store Activity. The following table illustrates The Sports Authority's store opening program for the last three years. No stores were closed during the three year period.

                                                                              1993    1992    1991
                                                                              ----    ----    ----
Beginning number of stores.................................................    56      36      19
Openings...................................................................    24      20      17
                                                                              ----    ----    ----
Ending number of stores....................................................    80      56      36
                                                                              ----    ----    ----
                                                                              ----    ----    ----

  Fiscal Years Ended January 23, 1994 (fiscal 1993) and January 24, 1993 (fiscal
1992)

     Sales in 1993 were $606.9 million, a $195.4 million, or 47.5%, increase over sales of $411.5 million in 1992. Of the 47.5% increase in sales, 2.6%, or $10.7 million, was produced by comparable store sales growth, 23.4% or $96.2 million was produced by the 20 stores opened in 1992 which had no comparable store sales in the prior year and 21.5%, or $88.5 million, was produced by the 24 new stores opened in 1993. Comparable store sales increased 2.6% and 8.3% in 1993 and 1992, respectively. Comparable store sales in 1993 were adversely affected by the severe winter storm which occurred in March 1993 and reduced consumer demand for higher priced apparel. Excluding sales from stores cannibalized by new store openings, comparable store sales increased 5.1% in 1993 as compared to 11.4% in the prior year. A store is considered cannibalized when a new store's sales adversely affect its sales due to an overlap of primary trade areas. The cannibalized stores' sales are excluded from the calculation of total comparable sales for up to a 12 month period. In 1993 sales for 17 stores were excluded.

     Licensee fees and rental income in 1993 was $1.7 million as compared to $0.9 million in the prior year. The snow ski merchandise departments in The Sports Authority stores are operated pursuant to a licensee agreement with a third-party under which The Sports Authority receives a fee of approximately 10% of licensee snow ski merchandise sales in The Sports Authority stores. Snow ski merchandise sales are not included in The Sports Authority's sales.

                           THE SPORTS AUTHORITY GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

     Cost of merchandise sold, including buying and occupancy costs, in 1993 was $440.9 million, or 72.6% of sales, as compared to $297.6 million, or 72.3% of sales, in the prior year. As a percent of sales, gross margin was 27.7% in 1993 as compared to 27.9% in 1992. The decrease of 0.2% of sales in 1993 was due primarily to higher occupancy costs resulting from The Sports Authority's expansion into the Northeast region partially offset by improved merchandise margins resulting from an improved mix of merchandise sold, higher cumulative markons and reduced retail markdowns.

     Selling, general and administrative ("SG&A") expenses in 1993 were $137.0 million, or 22.6% of sales, as compared to $95.6 million, or 23.2% of sales, in the prior year. The 0.6% of sales reduction in SG&A expense was due to the leveraging of The Sports Authority's corporate overhead with higher sales volume and lower store operating expenses, partially offset by higher depreciation expense as a percent of sales due to increased capital expenditures and the timing of store openings.

     Pre-opening expense in 1993 was $7.6 million, or 1.3% of sales, as compared to $7.0 million, or 1.7% of sales, in 1992. Pre-opening expenses consist principally of store payroll expense for associate training and store preparation prior to the store opening and for grand-opening advertising expenditures. Pre-opening expense increased by $0.6 million due to the opening of 24 stores in 1993 as compared to the 20 stores opened in 1992.

     Goodwill amortization was $2.1 million in 1993 and 1992.

     Operating income in 1993 was $21.0 million, or 3.5% of sales, as compared to $10.1 million, or 2.4% of sales, in 1992. Operating income before pre-opening expense and goodwill amortization was $30.7 million, or 5.1% of sales, in 1993 as compared to $19.2 million, or 4.7% of sales, in 1992. The increase of 0.4% of sales in 1993 was the result of increased sales and management of store and administrative expenses.

     Interest expense was insignificant during both periods.

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board of Directors ("Board") makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis The Sports Authority would have been charged inter-Group interest of $0.5 million during 1993. Such pro forma interest expense has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest expense is not necessarily indicative of the results which would occur had such offerings occurred on such date, or what the interest expense would be prospectively.

     Income tax expense in 1993 was $8.2 million with an effective tax rate of 39.0% as compared to $4.3 million with an effective tax rate of 43.0% in 1992. The 4.0% point decrease in the effective tax rate was due to the fact that non-deductible goodwill expense represented a smaller proportion of income before income taxes in 1993 than in 1992, partially offset by the 1.0% point increase in the federal corporate tax rate retroactive to January 1, 1993 and higher state and local tax rates.

     As a result of the foregoing factors, net income in 1993 was $12.8 million, or 2.1% of sales, as compared to $5.7 million, or 1.4% of sales, in 1992.

                           THE SPORTS AUTHORITY GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

  Fiscal Years Ended January 24, 1993 (fiscal 1992) and January 26, 1992 (fiscal
1991)

     Sales in 1992 were $411.5 million, a $170.6 million, or 70.8%, increase over sales of $240.9 million in 1991. Of the 70.8% increase in sales in 1992, 8.3%, or $20.0 million, was produced by comparable store sales growth; 32.1%, or $77.4 million, was produced by 17 stores opened in 1991 which had no comparable store sales in the prior year and 30.4%, or $73.2 million, was produced by the 20 new stores opened in 1992. Comparable store sales increased 8.3% in 1992. Excluding the effect of stores in which sales were cannibalized by new openings within the same market, comparable store sales increased by 11.4% in 1992.

     Licensee fees and rental income was $0.9 million and $0.4 million in 1992 and 1991, respectively. The snow ski merchandise departments in The Sports Authority stores are operated pursuant to a third-party licensee agreement under which The Sports Authority receives a fee of approximately 10% of licensee snow ski merchandise sales in The Sports Authority stores. Snow ski merchandise sales are not included in The Sports Authority's sales.

     Cost of merchandise sold, including buying and occupancy costs, in 1992 was $297.6 million as compared to $174.3 million in 1991. Gross margin as a percent of sales was 27.9% and 27.8% in 1992 and 1991, respectively. The increase of 0.1% of sales in 1992 was due primarily to the leveraging of store occupancy costs with increased sales volume.

     Selling, general and administrative expenses in 1992 were $95.6 million, or 23.2% of sales, as compared to $56.7 million, or 23.5% of sales, in 1991. The 0.3% point reduction in SG&A expense as a percent of sales in 1992 was due to the leveraging of The Sports Authority's corporate overhead salary expense and advertising expense with higher sales volume, partially offset by higher depreciation expense as a percent of sales due to capital expenditures for store fixtures and equipment in 1992 and in the latter half of 1991.

     Pre-opening expense in 1992 was $7.0 million, or 1.7% of sales, as compared to $4.8 million, or 2.0% of sales, in the prior year. Pre-opening expense is comprised of store payroll expense for associate training and store preparation prior to the store opening and for grand-opening advertising expenditures. Of the $2.2 million increase in 1992, $1.0 million was the result of opening 20 stores in 1992 as compared to the 17 stores opened in 1991. The remaining $1.2 million of the increase was due to the opening of six stores in the Northeast region where advertising and store payroll expenses are generally higher.

     Operating income in 1992 was $10.1 million, or 2.4% of sales, as compared to $3.4 million, or 1.4% of sales, in the prior year. The increase of $6.7 million, or 1.0% of sales, in 1992, was the result of increased sales, lower advertising expense and goodwill amortization as a percent of sales and management of store and administrative expenses. Operating income before pre-opening expense and goodwill amortization in 1992 was $19.2 million, or 4.7% of sales, as compared to $10.3 million, or 4.3% of sales, in the prior year. The increase of 0.4% of sales in 1992 was the result of increased sales, lower advertising expense as a percent of sales and management of store and administrative expenses.

     Income tax expense in 1992 was $4.3 million with an effective tax rate of 43.0% as compared to $1.9 million with an effective tax rate of 59.4% in 1991. Of the 16.4% point decrease in the effective tax rate, 14.8% points were due to the fact that non-deductible goodwill expense represented a smaller proportion of income before income taxes in 1992 than in 1991.

     As a result of the foregoing factors, net income in 1992 was $5.7 million, or 1.4% of sales, as compared to $1.3 million, or 0.5% of sales, in 1991.

LIQUIDITY AND CAPITAL RESOURCES

     The Sports Authority's principal capital requirements are to fund working capital needs and the opening of new stores. During the periods presented, these capital requirements have generally been satisfied by cash

                           THE SPORTS AUTHORITY GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

flows from operations and, to a lesser extent, by equity contributions from Kmart Corporation. The Sports Authority made a net return of equity to Kmart Corporation of $4.1 million in 1993. Kmart Corporation made net equity contributions to The Sports Authority of $2.1 million and $33.4 million in 1992 and 1991, respectively.

     Cash flows generated by operating, investing and financing activities as reported in the Combined Statements of Cash Flows for 1993, 1992, and 1991 are summarized below. The net increase in cash and equivalents was $6.0 million in 1993 as compared to $0.4 million in 1992 and $1.0 million in 1991.

     Net cash provided by operations was $33.7 million and $22.5 million in 1993 and 1992, respectively, as compared to net cash used for operations of $16.6 million in 1991. The favorable 1993 change resulted from increased income before non-cash depreciation and amortization expenses and an increase in accrued payroll and other liabilities resulting from a greater number of stores in operation in 1993 than in 1992. Depreciation and amortization expense resulted primarily from goodwill, leasehold improvements and store fixtures. Depreciation expense is expected to continue to increase during the next few years due to new store openings.

     As a result of The Sports Authority's continuing effort to improve inventory productivity, inventory net of accounts payable increased only $11.7 million in 1993 when 24 stores were opened as compared to an $11.7 million increase in 1992 when 20 stores were opened and a $27.5 million increase in 1991 when 17 stores were opened. Also, retail inventory turnover increased to 2.7 times in 1993 from 2.6 times in 1992 (calculated by dividing sales by the average month end retail inventory for twelve months).

     Net cash used for investing was $22.5 million, $23.7 million and $15.2 million in 1993, 1992 and 1991, respectively. The 1993 decrease was due to reduced capital expenditures resulting from fewer conversions of previously owned structures into The Sports Authority stores, partially offset by four additional new store openings in 1993.

     Net cash used for financing of $5.2 million in 1993 was comprised of equity payments to the Kmart Group and reductions in capital lease obligations. Net cash provided by financing of $1.6 million and $32.8 million in 1992 and 1991, respectively, was comprised almost entirely of equity contributions by the Kmart Group.

     The Sports Authority believes that funds generated from operations will provide a majority of the funds necessary to satisfy its capital needs for the next twelve months. The balance of the necessary funds is expected to be obtained from the Kmart Group. The Sports Authority also could obtain funds from external debt financing and, following implementation of the Specialty Retail Stock Proposal, from the sale of shares of The Sports Authority Stock with the proceeds attributed to The Sports Authority. The Sports Authority believes that funds generated from operations, together with the sources of capital described above, will be sufficient to provide The Sports Authority with the liquidity and capital resources necessary to fund its anticipated capital requirements for at least the next two to three years.

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of The Sports Authority are remitted to Kmart Corporation and cash disbursements of The Sports Authority are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in each Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of The Sports Authority. Until the

                           THE SPORTS AUTHORITY GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

issuance of The Sports Authority Stock, the net cash used or provided by The Sports Authority will continue to be characterized as an adjustment to the Kmart Group's investment in The Sports Authority.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of The Sports Authority Stock, if cash used by The Sports Authority exceeds cash provided by The Sports Authority, the Kmart Group would transfer to The Sports Authority the cash necessary to fund such excess uses. Conversely, if cash provided by The Sports Authority exceeds cash used by The Sports Authority, The Sports Authority would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to The Sports Authority, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to The Sports Authority, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to The Sports Authority as an equity contribution, the amount of The Sports Authority Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and The Sports Authority would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and The Sports Authority should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of The Sports Authority Stock, the Board could determine that funds to be transferred from the Kmart Group to The Sports Authority represent an equity contribution to The Sports Authority rather than a loan. In such event, the Kmart Group's Retained Interest in The Sports Authority would be increased by the amount of such contribution, as a result of which (a) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest with regard to The Sports Authority would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of The Sports Authority Stock and (b) the Kmart Group's Retained Interest Fraction with regard to The Sports Authority would be increased and the Outstanding Interest Fraction with regard to The Sports Authority would be decreased accordingly.



     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from The Sports Authority, and the balance sheets of The Sports Authority would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and The Sports Authority would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and The Sports Authority would reflect changes in the amounts

                           THE SPORTS AUTHORITY GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

thereof deemed outstanding. In view of the anticipated cash needs of The Sports Authority over the next several years, it is currently expected that the Kmart Group would be making net transfers to The Sports Authority. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of The Sports Authority Stock, the financial statements of The Sports Authority would reflect interest expense related to net cash provided by Kmart Corporation.


     Notwithstanding the policies described above, determinations to provide funds to The Sports Authority would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to The Sports Authority if the Board determines it is in the best interest of the Kmart Corporation not to do so.


EFFECTS OF INFLATION

     Management does not believe inflation had a material impact on the financial statements for the periods presented.

SEASONALITY

     The Sports Authority's business exhibits seasonality, with sales levels generally higher in the fourth quarter and lower in the first quarter. In fiscal 1993, 32.9% of The Sports Authority's sales and 62.4% of its operating income occurred in the fourth quarter. The Sports Authority's expansion program generally is weighted with store openings in the second half of the fiscal year. In the future, changes in the magnitude and timing of these store openings may change prior period seasonality trends.

                                                                     1993 FISCAL QUARTER ENDED
                                                               --------------------------------------
($ MILLIONS)                                                   APRIL      JULY     OCTOBER    JANUARY
- ------------                                                   ------    ------    -------    -------
Sales.......................................................   $119.4    $145.6    $ 142.1    $ 199.8
% of full year..............................................     19.7%     24.0%      23.4%      32.9%
Operating income............................................   $  0.7    $  5.6    $   1.6    $  13.1
% of full year..............................................      3.3%     26.7%       7.6%      62.4%


                                                                     1992 FISCAL QUARTER ENDED
                                                               -------------------------------------
                                                               APRIL    JULY     OCTOBER     JANUARY
                                                               -----    -----    -------     -------
Sales.......................................................   $81.5    $91.5     $97.2      $ 141.3
% of full year..............................................    19.8%    22.3%     23.6%        34.3%
Operating income............................................   $ 1.7    $ 2.9     $(2.0)     $   7.5
% of full year..............................................    16.8%    28.7%    (19.8)%       74.3%


RECENT ACCOUNTING STANDARDS

     The Financial Accounting Standards Board issued Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) in December 1990. This statement requires employers to accrue for future postretirement benefits such as health care and life insurance.

     Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) was issued in February 1992. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. In addition, the standard requires adjustment of deferred tax balances for enacted changes in statutory income tax rates.

                           THE SPORTS AUTHORITY GROUP

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS -- CONTINUED

     FAS 106 and FAS 109 were effective for fiscal years beginning after December 15, 1992.

     In addition, Financial Accounting Standard No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106, requiring that benefits provided to terminated or laid-off employees be recorded on an accrual basis rather than a cash basis. The statement is effective for fiscal years beginning after December 15, 1993.

     The Sports Authority adopted these statements in the first quarter of 1993 and the cumulative effect was insignificant. On a prospective basis, the new rules are not expected to have a material impact on earnings.

EFFECT OF COMPLIANCE WITH ENVIRONMENTAL PROTECTION PROVISIONS

     Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not expected to have, a material effect on the capital expenditures, earnings or competitive position of The Sports Authority.

                           THE SPORTS AUTHORITY GROUP

GENERAL

     The Sports Authority Group ("The Sports Authority") is the largest operator of large format sporting goods stores in the United States in terms of both sales and number of stores and is also the largest full-line sporting goods retailer in the United States in terms of sales. At January 23, 1994, The Sports Authority operated 80 sporting goods megastores, each of which had in excess of 40,000 gross square feet. The Sports Authority's business strategy is to offer customers extensive selections of quality, name brand sporting equipment, athletic footwear and apparel, everyday fair prices and premium customer service. The Sports Authority has engaged in an aggressive expansion program, pursuant to which it opened 24 stores in fiscal 1993 and expects to open approximately 25 stores in fiscal 1994. With stores in 20 states and in each of the Northeast, Southeast, Midwest, Southwest and West regions of the United States, The Sports Authority believes it is the only large format sporting goods retailer that has achieved a national presence. The Sports Authority had sales of approximately $606.9 million for the fiscal year ended January 23, 1994 ("fiscal 1993").

     The Sports Authority Group is comprised principally of The Sports Authority, Inc., a wholly owned subsidiary of Kmart. The Sports Authority was founded by Mr. Jack A. Smith, its current President and Chief Executive Officer, who opened the first store in Fort Lauderdale, Florida in 1987. During the next two years, The Sports Authority opened nine more stores. In 1990, The Sports Authority was acquired by Kmart Corporation ("Kmart"), which has provided additional capital to fund the company's expansion program as well as its continual investment in infrastructure and technology. The Sports Authority has achieved compound annual growth in sales of 84% during the period from fiscal 1989 to fiscal 1993.

     The Sports Authority believes that a fundamental element of its success has been the consistent execution of its business strategy in each of its markets. Over 96% of The Sports Authority's stores have achieved profitability (before allocation of central overhead) within the first full fiscal year of operation. In addition, The Sports Authority has consistently increased its retail inventory turnover (calculated by dividing sales by the average month end retail inventory for 12 months) from 2.4 times in fiscal 1989 to 2.7 times in fiscal 1993. These favorable results have been achieved during a period of rapid growth. The Sports Authority believes its success in executing its business strategy results from its culture that demands high standards of performance throughout the entire organization.

INDUSTRY OVERVIEW

     The sporting goods market represents a large segment of the retail market in the United States. According to the National Sporting Goods Association ("NSGA"), total U.S. retail sales of sporting goods (including sporting equipment, athletic footwear and apparel) were approximately $29 billion in 1992 and industry sales are estimated to have been approximately $31 billion in 1993. The retail sporting goods industry is comprised of four principal categories of retailers: (i) traditional sporting goods retailers, (ii) specialty sporting goods retailers, (iii) large format sporting goods retailers and (iv) mass merchandisers.

     Large format sporting goods retailers represent a rapidly increasing percentage of the retail sporting goods market in the United States. During the period from 1988 to 1992, the top five large format sporting goods retailers (including The Sports Authority) for which information is publicly available (which The Sports Authority believes represent a substantial majority of large format sporting goods sales) have grown from approximately $261 million to approximately $1.1 billion in net sales, a compound annual growth rate of approximately 43%. In 1992, net sales for these top five large format sporting goods retailers represented approximately 3.8% of total retail sporting goods sales.

     The sporting goods industry in the United States is characterized by fragmented competition, limited assortments from traditional sporting goods retailers, customer preference for one-stop shopping convenience, reduced mall shopping and a growing importance of delivering value to the customer through selection, service and price. Management believes that these characteristics of the sporting goods industry make the large format operators particularly well suited to grow and increase their market share relative to the traditional sporting goods retailers, specialty sporting goods retailers and mass merchandisers.

BUSINESS STRATEGY

     The Sports Authority's business strategy is to consistently offer the extensive selection and competitive pricing associated with "category killer" retailers while, at the same time, offering the name brands and professional service associated with smaller specialty shops and pro shops. The key elements of this strategy are as follows:

          - Megastore Format. The Sports Authority operates only large format stores having in excess of 40,000 gross square feet. This megastore format enables The Sports Authority to provide under one roof an extensive selection of merchandise for sports and leisure activities that ordinarily are associated with specialty shops and pro shops, such as golf, tennis, skiing, hunting, fishing, boating and water sports, as well as in areas ordinarily associated with traditional sporting goods retailers, such as team sports, physical fitness, men's and women's athletic apparel and athletic footwear. Each megastore offers approximately 45,000 active SKUs (without regard to color and size and excluding discontinued items) across 16 major departments. The Sports Authority's megastore format provides ease of shopping through pleasant and well designed store layouts, informative and easily identifiable signage, individual price ticketing of each product, speedy and courteous check-out, easy store access and convenient customer parking.

          - Quality Name Brand Sporting Goods. The Sports Authority's merchandising strategy is to offer the largest breadth and depth of selection in quality name brand sporting goods in each of its over 1,200 merchandise categories. The Sports Authority's comprehensive merchandise assortment includes over 900 name brands, including Reebok, Huffy, Prince, Wilson, Rawlings, Coleman, Spalding, Ektelon, Asics, Rollerblade, Columbia, Nutmeg Mills, Champion, Russell, K2 and Rossignol. The Sports Authority utilizes a sophisticated inventory management system in conjunction with strong store operating controls to achieve optimal in-stock levels of name brand merchandise.

          - High Level of Customer Service. The Sports Authority seeks to differentiate itself from other large format sporting goods retailers, traditional sporting goods retailers and mass merchandisers by providing higher levels of service that are generally associated with smaller specialty stores and pro shops. To that end, The Sports Authority staffs each store with sales associates who are knowledgeable about the merchandise they sell. In addition to hiring many sales associates who are sports enthusiasts skilled in various disciplines, The Sports Authority provides extensive training for its sales associates and offers pay incentives that reward achievement of customer service goals in addition to sales and profitability goals.

          - Everyday Fair Prices. The Sports Authority maintains a policy of consistent everyday fair pricing that focuses on depth and breadth of merchandise and customer service relative to price and is designed to assure customers that they will receive good value at The Sports Authority stores. In addition, The Sports Authority also seeks to be a price leader on certain highly identifiable items. Unlike many of its large format competitors, The Sports Authority does not run sales ("was-is" pricing). Through the offering of special purchase merchandise and selected promotional events, The Sports Authority creates higher levels of customer awareness and sales.

          - Focus on Multi-Store Markets. The Sports Authority seeks to be the leading sporting goods retailer in each of its markets and pursues a store expansion strategy that primarily focuses on multi-store markets, typically locating stores in major metropolitan areas that can accommodate several megastores. This focus enables The Sports Authority to obtain significant market penetration and to leverage management personnel and advertising expense, thereby achieving greater economies of scale. In addition, The Sports Authority believes this multi-store expansion strategy results in greater name recognition and enhanced customer convenience in each market.

EXPANSION


     The Sports Authority expects to have in excess of 100 stores by late 1994 and currently plans to open approximately 25 new stores in each of the next 2 to 3 years, primarily in existing markets. The table below sets forth certain information regarding The Sports Authority's expansion program during the five most recent fiscal years:


FISCAL                                             NEW      GROSS SQUARE FEET    NO. OF STORES
 YEAR                                             STORES       AT YEAR END        AT YEAR END
- ------                                            ------    -----------------    -------------
 1989..........................................      7            423,714              10
 1990..........................................      9            798,743              19
 1991..........................................     17          1,528,205              36
 1992..........................................     20          2,394,682              56
 1993..........................................     24          3,461,143              80

     Since its inception, The Sports Authority has continually invested in its management team, information systems, purchasing and distribution systems and merchandising organization. Management believes that The Sports Authority has in place the infrastructure needed to successfully implement its expansion strategy over the next few years without substantial additional capital expenditures.

     The Sports Authority primarily focuses on multi-store markets where it can achieve significant market penetration and leverage its management personnel and advertising expense. Although The Sports Authority's strategy of locating multiple stores within a market can result in some cannibalization, management believes that achieving greater market penetration will enable it to compete more effectively and increase profitability and return on capital over the long term.

     The following table sets forth certain information as of January 23, 1994 regarding the markets in which The Sports Authority currently has stores and in which it anticipates opening new stores in fiscal 1994:

                                                                              NUMBER OF STORES
                                                        NUMBER OF         EXPECTED TO BE OPENED IN
                      REGION/MARKET                  EXISTING STORES            FISCAL 1994
        ------------------------------------------   ---------------      ------------------------
        NORTHEAST
          Boston..................................           2                        3
          Western Massachusetts...................          --                        1
          Providence..............................           2                       --
          Hartford/Danbury........................           2                        1
          New York Metro..........................          10                        7
          Philadelphia Metro......................           7                       --
          Washington, D.C. Metro..................           6                        1
          Baltimore...............................           2                        1
                                                            --                       --
               SUBTOTAL NORTHEAST.................          31                       14
                                                            --                       --
        SOUTHEAST
          Norfolk/Hampton.........................           3                       --
          Charlotte...............................           1                       --
          Atlanta.................................           7                       --
          Jacksonville............................           2                       --
          Orlando.................................           3                       --
          Tampa/Clearwater........................           3                       --
          Southeast Florida.......................          10                       --
                                                            --                       --
               SUBTOTAL SOUTHEAST.................          29                       --
                                                            --                       --

                                                                              NUMBER OF STORES
                                                        NUMBER OF         EXPECTED TO BE OPENED IN
                      REGION/MARKET                  EXISTING STORES            FISCAL 1994
        ------------------------------------------   ---------------      ------------------------
        MIDWEST
          Detroit.................................           5                        1
          Chicago.................................           5                        4
          St. Louis...............................           3                        1
                                                            --                       --
               SUBTOTAL MIDWEST...................          13                        6
                                                            --                       --
        SOUTHWEST
          Las Vegas...............................           2                       --
          Phoenix.................................           3                        2
          Tucson..................................          --                        1
                                                            --                       --
               SUBTOTAL SOUTHWEST.................           5                        3
                                                            --                       --
        NORTHWEST
          Anchorage...............................          --                        1
          Seattle/Tacoma..........................          --                        3
                                                            --                       --
               SUBTOTAL NORTHWEST.................          --                        4
                                                            --                       --
        WEST
          Los Angeles Metro.......................           1                       --
          San Francisco Metro.....................          --                        1
                                                            --                       --
               SUBTOTAL WEST......................           1                        1
                                                            --                       --
        HAWAII                                               1                       --
                                                            --                       --
               TOTAL..............................          80                       28
                                                            --                       --
                                                            --                       --

     While The Sports Authority's expansion strategy is primarily focused on multi-store markets, the company will enter smaller markets where the anticipated returns justify opening a single store. In addition, The Sports Authority believes that the direct shipment of merchandise to each of its stores provides it with the flexibility to pursue new markets, without the geographic constraints associated with a central distribution facility. The Sports Authority currently is investigating expansion into Puerto Rico and selected international markets, including Canada, Great Britain and Japan. The rate of The Sports Authority's expansion will depend upon general economic and business conditions affecting consumer spending, the availability of desirable locations and the negotiation of acceptable lease terms.

     The Sports Authority employs a rigorous process to select and evaluate all new sites. The Sports Authority maintains an in-house staff to work with local developers and brokers to identify potential store locations. The Sports Authority also utilizes the services of a professional sales forecasting firm to prepare sales projections used in evaluating the potential financial return for each location.

     In analyzing a new market, The Sports Authority evaluates that market's potential in terms of total number of store locations. It then pursues sites in a manner and sequence which is intended to minimize cannibalization as locations are added. Sites are selected based on regional access, co-tenancy, visibility, parking, demographics (such as income levels and distribution, age and family size), population and proximity to competition.

     The Sports Authority generally intends to obtain new store locations through long-term operating leases negotiated with developers. On an operating lease basis, the cost of opening a new store consists primarily of the investment in inventory, the cost of furniture, fixtures and equipment and pre-opening expenses, such as the costs associated with training employees and stocking the store. Inventory for a new store is estimated to cost approximately $2.2 million, with average vendor payables equal to approximately 50% of the initial inventory, for a net investment of approximately $1.1 million. The cost of furniture, fixtures and equipment for a new store is approximately $0.5 million, pre-opening expenses, which are expensed as incurred, typically average approximately $0.2 million and grand opening advertising expenses average approximately $0.1 million per store. If the site requires a retrofit of an existing building, costs (excluding furniture, fixtures and equipment) approximate $1.0 million. However, for projected higher volume stores in densely populated urban areas (New York City and Chicago, for example) retrofit costs may be significantly higher. The Sports Authority has budgeted approximately $31.1 million for total capital expenditures relating to store openings in fiscal 1994.

STORES

     The Sports Authority megastores average approximately 42,700 gross square feet. The stores are located primarily in regional strip or power centers, centers with strong, value-oriented large format retailers, and a small percentage are located in malls and stand alone locations. Unlike warehouse stores, the interior of each The Sports Authority store creates a pleasant shopping environment, with carpet and linoleum floor coverings, high ceilings, bright lighting, wide aisles, extensive category signage, high perimeter "H" frame type racks and fashion apparel fixtures that are comparable to those used in department stores. Each store displays merchandise in accordance with centrally developed presentation standards. These standards are designed to provide logical department adjacencies to promote convenience and multiple purchases of related items. The layouts for each department are also centrally developed to ensure that each store utilizes display techniques to highlight merchandise and present a consistent and attractive shopping environment. Approximately 88% of the gross square feet of each store is dedicated to selling space (with the balance used for merchandise storage and office space), which The Sports Authority believes is a greater percentage than any other large format sporting goods retailer. The Sports Authority believes that its sales per gross square foot and inventory turnover are enhanced due to the manner in which it uses its square footage for sales purposes.

     The Sports Authority believes customers want an easy shopping environment and therefore seeks to make shopping at its stores as convenient as possible. The Sports Authority continues to refine its store layout and signage, and in particular is increasing point-of-purchase product information. The Sports Authority also continually evaluates its fixtures to make them more appealing and accessible to customers. Furthermore, as part of its commitment to a high level of customer service, The Sports Authority continues to individually price ticket each item.

     Stores are typically staffed with one manager, two assistant managers and eight department managers, and the operations of each store are supervised by a district manager, of whom there are currently 15. Each district manager reports to the Senior Vice President of Stores. As The Sports Authority continues to expand, it currently plans to establish two regional managers who will report directly to the Senior Vice President of Stores and to whom district managers will then report. In all cases, The Sports Authority endeavors to locate management in markets with which they are familiar.

     The Sports Authority places great emphasis on the training of store-level management. The Sports Authority's general policy is to build its management organization from within. Prior to opening a store, all store personnel, including store and department managers, go through an in-depth training program in an effort to have each new store achieve the same superior execution and customer service levels achieved at stores that have been open for many years. Newly hired or promoted store managers and assistant store managers are placed in a training program for approximately fourteen weeks prior to the store opening. As part of this training, these managers receive ten days of orientation and classes at The Sports Authority's headquarters. The balance of their training is spent at a designated training store where they receive extensive hands-on experience in the opening and day-to-day running of a The Sports Authority store. Newly promoted or hired department managers are placed in a training program approximately eight weeks prior to store opening and receive training in their specialty at a designated training store. Additionally, newly promoted or hired personnel in key hourly positions are trained in the same manner.

MERCHANDISING

     The Sports Authority's merchandising strategy focuses on offering a broader and deeper selection of quality, name brand merchandise than is generally available elsewhere, including other large format sporting goods retailers. The Sports Authority's comprehensive merchandise assortment consists of a wide variety of sports equipment, apparel, footwear and accessories and is designed to meet all of the sporting goods needs of its customers, from the serious to the weekend athlete. Each megastore offers approximately 45,000 active SKUs (without regard to color and size and excluding discontinued items) across 16 major departments.

     The Sports Authority stores offer an extensive selection of both hard-lines, which consist of team sports equipment, fitness equipment, hunting, fishing and camping equipment, golf and racquet sports equipment, cycling equipment, water sports and marine and general merchandise, and soft-lines, which consist of athletic apparel and footwear. The following table sets forth the approximate percentage of sales attributable to hard-lines and soft-lines for the fiscal years presented:

                                                     PERCENTAGE OF NET SALES
                                                     -----------------------
MERCHANDISE GROUP                                    1993     1992     1991
- -----------------                                    ----     ----     ----
    Hard-lines....................................    56%      55%      54%
    Soft-lines:
      Apparel.....................................    21       23       25
      Footwear....................................    23       22       21
                                                     ----     ----     ----
      Subtotal Soft-lines.........................    44       45       46
                                                     ----     ----     ----
    Total.........................................   100%     100%     100%
                                                     ----     ----     ----
                                                     ----     ----     ----

     The hard-lines and soft-lines sold by The Sports Authority include the following merchandise categories:

     Athletic Footwear. The Sports Authority carries one of the most complete lines of athletic footwear for a wide variety of activities and for a broad range of experience levels. A typical The Sports Authority store carries more than 600 styles of footwear. This footwear selection includes athletic shoes for running, football, basketball, baseball, tennis, wrestling, aerobics, walking, cycling, soccer, cross-training, hiking, hunting, bowling and golf, as well as skates (inline, four wheel, hockey and figure).

     Men's and Ladies' Athletic Apparel. The Sports Authority carries both general active and leisure apparel and apparel designed and fabricated for specific sports. General active and leisure apparel includes t-shirts, fleece, warm-ups, shorts and polo shirts from vendors such as Reebok, Adidas, Russell, Puma and Champion. Apparel for specific sports range from entry level to highly technical for golf, tennis, running, aerobics, biking, swimming, weight lifting, baseball, football, soccer, lacrosse, volleyball, hockey and skiing.

     Licensed Apparel. This category includes hats, t-shirts, shorts, pants, sweatshirts and outerwear from prominent colleges and the professional sports of baseball, basketball, football and hockey. Additionally, both replica and authentic jerseys are available for professional and college sports teams.

     Team Sports Equipment. The Sports Authority carries a full range of merchandise for basketball, football, soccer, baseball, ice and street hockey, volleyball, table tennis, bowling, darts and lawn games.

     Hunting, Fishing and Camping. A vast assortment of merchandise is carried in The Sports Authority stores to satisfy the needs of outdoor sports enthusiasts of all levels of experience. Camping and backpacking merchandise includes tents, sleeping bags, lanterns, flashlights, grills, coolers and accessories. For fishing and hunting, The Sports Authority sells rods, reels, fishing line, terminal tackle, tackle boxes, fishing nets, firearms, ammunition, scopes, binoculars, archery equipment and accessories.

     Fitness Equipment. A wide range of fitness equipment is offered at each The Sports Authority store, including treadmills, stationary bicycles, home gyms, weight benches, stair climbers, steppers, treadmills, rowing machines, free weights, dumbbells and a broad selection of handheld exercise equipment. Also carried in this category are food supplements.

     Golf and Racquet Sports. The Sports Authority carries a broad selection of merchandise for golf and racquet sport enthusiasts. For the golfer, The Sports Authority stocks golf clubs, golf bags, golf balls, golf accessories, putting machines and instructional videos. The Sports Authority also carries a variety of tennis, racquetball, squash and badminton rackets, as well as tennis balls, racquet balls, squash balls, shuttlecocks, tennis nets, badminton nets and replacement grips. The Sports Authority offers customers the option of having their tennis racquets strung by stringers certified by the United States Racket Stringers Association.

     Cycling. The Sports Authority sells a wide variety of bicycles for various types of cycling, including mountain bikes, road racing bikes, hybrid bikes (for on and off road) and tandem bikes. In addition, The Sports Authority carries replacement equipment for bikes, such as wheels, handlebars, seats, chains and brake pads, as well as accessories such as cycling gloves, helmets and water bottles.

     Water Sports and Marine. Water sports and marine merchandise includes an array of merchandise for boating and for water sports such as swimming, water skiing, jet skiing, SCUBA and snorkeling. This merchandise includes water skis, surfboards, bogey boards, ocean and river kayaks, wetsuits, SCUBA gear, fins, masks, snorkels, towable inflatables and life vests.

     General Merchandise. The Sports Authority carries a wide variety of general merchandise to complement its comprehensive selection of sport specific merchandise. This merchandise includes licensed team novelties, such as mugs, clocks, helmets, pennants, bumper stickers and key chains; videos, magazines, books, sun glasses and watches.

     Snow Ski Department. The snow ski department is operated by a group of regional licensees, all operating under the overview of the principal licensee, Green Mountain Sports. All licensees also operate their own specialty snow ski shops. These licensees are responsible for assorting, pricing and merchandising the snow ski department in each The Sports Authority store as well as staffing and maintenance and tuning of ski equipment. Determination of assortment, pricing, inventory levels and merchandise presentation is done in conjunction with The Sports Authority merchandising management. The Sports Authority believes that, as a result of the practice of using licensees to operate the snow ski department, The Sports Authority stores have a broader selection of higher quality, name brand snow ski products in both apparel and hardgoods categories than other sporting goods retailers.

     The Sports Authority emphasizes quality name brand merchandise and carries over 900 name brands. The following list represents some of the name brands offered by The Sports Authority:

Abu-Garcia
Academy Broadway
Adidas
Allied Golf
American Camper
Asics
Avia
Bauer
Berkley
Bike
BMI
Bollinger
Brine
Browning
Brunswick
Bushnell
CCM
Century
Champion
Coleman
Columbia
Converse
Cooper
CSA
Cycle Products
Danskin
Dexter
Discus
Diversified Products
Dolfin
Dunlop
Easton
Eastpak
Ebonite
Ektelon
ERO
Etonic
Everlast
Fila
Footjoy
Franklin
Freestyle USA
General Sportcraft
Gilda Marx
Gold Eagle
Golds Gym
Harvard
Head
Hi Tec
Hind
Huffy Bicycle
Igloo
Insport
Ixspa
Jack LaLanne
Jansport
Jantzen
Jogbra
Johnson
Keds
Koho
K-Swiss
L.A. Gear
Le Coq Sportif
Life Fitness
Logo 7
Louisville Slugger
Marika
Maxfli
Mitre
Mizuno
Mossberg
Moving Comfort
Munsingwear
Murray
Mylec
New Balance
Nutmeg Mills
O'Brien International
Pacer
Penn Athletic

Penn Fishing
Pony
Prince
Pro Kennex
Proform
Puma
Rawlings
Rayban
Reebok
Ridgeview
Roadmaster
Rockport
Roller Derby
Rollerblade
Royce Union Bicycles
Russell
Ryka
Salem
Saucony
Shimano
Sideout Sport
Southbend
Spalding
Specialized
Speedo
Sports Specialties
Stiga
Sergio Tacchini
Tail
Taurus
The Game
Thorlo
Tinley
Titleist
Tunturi
Umbro
Variflex
Walls Industries
Weekend Exercise
Weider
Wilson
Winchester
Wolverine
Worth Sports

     The Sports Authority's merchandising strategy focuses on geographical merchandising by recognizing the difference in merchandise assortment and store space allocation that is driven by the specific location of each store. It tailors each store's merchandise selection and space allocation to fit the specific preferences of customers at each store location, not merely by recognizing obvious differences related to the region or market in which such store is located, but also by recognizing more subtle differences related to the demographics of the surrounding communities. This store-by-store merchandising involves differences in brands, sizes, colors, fabrication and timing of the assortment and the space allocated to present such merchandise.

PURCHASING AND DISTRIBUTION

     The Sports Authority maintains its own central buying staff, comprised of one general merchandise manager, two divisional merchandise managers and 14 buyers. Using a detailed merchandise planning system, the merchandise mix for each store is selected by the central buying staff in consultation with district and store managers. The merchandise planning system allows The Sports Authority to manage its sales and inventory levels by store at the subclass level. This system is also used by The Sports Authority to establish detailed assortment plans, using product attributes such as price, size, color, fabrication and any other attributes which buyers feel have an impact on sales. In 1994, The Sports Authority will expand its use of the system to include purchase order generation and allocation of items not included in its automated replenishment system. The Sports Authority believes that utilizing this method to distribute merchandise will reduce markdowns and inventory levels while simultaneously improving in-stock levels.

     The Sports Authority also utilizes a system that automatically replenishes approximately 25% of its active assortment based upon specific in-stock requirements utilizing statistically based sales forecasting. This automatic replenishment system optimally balances the need to provide high in-stock positions to satisfy customer demand with the costs associated with carrying such inventory. The Sports Authority believes that this automatic replenishment system substantially reduces the costs associated with carrying inventory. By the end of fiscal 1994, the number of items on the automatic replenishment system is expected to be increased to approximately 50% of the active assortment.

     The Sports Authority currently purchases merchandise from over 850 vendors and, in fiscal 1993, no vendor accounted for more than 7.5% of The Sports Authority's total merchandise purchased. The Sports Authority does not maintain any long-term or exclusive commitments or arrangements to purchase from any vendor. The Sports Authority is either the largest or one of largest customers for many of its vendors, which often allows it to obtain favorable pricing and other terms in making purchases. For most vendors, The Sports Authority is the largest per store seller of that vendor's merchandise, which The Sports Authority believes enhances its relationship with vendors that seek brand awareness. As the number of stores increases pursuant to its store expansion plan, The Sports Authority believes it will be able to continue to obtain sufficient merchandise for all of its stores on a timely basis.

     The Sports Authority currently does not carry merchandise from Nike, Inc., one of the leading manufacturers of athletic footwear and apparel, or Starter Corporation, one of the leading manufacturers of team logo apparel. Due to the breadth and depth of its merchandise assortment, the absence of the Nike and Starter lines has not prevented The Sports Authority from successfully growing its business in these categories and achieving significant market share and profitability. For example, notwithstanding the absence of Nike footwear, The Sports Authority believes it has achieved the highest annual sales of athletic footwear per store among the large format sporting goods retailers.

     The Sports Authority currently exchanges purchase orders and acknowledgements electronically with approximately 135 vendors representing approximately 54% of its purchase order volume, expressed in dollars. By the end of fiscal 1994, The Sports Authority's goal is to create an electronic data interchange with 275 vendors, representing in excess of 75% of its purchase order volume, expressed in dollars. In addition, during fiscal 1994, The Sports Authority will begin to exchange invoices and advance shipping notices with vendors to increase efficiency in stocking merchandise upon receipt and to reduce the cost of entering invoice data for the automated matching of invoices to merchandise receipts.

     More than 97% of The Sports Authority's merchandise is shipped directly to each store by vendors. As a result, The Sports Authority does not require a central distribution center. In addition, The Sports Authority uses a small contract break bulk operation located in North Carolina to distribute certain orders, primarily for the athletic footwear department. The use of direct store shipments allows The Sports Authority to pursue new markets without the geographic constraints associated with a central distribution facility. The Sports Authority is in the process of establishing an offsite receiving operation in New Jersey to service its new stores in the New York metropolitan area because of the limited space for receiving in such locations. The Sports Authority is also currently studying the benefits of using a cross dock method of distribution.

MANAGEMENT INFORMATION SYSTEMS

     Since its inception, The Sports Authority has implemented sophisticated management information systems that integrate purchasing, receiving, sales and perpetual inventory data on a daily basis. These systems have enabled The Sports Authority to maintain strong financial controls and have improved its ability to manage its inventory, thereby reducing inventory costs and improving margins. The inventory management systems manage all aspects of inventory control from order placement through elimination of aged inventory. These systems include the functions of automated replenishment, automated merchandising planning and allocation, electronic data interchange and daily tracking of in-stock levels by item and location. Management believes that these systems also have sufficient capacity and flexibility to enable The Sports Authority to systematically manage the implementation of its expansion strategy. In late 1993, The Sports Authority installed a satellite communication system in each of its stores. The Sports Authority intends to expand use of its satellite communications system in fiscal 1994 to include audio broadcast for music and in-house commercials and in the future may utilize it for video transmission and training, product reviews and general communication.

     The Sports Authority currently employs point-of-sale terminals in all of its stores, which provide price look-up capabilities and SKU-level sales data, capture customer zip code data and initiate requests for authorization of the different credit and check tenders accepted by The Sports Authority. The Sports Authority also utilizes CRT's and printers at store level, which communicate with central site IBM AS/400 computers, via the satellite network, to record merchandise receipts, produce price tickets, provide time keeping information and for general data inquiry.

     The Sports Authority has recently decided to install small IBM AS/400 computers as in-store processors in all of its stores. This implementation will be completed in 1994. These processors are intended to provide local management with the ability to more closely manage inventory productivity and merchandise space planning, as well as reduce the amount of employee time spent on non-selling functions.

ADVERTISING AND PROMOTION

     The Sports Authority seeks to maintain name recognition and market penetration through television, radio, newspaper, inserts, billboards and direct mail advertising, with approximately 60% of The Sports Authority's advertising expenditures devoted to non-print advertising. In addition, The Sports Authority believes that its depth and breadth of high quality name brand merchandise, superior customer service and everyday fair prices create substantial "word of mouth" advertising. In connection with entering a new market, The Sports Authority uses extensive billboard, television and radio advertising to establish name recognition in that market. Since The Sports Authority focuses on multi-store markets, it is able to leverage its advertising costs.

COMPETITION

     The retail sporting goods industry is highly competitive and is comprised of the following four principal categories of retailers:

          - Traditional Sporting Goods Retailers. Traditional sporting goods retailers tend to have relatively small stores, ranging in size from 5,000 to 20,000 square feet, frequently located in malls or strip centers (e.g., Herman's and Oshman's). These stores typically carry limited quantities of each item in their assortment and generally offer a more limited selection at higher prices than large format stores.

          - Specialty Sporting Goods Retailers. Specialty sporting goods retailers include specialty shops, ranging in size from 1,000 to 10,000 square feet, frequently located in malls (e.g., Foot Locker and Champs), and also include pro shops that often are single store operations. These stores typically carry a wide assortment of one specific product category, such as athletic shoes or golf or tennis equipment and generally have higher prices than large format stores.

          - Large Format Sporting Goods Retailers. Large format stores such as The Sports Authority generally range in size from 30,000 to 50,000 square feet and offer a broad selection of name brand sporting goods merchandise and tend to be either an anchor store in a strip mall or free-standing (e.g., SportsTown, SportMart and Sports & Recreation).

          - Mass Merchandisers. Mass merchandisers are large stores, approximately 50,000 to 200,000 square feet, that feature sporting equipment as only a small portion of the total merchandise carried, and are located primarily in strip centers or free-standing locations (e.g., Kmart and Wal*Mart). These stores have limited selection and fewer name brands and also do not offer the customer service offered by sporting goods retailers.

     The Sports Authority believes that, although it will continue to face competition from retailers in each of the categories described above, over the long term the most significant competition will be from the large format sporting goods retailers. Of The Sports Authority's 80 stores, 25 already face direct competition from such large format sporting goods retailers. For example, The Sports Authority competes with Sports & Recreation in Tampa, SportsTown in Atlanta and SportMart in Chicago, each of which has multiple large format stores in such markets. The Sports Authority believes that the principal strengths with which it competes are customer service, merchandise assortment, ease of shopping and everyday fair pricing.

PROPERTIES

     The Sports Authority's stores have been open an average of two years. The Sports Authority continually enhances merchandise presentation, and annually spends an average of $15,000 per store upgrading fixtures. Additionally, to maintain its high level of presentation standards, management intends to refurbish its stores at four-year intervals, including replacing all carpet and worn fixtures and performing all major merchandise presentation upgrades which were not performed in the intervening four-year period.

     All of The Sports Authority's stores have long-term leases. The leases typically provide for an initial 20 year term with multiple five-year renewal options. In most cases, The Sports Authority's leases provide for minimum annual rent subject to periodic adjustments, plus other charges, including a proportionate share of taxes, insurance and common area maintenance. The Sports Authority leases a building at 3383 N. State Road 7, Fort Lauderdale, Florida, containing approximately 82,000 square feet, that houses its corporate offices, with a remaining primary term of four years with three 10 year renewal options.

ASSOCIATES

     As of January 23, 1994, The Sports Authority had a total of approximately 3,100 full-time and approximately 2,900 part-time associates, 5,700 of whom were employed in The Sports Authority's stores and approximately 300 of whom were employed in corporate office positions. None of The Sports Authority's associates is covered by collective bargaining agreements. The Sports Authority's store managers have an average of 14 years retail management experience. The Sports Authority endeavors to promote new store managers internally through a management training program. The Sports Authority believes that its relationship with its associates is very good.

TRADEMARKS AND SERVICE MARKS

     The Sports Authority(R) and The Sports Authority logo are registered trademarks and service marks of The Sports Authority. The Sports Authority uses its mark as a trade name in connection with its business operations. Whenever possible, The Sports Authority has registered its mark as a trade name with the state or locality where The Sports Authority has a store.

LITIGATION

     The Sports Authority is from time to time involved in routine litigation incidental to the conduct of its business. The Sports Authority believes that no currently pending litigation to which it is a party will have a material adverse effect on its liquidity, financial position or results of operations.

                           THE SPORTS AUTHORITY GROUP

                              REPORT BY MANAGEMENT

RESPONSIBILITY FOR FINANCIAL STATEMENTS

     Kmart Corporation and The Sports Authority Group management are responsible for the integrity of the information and representations contained in the interim and annual financial statements. This responsibility includes making informed estimates and judgments in selecting the appropriate accounting principles. Management believes the financial statements conform with generally accepted accounting principles applied on a consistent basis.

     To assist management in fulfilling these obligations, several tools are utilized, which include the following:

          A system of internal accounting controls is maintained to provide for the integrity of information for purposes of preparing financial statements and to assure that assets are properly accounted for and safeguarded. This concept of reasonable assurance is based on the recognition that the cost of the system is related to the benefits to be derived and modified for changing conditions. Management believes its system provides reasonable assurance of this appropriate balance.

          As part of the internal control system, a policy of Standards of Business Conduct and Management Integrity Statements is in effect. All officers and key employees periodically submit a signed statement regarding compliance with these policies.

          An Internal Audit Department is maintained to evaluate, test and report on the application of internal accounting controls in conformity with standards of the practice of internal auditing.

          The financial statements have been examined by independent accountants whose report is contained herein. This examination includes, among other things, a review of the system of internal controls as required by generally accepted auditing standards.

     The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly with management, internal auditors and the independent accountants to assure that each is carrying out its responsibilities. The internal auditors and independent accountants both have full and free access to the Audit Committee, with and without the presence of management.

Joseph E. Antonini                               Jack A. Smith
Kmart Corporation                                The Sports Authority, Inc.
Chairman of the Board, President                 President and
and Chief Executive Officer                      Chief Executive Officer

George R. Mrkonic                                Richard J. Lynch, Jr.
Kmart Corporation                                The Sports Authority, Inc.
Executive Vice President                         Senior Vice President
Specialty Retailing                              and Chief Financial Officer

Thomas F. Murasky
Kmart Corporation
Executive Vice President
and Chief Financial Officer

                           THE SPORTS AUTHORITY GROUP

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Kmart Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of income, and of cash flows present fairly, in all material respects, the financial position of The Sports Authority Group at January 23, 1994 and January 24, 1993, and the results of its operations and its cash flows for each of the three years in the period ended January 23, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Kmart Corporation management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The Sports Authority Group is a business group of Kmart Corporation (as described in the Basis of Presentation note to these financial statements); accordingly, the combined financial statements of The Sports Authority Group should be read in conjunction with the consolidated financial statements of Kmart Corporation.

Price Waterhouse

Ft. Lauderdale, Florida

March 15, 1994

                           THE SPORTS AUTHORITY GROUP

                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN MILLIONS)

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    JANUARY 26,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Sales........................................................     $ 606.9        $ 411.5        $ 240.9
Licensee fees and rental income..............................         1.7            0.9            0.4
                                                                -----------    -----------    -----------
                                                                    608.6          412.4          241.3
                                                                -----------    -----------    -----------
Cost of merchandise sold, includes buying and occupancy
  costs......................................................       440.9          297.6          174.3
Selling, general and administrative expenses.................       137.0           95.6           56.7
Pre-opening expense..........................................         7.6            7.0            4.8
Goodwill amortization........................................         2.1            2.1            2.1
                                                                -----------    -----------    -----------
Operating income.............................................        21.0           10.1            3.4
Interest:
  Capital lease obligations -- expense.......................          --            0.1            0.2
                                                                -----------    -----------    -----------
Income before income taxes...................................        21.0           10.0            3.2
Income taxes.................................................         8.2            4.3            1.9
                                                                -----------    -----------    -----------
Net income...................................................     $  12.8        $   5.7        $   1.3
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Supplemental disclosure (unaudited):
  Net income.................................................     $  12.8        $   5.7        $   1.3
  Add back of goodwill amortization..........................         2.1            2.1            2.1
                                                                -----------    -----------    -----------
Kmart Corporation earnings attributable to The Sports
  Authority Group............................................     $  14.9        $   7.8        $   3.4
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

            See accompanying Notes to Combined Financial Statements.

                           THE SPORTS AUTHORITY GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                          JANUARY 23,    JANUARY 24,
                                                                             1994           1993
                                                                          -----------    -----------
ASSETS
Current Assets:
  Cash.................................................................     $   8.2        $   2.2
  Merchandise inventories..............................................       157.3          113.7
  Accounts receivable and other current assets.........................        14.7           10.2
                                                                          -----------    -----------
  Total current assets.................................................       180.2          126.1
Property Owned:
  Leasehold improvements...............................................        27.6           20.9
  Furniture and fixtures...............................................        45.3           29.7
Property under capital leases..........................................         1.3            2.5
                                                                          -----------    -----------
                                                                               74.2           53.1
Less-accumulated depreciation and amortization:
  Property owned.......................................................       (15.4)          (7.7)
  Property under capital leases........................................        (1.2)          (1.5)
                                                                          -----------    -----------
Total owned and leased property........................................        57.6           43.9
Other Assets and Deferred Charges......................................         1.4            1.8
Goodwill -- net of accumulated amortization of $7.8 and $5.7,
  respectively.........................................................        58.6           64.6
                                                                          -----------    -----------
                                                                            $ 297.8        $ 236.4
                                                                          -----------    -----------
                                                                          -----------    -----------
LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable -- trade............................................     $  87.0        $  55.1
  Accrued payrolls and other liabilities...............................        48.2           31.9
  Taxes other than income taxes........................................         3.6            2.5
  Income taxes.........................................................         4.0            2.1
                                                                          -----------    -----------
Total current liabilities..............................................       142.8           91.6
Other Long-Term Liabilities............................................         7.1            5.6
The Sports Authority Group Equity......................................       147.9          139.2
                                                                          -----------    -----------
                                                                            $ 297.8        $ 236.4
                                                                          -----------    -----------
                                                                          -----------    -----------
Supplemental disclosure (unaudited):
  The Sports Authority Group Equity....................................     $ 147.9        $ 139.2
  Add back of accumulated goodwill amortization........................         7.8            5.7
                                                                          -----------    -----------
  Kmart Corporation equity attributable to The Sports Authority
     Group.............................................................     $ 155.7        $ 144.9
                                                                          -----------    -----------
                                                                          -----------    -----------

            See accompanying Notes to Combined Financial Statements.

                           THE SPORTS AUTHORITY GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    JANUARY 26,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
CASH PROVIDED BY (USED FOR):
OPERATIONS
  Net income.................................................     $  12.8        $   5.7        $   1.3
  Adjustments to reconcile net income to operating cash
     flows:
     Depreciation and amortization...........................        10.2            7.2            4.4
     Increase in other long-term liabilities.................         1.9            2.4            1.5
     Other -- net............................................         5.1             --             --
  Cash provided by (used for) current assets and current
     liabilities:
     Increase in inventories.................................       (43.6)         (30.7)         (47.3)
     Increase in accounts payable............................        31.9           19.0           19.8
     Other -- net............................................        15.4           18.9            3.7
                                                                -----------    -----------    -----------
  Net cash provided by (used for) operations.................        33.7           22.5          (16.6)
                                                                -----------    -----------    -----------
INVESTING
  Capital expenditures -- owned property.....................       (23.5)         (25.9)         (15.6)
  Other -- net...............................................         1.0            2.2            0.4
                                                                -----------    -----------    -----------
  Net cash used for investing................................       (22.5)         (23.7)         (15.2)
                                                                -----------    -----------    -----------
FINANCING
  Net equity transactions with the Kmart Group...............        (4.1)           2.1           33.4
  Reduction in capital lease obligations.....................        (1.1)          (0.5)          (0.6)
                                                                -----------    -----------    -----------
  Net cash provided by (used for) financing..................        (5.2)           1.6           32.8
                                                                -----------    -----------    -----------
NET INCREASE IN CASH AND EQUIVALENTS.........................         6.0            0.4            1.0
  Cash and Equivalents at Beginning of Year..................         2.2            1.8            0.8
                                                                -----------    -----------    -----------
CASH AND EQUIVALENTS AT END OF YEAR..........................     $   8.2        $   2.2        $   1.8
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Supplemental disclosures of cash flow information:
  Interest paid..............................................     $    --        $   0.1        $   0.2
  Income taxes paid..........................................     $   4.3        $   0.2        $    --
  Capital lease obligations incurred.........................     $    --        $   0.6        $   0.7

            See accompanying Notes to Combined Financial Statements.

                           THE SPORTS AUTHORITY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

BASIS OF PRESENTATION


     The Board of Directors of Kmart Corporation (Board) has adopted a proposal (the Specialty Retail Stock Proposal) which, if approved by shareholders and implemented by the Board, would authorize the Board to issue four new series of common stock (collectively, the Specialty Retail Stock) designated KM-Borders-Walden Group Common Stock (Borders-Walden Stock), KM-Builders Square Group Common Stock (Builders Square Stock), KM-OfficeMax Group Common Stock (OfficeMax Stock) and KM-The Sports Authority Group Common Stock (The Sports Authority Stock). While each series of Specialty Retail Stock would constitute common stock of Kmart Corporation, each is intended to reflect the separate performance of each specialty retail business. The Borders-Walden Stock is intended to reflect the performance of Kmart Corporation's retail bookstore group (the Borders-Walden Group), which is comprised principally of Kmart Corporation's Borders, Inc. and Walden Book Company, Inc. subsidiaries. The Builders Square Stock is intended to reflect the performance of Kmart Corporation's retail home improvement and home decor superstore group (the Builders Square Group), which is comprised principally of Kmart Corporation's Builders Square, Inc. subsidiary. The OfficeMax Stock is intended to reflect the performance of Kmart Corporation's retail office products superstore group (the OfficeMax Group), which is comprised principally of Kmart Corporation's greater than 90% interest in its OfficeMax, Inc. subsidiary. The Sports Authority Stock is intended to reflect the performance of Kmart Corporation's retail sporting goods megastore group (The Sports Authority Group), which is comprised principally of Kmart Corporation's The Sports Authority, Inc. subsidiary. The Borders-Walden Group, Builders Square Group, OfficeMax Group and The Sports Authority Group are sometimes referred to collectively herein as the Specialty Retail Groups and individually as a Specialty Retail Group.



     Upon the initial issuance of any series of Specialty Retail Stock, the existing common stock would be redesignated as Kmart Group Common Stock (Kmart Stock). The Kmart Stock, while constituting common stock of Kmart Corporation, is intended to reflect the separate performance of the Kmart Group, which is generally comprised of (i) Kmart Corporation's core Kmart discount store group,
(ii) Kmart Corporation's interest in each Specialty Retail Group (a Retained Interest), which excludes the interest represented by any outstanding shares of the relevant series of Specialty Retail Stock and (iii) all other businesses in which Kmart Corporation and its other subsidiaries are engaged. The Kmart Group and the Specialty Retail Groups are sometimes referred to collectively herein as the Groups and individually as a Group.



     Following approval by shareholders of the Specialty Retail Stock Proposal, Kmart Corporation currently intends, subject to prevailing market and other conditions, to offer shares of each series of Specialty Retail Stock for cash in separate initial public offerings (collectively, the Offerings) and to allocate the proceeds of the Offerings to the Kmart Group to be used to repay outstanding indebtedness of Kmart Corporation and for general corporate purposes, resulting in reduced debt service obligations attributable to the Kmart Group. The timing, sequence and size of such Offerings and the price at which such shares would be sold would be determined by the Board, without further approval of shareholders, prior to each Offering based upon prevailing market and other conditions; however, it is currently contemplated that the first offering would be commenced shortly after the Annual Meeting and that Kmart Corporation would initially offer to the public shares of each series of Specialty Retail Stock that would be intended to represent approximately 20% to 30% of the equity value of Kmart Corporation attributed to the relevant Specialty Retail Group as determined by the Board (Equity Value) at the time of such Offering. Therefore, it is expected that Kmart Corporation would retain and attribute to the Kmart Group a 70% to 80% Retained Interest in each such Specialty Retail Group. The terms of each Offering would be determined by the Board and the underwriters of such Offering based upon prevailing market conditions; the financial condition and results of operations of the relevant Specialty Retail Group; the history of and prospects for the relevant Specialty Retail Group; the specialty retail industry and the segment of that industry in which the relevant Specialty Retail Group competes; the management and operations of the relevant Specialty Retail Group; the progress of the relevant Specialty

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

Retail Group in implementing its business strategy; the foregoing factors in relation to market values of other companies engaged in similar businesses; and the financial condition of Kmart Corporation as a whole. In addition to or in lieu of any Offering, the Board reserves the right to issue shares of any series of Specialty Retail Stock as a distribution on Kmart Stock, although the Board has no current intention to do so. The determination of whether to proceed with an Offering of any series of Specialty Retail Stock would be made by the Board based on, among other things, the proposed terms of such Offering and the then prevailing market and other conditions. The Board reserves the right not to proceed with any or all of the Offerings, without further approval of shareholders, if it determines that consummation of such Offering or Offerings is not in the best interests of Kmart Corporation.


     The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Kmart Corporation. The separate Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Specialty Retail Stock Proposal, except that no inter-Group interest expense or inter-Group interest income is reflected, as more fully described under "Corporate Activities" below. However, following implementation of the Specialty Retail Stock Proposal and issuance of each Specialty Retail Stock, the financial statements of each Specialty Retail Group would reflect interest expense related to net cash provided by Kmart Corporation. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the combined historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups and (ii) a portion of the assets and liabilities (including contingent liabilities) and related transactions of Kmart Corporation that are not separately identified with the operations of a specific Group. The effects of the issuance of the equity securities described above have not been reflected in these historical financial statements.

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, following issuance of any series of Specialty Retail Stock, Kmart Corporation would provide to holders of The Sports Authority Stock separate financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for The Sports Authority Group and for Kmart Corporation. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), shareholders' equity and items of income and expense among the Groups for purposes of preparing their respective financial statements, the change in the capital structure of Kmart Corporation contemplated by the Specialty Retail Stock Proposal would not affect the respective legal title to assets or responsibility for liabilities of Kmart Corporation or any of its subsidiaries. Kmart Corporation and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of The Sports Authority Stock and of each other series of common stock of Kmart Corporation would be holders of common stock of Kmart Corporation and would continue to be subject to risks associated with an investment in Kmart Corporation and all of its businesses, assets and liabilities. The Specialty Retail Stock Proposal would not affect the rights of creditors of Kmart Corporation.

     Financial effects arising from any Group that affect the consolidated results of operations or financial condition of Kmart Corporation could affect the results of operations or financial condition of The Sports Authority Group or the market price of shares of The Sports Authority Stock. In addition, net losses of any Group, dividends and distributions on any series of common stock or preferred stock, repurchases of any series of common stock and certain repurchases of preferred stock would reduce the assets of Kmart Corporation legally available for dividends on all series of common stock. Accordingly, Kmart Corporation consolidated financial information should be read in conjunction with The Sports Authority Group financial information.

     The dividend policy applicable to The Sports Authority Stock would be determined by the Board at the time of issuance of such stock. Determinations to pay dividends on The Sports Authority Stock would be based primarily upon the financial condition, results of operations and business requirements of The Sports

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)
Authority Group and Kmart Corporation as a whole. Under the terms of The Sports Authority Stock, dividends would be payable at the sole discretion of the Board out of the lesser of (i) all assets of Kmart Corporation legally available for dividends and (ii) the Available Dividend Amount with respect to The Sports Authority Group.

     The management and accounting policies applicable to the preparation of the financial statements of The Sports Authority Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Kmart Corporation. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Sports Authority Group's significant accounting policies, which conform to generally accepted accounting principles applied on a consistent basis between years, are described below.

     Fiscal Year: The Sports Authority Group's fiscal year ends on the Sunday prior to the last Wednesday in January. Fiscal years 1993, 1992 and 1991 each consisted of 52 weeks and ended on January 23, 1994, January 24, 1993 and January 26, 1992, respectively.

     Earnings Per Common and Common Equivalent Share: Historical earnings per share are omitted from the statements of income as The Sports Authority Stock was not part of the capital structure of Kmart Corporation for the periods presented. Following implementation of the Specialty Retail Stock Proposal, the method of calculating earnings per share for Kmart Stock and each series of Specialty Retail Stock would reflect the terms of the Certificate of Amendment which provide that each Group's Available Dividend Amount, which, in turn, would reflect the separately reported Kmart Corporation Earnings Attributable to the Kmart Group, in the case of the Kmart Group, and Kmart Corporation Earnings Attributable to a Specialty Retail Group, in the case of a Specialty Retail Group, would be the source for payment of dividends for each series of common stock, although liquidation rights of these series of stock and legally available assets of Kmart Corporation may be more or less than these amounts. Kmart Corporation would compute earnings per share of The Sports Authority Stock by dividing the product of the Outstanding Interest Fraction and Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to The Sports Authority Group by the weighted average number of shares of The Sports Authority Stock and dilutive The Sports Authority Stock equivalents outstanding during the applicable period. Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to The Sports Authority Group would generally equal The Sports Authority Group's net income or loss for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expenses of Kmart Corporation allocated to The Sports Authority Group, increased by the amount of amortization of goodwill of The Sports Authority Group during such period arising from acquisitions made by Kmart Corporation or its subsidiaries with respect to The Sports Authority Group before the first issuance of The Sports Authority Stock. The Outstanding Interest Fraction with respect to The Sports Authority Group is the percentage interest in The Sports Authority Group intended to be represented at any time by the outstanding shares of The Sports Authority Stock. See "Proposal 2 -- The Specialty Retail Stock
Proposal -- Dividend Policy -- Calculation of Earnings Per Share" of Kmart Corporation Proxy Statement for an example of the calculation of Kmart Corporation Earnings Attributable to a Specialty Retail Group with respect to The Sports Authority Stock.

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

     Cash and Equivalents: Kmart Corporation considers cash on hand in stores, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less as cash and cash equivalents for the purposes of the statement of cash flows.

     Inventories: Merchandise inventories are valued on a first-in, first-out
(FIFO) basis at the lower of cost or market using the retail inventory method.

     Property Owned and Depreciation: Leasehold improvements and equipment are recorded at cost, including a provision for capitalized interest. Depreciation is provided over the estimated useful lives of related assets on the straight-line method for financial statement purposes and on accelerated methods for income tax purposes. Store properties are leased and improvements are amortized over the term of the lease but not more than 10 years. Other annual rates used in computing depreciation for financial statement purposes are 14% for store fixtures and 20% for other fixtures and equipment.


     Goodwill: The excess of cost over the fair value of net assets of The Sports Authority Group as of the March 2, 1990 date of acquisition of The Sports Authority, Inc. by Kmart Corporation was capitalized and is being amortized over 40 years using the straight-line method. The Sports Authority Group evaluates the recoverability of goodwill and reviews the amortization period on an annual basis. Several factors are used to evaluate goodwill, including but not limited to: management's plans for future operations; recent operating results and each business' projected, undiscounted cash flows. The primary method is each business' projected undiscounted cash flows.



     Financial Instruments: With the exception of The Sports Authority Group equity, The Sports Authority Group records all financial instruments, including accounts receivable, accounts payable and marketable securities at, or approximating, market value.


     Licensee Sales: Snow ski merchandise is sold through a licensee agreement. The Sports Authority Group receives a percentage of snow ski sales for rent and services. Snow ski sales are excluded from total sales.

     Pre-Opening and Closing Costs: Costs associated with the opening of a new store are expensed in the first month of operation. When the decision to close a retail unit is made, The Sports Authority Group provides for the future net lease obligation, non recoverable investment in fixed assets, other expenses directly related to discontinuance of operations and estimated operating loss through the expected closing dates. As of January 23, 1994, The Sports Authority Group had not closed a retail unit.

CORPORATE ACTIVITIES

     Kmart Corporation manages most treasury activities on a centralized, consolidated basis. Such activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Under this centralized cash management system, domestic cash receipts of The Sports Authority Group are remitted to Kmart Corporation and cash disbursements of The Sports Authority Group are funded by Kmart Corporation on a daily basis. In the historical financial statements of the Groups, (i) debt incurred by Kmart Corporation and its subsidiaries, other than certain capital leases and mortgages related specifically to the Specialty Retail Groups, has been reflected on the financial statements of the Kmart Group and (ii) net cash used or provided by each Specialty Retail Group has been characterized as an adjustment of the Kmart Group's investment (reflected as Retained Interest) in such Specialty Retail Group. Accordingly, no inter-Group interest expense or inter-Group interest income is reflected in the historical financial statements of The Sports Authority Group. Until the issuance of The Sports Authority Stock, the net cash used or provided by The Sports Authority Group will continue to be characterized as an adjustment to the Kmart Group's investment in The Sports Authority Group.

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

     If the Specialty Retail Stock Proposal is approved by shareholders and implemented by the Board, all debt incurred or preferred stock issued by Kmart Corporation and its subsidiaries would be specifically attributed to and reflected on the financial statements of the Kmart Group, unless otherwise determined by the Board. The Board could determine from time to time that debt or preferred stock should be specifically attributed to and reflected on the financial statements of a Specialty Retail Group when the debt is incurred or the preferred stock is issued for the benefit of such Specialty Retail Group.


     Following the issuance of The Sports Authority Stock, if cash used by The Sports Authority Group exceeds cash provided by The Sports Authority Group, the Kmart Group would transfer to The Sports Authority Group the cash necessary to fund excess uses. Conversely, if cash provided by The Sports Authority Group exceeds cash used by The Sports Authority Group, The Sports Authority Group would transfer the excess cash to the Kmart Group. All cash transfers between Groups would be accounted for as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be accounted for as a long-term loan or, in the case of a transfer from the Kmart Group to The Sports Authority Group, an equity contribution. There are no specific criteria to determine when a cash transfer would be classified as a long-term loan or, in the case of a transfer from the Kmart Group to The Sports Authority Group, an equity contribution, rather than a short-term loan. Such determination would be made by the Board in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances, including the financing needs and objectives of the recipient Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Such determination would affect the amount of interest expense and interest income reflected in the financial statements of the relevant Groups if such transfer were made as a short-term loan or long-term loan and, in the case of a transfer from the Kmart Group to The Sports Authority Group as an equity contribution, the amount of The Sports Authority Group equity and Retained Interest of the Kmart Group. Short-term loans between the Kmart Group and The Sports Authority Group would bear interest at Kmart Corporation's daily short-term borrowing rate. In the event that the Board determined that a transfer of funds between the Kmart Group and The Sports Authority Group should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which Kmart Corporation could borrow funds on a similar basis.



     From time to time, following the initial issuance of The Sports Authority Stock, the Board could determine that funds to be transferred from the Kmart Group to The Sports Authority Group represent an equity contribution to The Sports Authority Group rather than a loan. In such event, the Kmart Group's Retained Interest in The Sports Authority Group would be increased by the amount of such contributions, as a result of which (i) the Number of Shares Issuable with Respect to the Kmart Group's Retained Interest in The Sports Authority Group would be increased by an amount equal to the amount of such contribution divided by the Market Value of a share of The Sports Authority Stock and (ii) the Kmart Group's interest with regard to The Sports Authority Group would be increased and the interest in The Sports Authority Group represented by outstanding shares of The Sports Authority Stock would be decreased accordingly.



     As a result of the foregoing, the balance sheets of the Kmart Group would reflect its net short-term and net long-term loans to or borrowings from The Sports Authority Group, and the balance sheets of The Sports Authority Group would reflect its net short-term and net long-term loans to or borrowings from the Kmart Group. Similarly, the respective income statements of the Kmart Group and The Sports Authority Group would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Kmart Group and The Sports Authority Group would reflect changes in the amounts thereof deemed outstanding. In view of the anticipated cash needs of The Sports Authority Group over the next several years, it is currently expected that the Kmart Group would provide net

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

cash to The Sports Authority Group. After considering all relevant factors, the Kmart Group would obtain such funds from internal operations, excess cash from other Specialty Retail Groups, external debt financing or additional equity issuances. Accordingly, unlike these historical financial statements, following implementation of the Specialty Retail Stock Proposal and issuance of The Sports Authority Stock, the financial statements of The Sports Authority Group would reflect interest expense related to net cash provided by Kmart Corporation.


     Notwithstanding the policies described above, determinations to provide funds to The Sports Authority Group would continue to be made at the discretion of the Board. Nothing in the foregoing policies obligates the Board to cause the Kmart Group to provide funds to The Sports Authority Group if the Board determines it is in the best interest of Kmart Corporation not to do so.


     Certain corporate, general and administrative costs (including certain corporate borrowing, legal, tax and employee benefit costs) have been charged to the Specialty Retail Groups based upon utilization and at negotiated rates which management believes approximate the rates which each of the Specialty Retail Groups would incur as stand-alone entities. The Sports Authority Group financial statements also include an allocation, which management believes to be reasonable, of corporate, general and administrative costs related specifically to the management of the Specialty Retail Groups and allocated equally among the Specialty Retail Groups of $0.1 in each of 1993, 1992 and 1991. Amounts allocated in these historical financial statements were calculated on the same basis as would be used prospectively, and management believes that the historical allocation of such amounts is representative of the amounts which would be allocated to each of the Specialty Retail Groups prospectively.

     Income Taxes: All members of the Kmart Corporation consolidated group are included in the consolidated United States federal income tax return filed by Kmart Corporation. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The financial statement provision and related tax payments or refunds have been reflected in the individual Groups in accordance with Kmart Corporation's tax allocation policy for such Groups. In general, such policy provides that the consolidated tax provision is allocated among the Groups for individual Group financial statement purposes based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective Groups.

     For financial statement provision and tax settlement purposes, tax benefits resulting from attributes (principally net operating losses), which cannot be utilized by one of the Groups on a separate return basis but which can be utilized on a consolidated basis in any given year, are allocated to the Group which generates the attributes. However, if such tax benefits cannot be utilized on a consolidated basis in that year or in a carry back year, such consolidated tax effect is adjusted in a subsequent year to the extent necessary to allocate tax benefits to the Group that would have realized the tax benefits on a separate return basis.

     The allocated Group amounts are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns and, in certain situations, could result in any of the Groups incurring more or less income tax expense for financial reporting purposes.

     Deferred income taxes are provided on temporary differences between financial statement and income tax basis of assets and liabilities.

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

INCOME TAXES

     The provision for income taxes consists of:

                                                                          1993     1992     1991
                                                                          -----    -----    -----
Current:
  Federal..............................................................   $ 6.7    $ 4.6    $ 1.3
  State and local......................................................     0.9      0.2      0.1
Deferred:
  Excess of tax over book depreciation.................................     1.2      0.7      0.7
  Other................................................................    (0.6)    (1.2)    (0.2)
                                                                          -----    -----    -----
          Total income taxes...........................................   $ 8.2    $ 4.3    $ 1.9
                                                                          -----    -----    -----
                                                                          -----    -----    -----

     A reconciliation of the federal statutory rate to The Sports Authority Group's effective tax rate follows:

                                                           1993    1992    1991    1993    1992    1991
                                                           ----    ----    ----    ----    ----    ----
Federal statutory rate..................................   $7.4    $3.4    $1.1    35.0%   34.0%   34.0%
State and local taxes, net of federal tax benefit.......    0.6     0.1     0.1     2.9     1.0     3.1
Other...................................................    0.2     0.8     0.7     1.1     8.0    22.3
                                                           ----    ----    ----    ----    ----    ----
          Total income taxes............................   $8.2    $4.3    $1.9    39.0%   43.0%   59.4%
                                                           ----    ----    ----    ----    ----    ----
                                                           ----    ----    ----    ----    ----    ----

     Deferred tax assets and liabilities resulted from the following:

                                                                                    JANUARY 23,
                                                                                       1994
                                                                                    -----------
Deferred tax assets:
  Inventory......................................................................      $ 0.4
  Accruals and other liabilities.................................................        2.0
  Other..........................................................................        0.8
                                                                                       -----
     Total deferred tax assets...................................................        3.2
                                                                                       -----
Deferred tax liabilities:
  Property and equipment.........................................................        2.9
                                                                                       -----
     Total deferred tax liabilities..............................................        2.9
                                                                                       -----
     Net deferred tax assets.....................................................      $ 0.3
                                                                                       -----
                                                                                       -----

     Financial Accounting Standard No. 109 "Accounting for Income Taxes" (FAS
109) was issued in February 1992. FAS 109 requires that deferred taxes be calculated using the liability approach rather than the deferred method. In addition, the standard requires adjustment of deferred tax liabilities to reflect enacted changes in the statutory federal income tax rate. The Sports Authority Group adopted FAS 109 as the cumulative effect of an accounting change in the first quarter of 1993. The cumulative effect of the accounting change was insignificant.

COMMITMENTS AND CONTINGENCIES

     There are various claims, lawsuits and pending actions against The Sports Authority, Inc. incident to the operations of The Sports Authority Group. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on The Sports Authority Group's liquidity, financial position or results of operations.

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

LEASES

     Description of Leasing Arrangements: The Sports Authority Group conducts operations primarily in leased facilities. Store leases are generally for terms of 20 to 25 years with multiple five-year renewal options which allow The Sports Authority Group the option to extend the life of the lease up to 25 years beyond the initial noncancellable term.

     Certain leases provide for additional rental payments based on a percent of sales in excess of a specified base. Also, certain leases provide for the payment by the lessee of executory costs (taxes, maintenance and insurance). Some selling space has been sublet to other retailers in certain of the leased facilities.

     Lease Commitments: Future minimum lease payments at January 23, 1994 were as follows:

                                                                                 MINIMUM LEASE
                                                                                    PAYMENTS
                                                                              --------------------
                                                                              CAPITAL    OPERATING
                                                                              -------    ---------
Fiscal Year:
     1994..................................................................    $ 0.1      $  35.0
     1995..................................................................       --         34.6
     1996..................................................................       --         34.7
     1997..................................................................       --         34.1
     1998..................................................................       --         33.5
     Later years...........................................................       --        361.6
                                                                              -------    ---------
       Total minimum lease payments........................................      0.1        533.5
Less -- minimum sublease rental income.....................................       --         (9.1)
                                                                              -------    ---------
Net minimum lease payments.................................................      0.1      $ 524.4
                                                                                         ---------
                                                                                         ---------
Less:
  Amount representing interest.............................................       --
                                                                              -------
                                                                                 0.1
Portion due within one year................................................      0.1
                                                                              -------
Long-term lease obligations................................................    $  --
                                                                              -------
                                                                              -------

     Rental Expense: A summary of operating lease rental expense and short-term rentals follows:

                                                                          1993     1992     1991
                                                                          -----    -----    -----
Minimum rentals........................................................   $29.4    $17.2    $10.2
Percentage rentals.....................................................     0.3      0.2       --
Less -- sublease rentals...............................................    (0.9)      --       --
                                                                          -----    -----    -----
  Total................................................................   $28.8    $17.4    $10.2
                                                                          -----    -----    -----
                                                                          -----    -----    -----

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

     Reconciliation of Capital Lease Information: The impact of recording amortization and interest expense versus rent expense on capital leases follows:

                                                                          1993     1992     1991
                                                                          -----    -----    -----
Amortization of capital lease property.................................   $ 0.3    $ 0.6    $ 0.6
Interest expense related to obligations under capital leases...........      --      0.1      0.2
                                                                          -----    -----    -----
Amounts charged to earnings............................................     0.3      0.7      0.8
Related minimum lease payments net of executory costs..................    (0.5)    (0.7)    (0.7)
                                                                          -----    -----    -----
Excess of amounts charged over related minimum lease payments..........   $(0.2)   $  --    $ 0.1
                                                                          -----    -----    -----
                                                                          -----    -----    -----

PENSION PLANS

     The Sports Authority Group participates in Kmart Corporation's non-contributory pension plans which cover most domestic employees who meet certain requirements of age, length of service and hours worked per year. Benefits paid to retirees are based upon age at retirement, years of credited service and earnings. The Kmart Corporation's policy is to fund at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of equity securities, fixed income securities, guaranteed insurance contracts and real estate. The portion of pension expense and plan assets and obligations attributable to The Sports Authority Group are actuarially determined based on the attributes of The Sports Authority Group's plan participants, a method which management believes to be reasonable.

     The following table presents The Sports Authority Group's funded status based on a proportionate share of plan assets, as described above, and amounts recognized in the accompanying balance sheet at year end:

                                                                JANUARY 23,    JANUARY 24,
                                                                   1994           1993
                                                                -----------    -----------
Actuarial value of benefit obligations:
  Estimated present value of vested benefits.................      $(0.5)         $(0.1)
  Estimated present value of non-vested benefits.............       (0.6)          (0.2)
                                                                -----------    -----------
  Accumulated benefit obligation.............................       (1.1)          (0.3)
  Value of future pay increases..............................       (0.4)          (0.3)
                                                                -----------    -----------
  Projected benefit obligation...............................       (1.5)          (0.6)
Estimated market value of plan assets........................        1.1            0.6
                                                                -----------    -----------
Plan assets under projected benefit obligation...............       (0.4)            --
Unrecognized net asset.......................................       (0.1)          (0.1)
Unrecognized prior service cost..............................        0.1             --
Unrecognized net loss and other..............................        0.2             --
                                                                -----------    -----------
Accrued pension costs........................................      $(0.2)         $(0.1)
                                                                -----------    -----------
                                                                -----------    -----------

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

     The following table summarizes allocated pension costs and actuarial assumptions:

                                                                          1993     1992     1991
                                                                          -----    -----    -----
Components of pension expense:
  Normal service cost..................................................   $ 0.3    $ 0.1    $ 0.1
  Interest cost on projected benefit obligation........................     0.1       --       --
  Return on plan assets................................................    (0.1)      --       --
  Net amortization and deferral of other components....................      --       --       --
                                                                          -----    -----    -----
     Total.............................................................   $ 0.3    $ 0.1    $ 0.1
                                                                          -----    -----    -----
                                                                          -----    -----    -----
Actuarial assumptions at end of year:
  Discount rates.......................................................    7.25%    8.50%    8.75%
  Expected return on plan assets.......................................    9.50%    9.50%    9.50%
  Salary increases.....................................................    4.50%    5.00%    5.00%

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

     The Sports Authority Group adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106) at the beginning of fiscal 1993. FAS 106 requires The Sports Authority Group to accrue for future postretirement medical benefits. The effect of this statement on The Sports Authority Group is not significant.

     In addition, Financial Accounting Standards No. 112 "Employers' Accounting for Postemployment Benefits" (FAS 112) was issued in November 1992. FAS 112 is an extension of the concepts underlying FAS 106 for similar benefits provided to terminated or laid-off employees such as salary extension, severance, disability and supplemental unemployment benefits. The effect of this statement on The Sports Authority Group is not significant.

EMPLOYEE SAVINGS PLAN

     Employees of The Sports Authority Group who meet certain requirements as to age and service are eligible to participate in Kmart Corporation's Employee Savings Plan. The Sports Authority Group's expense related to the Employee Savings Plan was $0.4, $0.3 and $0.3 for 1993, 1992 and 1991, respectively.

PERFORMANCE RESTRICTED STOCK PLAN

     Certain officers and employees of The Sports Authority Group participate in Kmart Corporation's Performance Restricted Stock Plan and Stock Option Plan. These plans are discussed in the respective footnotes to Kmart Corporation consolidated financial statements. The Sports Authority Group's allocation of compensation expense related to the Performance Restricted Stock Plan was not material.

                           THE SPORTS AUTHORITY GROUP

                             (DOLLARS IN MILLIONS)

THE SPORTS AUTHORITY GROUP EQUITY

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 23,    JANUARY 24,    JANUARY 26,
                                                                   1994           1993           1992
                                                                -----------    -----------    -----------
Balance at beginning of year.................................     $ 139.2        $ 131.4        $  96.7
Net income...................................................        12.8            5.7            1.3
Net equity transactions with the Kmart Group:
  Cash management, excluding items shown below...............        (8.9)          (1.1)          31.7
  Corporate, general and administrative expense allocation...         0.1            0.1            0.1
  Participation in centrally managed employee benefit
     programs................................................         4.7            3.1            1.6
                                                                -----------    -----------    -----------
Balance at end of year.......................................     $ 147.9        $ 139.2        $ 131.4
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

     Under the Specialty Retail Stock Proposal, all cash transfers between Groups would be made as short-term loans unless the Board makes a specific determination that a given transfer (or type of transfer) should be made as a long-term loan or, in the case of a transfer from the Kmart Group to a Specialty Retail Group, an equity contribution. These historical financial statements present all cash transfers between the Specialty Retail Groups and the Kmart Group as equity transactions with the Kmart Group. Had the offerings been completed on February 1, 1993, and assuming that all cash transactions, except those relating to acquisitions, between the Specialty Retail Groups and the Kmart Group had been accounted for as short-term loans, on a pro forma basis The Sports Authority Group would have been charged inter-Group interest of $0.5 during 1993. Such pro forma interest expense has been calculated on daily average borrowings outstanding using Kmart Corporation's weighted average short-term borrowing rate. Such pro forma interest expense is not necessarily indicative of the results which would occur had such offerings occurred on such date, or what the interest expense would be prospectively.

                              KMART CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held June 3, 1994

        The signer(s) hereby appoint(s) Joseph E. Antonini, Nancie W. LaDuke and Anthony N. Palizzi, or any one of them, with power of substitution in each, proxies to vote all common stock of the signer(s) in Kmart Corporation (including stock held in the Dividend Reinvestment Plan, if any) at the Annual Meeting of Stockholders to be held at 3100 West Big Beaver Road, Troy, Michigan 48084, on Friday, June 3, 1994 at 9:00 a.m. (local time), and at all adjournments thereof, as specified on the matters indicated on the reverse side hereof and in their discretion on any other business that may properly come before the Meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        Please vote, date and sign on the other side. Signature(s) should be exactly as appears on reverse side. Joint owners should each sign. When signing as Attorney, Executor, Administrator, Personal Representative, Trustee, Officer of a corporation or Guardian, please give full title as such.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS SIGNED AND RETURNED BUT NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF PROPOSALS 2-13, AND AGAINST PROPOSAL 14, AS SET FORTH IN THE PROXY STATEMENT DATED APRIL 28, 1994.

/X/  PLEASE MARK VOTES LIKE THIS.

The Board of Directors recommends a vote FOR Item 1.                 The Board of Directors recommends a vote FOR Proposals 2-13.

                                 Withhold    For All
                           For   From All    Except                   For   Against   Abstain                For  Against   Abstain
1. ELECTION OF DIRECTORS   / /     / /        / /        Proposal 2  / /     / /      / /      Proposal  10   / /   / /      / /

Joseph A. Califano, Jr., Enrique C. Falla, David B.      Proposal 3  / /     / /      / /      Proposal  11   / /   / /      / /
Harper, J. Richard Munro and Joseph R. Thomas
                                                         Proposal 4  / /     / /      / /      Proposal  12   / /   / /      / /
If you do not wish your shares to be voted
"FOR" a particular nominee, mark the "For All            Proposal 5  / /     / /     / /       Proposal  13  / /   / /      / /
Nominees Except" box and strike a line through
the nominee(s) name.  Your shares will be voted          Proposal 6  / /     / /      / /
for the remaining nominee(s).
                                                         Proposal 7  / /     / /      / /      THE BOARD OF DIRECTORS RECOMMENDS
                                                                                                A VOTE AGAINST PROPOSAL 14.
                                                         Proposal 8  / /     / /      / /
[NAME AND ADDRESS OF STOCKHOLDER.]                                                              Proposal  14   / /   / /      / /
                                                         Proposal 9  / /     / /      / /
PLEASE BE SURE TO SIGN AND DATE THIS
PROXY.  DATE:_______________________



Shareholder Sign Here                Co-owners Sign Here

- -------------------------------------------------------------------------------
DETACH AND
RETURN CARD                         KMART CORPORATION - PROPOSALS

        Proposal 1.     To elect each of Joseph A. Califano, Jr., Enrique C.
Falla, David B. Harper, J. Richard Munro and Joseph R. Thomas as directors for a term expiring in 1997.

        Proposal 2.     To act upon the Specialty Retail Stock Proposal to amend
the Company's Restated Articles of Incorporation to, among other things, (a) increase the number of authorized shares of Common Stock from 1.5 billion to 3.0 billion, (b) redesignate 1.5 billion shares of the Company's existing Common Stock as Kmart Group Common Stock; and (c) authorize 1.5 billion shares of Common Stock to be available for designation in series by resolution of the Board of Directors as additional shares of Kmart Group Common Stock and/or any of four new series of Specialty Retail Group Common Stock, each with the designations, relative rights, preferences and limitations set forth in the Proxy Statement dated April 28, 1994.

        Proposal 3.     To act upon a proposal to amend the Company's Restated
Articles of Incorporation relating to Preferred Stock issued in series by resolution of the Board of Directors.

        Proposal 4.     To act upon a proposal to amend the Company's Restated
Articles of Incorporation to conform certain provisions regarding the vote required for removal of directors and related amendments to the voting provisions applicable to the various series of Common Stock pursuant to the Specialty Retail Stock Proposal.

        Proposal 5.     To act upon a proposal to adopt an Employee Stock
Purchase Plan for each Specialty Retail Group.

        Proposal 6.     To act upon a proposal to provide for the issuance of
Specialty Retail Stock under the Directors Stock Plan.

        Proposal 7.     To act upon a proposal to provide for the substitution
of Specialty Retail Stock for certain outstanding awards of Existing Common Stock under the Performance Restricted Stock Plan.

        Proposal 8.     To act upon a proposal to provide for the substitution
of Specialty Retail Stock for existing Common Stock issuable upon exercise of certain outstanding options granted under the 1973 and 1981 Stock Option Plans.

        Proposal 9.     To act upon a proposal to provide for the substitution
of Specialty Retail Stock for existing Common Stock issuable upon exercise of certain outstanding options granted under the 1992 Stock Option Plan, to provide for the issuance of Specialty Retail Stock under the plan and certain other plan amendments.

        Proposal 10.    To act upon a proposal to add certain allocation
provisions to the 1992 Stock Option Plan.

        Proposal 11.    To act upon a proposal to adopt the Management Stock
Purchase Plan.

        Proposal 12.    To act upon a proposal to adopt the Annual Incentive
Bonus Plan.

        Proposal 13.    To ratify the appointment of Price Waterhouse as
independent accountants of the Company for the 1994 fiscal year.

        Proposal 14.    To act upon a stockholder proposal as set forth in the
Proxy Statement dated April 28, 1994, which proposal is opposed by the Board of Directors.

                              KMART CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held June 3, 1994


        The signer(s) hereby instructs First Chicago Trust Company of New York, as Depositary, to appoint Joseph E. Antonini, Nancie W. LaDuke and Anthony N. Palizzi, or any one of them, with power of substitution in each, proxies to vote all Series A Conversion Preferred Stock represented by the Kmart Corporation $3.41 Depositary Shares of the signer(s) in Kmart Corporation at the Annual Meeting of Stockholders to be held at 3100 West Big Beaver Road, Troy, Michigan 48084, on Friday, June 3, 1994 at 9:00 a.m. (local time), and at all adjournments thereof, as specified on the matters indicated on the reverse side hereof and in their discretion on any other business that may properly come before the Meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        (Please vote, date and sign on the other side. Signature(s) should be exactly as appears on reverse side. Joint owners should each sign. When signing as Attorney, Executor, Administrator, Personal Representative, Trustee, Officer of a corporation or Guardian, please give full title as such.)

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS SIGNED AND RETURNED BUT NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF PROPOSALS 2-13 AND AGAINST PROPOSAL 14, AS SET FORTH IN THE PROXY STATEMENT DATED APRIL 28, 1994.

/X/  PLEASE MARK VOTES LIKE THIS.

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
The Board of Directors recommends a vote FOR Item 1.                 The Board of Directors recommends a vote FOR Proposals 2-13.

                                 Withhold    For All
                           For   From All    Except                   For   Against   Abstain                For  Against   Abstain
1. ELECTION OF DIRECTORS   / /     / /        / /        Proposal 2  / /     / /      / /      Proposal  10   / /   / /      / /

Joseph A. Califano, Jr., Enrique C. Falla, David B.      Proposal 3  / /     / /      / /      Proposal  11   / /   / /      / /
Harper, J. Richard Munro and Joseph R. Thomas
                                                         Proposal 4  / /     / /      / /      Proposal  12   / /   / /      / /
If you do not wish your shares to be voted
"FOR" a particular nominee, mark the "For All            Proposal 5  / /     / /     / /       Proposal  13  / /   / /      / /
Nominees Except" box and strike a line through
the nominee(s) name.  Your shares will be voted          Proposal 6  / /     / /      / /
for the remaining nominee(s).
                                                         Proposal 7  / /     / /      / /      THE BOARD OF DIRECTORS RECOMMENDS
                                                                                                A VOTE AGAINST PROPOSAL 14.
                                                         Proposal 8  / /     / /      / /
[NAME AND ADDRESS OF STOCKHOLDER.]                                                              Proposal  14   / /   / /      / /
                                                         Proposal 9  / /     / /      / /
PLEASE BE SURE TO SIGN AND DATE THIS
PROXY.  DATE:_______________________



Shareholder Sign Here                Co-owners Sign Here
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- -------------------------------------------------------------------------------
DETACH AND
RETURN CARD                         KMART CORPORATION - PROPOSALS

        Proposal 1.     To elect each of Joseph A. Califano, Jr., Enrique C.
Falla, David B. Harper, J. Richard Munro and Joseph R. Thomas as directors for a term expiring in 1997.

        Proposal 2.     To act upon the Specialty Retail Stock Proposal to amend
the Company's Restated Articles of Incorporation to, among other things, (a) increase the number of authorized shares of Common Stock from 1.5 billion to 3.0 billion, (b) redesignate 1.5 billion shares of the Company's existing Common Stock as Kmart Group Common Stock; and (c) authorize 1.5 billion shares of Common Stock to be available for designation in series by resolution of the Board of Directors as additional shares of Kmart Group Common Stock and/or any of four new series of Specialty Retail Group Common Stock, each with the designations, relative rights, preferences and limitations set forth in the Proxy Statement dated April 28, 1994.

        Proposal 3.     To act upon a proposal to amend the Company's Restated
Articles of Incorporation relating to Preferred Stock issued in series by resolution of the Board of Directors.

        Proposal 4.     To act upon a proposal to amend the Company's Restated
Articles of Incorporation to conform certain provisions regarding the vote required for removal of directors and related amendments to the voting provisions applicable to the various series of Common Stock pursuant to the Specialty Retail Stock Proposal.

        Proposal 5.     To act upon a proposal to adopt an Employee Stock
Purchase Plan for each Specialty Retail Group.

        Proposal 6.     To act upon a proposal to provide for the issuance of
Specialty Retail Stock under the Directors Stock Plan.

        Proposal 7.     To act upon a proposal to provide for the substitution
of Specialty Retail Stock for certain outstanding awards of Existing Common Stock under the Performance Restricted Stock Plan.

        Proposal 8.     To act upon a proposal to provide for substitution of
Specialty Retail Stock for existing Common Stock issuable upon exercise of certain outstanding options granted under the 1973 and 1981 Stock Option Plans.

        Proposal 9.     To act upon a proposal to provide for the substitution
of Specialty Retail Stock for existing Common Stock issuable upon exercise of certain outstanding options granted under the 1992 Stock Option Plan, to provide for the issuance of Specialty Retail Stock under the plan and certain other plan amendments.

        Proposal 10.    To act upon a proposal to add certain allocation
provisions to the 1992 Stock Option Plan.

        Proposal 11.    To act upon a proposal to adopt the Management Stock
Purchase Plan.

        Proposal 12.    To act upon a proposal to adopt the Annual Incentive
Bonus Plan.

        Proposal 13.    To ratify the appointment of Price Waterhouse as
independent accountants of the Company for the 1994 fiscal year.

        Proposal 14.    To act upon a stockholder proposal as set forth in the
Proxy Statement dated April 28, 1994, which proposal is opposed by the Board of Directors.

                                   APPENDIX

        Appendix of Graphic Materials Pursuant to Regulation S-T Item 304(a)




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Page Number                              Description of Graphic or Image
- -----------                              -------------------------------

2 Diagrams comparing current common stock structure with the proposed specialty retail stock structure

VIII-14                                  Diagram of a typical BSQ II store
                                         floorplan




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